As filed with the Securities and Exchange Commission on November 15, 2012

File No. 333-

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BDH ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)

555 NE 15th Street, Suite 200
Miami, Florida 33132

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

 Wei Li
Yiting Liu
Ye (Sophie) Tao
555 NE 15th Street, Suite 200
Miami, Florida 33132
(305) 981-6888

 (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4159 Facsimile: (212) 504-3013

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after (i) this Registration Statement becomes effective, (ii) all other conditions to the merger of China VantagePoint Acquisition Company, a Cayman Islands corporation (“CVAC”), into the Registrant, with the Registrant surviving and the acquisition of Black Diamond Holdings LLC (“Black Diamond”), a Colorado limited liability company, by the Registrant, and (iii) all other conditions to the share exchange by and among CVAC, the Registrant, Black Diamond, Black Diamond Financial Group, LLC, a Delaware limited liability company and the Class A Members and Preferred Members of Black Diamond, pursuant to the Merger and Share Exchange Agreement attached as Appendix A to the Proxy Statement/Prospectus contained herein have been satisfied or, with respect to the share purchase only, waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be Registered(3)(4)	Proposed Maximum Offering Price Per Security(1)		Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Subunit and one-half Warrant	953,400	$5.93		5,653,662	$771.16
Subunits included as part of the Units, each consisting of one share of Series A Convertible Participating Preferred Stock and one-half warrant	953,400	--		--	--	(2)
Warrants included as part of the Units	476,700	--		--	--	(2)
Common stock underlying the Warrants included as part of the Units(5)	476,700	$5.00		2,383,500	$325.11
Warrants included as part of the Subunits included as part of the Units	476,700	--		--	--	(2)
Common stock underlying the Warrants included as part of the Subunits included as part of the Units	476,700	$5.00			$325.11
Subunits, each consisting of one share of Series A Convertible Participating Preferred Stock and one-half warrant	1,808,966	6.12		11,070,871.92	$1,510.07
Series A Convertible Participating Preferred Stock included as part of the Subunits	1,808,966	--		--	--	(2)
Warrants included as part of the Subunits	904,483	--		--	--	(2)
Common stock underlying the Series A Convertible Participating Preferred Stock included in the Subunits	1,808,966	--			--	(2)
Common stock underlying the Warrants included in the Subunits(5)	904,483	$5.00		4,522,415	$616.86
Warrants to purchase Common Stock	3,747,406	$0.30		1,124,221.80	$153.34
Common Stock underlying the Warrants to purchase Common Stock	3,747,406	$5.00		18,737,030	$2,555.73
Series A Convertible Participating Preferred Stock held in escrow by initial shareholders of China VantagePoint Acquisition Company	790,625	$5.97	(6)	4,720,031.25	$643.81
Common stock underlying the Series A Convertible Participating Preferred Stock held in escrow by initial shareholders of China VantagePoint Acquisition Company	790,625	$--			--	(2)
EarlyBirdCapital, Inc. Unit Purchase Option	1	100		100	$.01
Units Underlying EarlyBirdCapital, Inc.’s Unit Purchase Option (“Underwriter’s Units”)	175,000	6.60		1,155,000.00	$157.54
Common Stock included as part of EarlyBirdCapital, Inc.’s Units	175,000	--		--	--	(2)
Warrants included as part of EarlyBirdCapital, Inc.’s Units	175,000	--		--	--	(2)
Common stock underlying the Warrants included in EarlyBirdCapital, Inc.’s Units	175,000	$5.00		875,000	$119.35
Total Fee					$7,178.10

(1)     Based on the market price of the units, subunits and warrants of China VantagePoint Acquisition Company on November 9, 2012 for the purpose of calculating the registration fee pursuant to rule 457(f)(1).

(2)     No fee pursuant to Rule 457(i).

(3)     Pursuant to Rule 416, there are also being registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)     The securities of the Registrant being registered will be exchanged on a one-for-one basis for securities of China VantagePoint Acquisition Company in connection with the merger of China VantagePoint Acquisition Company into the Registrant pursuant to which the current security holders of China VantagePoint Acquisition Company will become security holders of the Registrant, and the Registrant will become a public company domiciled in the state of Delaware.

(5)     Such common stock is being offered on a continuous basis to the holders of the related warrant following the redomestication described in the proxy statement/prospectus included in this registration statement.

(6)     As China VantagePoint Acquisition Company’s ordinary shares are not publicly traded, such offering price was determined based on (x) $6.12 (the market price of one of China VantagePoint Acquisition Company’s subunits on November 9, 2012) minus (y) $0.15 (the market price of one-half of a China VantagePoint Acquisition Company Warrant, determined by divididng $0.30 (the market price of a whole China VantagePoint Acquisition Company warrant on November 9, 2012) by two).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2012

PROXY STATEMENT FOR SPECIAL MEETING OF WARRANTHOLDERS AND SPECIAL MEETING OF SHAREHOLDERS
OF CHINA VANTAGEPOINT ACQUISITION COMPANY
AND PROSPECTUS FOR COMMON STOCK, SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK, WARRANTS, SUBUNITS AND UNITS
OF BDH ACQUISITION CORP.

Proxy Statement/Prospectus dated             , 201[2]
and first mailed to warrantholders and shareholders on or about             , 201[2]

Dear Warrantholders and Shareholders:

You are cordially invited to attend the special meeting of the warrantholders of China VantagePoint Acquisition Company, or CVAC, a Cayman Islands corporation and a special meeting of CVAC’s shareholders. CVAC is a blank check company formed on September 3, 2010 for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating businesses through contractual arrangements.

Holders of CVAC’s warrants, each of which is exercisable for one CVAC ordinary share, par value $0.001 per share, issued in CVAC’s initial public offering, or the “CVAC warrants,” will be asked to approve an amendment to the warrant agreement that governs all of the CVAC warrants in order to provide that upon the merger, consolidation or reorganization of CVAC, the CVAC warrants will be convertible into warrants to purchase common stock, or other equivalent security, of the surviving entity of such merger, consolidation or reorganization.

Holders of CVAC’s ordinary shares will be asked to approve the merger and share exchange agreement dated as of August 24, 2012, as amended, or the Acquisition Agreement, by and among CVAC, BDH Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CVAC, or BDH Acquisition, Black Diamond Holdings LLC, a Colorado limited liability company, or “Black Diamond,” Black Diamond Financial Group, LLC, a Delaware limited liability company, or “Manager,” and the Class A Members and Preferred Members of Black Diamond listed on Schedule I of the Acquisition Agreement who, as of the date hereof, hold approximately 96% of the outstanding membership units of Black Diamond and the other related proposals. We refer to the members of Black Diamond listed on Schedule I of the Acquisition Agreement as the selling shareholders.

The issuance of shares of BDH Acquisition to the selling shareholders is being consummated on a private placement basis, pursuant to Section 4(2) of the Securities Act of 1933, as amended. The aggregate value of the consideration to be paid by CVAC in the business combination is approximately $411 million (calculated based on 67,383,334 shares of common stock of BDH Acquisition and 1,433,333 shares of Series A Convertible Participating Preferred Stock to be issued to the selling shareholders at a market value of $5.97 per share (determined based on (x) $6.12 (the market price of one CVAC subunit on November 9, 2012) minus (y) $0.15 (the market price of one-half of a CVAC warrant, determined by dividing $0.30 (the market price of a whole CVAC warrant on November 9, 2012) by two). The transactions contemplated under the Acquisition Agreement relating to the business combination with Black Diamond are referred to in this proxy statement/prospectus as the Business Combination. The transactions contemplated under the Acquisition Agreement pursuant to which CVAC will be reorganized into a Delaware company by CVAC merging with BDH Acquisition immediately prior to the consummation of the Business Combination, are referred to in this proxy statement/prospectus as the Redomestication.

As of November 9, 2012, there was approximately $16,535,721 in CVAC’s Trust Account, or approximately $5.99 per outstanding subunit issued in CVAC’s initial public offering, or IPO. If the holders of 58.37% or more of CVAC’s subunits issued in the IPO exercise their redemption rights, CVAC will not complete the Business Combination. On             , 2012, the record date for the special meeting of shareholders, the last sale price of CVAC’s subunits was $            .

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Each shareholder’s vote is very important. Whether or not you plan to attend the CVAC special meeting in person, please submit your proxy card without delay. Warrantholders and Shareholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a warrantholder or a shareholder from voting in person if such warrantholder or shareholder, as applicable, subsequently chooses to attend the CVAC special meeting. The proxy statement/prospectus constitutes a proxy statement of CVAC and a prospectus of BDH Acquisition for the securities of BDH Acquisition that will be issued to the securityholders of CVAC.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “RISK FACTORS” beginning on page 27.

CVAC’s board of directors unanimously recommends that CVAC warrantholders vote “FOR” approval of each of the proposals.

CVAC’s board of directors unanimously recommends that CVAC shareholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Acquisition or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

Yiting Liu
Co-Chair of the Board of Directors of
China VantagePoint Acquisition Company

Ye (Sophie) Tao
Co-Chair of the Board of Directors of
China VantagePoint Acquisition Company

                   , 2012

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HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about CVAC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by CVAC with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact the following:

China VantagePoint Acquisition Company
555 N.E. 15th Street, Suite 200
Miami, Florida 33132
Telephone: (305) 981-6888

If you would like to request documents, please do so no later than [●], 201[2] to receive them before CVAC’s special meetings. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about CVAC and Black Diamond. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither CVAC nor Black Diamond has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/ prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

USE OF CERTAIN TERMS

Unless otherwise stated in this proxy statement/prospectus:

•	references to “Black Diamond” in this proxy statement/prospectus refer to Black Diamond Holdings LLC and its consolidated subsidiaries, including Elkhorn Goldfields LLC, Transnetyx Holdings Corp., Carbon Fuels LLC, Rackwise Funding LLC, RB Newco Inc. d/b/a Barclay’s Wine, Global VR Inc., Quant Strategies LLC and Subterranean Mapping Systems LLC.

•	EGI refers to Elkhorn Goldfields, Inc., a Montana corporation.

•	Elkhorn refers to Elkhorn Goldfields LLC, a Delaware limited liability company.

•	ESRI refers to Eastern Resources, Inc., a Delaware corporation.

•	MFPI refers to MFPI Partners, LLC, a Delaware limited liability company, which is a partnership between Patrick Imeson and Michael Feinberg to invest in the Calim Funds, Elkhorn and various other private equity projects.

•	MTMI refers to Montana Tunnels Mining Inc., a Delaware corporation.

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CHINA VANTAGEPOINT ACQUISITION COMPANY
555 N.E. 15th Street, Suite 200
Miami, FL 33132
Telephone: (305) 981-6888

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS OF
CHINA VANTAGEPOINT ACQUISITION COMPANY
To Be Held on         , 201[2]

To China VantagePoint Acquisition Company (“CVAC”) Warrantholders:

A special meeting of CVAC warrantholders owning warrants of CVAC, or the “CVAC warrants,”, each of which is exercisable for one CVAC ordinary share, par value $0.001 per share, issued in CVAC’s initial public offering will be held at        , on       , 201[2], at      a.m., for the following purposes:

1.      To approve an amendment (the “Warrant Amendment”) to the warrant agreement (the “Warrant Agreement”) that governs all of the CVAC warrants in order to provide that upon the merger, consolidation or reorganization of CVAC, the CVAC warrants will be convertible into warrants to purchase common stock of the surviving entity of such merger, consolidation or reorganization. This proposal is referred to as the Warrant Amendment Proposal.

2.      To approve the adjournment of the special meeting in the event CVAC does not receive the requisite warrantholder vote to approve the Warrant Amendment. This proposal is referred to as the Warrant Amendment Adjournment Proposal.

As of [●], 201[2], there were [●] CVAC warrants issued and outstanding and entitled to vote. Only CVAC warrantholders who hold warrants of record as of the close of business on       , 201[2] are entitled to vote at the special meeting or any adjournment of the special meeting. This proxy statement is first being mailed to warrantholders on or about        , 201[2]. Approval of the Warrant Amendment will require the affirmative vote of the holders of a majority of the CVAC warrants entitled to vote at the special meeting. Abstaining from voting will have the same effect as voting against the Warrant Amendment and failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as voting against the Warrant Amendment Proposal.

Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be the same as voting against the Warrant Proposal. You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to CVAC at China VantagePoint Acquisition Company, 555 N.E. 15th Street, Suite 200, Miami, Florida 33132, that is received by CVAC before it takes the vote at the special meeting. If you hold your CVAC warrants through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

CVAC’s board of directors unanimously recommends that CVAC warrantholders vote “FOR” approval of each of the proposals.

By order of the Board of Directors,

Yiting Liu
Co-Chair of the Board of Directors of
China VantagePoint Acquisition Company

Ye (Sophie) Tao
Co-Chair of the Board of Directors of
China VantagePoint Acquisition Company

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CHINA VANTAGEPOINT ACQUISITION COMPANY
555 N.E. 15th Street, Suite 200
Miami, FL 33132
Telephone: (305) 981-6888

NOTICE OF SPECIAL MEETING OF
CHINA VANTAGEPOINT ACQUISITION COMPANY SHAREHOLDERS
To Be Held on         , 201[2]

To China VantagePoint Acquisition Company (“CVAC”) Shareholders:

A special meeting of shareholders of CVAC, will be held at             , on       , 201[2], at      a.m., for the following purposes:

1.         To approve the merger of CVAC with and into BDH Acquisition, its wholly-owned Delaware subsidiary, with BDH Acquisition surviving the merger. The merger will change CVAC’s place of incorporation from the Cayman Islands to Delaware. We refer to the merger as the Redomestication. This proposal is referred to as the Redomestication Proposal and consists of the merger of CVAC into BDH Acquisition. Holders of CVAC’s ordinary shares as of the record date are entitled to vote on the Redomestication Proposal.

2.         To approve the authorization for BDH Acquisition’s board of directors to complete the share exchange provided for in the Acquisition Agreement, or the “Business Combination.” This proposal is referred to as the Business Combination Proposal. Holders of CVAC’s ordinary shares as of the record date are entitled to vote on the Business Combination Proposal.

3.        To approve the adjournment of the special meeting in the event CVAC does not receive the requisite shareholder vote to approve either the Redomestication or the Business Combination. This proposal is called the Business Combination Adjournment Proposal.

As of [●], 201[2], there were [●] CVAC ordinary shares issued and outstanding and entitled to vote. Only CVAC ordinary shareholders who hold shares of record as of the close of business on       , 2012 are entitled to vote at the special meeting or any adjournment of the special meeting. This proxy statement is first being mailed to shareholders on or about [●], 201[2]. Approval of Redomestication and the Business Combination will each require the affirmative vote of the holders of a majority of the shares issued in CVAC’s initial public offering, or the “IPO,” present and entitled to vote at the special meeting; provided, however, that if 58.37% or more of the subunits purchased in the IPO demand redemption of their subunits, then the Business Combination will not be completed. Abstaining from voting will have the same effect as voting against the Redomestication and the Business Combination and failing to instruct your bank, brokerage firm or nominee to vote your shares will have no effect on the outcome of either of the Redomestication Proposal or the Business Combination Proposal but will be counted for purposes of determining if a quorum is present.

CVAC currently has authorized share capital of 55,000,000 shares consisting of 50,000,000 ordinary shares with a par value of $0.001 per share and 5,000,000 preferred shares with a par value of $0.001 per share. After consummation of the Business Combination, BDH Acquisition will have an authorized share capital of 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.

Holders of CVAC’s ordinary shares will not be entitled to appraisal rights under Cayman Islands law in connection with either the Redomestication or the Business Combination.

Whether or not you plan to attend the special meeting in person, please submit your proxy card without delay. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke a proxy at any time before it is voted at the special meeting by executing and returning a proxy card dated later than the previous one, by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation to CVAC at China VantagePoint Acquisition Company, 555 N.E. 15th Street, Suite 200, Miami, Florida 33132, that is received by us before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

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CVAC’s board of directors unanimously recommends that CVAC shareholders vote “FOR” approval of each of the proposals.

By order of the Board of Directors,

Yiting Liu
Co-Chair of the Board of Directors of
China VantagePoint Acquisition Company

Ye (Sophie) Tao
Co-Chair of the Board of Directors of
China VantagePoint Acquisition Company

_______________, 2012

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ANNEX A – ACQUISITION AGREEMENT

ANNEX B – AMENDED AND RESTATED WARRANT AGREEMENT

ANNEX C – VOTING AGREEMENT

ANNEX D – REGISTRATION RIGHTS AGREEMENT

ANNEX E – ASSESSMENT OF GOLDEN DREAM AND MONTANA TUNNELS MINE PROJECT DATED SEPTEMBER 20, 2012, ISSUED BY MICHAEL KACHANOVSKY

ANNEX F—FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BDH ACQUISITION

ANNEX G—FORM OF AMENDED AND RESTATED BYLAWS OF BDH ACQUISITION

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QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR CVAC WARRANTHOLDERS AND CVAC SHAREHOLDERS

Q:         What is the purpose of this document?

A:          China VantagePoint Acquisition Company, a corporation organized under the laws of the Cayman Islands, or CVAC, and Black Diamond Holdings LLC, a Colorado limited liability company, or Black Diamond, have agreed to a business combination under the terms of a Merger and Share Exchange Agreement, dated as of August 24, 2012, as amended, which we refer to as the Acquisition Agreement, by and among CVAC, BDH Acquisition Corp., a Delaware corporation, or BDH Acquisition, Black Diamond, the Class A Members of Black Diamond listed on Schedule I to the Purchase Agreement, the Preferred Members of Black Diamond listed on Schedule I to the Purchase Agreement and Black Diamond Financial Group, LLC, or the Manager. The consummation of the transactions contemplated by the Acquisition Agreement pursuant to which CVAC will be merged with and into BDH Acquisition are referred to as the Redomestication and the proposal to approve the Redomestication is referred to as the Redomestication Proposal. The consummation of the transactions contemplated by the Acquisition Agreement relating to the business combination with Black Diamond are referred to as the Business Combination and the proposal to approve the Business Combination is referred to as the Business Combination Proposal. The Acquisition Agreement is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read this proxy statement/prospectus, including “Risk Factors” and all the annexes hereto.

CVAC shareholders are being asked to consider and vote upon a proposal to adopt the Acquisition Agreement, pursuant to which, through a series of transactions, CVAC will be merged with and into BDH Acquisition, its wholly-owned Delaware subsidiary, with BDH Acquisition surviving the merger and Black Diamond will become a majority-owned subsidiary of BDH Acquisition.

The subunits that were issued in CVAC’s initial public offering, or the CVAC Subunits, each consist of one ordinary share of CVAC, par value $0.001 per share, or a CVAC ordinary share, and one-half of a warrant to purchase to a CVAC ordinary share, or a CVAC warrant. If the Business Combination is consummated, holders of the CVAC Subunits may redeem the CVAC Subunits held by them for cash. CVAC shareholders voting against the Business Combination Proposal will be entitled to redeem their CVAC Subunits for a pro rata share of the trust account up to a maximum of $5.96 per subunit. CVAC shareholders voting for the Business Combination Proposal will be entitled to redeem their CVAC Subunits for a full pro rata share of the trust account (currently anticipated to be no less than approximately $5.99 per subunit,) net of (i) taxes payable, and (ii) interest income earned on the trust account previously released to CVAC to fund its working capital and general corporate requirements in connection with the Business Combination. Any CVAC shareholder redeeming its subunits will forfeit the one-half warrant included in such subunit, without the payment of any additional consideration. Accordingly, redeeming shareholders voting against the proposed business combination will receive less consideration for their redeemed subunits than redeeming shareholders who vote in favor of the business combination.

The units that were issued in CVAC’s initial public offering, or the CVAC Units, each consist of one CVAC Subunit and one-half of a CVAC warrant. CVAC warrantholders owning CVAC warrants, who are referred to as the CVAC warrantholders, are being asked to consider and vote upon a proposal to approve an amendment, which is referred to herein as the Warrant Amendment, to the warrant agreement, which is referred to herein as the Warrant Agreement, that governs the CVAC warrants in order to provide that upon the merger, consolidation or reorganization of CVAC, the CVAC warrants will be convertible into warrants to purchase common stock of the surviving entity of such merger, consolidation or reorganization. This proposal to amend the Warrant Agreement is referred to herein as the Warrant Amendment Proposal. The form of the Warrant Amendment is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference.

The CVAC Units, CVAC Subunits and CVAC warrants are currently listed on the OTC Bulletin Board.

The approval of the Warrant Amendment Proposal by the CVAC warrantholders and the Redomestication Proposal and the Business Combination Proposal by CVAC shareholders are cross-conditioned on the approval of the others. Unless all three of these proposal are approved, none of them will take effect.

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This proxy statement/prospectus contains important information about the proposed Redomestication and Business Combination and the other matters to be acted upon at the special meeting of CVAC warrantholders and at the special meeting of CVAC shareholders. You should read it carefully.

Q:	What is being voted on?

A:	Below are the proposals on which CVAC warrantholders are being asked to vote:

•	To approve the Warrant Amendment to the Warrant Agreement that governs all of the CVAC warrants in order to provide that upon the merger, consolidation or reorganization of CVAC, the CVAC warrants will be convertible into warrants to purchase common stock of the surviving entity of such merger, consolidation or reorganization. This proposal is referred to as the Warrant Amendment Proposal. For details, see “The Warrant Amendment Proposal” elsewhere in this proxy statement/prospectus.

•	To approve the adjournment of the special meeting of CVAC warrantholders in the event that CVAC does not receive the requisite warrantholder vote to approve the Warrant Amendment. This proposal is referred to as the Warrant Amendment Adjournment Proposal. The Warrant Amendment Proposal is cross conditioned on the approval of the Redomestication Proposal and the Business Combination Proposal. For details, see “The Warrant Amendment Adjournment Proposal” elsewhere in this proxy statement/prospectus.

Below are the proposals on which CVAC shareholders are being asked to vote:

•	To approve the merger of CVAC with and into BDH Acquisition, its wholly-owned Delaware subsidiary, with BDH Acquisition surviving the merger. The merger will change CVAC’s place of incorporation from the Cayman Islands to Delaware. We refer to the merger as the Redomestication. This proposal is referred to as the Redomestication Proposal and consists of the merger of CVAC into BDH Acquisition Corp. The Redomestication Proposal is cross-conditioned on the approval of the Warrant Amendment Proposal and the Business Combination Proposal. For details, see “The Redomestication Proposal” elsewhere in this proxy statement/prospectus.

•	To approve the authorization for BDH Acquisition’s board of directors to complete the share exchange provided for in the Acquisition Agreement, or the “Business Combination.” This proposal is referred to as the Business Combination Proposal. The Business Combination Proposal is cross-conditioned on the approval of each of the Warrant Amendment Proposal and the Business Combination Proposal. For details, see “The Business Combination Proposal” elsewhere in this proxy statement/prospectus.

•	To approve the adjournment of the special meeting in the event CVAC does not receive the requisite shareholder vote to approve either of the Redomestication or the Business Combination. This proposal is called the Business Combination Adjournment Proposal. For details, see “The Business Combination Adjournment Proposal.”

Q:	Are the proposals conditioned on one another?

A:           Yes. Each of the Warrant Amendment Proposal, the Redomestication Proposal and the Business Combination Proposal, as described below, are cross-conditioned upon the approval of each other. Therefore, all three must be approved by the CVAC warrantholders and CVAC shareholders, as applicable, in order for any of these proposals to take effect. If any of the three proposals is not approved, the Business Combination will not be consummated and CVAC will liquidate and dissolve.

Q:	Do any of CVAC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:           CVAC’s directors and officers may have interests in the Business Combination that are different from your interests as a shareholder. You should keep in mind the following interests of CVAC’s directors and officers:

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In September, 2010, each of Wei Li, CVAC’s chief executive officer, Yiting Liu, CVAC’s Co-Chair of its Board of Directors and Ye (Sophie) Tao, CVAC’s co-chair of its Board of Directors, purchased an aggregate of 718,750 CVAC ordinary shares, for a purchase price of approximately $0.03 per share, or an aggregate purchase price of $25,000. Mr. Li, Ms. Liu and Ms. Tao are collectively referred to as our Initial Shareholders. These shares were placed in escrow upon the closing of the IPO. On February 10, 2011, CVAC effected a 1.10-for-1 stock split in the form of a share dividend. As a result, CVAC’s directors and officers hold an aggregate of 790,625 CVAC ordinary shares. In addition, simultaneously with the consummation of the IPO, CVAC consummated the sale of 1,500,000 CVAC warrants to the Initial Shareholders at a price of $0.35 per CVAC warrant. In light of the amount of consideration paid, CVAC’s directors and officers will likely benefit from the completion of the Business Combination even if the Business Combination causes the market price of CVAC’s securities to significantly decrease. The likely benefit to CVAC’s directors and officers may influence their motivation for promoting the Business Combination and/or soliciting proxies for the approval of the Business Combination Proposal.

IF CVAC does not consummate the Business Combination by February 25, 2013, CVAC will be required to dissolve and liquidate and the shares held by its directors and officers will not be released from escrow and will be worthless because such holders have agreed to waive their rights to any liquidation distributions. In addition, the CVAC warrants purchased by the Initial Shareholders will also expire worthless.

Approval of each of the Redomestication Proposal and the Business Combination Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding CVAC ordinary shares entitled to vote thereon as of the record date, present in person or by represented by proxy, at the special meeting of CVAC shareholders. As of the record date of the special meeting of CVAC shareholders, 790,625 shares held by the Initial Shareholders, or approximately 22.3% of the outstanding CVAC ordinary shares, would be voted in favor of each of the Redomestication Proposal and the Business Combination Proposal. If CVAC or the Initial Shareholders purchase CVAC ordinary shares from existing CVAC shareholders that are likely to vote against either of the Redomestication Proposal or the Business Combination Proposal, the probability that either of the Redomestication Proposal or the Business Combination Proposal will be approved would increase.

If CVAC liquidates prior to the consummation of a business combination, its directors and officers have contractually agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced below $5.96 per share by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. Therefore, our directors and officers have a financial interest in consummating the Business Combination, thereby resulting in a conflict of interest.

In addition, the exercise of CVAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in CVAC shareholders’ best interests.

Q:	When and where is the special meeting of CVAC shareholders and warrantholders?

A:           The special meeting of CVAC warrantholders and the special meeting of CVAC shareholders will take place at [●] on [●], 201[2], at [●] a.m. and [●] a.m., respectively.

Q:	Who may vote at the special meeting of the CVAC warrantholders?

A:           Only holders of record of CVAC warrants as of the close of business on [●], 201[2] may vote at the special meeting of warrantholders. As of [●], 201[2], there were [●] CVAC warrants outstanding and entitled to vote. Please see “Special Meeting of CVAC warrantholders — Record Date; Who is Entitled to Vote” for further information.

Q:	Who may vote at the special meeting of shareholders?

A:           Only holders of record of CVAC ordinary shares as of the close of business on [●], 201[2] may vote at the special meeting of shareholders. As of [●], 201[2], there were [●] CVAC ordinary shares outstanding and entitled to vote. Please see “Special Meeting of CVAC Shareholders — Record Date; Who is Entitled to Vote” for further information.

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Q:	What is the quorum requirement for the special meeting of shareholders?

A:           Shareholders representing a majority of the CVAC ordinary shares issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy in order to hold the special meeting and conduct business. This is called a quorum. CVAC ordinary shares will be counted for purposes of determining if there is a quorum if the shareholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card. In the absence of a quorum, shareholders representing a majority of the votes present in person or represented by proxy at such meeting, may adjourn the meeting until a quorum is present.

Q:	What vote is required to approve the Proposals?

A:           Approval of the Warrant Amendment will require the affirmative vote of the holders of a majority of the CVAC warrants.

Approval of the Business Combination will require the affirmative vote of the holders of a majority of the CVAC ordinary shares issued in the IPO present and entitled to vote at the special meeting; provided, however, that if 58.37% or more of the holders of CVAC Subunits sold in the IPO exercise their redemption rights then the Business Combination will not be completed. Abstentions and broker non-votes will have the same effect as a vote against the approval of the Business Combination Proposal. Approval of the Redomestication Proposal will require the affirmative vote of the holders of a majority of the CVAC ordinary shares outstanding. The Business Combination Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares present in person and by proxy at the meeting. Abstaining from voting and failing to instruct your bank, brokerage firm or nominee to vote your shares will have the same effect as voting against the Redomestication Proposal, and no effect on the Business Combination Adjournment Proposal.

Q:	How will the Initial Shareholders vote?

A:           CVAC’s initial shareholders, who as of [●], 201[2] owned 790,625 CVAC ordinary shares, or approximately 22.3% of the outstanding CVAC ordinary shares, have agreed to vote their respective ordinary shares acquired by them prior to the initial public offering in favor of the Business Combination Proposal and related proposals. CVAC’s initial shareholders have also agreed that they will vote any shares they purchase in the open market in or after the IPO in favor of each of the Business Combination Proposal, the Redomestication Proposal and the Business Combination Adjournment Proposal.

In addition, CVAC’s initial shareholders, who as of [●], 201[2] owned 1,500,000 CVAC warrants, or approximately 26.8% of the outstanding CVAC warrants, have indicated that they will vote in favor of the Warrant Amendment Proposal and the Warrant Amendment Adjournment Proposal.

Q:	Am I required to vote against the Business Combination Proposal or the Warrant Amendment Proposal, as applicable, in order to have my subunits redeemed?

A:            No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that CVAC redeem your CVAC Subunits for cash equal to your pro rata share of the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of (i) taxes payable and (i) income on the trust account, previously released to CVAC to fund its working capital requirements). These rights to demand redemption of CVAC Subunits for cash are sometimes referred to herein as redemption rights. A CVAC warrantholder exercising its redemption rights will, however, forfeit the one-half of a CVAC warrant included in such subunit, without the payment of any additional consideration. If the Business Combination is not completed, or the Warrant Amendment Proposal is not approved, as the case may be, then holders of CVAC Subunits electing to exercise their redemption rights will not be entitled to receive such payments. In addition, CVAC’s Amended and Restated Memorandum and Articles of Association, or the CVAC charter, provides that a CVAC shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act), will be restricted from seeking redemption rights in connection with the Business Combination with respect to more than an aggregate of 10% of the CVAC Subunits sold in the IPO.

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Q:	How do I exercise my redemption rights?

A:           You may demand that CVAC redeem the subunits held by you for cash by marking the appropriate space on the applicable enclosed proxy card and providing physical or electronic delivery of your subunit certificates, as appropriate, prior to the special meetings of CVAC shareholders.

Any request for redemption, once made, may be withdrawn at any time up to the date of the special meeting of CVAC shareholders. The actual per share redemption price will be equal to the aggregate amount then on deposit in the trust account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the trust account, net of (i) taxes payable and (ii) interest income on the trust account, previously released to CVAC to fund its working capital requirements) divided by the number of subunits sold in the IPO; provided, however that if you vote against the Business Combination Proposal, the maximum amount you may receive upon redeeming your CVAC subunit will be $5.96 per subunit. For illustrative purposes, based on funds in the trust account of approximately $16.5 million on November 9, 2012, the estimated per subunit redemption price for holders of CVAC Subunits voting in favor of the Business Combination Proposal would have been approximately $5.99. Please see the section entitled “Special Meetings of CVAC warrantholders and CVAC Shareholders—Redemption Rights” for the procedures to be followed if you wish to redeem your CVAC Subunits for cash.

Q:	How can I vote?

A:           If you were a holder of record CVAC ordinary shares on [●], 201[2], the record date for the special meetings of CVAC shareholders, or a holder of record of CVAC warrants on [●], 201[2], the record date for the special meeting of CVAC warrantholders, you may vote with respect to the applicable proposals in person at the special meetings of CVAC shareholders or the special meeting of CVAC warrantholders, as the case may be, or by submitting a proxy by mail so that it is received prior to 9:00 a.m. on [●], 201[2], in the case of CVAC warrantholders, and prior to [●] a.m. on [●], 201[2], in the case of CVAC shareholders, in accordance with the instructions provided to you under “Special Meetings of CVAC warrantholders and CVAC Shareholders.” If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares or warrants you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares or warrants with instructions on how to vote your shares or warrants or, if you wish to attend the special meeting of CVAC shareholders or the special meeting of CVAC warrantholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:	If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:           No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CVAC believes the Warrant Amendment Proposal, the Warrant Amendment Adjournment Proposal, the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal are non-discretionary and, therefore, your broker, bank or nominee cannot vote your shares or warrants without your instruction. Broker non-votes will not be considered present for the purposes of establishing a quorum and will have no effect on the Warrantholder Adjournment Proposal, the Redomestication Proposal, the Business Combination Proposal or the Business Combination Adjournment Proposal. A broker non-vote will have the effect of a vote “AGAINST” the Warrant Amendment Proposal. If you do not provide instructions with your proxy, your bank, broker or other nominee may submit a proxy card expressly indicating that it is NOT voting your shares or warrants; this indication that a bank, broker or nominee is not voting your shares or warrants is referred to as a “broker non-vote.” Your bank, broker or other nominee can vote your shares or warrants only if you provide instructions on how to vote. You should instruct your broker to vote your CVAC shares or warrants in accordance with directions you provide

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Q:	What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:            CVAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for the purposes of determining whether a quorum is present at the special meeting of CVAC shareholders. For purposes of approval, an abstention on the Business Combination Proposal or the Business Combination Adjournment Proposal will have the same effect as a vote “AGAINST” the proposal. Additionally, failure to elect to exercise your redemption rights will preclude you from having your subunits redeemed for cash. In order to exercise your redemption rights, you must make an election on the applicable proxy card to redeem such CVAC Subunits or submit a request in writing to CVAC’s transfer agent at the address listed on page 109, and deliver your shares to CVAC’s transfer agent physically or electronically through DTC prior to the special meeting of CVAC shareholders.

An abstention from the Warrant Amendment Proposal and the Warrant Amendment Adjournment Proposal presented to CVAC warrantholders will have the same effect as a vote “AGAINST” this proposal.

Q:	Can I change my vote after I have mailed my proxy card?

A:           Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the special meeting in person and casting your vote by ballot or by submitting a written revocation stating that you would like to revoke your proxy that we receive prior to the special meeting. If you hold your shares through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. You should send any notice of revocation or your completed new proxy card, as the case may be, to:

China VantagePoint Acquisition Company
555 NE 15th Street, Suite 200
Miami, FL 33132
Telephone: (305) 981-6888

Q:	Should I send in my stock certificates now?

A:            Yes. CVAC shareholders who intend to have their subunits redeemed, by electing to have those subunits redeemed for cash on the proxy card, should send their certificates by the day prior to the special meeting. Please see “Special Meeting of CVAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to redeem your subunits for cash.

Q:	When is the Business Combination expected to occur?

A:           Assuming the requisite warrantholder and shareholder approvals are received, CVAC expects that the Business Combination will occur no later than February 25, 2013.

Q:	May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:           No. Appraisal rights are not available to holders of CVAC ordinary shares in connection with the proposed Redomestication or the Business Combination. For additional information, see the sections entitled “Special Meeting of CVAC warrantholders—Appraisal Rights” and “Special Meeting of CVAC Shareholders—Appraisal Rights.”

Q:	What happens if the Business Combination is not consummated?

A:           If CVAC does not consummate the Business Combination by February 25, 2013 then pursuant to Article 163 of its amended and restated memorandum and articles of association, CVAC’s officers must take all actions necessary in accordance with the Cayman Islands Companies Law to dissolve and liquidate CVAC as soon as reasonably practicable. Following dissolution, CVAC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of (i) taxes payable and (ii) interest income earned on the trust account previously released to CVAC to fund its working capital and general corporate requirements), together with any remaining out-of-trust net assets will be distributed pro-rata to holders of CVAC Subunits who acquired such CVAC Subunits in CVAC’s IPO or in the aftermarket. If the Business Combination is not effected by February 25, 2013, the CVAC warrants will expire worthless. The estimated consideration that each CVAC Subunit would be paid at liquidation would be $5.96 per CVAC Subunit, based on amounts on deposit in the Trust Account as of November 9, 2012. The closing price of CVAC’s Subunit on the OTC Bulletin Board as of November 9, 2012 was $6.12 per CVAC Subunit. CVAC’s Initial Shareholders waived the right to any liquidation distribution with respect to any CVAC Subunits held by them.

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Q:	What happens to the funds deposited in the Trust Account following the Business Combination?

A:           Following the closing of the Business Combination, funds in the Trust Account will be released to CVAC. Holders of CVAC subunits exercising redemption rights will receive their per subunit redemption price. The balance of the funds will be utilized to fund the Business Combination. As of November 9, 2012, there was approximately $16.5 million in the Trust Account, or approximately $5.96 per outstanding subunit issued in the IPO. The amount in the Trust Account that will be used to fund the Business Combination and the expenses related to the transaction is expected to be approximately $415,000 (such expenses are estimated to include the following amounts: (i) legal fees and CVAC closing and accounting fees of $400,000; (ii) consulting and other professional fees of $5,000; and (iii) insurance and other costs of $10,000) and the maximum amount that will be used if holders of up to 58.37% of the CVAC subunits issued in the IPO exercise their redemption rights will be approximately $11,056,312. Any funds remaining in the Trust Account after such uses will be used for future working capital and other corporate purposes of the combined entity.

Q:	In accordance with which accounting standard will BDH Acquisition prepare its financial statements after the Redomestication and Business Combination?

A:           BDH Acquisition intends to continue providing its investors with financial statements prepared in accordance with US Generally Accepted Accounting Principles, or GAAP, and the relevant securities laws.

Q:	What will I receive in the Redomestication?

A:           In connection with the Redomestication, CVAC’s issued and outstanding capital stock will be converted as follows:

•	Each CVAC ordinary share will be converted automatically into one share of Series A Convertible Participating Preferred Stock of BDH Acquisition, or the BDH Series A Preferred Stock, which will entitle the holder thereof to, among other things, a dividend and liquidation preference.

•	Each CVAC warrant will be converted into one substantially equivalent warrant, or a BDH Warrant, to purchase one share of common stock of BDH Acquisition, or the BDH Common Stock,

•	Each CVAC subunit will be converted automatically into one subunit consisting of one share of BDH Series A Preferred Stock and one-half of a warrant to purchase BDH Common Stock, or a BDH Subunit,

•	Each CVAC unit will be converted automatically into one BDH Acquisition unit, consisting of one BDH Subunit and one-half of a warrant to purchase BDH Common Stock, or a BDH Unit,

•	Each unit purchase option of CVAC will be converted into one substantially equivalent unit purchase option to purchase one BDH Unit.

DELIVERY OF DOCUMENTS TO CVAC WARRANTHOLDERS AND CVAC SHAREHOLDERS

Pursuant to the rules of the SEC, CVAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus, unless CVAC has received contrary instructions from one or more of such shareholders. Upon written or oral request, CVAC will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that CVAC deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify CVAC of their requests by calling CVAC at (305) 981-6888 or writing CVAC at its principal executive offices at 555 NE 15th Street, Suite 200, Miami, FL 33132.

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, including the Acquisition Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Redomestication and Business Combination and your rights in the Redomestication and Business Combination. Unless the context otherwise requires, references to “CVAC,” “we,” “us” or “our” in this proxy statement/prospectus refers to China VantagePoint Acquisition Company, before the consummation of the Redomestication and Business Combination and to BDH Acquisition, including its consolidated subsidiaries, after the consummation of the Redomestication and Business Combination.

The Parties

CVAC

China VantagePoint Acquisition Company
555 NE 15th Street, Suite 200
Miami, Florida 33132
Telephone: (305) 981-6888

China VantagePoint Acquisition Corp., or CVAC, is a blank check company organized under the laws of Cayman Islands on September 3, 2010 as an exempted company with limited liability. CVAC was formed with the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating businesses through contractual arrangements.

CVAC completed its initial public offering on February 17, 2011 of 2,750,000 units at $6.00 per unit. Each unit included one subunit (“Subunit”) and one-half of a warrant. Each Subunit consisted of one ordinary share and one-half of a warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase from us one ordinary share at an exercise price of $5.00. The underwriters for CVAC’s public offering subsequently exercised the over-allotment option with respect to the offering, for a total of additional 412,500 units. Concurrent with the initial public offering, 2,642,856 warrants were sold at $0.35 per warrant in a private placement. The offerings yielded total net proceeds to CVAC of approximately $18,944,851. Of the net proceeds, $18,835,874 was placed in a trust account. As of June 30, 2012, approximately $16,542,970 was held in deposit in CVAC’s trust account.

CVAC’s units, subunits and warrants are each quoted on the OTC Bulletin Board, under the symbols “CHVPF,” “CHVQF” and “CHPVF,” respectively. Each of CVAC’s units consist of one subunit and one-half of a warrant to purchase an additional ordinary share of CVAC. Each of CVAC’s subunits consists of one ordinary share and one-half of a warrant to purchase an additional ordinary share of CVAC. CVAC’s units commenced trading on February 22, 2011. CVAC’s subunits and warrants commenced trading on March 15, 2011.

Black Diamond Holdings LLC

Black Diamond Holdings LLC
c/o Black Diamond Financial Group, LLC
1610 Wynkoop Street, Ste. 400
Denver, Colorado 80202
Telephone:

Black Diamond Holdings LLC, a Colorado limited liability company, or Black Diamond, was formed on April 15, 2011 to consolidate the investments and assets of four limited partnerships formed by Calim Private Equity between 2001 and 2007 and Black Diamond Fund I LLC formed in 2007 by Black Diamond Financial Group LLC.

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The funds were formed to make controlling seed, venture and opportunistic investments in private companies that are developing and bringing new processes and technologies to existing and established business markets. Once it is able to do so, Black Diamond plans to continue to acquire interests in developing companies with significant growth potential, including pre-revenue opportunities.

Black Diamond’s focus with the companies it acquires an interest in is to assist with their development and growth, market penetration strategies, and growth opportunities. Black Diamond intends to remain a shareholder in each of its subsidiaries for an indefinite period of time, with the ultimate goal of realizing cash flow from its subsidiaries. Periodically, Black Diamond assesses each subsidiary for the potential of future growth, capital appreciation and its ability to produce cash flow along with the risks and other opportunities for Black Diamond to invest capital. Upon making such assessments, Black Diamond will determine whether it should continue to hold or liquidate its interests in a particular company. Due to its large positions, the liquidation of an investment may take years to fully complete.

The Redomestication, Business Combination and Acquisition Agreement

Redomestication to Delaware

CVAC, the current Cayman Islands corporation, will effect a merger in which it will merge with and into BDH Acquisition Corp., its wholly-owned Delaware subsidiary, with BDH Acquisition Corp. surviving the merger (the Redomestication). BDH Acquisition is a newly formed shell company formed for the purposes of effectuating the Business Combination. Its Chief Executive Officer is Wei Li, CVAC’s Chief Executive Officer and Director, and its Secretary is Yiting Liu, CVAC’s Co-Chair of the Board of Directors.

At the time of the Redomestication:

•	Each CVAC ordinary share will be converted automatically into one share of Series A Convertible Participating Preferred Stock of BDH Acquisition, or the BDH Series A Preferred Stock, which will entitle the holder thereof to, among other things, a dividend and liquidation preference.

•	Each CVAC warrant will be converted into one substantially equivalent warrant, or a BDH Warrant, to purchase one share of common stock of BDH Acquisition, or the BDH Common Stock,

•	Each CVAC subunit will be converted automatically into one subunit consisting of one share of BDH Series A Preferred Stock and one-half of a warrant to purchase BDH Common Stock, or a BDH Subunit,

•	Each CVAC unit will be converted automatically into one BDH Acquisition unit, consisting of one BDH Subunit and one-half of a warrant to purchase BDH Common Stock, or a BDH Unit,

•	Each unit purchase option of CVAC will be converted into one substantially equivalent unit purchase option to purchase one BDH Unit.

CVAC will cease to exist and BDH Acquisition will be the surviving corporation. In connection therewith, BDH Acquisition will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of CVAC, including any and all agreements, covenants, duties and obligations of CVAC set forth in the Acquisition Agreement. For further information regarding the Acquisition Agreement, see “The Acquisition Agreement” elsewhere in this proxy statement/prospectus.

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Business Combination with Black Diamond; Business Combination Consideration

Immediately following the Redomestication, BDH Acquisition will acquire all of the issued and outstanding Class A membership units of Black Diamond and 45.6% of the Preferred membership units held by the selling shareholders in exchange for 67,383,334 shares of BDH Common Stock and 1,433,333 shares of BDH Series A Preferred Stock. The issuance of shares of BDH Acquisition to the post-Business Combination shareholders is being consummated on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended.

After the Business Combination assuming no redemptions of subunits for cash, CVAC’s current public shareholders will own approximately 3.8% of BDH Acquisition, CVAC’s current directors, officers and affiliates will own approximately 1.1% of BDH Acquisition, and Black Diamond will own approximately 95.1% of BDH Acquisition. Assuming redemption by holders of 33.33% of CVAC’s outstanding subunits, CVAC public shareholders will own approximately 2.2% of BDH Acquisition, CVAC’s current directors, officers and affiliates will own approximately 1.1% of BDH Acquisition, and Black Diamond will own approximately 95.1% of BDH Acquisition.

Each of the Redomestication Proposal, the Business Combination Proposal and the Warrant Amendment Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by shareholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CVAC will liquidate and dissolve. Upon consummation of the Business Combination, BDH Acquisition will own approximately 96% of the issued and outstanding membership interests of Black Diamond.

The consummation of the Business Combination is conditioned upon the majority of the ordinary shares voted by CVAC’s public shareholders present and entitled to vote at the special meeting voting in favor of the Business Combination and holders of less than 58.37% of CVAC’s subunits issued in the IPO exercise their redemption rights, consistent with the disclosure set forth in CVAC’s S-1.

Warrant Amendment Proposal

In connection with the proposed Business Combination, CVAC is proposing the Warrant Amendment in order to provide that upon the merger, consolidation or reorganization of CVAC, the CVAC warrants will be convertible into warrants to purchase common stock of the surviving entity of such merger, consolidation or reorganization. The Warrant Amendment is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a CVAC shareholder (or a CVAC subunit holder) in the assets or earnings and profits of CVAC (or its successors, BDH Acquisition).

Under the terms of the current Warrant Agreement, the CVAC warrantholders would be entitled to receive shares of BDH Series A Preferred Stock, which provide for, among other things, dividends and other liquidation preferences. However, the effect of the Warrant Amendment will be that holders of CVAC warrants will receive, upon exercise of their warrants, shares of common stock of BDH Acquisition and will not be entitled to any of the dividend, liquidation or other preferences to which holders of BDH Series A Preferred Stock will be entitled. Black Diamond required that this amendment to the CVAC warrants be a condition to the closing of the Business Combination.

Pursuant to Section 9.8 of the Warrant Agreement, the Warrant Agreement may be amended upon the consent of the holders of a majority of the outstanding CVAC warrants. Other than the Warrant Amendment described above, the terms of the CVAC warrants will remain essentially the same.

In the event that the Warrant Amendment Proposal is not approved at the special meeting of CVAC warrantholders, the Business Combination Proposal will not be presented to CVAC Shareholders for a vote. If CVAC is unable to consummate the Business Combination by February 25, 2013, it will be required to liquidate and all CVAC warrants will expire worthless.

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Management

Effective the closing date, the board of directors of BDH Acquisition will consist of five members. The members will include Patrick Imeson, Michael Feinberg and General Michael Hagee (USMC Ret.) of Black Diamond and Ye (Sophie) Tao and Yiting Liu of CVAC, of whom everyone other than Mr. Imeson will be deemed to be independent. Mr. Imeson will be the Chief Executive Officer of BDH Acquisition after the consummation of the Business Combination. See “Directors and Executive Officers after the Business Combination” elsewhere in this proxy statement/prospectus.

The Acquisition Agreement

On August 24, 2012, CVAC, BDH Acquisition, Black Diamond, all of the Class A members of Black Diamond, certain Preferred Members of Black Diamond and Black Diamond Financial Group, LLC, or the Manager, entered into the Acquisition Agreement, pursuant to which CVAC will redomicle to Delaware and BDH Acquisition will acquire all of the issued and outstanding Class A Units of Black Diamond and 45.6% of the Preferred Units of Black Diamond in exchange for 1,433,333 shares of BDH Series A Preferred Stock and 67,383,334 shares of BDH Acquisition Common Stock. See “The Acquisition Agreement — Business Combination with Black Diamond; Business Combination Consideration” for more detailed information.

Pursuant to the Acquisition Agreement, the Redomestication will not be consummated unless the Business Combination is also approved. Similarly, the Business Combination will not take place unless the Redomestication is also approved. Upon consummation of the Business Combination, BDH Acquisition will own approximately 96% of the outstanding membership interests of Black Diamond.

Within six months of the closing date of the Business Combination, BDH Acquisition is obligated to file a registration statement relating to the resale of the shares of common stock issued pursuant to the Acquisition Agreement and cause such registration statement to be declared effective by the SEC as soon as reasonably practicable after the filing of such registration statement. BDH Acquisition has also granted the selling shareholders piggy-back registration rights during the one year period following the closing date of the Business Combination.

Consummation of the Acquisition Agreement is conditioned on, among other things, (a) holders of a majority of CVAC’s public shareholders present and entitled to vote at the special meeting approving the Business Combination in accordance with its Amended and Restated Memorandum and Articles of Association, with holders of less than 58.37% of CVAC’s subunits issued in the IPO exercise their rights to redeem such public ordinary shares for cash; (b) the absence of any proceeding pending or threatened to enjoin or otherwise restrict the acquisition and (c) the representations and warranties of the other parties being true on and as of the closing date of the Acquisition Agreement, and compliance with all required covenants in the Acquisition Agreement.

The obligations of CVAC to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above in the paragraph above, are conditioned upon each of the following (none of which have been satisfied as of the date hereof), among other things:

•	there having been no material adverse effect to Black Diamond’s business;
•	BDH Acquisition being satisfied with the results of its review of Black Diamond’s business, units and that of its subsidiaries and portfolio companies.
•	receipt by BDH Acquisition of a general release of all claims by the Class A Members against Black Diamond and its subsidiaries and portfolio companies and their officers, directors, employees and affiliates;
•	BDH Acquisition receiving a legal opinion from Black Diamond’s counsel;
•	CVAC and BDH Acquisition having received final disclosure schedules to the Acquisition Agreement; and
•	a majority of the CVAC warrantholders shall have approved the Warrant Amendment Proposal.

See “The Acquisition Agreement — Conditions to Closing” for more details.

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Other Agreements Relating to the Business Combination

Voting Agreement

As a condition to the closing of the Redomestication and Business Combination, BDH Acquisition, the selling shareholders and certain shareholders of CVAC will enter into a Voting Agreement to set forth their agreements and understandings with respect to how shares of BDH Acquisition common stock held by them will be voted on in connection with, and following, the transactions contemplated by the Acquisition Agreement. The parties will agree to vote their shares of BDH Acquisition common stock as necessary to ensure that the size of the Board of Directors of BDH Acquisition after the consummation of the Redomestication and Business Combination will be five members until [●]. The parties will also agree to vote their shares of BDH Acquisition common stock to ensure the election of two members of the Board of Directors of BDH Acquisition designated by the CVAC shareholders party to the agreement, who shall initially be Yiting Liu and Ye (Sophie) Tao, and three members designated by the selling shareholders, of which one designee shall qualify as an independent director pursuant to the rules of any stock exchange on which BDH Acquisition may be listed. A copy of the Voting Agreement is attached to this proxy statement/prospectus as Annex C.

Registration Rights Agreement

As a condition to the closing of the Redomestication and Business Combination, BDH Acquisition and the selling shareholders will enter into a Registration Rights Agreement to provide for the registration of the common stock and BDH Series A Preferred being issued to the selling shareholders in connection with the Business combination. The selling shareholders are entitled to make up to two demands that we register such securities. The holders of a majority of the common stock and BDH Series A Preferred Stock issued in the Business Combination to the selling shareholders can elect to exercise these registration rights at any time commencing six months after the consummation of the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed at least six months following the consummation of the Business Combination. BDH Acquisition will bear the expenses incurred in connection with the filing of any such registration statements. A copy of the Registration Rights Agreement is attached to this proxy statement/prospectus as Annex D.

Recommendations of the Boards of Directors and Reasons for the Redomestication and Business Combination

After careful consideration of the terms and conditions of the Acquisition Agreement, the board of directors of CVAC has determined that the Redomestication, the Business Combination and the transactions contemplated thereby are fair to and in the best interests of CVAC and its shareholders. In reaching its decision with respect to the Redomestication and Business Combination and the transactions contemplated thereby, the board of directors of CVAC reviewed various industry and financial data and the due diligence and evaluation materials provided by Black Diamond. The board of directors did not obtain a fairness opinion on which to base its assessment. CVAC’s board of directors recommends that CVAC shareholders vote:

•	FOR the Warrant Amendment Proposal;
•	FOR the Warrant Amendment Adjournment Proposal;
•	FOR the Redomestication Proposal;
•	FOR the Business Combination Proposal; and
•	FOR the Business Combination Adjournment Proposal.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of CVAC’s board of directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that CVAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•	If the proposed Business Combination is not completed by February 25, 2013, CVAC will be required to liquidate. In such event, the 790,625 CVAC ordinary shares held by CVAC officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 1,500,000 warrants that were acquired prior to the IPO for an aggregate purchase price of $525,000. Such ordinary shares and warrants had an aggregate market value of approximately $5.3 million based on the closing price of CVAC’s subunits of $6.12 and CVAC’s warrants $0.30, on the OTC Bulletin Board as of November 9, 2012;

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•	Unless CVAC consummates the Business Combination, its officers, directors and Initial Shareholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital. As of November 9, 2012, CVAC’s officers, directors and Initial Shareholders were entitled to approximately $161,000 (including $158,525 payable to Ray Shi Capital Group, LLC, an affiliate of Yiting Liu, one of CVAC’s directors, Ye (Sophie) Tao, one of CVAC’s directors and Wei Li, CVAC’s Chief Executive Officer and a director, for office space, administrative services and secretarial support) in reimbursable expenses. As a result, the financial interest of CVAC’s officers, directors and Initial Shareholders or their affiliates could influence its officers’ and directors’ motivation in selecting Black Diamond as a target and therefore there may be a conflict of interest when it determined that the Business Combination is in the shareholders’ best interest.

•	CVAC’s Initial Shareholders have contractually agreed that, if it liquidates prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced below $5.96 per share by the claims of target businesses or claims of vendors or other entities that are owed money by CVAC for services rendered or contracted for or products sold to it. Therefore, CVAC’s initial shareholders have a financial interest in consummating a business combination, thereby resulting in a conflict of interest. CVAC’s Initial Shareholders or their affiliates could influence our officers’ and directors’ motivation in selecting a target business and therefore there may be a conflict of interest when determining whether the Business Combination is in the shareholders’ best interest.

•	If the Business Combination with Black Diamond is completed, Ye (Sophie) Tao and Yiting Liu will serve as directors of BDH Acquisition and Black Diamond will designate three members to the Board of Directors of BDH Acquisition; and

•	In addition, the exercise of CVAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

Voting Securities

As of [●], 201[2], there were [●] CVAC warrants issued and outstanding. Only CVAC warrantholders who hold warrants of record as of the close of business on [●], 201[2] are entitled to vote at the special meeting of warrantholders or any adjournment of the special meeting. Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding CVAC warrants.

As of [●], 201[2], there were [●] CVAC ordinary shares issued and outstanding. Only CVAC shareholders who hold ordinary shares of record as of the close of business on [●], 201[2] are entitled to vote at the special meeting shareholders or any adjournment of the special meeting. Approval of the Redomestication Proposal, the Business Combination Proposal and the requires the affirmative vote of the holders of a majority of the issued and outstanding CVAC ordinary shares entitled to vote thereon as of the record date present in person or represented by proxy at the special meeting. Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. Broker non-votes will not be considered present for the purposes of establishing a quorum. A broker non-vote will have the effect of a vote “AGAINST” the Warrant Amendment Proposal and will have no effect on the Redomestication Proposal, the Business Combination Proposal or the Business Combination Adjournment Proposal.

As of [●], 201[2], CVAC’s initial shareholders, either directly or beneficially, owned and were entitled to vote 1,500,000 warrants, or approximately 26.8% of CVAC’s outstanding warrants and 790,625 ordinary shares, or approximately 22.3% of CVAC’s outstanding ordinary shares. With respect to the Business Combination, CVAC’s initial shareholders have agreed to vote their respective CVAC ordinary shares acquired by them in favor of the Business Combination Proposal and related proposals. They have indicated that they intend to vote their warrants and shares, as applicable, “FOR” each of the other proposals although there is no agreement in place with respect to these proposals.

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Appraisal Rights

Holders of CVAC ordinary shares are not entitled to appraisal rights under the Companies Law.

Material U.S. Federal Income Tax Consequences

The Redomestication should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization under Section 368(a), except as otherwise provided below in the sections entitled “Material U.S. Federal Income Tax Consequences—U.S. Holders—PFIC Considerations” and “Material U.S. Federal Income Tax Consequences—U.S. Holders—Effect of Section 367,” a U.S. Holder (as that term is defined in the section entitled “Material U.S Federal Income Tax Consequences—General”) of CVAC securities should not recognize gain or loss upon the exchange of its CVAC securities solely for BDH Acquisition securities pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the BDH Acquisition securities received in connection with the Redomestication should be the same as the aggregate tax basis of the CVAC securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code. See the discussion under “Material U.S. Federal Income Tax Consequences—U.S. Holders—PFIC Considerations” and “Material U.S. Federal Income Tax Consequences—U.S. Holders—Effect of Section 367,” below. In addition, the holding period of the BDH Acquisition securities received in the Redomestication generally should include the holding period of the CVAC securities surrendered in the Redomestication.

If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of CVAC securities generally would recognize gain or loss with respect to its CVAC securities in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its CVAC securities and the fair market value of the corresponding BDH Acquisition securities received in the Redomestication. In such event, the U.S. Holder’s basis in the BDH Acquisition securities would be equal to their fair market value, and such U.S. Holder’s holding period for the BDH Acquisition securities would begin on the day following the date of the Redomestication.

See “Material U.S. Federal Income Tax Consequences” below for further discussion of these and other tax consequences.

Anticipated Accounting Treatment

The Merger will be accounted for as a “reverse merger” and recapitalization since the sellers of Black Diamond will control the combined company immediately following the completion of the transaction. Black Diamond will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Black Diamond. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements will be those of Black Diamond and will be recorded at the historical cost basis of Black Diamond. CVAC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Black Diamond after consummation of the acquisition.

Regulatory Approvals

The Business Combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware and the Cayman Islands necessary to effectuate the transactions contemplated by the Acquisition Agreement.

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BLACK DIAMOND SUMMARY FINANCIAL INFORMATION

The data below as for the years ended December 31, 2011 and 2010 has been derived from Black Diamond’s audited consolidated/combined financial statements for such years, which are included in this prospectus/proxy statement. The data as of and for the six months ended June 30, 2012 and 2011 have been derived from Black Diamond’s consolidated/combined financial statements as of such dates and for such period, which are unaudited, but which, in management’s opinion, including all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the data, and which are included elsewhere in this prospectus/proxy statement. Black Diamond’s unaudited consolidated/combined results of operations for the six months ended June 30, 2011 and 2010 may not be indicative of the results that may be expected for the full year.

The information presented below should be read in conjunction with “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Black Diamond’s audited and unaudited financial statements and notes thereto included elsewhere in this prospectus/proxy statement.

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	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Consolidated/Combined Statements of Operations
Revenues	$25,411,838	$24,351,508	$10,462,718	$12,076,376
Cost of revenues	13,348,477	11,581,577	4,681,269	6,681,783
Gross profit	12,063,361	12,769,931	5,781,449	5,394,593
Operating expenses
Selling, general and administrative	22,312,854	20,714,574	9,751,780	9,625,487
Accretion expense	1,327,221	1,535,632	703,981	761,598
Depreciation and amortization	784,272	1,791,471	403,918	391,684
Total operating expenses	24,424,347	24,041,677	10,859,679	10,778,769
Loss from operations	(12,360,986)	(11,271,746)	(5,078,230)	(5,384,176)
Other income (expense)
Interest expense	(12,849,311)	(12,787,026)	(5,845,286)	(6,240,775)
Loss from equity method investments	(2,006,270)	-	(2,135,377)	-
Amortization of debt discount and deferred financing	(947,707)	(1,980,224)	(392,575)	(424,075)
Change in fair value of derivative liabilities	542,283	787,433	-	377,220
Other	(172,289)	(10,178)	(2,397)	(168,497)
Gain on deconsolidation	7,588,825	-	-	-
Total other expense	(7,844,469)	(13,989,995)	(8,375,635)	(6,456,127)
Net loss before non-controlling interest	(20,205,455)	(25,261,741)	(13,453,865)	(11,840,303)
Net loss attributable to non-controlling interest	(11,928,080)	(10,147,689)	(3,770,656)	(4,619,194)
Net loss attributable to Black Diamond Holdings, LLC	$(8,277,375)	$(15,114,052)	$(9,683,209)	$(7,221,109)

Consolidated/Combined Statements of Cash Flows
Net cash used in operating activities	$(9,978,397)	$(2,741,462)	$(904,260)	$(3,845,717)
Net cash used in investing activities	(7,920,836)	(1,000,529)	(1,056,878)	(1,910,421)
Net cash used in financing activities	18,165,513	3,855,358	1,510,837	7,656,149

Consolidated/Combined Balance Sheets
Cash and cash equivalents	$644,291	$378,011	$193,990	$2,278,022
Total Assets	61,031,311	49,490,037	59,809,101	51,884,687
Total Members' Deficit	(63,292,867)	(73,258,917)	(74,202,816)	(77,436,312)

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PRICE RANGE OF SECURITIES AND DIVIDENDS

CVAC’s units, subunits and warrants are each quoted on the OTC Bulletin Board, under the symbols “CHVPF,” “CHVQF” and “CHPVF,” respectively. Each of CVAC’s units consist of one subunit and one-half of a warrant to purchase an additional ordinary share of CVAC. Each of CVAC’s subunits consists of one ordinary share and one-half of a warrant to purchase an additional ordinary share of CVAC. CVAC’s units commenced trading on February 22, 2011. CVAC’s subunits and warrants commenced trading on March 15, 2011.

The table below sets forth the high and low bid prices of CVAC’s subunits, warrants, and units as reported on the OTC Bulletin Board for the period from March 15, 2011 (the date on which our subunits and warrants were first quoted on the OTC Bulletin Board) through November 9, 2012 and for the period from February 22, 2011 (the date on which our units were first quoted on the OTC Bulletin Board) through November 9, 2012.

	Subunits		Warrants		Units
	High	Low	High	Low	High	Low
2012
Fourth Quarter (through November 9, 2012)	6.12	5.85	0.30	0.30	5.93	5.91
Third Quarter	5.85	5.85	0.46	0.08	6.00	5.90
Second Quarter	5.85	5.78	0.46	0.25	6.05	5.90
First Quarter	5.78	5.70	0.50	0.35	5.95	5.89
2011
Fourth Quarter	5.70	5.70	0.50	0.30	6.00	5.91
Third Quarter	5.70	5.70	0.35	0.35	6.00	5.90
Second Quarter	5.75	5.69	0.35	0.29	5.95	5.90
First Quarter (Period from March 15, 2011 (subunits and warrants) and February 22, 2011 (units)	5.71	5.70	0.35	0.25	6.03	5.90

Black Diamond’s units are not publicly traded.

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RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Acquisition.

Risks Related to Black Diamond’s Business and Structure

Black Diamond is a company with limited history and may not be able to continue to successfully manage its businesses on a combined basis.

Black Diamond was formed on March 15, 2011 and has conducted operations since such date. Although its management team has extensive experience in investing in and managing development and emerging businesses, its failure to continue to develop and maintain effective systems and procedures, including accounting and financial reporting systems, to manage its operations as a consolidated company, may negatively impact its ability to optimize the performance of the company, which could adversely affect capital appreciation and its ability to pay distributions to its shareholders. In addition, in that case, Black Diamond’s consolidated financial statements might not be indicative of its financial condition, business and results of operations.

There are doubts about Black Diamond’s ability to continue as a going concern.

Due to recurring losses and no revenues from operations, accumulated debt and insufficient cash reserves and limited alternative sources of capital to implement Black Diamond’s business, Black Diamond may not be able to continue operating. Black Diamond has generated net losses since inception, and Black Diamond’s cash resources are insufficient to meet its planned business objectives, which together raises doubt about Black Diamond’s ability to continue as a going concern.

Black Diamond’s future success is dependent on the employees of its Manager and the management teams of its businesses, the loss of any of whom could materially adversely affect Black Diamond’s financial condition, business and results of operations.

Black Diamond’s future success depends, to a significant extent, on the continued services of the employees of its Manager. Black Diamond’s Manager does not currently have employment agreements with any of its employees, and the employees of Black Diamond’s Manager may leave or compete with Black Diamond in the future. The future success of Black Diamond’s business also depends on the management teams of each of its subsidiaries and other companies in which it is a minority shareholder. The loss of services of one or more members of Black Diamond’s management team or the members of the management teams of Black Diamond’s subsidiaries and other companies could materially adversely affect Black Diamond’s financial condition, business and results of operations.

Black Diamond may have difficulty meeting its current and future capital requirements.

Black Diamond’s costs and planned expenditures for its business require significant amounts of additional capital.  As a result, Black Diamond will need to explore raising additional capital during fiscal year 2012 and beyond.  Such financing may not be available on acceptable terms, if at all.  If Black Diamond is unable to fund future operations by way of financing, including public or private offerings of equity or debt securities, its business activities and financial condition will be adversely impacted.

Black Diamond faces risks with respect to potential acquisitions.

A component of Black Diamond’s business strategy is to expand its business through the acquisition of additional subsidiaries and/or minority interests in other companies. In the event that any of these potential acquisition targets are privately held, Black Diamond may experience difficulty in evaluating such targets, as the information concerning these businesses is not publicly available. In addition, Black Diamond may have difficulty effectively managing or integrating new businesses into its existing businesses. Black Diamond may experience greater than expected costs or difficulties relating to acquiring new businesses, in which case, Black Diamond might not achieve the anticipated returns from any particular acquisition, which may have a material adverse effect on its financial condition, business and results of operations.

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Black Diamond may have conflicts of interest with the minority shareholders of the businesses in which it has equity investments, but does not own entirely.

Black Diamond does not own 100% of all of its operating companies. The boards of directors of such companies have fiduciary duties to all their shareholders, including their minority shareholders. As a result, they may make decisions that are in the best interests of their shareholders, generally, but which are not necessarily in the best interest of Black Diamond

Black Diamond may engage in a business transaction with one or more target businesses that have relationships with its officers or the Manager, which may create potential conflicts of interest.

Black Diamond may decide to invest in one or more businesses with which its officers, the Manager or Black Diamond have a pre-existing relationship giving rise to potential conflicts of interest. As a result, the terms of any transaction with a business in which Black Diamond, the Manager or any of Black Diamond’s officers have a pre-existing relationship may not be as advantageous to its shareholders as it would have been absent any pre-existing relationship.

If, in the future, Black Diamond ceases to control and operate its subsidiaries and other companies in which it is a minority shareholder, it may be deemed to be an investment company under the Investment Company Act of 1940, as amended.

Black Diamond has the ability to make investments in businesses that it will not operate or control. If Black Diamond makes significant investments in businesses that it does not operate or control or ceases to operate and control its existing subsidiaries and other companies in which it holds equity, it may be deemed to be an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. If Black Diamond was deemed to be an investment company, it would either have to register as an investment company under the Investment Company Act, obtain exemptive relief from the SEC or modify its investments or organizational structure or its contract rights to fall outside the definition of an investment company. Registering as an investment company could, among other things, materially adversely affect Black Diamond’s financial condition, business and results of operations, materially limit its ability to borrow funds or engage in other transactions involving leverage and require it to add directors who are independent of it or its Manager and otherwise will subject it to additional regulation that will be costly and time-consuming.

Black Diamond has a going concern opinion from its auditors, indicating the possibility that it may not be able to continue to operate.

At December 31, 2011, Black Diamond had not generated any revenues to fund its operations. The continuation as a going concern is dependent upon its ability to meet financial requirements and raise additional capital, which will likely involve the issuance of debt and/or equity securities. These factors raise substantial doubt as to Black Diamond’s ability to continue as a going concern. If Black Diamond is unable to raise additional capital and continue as a going concern its stockholders may lose their entire investment in it.

Black Diamond will exhaust its current cash balances if it does not raise additional capital.

Black Diamond had $644,291 in Cash and Cash Equivalents as of December 31, 2011 and $193,990 as of June 30, 2012. Black Diamond has raised $1,160,000 since June 30, 2012, however; without additional capital, Black Diamond will exhaust its cash resources in November of 2012.

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Risks Relating to BDH Acquisition’s Manager

After consummation of the Business Combination, BDH Acquisition’s Chief Executive Officer, Chief Financial Officer, Manager and other members of its management team may allocate some of their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to BDH Acquisition’s affairs, which may materially adversely affect its operations.

After consummation of the Business Combination, BDH Acquisition’s Chief Executive Officer, Chief Financial Officer, Manager and other members of its management team may engage in other business activities. This may result in a conflict of interest in allocating their time between BDH Acquisition’s operations and the management and operations of other businesses. Conflicts of interest that arise over the allocation of time may not always be resolved in BDH Acquisition’s favor and may materially adversely affect BDH Acquisition’s operations. See the section entitled “Certain Relationships” for the potential conflicts of interest of which you should be aware.

After consummation of the Business Combination, BDH Acquisition’s Manager and its affiliates, including members of its management team, may engage in activities that compete with BDH Acquisition or its subsidiaries or other companies in which it is a minority shareholder.

While BDH Acquisition’s management team intends to devote a substantial majority of their time to the affairs of BDH Acquisition, neither BDH Acquisition’s management team nor its Manager is expressly prohibited from investing in or managing other entities, including those that are in the same or similar line of businesses as its subsidiaries and other companies in which it is a minority shareholder. In this regard, the management services agreement and the obligation to provide management services will not create a mutually exclusive relationship between BDH Acquisition’s Manager and its affiliates, on the one hand, and BDH Acquisition, on the other.

After consummation of the Business Combination, BDH Acquisition cannot remove the Manager solely for poor performance, which could limit BDH Acquisition’s ability to improve its performance and could materially adversely affect the market price of its shares.

Under the terms of the management services agreement, BDH Acquisition’s Manager cannot be removed as a result of underperformance. Instead, BDH Acquisition’s shareholders can only remove its Manager in certain limited circumstances or upon a vote by the 66.66% majority of BDH Acquisition’s shareholders to terminate the management services agreement. This limitation could limit BDH Acquisition’s ability to change the Manager and materially adversely affect the market price of its shares.

After consummation of the Business Combination, BDH Acquisition’s Manager can resign on 90 days’ notice and it may not be able to find a suitable replacement within that time, resulting in a disruption in its operations that could materially adversely affect its financial condition, business and results of operations as well as the market price of its shares.

After consummation of the Business Combination, BDH Acquisition’s Manager has the right, under the management services agreement, to resign at any time on 90 days’ written notice, whether BDH Acquisition has found a replacement or not. If BDH Acquisition’s Manager resigns, it may not be able to contract with a new manager or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 90 days, or at all, in which case BDH Acquisition’s operations are likely to experience a disruption, its financial condition, business and results of operations, as well as its ability to pay distributions are likely to be adversely affected, and the market price of its shares may decline. In addition, the coordination of BDH Acquisition’s internal management, acquisition activities and supervision of its businesses is likely to suffer if it is unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by its Manager and its affiliates. Even if BDH Acquisition is able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with BDH Acquisition’s businesses may result in additional costs and time delays that could materially adversely affect BDH Acquisition’s financial condition, business and results of operations.

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After consummation of the Business Combination, BDH Acquisition must pay its Manager the management fee regardless of its performance.

After consummation of the Business Combination, BDH Acquisition’s Manager is entitled to receive a management fee of 2% of contributed capital plus net debt outstanding, as defined in the management services agreement, regardless of the performance of its businesses. The calculation of the management fee is unrelated to BDH Acquisition’s net income or net assets. As a result, the Manager is entitled to its fee regardless of the performance of the business and it may sell BDH Acquisition’s assets in order to generate the necessary cash in order to pay its management fee.

The fees to be paid to BDH Acquisition’s Manager pursuant to the management services agreement, the offsetting management services agreements and transaction services agreements may significantly reduce the amount of cash available for distribution to BDH Acquisition’s shareholders.

Under the management services agreement, BDH Acquisition will be obligated to pay a management fee to and, subject to certain conditions, reimburse the costs and out-of-pocket expenses of its Manager incurred on behalf of BDH Acquisition in connection with the provision of services to BDH Acquisition. Similarly, BDH Acquisition’s subsidiaries and other entities in which it is a minority shareholder will be obligated to pay fees to, and reimburse the costs and expenses of, BDH Acquisition’s Manager pursuant to any offsetting management services agreements entered into between the Manager and any such entities, or any transaction services agreements to which such entities are a party. As a result, the payment of these amounts may significantly reduce the amount of cash flow available for distribution to BDH Acquisition’s shareholders.

After consummation of the Business Combination, BDH Acquisition’s Manager’s influence on conducting its operations, including on how it will conduct transactions, gives it the ability to increase its fees, which may reduce the amount of cash flow available for distribution to its shareholders.

Under the terms of the management services agreement, BDH Acquisition’s Manager is paid a management fee of 2% of BDH Acquisition’s contributed capital plus net debt outstanding and is unrelated to net income, net assets or any other performance base or measure. BDH Acquisition’s Manager may advise BDH Acquisition to consummate transactions, incur third party debt or conduct its operations in a manner that, in the Manager’s reasonable discretion, are necessary to the future growth of BDH Acquisition’s subsidiaries and other companies in which it is a minority shareholder and are in the best interests of BDH Acquisition’s shareholders. These transactions, however, may increase the amount of fees paid to the Manager. The Manager’s ability to increase its fees through the influence it has over BDH Acquisition’s operations, may increase the compensation paid by the Manager. The Manager’s ability to influence the management fee paid to it by BDH Acquisition could reduce the amount of cash flow available for distribution to BDH Acquisition’s shareholders.

After the consummation of the Business Combination, fees paid by BDH Acquisition and its subsidiaries and other companies in which it is a minority shareholder pursuant to transaction services agreements do not offset fees payable under the management services agreement and will be in addition to the management fee payable by BDH Acquisition under the management services agreement.

The management services agreement provides that BDH Acquisition’s subsidiaries and other companies in which it is a minority shareholder may enter into transaction services agreements with the Manager pursuant to which such entities will pay fees to the Manager. See the section entitled “Certain Relationships and Related Party Transactions” for more information about these agreements. Unlike fees paid under the offsetting management services agreements, fees that are paid pursuant to such transaction services agreements will not reduce the management fee payable by BDH Acquisition. Therefore, such fees will be in excess of the management fee payable by BDH Acquisition.

The fees to be paid to the Manager pursuant to these transaction service agreements will be paid prior to any principal, interest or dividend payments to be paid to BDH Acquisition by its subsidiaries and other companies in which it is a minority shareholder, which will reduce the amount of cash flow available for distributions to unitholders.

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The obligations to pay the management fee may cause BDH Acquisition to liquidate assets or incur debt.

If BDH Acquisition does not have sufficient liquid assets to pay the management fee, it may be required to liquidate assets or incur debt in order to make such payments. This circumstance could materially adversely affect BDH Acquisition’s liquidity and ability to make distributions to its unitholders.

Risks Relating Generally to Black Diamond’s Businesses

Current economic conditions have impacted and will continue to impact Black Diamond’s business.

Many industries, including those of Black Diamond’s subsidiaries and other companies in which it is a minority shareholder, have been affected by current economic factors, including the significant deterioration of global economic conditions, declines in employment levels, and shifts in consumer spending patterns. The recent disruptions in the overall economy and volatility in the financial markets have greatly reduced, and may continue to reduce, consumer confidence in the economy, negatively affecting consumer spending, all of which could be harmful to Black Diamond’s financial position. Disruptions in the overall economy may also lead to a lower collection rate on billings as consumers or businesses are unable to pay their bills in a timely fashion. In addition, macro-economic disruptions, as well as the restructuring of various commercial and investment banking organizations, could adversely affect Black Diamond’s ability to access the credit markets. The disruption in the credit markets may also adversely affect the availability of financing to support Black Diamond’s strategy for growth through future acquisitions. There is a risk that government responses to the disruptions in the financial markets will not restore consumer confidence, stabilize the markets, or increase liquidity and the availability of credit.

Some of Black Diamond’s subsidiaries and other entities in which it is a minority shareholder rely on their intellectual property and licenses to use others’ intellectual property, for competitive advantage. If such businesses are unable to protect their intellectual property, are unable to obtain or retain licenses to use other’s intellectual property, or if they infringe upon or are alleged to have infringed upon others’ intellectual property, it could have a material adverse effect on their financial condition, business and results of operations.

The success of some of Black Diamond’s subsidiaries and other entities in which it is a minority shareholder depends, in part, on their, or licenses to use others’, brand names, proprietary technology and manufacturing techniques. These businesses rely on a combination of patents, trademarks, copyrights, trade secrets, confidentiality procedures and contractual provisions to protect their intellectual property rights. The steps they have taken to protect their intellectual property rights may not prevent third parties from using their intellectual property and other proprietary information without their authorization or independently developing intellectual property and other proprietary information that is similar. In addition, the laws of foreign countries may not protect these businesses’ intellectual property rights effectively or to the same extent as the laws of the United States. Stopping unauthorized use of their proprietary information and intellectual property, and defending claims that they have made unauthorized use of others’ proprietary information or intellectual property, may be difficult, time-consuming and costly. The use of their intellectual property and other proprietary information by others, and the use by others of their intellectual property and proprietary information, could reduce or eliminate any competitive advantage they have achieved, cause them to lose sales, or otherwise harm their business.

Black Diamond’s subsidiaries may become involved in legal proceedings and claims in the future either to protect their intellectual property or to defend allegations that they have infringed upon others’ intellectual property rights. These claims and any resulting litigation could subject them to significant liability for damages and invalidate their property rights. In addition, these lawsuits, regardless of their merits, could be time consuming and expensive to resolve and could divert management’s time and attention. The costs associated with any of these actions could be substantial and could have a material adverse effect on their financial condition, business and results of operations.

The operations and development of some of the services and technology of our subsidiaries depends on the collective experience of their technical employees. If these employees were to leave and take this knowledge, the operations of Black Diamond’s subsidiaries and their ability to compete effectively could be materially adversely impacted.

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The future success of some of Black Diamond’s subsidiaries and other companies in which it is a minority shareholder depends upon the continued service of their technical personnel who have developed and continue to develop their technology and products. If any of these employees leave these businesses, the loss of their technical knowledge and experience may materially adversely affect the operations and research and development of current and future services. They may also be unable to attract technical individuals with comparable experience because competition for such technical personnel is intense. If these businesses are not able to replace their technical personnel with new employees or attract additional technical personnel, their operations may suffer as they may be unable to keep up with innovations in their respective industries. As a result, their ability to continue to compete effectively and their operations may be materially adversely affected.

If some of our subsidiaries or other companies in which we are minority shareholders are unable to continue the technological innovation and successful commercial introduction of new products and services, their financial condition, business and results of operations could be materially adversely affected.

The industries in which some of Black Diamond’s subsidiaries operate, or may operate, experience periodic technological changes and ongoing product improvements. Their results of operations depend significantly on the development of commercially viable new products, product grades and applications, as well as production technologies and their ability to integrate new technologies. Their future growth will depend on their ability to gauge the direction of the commercial and technological progress in all key end-use markets and upon their ability to successfully develop, manufacture and market products in such changing end-use markets. In this regard, they must make ongoing capital investments.

In addition, their customers may introduce new generations of their own products, which may require new or increased technological and performance specifications, requiring these businesses to develop customized products. These businesses may not be successful in developing new products and technology that satisfy their customers’ demand and their customers may not accept any of their new products. If these businesses fail to keep pace with evolving technological innovations or fail to modify their products in response to their customers’ needs in a timely manner, then their financial condition, business and results of operations could be materially adversely affected as a result of reduced sales of their products and sunk developmental costs. These developments may require our personnel staffing business to seek better educated and trained workers, who may not be available in sufficient numbers.

Black Diamond’s subsidiaries and other entities in which it is a minority shareholder could experience fluctuations in the costs of raw materials as a result of inflation and other economic conditions, which fluctuations could have a material adverse effect on their financial condition, business and results of operations.

Changes in inflation could materially adversely affect the costs and availability of raw materials used in Black Diamond’s businesses, and changes in fuel costs likely will affect the costs of transporting materials from suppliers and shipping goods to customers, as well as the effective areas from which temporary staffing personnel can be recruited. Prices for these key raw materials may fluctuate during periods of high demand. The ability by these businesses to offset the effect of increases in raw material prices by increasing their prices is uncertain. If these businesses are unable to cover price increases of these raw materials, their financial condition, business and results of operations could be materially adversely affected.

Black Diamond’s businesses may not have long-term contracts with their customers and clients and the loss of customers and clients could materially adversely affect their financial condition, business and results of operations.

Black Diamond’s subsidiaries and other companies in which it is a minority shareholder are, and may be, based primarily upon individual orders and sales with their customers and clients. Black Diamond’s businesses historically have not entered into long-term supply contracts with their customers and clients. As such, their customers and clients could cease using their services or buying their products from them at any time and for any reason. The fact that they do not enter into long-term contracts with their customers and clients means that they have no recourse in the event a customer or client no longer wants to use their services or purchase products from them. If a significant number of their customers or clients elect not to use their services or purchase their products, it could materially adversely affect their financial condition, business and results of operations.

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Black Diamond’s businesses are, and may be, subject to federal, state and foreign environmental laws and regulations that expose them to potential financial liability. Complying with applicable environmental laws requires significant resources, and if Black Diamond’s businesses fail to comply, they could be subject to substantial liability.

Some of the facilities and operations of Black Diamond’s businesses are and may be subject to a variety of federal, state and foreign environmental laws and regulations, including laws and regulations pertaining to the handling, storage and transportation of raw materials, products and wastes, which require and will continue to require significant expenditures to remain in compliance with such laws and regulations currently in place and in the future. Compliance with current and future environmental laws is a major consideration for Black Diamond’s businesses as any material violations of these laws can lead to substantial liability, revocations of discharge permits, fines or penalties. Because some of Black Diamond’s businesses use hazardous materials and generate hazardous wastes in their operations, they may be subject to potential financial liability for costs associated with the investigation and remediation of their own sites, or sites at which they have arranged for the disposal of hazardous wastes, if such sites become contaminated. Even if they fully comply with applicable environmental laws and are not directly at fault for the contamination, Black Diamond’s subsidiaries and other companies in which it is a minority shareholder may still be liable. Costs associated with these risks could have a material adverse effect on the financial condition, business and results of operations of Black Diamond’s subsidiaries and other entities in which it is a minority shareholder.

 Some of Black Diamond’s businesses are subject to certain risks associated with the movement of businesses offshore.

Some of Black Diamond’ businesses are potentially at risk of losing business to competitors operating in lower cost countries. An additional risk is the movement offshore of some of Black Diamond’s businesses’ customers, leading them to procure products or services from more closely located companies. Either of these factors could negatively impact the financial condition, business and results of operations of these businesses.

Loss of key customers of some of Black Diamond’s businesses could negatively impact financial condition.

Some of Black Diamond’s subsidiaries and other companies in which it is a minority shareholder have significant exposure to certain key customers, the loss of which could negatively impact our financial condition, business and results of operations.

Black Diamond’s businesses are subject to certain risks associated with customers in foreign jurisdictions.

Some of Black Diamond’s subsidiaries and other entities in which it is a minority shareholder have customers located outside the United States. Certain risks are inherent in doing business with customers in foreign jurisdictions, including difficulties in enforcing agreements and collecting receivables through certain foreign legal systems; longer payment cycles for foreign customers; adverse currency exchange controls; exposure to risks associated with changes in foreign exchange rates; potential adverse changes in political environments; export and import restrictions; difficulties in enforcing intellectual property rights; and required compliance with a variety of foreign laws and regulations. These risks individually and collectively have the potential to negatively impact Black Diamond’s financial condition, business and results of operations.

The imposition of new laws and regulations pertaining to reductions in energy consumption or emissions of greenhouse gasses could impact the ability of Black Diamond’s subsidiaries and other companies in which it is a minority shareholder to conduct future operations.

Global climate change is an international issue and receives an enormous amount of publicity. Black Diamond expects that the imposition of international treaties or federal, state or local laws or regulations pertaining to mandatory reductions in energy consumption or emissions of greenhouse gasses could affect the feasibility of mining or coal process technology project and increase operating costs.

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Most of the businesses from which Black Diamond derives its revenues will continue to incur losses for the foreseeable future.

In the immediate future, Black Diamond anticipates that most of its subsidiaries and other companies in which it is a minority shareholder will incur increased operating expenses without realizing any revenues. For example, Elkhorn expects to incur continuing and significant losses until such time as we achieve commercial production from our mining operations on our mineral claims.  As a result of continuing losses, Black Diamond’s subsidiaries and other companies in which it is a minority shareholder may exhaust all of its resources and be unable to complete their respective business plans. The accumulated deficits of Black Diamond’s subsidiaries and other companies in which it is a minority shareholder will continue to increase as they continue to incur losses. Black Diamond’s subsidiaries and other companies in which it is a minority shareholder may not be able to generate profits or continue operations if they are unable to generate significant revenues and such entities will most likely fail.

Risks Related to Elkhorn

Elkhorn may have difficulty meeting its current and future capital requirements.

The continued development and care and maintenance of Elkhorn’s mineral properties require significant amounts of additional capital.  As a result, Elkhorn may need to explore raising additional capital during fiscal 2012 and beyond so that Elkhorn can continue to fully fund its planned activities.  Elkhorn’s ability to obtain this financing will depend upon, among other things, the price of gold and the industry’s perception of the future price of gold. The availability of funding is dependent largely upon factors outside of Elkhorn’s control, and cannot be accurately predicted. Debt or equity financing may not be available to Elkhorn on acceptable terms, if at all.  If Elkhorn is unable to fund future operations by way of financing, including public or private offerings of equity or debt securities, its business, financial condition and exploration activities will be adversely impacted.

The outstanding debt instruments of Elkhorn contain restrictive covenants relating to its mining operations.

The Tri-Party Agreement by and among Elkhorn, the secured lenders and Elkhorn’s subsidiary, ESRI, requires ESRI to comply with various financial covenants set forth in the mortgages encumbering all of the assets and property of ESRI’s subsidiaries, EGI and MTMI. In addition, the Loan Reinstatement Agreement by and among MFPI, Gordon Snyder as Administrative Agent for the secured creditors and Elkhorn requires MFPI to comply with various financial covenants. A breach of the covenants in either of these agreements could result in an acceleration of the debt obligations of Elkhorn and MFPI and if a waiver or modification is not agreed upon with the Secured Lenders, Elkhorn’s ability to continue as a going concern would be affected and the Secured Lenders would be able to foreclose on the assets and property of EGI and MTMI as provided for in the loan reinstatement and modification agreement by and among Elkhorn and the Secured Lenders.

Elkhorn relies on estimates of mineralized material. Such estimates are based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

There are numerous uncertainties inherent in estimating quantities of mineralized material such as gold, zinc, lead, copper and silver, including many factors beyond our control and no assurance can be given that the recovery of mineralized material will be realized. In general, estimates of mineralized material are based upon a number of factors and assumptions made as of the date on which the estimates were determined, including:

▪	geological and engineering estimates that have inherent uncertainties and the assumed effects of regulation by governmental agencies;

▪	the judgment of the engineers preparing the estimates;

▪	estimates of future metals prices and operating costs;

▪	the quality and quantity of available data;

▪	the interpretation of that data; and

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▪	the accuracy of various mandated economic assumptions, all of which may vary considerably from actual results.

Until mineralized material is actually mined and processed, it must be considered an estimate only.  These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable.  Elkhorn cannot assure you that these mineralized material estimates will be accurate or that this mineralized material can be mined or processed profitably.  Any material changes in estimates of mineralized material will affect the economic viability of placing a property into production and such property’s return on capital.  There can be no assurance that minerals recovered in small scale metallurgical tests will be recovered at production scale.

The volatility of the price of gold, zinc, lead, copper or silver could adversely affect Elkhorn’s future operations and, if warranted, Black Diamond’s ability to develop Elkhorn’s properties.

The potential for profitability of Elkhorn’s operations, the value of Elkhorn properties and Elkhorn’s ability to raise funding to conduct continued exploration and development, if warranted, are directly related to the market prices of gold, zinc, lead, copper, silver and other precious metals.  The prices of such metals fluctuate widely and are affected by numerous factors beyond Elkhorn’s control, including interest rates, expectations for inflation, speculation, currency values (in particular the strength of the U.S. dollar), global and regional demand, political and economic conditions and production costs in major metal producing regions of the world. The price of gold may also have a significant influence on the market price of our common stock and preferred stock.  Elkhorn’s decision to put a mine into production and to commit the funds necessary for that purpose must be made long before revenues from production would be generated.  A decrease in the prices of gold, zinc, lead, copper or silver may prevent our property from being economically mined or result in the write-off of assets whose value is impaired as a result of lower gold, zinc, lead, copper or silver prices.  The prices of gold, zinc, lead, copper and silver are affected by numerous factors beyond our control, including inflation, fluctuation of the United States dollar and foreign currencies, global and regional demand, the sale of gold, zinc, lead, copper and silver by central banks, and the political and economic conditions of major gold and silver producing countries throughout the world.

The volatility in gold, silver and copper prices is illustrated by the following table, which sets forth for each of the past five calendar years, the average annual market prices in U.S. dollars per ounce of gold and silver, based on the daily London P.M. fixing, and per ounce of copper, based on the Mundi Index:

Mineral	2007	2008	2009	2010	2011

Gold	$695.39	$871.96	$972.35	$1,224.52	$1,571.52

Silver	$13.41	$15.00	$14.69	$20.20	$35.26

Copper	$3.23	$3.16	$2.34	$3.42	$4.00

The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate.  In the event gold prices decline or remain low for prolonged periods of time, we might be unable to develop our properties, which may adversely affect our results of operations, financial performance and cash flows.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses.  Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined.  Elkhorn’s operations are, and any future development or mining operations Elkhorn may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and development of mineral properties, such as, but not limited to:

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▪	Economically insufficient mineralized material;

▪	Fluctuation in production costs that make mining uneconomical;

▪	Labor disputes;

▪	Unanticipated variations in grade and other geologic problems;

▪	Environmental hazards;

▪	Water conditions;

▪	Difficult surface or underground conditions;

▪	Industrial accidents;

▪	Metallurgic and other processing problems;

▪	Mechanical and equipment performance problems;

▪	Failure of pit walls or dams;

▪	Unusual or unexpected rock formations;

▪	Personal injury, fire, flooding, cave-ins and landslides; and

▪	Decrease in the value of mineralized material due to lower gold, zinc, lead, copper or silver prices.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and production dates.  Elkhorn currently has limited insurance to guard against some of these risks.  If Elkhorn determines that capitalized costs associated with any of Elkhorn’s mineral interests are not likely to be recovered, Black Diamond would incur a write down of its investment in these interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable, or result in additional expenses.

Title to Elkhorn’s properties may be challenged or defective.

Elkhorn attempts to confirm the validity of its title to, or contract rights with respect to, each mineral property in which it has a material interest. However, Elkhorn cannot guarantee that title to its properties will not be challenged. Elkhorn’s mineral properties may be subject to prior unregistered agreements, interests or native land claims, and title may be affected by undetected defects. There may be valid challenges to the title of any of the claims comprising its mineral properties that, if successful, could impair possible development and/or operations with respect to such properties in the future. Challenges to permits or property rights, whether successful or unsuccessful; changes to the terms of permits or property rights; or a failure to comply with the terms of any permits or property rights that have been obtained, could have a material adverse effect on Elkhorn’s business by delaying or preventing or making continued operations economically unfeasible.

Elkhorn’s operations are subject to permitting requirements which could require us to delay, suspend or terminate our operations on our mining properties.

Elkhorn’s operations, including ongoing exploration drilling programs, require permits from the state and federal governments, including permits for the use of water and for drilling wells for water.

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Elkhorn may be unable to obtain these permits in a timely manner, on reasonable terms or on terms that provide it with sufficient resources to develop its properties, if at all. Even if Elkhorn is able to obtain such permits, the time required by the permitting process can be significant. If Elkhorn cannot obtain or maintain the necessary permits, or if there is a delay in receiving these permits, Elkhorn’s timetable and business plan for exploration of its properties will be adversely affected, which may in turn adversely affect its results of operations, financial condition and cash flows.

In addition, Elkhorn’s planned future operations, including its activities at the Golden Dream Mine and Montana Tunnels Mine projects and other exploration and activities, may require amendments to Elkhorn’s currently approved permits from various governmental authorities. Elkhorn’s operations are, and will continue to be, governed by laws and regulations governing prospecting, mineral exploration, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety, mining royalties and other matters. There can be no assurance that Elkhorn will be able to acquire all required licenses, permits, amendments or property rights on reasonable terms or in a timely manner, or at all, and that such terms will not be adversely changed, that required extensions will be granted, or that the issuance of such licenses, permits or property rights will not be challenged by third parties.

Elkhorn may face a shortage of supplies, equipment and materials.

The mineral industry has experienced from time to time shortages of certain supplies, equipment and materials necessary in the exploration, evaluation, development and production of mineral deposits. The prices at which such supplies and materials are available have also greatly increased. Elkhorn’s planned operations could be subject to delays due to such shortages and further price escalations could increase its costs for such supplies, equipment and materials. Elkhorn’s experience and that of others in the industry is that suppliers are often unable to meet contractual obligations for supplies, equipment, materials, and services, and that alternate sources of supply may not exist.

The market for obtaining desirable properties, investment capital, and outside engineers and consultants is highly competitive.

Presently, Elkhorn employs a limited number of full-time employees, utilizes outside consultants, and in large part relies on the personal efforts of its officers and directors (several of whom are also officers and/or directors of Black Diamond). Its success will depend, in part, upon the ability to attract and retain qualified outside engineers and other professionals to develop and operate its mineral properties, in addition to obtaining investment capital to conduct its mining operations. Elkhorn believes that it will be able to attract competent employees and consultants, but no assurance can be given that it will be successful in this regard as competition for these professionals is highly competitive. If Elkhorn is unable to engage and retain the necessary personnel, its business would be materially and adversely affected.

Elkhorn has incurred substantial losses since inception and may never be profitable.

Elkhorn has accumulated substantial losses, and it has had very limited revenue from operations since the previous owners of Montana Tunnels Mine placed the mine in “care and maintenance” in 2009 (meaning that production has stopped but that the site is still being managed to ensure that it remains in a safe and stable condition, ready to be reopened in the future). During the fiscal years ended December 31, 2011 and 2010, Elkhorn reported net losses of approximately $30 million and $10 million, respectively.  Elkhorn had an accumulated deficit of approximately $71 million and an accumulated stockholders’ deficit of $59 million as of December 31, 2011.  Elkhorn expects to continue to incur losses unless, and until, it generates sufficient revenue from production to fund continuing operations including exploration and development costs.

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Except for the MPRPA, Elkhorn currently has not entered into forward sales, commodity, derivatives or hedging arrangements with respect to its gold production and, as a result, Elkhorn is exposed to the impact of any significant decrease in the prices of gold, zinc, lead, copper and silver.

Elkhorn expects to sell the gold, zinc, lead, copper and silver it produces at prevailing market prices. Currently, except for a minerals product receivables purchase agreement, or MPRPA, by and among EGI, Elkhorn and Black Diamond, Elkhorn has not entered into forward sales, commodity, derivative or hedging arrangements to establish a price in advance for the sale of future production, although it may do so in the future. As a result, Elkhorn is not protected against decreases in the prices of gold, zinc, lead, copper and silver, and if gold, zinc, lead, copper and silver prices decrease significantly, Elkhorn’s expected future revenues may be materially adversely affected.

Elkhorn has significant obligations at the Montana Tunnels Mine, which may adversely impact liquidity.

The Montana Tunnels Mine in Montana operates under a number of permits issued by local, state and federal agencies. Those agencies require Elkhorn to post a total of $33.6 million in reclamation bonds in order to commence development of the “M” Pit expansion. Elkhorn has partially collateralized the surety bonds at the Montana Tunnels Mine with $16 million in cash and reclamation bonds and $3.6 million in a security interest in real property mineral interests. In addition, the Golden Dream Mine has provided regulatory agencies with $604,021 in cash for its reclamation obligations pursuant to its operating and exploration permits.

Elkhorn’s operating costs could be adversely affected by inflationary pressures especially with respect to labor and fuel costs.

The global economy is currently experiencing a period of high commodity prices and as a result the mining industry is attempting to increase production. This has caused significant upward price pressures in the operating costs of mining companies especially in the area of skilled labor. The skilled labor needed by the mining industry is in tight supply and its cost is increasing. Elkhorn’s competitors may have lower costs or their mines may be located in better locations that may give them a competitive advantage in hiring and retaining employees.

The cost of fuel to run machinery and generate electricity is closely correlated to the price of oil and energy. Over the past two years the price of oil has risen significantly and has increased the operating cost of mines dependent on fuel to run their business. Continued upward price pressures in Elkhorn’s operating costs may cause it to generate significantly less operating cash flows than expected, which would have an adverse impact to its business.

Risks Related to Transnetyx

A reduction or delay in government funding of research and development institutions may adversely affect Transnetyx’s business.

A majority of Transnetyx’s sales is derived from clients at academic institutions and research laboratories whose funding is partially dependent on both the level and timing of funding from government sources, such as the U.S. National Institutes of Health (NIH) and similar domestic and international agencies, which can be affected if Transnetyx’s clients delay or discontinue research as a result of uncertainties surrounding the approval of government budget proposals. Also, government proposals to reduce or eliminate budgetary deficits have sometimes included reduced allocations to the NIH and other government agencies that fund research and development activities. Government funding of research and development is subject to the political process, which is inherently fluid and unpredictable. Budgetary pressures may result in reduced allocations to government agencies that fund research and development activities. Although the stimulus packages implemented by the US government in 2009 and 2010 included increases in NIH funding, NIH funding had otherwise remained fairly flat in recent years (including into 2012). A reduction in government funding for the NIH or other government research agencies could adversely affect Transnetyx’s business and its financial results. Also, there is no guarantee that NIH funding will be directed towards projects and studies that require use of Transnetyx’s products and services.

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Negative attention from special interest groups may impair the business of Transnetyx.

Certain special interest groups categorically object to the use of animals for valid research purposes. Research activities with animals have been the subject of adverse attention in recent years. Any negative attention, threats or acts of vandalism directed against animal research activities in the future could impair the ability of Transnetyx’s customer’s to send its samples for testing.

Transnetyx may not be able to successfully develop and market new services and products.

Transnetyx may seek to develop and market new services and products that complement or expand its existing business or service offerings. If it is unable to develop new services and products and/or create demand for those newly developed services and products, Transnetyx’s future business, results of operations, financial condition, and cash flows could be adversely affected.

If Transnetyx fails to comply with extensive laws and regulations, it could suffer fines and penalties or be required to make significant changes to its operations.

Transnetyx is subject to extensive and frequently changing federal, state and local laws and regulations. In addition, legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse. While Transnetyx believes that it is in compliance with all applicable laws, many of the regulations applicable to it, including those relating to billing and reimbursement of tests and those relating to relationships with physicians and hospitals, are vague or indefinite and have not been interpreted by the courts. They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require it to make changes in its operations, including its pricing and/or billing practices. If Transnetyx fails to comply with applicable laws and regulations, it could suffer civil and criminal damages, fines and penalties, including the loss of licenses or its ability to participate in Medicare, Medicaid and other federal and state healthcare programs and additional liabilities from third-party claims.

The Clinical Laboratory Improvement Amendments of 1988 (CLIA) regulates virtually all clinical laboratories by requiring that they be certified by the federal government and comply with various operational, personnel and quality requirements intended to ensure that their clinical laboratory testing services are accurate, reliable and timely. Furthermore, CLIA does not preempt state laws that are more stringent than federal law. Some state laws may require additional personnel qualifications, quality control, record maintenance and/or proficiency testing. Intentional and serious failures to comply with these requirements can lead to loss of licenses, exclusion from the Medicare and Medicaid programs, fines, and other penalties.

Billing and reimbursement for clinical laboratory testing is subject to significant and complex federal and state regulation. Penalties for violations of laws relating to billing federal healthcare programs and for violations of federal fraud and abuse laws include: (1) exclusion from participation in the Medicare/Medicaid programs; (2) asset forfeitures; (3) civil and criminal fines and penalties; and (4) the loss of various licenses, certificates and authorizations necessary to operate some or all of a clinical laboratory's business. Civil monetary penalties for a wide range of violations are not more than $10,000 per violation plus three times the amount claimed and, in the case of kickback violations, not more than $50,000 per violation plus up to three times the amount of remuneration involved. A parallel civil remedy under the federal False Claims Act provides for damages not more than $11,000 per violation plus up to three times the amount claimed.

Failure in Transnetyx’s information technology systems, including failures resulting from its systems conversions, could significantly increase turnaround time, otherwise disrupt its operations, or lead to increased competition by other providers of laboratory services, all of which could reduce its customer base and result in lost net revenues.

Information systems are used extensively in virtually all aspects of Transnetyx’s business, including laboratory testing, billing, customer service, logistics and management of medical data. Transnetyx’s success depends, in part, on the continued and uninterrupted performance of its information technology, or IT, systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of Transnetyx’s servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures Transnetyx has taken to prevent unanticipated problems that could affect its IT systems, sustained or repeated system failures that interrupt its ability to process test orders, deliver test results or perform tests in a timely manner could adversely affect its reputation and result in a loss of customers and net revenues.

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Failure to timely or accurately bill for Transnetyx’s services could have a material adverse effect on its net revenues and bad debt expense.

Billing for laboratory services is complicated. Transnetyx provides testing services to a range of research institutions and healthcare providers. Transnetyx considers a “payer” to be the party that pays for the test and a “customer” to be the party who refers the test to it. Depending on the billing arrangement and applicable law, Transnetyx must bill various payers, such as research laboratories, universities, corporations, patients, insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Additionally, auditing for compliance with applicable laws and regulations as well as internal compliance policies and procedures add further complexity to the billing process. Among many other factors complicating billing are:

•	pricing differences between Transnetyx’s fee schedules and the reimbursement rates of the payers;

•	disputes with payers as to which party is responsible for payment; and

•	disparity in coverage and information requirements among various carriers.

Transnetyx incurs significant additional costs as a result of its participation in Medicare and Medicaid programs, as billing and reimbursement for clinical laboratory testing is subject to considerable and complex federal and state regulations. These additional costs include those related to: (1) complexity added to Transnetyx’s billing processes; (2) training and education of its employees and customers; (3) compliance and legal costs; and (4) costs related to, among other factors, medical necessity denials and advanced beneficiary notices. Compliance with applicable laws and regulations, as well as internal compliance policies and procedures, adds further complexity and costs to the billing process. Changes in laws and regulations could negatively impact Transnetyx’s ability to bill its clients.

Professional liability litigation could have an adverse financial impact on Transnetyx’s client base and reputation.

As a general matter, providers of clinical laboratory testing services may be subject to lawsuits alleging negligence or other similar legal claims. Some of these suits involve claims for substantial damages. Any professional liability litigation could have an adverse impact on our client base and reputation. We maintain various liability insurance programs for claims that could result from providing or failing to provide clinical laboratory testing services, including inaccurate testing results and other exposures. Transnetyx’s insurance coverage limits its maximum exposure on individual claims; however, it is essentially self-insured for a significant portion of these claims. Transnetyx’s management believes that present insurance coverage and reserves are sufficient to cover currently estimated exposures. Although Transnetyx has never had a liability claim filed against it, it is possible that such a claim might be made in the future and, as a result, could have an adverse financial impact on Transnetyx and could harm Transnetyx’s reputation.

Failure to provide a higher quality of service than that of its hospital affiliates and other laboratories could have a material adverse effect on Transnetyx’s net revenues and profitability.

Transnetyx primarily competes with numerous laboratory providers, including researchers’ in in-house laboratories, centralized testing laboratories at research institutions, hospital-affiliated laboratories, other independent clinical laboratories and physician-office laboratories. Most researchers have the knowledge and ability to perform the genetic test manually within their laboratory. In addition, several research institutions have created centralized testing facilities for their researchers to utilize. Hospitals generally maintain an on-site laboratory to perform testing on their patients. In addition, many hospitals compete with independent clinical laboratories for outreach (non-hospital patients) testing. Most physicians have admitting privileges or other relationships with hospitals as part of their medical practice and many hospitals leverage their relationships with community physicians and encourage the physicians to send their outreach testing to the hospital's laboratory. In addition, hospitals that own physician practices generally require the physicians to refer tests to the hospital's laboratory. As a result of this affiliation between hospitals and community physicians, Transnetyx competes against these affiliated laboratories based on accuracy, speed, customer experience and price. Transnetyx’s failure to provide service superior to affiliated laboratories and other laboratories could have a material adverse effect on its net revenues and profitability.

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FDA regulation of laboratory-developed tests or genetic testing could lead to increased costs and delay in introducing new genetic tests.

The FDA has regulatory responsibility over instruments, test kits, reagents and other devices used to perform diagnostic testing by clinical laboratories. In the past, the FDA has claimed regulatory authority over laboratory-developed tests, but has exercised enforcement discretion in not regulating tests performed by high complexity CLIA-certified laboratories. In December 2000, the Health and Human Services (“HHS”) Secretary's Advisory Committee on Genetic Testing recommended that the FDA be the lead federal agency to regulate genetic testing. In late 2002, a new HHS Secretary's Advisory Committee on Genetics, Health and Society, or SACGHS, was appointed to replace the prior Advisory Committee. Ultimately, SACGHS decided that it would continue to monitor the progress of the Federal agencies in the oversight of genetic technologies, but it did not believe that further action was warranted. FDA interest in, or actual regulation of, laboratory-developed tests or increased regulation of the various medical devices used in laboratory-developed testing could lead to periodic inquiry letters from the FDA and increased costs and delays in introducing new tests, including genetic tests.

The development of new, more cost-effective tests that can be performed by researchers in their laboratories or physicians in their offices or by patients could negatively impact Transnetyx’s testing volume and net revenues.

The diagnostics testing industry is faced with changing technology and new product introductions. Advances in technology may lead to the development of more cost-effective tests that can be performed outside of an independent clinical laboratory such as point-of-care tests that can be performed by researchers in the laboratories or physicians in their offices, esoteric tests that can be performed by hospitals in their own laboratories or home testing that can be performed by patients in their homes, by physicians in their offices or technicians in laboratories. Development of such technology and its use by our customers would reduce the demand for Transnetyx’s laboratory-based testing services and negatively impact its net revenues.

Transnetyx’s tests and business processes may infringe on the intellectual property rights of others, which could cause it to engage in costly litigation, pay substantial damages or prohibit it from selling certain of its tests.

Other companies or individuals, including Transnetyx’s competitors, may obtain patents or other property rights that would prevent, limit or interfere with its ability to develop, perform or sell its tests or operate its business. As a result, Transnetyx may be involved in intellectual property litigation and it may be found to infringe on the proprietary rights of others, which could force it to do one or more of the following:

•	cease developing, performing or selling products or services that incorporate the challenged intellectual property;

•	obtain and pay for licenses from the holder of the infringed intellectual property right;

•	redesign or reengineer its tests;

•	change its business processes; or

•	pay substantial damages, court costs and attorneys' fees, including potentially increased damages for any infringement held to be willful.

Patents generally are not issued until several years after an application is filed. The possibility that, before a patent is issued to a third party, Transnetyx may be performing a test or other activity covered by the patent is not a defense to an infringement claim. Thus, even tests that it develops could become the subject of infringement claims if a third party obtains a patent covering those tests.

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Infringement and other intellectual property claims, regardless of their merit, can be expensive and time-consuming to litigate. In addition, any requirement to reengineer its tests or change its business processes could substantially increase its costs, force us to interrupt product sales or delay new test releases. Transnetyx has never been the subject of an infringement claim, however, such claims could arise in the future as patents could be issued on tests or processes that we may be performing.

Risks Related to Carbon Fuels

Carbon Fuels has a history of losses, deficits, and negative operating cash flows and will likely continue to incur losses in the future. Such losses may impair its ability to pursue its business plan.

Carbon Fuels may incur operating losses and continued negative cash flows from operations for the foreseeable future. Carbon Fuels has made, and will continue to make, substantial capital and other expenditures before it has sufficient operating income and cash flow to recover all of its investments. Carbon Fuels is not able to accurately estimate when, if ever, its cash flows from operating activities will increase sufficiently to cover these investments. Further, Carbon Fuels may never achieve or maintain profitability or generate cash from operations in future periods.

Carbon Fuels has substantial capital requirements and, as a result, it has been, and continues to be, dependent on financing activities or sales of its equity securities to fund its operating costs. The inability to raise funds through traditional financing means or sale of its equity securities may require it to sell assets to fund its operating costs.

As a result of negative cash flows from operations, Carbon Fuels has been, and continues to be, dependent on financing activities and sales of its equity securities to fund the operating and substantial capital costs associated with its business. Carbon Fuels’s need for additional capital may further increase as it continues to pursue its vertical integration strategy. Carbon Fuels’s success is dependent on its ability to utilize existing resources and to generate sufficient cash flows to meet its obligations on a timely basis, to obtain financing or refinancing as may be required, to attain profitability, or a combination thereof. The continued credit crisis and related turmoil in the global financial system has had, and may continue to have, an impact on Carbon Fuels’s business and its financial condition. In addition, the global financial crisis may present significant challenges for it if conditions in the financial markets do not improve or continue to worsen. Carbon Fuels’s ability to access capital markets, for example, may be severely restricted at times when it needs adequate funding to pay its existing indebtedness, pursue its business strategy, respond to changing business and economic conditions and competitive pressures, absorb negative operating results and fund its continuing operations, capital expenditures or increased working capital requirements. Carbon Fuels may also need to sell assets to fund its operating costs to the extent that it is unable to raise adequate funds in the capital markets. Carbon Fuels may not be able to sell assets on favorable terms, if at all.

Carbon Fuels has a limited operating history as an energy solutions company, and its business and prospects should be considered in light of the risks and difficulties typically encountered by a company with a limited operating history.

You should consider Carbon Fuels’s business and prospects in light of the risks and difficulties typically encountered by a company with a limited operating history. The specific risks include whether Carbon Fuels will be able to:

•	enter into agreements for the purpose of building Charfuel® Coal Refining facility or licensing that technology;

•	enter into agreements for site location, supply and offtake agreements for a Charfuel® Coal Refining

•	raise additional capital;

•	accurately assess potential markets and effectively respond to competitive developments;

•	attract and retain customers for product sales;

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•	attract and retain credit-worthy customers;

•	effectively manage expanding operations;

•	successfully market its products;

•	economically transport coal to processing facilities;

•	execute its business strategy; and

•	attract and retain key personnel.

Carbon Fuels may not be successful in addressing these and other risks. As a result, its financial condition, results of operations and cash flows may be adversely affected.

Carbon Fuels relies on key personnel and if it is unable to retain or attract qualified personnel, it may not be able to execute its business plan.

The success of Carbon Fuels is currently dependent on the performance of a small group of senior managers, key technical personnel and independent contractors that have a wide range of technical experience and expertise. For the Charfuel® Coal Refining Process, this experience and expertise includes coal refining, coal handling, combustion engineering, gas separation and general plant operations. In addition, Carbon Fuels’s business strategy requires it to attract and retain a substantially greater number of qualified personnel and/or hire additional contractors in these key areas. The inability to retain key managerial and technical personnel or attract and retain additional highly qualified managerial or technical personnel in the future could harm Carbon Fuels’s business or financial condition.

Competition from other companies in the coal refining industry, other uses of coal, crude oil, natural gas and alternative fuels, including competition resulting from deregulation in the United States power industry, could adversely affect Carbon Fuels’s competitive position.

Competition from other companies in the coal refining industry, other uses of coal, crude oil, natural gas, alternative fuel and emission-reducing equipment industries could impact Carbon Fuels’s ability to generate revenue from its Charfuel® Coal Refining process. Many of the companies in these industries have financial resources greater than those of Carbon Fuels. Providers of alternative or competing technologies in these industries may be subject to less regulation, or, alternatively, may enjoy subsidies that provide them with increased financial strength, or make their products or services more attractive to energy consumers. Due to any of these competitive advantages, Carbon Fuels’s existing and future competitors may be able to offer products more competitively priced and more widely available than those of Carbon Fuels. These companies also may have the resources to create new technologies and products that could make Carbon Fuels’s process and products obsolete. Carbon Fuels’s future revenues may depend on its ability to address competition in these industries. In addition, deregulation in the United States power generating industry may result in increased competition from other producers of energy-efficient products, other clean fuel sources, and other products, services and technologies designed to provide environmental and operating cost benefits similar to those which Carbon Fuels believes are available from its Charfuel® Coal Refining process.

Overseas development of the Charfuel® Coal Refining business is subject to international risks, which could adversely affect Carbon Fuels’s ability to license, construct overseas plants or profitably operate its business overseas.

Carbon Fuels believes that a portion of the growth opportunity for its business lies outside the United States. Doing business in foreign countries may expose it to many risks that are not present domestically. Carbon Fuels lacks significant experience dealing with such risks, including political, military, privatization, technology piracy, currency exchange and repatriation risks, and higher credit risks associated with customers. In addition, it may be more difficult for Carbon Fuels to enforce legal obligations in foreign countries, and it may be at a disadvantage in any legal proceeding within local jurisdictions. Local laws may also limit its ability to hold a majority interest in the projects that it develops.

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If the national and world-wide financial crisis continues or intensifies it could adversely impact demand for Carbon Fuels’s technology and products.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for Carbon Fuels’s technology or products, increased incidence of customers' inability to pay their accounts, or insolvency of Carbon Fuels’s customers, any of which could adversely affect its results of operations, liquidity, cash flows, and financial condition.

Carbon Fuels’s inability to adequately protect and defend its proprietary Charfuel® Coal Refining processes could harm its business, increase its costs and decrease sales of its products and services.

Carbon Fuels’s success depends upon its proprietary processes. It relies on a combination of trademark and trade secret rights to establish and protect its proprietary rights. If its intellectual property is not adequately protected, this may have a material adverse impact on its financial condition, results of operations, cash flows and future prospects.

Third parties could copy or otherwise obtain and use Carbon Fuels’s technologies without authorization or develop similar technologies independently. The protection of its proprietary rights may be inadequate and its competitors could independently develop similar technology, duplicate its solutions, or design around any patents or other intellectual property rights it holds.

Any actions taken by Carbon Fuels to enforce its patents or other property rights could result in significant expense as well as the diversion of management time and resources. In addition, detecting infringement and misappropriation of patents or intellectual property can be difficult, and there can be no assurance that Carbon Fuels would detect any infringement or misappropriation of its proprietary rights. Even if it is able to detect infringement or misappropriation of its proprietary rights, litigation to enforce its rights could cause Carbon Fuels to divert significant financial and human resources from its business operations, and may not ultimately be successful. If Carbon Fuels is required to divert significant resources and time to the enforcement of its proprietary rights, even if the enforcement is successful, its business could be materially adversely affected.

Carbon Fuels’s success will depend on our ability to operate without infringing on or misappropriating the proprietary rights of others.

Carbon Fuels may be sued for infringing or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if it prevails, the cost of such litigation could adversely affect Carbon Fuels’s business. In addition, litigation is time consuming and could divert management attention and resources away from its business. If Carbon Fuels does not prevail in any litigation, it could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances, these damages could be triple the actual damages the patent holder incurs. If Carbon Fuels has supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, it may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of Carbon Fuels’s products or processes, it may be prevented from manufacturing or marketing its infringing product in the country or countries covered by the patent it infringes, unless it can obtain a license from the patent holder. Any required license might not be available to it on acceptable terms, if at all. Some licenses may be non-exclusive, and therefore, Carbon Fuels’s competitors may have access to the same technology licensed to it. If Carbon Fuels fails to obtain a required license or is unable to design around a patent, it may be unable to market future products, which could have a material adverse effect on its business.

Carbon Fuels faces integration and commercialization risks.

As in many new commercial industrial plants, the integration of many processes is often a challenge. It is possible that Carbon Fuels may fail to integrate all of the components of the process which may cause delays or modifications to achieve full integration of a commercial scale Charfuel® Coal Refining facility.

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Carbon Fuels does not know if the co-products from the Charfuel® Coal Refining process are commercially viable.

Carbon Fuels has not completed the finishing process on a commercial scale and there are no guarantees that it will be able to achieve the finished products without design modifications or additional costs. Additionally, one of Carbon Fuels’s co-products, Char, is not a commercial commodity and there is no guarantee that it will be able to market and sell that product.

Construction of future Charfuel® Coal Refining facilities will require substantial lead time and significant additional financing.

Carbon Fuels does not currently have any definitive contracts to construct additional Charfuel® Coal Refining facilities. To the extent that it identifies appropriate sites for future Charfuel® Coal Refining plants, it will then be required to begin a lengthy permitting and construction process. Carbon Fuels estimates that it could take at least six months or longer to obtain necessary permits and approvals and that, depending on local circumstances, the required time could be much longer. Thereafter, construction of a facility would take an estimated further period of 18 to 24 months. Thus, assuming that Carbon Fuels locates an appropriate site by June 30, 2013, Carbon Fuels does not expect to obtain any revenues from any such facility before at least 2016.

If Carbon Fuels is unable to construct and commercialize Charfuel® Coal Refining plants, its ability to generate profits from this process will be impaired.

Carbon Fuels’s future success will be adversely affected if it cannot locate, develop and construct future commercial Charfuel® Coal Refining production plants and operate them at a profit. A number of different variables, risks and uncertainties affect Carbon Fuels’s successful construction of future Charfuel® Coal Refining production plants and its ability to operate such plants at a profit including:

•	the complex, lengthy and costly regulatory permit and approval process;

•	local opposition to development of projects, which can increase costs and delay timelines;

•	increases in construction costs such as for contractors, workers and raw materials;

•	transportation costs and availability of transportation;

•	its inability to acquire adequate amounts of feedstock coal at forecasted prices to meet its projected goals;

•	engineering, operational and technical difficulties, as discussed above;

•	expenditures related to researching and investigating future Charfuel® Coal Refining production sites, which it may not be able to recover.

If Carbon Fuels is unable to successfully address these risks, its results from operations, financial condition and cash flows may be adversely affected.

Compliance with environmental laws and regulations may increase Carbon Fuels’s costs and reduce its future sales.

Carbon Fuels’s operations are subject to stringent and complex federal, state and local environmental laws and regulations. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liabilities for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products into the environment.

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Future changes in the law may adversely affect Carbon Fuels’s ability to sell its products and services.

A significant factor in expanding the potential U.S. market for co-products produced from the Charfuel® Coal Refining process is the numerous federal, state and local environmental regulations, which provide various air emission requirements for power generating facilities and industrial coal users. While more stringent laws and regulations, including mercury emission standards, limits on sulfur dioxide emissions and nitrogen oxide emissions, may increase demand for Carbon Fuels’s process as its co-product char is cleaner than utilizing raw coal, such regulations may result in reduced coal use and increased reliance on alternative fuel sources. While Carbon Fuels believes that refining coal through the Charfuel® Coal Refining process has value over just using raw coal, it is possible that amendments to the numerous federal and state environmental regulations that relax emission limitations would have a material adverse effect on its prospects.

Risks Related to Barclay’s Wine

Barclay’s Wine operates in an industry that is extremely competitive, and some of its competitors have greater resources, longer histories, more customers and greater brand recognition.

Barclay’s Wine competes with sellers of wine via e-commerce and brick & mortar retail stores. Many of Barclay’s Wine’s current and potential competitors have greater resources, longer histories, more customers, and greater brand recognition. They may secure better terms from vendors, adopt more aggressive pricing and devote more resources to technology, infrastructure, fulfillment, and marketing.

Barclay’s Wine expansion plans could place a significant strain on its management, operational, financial and other resources

Barclay’s Wine is expanding and increasing its product and service offerings and scaling its infrastructure to support its retail business. This expansion increases the complexity of Barclay’s Wine’s business and places significant strain on its management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. Barclay’s Wine may not be able to manage growth effectively, which could damage its reputation, limit its growth and negatively affect its operating results.

Barclay’s Wine may experience significant fluctuations in its operating results and growth rate

Barclay’s Wine may not be able to accurately forecast its growth rate. It bases its expense levels and investment plans on sales estimates. A significant portion of Barclay’s Wine’s expenses and investments are fixed, and it may not be able to adjust its spending quickly enough if its sales are less than expected.

Barclay’s Wine’s revenue growth may not be sustainable, and its percentage growth rates may decrease. Its revenue and operating profit growth depends on the continued growth of demand for the products and services offered by it or its sellers, and its business is affected by general economic and business conditions worldwide. A softening of demand, whether caused by changes in customer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Barclay’s Wine’s sales and operating results will also fluctuate for many other reasons, including due to risks described elsewhere in this section and the following:

•	its ability to retain and increase sales to existing customers, attract new customers, and satisfy its customers’ demands;

•	its ability to offer products on favorable terms, manage inventory, and fulfill orders;

•	the introduction of competitive websites, products, services, price decreases, or improvements;

•	changes in usage or adoption rates of e-commerce,;

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•	timing, effectiveness, and costs of expansion and upgrades of its systems and infrastructure;

•	variations in the mix of products it sells;

•	variations in its level of merchandise returns;

•	the extent to which it offers free shipping, continues to reduce product prices, and provides additional benefits to its customers;

•	the extent to which it invests in technology and content, fulfillment and other expense categories;

•	increases in the prices of fuel and gasoline, as well as increases in the prices of other energy products and commodities like paper and packing supplies;

•	its ability to collect amounts owed to it when they become due;

•	the extent to which use of its services is affected by spyware, viruses, phishing and other spam emails, denial of service attacks, data theft, computer intrusions and similar events; and

•	terrorist attacks and armed hostilities.

The seasonality of Barclay’s Wine’s business places increased strain on our operations

Barclay’s Wine expects a disproportionate amount of its net sales to occur during the fourth quarter. If it does not stock or restock popular products in sufficient amounts such that it fails to meet customer demand, it could significantly affect Barclay’s Wine’s revenue and its future growth. If Barclay’s Wine overstocks products, it may be required to take significant inventory markdowns or write-offs, which could reduce profitability. Barclay’s Wine may experience an increase in its net shipping costs in order to ensure timely delivery for the holiday season. If too many customers access its websites within a short period of time due to increased holiday demand, it may experience system interruptions that make its websites unavailable or prevent it from efficiently fulfilling orders, which may reduce the volume of goods it sells and the attractiveness of its products and services. In addition, it may be unable to adequately staff its fulfillment and customer service centers during these peak periods and may be unable to meet the seasonal demand.

Barclay’s Wine generally has payment terms with its suppliers that are due at shipment of the product and often several months before collecting proceeds from its customers. As a result, it may experience difficulty in financing inventory purchases to fulfill its holiday sales requirements.

Barclay’s Wine has foreign exchange risk

As a result of sourcing product in international markets, Barclay’s Wine is exposed to foreign exchange rate fluctuations. Barclay’s Wine may experience higher product prices due to less favorable exchange rates at the time of the purchase of products that settle in currencies other than the US dollar.

Barclay’s Wine could be harmed by data loss or other security breaches

As a result of Barclay’s Wine’s services being web-based and the fact that it processes, store and transmit large amounts of data, including personal information, for its customers, failure to prevent or mitigate data loss or other security breaches could expose it or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for it and otherwise harm its business. Although it has developed systems and processes that are designed to protect customer information and prevent data loss and other security breaches, such measures cannot provide absolute security. In addition, Barclay’s Wine relies on third party technology and systems in certain aspects of its businesses, including for encryption and authentication technology to securely transmit confidential information.

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Barclay’s Wine faces risks related to system interruption and lack of redundancy

Barclay’s Wine experiences occasional system interruptions and delays that make its websites and services unavailable or slow to respond and prevent it from efficiently fulfilling orders or providing services to third parties, which may reduce its net sales and the attractiveness of its products and services. If it is unable to continually add software and hardware, effectively upgrade its systems and network infrastructure and take other steps to improve the efficiency of its systems, it could cause system interruptions or delays and adversely affect its operating results.

Barclay’s Wine’s computer and communications systems and operations could be damaged or interrupted by fire, flood, power loss, telecommunications failure, earthquakes, acts of war or terrorism, acts of God, computer viruses, physical or electronic break-ins, and similar events or disruptions. Any of these events could cause system interruption, delays, and loss of critical data, and could prevent Barclay’s Wine from accepting and fulfilling customer orders and providing services, which could make its product and service offerings less attractive and subject it to liability. Barclay’s Wine’s systems are not fully redundant and its disaster recovery planning may not be sufficient. In addition, it may have inadequate insurance coverage to compensate for any related losses. Any of these events could damage Barclay’s Wine’s reputation and be expensive to remedy.

Barclay’s Wine faces significant inventory risk

Barclay’s Wine is exposed to significant inventory risks that may adversely affect its operating results as a result of seasonality, new product launches, changes in product cycles and pricing, changes in consumer demand and consumer spending patterns, changes in consumer tastes with respect to its products, spoilage and other factors. Barclay’s Wine endeavors to accurately predict these trends and avoid overstocking or understocking products it sells. Demand for products, however, can change significantly between the time inventory or components are ordered and the date of sale. In addition, when Barclay’s Wine begins selling a new product, it may be difficult to establish vendor relationships, determine appropriate product or component selection, and accurately forecast demand. The acquisition of certain types of inventory or components may require significant lead-time and prepayment and they may not be returnable. Barclay’s Wine carries a broad selection and significant inventory levels of certain products and it may be unable to sell products in sufficient quantities or during the relevant selling seasons. Any one of the inventory risk factors set forth above may adversely affect our operating results.

Government regulation is evolving and unfavorable changes could harm Barclay’s Wine’s business

The regulations controlling the industry are complex and vary by state. Wine shipping laws are often different for wine producers and wine retailers; additionally, litigation is pending in several states to open markets and allow everyone to ship wine directly to both in-state and out-of-state. A tightening in wine shipping laws could make shipping wine prohibitively expensive and diminish the demand for Barclay’s Wine’s products and services, while a removal of all wine shipping laws could reduce its competitive advantage and value of its shipping knowledge and reduce the barriers of entry into the business.

Barclay’s Wine does not collect sales or consumption taxes in some jurisdictions

U.S. Supreme Court decisions restrict the imposition of obligations to collect state and local sales taxes with respect to remote sales. However, an increasing number of states have considered or adopted laws that attempt to impose obligations on out-of-state retailers to collect taxes on their behalf. More than half of Barclay’s Wine’s revenue is already earned in jurisdictions where it collects sales tax or its equivalent. A successful assertion by one or more states or foreign countries requiring it to collect taxes where it does not do so could result in substantial tax liabilities, including for past sales, as well as penalties and interest.

Barclay’s Wine’s supplier relationships subject it to a number of risks

Barclay’s Wine has significant suppliers, that are important to its sourcing. It does not have long-term arrangements with most of its suppliers to guarantee availability of product, particular payment terms, or the extension of credit limits. If its current suppliers were to stop selling product to it on acceptable terms, or delay delivery, including as a result of one or more supplier bankruptcies due to poor economic conditions, as a result of natural disasters or for other reasons, Barclay’s Wine may be unable to procure alternatives from other suppliers in a timely and efficient manner and on acceptable terms, or at all.

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Barclay’s Wine may be subject to product liability claims if people or property are harmed by the products it sells

Some of the products sold by Barclay’s Wine may expose it to product liability claims relating to personal injury, death, and may require product recalls or other actions. Although it maintains liability insurance, Barclay’s Wine cannot be certain that its coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to it on economically reasonable terms, if at all. In addition, some of the agreements with Barclay’s Wine’s vendors and sellers do not indemnify it from product liability.

Barclay’s Wine’s is subject to payment-related risks

Barclay’s Wine accepts payments using a variety of methods, including credit card, debit card, credit accounts (including promotional financing) and gift certificates. As it offers new payment options to its customers, Barclay’s Wine may be subject to additional regulations, compliance requirements, and fraud. For certain payment methods, including credit and debit cards, Barclay’s Wine pays interchange and other fees, which may increase over time and raise its operating costs and lower profitability. Barclay’s Wine relies on third parties to provide payment processing services, including the processing of credit cards, debit cards, electronic checks, and promotional financing, and it could disrupt its business if these companies become unwilling or unable to provide these services to it. Barclay’s Wine is also subject to payment card association operating rules, including data security rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for it to comply. If Barclay’s Wine’s fails to comply with these rules or requirements, or if its data security systems are breached or compromised, it may be liable for card issuing banks’ costs, subject to fines and higher transaction fees and lose its ability to accept credit and debit card payments from its customers, process electronic funds transfers, or facilitate other types of online payments, and its business and operating results could be adversely affected.

Risks Related to Global VR

GLOBAL VR’s business is intensely competitive and “hit” driven. If it does not deliver “hit” products and services, or if consumers prefer its competitors’ products or services over its own, its operating results could suffer.

Competition in GLOBAL VR’s industry is intense and it expects new competitors to continue to emerge throughout the world. Its competitors range from large established companies to emerging start-ups. In GLOBAL VR’s industry, though many new products and services are regularly introduced, only a relatively small number of “hit” titles account for a significant portion of total revenue for the industry. GLOBAL VR has significantly reduced the number of games that it develops, publishes and distributes.

GLOBAL VR’s operating results will be adversely affected if it does not consistently meet its product development schedules or if key events with which it ties the release of its products are delayed or cancelled.

GLOBAL VR’s business is highly seasonal. If GLOBAL VR misses a key selling period for any reason, including product delays, product cancellations, or delayed introduction of a new platform for which its developed products, its sales will suffer disproportionately. GLOBAL VR’s ability to meet product development schedules is affected by a number of factors, including the creative processes involved, the coordination of large and sometimes geographically dispersed development teams required by the increasing complexity of its products and the platforms for which they are developed, and the need to fine-tune its products prior to their release. GLOBAL VR has experienced development delays for its products in the past, which caused it to push back or cancel release dates. GLOBAL VR also seeks to release certain products in conjunction with specific events, such as the beginning of a sports season or major sporting event, or the release of a related movie. If a key event or sports season to which a product release schedule is tied were to be delayed or cancelled, GLOBAL VR’s sales would also suffer disproportionately. In the future, any failure to meet anticipated production or release schedules would likely result in a delay of revenue and/or possibly a significant shortfall in its revenue, increase its development expense, harm its profitability, and cause its operating results to be materially different than anticipated.

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If GLOBAL VR releases defective products or services, its operating results could suffer.

Products and services such as those offered by GLOBAL VR are extremely complex software programs, and are difficult to develop and distribute. GLOBAL VR has quality controls in place to detect defects in its products and services before they are released. Nonetheless, these quality controls are subject to human error, overriding, and resource constraints. Therefore, these quality controls and preventative measures may not be effective in detecting defects in GLOBAL VR’s products and services before they have been released into the marketplace. In such an event, GLOBAL VR could be required to, or may find it necessary to, recall a product or suspend the availability of the product or service, which could significantly harm its business and operating results.

If GLOBAL VR’s marketing and advertising efforts fail to resonate with its customers, its business and operating results could be adversely affected.

If the marketing for GLOBAL VR’s products and services fail to resonate with its customers, particularly during the critical holiday season or during other key selling periods, or if advertising rates or other media placement costs increase, these factors could have a material adverse impact on its business and operating results.

The majority of GLOBAL VR’s sales are made to a relatively small number of key customers.

The majority of GLOBAL VR’s sales are made to a relatively small number of key customers. If these customers reduce their purchases of its products or become unable to pay for them, GLOBAL VR’s business could be harmed.

GLOBAL VR may be subject to claims of infringement of third-party intellectual property rights, which could harm its business.

From time to time, third parties may assert claims against GLOBAL VR relating to patents, copyrights, trademarks, personal publicity rights, or other intellectual property rights to technologies, products or delivery/payment methods that are important to its business. Although GLOBAL VR believes that it makes reasonable efforts to ensure that its products do not violate the intellectual property rights of others, it is possible that third parties still may claim infringement. For example, it may be subject to intellectual property infringement claims from certain individuals and companies who have acquired patent portfolios for the sole purpose of asserting such claims against other companies. In addition, many of its products are highly realistic and feature materials that are based on real world examples, which may be the subject of intellectual property infringement claims of others.

From time to time, GLOBAL VR receives communications from third parties regarding such claims. Existing or future infringement claims against GLOBAL VR, whether valid or not, may be time consuming and expensive to defend. Such claims or litigations could require GLOBAL VR to pay damages and other costs, stop selling the affected products, redesign those products to avoid infringement, or obtain a license, all of which could be costly and harm its business. In addition, many patents have been issued that may apply to potential new modes of delivering, playing or monetizing game software products and services, such as those that GLOBAL VR produces or would like to offer in the future. We may discover that future opportunities to provide new and innovative modes of game play and game delivery to consumers may be precluded by existing patents that it is unable to license on reasonable terms.

GLOBAL VR’s products are subject to the threat of piracy and unauthorized copying.

A security breach that results in the disclosure of pre-release software or other confidential assets could lead or contribute to piracy of GLOBAL VR’s games or otherwise compromise its product plans. Further, entertainment software piracy is a persistent problem in GLOBAL VR’s industry. The growth in peer-to-peer networks and other channels to download pirated copies of its products, the increasing availability of broadband access to the Internet and the proliferation of technology designed to circumvent the protection measures used with its products all have contributed to an expansion in piracy. Though GLOBAL VR takes technical steps to make the unauthorized copying of its products more difficult, as do the manufacturers of consoles on which its games are played, these efforts may not be successful in controlling the piracy of its products. While legal protections exist to combat piracy and other forms of unauthorized copying, preventing and curbing infringement through enforcement of its intellectual property rights may be difficult, costly and time consuming, particularly in countries where laws are less protective of intellectual property rights. Further, the scope of the legal protection of copyright and prohibitions against the circumvention of technological protection measures to protect copyrighted works are often under scrutiny by courts and governing bodies. The repeal or weakening of laws intended to combat piracy, protect intellectual property and prohibit the circumvention of technological protection measures could make it more difficult for GLOBAL VR to adequately protect against piracy. These factors could have a negative effect on GLOBAL VR’s growth and profitability in the future.

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GLOBAL VR’s success in the gaming industry depends, in large part, on its ability to manage and frequently introduce innovative products on a timely basis. If GLOBAL VR fails to keep pace with rapid innovations in new technologies or product design and deployment, its business could be adversely affected.

GLOBAL VR’s success is dependent on its ability to develop and sell new products that are attractive to casino operators and other gaming enterprises and their customers, for both land-based and online gaming operations. Furthermore, if GLOBAL VR’s land-based or online gaming content does not meet or sustain revenue and profitability expectations, they may be replaced by its competitors' products or removed altogether or it may experience a reduction in fees generated from its arrangements. Therefore, GLOBAL VR’s success depends upon its ability to continue to design, manage and frequently market and update technologically sophisticated land-based and online products that meet its customers' needs regarding ease of use and adaptability, and that are unique and entertaining such that they achieve high levels of player appeal and sustainability. If GLOBAL VR’s competitors develop new game content and technologically innovative products and it fails to keep pace or it is otherwise unable to obtain, maintain or manage the level of complexities arising from new gaming technologies, whether land-based or online, its business could be adversely affected. Further, its land-based products could suffer a loss of floor space to table games or other more technologically advanced games.

Global VR’s investments in research and development may not prove to be successful.

GLOBAL VR has invested, and intends to continue to invest, significant resources in research and development efforts. It invests heavily in a number of areas including product engineering development for game and system-based hardware, software and game content. There is no assurance that GLOBAL VR’s investments in research and development will lead to successful new technologies or timely new products. If a new product does not gain market acceptance, its business could be adversely affected. Most directly, if a product is unsuccessful it could incur losses and also be required to increase its inventory obsolescence charges.

If Global VR is unable to adapt its manufacturing infrastructure to produce new products in an efficient manner, if at all, its margins will suffer.

GLOBAL VR’s newer products are generally technologically more sophisticated than those it has produced in the past and it must continually refine its production capabilities to meet the needs of its product innovation. If it cannot adapt its manufacturing infrastructure to meet the needs of its product innovations, if it is unable to make upgrades to its production capacity in a timely manner, or if it commits significant resources to upgrades for products that are ultimately unsuccessful, its business could be adversely affected. In addition, because of the sophistication of its newer products and the resources committed to their development, they are generally more expensive to produce. If the increase in the average selling price of these new products is not proportionate to the increase in production cost, in each case as compared to GLOBAL VR’s prior products or, if the average cost of production does not go down over time, whether by reason of long-term customer acceptance, GLOBAL VR’s ability to find greater efficiencies in the manufacturing process as it refines its production capabilities or a general decrease in the cost of the technology, its margins will suffer.

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Consumer spending on leisure activities is affected by changes in the economy and consumer tastes, as well as other factors that are difficult to predict and beyond the control of GLOBAL VR. Decreases in consumer spending adversely affecting the gaming industry could harm GLOBAL VR’s business, and unfavorable economic conditions have impacted and could continue to negatively impact the play levels of its participation games and purchases of its sale games.

The demand for entertainment and leisure activities tends to be highly sensitive to consumers disposable incomes, and thus can be affected by changes in the economy and consumer tastes, both of which are difficult to predict and beyond GLOBAL VR’s control. Unfavorable changes in general economic conditions, including recession, economic slowdown, sustained high levels of unemployment, and higher fuel or other transportation costs, may reduce disposable income of casino patrons or result in fewer patrons visiting casinos, whether land-based or online. As a result, GLOBAL VR cannot ensure that demand for its products or services will remain constant. Continued adverse developments affecting economies throughout the world, including a general tightening of the availability of credit, decreased liquidity in many financial markets, increasing interest rates, increasing energy costs, acts of war or terrorism, transportation disruptions, natural disasters, declining consumer confidence, sustained high levels of unemployment or significant declines in stock markets, as well as concerns regarding epidemics and the spread of contagious diseases, could lead to a further reduction in discretionary spending on leisure activities such as gambling. Any significant or prolonged decrease in consumer spending on leisure activities could greatly affect the gaming industry, causing some or all of GLOBAL VR’s customers to decrease spending or ultimately declare bankruptcy, each of which would adversely affect its business. If GLOBAL VR experiences a significant unexpected decrease in demand for its products, we could incur losses and also be required to increase its inventory obsolescence charges.

GLOBAL VR may not be able to attract and retain the management or employees necessary to remain competitive in its industry.

The competition for qualified personnel in the gaming industry is intense. GLOBAL VR’s ability to continue to develop new technologies and create innovative products depends on its ability to recruit and retain talented employees. GLOBAL VR’s future success depends on the retention and continued contributions of its key management, finance, marketing, development and staff personnel, many of whom would be difficult or impossible to replace. GLOBAL VR’s success is also tied to its ability to recruit additional key personnel in the future. GLOBAL VR may not be able to retain its current personnel or recruit any additional key personnel required. The loss of services of any of its personnel or its inability to recruit additional necessary key personnel could have a material adverse effect on its business, financial condition, results of operations and prospects.

Changes in ownership of any of GLOBAL VR’s customers or consolidation within the gaming industry could affect its business.

GLOBAL VR is becoming more heavily dependent on the gaming industry. A decline in demand for its products in the gaming industry could adversely affect its business. Demand for its products is driven primarily by the replacement of existing products, as well as the expansion of existing casinos and the opening of new properties in existing and new jurisdictions as well as the opening of new channels of distribution, such as mobile and online gaming. Because a significant portion of GLOBAL VR’s sales come from repeat customers, its business could be affected if one of its customers is sold to or merges with another entity that utilizes the products and services of one of its competitors or that reduces spending on its products or causes downward pricing pressures. Such consolidations could lead to order cancellations or negatively impact pricing and purchasing decisions or result in the removal of some or all of its products. Also, any fragmentation within the industry creating a number of smaller, independent operators with fewer resources could also adversely affect GLOBAL VR’s business as these operators might cause a further slowdown in the replacement cycle for its products or otherwise adjust the number and frequency of orders they place with GLOBAL VR to save money.

The gaming industry is heavily regulated, and regulatory changes may adversely impact GLOBAL VR’s ability to operate or expand.

The manufacture and distribution of gaming devices, development of systems and the conduct of gaming operations, whether land-based or online, are subject to extensive federal, state, local and foreign regulation by various gaming authorities. Each of GLOBAL VR’s games and systems hardware and software targeted for the gaming industry must be approved in each jurisdiction in which it is placed. GLOBAL VR’s ability to continue to operate in certain jurisdictions or its ability to expand into new jurisdictions or its ability to launch new product offerings could be adversely affected by:

• delays in the adoption of or, changes to legislation to permit or expand gaming in new and existing jurisdictions;

• unfavorable public referendums, such as referendums to increase taxes on gaming revenues;

• unfavorable legislation affecting or directed at manufacturers or gaming operators;

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• adverse changes to and new interpretations of existing gaming regulations and findings of non-compliance with applicable gaming regulations;

• delays in approvals from regulatory agencies;

• a limitation, conditioning, suspension or revocation of any of its gaming licenses or approvals of our games or system hardware or software;

• unfavorable determinations or challenges of suitability by gaming regulatory authorities with respect to our officers, directors, major stockholders or key personnel; and

• the adoption of new laws and regulations, or the repeal or amendment of existing laws and regulations, including, but not limited to, internet gaming.

The enactment of unfavorable legislation or government efforts affecting or directed at manufacturers or gaming operators, whether land-based or online, such as referendums to increase gaming taxes or requirements to use local distributors, would likely have a negative impact on GLOBAL VR’s operations.

Public opinion can also exert a significant influence over the regulation of the gaming industry. A negative shift in the public's perception of gaming could affect future legislation in individual jurisdictions. Among other things, such a shift could cause jurisdictions to abandon proposals to legalize gaming, thereby limiting the number of new jurisdictions into which we could expand. Negative public perception could also lead to new restrictions on or the prohibition of gaming in jurisdictions in which GLOBAL VR currently operates.

Although the jurisdictions in which GLOBAL VR operates vary in their specific requirements, virtually all jurisdictions, including those into which it may expand in the future, require licenses, permits, qualification documentation, including evidence of integrity and financial stability, and other forms of approval to engage in gaming operations or the manufacture and distribution of gaming devices. In properties in existing and new jurisdictions as well as the opening of new channels of distribution, such as mobile and online gaming. Because a significant portion of GLOBAL VR’s sales come from repeat customers, its business could be affected if one of its customers is sold to or merges with another entity that utilizes the products and services of one of its competitors or that reduces spending on its products or causes downward pricing pressures. Such consolidations could lead to order cancellations or negatively impact pricing and purchasing decisions or result in the removal of some or all of its products. Also, any fragmentation within the industry creating a number of smaller, independent operators with fewer resources could also adversely affect its business as these operators might cause a further slowdown in the replacement cycle for its products or otherwise adjust the number and frequency of orders they place with GLOBAL VR to save money.

GLOBAL VR’s gaming products, particularly its wide area progressive networks, centrally determined systems and its mobile and online gaming platform, may experience losses due to technical difficulties or fraudulent activities.

GLOBAL VR’s success depends on its ability to avoid, detect, replicate and correct software and hardware errors and fraudulent manipulation of its products. All of GLOBAL VR’s products are designed with security features to prevent fraudulent activity. However, GLOBAL VR cannot guarantee that these features will effectively stop all fraudulent or subversive activities. If GLOBAL VR’s security features do not prevent these types of activities, its business could be adversely affected. To the extent any of GLOBAL VR’s products experience errors or fraudulent manipulation, its customers may replace its products with those of its competitors. In addition, the occurrence of errors in, or fraudulent manipulation of, GLOBAL VR’s products may give rise to claims for lost revenues and related litigation by its customers and may subject it to investigation or other action by gaming regulatory authorities, including shutting down our products, suspension or revocation of its gaming licenses or disciplinary action. Additionally, in the event of such issues with our products, substantial engineering and marketing resources may be diverted from other areas to rectify the problem.

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Systems, network, telecommunications or other technological failures or cyber-attacks may disrupt GLOBAL VR’s business and have an adverse effect on operations.

Any disruption in GLOBAL VR’s network or telecommunications services could affect its ability to operate its gaming or financial systems, which would result in reduced revenues and customer down time. GLOBAL VR’s networks are susceptible to outages due to fire, flood, power loss, break-ins, cyber-attacks, network penetration, data privacy or security breaches, denial of service attacks and similar events. Despite GLOBAL VR’s implementation of what it believes to be reasonable and adequate network security measures and data protections safeguards, its servers and computer resources are vulnerable to viruses, malicious software, hacking, break-ins or theft, third-party security breaches, employee error or malfeasance, and other potential compromises. Anyone that is able to circumvent its security measures could misappropriate confidential or proprietary information, including that of third parties, cause interruption in GLOBAL VR’s operations, damage its computers or otherwise damage its reputation and business. Any of the foregoing matters related to unauthorized access to or tampering with GLOBAL VR’s systems or networks in any such event could have a material adverse effect on its financial condition, operating results or prospects.

GLOBAL VR’s online gaming products are part of a new and evolving industry, which presents significant uncertainty and business risks.

Online gaming is a nascent industry. The success of this industry and our online gaming products such as our mobile and online gaming platform will be affected by future developments in social networks, mobile platforms, regulatory developments, data privacy laws and regulations and other factors that GLOBAL VR is unable to predict or control. This environment can make it difficult to plan and can provide opportunities for competitors to grow revenues at its expense. Consequently, GLOBAL VR’s future revenues related to its online gaming products may be difficult to predict and it cannot provide any assurance that these products will gain market acceptance, that they will generate revenues at the rates it expects or will be successful in the long run.

Current borrowings, as well as potential future financings, may substantially increase GLOBAL VR’s current indebtedness.

No assurance can be given that GLOBAL VR will be able to generate the cash flows necessary to permit it to meet its fixed charges and payment obligations with respect to its debt. GLOBAL VR could be required to incur additional indebtedness to meet these fixed charges and payment obligations. Incurring additional debt could:

• adversely affect GLOBAL VR’s ability to expand its business, market its products and make investments and capital expenditures;

• adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources; and

• create competitive disadvantages compared to other companies with lower debt levels.

Any inability to service GLOBAL VR’s fixed charges and payment obligations, or the incurrence of additional debt, would have an adverse effect on its cash flows, results of operations and business generally.

An inability to maintain sufficient liquidity could negatively affect expected levels of operations and new product development.

Future revenue may not be sufficient to meet operating, product development and other cash flow requirements. Sufficient funds to service GLOBAL VR’s debt and maintain new product development efforts, and expected levels of operations may not be available. Additional capital, if and when needed by us, may not be available on terms acceptable to us. If GLOBAL VR cannot obtain sufficient capital on acceptable terms when needed, it may not be able to carry out its planned product development efforts and level of operations.

Risk Relating to CVAC

CVAC will be forced to liquidate the trust account if it cannot consummate a business combination by February 25, 2013. In the event of a liquidation, CVAC’s public shareholders will receive less than $6.00 per subunit and the CVAC warrants will expire worthless.

If CVAC is unable to complete a business combination by February 25, 2013 and is forced to liquidate, the per-subunit liquidation distribution will be less than $6.00, because of the expenses of the IPO, CVAC’s general and administrative expenses and the costs of seeking potential business candidates. Furthermore, there will be no distribution with respect to the CVAC warrants, which will expire worthless as a result of CVAC’s failure to complete a business combination.

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You must tender your CVAC subunits in order to validly seek redemption at the special meeting of shareholders.

In connection with tendering your shares for redemption, you must elect either to physically tender your subunit certificates to CVAC’s transfer agent in each case by the business day prior to the consummation of the Business Combination, or to deliver your subunits to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, which election would likely be determined based on the manner in which you hold your subunits. The requirement for physical or electronic delivery by the business day prior to the consummation of the Business Combination ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

CVAC shareholders exercising their redemption rights with respect to the CVAC subunits held by them will forfeit the portion of warrants included in the CVAC subunits without the payment of any additional consideration.

Pursuant to CVAC’s Amended and Restated Memorandum and Articles of Association, CVAC’s public shareholders will be entitled to redeem CVAC subunits for a portion of the trust account if the business combination is consummated. Accordingly, the CVAC warrants included in the subunits are subject to forfeiture, without the payment of any additional consideration, if the holder elects to cause CVAC to redeem the CVAC subunit of which the CVAC warrant forms a part. Accordingly, holders of CVAC subunits may have a disincentive to exercise their redemption rights because they will automatically forfeit the one-half (½) warrant included in the CVAC subunit. This may also have the effect of making it easier for CVAC to consummate a business combination as shareholders may not wish to lose the value of the CVAC warrants included in the CVAC subunits.

Unlike other blank check companies, CVAC allows up to one subunit less than 58.37% (as adjusted for repurchases under its Repurchase Plan, which was terminated in accordance with its terms on August 27, 2012) of the subunits sold in the IPO to be redeemed. This higher threshold will make it easier for CVAC to consummate the proposed Business Combination with which you may not agree and could result in more money from the trust account being used to pay for redemptions than in other blank check companies, and very little money remaining in trust for the post-transaction company.

Each holder (other than the initial shareholders) of CVAC subunits will have the right to have his, her or its subunits redeemed by CVAC for cash if the proposed Business Combination is consummated. CVAC will consummate the proposed Business Combination only if public shareholders owning one subunit less than 58.37% (as adjusted for repurchases under its Repurchase Plan, which was terminated in accordance with its terms on August 27, 2012) of the subunits sold in the IPO have exercised redemption rights on a cumulative basis; provided that a public shareholder, together with any affiliate of his or any person with whom he is acting in concert or as a “group” (as such term is defined in Sections 13(d) and 14(d) of the Exchange Act), will be restricted from seeking redemption with respect to more than 10% of the subunits sold in the IPO on a cumulative basis. In the past, many blank check companies have had redemption thresholds of between 19.99% and 39.99%, which makes it more difficult for such companies to consummate their initial business combination. Therefore, because CVAC permits a larger number of shareholders to exercise their redemption rights, it will be easier for CVAC to consummate the proposed Business Combination with a target business in the face of strong shareholder dissent, and CVAC has reduced the likelihood that a small group of investors holding a large block of CVAC subunits will stop it from completing the proposed Business Combination. Depending on the number of subunits that are redeemed in connection with the proposed Business Combination, CVAC may have very little money in its trust account with which to consummate the proposed Business Combination, which may result in its having to obtain additional financing to consummate the proposed Business Combination, result in less money being available for use as working capital post business combination, or result in CVAC’s failure to consummate the proposed Business Combination.

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If third parties bring claims against CVAC, the proceeds held in trust could be reduced and the per-share liquidation price received by CVAC’s shareholders may be less than $5.96.

CVAC’s placing of funds in trust may not protect those funds from third party claims against CVAC. Although CVAC has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of CVAC’s public shareholders, they may still seek recourse against the trust account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of CVAC’s public shareholders. If CVAC liquidates the trust account before the completion of a business combination and distributes the proceeds held therein to its public shareholders, CVAC’s Initial Shareholders have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced below $5.96 per share by the claims of target businesses or claims of vendors or other entities that are owed money by CVAC for services rendered or contracted for or products sold to CVAC. However, CVAC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the trust account may be less than $5.96 due to such claims.

Additionally, if CVAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in CVAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any bankruptcy claims deplete the trust account, CVAC may not be able to return $5.96 to our public shareholders.

CVAC’s shareholders may be held liable for claims by third parties against CVAC to the extent of distributions received by them.

CVAC’s Amended and Restated Memorandum and Articles of Association provides that it will continue in existence only until February 25, 2013. If CVAC has not completed a business combination by such date, its corporate existence will cease except for the purposes of winding up its affairs and dissolving. As a result, this has the same effect as if CVAC had formally gone through a voluntary liquidation procedure under the Companies Law. In such a situation under the Companies Law, a liquidator would give at least 21 days’ notice to creditors of his intention to make a distribution by notifying known creditors (if any) who have not submitted claims and by placing a public advertisement in the Cayman Islands Official Gazette, although in practice this notice requirement need not necessarily delay the distribution of assets as the liquidator may be satisfied that no creditors would be adversely affected as a consequence of a distribution before this time period has expired. As soon as the affairs of the company are fully wound-up, the liquidator must lay his final report and accounts before a final general meeting which must be called by a public notice at least one month before it takes place. After the final meeting, the liquidator must make a return to the Registrar confirming the date on which the meeting was held and three months after the date of such filing the company is dissolved. In the case of a full voluntary liquidation procedure, any liability of shareholders with respect to a liquidating distribution would be barred if creditors miss the deadline for submitting claims. However, it is CVAC’s intention to liquidate the trust account to its public shareholders as soon as reasonably possible and its directors and officers have agreed to take any such action necessary to dissolve the company and liquidate the trust account as soon as reasonably practicable if CVAC does not complete a business combination within the required time period. Pursuant to CVAC’s Amended and Restated Memorandum and Articles of Association, failure to consummate a business combination by February 25, 2013, will trigger an automatic winding up of the company. As such, CVAC’s shareholders could potentially be liable for any claims to the extent of distributions received by them pursuant to such process and any liability of CVAC’s shareholders may extend beyond the date of such dissolution. Accordingly, CVAC cannot assure you that third parties will not seek to recover from CVAC’s shareholders amounts owed to them by CVAC.

If CVAC is unable to consummate a transaction within the required time periods, upon notice from CVAC, the trustee of the trust account will distribute the amount in its trust account to its public shareholders. Concurrently, CVAC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although CVAC cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, CVAC’s Initial Shareholders have agreed that they will be liable to ensure that the proceeds in the trust account are not reduced below $5.96 per subunit by the claims of target businesses or claims of vendors or other entities that are owed money by CVAC for services rendered or contracted for or products sold to CVAC.

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If CVAC is forced to enter into an insolvent liquidation, any distributions received by CVAC shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, CVAC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by CVAC’s shareholders. Furthermore, CVAC’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and CVAC to claims of damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. CVAC cannot assure you that claims will not be brought against it for these reasons. CVAC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid while CVAC was unable to pay its debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of KYD15,000 (approximately US$18,000) and to imprisonment for five years in the Cayman Islands.

An investor will only be able to exercise a CVAC warrant if the issuance of CVAC ordinary shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No CVAC warrants will be exercisable on a cash basis and CVAC will not be obligated to issue registered ordinary shares unless the ordinary shares issuable upon such exercise have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the CVAC warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of ordinary shares by the issuer upon exercise of a warrant may be different, a CVAC warrant may be held by a holder in a state where an exemption is not available for issuance of ordinary shares upon exercise of the warrant and the holder will be precluded from exercising the CVAC warrant. As a result, the CVAC warrants may be deprived of any value, the market for the CVAC warrants may be limited and the holders of CVAC warrants may not be able to exercise their CVAC warrants if the ordinary shares issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

If CVAC’s due diligence investigation of Black Diamond was inadequate, then shareholders of CVAC following the Business Combination could lose some or all of their investment.

Even though CVAC conducted a due diligence investigation of Black Diamond, it cannot be sure that this diligence uncovered all material issues that may be present inside Black Diamond or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Black Diamond and its business and outside of its control will not later arise.

All of CVAC’s officers and directors own CVAC ordinary shares and CVAC warrants which will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the business combination is appropriate.

All of CVAC’s officers and directors own an aggregate of 790,625 CVAC ordinary shares and 1,500,000 CVAC warrants. Such individuals have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the trust account if CVAC is unable to consummate a business combination. Accordingly, the CVAC ordinary shares, as well as the CVAC warrants purchased by our officers or directors, will be worthless if CVAC does not consummate a business combination. Based on a market price of $6.12 per CVAC Subunit on November 9, 2012 and $0.30 per warrant on November 9, 2012, the value of these shares was approximately $4.8 million and the value of these warrants was approximately $450,000. The CVAC ordinary shares acquired prior to the IPO, as well as the CVAC warrants will be worthless if CVAC does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Black Diamond as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in CVAC’s stockholders’ best interest.

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CVAC is offering each public shareholder the option to vote in favor of the Business Combination and still seek redemption of his CVAC Subunits.

Each public shareholder (but not CVAC’s initial shareholders) will have the right to vote in favor of the Business Combination and to still seek to have his, her or its subunits redeemed for cash for a full pro rata share of the trust account, while those voting against the Business Combination will only be entitled to receive a maximum of $5.96 per CVAC Subunit. CVAC shareholders who vote for the Business Combination will be entitled to redeem their subunits for a full pro rata share of the trust account ($5.99 per subunit) plus any interest then held in the trust account, if the business combination is consummated. Accordingly, redeeming CVAC shareholders voting against the proposed business combination will receive less consideration for their redeemed CVAC Subunits than redeeming shareholders who vote in favor of the Business Combination. CVAC may proceed with a business combination only if (i) holders of a majority of CVAC’s outstanding shares approve the business combination and (ii) CVAC public shareholders owning one subunit less than 58.37% of the total number of subunits sold in the IPO exercise their redemption rights, regardless of whether they vote for or against the Business Combination. Accordingly, public shareholders owning up to one subunit less than 58.37% of the CVAC Subunits sold in the IPO may exercise their redemption rights and we could still consummate the Business Combination. This is different than other similarly structured blank check companies where shareholders are offered the right to redeem their shares only when they vote against a proposed business combination. Furthermore, CVAC’s redemption threshold at 58.37% is significantly higher than the more typical threshold of between 19.99% and 39.99% and further allows holders of CVAC’s ordinary shares the right to vote in favor of the Business Combination and elect to redeem their CVAC Subunits. This higher threshold and the ability to seek redemption while voting in favor of the Business Combination (and to receive a greater redemption amount if voting in favor of a business combination) may make it more likely that CVAC will consummate the Business Combination.

CVAC’s public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group” with, are restricted from seeking redemption rights with respect to more than 10% of the CVAC Subunits sold in the IPO.

CVAC is offering each of its public shareholders (but not its Initial Shareholders) the right to have his, her, or its subunits redeemed for cash. Notwithstanding the foregoing, a CVAC public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” will be restricted from seeking redemption rights with respect to more than 10% of the CVAC Subunits sold in the IPO. Accordingly, if you beneficially own more than 10% of the CVAC Subunits sold in the IPO and the Business Combination is approved, you will not be able to seek redemption rights with respect to the full amount of your CVAC Subunits and may be forced to hold such additional CVAC Subunits or sell them in the open market. CVAC cannot assure you that the value of such additional CVAC Subunits will appreciate over time following the Business Combination or that the market price of CVAC’s Subunits will exceed the redemption price.

CVAC’s public shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group” with, will be restricted from exercising voting rights with respect to more than 10% of the shares sold in the IPO.

Pursuant to CVAC’s Amended and Restated Memorandum and Articles of Association, without CVAC’s prior written consent, none of CVAC’s public shareholders, whether acting singly or with any affiliate or other person acting in concert or as a “group,” shall be permitted to exercise voting rights on any proposal submitted for consideration at the special meeting with respect to more than 10% of the CVAC ordinary shares sold in the IPO. Accordingly, if you hold more than 10% of the CVAC ordinary shares sold in the IPO (such shares are referred to herein as “Excess Shares”), you will be restricted from exercising voting rights with respect to any Excess Shares and such Excess Shares will remain outstanding following consummation of the Business combination. We cannot assure you that the value of such Excess Shares will appreciate over time following the Business Combination or that the market price of CVAC’s ordinary shares will exceed the per-share redemption price.

CVAC is requiring shareholders who wish to redeem their subunits in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

CVAC is requiring public shareholders who wish to redeem their subunits to either tender their certificates to our transfer agent at any time prior to the business day immediately preceding the consummation of the proposed Business Combination or to deliver their shares to the transfer agent electronically using the Depository Trust Company’s, or DTC, DWAC (Deposit/Withdrawal At Custodian) System. In order to obtain a physical certificate, a shareholder’s broker and/or clearing broker, DTC and CVAC’s transfer agent will need to act to facilitate this request. It is CVAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than CVAC anticipates for shareholders to deliver their subunits, shareholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their subunits.

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CVAC will require its public shareholders who wish to redeem their subunits in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If CVAC requires public shareholders who wish to redeem their subunits in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, CVAC will promptly return such certificates to its public shareholders. Accordingly, investors who attempted to redeem their subunits in such a circumstance will be unable to sell their securities after the failed acquisition until CVAC has returned their securities to them. The market price for CVAC’s subunits may decline during this time and you may not be able to sell your securities when you wish to, even while other shareholders that did not seek redemption may be able to sell their securities.

CVAC may use funds in its trust account to purchase, directly or indirectly, CVAC Subunits from holders thereof who have indicated an intention to vote against the Business Combination and/or redeem their subunits.

If holders of CVAC Subunits sold in the IPO indicate an intention to vote against the Business Combination and/or seek redemption of their CVAC Subunits into cash, CVAC may privately negotiate arrangements to provide for the purchase of such subunits at the closing of the Business Combination using funds held in the trust account. The purpose of such arrangements would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of its ordinary shares outstanding vote in favor of a proposed business combination and that holders of fewer than 58.37% (as adjusted for repurchases through under CVAC’s Repurchase Plan, which was terminated pursuant to its terms on August 27, 2012) of the total number of CVAC Subunits sold in the IPO demand redemption of their subunits into cash where it appears that such requirements would otherwise not be met. Although CVAC does not intend to pay a premium for CVAC Subunits purchased in connection with any arrangement described above, in the event that CVAC does determine to pay a premium for such subunits, it will only do so if its board of directors determines that it is in the best interests of its security-holders. The remaining security-holders may experience a reduction in book value per subunit compared to what the book value would have been if the subunits had been redeemed. In the event that CVAC was to purchase subunits pursuant to an arrangement described above, it will disclose the terms of such arrangements in a press release and/or on a Current Report on Form 8-K on the next business day after the date of the transaction, and, to the extent possible, at least two business days prior to the vote on the Business Combination. If, however, CVAC is coming to a deadline that cannot be moved (for example, the end of its existence or the drop-dead date in the Business Combination), it may not be able to release such information publicly two business days prior to the Business Combination and still complete the Business Combination, and such lesser notification period may not provide sufficient time for a security-holder to elect to redeem its securities or change its vote with respect to the Business Combination. This may result in the approval of a business combination that may not otherwise have been possible. Additionally, as a consequence of such purchases,

•	the funds in CVAC’s trust account that are so used will not be available after the Business Combination; and

•	the public “float” of the CVAC ordinary shares may be reduced and the number of beneficial holders of CVAC’s securities may be reduced, which may make it difficult to obtain the quotation, listing or trading of its securities on a national securities exchange.

CVAC’s Initial Shareholders, including its officers and directors, control a substantial interest in CVAC and thus may influence certain actions requiring a shareholder vote.

CVAC’s Initial Shareholders, including all of its officers and directors, collectively own approximately 22.3% of its issued and outstanding ordinary shares. However, if a significant number of shareholders vote, or indicate an intention to vote, against the Business Combination, CVAC’s officers, directors, Initial Shareholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. Additionally, if CVAC purchases subunits sold in the IPO as indicated elsewhere in this prospectus, such 22.3% block could represent as much as 46.3% depending on the number of subunits CVAC ultimately purchases. CVAC’s Initial Shareholders have agreed to vote any shares they own in favor of the Business Combination.

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CVAC’s Initial Shareholders, including its officers and directors, own a substantial portion of the CVAC warrants and thus may influence the vote to approve the Warrant Amendment.

CVAC’s Initial Shareholders, including all of its officers and directors, collectively own approximately 26.8% of the issued and outstanding CVAC warrants. However, if a significant number of CVAC Warrantholders vote, or indicate an intention to vote, against the Warrant Amendment, CVAC’s officers, directors, Initial Shareholders or their affiliates could make such purchases in the open market or in private transactions in order to influence the vote. Additionally, if CVAC purchases subunits sold in the IPO as indicated elsewhere in this prospectus, such 26.8% block could represent as much as 32.0% depending on the number of subunits CVAC ultimately purchases. CVAC’s Initial Shareholders have agreed to vote any shares they own in favor of the Warrant Amendment.

CVAC may redeem the CVAC warrants at a time that is not beneficial to CVAC warrantholders.

CVAC may call the CVAC warrants for redemption at any time after the redemption criteria described elsewhere in this prospectus /proxy statement have been satisfied. If CVAC calls the CVAC warrants for redemption, CVAC warrantholders may be forced to accept a nominal redemption price or sell or exercise the CVAC warrants when they may not wish to do so.

CVAC’s management’s ability to require holders of the CVAC warrants to exercise such warrants on a “cashless basis” will cause such holders to receive fewer CVAC ordinary shares upon their exercise of the CVAC warrants than they would have received had they been able to exercise their CVAC warrants for cash.

If CVAC calls the CVAC warrants for redemption after the redemption criteria described elsewhere in this proxy statement/prospectus have been satisfied, CVAC’s management will have the option to require holders to exercise their CVAC warrants on a “cashless basis.” If CVAC’s management chooses to require holders to exercise their CVAC warrants on a “cashless basis”, the number of CVAC ordinary shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his CVAC warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in CVAC.

If CVAC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of CVAC’s securities.

CVAC’s initial shareholders are entitled to make a demand that it register the resale of their initial shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, the purchasers of CVAC warrants sold in a warrant offering that was consummated simultaneously with the IPO or the CVAC warrant Offering, are entitled to demand that CVAC register the resale of their warrants and underlying ordinary shares at any time after CVAC consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 790,625 CVAC ordinary shares and 2,642,856 CVAC warrants (as well as the CVAC ordinary shares underlying such warrants) eligible for trading in the public market. The presence of these additional ordinary shares trading in the public market may have an adverse effect on the market price of CVAC’s securities.

CVAC will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its shareholders.

CVAC is not required to obtain an opinion from an unaffiliated third party that the price it is paying is fair to its public shareholders from a financial point of view. CVAC’s public shareholders therefore, must rely solely on the judgment of CVAC’s board of directors.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of CVAC’s securities may decline.

The market price of CVAC’s securities may decline as a result of the Business Combination if:

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•	CVAC does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•	The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

CVAC’s directors and officers may have certain conflicts in determining to recommend the acquisition of Black Diamond, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

CVAC’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the CVAC ordinary shares owned by CVAC’s management and directors, or their affiliates and associates, would become worthless if the Redomestication and Business Combination Proposals are not approved and CVAC otherwise fails to consummate a business combination prior to its liquidation date.

Risk Factors Relating to the Redomestication and Business Combination

CVAC and Black Diamond have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by BDH Acquisition if the Business Combination is completed or by CVAC if the Business Combination is not completed.

CVAC and Black Diamond expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, CVAC expects to incur approximately $415,000 in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by CVAC if the Business Combination is completed or by CVAC if the Business Combination is not completed.

In the event that a significant number of CVAC’s Subunits are redeemed, its stock may become less liquid following the Business Combination.

If a significant number of CVAC’s Subunits are redeemed, CVAC may be left with a significantly smaller number of shareholders. As a result, trading in the shares of the surviving company following the Business Combination may be limited and your ability to sell your shares in the market could be adversely affected.

If any funds held in CVAC’s trust account are used to purchase subunits of CVAC from holders who would have otherwise voted against the Business Combination, the Business Combination may be consummated even if most of the pre-Business Combination public shareholders would have voted against the Business Combination.

In order to ensure that the Business Combination is approved, CVAC, Black Diamond and their respective affiliates may enter into transactions to purchase CVAC ordinary shares from shareholders who have indicated their intention to vote against the acquisition and/or seek redemption of their CVAC Subunits. Such transactions could include:

•	Purchases by CVAC, Black Diamond or their respective affiliates of CVAC Subunits or CVAC warrants;

•	Agreements with third parties to purchase CVAC Subunits or CVAC warrants that may then be resold to the combined company subsequent to the Business Combination using funds that were previously in the trust account;

•	Agreements with third parties pursuant to which CVAC, Black Diamond or their respective affiliates would borrow funds to make purchases of CVAC Subunits or CVAC warrants. The combined company would repay such borrowings using funds that were previously in the trust account; and

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•	The granting of securities to third party purchasers of CVAC Subunits or CVAC warrants as an inducement for such third parties to purchase such securities.

Such transactions could result in the Business Combination being approved even if a majority of the pre-Acquisition public shareholders would have voted against the Business Combination or if holders of more than 58.37% of the CVAC subunits issued in the IPO would have exercised their redemption rights.

CVAC may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

CVAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The board of directors of CVAC will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the board of directors of CVAC determines that a waiver is not sufficiently material to warrant resolicitation of shareholders, CVAC has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to CVAC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Black Diamond’s conduct of its business, however, if the board of directors of CVAC determines that any such order or injunction is not material to the business of Black Diamond, then the board may elect to waive that condition and close the Business Combination.

There will be a substantial number of BDH Acquisition’s common stock available for sale in the future that may adversely affect the market price of BDH Acquisition’s common stock.

CVAC currently has authorized share capital of 55,000,000 shares consisting of 50,000,000 ordinary shares with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share. BDH Acquisition currently is authorized to issue 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.

The shares to be issued in the business combination to the post-Business Combination shareholders, will be subject to certain restrictions on sale and cannot be sold for six (6) months (or in certain cases, twelve (12) months) from the date of the Business Combination. In addition, the holders of the shares to be issued in the Business Combination are parties to a Registration Rights Agreement that would allow the sale of the such shares to occur as early as 60 days from the date of the Business Combination. After the expiration of this restricted period, there will then be an additional 68,816,667 shares that are eligible for trading in the public market. The availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of BDH Acquisition’s shares.

Even if the Redomestication qualifies as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, or the “Code,” a U.S. Holder generally may still recognize gain with respect to its CVAC securities at the effective time of the Redomestication.

Even if the Redomestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder (as that term is defined in the section entitled “Material U.S. Federal Income Tax Consequences — General”) of CVAC securities may still recognize gain (but not loss) upon the exchange of its CVAC securities solely for the securities of BDH Acquisition pursuant to the Redomestication under the “passive foreign investment company,” or “PFIC,” rules of the Code or under Section 367(b) of the Code, equal to the excess, if any, of the fair market value of the BDH Acquisition securities received in the Redomestication and the U.S. Holder’s adjusted tax basis in the corresponding CVAC securities surrendered in the Redomestication. In such event, the U.S. Holder’s aggregate tax basis in the BDH Acquisition securities received in connection with the Redomestication should be the same as the aggregate tax basis of the CVAC securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code, and such U.S. Holder’s holding period for the BDH Acquisition securities received in the Redomestication generally should include the holding period of the CVAC securities surrendered in the Redomestication. See the discussion in the sections entitled “Material U.S. Federal Income Tax Consequences — U.S. Holders — Tax Consequences of the Redomestication,” “— “PFIC Considerations” and “— Effect of Section 367(b).”

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If the BDH Series A Preferred Stock is not viewed as having a real and meaningful probability of actually participating to a significant extent in the earnings and growth of BDH Acquisition following the Redomestication and Business Combination, this could result in adverse U.S. federal income tax consequences to the holders of the BDH Series A Preferred Stock.

Although CVAC and Black Diamond, based on their own projections and analysis, believe that the BDH Series A Preferred Stock will have a real and meaningful probability of actually participating to a significant extent in the earnings and growth of BDH Acquisition following the Redomestication and Business Combination, if the U.S. Internal Revenue Service, or “IRS,” were to take a different view, this could affect the tax characterization of the BDH Series A Preferred Stock and affect the timing and character of income or gain recognition to the holders of the BDH Series A Preferred Stock. Holders of CVAC securities are urged to consult their own tax advisors with respect to these tax risks, as well as the specific tax consequences to them of acquiring, owning and disposing of BDH Acquisition securities.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “will” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements regarding our disclosure concerning Black Diamond’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections entitled “Dividend Policy,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations of Black Diamond,” and “Black Diamond’s Business”. The risks and uncertainties include, but are not limited to:

•	future operating or financial results;

•	future payments of dividends and the availability of cash for payment of dividends;

•	Black Diamond’s expectations relating to dividend payments and forecasts of its ability to make such payments;

•	future acquisitions, business strategy and expected capital spending;

•	assumptions regarding interest rates and inflation;

•	the combined company’s financial condition and liquidity, including its ability to obtain additional financing in the future (from warrant exercises or outside financial institutions) to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve BDH Acquisition’s capital base;

•	ability of the combined company to effect future acquisitions and to meet target returns; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this proxy statement/prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission after the date of this proxy statement/prospectus.

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CAPITALIZATION

The following table sets forth the capitalization on an unaudited, historical basis of each of CVAC and Black Diamond as of June 30, 2012 and the capitalization on an unaudited, as adjusted basis as of June 30, 2012, after including $500,000 of additional capital received after June 30, 2012, upon Black Diamond issuing an additional 20 preferred units, and after giving effect to the Business Combination, assuming (i) that no holders of CVAC’s Ordinary Shares exercise their redemption rights and CVAC does not make any permitted repurchases and (ii) that holders of the CVAC’s Ordinary have properly exercised their redemption rights and/or CVAC has made permitted repurchases.

	Historical		As Adjusted
				Assuming
				Maximum
			Assuming No	Redemptions
		Black	Redemptions	and/or
	CVAC	Diamond	or Repurchases	Repurchases
	(in $ thousands)
Cash and cash equivalents	$28	$194	$12,915	$1,857
Restricted cash and cash equivalents held in trust account	16,543	531	531	531
	$16,571	$725	$13,446	$2,388
Long-term debt, including current portion

Reclamation liability	$—	$23,497	$23,497	$23,497
Series A convertible Bonds payable at 12%, due November 30, 2013	—	17,674	17,674	17,674
Loan payable by affiliate at 18%, due November 30, 2013	—	9,680	9,680	9,680
Loan payable by affiliate at 12%, currently in default	—	6,108	6,108	6,108
Series A convertible notes, payable at 18%, due November 30, 2012	—	5,792	5,792	5,792
Convertible bridge loans, payable at 12%, due August 29, 2012	—	1,344	1,344	1,344
Related party promissory note advances, payable at 12%, due December 2014	—	1,197	1,197	1,197
Note payable at 8% due August 18, 2015	—	1,100	1,100	1,100
Note payable at 18%, currently in default	—	1,095	—	—
Convertible note payable at 10%, currently in default	—	1,080	1,080	1,080
Other long-term debt	—	11,340	11,340	11,340

Total long-term debt	—	79,907	78,811	78,811

Ordinary shares, subject to possible redemption	11,057	—	—	—
Total stockholders’ and members’ equity (deficit)	5,312	(74,203)	(59,463)	(70,521)
	16,369	(74,203)	(59,463)	(70,521)
Total Capitalization	$16,369	$5,704	$19,348	$8,290

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DIVIDEND POLICY

BDH Acquisition does not anticipate paying dividends on its Common Stock and Series A Preferred Stock until it has generated Available Cash. For purposes hereof, “Available Cash” means (i) the “Cash and Cash Equivalents” included on BDH Acquisition’s unconsolidated balance sheet for the applicable fiscal quarter, minus (ii) any cash raised through a debt or equity financing, provided that any such funds will be used first to pay for expenses and capital expenditures. Pursuant to BDH Acquisition’s Amended and Restated Certificate of Incorporation, 90% of BDH Acquisition’s Available Cash shall be paid as a dividend, quarterly, within 30 days of each fiscal quarter according to the following schedule:

•	First, 100% of dividends will be paid to the holders of BDH Series A Preferred Stock until the holders of the BDH Series A Preferred Stock have received an amount equal to $6 per share of Series A Preferred Stock;

•	Second, after the holders of BDH Series A Preferred Stock have received dividends in aggregate of $6 per share of BDH Series A Preferred Stock, further dividends will be paid 50% to holders of BDH Common Stock and 50% to holders of BDH Series A Preferred Stock until the holders of BDH Series A Preferred Stock have received an aggregate of $12 per share of BDH Series A Preferred Stock; and

•	Third, after the holders of BDH Series A Preferred Stock have received dividends in aggregate of $12 per share of BDH Series A Preferred Stock, the holders of BDH Series A Preferred Stock shall automatically convert into BDH common stock at the then applicable conversion ratio and 100% of further dividends will be paid to the holders of BDH common stock.

The BDH Acquisition Amended and Restated Certificate of Incorporation provides that BDH Acquisition shall be required to pay dividends until such time as (i) each share of BDH Series A Preferred Stock has received an aggregate of twelve dollars ($12.00) in cash and (ii) an aggregate of $25 million ($25,000,000.00) in cash has been paid as a dividend on all of the outstanding shares of BDH common stock.

The amount of any future distributions BDH Acquisition may make will depend on, among other factors, its strategy, future earnings, financial condition, cash flow, working capital requirements and debt service obligations, capital expenditures, as well as legal requirements, regulatory constraints, and applicable provisions of the Amended and Restated Certificate of Incorporation. Except as required by the Amended and Restated Certificate of Incorporation, there can be no assurance that BDH Acquisition will pay a dividend in the future or that it will continue to pay any dividend if it does not commence paying dividends. Moreover, BDH Acquisition is a holding company that does not conduct any business operations of its own. As a result, BDH Acquisition is dependent upon cash dividends, distributions and other transfers from BDH Acquisition’s subsidiaries to make distribution payments.

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SPECIAL MEETINGS OF CVAC WARRANTHOLDERS AND SHAREHOLDERS

General

We are furnishing this proxy statement/prospectus to the CVAC warrantholders and shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting of CVAC warrantholders and shareholders to be held on         , 2012, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our warrantholders and shareholders on or about         , 2012 in connection with the vote on the Warrant Amendment, Warrant Amendment Adjournment Proposal, the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meetings.

Date, Time and Place

The special meeting of warrantholders and the special meeting of shareholders will be held on           , 201[2] at     a.m. and a.m., respectively, at          , or such other date, time and place to which such meeting may be adjourned or postponed.

Purpose of the Special Meeting of CVAC warrantholders

At the special meeting of warrantholders, we are asking holders of CVAC warrants to approve the following proposals:

1.          An amendment, or the Warrant Amendment, to the warrant agreement, or the Warrant Agreement, that governs all of the CVAC warrants in order to provide that upon the merger, consolidation or reorganization of CVAC, the CVAC warrants will be convertible into warrants to purchase common stock of the surviving entity of such merger, consolidation or reorganization. The Warrant Amendment is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a CVAC shareholder (or a CVAC subunit holder) in the assets or earnings and profits of CVAC (or its successors, BDH Acquisition). This proposal is referred to as the Warrant Amendment Proposal. The Warrant Amendment Proposal is cross-conditioned on the approval of the Redomestication Proposal and the Business Combination Proposal. For details, see “The Warrant Amendment Proposal” elsewhere in this proxy statement/prospectus.

2.          The adjournment of the special meeting of CVAC warrantholders for the purpose of soliciting additional proxies. This proposal is referred to as the Warrant Amendment Adjournment Proposal. For details, see “The Warrant Amendment Adjournment Proposal” elsewhere in this proxy statement/prospectus.

Purpose of the Special Meeting of CVAC Shareholders

At the special meeting of shareholders, we are asking holders of CVAC ordinary shares to approve the following proposals:

1.          The redomestication of CVAC to Delaware by means of a merger with and into BDH Acquisition, its wholly-owned Delaware subsidiary, with BDH Acquisition as the surviving entity, which we refer to as the Redomestication. This proposal is referred to as the “Redomestication Proposal. The Redomestication Proposal is cross-conditioned on the approval of the Warrant Amendment Proposal and the Business Combination Proposal. For details, see “The Redomestication Proposal” elsewhere in this proxy statement/prospectus.

2.          The proposed business combination resulting in Black Diamond becoming a subsidiary of BDH Acquisition, which we refer to as the Business Combination. This proposal is referred to as the Business Combination Proposal. The Business Combination Proposal is cross-conditioned on the approval of the Warrant Amendment Proposal and the Redomestication Proposal. For details, see “The Business Combination Proposal” elsewhere in this proxy statement/prospectus.

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3.          The adjournment of the special meeting of CVAC shareholders for the purpose of soliciting additional proxies. This proposal is referred to as the Business Combination Adjournment Proposal. For details, see “The Business Combination Adjournment Proposal.”

Each of the Warrant Amendment Proposal, the Redomestication Proposal and the Business Combination Proposal, as described below, are cross-conditioned upon the approval of each other. Therefore, all three proposals must be approved by warrantholders and shareholders, as applicable, in order for any of the proposals to take effect. If any of the three proposals is not approved, the Business Combination will not be consummated and CVAC will liquidate and dissolve.

Recommendation of CVAC’s Board of Directors

CVAC’s board of directors:

•	has determined that each of the Warrant Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal, and the other proposals is fair to, and in the best interests of, CVAC and its warrantholders and shareholders;

•	has approved the Warrant Amendment Proposal, the Redomestication Proposal, the Business Combination Proposal and the other proposals; and

•	recommends that (i) the CVAC warrantholders vote “FOR” each of the Warrant Amendment Proposal and the Warrant Amendment Adjournment Proposal and (ii) CVAC’s ordinary shareholders vote “FOR” each of the Redomestication Proposal, the Business Combination Proposal, and the Business Combination Adjournment Proposal.

CVAC’s board of directors have interests that may be different from or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on [●], 201[2], as the “record date” for determining those CVAC warrantholders and shareholders entitled to notice of and to vote at the special meetings. As of the close of business on [●], 201[2], there were [●] CVAC warrants outstanding and entitled to vote and [●] CVAC ordinary shares outstanding and entitled to vote. Each holder of CVAC warrants is entitled to one vote per CVAC warrant on each of the Warrant Amendment Proposal and the Warrant Amendment Adjournment Proposal. Each holder of CVAC ordinary shares is entitled to one vote per share on each of the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal.

As of [●], 201[2], CVAC’s Initial Shareholders, either directly or beneficially, owned and were entitled to vote 1,500,000 warrants, or approximately 26.8% of CVAC’s outstanding warrants and 790,625 ordinary shares, or approximately 22.3% of CVAC’s outstanding ordinary shares. With respect to the Business Combination, CVAC’s initial shareholders have agreed to vote their respective CVAC ordinary shares acquired by them in favor of the Business Combination Proposal and related proposals. They have indicated that they intend to vote their warrants and shares, as applicable, “FOR” each of the other proposals although there is no agreement in place with respect to these proposals.

Required Vote for Warrantholder Proposals

Approval of the Warrant Amendment Proposal will require the affirmative vote of the holders of a majority of the outstanding CVAC warrants as of the record date.

Approval of the Warrant Amendment Adjournment Proposal will require the affirmative vote of the holders of a majority of the outstanding CVAC warrants present in person or by proxy at the special meeting of CVAC warrantholders and entitled to vote thereon as of the record date.

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Quorum and Required Vote for Shareholder Proposals

A quorum of CVAC shareholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of CVAC shareholders if a majority of the CVAC ordinary shares outstanding and entitled to vote at the special meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding CVAC ordinary shares entitled to vote thereon as of the record date present in person or represented by proxy at the special meeting. Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. Broker non-votes will not be considered present for the purposes of establishing a quorum. A broker non-vote will have the effect of a vote “AGAINST” the Warrant Amendment Proposal and will have no effect on the Redomestication Proposal, the Business Combination Proposal or the Business Combination Adjournment Proposal.

The approval of the Warrant Amendment Proposal by the CVAC warrantholders and the approval of the Redomestication Proposal and the Business Combination Proposal by CVAC shareholders is a precondition to the consummation of the Business Combination. In the event that the Business Combination is not consummated, the Warrant Amendment Proposal and the Redomestication Proposal will not take effect.

Voting Your Shares

Each CVAC warrant that you own in your name entitles you to one vote for each proposal on which such warrants are entitled to vote at the special meeting. Your proxy card shows the number of CVAC warrants that you own.

Each CVAC ordinary share that you own in your name entitles you to one vote for each proposal on which such shares are entitled to vote at the special meeting. Your proxy card shows the number of shares of our common stock that you own.

There are two ways to ensure that your CVAC warrants and CVAC ordinary shares, as applicable, are voted at the special meeting:

•	You can cause your shares to be voted by signing and returning the enclosed proxy cards. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your warrants and/or shares, your warrants and/or shares will be voted, as recommended by our board, “FOR” the adoption of the Warrant Amendment Proposal, the Warrant Amendment Adjournment Proposal, the Redomestication Proposal, the Business Combination Proposal and the Business Combination Adjournment Proposal. Votes received after a matter has been voted upon at either of the special meetings will not be counted.

•	You can attend the special meetings and vote in person. We will give you a ballot when you arrive. However, if your warrants and/or shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your warrants and/or shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES AND/OR WARRANTS WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION, PROPOSAL, REDOMESTICATION PROPOSAL AND WARRANT AMENDMENT PROPOSAL (AS WELL AS THE OTHER PROPOSALS). IN ORDER TO REDEEM YOUR SUBUNITS, YOU MUST CONTINUE TO HOLD YOUR SUBUNITS THROUGH THE CLOSING DATE OF THE BUSINESS COMBINATION AND TENDER YOUR PHYSICAL STOCK CERTIFICATE TO OUR STOCK TRANSFER AGENT AT LEAST ONE BUSINESS DAY PRIOR TO THE CONSUMMATION OF THE BUSINESS COMBINATION. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SUBUNITS WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SUBUNITS IN STREET NAME, YOU WILL NEED TO ELECTRONICALLY TRANSFER YOUR SUBUNITS TO THE DTC ACCOUNT OF CONTINENTAL STOCK TRANSFER & TRUST COMPANY, OUR TRANSFER AGENT, AT LEAST ONE BUSINESS DAY PRIOR TO THE CONSUMMATION OF THE BUSINESS COMBINATION.

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Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify our corporate secretary in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call [Advantage Proxy, our proxy solicitor, at (206)-870-8565] or CVAC at (305)-981-6888.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the approval of the Business Combination, the Redomestication and the Warrant Amendment. Under CVAC’s amended and restated memorandum and articles of association, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meeting if they are not included in the notice of the special meeting.

Redemption Rights

Pursuant to CVAC’s amended and restated articles and memorandum, a holder of CVAC Subunits may demand that CVAC redeem such subunits for cash. Demand may be made by:

•	Electing redemption by checking the appropriate box on the proxy card;

•	Tendering the CVAC Subunits for which you are electing redemption by the business day prior to the consummation of the Business Combination by either:

•	Delivering certificates representing CVAC’s Subunits to CVAC’s transfer agent, or

•	Delivering the CVAC Subunits electronically through the DWAC system; and

•	Not selling or otherwise transferring the CVAC Subunits until the closing of the Business Combination (tendering your subunits for redemption is not considered selling or transferring your shares).

CVAC shareholders voting against the Business Combination Proposal will be entitled to redeem their CVAC Subunits for a pro rata share of the trust account up to a maximum of $5.96 per subunit. CVAC shareholders voting for the Business Combination Proposal will be entitled to redeem their CVAC Subunits for a full pro rata share of the trust account (currently anticipated to be no less than approximately $5.99 per subunit,) net of (i) taxes payable, and (ii) interest income earned on the trust account previously released to CVAC to fund its working capital and general corporate requirements in connection with the Business Combination. Any CVAC shareholder redeeming its subunits will forfeit the one-half warrant included in such subunit, without the payment of any additional consideration. Accordingly, redeeming shareholders voting against the proposed business combination will receive less consideration for their redeemed subunits than redeeming shareholders who vote in favor of the business combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to CVAC’s transfer agent or deliver your shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, by the business day prior to the consummation of the Business Combination.

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Through the DWAC system, this electronic delivery process can be accomplished by contacting your broker and requesting delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a shareholder’s broker and/or clearing broker, DTC, and CVAC’s transfer agent will need to act together to facilitate this request. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $45 and the broker would determine whether or not to pass this cost on to the redeeming holder. It is CVAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. CVAC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Shareholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their subunits before exercising their redemption rights and thus will be unable to redeem their subunits.

In the event that a shareholder tenders its subunits and decides prior to the consummation of the Business Combination that it does not want to redeem its subunits, the shareholder may withdraw the tender. In the event that a shareholder tenders subunits and the business combination is not completed, these subunits will not be redeemed for cash and the physical certificates representing these subunits will be returned to the shareholder promptly following the determination that the Business Combination will not be consummated. CVAC anticipates that a shareholder who tenders subunits for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such subunits soon after the completion of the Business Combination.

If properly demanded by CVAC’s public shareholders, CVAC will redeem each subunit into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of the record date, this would amount to approximately $[●] per subunit. If you exercise your redemption rights, you will be exchanging your CVAC subunits for cash and will no longer own the subunits. If CVAC is unable to complete the Business Combination by February 25, 2013 it will liquidate and dissolve and public shareholders who voted against the Business Combination or who did not vote will be entitled to receive only a pro rata share of the trust account up to a maximum of approximately $5.96 per submit and public shareholders who voted in favor of the Business Combination will be entitled to receive approximately $5.99 per subunit upon such liquidation.

The Business Combination will not be consummated if the holders of 58.37% or more of CVAC’s subunits issued in the IPO (1,845,795 subunits or more) exercise their redemption rights.

Limitation on Redemption Rights Upon Consummation of the Business Combination

Since CVAC is seeking shareholder approval of the Business Combination and is not conducting redemptions pursuant to the tender offer rules, the CVAC amended and restated memorandum and articles of association provide that no CVAC public shareholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) is permitted from seeking redemption rights, without CVAC’s prior written consent, with respect to 10% or more of the subunits sold in the IPO. By limiting a shareholder’s ability to redeem no more than 10% of the subunits sold in the IPO, CVAC believes it has limited the ability of a small group of shareholders to block a transaction which is favored by our other public shareholders. However, this limitation also makes it easier for CVAC to complete a business combination which is opposed by a significant number of public shareholders.

Permitted Purchases of CVAC’s Securities

Prior to the announcement of the Business Combination, there can be released to CVAC from the trust account amounts necessary to purchase up to 50% of the subunits sold in the IPO (1,581,250 subunits). As of the date of this proxy statement/prospectus, CVAC had purchased 400,134 subunits under this plan. Purchases were made only in open market transactions pursuant to a 10b5-1 plan that required CVAC to maintain a limit order for the public subunits to be purchased at $5.70 per subunit during the purchase period until the maximum number of subunits have been purchased. All subunits purchased by CVAC were cancelled. The 10b5-1 plan was terminated pursuant to its terms on August 27, 2012, when CVAC announced the Business Combination.

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In addition, CVAC may enter into privately negotiated transactions to purchase public subunits from shareholders after consummation of the Business Combination with proceeds from the trust account. CVAC’s Initial Shareholders, directors, officers, advisors or their affiliates may also purchase subunits in privately negotiated transactions. Neither CVAC nor its directors, officers, advisors or their affiliates will make any such purchases when in possession of any material non-public information not disclosed to the seller. In the event CVAC is the buyer in the privately negotiated purchases, it could elect to use trust account proceeds to pay the purchase price in such transaction after the closing of the Business Combination. It is possible that any such privately negotiated purchases of public subunits could involve the payment of a premium purchase price. Although CVAC does not currently anticipate paying any premium purchase price for such public subunits, in the event it does, the payment of a premium may not be in the best interest of those shareholders not receiving any such additional consideration. In addition, the payment of a premium may not be in the best interest of the remaining shareholders, who will experience a reduction in book value per share compared to the value received by shareholders that have their subunits purchased at a premium. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of CVAC subunits, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that CVAC, the Initial Shareholders or CVAC’s directors, officers, advisors or their affiliates purchase subunits in privately negotiated transactions from CVAC public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their subunits. See “The Transaction—Actions That May Be Taken to Secure Approval of CVAC Shareholders” for more information.

The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the consummation of the Business Combination, that may not otherwise have been possible.

As a consequence of such purchases:

•	the funds in the trust account that are so used will not be available to CVAC after the Business Combination;

•	the public “float” of CVAC Subunits may be reduced and the number of beneficial holders of its securities may be reduced, which may make it difficult to obtain the listing or trading of CVAC’s securities on a national securities exchange;

•	because the stockholders who sell their subunits in a privately negotiated transaction or pursuant to market transactions as described above may receive a per-subunit purchase price payable from the trust account that is not reduced by a pro rata share of the deferred underwriting commissions or taxes payable, the remaining stockholders may bear the entire payment of such deferred commissions and taxes payable (as well as up to $[●] of net interest that may be released to CVAC from the trust account to fund its dissolution expenses in the event it does not complete the Business Combination by February 25, 2013). That is, since CVAC is seeking shareholder approval of the Business Combination, the redemption price per share payable to CVAC public shareholders who elect to have their subunits redeemed will be reduced by a larger percentage of the taxes payable than it would have been in the absence of such privately negotiated or open market transactions, and shareholders who do not elect to have their shares redeemed and remain CVAC shareholders after the Business Combination will bear, in addition to the taxes payable, the economic burden of the deferred commissions because such amounts will be payable by CVAC; and

•	the payment of any premium would result in a reduction in book value per share for the remaining shareholders compared to the value received by stockholders that have their subunits purchased by CVAC at a premium.

The Initial Shareholders and CVAC’s officers, directors and/or their affiliates anticipate that they will identify the shareholders with whom the Initial Shareholders and such officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting CVAC directly or by CVAC’s receipt of redemption requests submitted by shareholders following its mailing of this proxy statement/prospectus in connection with the Business Combination. To the extent that the Initial Shareholders or CVAC’s officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their subunits for a pro rata share of the trust account or vote against the Business Combination. Pursuant to the terms of such arrangements, any subunits so purchased by the Initial Shareholders and/or CVAC’s officers, advisors, directors and/or their affiliates would then revoke their election to redeem such subunits. The terms of such purchases would operate to facilitate CVAC’s ability to consummate the Business Combination by potentially reducing the number of subunits redeemed for cash or voted against the proposed business combination.

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Tendering Subunit Certificates in connection with Redemption Rights

CVAC is requiring the CVAC public shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to CVAC’s transfer agent, or to deliver their shares to the transfer agent electronically using Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option prior to the business day immediately preceding the consummation of the proposed Business Combination. There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker $45.00 and it would be up to the broker whether to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether CVAC requires holders seeking to exercise redemption rights to tender their subunits. The need to deliver subunits is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request for redemption, once made, may be withdrawn at any time up to the business day immediately preceding the consummation of the proposed Business Combination. Furthermore, if a shareholder delivered his certificate for redemption and subsequently decided prior to the date immediately preceding the consummation of the proposed Business Combination not to elect redemption, he may simply request that the transfer agent return the certificate (physically or electronically).

A redemption payment will only be made in the event that the proposed Business Combination is consummated. If the proposed Business Combination is not completed for any reason, then public shareholders who exercised their redemption rights would not be entitled to receive the redemption payment. In such case, CVAC will promptly return the subunit certificates to the public shareholder.

Appraisal Rights

Appraisal rights are not available to holders of CVAC ordinary shares or CVAC warrants in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. CVAC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement and proxy card. [Advantage Proxy], a proxy solicitation firm that CVAC has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $[●] and out-of-pocket expenses.

CVAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CVAC will reimburse them for their reasonable expenses.

If you send in your completed proxy card, you may still vote your shares in person if you revoke your proxy before it is exercised at the special meeting.

CVAC Initial Shareholders

On September 3, 2010, CVAC’s Chief Executive Officer and director, Wei Li, CVAC’s Co-Chair of the Board, Yiting Liu and CVAC’s other Co-Chair of the Board, Ye (Sophie) Tao (Ms. Tao, together with Mr. Li and Ms. Liu, are collectively referred to as the “Initial Shareholders”), purchased 718,750 of CVAC’s ordinary shares for an aggregate purchase price of $25,000. As a result of an increase in the size of the IPO, effective February 18, 2012, CVAC effected a 1.10-for-1 stock split in the form of a stock dividend in order to maintain the Initial Shareholders’ ownership at a percentage of the number of shares to be outstanding after the IPO. As a result, the Initial Shareholders hold an aggregate of 790,625 CVAC ordinary shares.

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On February 25, 2011, the Initial Shareholders purchased, for an aggregate purchase price of $525,000 warrants to purchase 1,500,000 CVAC ordinary shares at a price of $0.35 per warrant. Each of the Initial Shareholders purchased 500,000 CVAC warrants.

Pursuant to a registration rights agreement between us and our initial shareholders, as well as the holders of an additional 1,142,856 CVAC warrants that were purchased pursuant to a warrant offering that was consummated simultaneously with the IPO, are entitled to certain registration rights with respect to the CVAC warrants held by them, as well as the underlying securities. The holders of these securities are entitled to make up to two demands that CVAC register such securities. The holders of the initial shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of one-sixth of the warrant offering warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a business combination. CVAC will bear the expenses incurred in connection with the filing of any such registration statements.

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THE WARRANT AMENDMENT PROPOSAL

Purpose of the Warrant Amendment Proposal

In connection with the proposed Business Combination, CVAC is proposing the Warrant Amendment in order to provide that upon the merger, consolidation or reorganization of CVAC, the CVAC warrants will be convertible into warrants to purchase common stock of the surviving entity of such merger, consolidation or reorganization. The Warrant Amendment is an isolated transaction and is not made pursuant to a plan to periodically increase the proportionate interest of a CVAC shareholder (or a CVAC subunit holder) in the assets or earnings and profits of CVAC (or its successor, BDH Acquisition).

Under the terms of the current Warrant Agreement, the CVAC warrantholders would be entitled to receive shares of BDH Series A Preferred Stock, which provide for, among other things, dividends and other liquidation preferences. However, the effect of the Warrant Amendment will be that holders of CVAC warrants will receive, upon exercise of their warrants, shares of common stock of BDH Acquisition and will not be entitled to any of the dividend, liquidation or other preferences to which holders of BDH Series A Preferred Stock will be entitled. Black Diamond required that this amendment to the CVAC warrants be a condition to the closing of the Business Combination.

Pursuant to Section 9.8 of the Warrant Agreement, the Warrant Agreement may be amended upon the consent of the holders of a majority of the outstanding CVAC warrants. Other than the Warrant Amendment described above, the terms of the CVAC warrants will remain essentially the same.

In the event that the Warrant Amendment Proposal is not approved at the special meeting of CVAC warrantholders, the Business Combination Proposal will not be presented to CVAC Shareholders for a vote. If CVAC is unable to consummate the Business Combination by February 25, 2013, it will be required to liquidate and all CVAC warrants will expire worthless.

Required Vote

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding CVAC warrants as of the record date.

Board Recommendation

The board of directors recommends a vote “FOR” adoption of the Warrant Amendment Proposal.

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THE WARRANT AMENDMENT ADJOURNMENT PROPOSAL

Purpose of the Warrant Amendment Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Warrant Amendment and the transactions contemplated thereby, the CVAC board of directors may adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will CVAC seek adjournment which would result in soliciting of proxies, having a warrantholder or shareholder vote, or otherwise consummating a business combination after February 25, 2013.

Required Vote

Approval of the Warrant Amendment Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding CVAC warrants as of the record date represented in person or by proxy at the special meeting of CVAC warrantholders and entitled to vote thereon. Adoption of the Warrant Amendment Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Board Recommendation

The board of directors recommends a vote “FOR” adoption of the Warrant Amendment Adjournment Proposal.

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THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Acquisition Agreement, is subject to, and is qualified in its entirety by reference to, the Acquisition Agreement. The full text of the Acquisition Agreement is attached hereto as Annex A, which is incorporated by reference herein.

General Description of the Business Combination

Redomestication to Delaware

Immediately prior to the Business Combination, CVAC, the current Cayman Islands corporation, will effect a merger pursuant to Cayman Islands Companies Law in which it will merge with and into BDH Acquisition Corp., its wholly-owned Delaware subsidiary, with BDH Acquisition Corp. surviving the merger.

The Redomestication will result in all of CVAC’s issued and outstanding ordinary shares converting into BDH Series A Preferred Stock, and all units, subunits, warrants and other rights to purchase CVAC’s ordinary shares converting into substantially equivalent securities of BDH Acquisition Corp. CVAC will cease to exist and BDH Acquisition Corp. will be the surviving company. In connection therewith, BDH Acquisition Corp. will assume all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of CVAC, including any and all agreements, covenants, duties and obligations of CVAC set forth in the Acquisition Agreement.

Business Combination with Black Diamond; Business Combination Consideration

Immediately following the Redomestication, BDH Acquisition will acquire all of the issued and outstanding Class A membership units of Black Diamond and 45.6% of the Preferred membership units held by the selling shareholders in exchange for 67,383,334 shares of BDH Acquisition common stock and 1,433,333 shares of BDH Series A Preferred Stock. The issuance of shares of BDH Acquisition to the post-Business Combination shareholders is being consummated on a private placement basis pursuant to Section 4(2) of the Securities Act of 1933, as amended.

CVAC currently has authorized share capital of 55,000,000 shares consisting of 50,000,000 ordinary shares with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.0001 per share. BDH Acquisition Corp. currently is authorized to issue 100,000,000 shares of common stock, with a par value $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share.

After the Business Combination assuming no redemptions of subunits into cash, (i) CVAC’s current public shareholders will own approximately 0% of BDH Acquisition’s common stock, 55.4% of BDH Series A Preferred Stock and 3.8% of BDH Acquisition’s outstanding Series A Preferred Stock and Common Stock, on an aggregate basis, (ii) CVAC’s current directors, officers and affiliates will own approximately 0% of BDH Acquisition’s common stock, 15.9% of BDH Series A Preferred Stock and 1.1% of BDH Acquisition’s outstanding securities, on a fully diluted basis and (iii) Black Diamond’s former shareholders will own 100% of BDH Acquisition’s common stock, 28.7% of BDH Series A Preferred Stock and 95.1% of BDH Acquisition’s outstanding securities, on a fully diluted basis.

Each of the Warrant Amendment Proposal, Redomestication Proposal and the Business Combination Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by warrants holders and shareholders in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CVAC will liquidate and dissolve. Upon consummation of the Business Combination, BDH Acquisition will own 100% of the Series A membership units of Black Diamond and 45.6% of the Preferred Membership units of Black Diamond.

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Assuming each of the Warrant Amendment Proposal, the Redomestication Proposal and the Business Combination Proposal are approved, the parties to the transaction expect to close the Business Combination on [●], 201[3].

Background of the Business Combination

Background of the Acquisition

China VantagePoint Acquisition Corp. (“CVAC”) is a blank check company organized under the laws of Cayman Islands on September 3, 2010 as an exempted company with limited liability. CVAC was formed with the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating businesses through contractual arrangements. CVAC intended to focus on acquiring an operating business with its primary operations located in the People’s Republic of China (“China” or the “PRC”) but was not limited to a particular geographic region or industry. CVAC completed its initial public offering on February 17, 2011 of 2,750,000 units at $6.00 per unit. Each unit included one subunit (“Subunit”) and one-half of a warrant. Each Subunit consisted of one ordinary share and one-half of a warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase from us one ordinary share at an exercise price of $5.00. The underwriters for CVAC’s public offering subsequently exercised the over-allotment option with respect to the offering, for a total of additional 412,500 units. Concurrent with the initial public offering, 2,642,856 warrants were sold at $0.35 per warrant in a private placement. The offerings yielded total net proceeds to CVAC of approximately $18,944,851. Of the net proceeds, $18,835,874 was placed in a trust account. In accordance with CVAC’s Amended and Restated Memorandum and Articles of Association, the amounts held in the trust account may only be used by CVAC upon the consummation of a business combination, except that there can be released to CVAC, from time to time, (i) amounts necessary to purchase up to 50% of the subunits sold in its initial public offering, (ii) any interest earned on the funds in the trust account that it may need to pay its tax obligations and (iii) any remaining interest earned on the funds in the trust account that CVAC needs for its working capital requirements. On August 27, 2012, when CVAC announced the Business Combination, CVAC’s ability to purchase up to 50% of the CVAC subunits sold in the IPO terminated. The remaining interest earned on the funds in the trust account will not be released until the earlier of the completion of a business combination and CVAC’s liquidation. CVAC executed a definitive agreement on August 24, 2012 and it must liquidate unless a business combination is consummated by February 25, 2013. As of June 30, 2012, approximately $16,542,970 was held in deposit in CVAC’s trust account.

Promptly after China VantagePoint’s IPO, the officers and directors of CVAC commenced the process of locating potential targets. The Board of CVAC established a list of criteria for screening potential targets, including but not limited to:

•	business sector with favorable profitability and strong growth outlook;

•	the competitive position of the target within the sector to be among the leaders or with unique competitive advantages;

•	proprietary technology or unique business processes or business models;

•	business model with long-term sustainability; and

•	strong management with strategic insight and execution capabilities and capable of leading a public company after the business combination.

The CVAC team reached out to a large number of business contacts that it believed might refer potential targets to CVAC, including investment banks, financial advisory firms that specialized in deal flow sourcing or advising companies in fund raising and other financial transactions, merchant banks, finders, venture capital funds, private equity funds, senior business executives and other entities and individuals known to the CVAC team as knowledgeable about deals in the marketplace such as lawyers, accounting firms and local governments.

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As intended, initially CVAC focused on searching for a target with its principal operations located in Mainland China. However, since CVAC’s initial public offering, the sentiment of US capital markets towards small- and mid-size Chinese companies has become increasingly unfavorable due to a number of cases of fraud and accounting issues with US-listed Chinese companies and ensuing skepticism of such companies. Valuations of Chinese companies have plummeted and many Chinese companies have been considering delisting from US exchanges. Considering those changes in the market, the CVAC’s board of directors decided to expand the scope of the search to outside Mainland China, including the US, Europe and South America.

China VantagePoint received leads and reviewed more than 100 potential business combination candidates in Mainland China and other regions such as US, Europe and South America. These candidates were engaged in a wide range of industry sectors, including healthcare, education, technology, media and telecommunications, consumer & retail, chemical, manufacturing and agriculture. Most of these reviews were done on a preliminary basis, and did not progress towards a substantive discussion of terms of a potential transaction with CVAC. A number of these reviews did progress to the stage of negotiating a term sheet of a potential transaction with CVAC. Two of those discussions resulted in a more in-depth due diligence of those targets. Depending on the candidate involved, these companies were deemed unsuitable as a business combination target with CVAC for various reasons, including but not limited to, the target not meeting CVAC’s criteria as described above or lack of interest on the part of the candidate to pursue further discussions with CVAC.

Current Target: Black Diamond Holdings LLC (Black Diamond)

During early January 2012, Ms. Liu contacted Roth Capital Partners, LLC (“Roth Capital”) via telephone, a California-based investment bank, to ask for referrals of potential targets in the US. Roth Capital then forwarded to CVAC a brief overview of Elkhorn Goldfields LLC. (“Elkhorn”), a subsidiary of Black Diamond that owns three gold mines in Montana and arranged a call between CVAC and Patrick Imeson, the Chairman of Elkhorn. After an initial discussion of the Elkhorn’s business and prospects, CVAC decided to learn more about the company. Elkhorn then granted CVAC access to a dataroom with detailed information on Elkhorn, including presentations, financial projections, technical, financial and legal due diligence materials and reserve reports. CVAC reviewed the material and was interested in discussing preliminary terms with the company. In early February 2012, Mr. Imeson and Roth Capital told CVAC that Elkhorn had been negotiating a transaction with Eastern Resources, Inc. an OTC Bulletin Board shell company and decided to go forward with that transaction (On April 6, 2012, Elkhorn’s two wholly owned subsidies, Elkhorn Goldfields Inc. (“EGI”) and Montana Tunnels Mining Inc. (“MTMI”), completed a reverse merger into an OTC Bulletin Board shell and became a publicly traded company under the ticker symbol ESRI. However, Mr. Imeson proposed that CVAC consider Black Diamond as a potential candidate. Thereafter, the parties had multiple conference calls to discuss Black Diamond as a potential candidate for CVAC. In mid-February 2012, CVAC sent a proposed Letter of Intent (“LOI”) to Black Diamond, outlining terms under which CVAC would be willing to proceed with further due diligence and discussions. During the next few weeks, the two parties negotiated the LOI while CVAC continued to review Black Diamond materials and to learn more about some of Black Diamond’s portfolio companies. During this time, CVAC also continued to review other potential targets. On March 13 2012, Mr. Li met with Mr. Imeson and Roth Capital in Orange County, California and discussed extensively the Black Diamond’s business including, among others: Elkhorn’s gold assets, operational plans for Elkhorn to commence production, other of Black Diamond’s subsidiaries and growth strategies. On March 14 2012, CVAC and CVAC’s auditor Marcum had a conference call with Black Diamond and Black Diamond’s auditor to discuss the timeline of a Black Diamond audit. On March 26 2012, CVAC and Black Diamond entered into a LOI, which gave CVAC an initial exclusive period to conduct further due diligence on Black Diamond and after both parties came to an agreement on the valuation the exclusive period will be extended to complete a definitive agreement.

During the next two months, CVAC continued to conduct due diligence on Black Diamond. Black Diamond gave CVAC access to a dataroom with detailed information on Black Diamond’s subsidiaries and other companies it owned less than a majority of, including corporate presentations, historical financials and financial forecasts. CVAC reviewed the materials and also consulted with precious metals and mining experts on the valuation of Elkhorn. On May 2, 2012, Ms. Liu had an in-person meeting with Mr. Imeson in New York City and discussed the status of due diligence, addressed some due diligence questions and discussed valuation and structure of the acquisition. Also in attendance were John Calamos and Kamal Abdulla Badawi who are members of the advisory board to the Manager, and Dan McNamara, who is an associate of Mr. Calamos. In the meantime, the initial exclusive period was extended until May 15, 2012 to give CVAC enough time to form a conclusion on valuation. By mid May 2012, the CVAC team concluded that Black Diamond presented an attractive investment opportunity and decided to pursue the acquisition. On May 19, 2012, CVAC sent a proposal to Black Diamond outlining valuation and structural terms for a transaction. During the next few days, CVAC and Black Diamond negotiated the valuation and structural terms of the transaction. On May 23, 2012, the Board of CVAC had a telephonic meeting and unanimously approved the revised valuation and structural terms resulting from the negotiations. On May 24, 2012, CVAC sent revised draft terms to Black Diamond. On June 4, 2012, Black Diamond agreed to the valuation and structural terms from CVAC’s May 24, 2012 letter. On June 5, 2012 both parties confirmed to proceed to the extended exclusive period to draft and complete the definitive agreement.

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Over the next two and half months, extensive legal and business due diligence was performed.

On June 14 2012, Ms. Liu and Michael Kachanovsky, an independent consultant engaged by CVAC to review and evaluate Elkhorn’s proposal to commence mining and production, visited Elkhorn mines in Montana. In attendance from Black Diamond and ESRI were (i) Patrick Imeson, Chairman and CEO of Black Diamond and ESRI, (ii) Robert Trenaman, President and Chief Operating Officer of ESRI, and (iii) Chris Frank, Chief Engineer of the Golden Dream Mine. Ms. Liu and Mr. Kachanovsky toured the Golden Dream Mine and the Montana Tunnels Mine, and interviewed the attending senior management personnel. During the interviews, attending parties discussed extensively Elkhorn’s business including, among others: history, reserves and resources, mining costs, operation plans and financial projections. On June 27 2012, Mr. Kachanovsky issued a report providing a favorable assessment of the Elkhorn projects. After receiving comments from CVAC and the management team of ESRI, Mr. Kachanovsky agreed to make several revisions to the report on September 20, 2012.  The report considered the validity of various assumptions and the logical outcome of the proposed development and mining plan. It outlined the various risks that must be accepted as part of this plan, and presented recommendations that will contribute to a lower risk profile. The overall conclusions of Mr. Kachanovsky are 1) the mine plan appears reasonable and viable to generate an operating profit; 2) the major components are in place to move forward with the plan, subject to securing the project financing; 3) development and production financing must be sufficient to cover unplanned contingencies; and 4) the terms of the existing gold debenture need to be restructured so that sufficient funding is in place to reinvest in mine development. The gold debenture was subsequently restructured taking into account Mr. Kachanovsky’s recommendations.  ESRI is seeking financing to continue the development of the Golden Dream Mine but does not yet have such financing and cannot predict when it will obtain such financing, if ever.  The report is filed as Annex E to this proxy statement/prospectus.

Multiple conference calls were held between CVAC and the management of other portfolio companies of Black Diamond, including Transnetyx, Sagaciore and Global VR during the weeks of June 11 and June 18. Discussions related to the applicable company’s business, including, among others: industry, products & services, business model and strategies, competitive advantages, historical financials, growth strategies and financial forecasts.

On June 20, 2012, Ms. Liu and Ms. Tao met with Jeff Winzeler, the CFO of Rackwise, one of Black Diamond’s portfolio companies, in New York City. On June 26, 2012, Ms. Tao visited Black Diamond’s headquarter in Denver, Colorado. On the same day, Ms. Tao met with Lee Meyer, the founder and manager of Carbon Fuels, together with Mr. Imeson, and toured Carbon Fuel’s CharFuel® development facility in Golden, Colorado. Ms. Liu also attended the meeting with Lee Meyer by telephone. On June 27, 2012, Ms. Tao visited Transnetyx’s operations together with Mr. Imeson and met with Transnetyx’s senior management team including its Chairman and CEO, Robert Bean in Memphis, Tennessee. On the same day, Ms. Tao and Mr. Imeson met with Robert Imeson, the CEO of Barclay’s Wine in Denver, Colorado. During the meetings, attending parties discussed Black Diamond and the applicable company’s business in detail including, among others: industry, products & services, business strategies, competitive advantages, historical financials, growth strategies and financial forecasts.

Over the next two and half months, more due diligence documents and materials were requested and received from Black Diamond and reviewed by CVAC.

In early July, CVAC and Black Diamond started drafting and negotiating a definitive Acquisition Agreement. Both parties continued to work to finalize the Acquisition Agreement through July and August while CVAC continued to perform due diligence on Black Diamond and its subsidiaries and continued to review potential alternative targets.

On August 24, 2012 CVAC held a telephonic Board meeting attended by all members of the Board and at which the proposed transaction was reviewed; topics included Black Diamond’s core portfolio holdings, business strategies, past and projected financial performance, transaction details, investment merits and potential risks. The Board unanimously approved the Business Combination with Black Diamond and authorized signing the Acquisition Agreement.

On August 24, 2012, the Acquisition Agreement was signed by the parties. CVAC filed a Current Report on Form 8-K on August 27, 2012, which described the proposed transaction.

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CVAC Board’s Reasons for the Approval of the Acquisition

The CVAC Board concluded that the Business Combination with Black Diamond and the related transactions are in the best interests of CVAC’s shareholders and that the consideration to be paid in the Business Combination with Black Diamond and the related transactions is fair to CVAC.

CVAC’s Board considered a wide variety of factors in connection with its evaluation of the transaction. In light of the complexity of those factors, CVAC’s Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of CVAC’s Board may have given different weight to different factors. CVAC’s Board considered various industry and financial data, Black Diamond’s operation information and financial data supplied by Black Diamond’s management, certain forward looking assumptions and projections of the industry, market and Black Diamond’s business, and certain valuation metrics were compiled in order to determine that the consideration to be paid in the Business Combination with Black Diamond and the related transactions is fair, from a financial perspective, to CVAC and in the best interests of CVAC and its stockholders.

Favorable Factors

In considering the transaction, the CVAC Board gave considerable weight to the following favorable factors:

Black Diamond owns interests in its subsidiaries and holds additional minority interests in other companies, all of which have the potential for cash flow generation and capital appreciation.

Black Diamond’s holdings (including controlling interests in its subsidiaries and minority interests in other companies) span across a diverse range of industries, including precious metals and mining, technology, energy and life sciences. Through its ownership in Elkhorn and its direct investment in the future gold production of the Golden Dream Mine, Black Diamond expects to realize cash flow and capital appreciation from its investment in gold mines. Black Diamond’s other holdings are development-stage or emerging businesses that have the potential for growth and capital appreciation utilizing their proprietary technologies and/or unique approach to solving business needs.

Black Diamond has opportunities to invest additional funds in some of its subsidiaries and other companies in which it is a minority shareholder.

After a number of years of cultivating and managing its holdings, Black Diamond is intimately familiar with the companies in which it has ownership interests and has a strong understanding of their growth potential and business risks. This puts Black Diamond in an advantageous position to invest additional funds in known opportunities, management teams and risk profiles.

Black Diamond has built a pipeline of potential new investments focusing on its core competency.

Black Diamond has identified and conducted preliminary diligence on additional investment opportunities in developing and emerging businesses, although it has not entered into any letters of intent or definitive agreement with such companies and does not currently have the resources to make investments in such companies. Black Diamond intends to focus future investment opportunities on a few central themes that Black Diamond has accumulated experience in over the past years through managing its existing portfolio, consisting of companies engaged in each of the following industries: energy, natural resources, life sciences and technology.

The terms of the Acquisition Agreement and other transaction agreements.

The terms of the Acquisition Agreement, including the closing conditions, covenants and termination provisions are customary and reasonable from CVAC’s perspective. The CVAC Board placed importance on the Acquisition Agreement including customary and reasonable terms and conditions as it believed that such terms and conditions would protect CVAC’s interests in the transaction and enhance the likelihood of closing.

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Under the proposed transaction terms, 90% of BDH Acquisition’s available cash must be paid as a quarterly dividend until holders of BDH Acquisition Preferred Stock have received an aggregate of $12 in cash dividends per share and an aggregate of $25 million has been paid as dividends to holders of BDH Acquisition Common Stock. After receiving an aggregate of $12 in cash dividends, each share of BDH Acquisition Preferred Stock will automatically convert into one share of BDH Acquisition Common Stock. In the event that the holders of BDH Acquisition Preferred Stock have not received an aggregate of $12 in cash dividends per share on or prior to the three-year anniversary of the consummation of the Business Combination, then, upon conversion, holders of BDH Acquisition Preferred Stock will receive two shares of BDH Acquisition Common Stock for every share of BDH Acquisition Preferred Stock that is converted. Unless the holders of BDH Acquisition Preferred Stock choose to convert, the BDH Acquisition Preferred Stock will remain outstanding until each share receives $12 in cash dividends. CVAC’s Board believes that this conversion adjustment feature provides protection to holders of the BDH Acquisition Preferred Stock in the event that Black Diamond fails to distribute dividends in an aggregate amount of $12 per share to the holders of BDH Acquisition Preferred Stock within three years from the closing of the Business Combination.

Potential Negative Factors

In addition to the positive factors, the CVAC Board also considered the following potential negative factors:

•	The possibility that difficult conditions in the global capital markets and the economy generally may materially adversely affect Black Diamond’s business and results of operations;

•	The possibility that the Golden Dream Mine may not be able to start production within the expected budget and time frame. Black Diamond estimates that it will take six months from the time when Elkhorn obtains the necessary funds in order to start the production of gold at the Golden Dream Mine. As of the date of this filing, the funding necessary to initiate development of the Golden Dream Mine has not been received.

•	The cost to produce the gold from the Golden Dream Mine may be higher than expected and/or the price of gold may be lower than expected;

•	The possibility that Black Diamond may not be able to raise the necessary funding to achieve the expected growth rates for its subsidiaries and other companies in which it is a minority shareholder; and

•	The Risk Factors beginning on page 27 of this proxy statement/prospectus, which are additional descriptions of events, risks and uncertainties that were critical to CVAC’s analysis of Black Diamond’s business, markets and future potential.

Other Considerations

CVAC’s Board unanimously concluded that the Acquisition Agreement is in the best interests of CVAC’s shareholders. The CVAC Board did not obtain a fairness opinion on which to base its assessment. Because of the financial skills and background of its members, CVAC’s board believes its Board was qualified to perform the valuation analysis discussed in this section.

CVAC’s Board focused its analysis on whether the proposed Business Combination is likely to generate a return for its shareholders that is greater than if the trust were to be liquidated.

If CVAC is unable to complete the Business Combination by February 25, 2013 it will liquidate and dissolve and public shareholders who voted against the Business Combination or who did not vote will be entitled to receive only a pro rata share of the trust account up to a maximum of approximately $5.96 per submit and public shareholders who voted in favor of the Business Combination will be entitled to receive approximately $5.99 per subunit upon such liquidation. If the Business Combination is consummated, each holder of a CVAC subunit that chose not to redeem his or her subunits in connection with the Business Combination would be exchanged for one share of BDH Acquisition Preferred Stock and one-half of a BDH Acquisition warrant. Therefore, CVAC’s Board concluded that if the sum of the value of the BDH Acquisition Preferred Stock and the value of one-half of a BDH Acquisition warrant is greater than $5.99, the CVAC subunit holder who chose not to redeem his shares would be better off if the Business Combination is consummated.

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CVAC’s Board valued the dividends payable to the holders of BDH Acquisition Preferred Stock and derived a present value for the BDH Acquisition Preferred Stock that is $6.81 per share if no holders of CVAC subunits issued in the IPO exercise their redemption rights, and $8.64 per share if the maximum number of holders of CVAC subunits issued in the IPO exercise their redemption rights, based on a discounted cash flow analysis, as described below.

Once each share of BDH Acquisition Preferred Stock receives $12 in dividends, it will automatically be converted into one share of BDH Acquisition Common Stock, which has a value that is equal to or greater than $0. Therefore, the value of the BDH Acquisition Preferred Stock should be equal to or greater than the value of the expected dividends payable to the BDH Acquisition Preferred Stock.

Furthermore, according to the Black-Scholes model for option pricing, since the BDH Acquisition warrants do not expire until three years after the consummation of the Business Combination, the optionality it affords the warrant holder has a value that is equal to or greater than $0.

Therefore, the value of the subunit is equal to or greater than the value of the BDH Acquisition Preferred Stock.

If the Business Combination is not consummated, each CVAC warrant would have a value of $0. If the Business Combination is consummated, each CVAC warrant would be exchanged for one BDH Acquisition warrant, which will have a value equal to or greater than $0 (as discussed above).

In summary:

1 CVAC Subunit = 1 BDH Acquisition Preferred Stock + ½ BDH Acquisition Warrant

= (Present Value of the Dividends Payable to 1 BDH Acquisition Preferred Stock + 1 BDH Acquisition Common Stock) + ½ BDH Acquisition Warrant

1 CVAC Warrant = 1 BDH Acquisition Warrant

Present Value of the Dividends Payable to 1 BDH Acquisition Preferred Stock > $5.99

1 BDH Acquisition Common Stock) ≥ 0,

½ BDH Acquisition Warrant ≥ 0,

1 BDH Acquisition Warrant ≥ 0,

Thus:

1 CVAC Subunit ≥ Present Value of the Dividends Payable to 1 BDH Acquisition Preferred Stock > $5.99

1 CVAC Warrant = 1 BDH Acquisition Warrant ≥ $0

Therefore, CVAC’s Board believes that CVAC’s subunit holders and CVAC’s warrant holders could achieve greater returns if the Business Combination is consummated.

Discounted Cash Flow Analysis

The Discounted Cash Flow Analysis is a traditional valuation methodology based on the concept that the worth of an asset is best represented by the future cash flow it can generate, discounted to reflect the time value of money and the associated business and economic risk. Cash flow is estimated for a finite period of time based on the remaining economic life of the subject assets, and a discount rate is developed to incorporate the degree of risk inherent in the cash flow stream. The cash flow is then discounted to present value and summed to arrive at an overall indication of value for the subject asset.

CVAC’s Board performed a discounted cash flow analysis by summing the present value of projected dividends payable on the BDH Acquisition Preferred Stock for the fiscal years 2013 through 2017 to the present value as of January 2013, when the Business Combination is expected to take place. The projected dividends CVAC’s Board used in its analysis were based on financial projections and estimates prepared by the management of Black Diamond, who assumed that ESRI is able to successfully procure the financing to complete the development of the Golden Dream Mine through reasonable financing terms and on a reasonable timeline.

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The financial projections provided by Black Diamond were prepared by, and are the responsibility of Black Diamond’s management. Assuming the successful financing of the Golden Dream Mine development, Black Diamond’s management believes that the financial projections were prepared on a reasonable basis, reflecting reasonable estimates and judgments. CVAC has been and hereafter will be, using and relying and assuming the accuracy of, data, material and other information (including, without limitation, the financial forecasts and projections), with respect to Black Diamond, furnished to CVAC by or on behalf of Black Diamond and its agents, counsel, employees and representatives. CVAC does not assume responsibility for the accuracy and completeness of the information, including, but not limited to, any disclosure materials related to the projected financials or the achievement of those projected numbers.

Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry, and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Black Diamond, including its ability to finance the Golden Dream Mine development on reasonable financing terms and on a reasonable timeline. Further, since the projections cover more than three years, uncertainties and contingencies are more likely to significantly affect actual results because such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly lower than projected.

The projections set forth below are included in this proxy statement/prospectus only because they were derived from financial projections furnished by Black Diamond to the Board of CVAC in connection with the analysis required herewith. The Board of CVAC used the following projections to determine the cash flow available for dividends to the BDH Acquisition Preferred Stock for the fiscal years 2013 to 2017 in its discounted cash flow analysis.

Assuming no shareholders seeks redemption:

($ million)	2013	2014	2015	2016	2017
Cash Available for Distribution from Black Diamond to all its Members
Sourced from Black Diamond's investment in MPRPA ($10.3 million)	$7.7	$13.3	$13.6	$7.5	$-
Sourced from dividends from Elkhorn	$-	$-	$-	$2.6	$37.4
	$7.7	$13.3	$13.6	$10.1	$37.4

Cash Distributed from Black Diamond to BDH Acquisition	$3.2	$5.5	$8.9	$6.6	$29.2
Income from BDH Acquisition's investments in MPRPA ($5.1 million)	$3.6	$6.2	$6.3	$3.5	$-
BDH Acquisition Operating expenses	$(2.0)	$(2.0)	$(2.0)	$(2.0)	$(2.0)
BDH Acquisition Tax	$(1.3)	$(2.8)	$(3.9)	$(2.5)	$-
Cash available for distribution at BDH Acquisition	$3.5	$6.9	$9.3	$5.6	$27.2

90% distributed to BDH Acquisition Preferred Stock	$3.1	$6.2	$8.4	$5.0	$24.5

Assuming the maximum number of shareholders seek redemption:

($ million)	2013	2014	2015	2016	2017
Cash Available for Distribution from Black Diamond to all its Members
Sourced from Black Diamond's investment in MPRPA ($10.3 million)	$7.7	$13.3	$13.6	$7.5	$-
Sourced from dividends from Elkhorn	$-	$-	$-	$2.6	$37.4
	$7.7	$13.3	$13.6	$10.1	$37.4

Cash Distributed from Black Diamond to BDH Acquisition	$3.2	$5.5	$8.9	$6.6	$29.2
Income from BDH Acquisition's investments in MPRPA ($3.3 million)	$2.3	$4.0	$4.1	$2.2	$-
BDH Acquisition Operating expenses	$(2.0)	$(2.0)	$(2.0)	$(2.0)	$(2.0)
BDH Acquisition Tax	$(0.9)	$(2.1)	$(3.2)	$(2.1)	$-
Cash available for distribution at BDH Acquisition	$2.6	$5.4	$7.8	$4.7	$27.2

90% distributed to BDH Acquisition Preferred Stock	$2.3	$4.8	$7.0	$4.3	$19.3

The projections incorporated a number of assumptions, including but not limited to:

•	BDH Acquisition expects to make dividend distributions to holders of BDH Acquisition Preferred Stock from three sources:
1.	The proceeds of Black Diamond’s $10 million investment in MPRPA,
2.	The proceeds of BDH Acquisition’s intended investment in MPRPA, and
3.	Dividends received from Elkhorn for its investment in ESRI.

•	On April 15, 2011, EGI, Elkhorn and BDH entered into a Minerals Product Receivables Purchase Agreement (the “MPRPA”) pursuant to which EGI agreed to sell a certain percentage of the gold output from the Golden Dream Mine to BDH for the life of the Golden Dream Mine. Black Diamond expects EGI to expand the MPRPA to $25.4 million so that (i) EGI is required to pay all proceeds from the sale of 50% of the first 160,000 ounces of gold produced from the Golden Dream Mine in excess of $500 per ounce to MPRPA investors, and (ii) once the Golden Dream Mine has produced an initial 250,000 ounces, EGI is required to pay all proceeds from the sale of 15% of the gold the Golden Dream Mine produces in excess of $600 per ounce to MPRPA investors.

-	For the $10 million Black Diamond already invested, EGI is required to pay all proceeds from the sale of 20.9% of the first 160,000 ounces of gold produced from the Golden Dream Mine in excess of $500 per ounce to Black Diamond.

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-	Black Diamond expects third party investors to invest an additional $10.3 million in the MPRPA by the end of 2012. Approximately $7.5 million of the proceeds will be used to bring the Golden Dream Mine into production, and the remaining proceeds will be used for the care and maintenance at the Montana Tunnels Mine, preparing the Montana Tunnels Mine for future activities, and general corporate needs, including to pay the outstanding liabilities owed to Zac Brandenberg Living Trust. For this additional $10.3 million, EGI will be required to pay all proceeds from the sale of 19.5% of the first 160,000 ounces of gold produced from the Golden Dream Mine in excess of $500 per ounce to such third party investors.

-	If the net proceeds of the Business Combination are equal to or greater than $5.1 million, BDH Acquisition expects to invest $5.1 million in the MPRPA. If the net proceeds of the Business Combination are less than $5.1 million, BDH Acquisition expects to invest all the net proceeds of the Business Combination in the MPRPA. If BDH Acquisition invests $5.1 million in the MPRPA, EGI will be required to pay all proceeds from the sale of 9.7% of the first 160,000 ounces of gold produced from the Golden Dream Mine in excess of $500 per ounce to BDH Acquisition. If the maximum number of CVAC’s shareholders redeem their subunits, the estimated net proceeds is $3.3 million. If BDH Acquisition invests $3.3 million in the MPRPA, EGI will be required to pay all proceeds from the sale of 6.2% of the first 160,000 ounces of gold produced from the Golden Dream Mine in excess of $500 per ounce to BDH Acquisition.

•	Black Diamond, through its subsidiary, Elkhorn, owns 10 million shares of ESRI’s preferred stock, and 180 million shares of ESRI’s common stock. ESRI is expected to use its available cash to pay a 12% dividend to its preferred stockholders. To the extent that there is additional cash left at ESRI after paying the preferred dividend, Black Diamond expects ESRI to redeem the preferred stock at $6 per share. ESRI is restricted from paying any dividends to its common stockholders until its preferred stock obligations have been completely extinguished. Once all ESRI preferred stock dividend rights are extinguished, ESRI has the ability to declare dividends from time to time to its common stockholders. Black Diamond expects to receive approximately 91% of the dividends ESRI will pay to its common stockholders. Black Diamond intends to use the proceeds Elkhorn receives from ESRI to first pay down Elkhorn’s outstanding liabilities, and then distribute the remaining proceeds, if any, to Elkhorn’s members. Assuming none of Elkhorn’s current debt holders convert such debt into equity, Black Diamond expects to receive 99.5% of all distributions made by Elkhorn.

•	Assuming ESRI is able to raise the financing required to complete the development of the Golden Dream Mine on reasonable terms and on a reasonable timeline, and assuming the Golden Dream Mine is the only mine in production from 2013 to 2017, Black Diamond projects the following production schedule and associated operating expenses.

	2013	2014	2015	2016	2017
Gold (000 ounces)	29.9	50.9	51.3	63.5	54.9
Copper (000 pounds)	1,198.2	2,492.0	2,354.6	1,902.5	474.7
Operating expenses ($mm)	$(20.7)	$(32.9)	$(32.4)	$(32.1)	$(30.3)

•	Black Diamond has assumed that the average price ESRI receives for gold produced by the Golden Dream Mine is the average futures prices for gold quoted on November 9, 2012 on the COMEX for a given year, and the average price ESRI receives for copper produced by the Golden Dream Mine is the average futures prices for copper quoted on November 9, 2012 on the COMEX for a given year.

	2013	2014	2015	2016	2017
Gold ($/ounce)	$1,737	$1,753	$1,771	$1,790	$1,819
Copper ($/lb)	$3.46	$3.47	$3.41	$3.36	$3.30

•	Based on current capitalized costs and estimates of additional capitalized costs to develop the Golden Dream Mine, Black Diamond estimates approximately $13 million of capitalized mining cost to be amortized over the life of the mine, which is currently estimated to have approximately 250,000 ounces.

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•	Based on EGI’s 2011 loss carry forward and the estimate of future losses prior to production, Black Diamond estimates approximately $2.6 million of loss carry forward would be available to ESRI.

•	Based on Federal and State tax rates for 2012, Black Diamond believes it is a reasonable assumption that ESRI will have an approximate tax rate of 41.75% relating to profits generated from the Golden Dream Mine operations.

•	Based on existing liabilities, Black Diamond anticipates that ESRI will use approximately $4.5 million of the cash flow from the Golden Dream Mine to pay off its liabilities in 2013 and 2014.

•	Black Diamond assumes that, based on the projected cash flows, Elkhorn will receive dividends from ESRI and receive redemption of its ESRI preferred stock as follows:

($ million)	2013	2014	2015	2016	2017
Preferred Dividend paid to Elkhorn	$8.9	$10.6	$6.4	$4.8	$4.8
Redemption of ESRI Preferred	$-	$6.7	$13.4	$35.2	$4.7
Common Dividend paid to Elkhorn	$-	$-	$-	$-	$28.1

•	Consistent with Black Diamond’s current operating agreement, Black Diamond expects to distribute 90% of the proceeds it receives to its members, and the remaining 10% may be used to pay for any outstanding liabilities and operating expenses, including the $125,000 monthly payment to the Manager.

•	Based on Federal and State Tax Rates for 2012, Black Diamond estimates that Black Diamond and BDH Acquisition will have a 41.75% tax rate relating to MPRPA.

•	Black Diamond assumes that BDH Acquisition’s taxable income from the dividends Elkhorn receives from ESRI and proceeds Elkhorn receives from the redemption of ESRI’s preferred stock is completely offset by Elkhorn’s interest payments to service debt.

Based on current tax law, Black Diamond assumes that the taxable income passed to members that are C-Corporations, such as BDH Acquisition, may benefit from the dividend received deduction that would allow the tax payer to deduct between 70% and 100% of the taxable income relating to the dividends. Based on current ownership, Black Diamond believes that BDH Acquisition will obtain an 80% deduction on its taxable income generated from dividends paid by ESRI.

•	Based on estimates of the costs of operating and compliance of a public reporting company, Black Diamond believes that BDH Acquisition will incur approximately $2 million of operating costs per annum.

CVAC’s Board discounted the projected dividends payable on the BDH Acquisition Preferred Stock by 9.0% and arrived at a present value of $6.81, assuming that none of CVAC’s subunit holders redeem any of their subunits in connection with the Business Combination and $8.64, assuming that the maximum amount of CVAC subunits are redeemed in connection with the Business Combination. Based on Gordon’s Dividend Discount Model, the discount rate was determined based on an estimated cost of equity of 9.0%. The cost of equity was derived utilizing the Capital Asset Pricing Model using an equity risk premium of 6.7% (published by Ibbotson Associates), a risk free rate of return of 1.627% (based on the yield of 10 year US Treasuries on November 9, 2012), and a beta of 1.46 (derived by averaging the 5 year beta of publicly traded junior gold mining companies with a market capitalization between $250 million and $750 million, list published by Scarsdale Equities LLC; beta according to CapitalIQ as of November 9, 2012).

In the case where none of CVAC’s subunit holders redeem their subunits in connection with the Business Combination, after the consummation of the Business Combination, BDH Acquisition is expected to have net proceeds of approximately $14.4 million. After investing $5.1 million in the MPRPA, BDH Acquisition should still have net cash of approximately $9.3 million. Since the BDH Acquisition Preferred Stock has a liquidation preference of $12 per share, it is reasonable to attribute the $9.3 million of net cash to the value of the BDH Acquisition Preferred Stock, which yields an additional $1.86 per share, which brings the value of the BDH Acquisition Preferred Stock to $8.67 per share. In the case where the maximum amount of CVAC subunits are redeemed in connection with the Business Combination, BDH Acquisition is expected to invest all available proceeds (approximately $3.3 million) in MPRPA, leaving no additional net cash value to the BDH Acquisition Preferred Stock.

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CVAC’s Board then looked at how the estimated value of a share of BDH Acquisition Preferred Stock will be impacted by (i) gold price that is 5% higher or lower, and 10% higher or lower; and (ii) discount rate that is 10% higher or lower, and 20% higher or lower.

Assuming that none of CVAC’s subunit holders redeem their subunits in connection with the Business Combination, the estimated value of a share of BDH Acquisition Preferred Stock is

	-10%	-5%	Base case	+5%	+10%
+20%	$6.15	$7.21	$8.27	$9.32	$10.38
+10%	$6.27	$7.37	$8.46	$9.55	$10.64
Base case	$6.41	$7.54	$8.67	$9.79	$10.92
-10%	$6.55	$7.71	$8.88	$10.05	$11.21
-20%	$6.69	$7.90	$9.10	$10.31	$11.51

Assuming that the maximum amount of CVAC subunits are redeemed in connection with the Business Combination, the estimated value of a share of BDH Acquisition Preferred Stock is

	-10%	-5%	Base case	+5%	+10%
+20%	$6.20	$7.17	$8.13	$9.10	$10.06
+10%	$6.39	$7.39	$8.38	$9.37	$10.36
Base case	$6.60	$7.62	$8.64	$9.66	$10.68
-10%	$6.82	$7.87	$8.92	$9.96	$11.01
-20%	$7.04	$8.12	$9.20	$10.28	$11.35

CVAC’s Board also considered a number of factors that could contribute positively to the dividends payable to the BDH Acquisition Preferred Stock but did not assign values to them because of the substantial uncertainty associated with such factors:

•	The Golden Dream Mine may have reserves beyond the current five-year mine plan of approximately 250,000 ounces of gold. With sufficient funds, ESRI may be able to produce additional gold from the Golden Dream Mine. The MPRPA allows its investors to purchase 15% of any gold produced by the Golden Dream Mine beyond the first 250,000 ounces at $600 per ounce. Black Diamond’s existing $10 million investment, and BDH Acquisition’s intended investment, could generate additional cash available for distribution to the BDH Acquisition Preferred Stock.

•	Elkhorn is considering the restart of the Montana Tunnels Mine and the Diamond Hill Mine when cash flows from the Golden Dream Mine, or outside financing, becomes sufficient to support expansion activities. Cash generated through these operations could be distributed to Elkhorn and made available to BDH Acquisition for distribution to the holders of BDH Acquisition Preferred Stock.

•	Other companies in which Black Diamond holds an interest could generate cash flow to BDH Acquisition, allowing it to pay dividends to BDH Acquisition, thereby providing additional funds for distribution to holders of BDH Acquisition Preferred Stock.

•	Black Diamond could sell the security interests in the companies in which it invested and make the proceeds available to BDH Acquisition for distribution to holders of BDH Acquisition Preferred Stock.

Public Company Analysis

CVAC’s Board did not perform a comparable public company analysis, as there did not appear to be enough reliable data on a universe of comparable public traded companies with which to draw meaningful conclusions.

Third Party Report

CVAC engaged an independent consultant Michael Kachanovsky to review and evaluate ESRI’s proposal to commence mining and production. Mr. Kachanovsky issued a report providing a favorable assessment of the ESRI projects. The report considered the validity of various assumptions and the logical outcome of the proposed development and mining plan. It outlined the various risks that must be accepted as part of this plan, and presented recommendations that will contribute to a lower risk profile. The overall conclusions of Mr. Kachanovsky are:

•	the mine plan appears reasonable and viable to generate an operating profit;

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•	the major components are in place to move forward with this plan; subject to securing the project financing;
•	development and production financing must be sufficient to cover unplanned contingencies; and
•	the terms of the existing gold debenture need to be restructured so that sufficient funding is in place to reinvest in mine development.

The gold debenture Mr. Kachanovsky referred to is the MPRPA, which was subsequently restructured taking into account Mr. Kachanovsky’s recommendations. Mr. Kachanovsky’s report is filed as Annex E to this proxy statement/prospectus.

Recommendation of CVAC’s Board

After careful consideration, CVAC’s Board determined that the Business Combination with Black Diamond is in the best interests of CVAC and its shareholders. On the basis of the foregoing, CVAC’s Board has approved and declared advisable the Business Combination with Black Diamond and recommends that you vote or give instructions to vote “FOR” each of the Business Combination Proposal, the Redomestication Proposal, and the other proposals.

The board of directors recommends a vote “FOR” each of the Business Combination Proposal, the Redomestication Proposal, and the other proposals. CVAC’s Board has interests that may be different from, or in addition to your interests as a stockholder. See “The Business Combination Proposal — Interests of Certain Persons in the Acquisition” in this proxy statement/prospectus for further information.

Actions that May be Taken to Secure Approval of CVAC’s Shareholders

In order to ensure that the Business Combination is approved, CVAC, Black Diamond and their respective affiliates may enter into transactions to purchase Ordinary Shares of CVAC from shareholders who have indicated their intention to vote against the Business Combination and/or seek redemption of their subunits. In addition, CVAC, Black Diamond and their respective affiliates may also purchase warrants from warrantholders. Such purchases could result in all or substantially all of CVAC’s trust fund being expended to pay for such purchases post-transaction, which would result in Black Diamond not receiving any working capital from the trust account. No transactions have been entered into, but may include:

•	Purchases by CVAC, Black Diamond or their respective affiliates of subunits or warrants of CVAC;

•	Agreements with third parties to purchase subunits or warrants that may then be resold to the combined company subsequent to the Business Combination using funds that were previously in the trust account;

•	Agreements with third parties pursuant to which CVAC, Black Diamond or their respective affiliates would borrow funds to make purchases of ordinary shares or warrants of CVAC. The combined company would repay such borrowings using funds that were previously in the trust account; and

•	The granting of securities to third party purchasers of subunits or warrants of CVAC as an inducement for such third parties to purchase such securities.

Any CVAC subunits purchased by CVAC or its affiliates would increase the likelihood that the transaction would be approved.

In the event that it appeared that the Business Combination would not be consummated at the special meeting of CVAC’s shareholders, such meeting could be postponed (assuming that the postponement proposal was approved by the shareholders and such postponement was not CVAC’s termination date) to enter into arrangements similar to the foregoing.

In the event that any purchases of CVAC’s subunits or warrants are made by CVAC, Black Diamond or affiliates of either of them after the mailing of this proxy statement to shareholders, CVAC will disclose the terms of such arrangements in a press release and/or on a Current Report on Form 8-K on the next business day after the date of the transaction, and, to the extent possible, at least two business days prior to the vote on the Business Combination.

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CVAC will file a Current Report on Form 8-K and file and mail a proxy supplement to its shareholders with respect to any arrangements entered into by CVAC, Black Diamond or their respective affiliates which is intended to increase the likelihood that the arrangement and related proposals are approved by CVAC’s shareholders. Any CVAC subunits purchased by CVAC will not be considered outstanding for purposes of the special meeting and will therefore not be permitted to vote at the meeting. In the event that public subunits are purchased by CVAC, such subunits would no longer be deemed to be outstanding for purposes of determining the vote required for the approval of any of the proposals presented at the special meeting. Therefore, this would reduce (i) the number of public shares outstanding and entitled to vote on each matter, (ii) the number of shares required to be voted in favor of each proposal. Conversely, if CVAC’s directors and officers purchased such subunits, those subunits would still be considered to be outstanding and could be voted in favor of such proposals, reducing the number of shares required to be voted in favor of such proposals by a number of shares equal to those purchased. Neither CVAC nor its officers or directors purchasing subunits would affect the number of subunits that could be redeemed by CVAC with the Business Combination still being permitted to be consummated.

CVAC’s initial shareholders have agreed to vote the ordinary shares of CVAC owned by them prior to CVAC’s initial public offering in favor of the proposed Business Combination. The initial shareholders have also agreed to vote any shares acquired by them in CVAC’s IPO or in the aftermarket in favor of the proposed business combination. This would have the effect of reducing the number of other public shareholders of CVAC that would have to vote in favor of the proposed Business Combination. The initial shareholders have agreed not to demand redemption rights with respect to any of their initial shares or any subunits acquired by the in CVAC’s IPO or in the aftermarket.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of CVAC’s board of directors in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that CVAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•	If the proposed Business Combination is not completed by February 25, 2013, CVAC will be required to liquidate. In such event, the 790,625 CVAC ordinary shares held by CVAC officers, directors and affiliates, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless, as will the 1,500,000 warrants that were acquired prior to the IPO for an aggregate purchase price of $525,000. Such ordinary shares and warrants had an aggregate market value of approximately $5.3 million based on the closing price of CVAC’s subunits of $6.12 and CVAC’s warrants $0.30, on the OTC Bulletin Board as of November 9, 2012;

•	Unless CVAC consummates the Business Combination, its officers, directors and Initial Shareholders will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceeded the amount of its working capital. As of November 9, 2012, CVAC’s officers, directors and Initial Shareholders were entitled to approximately $161,000 (including $158,525 payable to Ray Shi Capital Group, LLC, an affiliate of Yiting Liu, one of CVAC’s directors, Ye (Sophie) Tao, one of CVAC’s directors and Wei Li, CVAC’s Chief Executive Officer and a director, for office space, administrative services and secretarial support) in reimbursable expenses. As a result, the financial interest of CVAC’s officers, directors and Initial Shareholders or their affiliates could influence its officers’ and directors’ motivation in selecting Black Diamond as a target and therefore there may be a conflict of interest when it determined that the Business Combination is in the shareholders’ best interest.

•	CVAC’s Initial Shareholders have contractually agreed that, if it liquidates prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced below $5.96 per share by the claims of target businesses or claims of vendors or other entities that are owed money by CVAC for services rendered or contracted for or products sold to it. Therefore, CVAC’s initial shareholders have a financial interest in consummating a business combination, thereby resulting in a conflict of interest. CVAC’s Initial Shareholders or their affiliates could influence our officers’ and directors’ motivation in selecting a target business and therefore there may be a conflict of interest when determining whether the Business Combination is in the shareholders’ best interest.

•	If the Business Combination with Black Diamond is completed, Ye (Sophie) Tao and Yiting Liu will serve as directors of BDH Acquisition and Black Diamond will designate three members to the Board of Directors of BDH Acquisition; and

•	In addition, the exercise of CVAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our shareholders’ best interest.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the material U.S. federal income tax consequences of (i) the Redomestication to the U.S. Holders (as defined below) of CVAC units, subunits, ordinary shares and warrants, which are sometimes referred to collectively, or individually, as CVAC securities, (ii) the redemption of CVAC subunits if a U.S. Holder elects to redeem its CVAC subunits pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal, or to sell its CVAC subunits to CVAC if CVAC uses a portion of CVAC’s Trust Account to purchase CVAC subunits in open market transactions or in privately negotiated transactions, and (iii) the automatic separation of BDH subunits and the ownership and disposition of BDH Units, BDH Series A Preferred Stock, BDH Warrants and BDH Common Stock issuable upon the conversion of BDH Series A Preferred Stock or the exercise of BDH warrants, which are sometimes referred to collectively, or individually, as BDH Acquisition securities, following the Redomestication and Business Combination. This summary is based upon laws and relevant interpretations thereof in effect as of the date of this proxy statement/prospectus, all of which are subject to change.

Because the components of a CVAC unit are separable at the option of the holder, the holder of a CVAC unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying CVAC subunit and one-half of a CVAC warrant components of the CVAC unit. As a result, the discussion below of the U.S. federal income tax consequences with respect to actual holders of CVAC subunits and warrants should also apply to the holders of CVAC units (as the deemed owners of the CVAC subunits and warrants underlying the CVAC units). A similar concept should apply in the case of a BDH Unit. This concept should not apply, however, in the case of a CVAC (or BDH) Subunit. See “—Characterization of a CVAC Unit and its Components” below.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of CVAC or BDH Acquisition securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of CVAC or BDH Acquisition securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders of the automatic separation of BDH Subunits and the ownership and disposition of BDH Acquisition securities following the Redomestication and Business Combination are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold CVAC securities, and that will own and hold BDH Acquisition securities as a result of owning the corresponding CVAC securities, as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

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•	financial institutions or financial services entities;

•	broker-dealers;

•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	Non-U.S. Holders (except as specifically provided below);

•	persons that actually or constructively own five percent (5%) or more of CVAC’s voting securities or BDH voting securities (except as specifically provided below);

•	persons that acquired CVAC securities or BDH Acquisition securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•	persons that hold CVAC securities or BDH Acquisition securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•	persons whose functional currency is not the U.S. dollar;

•	controlled foreign corporations; or

•	passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of CVAC securities or BDH Acquisition securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold CVAC securities, or will hold BDH Acquisition securities, through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of CVAC securities (or BDH Acquisition securities), the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on CVAC securities (or BDH Acquisition securities) and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of CVAC securities (or BDH Acquisition securities) will be in U.S. dollars. In addition, this discussion assumes that a holder owns or will own a number of CVAC Units or Subunits, and a number of BDH Subunits, that are divisible by two and, thus, will not forfeit a fractional CVAC warrant (or BDH Warrant) in connection with the separation of a CVAC Unit or Subunit, as the case may be.

Neither CVAC nor BDH Acquisition have sought, and neither will seek, a ruling from the U.S. Internal Revenue Service, or the IRS, or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

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BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF CVAC SECURITIES OR BDH ACQUISITION SECURITIES IN CONNECTION WITH OR FOLLOWING THE REDOMESTICATION AND BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF CVAC SECURITIES AND BDH ACQUISITION SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE REDOMESTICATION AND BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF CVAC SECURITIES OR BDH ACQUISITION SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Characterization of a CVAC Unit and its Components

While not free from doubt, each CVAC unit should be treated for U.S. federal income tax purposes as an investment unit consisting of one CVAC subunit and one-half of a CVAC warrant. A CVAC subunit is comprised of one CVAC ordinary share and one-half of a CVAC warrant, which cannot be separately traded (until the CVAC subunit automatically separates and disappears). A CVAC subunit has all of the economic rights of each of its components, including the right to vote and receive distributions with respect to the underlying CVAC ordinary share, and in the case of a sale, to the value of both the CVAC ordinary share and one-half of a CVAC warrant components. However, because the components of a CVAC subunit are “stapled” together and generally did not separate within a short period of time from the date of the related CVAC unit’s issuance, a CVAC subunit should be treated as a single instrument for U.S. federal income tax purposes. As a result, for U.S. federal income tax purposes, distributions on the CVAC ordinary share component of a CVAC subunit are considered received with respect to the CVAC subunit. In addition, although there is no guidance on point on how to apply the passive foreign investment company (“PFIC”) rules to a stapled interest such as a CVAC subunit, it appears that a U.S. Holder of a CVAC subunit should be able to make a qualified electing fund (“QEF”) election or a purging election with respect to the CVAC subunit, as discussed below in “U.S. Holders—PFIC Considerations.”

Each holder is advised to consult its own tax advisor with respect to a CVAC Unit (including alternative characterizations of a CVAC Unit or the components thereof). The balance of this discussion assumes that the characterization of the CVAC Units (and the components thereof) as described above is respected for U.S. federal income tax purposes.

U.S. Holders

Tax Consequences of the Redomestication

The Redomestication should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code. However, due to the absence of guidance directly on point on how the provisions of Section 368(a) apply in the case of a merger of a corporation with no active business and only investment-type assets, this result is not entirely free from doubt. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

If the Redomestication qualifies as a reorganization under Section 368(a), except as otherwise provided below in the sections entitled “—PFIC Considerations” and “—Effect of Section 367,” a U.S. Holder of CVAC securities should not recognize gain or loss upon the exchange of its CVAC securities solely for BDH Aquisition securities pursuant to the Redomestication. A U.S. Holder’s aggregate tax basis in the BDH Aquisition securities received in connection with the Redomestication should be the same as the aggregate tax basis of the CVAC securities surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules or Section 367(b) of the Code. See the discussion under “—PFIC Considerations” and “—Effect of Section 367,” below. In addition, the holding period of the BDH Aquisition securities received in the Redomestication generally should include the holding period of the CVAC securities surrendered in the Redomestication.

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If the Redomestication should fail to qualify as a reorganization under Section 368(a), a U.S. Holder of CVAC securities generally would recognize gain or loss with respect to its CVAC securities in an amount equal to the difference, if any, between the U.S. Holder’s adjusted tax basis in its CVAC securities and the fair market value of the corresponding BDH Aquisition securities received in the Redomestication. In such event, the U.S. Holder’s basis in the BDH Aquisition securities would be equal to their fair market value, and such U.S. Holder’s holding period for the BDH Aquisition securities would begin on the day following the date of the Redomestication.

PFIC Considerations

Even if the Redomestication qualifies as a reorganization under Section 368(a) of the Code, the Redomestication may be a taxable event to U.S. Holders of CVAC securities under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies.

A. Definition and General Taxation of a PFIC

A foreign (i.e., non-U.S.) corporation will be a PFIC if either (a) at least seventy-five percent (75%) of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (b) at least fifty percent (50%) of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income, if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years.

If CVAC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of CVAC subunits, ordinary shares or warrants and, in the case of CVAC subunits and ordinary shares, the U.S. Holder did not make either (a) a timely QEF election for CVAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CVAC subunits or ordinary shares or (b) a QEF election along with a “purging election,” both of which are discussed further below, such holder generally will be subject to special rules with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its CVAC subunits, ordinary shares or warrants; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the CVAC subunits or ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the CVAC subunits or ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the CVAC Subunits, Ordinary Shares or Warrants;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of CVAC’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if CVAC is determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above with respect to its CVAC Subunits or Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), as described below. Pursuant to the QEF election, a U.S. Holder will be required to include in income its pro rata share of CVAC’s net capital gain (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, whether or not distributed, in the taxable year of the U.S. Holder in which or with which CVAC’s taxable year ends. CVAC, however, does not believe that it had any earnings and profits in any prior taxable year or will have any earnings and profits for its current taxable year.

B. Status of CVAC as a PFIC

Based on the composition of its income and assets, CVAC believes that it was a PFIC for its taxable years ended March 31, 2011 (CVAC’s initial taxable year) and March 31, 2012, and that it will qualify as a PFIC for its current taxable year. The determination of whether CVAC is or has been a PFIC is primarily factual, and there is little administrative or judicial authority on which to rely to make a determination of PFIC status. Accordingly, the IRS or a court considering the matter may not agree with CVAC’s analysis of whether or not it is or was a PFIC during any particular year.

C. Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of CVAC securities will depend on whether the U.S. Holder has made a timely and effective election to treat CVAC as a QEF, under Section 1295 of the Code for CVAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CVAC Subunits or ordinary shares, or if the U.S. Holder made a QEF election along with a “purging election,” as discussed below. A U.S. Holder’s ability to make a QEF election with respect to CVAC is contingent upon, among other things, the provision by CVAC of certain information that would enable the U.S. Holder to make and maintain a QEF election. CVAC has previously indicated that it would endeavor to provide such information, including a PFIC annual information statement, upon request of a U.S. Holder. A U.S. Holder of a PFIC that made a timely and effective QEF election for CVAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CVAC Subunits or ordinary shares, or that made a QEF election along with a purging election, as discussed below, is hereinafter referred to as an “Electing Shareholder.” A U.S. Holder of a PFIC that did not make a timely and effective QEF election for CVAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CVAC Subunits or ordinary shares, or that did not make a QEF election along with a purging election, is hereinafter referred to as a “Non-Electing Shareholder.”

As indicated above, if a U.S. Holder of CVAC Subunits or ordinary shares has not made a timely and effective QEF election with respect to CVAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) CVAC Subunits or ordinary shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its CVAC Subunits or ordinary shares for their fair market value on the “qualification date.” The qualification date is the first day of CVAC’s tax year in which CVAC qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held CVAC Subunits or ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its CVAC Subunits or ordinary shares by the amount of the gain recognized and will also have a new holding period in the CVAC Subunits or ordinary shares for purposes of the PFIC rules.

A U.S. Holder may not make a QEF election with respect to its CVAC warrants. As a result, if a U.S. Holder of CVAC warrants sells or otherwise disposes of such warrants (including for this purpose exchanging the CVAC warrants for BDH Warrants in the Redomestication), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if CVAC were a PFIC at any time during the period the U.S. Holder held the CVAC warrants.

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U.S. Holders that hold (or are deemed to hold) stock of a foreign corporation that qualifies as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or certain foreign exchanges or markets of which the IRS has approved (a “mark-to-market election”). The OTC Bulletin Board currently is not considered to be an exchange that would allow a U.S. Holder to make a mark-to-market election. Because CVAC Subunits and ordinary shares are quoted only on the OTC Bulletin Board, such CVAC securities should not qualify as marketable stock for purposes of the election.

D. Effect of PFIC Rules on the Redomestication

Even if the Redomestication should qualify as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC (including warrants to acquire stock of a PFIC) must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a Non-Electing Shareholder with respect to its exchange of CVAC securities for BDH Acquisition securities in the Redomestication if CVAC were classified as a PFIC at any time during such U.S. Holder’s holding period in the CVAC securities. Any such gain would be treated as an “excess distribution” made in the year of the Redomestication and subject to the special tax and interest charge rules discussed above under “—Definition and General Taxation of a PFIC.” In addition, the regulations would provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury regulations under Section 1291(f) applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) requires the shareholder to recognize gain or include an amount in income as a distribution under Section 301 of the Code, the gain realized on the transfer is taxable as an excess distribution under Section 1291 of the Code, and the excess, if any, of the amount to be included in income under Section 367(b) over the gain realized under Section 1291 is taxable as provided under Section 367(b). See the discussion below under the section entitled “—Effect of Section 367.” The proposed Treasury regulations under Section 1291(f) should not apply to an Electing Shareholder with respect to its CVAC Subunits or Ordinary Shares for which a timely QEF election (or a QEF election along with a purging election) is made. An Electing Shareholder may, however, be subject to the rules discussed below under the section entitled “—Effect of Section 367.” In addition, as discussed above, since a QEF election cannot be made with respect to CVAC warrants, the proposed Treasury regulations under Section 1291(f) should apply to cause gain recognition under the PFIC rules on the exchange of CVAC warrants for BDH Warrants pursuant to the Redomestication.

The rules dealing with PFICs and with the QEF election and purging election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of CVAC securities should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effect of Section 367

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as a Section 368(a) reorganization. When it applies, Section 367 imposes income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) generally will apply to U.S. Holders that exchange CVAC Subunits or ordinary shares (but not warrants) for BDH Subunits or BDH Series A Preferred Stock as part of the Redomestication.

A. U.S. Shareholders of CVAC

A U.S. Holder that on the day of the Redomestication beneficially owns (directly, indirectly or constructively) ten percent (10%) or more of the total combined voting power of all classes of CVAC securities entitled to vote (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” attributable to the CVAC Subunits or Ordinary Shares it directly owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power of all classes of CVAC securities entitled to vote for U.S. federal income tax purposes.

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A U.S. Shareholder’s all earnings and profits amount with respect to its CVAC Subunits or ordinary shares is the net positive earnings and profits of the corporation (as determined under Treasury Regulation Section 1.367(b)-2(d)(2)) attributable to the CVAC Subunits or ordinary shares (as determined under Treasury Regulation Section 1.367(b)-2(d)(3)) but without regard to any gain that would be realized on a sale or exchange of such CVAC Subunits or ordinary shares.

Accordingly, under Treasury Regulation Section 1.367(b)-3(b)(3), a U.S. Shareholder will be required to include in income as a deemed dividend the all earnings and profits amount (as defined in Treasury Regulation Section 1.367(b)-2(d)) with respect to its CVAC Subunits or ordinary shares. However, CVAC does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication. If CVAC’s cumulative earnings and profits through the date of Redomestication are not greater than zero, then a U.S. Shareholder generally would (depending on what period the CVAC Subunits or ordinary shares were held) not be required to include in gross income an all earnings and profits amount with respect to its CVAC Subunits or ordinary shares.

However, it is possible that the amount of CVAC’s earnings and profits could be greater than expected through the date of the Redomestication or could be adjusted as a result of an IRS examination. The determination of CVAC’s earnings and profits is a complex determination and may be impacted by numerous factors. Therefore, it is possible that one or more factors may cause CVAC to have positive earnings and profits through the date of the Redomestication. As a result, depending upon the period in which such a U.S. Shareholder held its CVAC Subunits or ordinary shares, such U.S. Shareholder could be required to include its all earnings and profits amount in income as a deemed dividend under Treasury Regulation Section 1.367(b)-3(b)(3) as a result of the Redomestication. See above under “—PFIC Considerations—Effect of PFIC Rules on the Redomestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

B. U.S. Holders That Own Less Than 10 Percent of CVAC

A U.S. Holder that on the day of the Redomestication beneficially owns (directly, indirectly or constructively) CVAC Subunits or ordinary shares with a fair market value of $50,000 or more but less than ten percent (10%) of the total combined voting power of all classes of CVAC securities entitled to vote must either recognize gain with respect to the Redomestication or, in the alternative, elect to recognize the “all earnings and profits” amount as described below.

Unless a U.S. Holder makes the “all earnings and profits election” as described below, such holder generally must recognize gain (but not loss) with respect to BDH Acquisition securities received in exchange for its CVAC Subunits or ordinary shares pursuant to the Redomestication. Any such gain would be equal to the excess of the fair market value of such BDH Acquisition securities received over the U.S. Holder’s adjusted tax basis in the CVAC Subunits or ordinary shares deemed to be surrendered in exchange therefor. Subject to the PFIC rules discussed above, such gain would be capital gain, and should be long-term capital gain if the U.S. Holder held the CVAC Subunits or ordinary shares for longer than one year.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the all earnings and profits amount attributable to its CVAC Subunits or ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury regulations and generally must include, among other things: (i) a statement that the Redomestication is a Section 367(b) exchange; (ii) a complete description of the Redomestication, (iii) a description of any stock, securities or other consideration transferred or received in the Redomestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from CVAC establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s CVAC Subunits or ordinary shares, and (B) a representation that the U.S. Holder has notified CVAC (or BDH Acquisition) that the U.S. Holder is making the election, and (vi) certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury regulations thereunder. In addition, the election must be attached by the U.S. Holder to its timely filed U.S. federal income tax return for the year of the Redomestication, and the U.S. Holder must send notice to CVAC (or BDH Acquisition) of the election no later than the date such tax return is filed. In connection with this election, CVAC intends to provide each U.S. Holder eligible to make such an election with information regarding CVAC’s earnings and profits upon request.

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CVAC does not expect that its cumulative earnings and profits will be greater than zero through the date of the Redomestication and if that proves to be the case, U.S. Holders who make this election generally would (depending on what period the CVAC Subunits or ordinary shares were held) not have an income inclusion under Section 367(b) provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. Thus, it is expected that the making of any election to include the all earnings and profits amount in income as a dividend generally would be advantageous to a U.S. Holder that would otherwise recognize gain under Section 367(b) with respect to its CVAC Subunits or ordinary shares in the Redomestication. However, as noted above, if it were determined that CVAC had positive earnings and profits through the date of the Redomestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its CVAC Subunits or ordinary shares, and thus could be required to include that amount in income as a deemed dividend as a result of the Redomestication. See above under “—PFIC Considerations—Effect of PFIC Rules on the Redomestication” for a discussion of whether the amount of inclusion under Section 367(b) of the Code should be reduced by amounts required to be taken into account by a Non-Electing Shareholder under the proposed Treasury regulations under Section 1291(f) of the Code.

U.S. Holders are strongly urged to consult with their own tax advisors regarding whether to make this election and if the election is determined to be advisable, the appropriate filing requirements with respect to this election.

C. U.S. Holders that Own CVAC Securities with a Fair Market Value Less Than $50,000

A U.S. Holder that on the date of the Redomestication owns (or is considered to own) CVAC Subunits or ordinary shares with a fair market value less than $50,000 would not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Redomestication, and would not be required to include any part of the all earnings and profits amount in income (the “de minimis exception”).

D. Shareholder Basis in and Holding Period for BDH Acquisition Securities

For a discussion of a U.S. Holder’s tax basis and holding period in BDH Acquisition securities received in the Redomestication, see above under “—Tax Consequences of the Redomestication.”

Taxation on the Redemption of CVAC Subunits

In the event that a U.S. Holder of CVAC Subunits (i) elects to redeem its CVAC Subunits and receive cash pursuant to the exercise of its redemption right in connection with the shareholder vote regarding the Business Combination Proposal, or (ii) elects to sell its CVAC Subunits to CVAC if CVAC uses a portion of CVAC’s Trust Account to purchase CVAC Subunits in open market transactions or in privately negotiated transactions, the amount received on any such redemption of CVAC Subunits generally will be treated for U.S. federal income tax purposes as a payment in consideration for the sale of the CVAC Subunits (subject to the discussion in “—Possible Ordinary Income Treatment in Respect of Additional Amounts Following a Vote in Favor of the Business Combination,” below), rather than as a distribution. Such amounts, however, will be treated as a distribution for U.S. federal income tax purposes if (i) the redemption is “substantially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in CVAC (including CVAC Subunits or Ordinary Shares the U.S. Holder is deemed to own under certain constructive ownership rules) after the redemption is not meaningfully reduced from what its percentage ownership in CVAC (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of CVAC outstanding voting shares owned (including constructive ownership) immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption) and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in CVAC (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in CVAC Subunits or ordinary shares and, taking into account the effect of redemptions by other holders, its percentage ownership (including constructive ownership) in CVAC is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any redemption of its CVAC Subunits.

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Possible Ordinary Income Treatment in Respect of Additional Amounts Following a Vote in Favor of the Business Combination

A U.S. Holder of CVAC securities that votes in favor of the Business Combination and either (i) exercises its redemption right or (ii) continues to hold its CVAC Subunits and receives a distribution in connection with CVAC’s liquidation if it fails to consummate the Business Combination generally will receive more per CVAC Subunit than a similar U.S. Holder that does not vote in favor of the Business Combination. While not free from doubt, such additional amount may be treated for U.S. federal income tax purposes as ordinary income, and not as a payment in consideration for the redemption of CVAC Subunits or a distribution in connection with CVAC’s liquidation. A U.S. Holder should consult with its own tax advisors regarding the U.S. federal income tax treatment of any such amount.

Taxation of Cash Distributions Paid on BDH Acquisition Securities

A U.S. Holder of BDH Acquisition securities generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on the BDH Acquisition securities. A cash distribution on such securities generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of BDH Acquisition’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its BDH Acquisition securities. Any remaining excess generally will be treated as gain from the sale or other disposition of the BDH Acquisition securities and will be treated as described under “—Taxation on the Disposition of BDH Acquisition Securities” below. For taxable years beginning on or after January 1, 2013, the dividends received by a non-corporate U.S. Holder are currently scheduled to be subject to tax at the regular U.S. federal income tax rate generally applicable to ordinary income.

Any cash dividends BDH Acquisition pays to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. However, if any such dividends are “extraordinary dividends” subject to Section 1059 of the Code, a corporate U.S. Holder may be required to reduce the adjusted tax basis in its BDH Acquisition securities by the nontaxed portion of such dividends (and if the nontaxed portion of such dividends exceeds such basis, such excess may be treated as gain from the sale or exchange of such BDH Acquisition securities for taxable year in which the extraordinary dividend is received).

Possible Constructive Distributions with Respect to BDH Warrants

The terms of each BDH Warrant provide for an adjustment to the number of shares of BDH Common Stock for which the BDH Warrant may be exercised or to the exercise price of the BDH Warrant in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of the Combined Company’s Securities Following the Business Combination.” An adjustment that has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the BDH Warrants would be treated as receiving a constructive distribution from BDH Acquisition if, for example, the adjustment increases the warrant holders’ proportionate interest in BDH Acquisition’s assets or earnings and profits (e.g., through an increase in the number of shares of BDH Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of BDH Common Stock, which is taxable to the U.S. Holders of such stock as described under “— Taxation of Cash Distributions Paid on BDH Acquisition Securities,” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the BDH Warrants received a cash distribution from BDH Acquisition equal to the fair market value of such increased interest.

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Possible Constructive Distributions with Respect to BDH Series A Preferred Stock

The terms of the BDH Series A Preferred Stock provide for an adjustment to number of shares of BDH Common Stock that may be obtained on a conversion of the BDH Series A Preferred Stock in certain events, as discussed in the section of this proxy statement/prospectus captioned “Description of the Combined Company’s Securities Following the Business Combination.” An adjustment that has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of BDH Series A Preferred Stock should be treated as receiving a constructive distribution from BDH Acquisition if, for example, the adjustment increases the number of shares of BDH Common Stock that would be obtained on conversion of the BDH Series A Preferred Stock (e.g., because sufficient dividends were not paid on the BDH Series A Preferred Stock and therefore the BDH Series A Preferred Stock has not automatically converted into BDH Common Stock by the third anniversary of the closing of the Business Combination), and as a result of such adjustment, the U.S. Holders of the BDH Series A Preferred Stock receive an increased proportionate interest in BDH Acquisition’s assets or earnings and profits and the U.S. Holders of BDH Common Stock receive a distribution of cash which is taxable to such holders as described under “—Taxation of Cash Distributions Paid on BDH Acquisition Securities,” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the BDH Series A Preferred Stock received a cash distribution from BDH Acquisition equal to the fair market value of such increased interest.

Taxation on the Disposition of BDH Acquisition Securities

Upon a sale or other taxable disposition of BDH Acquisition securities (which, in general, would include a distribution in connection with BDH Acquisition’s liquidation or a redemption of the BDH Warrants, but should not include a conversion of BDH Series A Preferred Stock into BDH Common Stock), a U.S. Holder of such securities generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such securities. See “— Exercise or Lapse of a BDH Warrant,” below for a discussion regarding a U.S. Holder’s basis in the BDH Common Stock acquired pursuant to the exercise of a BDH Warrant.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders currently are scheduled to be subject to U.S. federal income tax at a maximum regular rate of 20% for taxable years beginning on or after January 1, 2013. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes After 2012

For taxable years beginning on or after January 1, 2013, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, CVAC or BDH Acquisition securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of CVAC or BDH Acquisition securities.

Exercise or Lapse of a BDH Warrant

A U.S. Holder generally will not recognize gain or loss by reason of its exercise of a BDH Warrant for cash. BDH Common Stock acquired pursuant to the exercise of a BDH Warrant for cash generally will have a tax basis equal to the U.S. Holder’s tax basis in the BDH Warrant, increased by the amount paid to exercise the BDH Warrant. The U.S. Holder’s holding period of such BDH Common Stock generally will begin on the day following the date of exercise of the BDH Warrant and will not include the period(s) during which the U.S. Holder held the BDH Warrant. If a BDH Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s adjusted tax basis in the BDH Warrant.

The tax consequences of a cashless exercise of BDH Warrants are not clear under current tax law. A cashless exercise may be tax-free, either because it is not a realization event (i.e., not a transaction in which gain or loss is realized) or because the transaction is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the BDH Common Stock received would equal the U.S. Holder’s adjusted tax basis in the BDH Warrants. If the cashless exercise were treated as not being a realization event, the U.S. Holder’s holding period in the BDH Common Stock could be treated as commencing on the date following the date of exercise of the BDH Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the BDH Common Stock received would include the holding period of the BDH Warrants.

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It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of BDH Warrants with a fair market value equal to the exercise price for the number of BDH Warrants deemed exercised. For this purpose, the number of BDH Warrants deemed exercised would be equal to the number of shares of BDH Common Stock issued pursuant to the cashless exercise of the BDH Warrants. In this situation, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the BDH Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in such BDH Warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the BDH Warrants. In this case, a U.S. Holder’s tax basis in the BDH Common Stock received would equal the sum of the fair market value of the BDH Warrants deemed surrendered to pay the exercise price and the U.S. Holder’s tax basis in the BDH Warrants deemed exercised, and a U.S. Holder’s holding period for the BDH Common Stock should commence on the date following the date of exercise of the BDH Warrants. There also may be alternative characterizations of any such taxable exchange that would result in similar tax consequences, except that a U.S. Holder’s gain or loss would be short-term.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of BDH Warrants it is unclear which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise of BDH Warrants.

Tax Consequences Upon Automatic Separation of BDH Subunits

As described in the section of this proxy statement/prospectus captioned “Description of Combined Company Securities Following the Business Combination,” upon the consummation of the Business Combination, each BDH Subunit will automatically separate into one share of BDH Series A Preferred Stock and one-half of a BDH Warrant, and the BDH Subunits will no longer be outstanding. The automatic separation should be treated as a recapitalization for U.S. federal income tax purposes involving a deemed exchange of each BDH Subunit for one share of BDH Series A Preferred Stock and one-half of a BDH Warrant. In such event, a U.S. Holder generally should not recognize gain or loss on the automatic separation. A U.S. Holder’s adjusted tax basis in the BDH Series A Preferred Stock and one-half of a BDH Warrant should be equal to such holder’s adjusted tax basis in the BDH Subunit, which should be allocated between the BDH Series A Preferred Stock and one-half of a BDH Warrant based on the relative fair market value of each at the time of the automatic separation. A U.S. Holder’s holding period in the BDH Series A Preferred Stock and one-half of a BDH Warrant should include such holder’s holding period in the BDH Subunit.

Non-U.S. Holders

Taxation of Distributions on BDH Acquisition Securities

Any cash distribution (including a constructive distribution) BDH Acquisition makes to a Non-U.S. Holder of BDH Acquisition securities, to the extent paid out of BDH Acquisition’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividend paid to a Non-U.S. Holder with respect to BDH securities that is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). In satisfying the foregoing withholding obligation with respect to a distribution, BDH Acquisition may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution BDH Acquisition projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the Non-U.S. Holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the Non-U.S. Holder’s adjusted tax basis in such securities (but not below zero) and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such securities, which will be treated as described under “— Taxation on the Disposition of BDH Acquisition Securities” below.

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Cash dividends (including constructive dividends) BDH Acquisition pays to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder) generally will not be subject to U.S. withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. If the Non-U.S. Holder is a corporation, such dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Taxation on the Disposition of BDH Acquisition Securities

A Non-U.S. Holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of BDH Acquisition securities unless:

•	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	BDH Acquisition is a ‘‘United States real property holding corporation’’ (‘‘USRPHC’’) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where BDH Acquisition securities are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such securities, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non- U.S. Holder’s holding period for the security disposed of. There can be no assurance that BDH Acquisition securities will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax (but not the Medicare contribution tax), net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder. Any gain described in the first bullet point above of a Non-U.S. Holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a Non-U.S. Holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

In connection with the third bullet point above, BDH Acquisition generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Based on the expected composition and projected values of its assets (looking through applicable subsidiaries) after the Redomestication and the Business Combination, BDH Acquisition believes that it may be a USRPHC after the Business Combination. Even if it were not a USRPHC immediately after the Business Combination, no assurance can be given that BDH Acquisition will not become a USRPHC in the future. Non-U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of owning and disposing of BDH Acquisition securities.

Other Taxation Consequences of Holding BDH Acquisition Securities

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a BDH Warrant, or the lapse of such warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a BDH Warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of a BDH Warrant,” above.

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The U.S. federal income tax treatment of an automatic separation of a BDH Subunit after the Business Combination to a Non-U.S. Holder also should correspond to the U.S. federal income tax treatment of such automatic separation to a U.S. Holder, as described under “U.S. Holders — Tax Consequences Upon Automatic Separation of BDH Subunits.”

Payments After 2012

Effective generally for payments made on or after January 1, 2013, certain Non-U.S. Holders may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, BDH Acquisition securities if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, such Non-U.S. Holders are not satisfied. The IRS has indicated, however, that withholding with respect to such dividends will be required only for payments made on or after January 1, 2013, and withholding with respect to such proceeds will be required only for payments made on or after January 1, 2016. Non-U.S. Holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of BDH Acquisition securities.

Information Reporting and Backup Withholding

BDH Acquisition generally must report annually to the IRS and to each holder the amount of cash dividends and certain other distributions it pays to such holder on such holder’s securities and the amount of tax, if any, withheld with respect to those distributions. In the case of a Non-U.S. Holder, copies of the information returns reporting those distributions and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of BDH Acquisition securities to or through the U.S. office (and in certain cases, the foreign office) of a broker. In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax, at a rate currently scheduled to be 31% for taxable years beginning on or after January 1, 2013, generally will apply to cash distributions made on BDH Acquisition securities to, and the proceeds from sales and other dispositions of such securities by, a U.S. Holder (other than an exempt recipient) who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Anticipated Accounting Treatment

The Merger will be accounted for as a “reverse merger” and recapitalization since the sellers of Black Diamond will control the combined company immediately following the completion of the transaction. Black Diamond will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction is treated as a recapitalization of Black Diamond. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements will be those of Black Diamond and will be recorded at the historical cost basis of Black Diamond. CVAC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of Black Diamond after consummation of the acquisition.

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Regulatory Approvals

The Business Combination and the other transactions contemplated by the Acquisition Agreement are not subject to any additional federal or state regulatory requirements or approvals, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, except for filings with the State of Delaware and the Cayman Islands necessary to effectuate the transactions contemplated by the Acquisition Agreement.

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THE ACQUISITION AGREEMENT

The following is a summary of the material provisions of the Acquisition Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus. You are encouraged to read the Acquisition Agreement in its entirety for a more complete description of the terms and conditions of the Acquisition.

Redomestication to Delaware

Immediately prior to the Acquisition, CVAC will be merged with and into BDH Acquisition, the separate corporate existence of CVAC will cease and BDH Acquisition will continue as the surviving corporation (the “Redomestication Merger”). In connection with the Redomestication Merger, CVAC’s issued and outstanding capital stock will be converted as follows:

•	Each CVAC ordinary share will be converted automatically into one share of Series A Convertible Participating Preferred Stock of BDH Acquisition, or the BDH Series A Preferred Stock, which will entitle the holder thereof to, among other things, a dividend and liquidation preference.

•	Each CVAC warrant will be converted into one substantially equivalent warrant, or a BDH Warrant, to purchase one share of common stock of BDH Acquisition, or the BDH Common Stock,

•	Each CVAC subunit will be converted automatically into one subunit consisting of one share of BDH Series A Preferred Stock and one-half of a warrant to purchase BDH Common Stock, or a BDH Subunit,

•	Each CVAC unit will be converted automatically into one BDH Acquisition unit, consisting of one BDH Subunit and one-half of a warrant to purchase BDH Common Stock, or a BDH Unit,

•	Each unit purchase option of CVAC will be converted into one substantially equivalent unit purchase option to purchase one BDH Unit.

Business Combination with Black Diamond; Acquisition Consideration

Upon the closing of the transactions contemplated in the Agreement, BDH Acquisition will acquire 100% of the issued and outstanding Class A Units of Black Diamond and 45.6% of the Preferred Units of Black Diamond, in exchange for an aggregate of 67,383,334 shares of the common stock of BDH Acquisition (“BDH Acquisition Common Stock”) and 1,433,33 shares of BDH Acquisition Preferred Stock (as defined below). We refer to this share exchange as the “Business Combination.”

Representations and Warranties

In the Acquisition Agreement, Black Diamond, the Class A Members and the Manager (collectively, the “Representing Parties”) make certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) proper corporate organization of Black Diamond and its subsidiaries and other companies in which it is a minority shareholder and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and title to units; (e) accuracy of charter documents and corporate records; (f) related-party transactions; (g) required consents and approvals; (h) financial information; (i) absence of certain changes or events; (j) title to assets and properties; (k) material contracts; (l) insurance; (m) licenses and permits; (n) compliance with laws, including those relating to foreign corrupt practices and money laundering; (o) ownership of intellectual property; (p) absence of warranty claims; (q) employment and labor matters; (r) taxes and audits; (s) environmental matters; (t) brokers and finders; (u) investment representations and transfer restrictions; (v) that Black Diamond is not an investment company; and (w) other customary representations and warranties.

In the Acquisition Agreement, CVAC makes certain representations and warranties relating to, among other things: (a) title to shares; (b) proper corporate organization and similar corporate matters; (c) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (d) brokers and finders; (e) capital structure; (f) validity of share issuance; (g) minimum trust fund amount; and (g) validity of OTC Bulletin Board listing; and (h) SEC filing requirements.

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Conduct Prior to Closing; Covenants

The Representing Parties have agreed to cause Black Diamond, and to use their best efforts to cause Black Diamond’s subsidiaries and other companies in which it is a minority shareholder, to operate the business in the ordinary course, consistent with past practices, prior to the closing of the Acquisition (with certain exceptions) and not to take certain specified actions without the prior written consent of CVAC.

The Agreement also contains covenants of the Representing Parties providing for:

•	Black Diamond and its subsidiaries and companies in which it is a minority shareholder to provide access to their books and records and providing information relating to Black Diamond’s business to CVAC, its counsel and other representatives;

•	except as otherwise provided for in the Agreement, each of the Representing Parties not to, directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any person, other than BDH Acquisition, concerning the sale of all or any part of Black Diamond’s business, any of Black Diamond’s assets, Black Diamond’s units or any capital stock, membership interests or other securities of Black Diamond or its subsidiaries or consummate any such transaction or accept any offer or agree to engage in any such transaction;

•	Black Diamond to deliver monthly, quarterly and annual summaries of its earnings and an unaudited balance sheet for the period from March 31, 2012 through the end of such month, quarter or year and the applicable comparative period in the preceding year;

•	the Manager to ensure that, on or prior to closing, certain key personnel enter into confidentiality and non-solicitation agreements, and that Black Diamond and the Manager will use their best efforts to enter into labor agreements with each of its employees to the extent required by applicable law; and

•	except as otherwise provided for in the Agreement, the Members and Black Diamond to terminate all loans and guarantees by Black Diamond for the benefit of each of the Members, Black Diamond’s and its subsidiaries’ officers, and directors, and any of their respective affiliates, prior to the closing date of the Acquisition.

Conditions to Closing

General Conditions

Consummation of the Acquisition Agreement and the acquisition is conditioned on (a) the absence of any order, stay, judgment or decree by any government agency or any pending or threatened litigation seeking to enjoin, modify, amend or prohibit the Acquisition; (b) the holders of a majority of CVAC’s ordinary shares approving the acquisition in accordance with its Amended and Restated Memorandum and Articles of Association, (c) the consummation of the Redomestication Merger, (d) the SEC declaring the Registration Statement effective and (e) delivery of all transaction documents by each of the parties.

Representing Parties’ Conditions to Closing

The obligations of the Representing Parties to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above, are conditioned upon (i) CVAC and BDH Acquisition complying with all of their respective obligations required to be performed by them pursuant to the required covenants in the Acquisition Agreement, (ii) the representations and warranties of CVAC being true on and as of the closing date of the Acquisition and (iii) execution of a registration rights agreement by BDH Acquisition to register all unregistered securities issued in connection with the Acquisition.

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CVAC’s and BDH Acquisition’s Conditions to Closing

The obligations of CVAC and BDH Acquisition to consummate the transactions contemplated by the Acquisition Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

•	the representations and warranties of the Representing Parties being true on and as of the closing date of the acquisition and each of the Representing Parties complying with all required covenants in the Agreement;

•	there having been no material adverse effect to Black Diamond’s business, regardless of whether it involved a known risk;

•	BDH Acquisition being satisfied with the results of its review of Black Diamond’s business, units and that of its subsidiaries and portfolio companies.

•	receipt by BDH Acquisition of certain third party consents, and outstanding permits;

•	receipt by BDH Acquisition of a general release of all claims by the Class A Members against Black Diamond and its subsidiaries and companies in which it is a minority shareholder and their officers, directors, employees and affiliates;

•	BDH Acquisition receiving a legal opinion from Black Diamond’s counsel;

•	CVAC and BDH Acquisition having received final disclosure schedules to the Agreement; and

•	a majority of the holders of warrants to purchase ordinary shares of CVAC shall have approved an amendment to their warrants as discussed in more detail under the section entitled “Shareholder and Warrantholder Approval.”

Termination

The Acquisition Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to CVAC’s shareholders, by:

•	Either CVAC or BDH Acquisition if the closing has not occurred by February 25, 2013;

•	BDH Acquisition, if Black Diamond or any Member has materially breached any representation, warranty, agreement or covenant contained in the Acquisition Agreement and such breach has not been cured within fifteen days following the receipt by Black Diamond or any Member, as applicable, of BDH Acquisition’s written notice to terminate the Agreement; or

•	Black Diamond, if BDH Acquisition has materially breached any representation, warranty, agreement or covenant contained in the Agreement and such breach has not been cured within fifteen days following the receipt by the BDH Acquisition of Black Diamond’s written notice to terminate the Acquisition Agreement.

Effect of Termination

In the event of termination and abandonment by either CVAC or Black Diamond, all further obligations of the parties shall terminate, no party shall have any right against the other party; provided, however, that Black Diamond is obligated to pay (i) up to $250,000 of the costs and expenses incurred by CVAC prior to the date on which the Acquisition Agreement was executed and (ii) as long as CVAC has not materially breached any of the representations and warranties made by it in the Acquisition Agreement, all of the costs and expenses of CVAC incurred from and after the date on which the Acquisition Agreement was executed.

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Indemnification

Until the third anniversary of the date of the Agreement, the Representing Parties have agreed, jointly and severally, to indemnify the BDH Acquisition and its affiliates from any damages arising from (a) any breach of any representation, warranty or covenant made by the Representing Parties, (b) any actions by any third parties with respect to Black Diamond’s business for any period on or prior to the closing date, (c) the violation of any laws in connection with or with respect to the operation of the business on or prior to the closing date, (d) any claims by any employee of Black Diamond or any of its subsidiaries or portfolio companies, (e) any taxes attributable to the period prior to closing or (f) any sales, use, transfer or similar tax imposed on BDH Acquisition or its affiliates as a result of the transactions contemplated by the Agreement. Subject to an increase based on the total exercise price of BDH Acquisition Warrants (as defined below), the indemnification obligations of the Representing Parties are capped at $16,500,000.

Until the third anniversary of the date of the Agreement, CVAC and BDH Acquisition have agreed to indemnify the Representing Parties and their affiliates from any damages arising from any damages arising from any breach of any representation, warranty or covenant made by CVAC or BDH Acquisition. Subject to an increase based on the total exercise price of BDH Acquisition Warrants exercised after the closing, the indemnification obligations of CVAC and BDH Acquisition are capped at $16,500,000.

The foregoing summary of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Appendix A hereto.

Voting Agreement

As a condition to the closing of the Redomestication and Business Combination, BDH Acquisition, the selling shareholders and certain shareholders of CVAC will enter into a Voting Agreement to set forth their agreements and understandings with respect to how shares of BDH Acquisition common stock held by them will be voted on in connection with, and following, the transactions contemplated by the Acquisition Agreement. The parties will agree to vote their shares of BDH Acquisition common stock as necessary to ensure that the size of the Board of Directors of BDH Acquisition after the consummation of the Redomestication and Business Combination will be five members until [●]. The parties will also agree to vote their shares of BDH Acquisition common stock to ensure the election of two members of the Board of Directors of BDH Acquisition designated by the CVAC shareholders party to the agreement, who shall initially be Yiting Liu and Ye (Sophie) Tao, and three members designated by the selling shareholders, of which one designee shall qualify as an independent director pursuant to the rules of any stock exchange on which BDH Acquisition may be listed. A copy of the Voting Agreement is attached to this proxy statement/prospectus as Annex C.

Registration Rights Agreement

As a condition to the closing of the Redomestication and Business Combination, BDH Acquisition and the selling shareholders will enter into a Registration Rights Agreement to provide for the registration of the common stock and BDH Series A Preferred being issued to the selling shareholders in connection with the Business combination. The selling shareholders are entitled to make up to two demands that we register such securities. The holders of a majority of the common stock and BDH Series A Preferred Stock issued in the Business Combination to the selling shareholders can elect to exercise these registration rights at any time commencing six months after the consummation of the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed at least six months following the consummation of the Business Combination. BDH Acquisition will bear the expenses incurred in connection with the filing of any such registration statements. A copy of the Registration Rights Agreement is attached to this proxy statement/prospectus as Annex D.

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THE REDOMESTICATION PROPOSAL

General

CVAC is redomesticating in Delaware and in that process changing its name and corporate documents and establishing a new board of directors. The Redomestication is a condition to consummation of the Business Combination. Black Diamond required that CVAC redomicile in the state of Delaware in order to enter into the Acquisition Agreement. Being redomiciled in Delaware will create operation efficiencies for the combined company due to the fact that Black Diamond and its subsidiaries are all located in the United States and a Delaware company will provide its stockholders with certain rights not afforded to them by a Cayman Islands company. The Redomestication will be completed immediately prior to the Business Combination. As part of the Redomestication, CVAC’s corporate name will be that of the surviving company, “BDH Acquisition Corp.”

The full texts of the forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of BDH Acquisition are set forth as Annexes F and G, respectively, to this proxy statement/prospectus. A discussion of these documents and the comparison of rights is set forth below.

Adoption of the Redomestication Merger

The board of directors has approved the Redomestication Proposal and recommends that the shareholders of CVAC approve it. CVAC’s board of directors have interests that may be different from, or in addition to your interests as a shareholder. See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” in this proxy statement/prospectus for further information.

The affirmative vote of the holders of a majority of the shares outstanding of CVAC is required for approval of the Redomestication Proposal. Abstentions will have the effect of a vote against the proposal and broker non-votes will have no effect on the vote.

Each of the Warrant Amendment Proposal, the Redomestication Proposal and the Business Combination Proposal, as described below, are conditioned upon the approval of each other. Therefore, all three must be approved by the CVAC warrantholders and shareholders, as applicable, in order for the Business Combination to be consummated. If any of the three proposals is not approved, the Business Combination will not be consummated and CVAC will liquidate and dissolve.

The board of directors unanimously recommends a vote “FOR” the approval of the Redomestication Proposal.

Plan of Reincorporation and Redomestication Merger

The Redomestication will be achieved by the merger of CVAC, a Cayman Islands corporation, with and into BDH Acquisition Corp., a Delaware company, which is wholly owned by CVAC at this time, with BDH Acquisition being the surviving entity. The Certificate of Incorporation and Bylaws, the equivalent of a memorandum of association and the articles of association, of the surviving company will be those of BDH Acquisition, written in compliance with Delaware law. The effectiveness of the redomestication and the merger is conditioned upon the filing by both CVAC and BDH Acquisition of a certificate of merger with the State of Delaware and articles of merger with the Cayman Islands. Upon the filing of these documents, CVAC will cease its corporate existence in the Cayman Islands.

At the time of the Redomestication:

•	Each CVAC ordinary share will be converted automatically into one share of Series A Convertible Participating Preferred Stock of BDH Acquisition, or the BDH Series A Preferred Stock, which will entitle the holder thereof to, among other things, a dividend and liquidation preference.

•	Each CVAC warrant will be converted into one substantially equivalent warrant, or a BDH Warrant, to purchase one share of common stock of BDH Acquisition, or the BDH Common Stock,

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•	Each CVAC subunit will be converted automatically into one subunit consisting of one share of BDH Series A Preferred Stock and one-half of a warrant to purchase BDH Common Stock, or a BDH Subunit,

•	Each CVAC unit will be converted automatically into one BDH Acquisition unit, consisting of one BDH Subunit and one-half of a warrant to purchase BDH Common Stock, or a BDH Unit,

•	Each unit purchase option of CVAC will be converted into one substantially equivalent unit purchase option to purchase one BDH Unit.

The CVAC units, subunits and warrants no longer will be eligible to trade on the OTC Bulletin Board after the closing of the Redomestication. The units, subunits and warrants of BDH Acquisition will be eligible to trade in their place beginning on or about the effective date of the Redomestication under a new CUSIP number and trading symbol. The symbol will be determined by the OTC Bulletin Board.

Your percentage ownership of CVAC will not be affected by the Redomestication. As part of the stock purchase transaction, however, there will be the issuance of additional shares of preferred and common stock as partial consideration for the Business Combination with Black Diamond. In addition, BDH Acquisition will assume all other outstanding obligations of CVAC and succeed to those benefits enjoyed by CVAC. The business of CVAC after the Redomestication and the Business Combination will become that of Black Diamond.

You do not need to replace the current certificate representing your CVAC securities after the Redomestication. Do not destroy your current certificates issued by CVAC. The issued and outstanding security certificates of CVAC will represent the rights that CVAC’s securityholders will have in BDH Acquisition. Securityholders, however, may submit their certificates to our transfer agent, Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004 (212-509-4000) for new certificates, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes.

If you have lost your certificate, you can contact our transfer agent to have a new certificate issue. You may be requested to post a bond or other security to reimburse us for any damages or costs if the lost certificate is later delivered for sale or transfer.

Management of BDH Acquisition

The directors of BDH Acquisition will be five persons. These will be Patrick Imeson, Michael Feinberg, General Michael Hagee (USMC Ret.), Yiting Liu and Ye (Sophie) Tao and they will be appointed at the consummation of the Business Combination. Patrick Imeson will be the Chairman and Chief Executive Officer and Eric Altman will be the Chief Financial Officer. See “Directors and Executive Officers after the Business Combination.”

Appraisal Rights

Holders of CVAC ordinary shares are not entitled to appraisal rights under the Companies Law.

Differences in Shareholder Rights

At the effective time of the Redomestication, the Certificate of Incorporation and Bylaws of BDH Acquisition will become the governing documents of the surviving corporation. Your rights as a shareholder of CVAC are governed by the law of the Cayman Islands and CVAC’s amended and restated articles and memorandum of association until the completion of the redomestication. After the redomestication, you will become a shareholder of BDH Acquisition and your rights will be governed by Delaware law and BDH Acquisition’s Certificate of Incorporation and Bylaws.

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The principal attributes of BDH Acquisition’s common stock and CVAC’s ordinary shares will be similar. However, there are differences between your rights under Delaware law and Cayman Islands law, which is modeled on the laws of England and Wales. In addition, there are differences between BDH Acquisition’s Certificate of Incorporation and bylaws and CVAC’s Amended and Restated Memorandum and Articles of Association. The following discussion is a summary of material changes in your rights resulting from the Redomestication, but does not cover all of the differences between Cayman Islands law and Delaware law affecting corporations and their shareholders or all the differences between BDH Acquisition’s Certificate of Incorporation and bylaws and CVAC’s Amended and Restated Memorandum and Articles of Association. You are encouraged to read the complete text of the relevant provisions of the Companies Law, the DGCL, BDH Acquisition’s Certificate of Incorporation and bylaws and CVAC’s Amended and Restated Memorandum and Articles of Association. Forms of BDH Acquisitions’ Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws are attached to this proxy statement/prospectus as Annexes F and G, respectively.

Shareholder Approval of Future Business Combinations

BDH Acquisition

Under the DGCL, a merger or consolidation involving the corporation, a sale, lease, exchange or other disposition of all or substantially all of the property of the corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the charter provides otherwise. In addition, mergers in which an acquiring corporation owns 90% or more of each class of stock of a corporation may be completed without the vote of the acquired corporation’s board of directors or shareholders.

Unless the Certificate of Incorporation of the surviving corporation provides otherwise, Delaware law does not require a shareholder vote of the surviving corporation in a merger if: (i) the merger agreement does not amend the existing Certificate of Incorporation, (ii) each share of stock of the surviving corporation outstanding immediately before the transaction is an identical outstanding share after the merger; and (iii) either (x) no shares of common stock of the surviving corporation (and no shares, securities or obligations convertible into such stock) are to be issued in the merger; or (y) the shares of common stock of the surviving corporation to be issued in the merger (including shares issuable upon conversion of any other shares, securities or obligations to be issued in the merger) do not exceed 20% of the shares of common stock of the surviving corporation outstanding immediately prior to the transaction.

CVAC

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (a) a shareholder resolution passed by a majority in number representing seventy-five percent (75%) in value of the shareholders voting together as one class and (b) if the shares to be issued to each shareholder in the surviving company are to have the same rights and economic value as the shares held in the constituent company, a special resolution of the shareholders voting together as one class.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissident shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

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•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offer or may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Special Vote Required for Combinations with Interested Shareholders

BDH Acquisition

Section 203 of the DGCL provides a corporation subject to that statute may not engage in a business combination with an interested shareholder for a period of three years after the time of the transaction in which the person became an interested shareholder.

The prohibition on business combinations with interested shareholders does not apply in some cases, including if:

•	the board of directors of the corporation, prior to the time of the transaction in which the person became an interested shareholder, approves either the business combination or the transaction in which the shareholder becomes an interested shareholder;

•	the transaction which made the person an interested shareholder resulted in the interested shareholder owning at least 85% of the voting stock of the corporation; or

•	the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder approve at an annual or special meeting of stockholders, and not by written consent, the business combination on or after the time of the transaction in which the person became an interested shareholder.

The DGCL generally defines an interested shareholder to include any person who (a) owns 15% or more of the outstanding voting stock of the corporation or (b) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, and the affiliates and associates of such person.

The restrictions on business combinations contained in Section 203 will not apply if, among other reasons, the corporation elects in its original Certificate of Incorporation not to be governed by that section or if the corporation, by action of its stockholders, adopts an amendment to its Certificate of Incorporation or bylaws expressly electing not to be governed by Section 203 (and any such amendment so adopted shall be effective immediately in the case of a corporation that both has never had a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders).

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CVAC

There is no provision in the Companies Law equivalent to Section 203 of the DGCL.

Appraisal Rights and Compulsory Acquisition

BDH Acquisition

Under the DGCL, a shareholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things:

•	the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 shareholders; or

•	the corporation will be the surviving corporation of the merger, and no vote of its shareholders is required to approve the merger.

Notwithstanding the above, a shareholder is entitled to appraisal rights in the case of a merger or consolidation effected under certain provisions of the DGCL if the shareholder is required to accept in exchange for the shares anything other than:

•	shares of stock of the corporation surviving or resulting from the merger or consolidation; or

•	shares of stock of any other corporation that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders.

CVAC

The Companies Law does not specifically provide for appraisal rights. However, in connection with the compulsory transfer of shares to a 90% shareholder of a Cayman corporation, a minority shareholder may apply to the court within one month of receiving notice of the compulsory transfer objecting to that transfer. In these circumstances, the burden is on the minority shareholder to show that the court should exercise its discretion to prevent the compulsory transfer. The court is unlikely to grant any relief in the absence of bad faith, fraud, unequal treatment of shareholders or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

Shareholder Consent to Action Without a Meeting

BDH Acquisition

Under the DGCL, unless otherwise provided in the Certificate of Incorporation, any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting without prior notice and without a vote if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the shareholders at which all shares entitled to vote thereon were present and voted, and is duly delivered to the corporation. BDH Acquisition’s Certificate of Incorporation does not restrict its shareholders from taking action by written consent.

CVAC

Article 85 of CVAC’s Articles of Association provide that the shareholders of the company (or of a particular class) may pass resolutions without holding a meeting if such resolutions of the shareholders (or class thereof) are passed by a unanimous written resolution signed by all of the shareholders (or class thereof) entitled to vote.

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Special Meetings of Shareholders

BDH Acquisition

Under the DGCL, a special meeting of shareholders may be called by the board of directors or by persons authorized in the Certificate of Incorporation or the bylaws. BDH Acquisition’s Certificate of Incorporation provides that a special meeting of shareholders may be called only by a majority of the board of directors of BDH Acquisition.

CVAC

Under CVAC’s memorandum and articles, an extraordinary general meeting of CVAC may be called only by the chairman or two directors or a director and the secretary or the board of directors.

Distributions and Dividends; Repurchases and Redemptions

BDH Acquisition

Under the DGCL, a corporation may pay dividends out of surplus and, if there is no surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding shares having a preference on asset distributions. Surplus is defined in the DGCL as the excess of the “net assets” over the amount determined by the board of directors to be capital. “Net assets” means the amount by which the total assets of the corporation exceed the total liabilities. A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital its own shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares, or, if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon their acquisition and the capital of the corporation reduced.

CVAC

Under the Companies Law, the board of directors of CVAC may pay dividends to the ordinary shareholders out of CVAC’s:

•	profits; or

•	“share premium account,” which represents the excess of the price paid to CVAC on issue of its shares over the par or “nominal” value of those shares, which is similar to the U.S. concept of additional paid in capital.

However, no dividends may be paid if, after payment, CVAC would not be able to pay its debts as they come due in the ordinary course of business.

Under the Companies Law, shares of a Cayman Islands company may be redeemed or repurchased out of profits of the company, out of the proceeds of a fresh issue of shares made for that purpose or out of capital, provided the company’s articles authorize this and it has the ability to pay its debts as they come due in the ordinary course of business.

Vacancies on Board of Directors

BDH Acquisition

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director unless otherwise provided in the Certificate of Incorporation or bylaws. BDH Acquisition’s certificate provides that a vacancy or a newly created directorship may be filled only by the board of directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

113

CVAC

CVAC’s articles provide that a vacancy or a newly created directorship may be filled by a majority vote of the remaining directors.

Removal of Directors; Staggered Term of Directors

BDH Acquisition

Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

BDH Acquisition’s Certificate of Incorporation and Bylaws currently provide that the board of directors consists of three classes of directors, with each class of directors elected for three-year terms and one class coming up for election by the shareholders each year. Under the DGCL, because BDH Acquisition has a classified board and its Certificate of Incorporation does not provide otherwise, directors of BDH Acquisition may be removed by the holders of a majority of the shares entitled to vote on the election of directors and only for cause.

CVAC

CVAC’s articles provide that the board of directors consists of three classes of directors, with each class of directors elected for three-year terms and one class coming up for election by the shareholders each year. The term of office of the first class of directors, consisting of Wei Li will expire at CVAC’s first annual meeting of shareholders. The term of office of the second class of directors, consisting of Yiting Liu will expire at the second annual meeting. The term of office of the third class of directors, consisting of Ye (Sophie) Tao will expire at the third annual meeting. CVAC may from time to time by ordinary resolution remove any director from office, whether or not appointing a replacement for the director who has been removed.

Inspection of Books and Records

BDH Acquisition

Under the DGCL, any shareholder may inspect the corporation’s books and records for a proper purpose.

CVAC

Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a company (other than the register of mortgages and charges).

Amendment of Governing Documents

BDH Acquisition

Under the DGCL, a Certificate of Incorporation may be amended if:

•	the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; and

•	the holders of at least a majority of shares of stock entitled to vote on the matter, and a majority of the outstanding stock of each class entitled to vote thereon as a class, approve the amendment, unless the Certificate of Incorporation requires the vote of a greater number of shares.

114

In addition, under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class on an amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of the class so as to affect them adversely. Class voting rights do not exist as to other extraordinary matters, unless the Certificate of Incorporation provides otherwise. Except with respect to the approval of a “business combination,” BDH Acquisition’s Certificate of Incorporation does not provide otherwise. Under the DGCL, the board of directors may amend bylaws if so authorized by the Certificate of Incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws. BDH Acquisition’s Certificate of Incorporation authorizes the board of directors (by the vote of a majority of the total number of authorized directors) to alter, amend or repeal its bylaws and also provides that the shareholders of BDH Acquisition may alter, amend or repeal its bylaws by the affirmative vote of a majority of the outstanding voting stock of BDH Acquisition entitled to vote generally in the election of directors, voting together as a single class.

CVAC

Article 154 of CVAC’s articles of association state that, CVAC’s memorandum and articles may only be amended by resolution of a majority of the outstanding shareholders. CVAC’s board of directors may not effect amendments to CVAC’s articles on its own.

Indemnification of Directors and Officers

BDH Acquisition

Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, other than an action brought by or on behalf of the corporation, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. That determination must be made, in the case of an individual who is a director or officer at the time of the determination:

•	by a majority of the disinterested directors, even though less than a quorum;

•	by a committee of disinterested directors, designated by a majority vote of disinterested directors, even though less than a quorum;

•	by independent legal counsel, if there are no disinterested directors or if the disinterested directors so direct; or

•	by a majority vote of the shareholders, at a meeting at which a quorum is present.

Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers. With respect to officers and directors, the advancement of expenses is contingent upon those individuals undertaking to repay any advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

BDH Acquisition’s certificate makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of BDH Acquisition to the fullest extent permitted by law.

CVAC

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for the indemnification of its directors, officers, employees and agents except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy. For instance, the provision purporting to provide indemnification against the consequences of committing a crime may be deemed contrary to public policy. In addition, an officer or director may not be indemnified for his or her own fraud, willful neglect or willful default.

115

Article 153 of CVAC’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of CVAC to the fullest extent allowed by law.

Limited Liability of Directors

BDH Acquisition

Delaware law permits corporations to adopt a provision limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the fiduciary duty of care. Delaware law does not permit any limitation of the liability of a director for:

•	breaching the duty of loyalty to the corporation or its shareholders;

•	failing to act in good faith;

•	engaging in intentional misconduct or a known violation of law;

•	obtaining an improper personal benefit from the corporation; or

•	paying a dividend or effecting a stock repurchase or redemption that was illegal under applicable law.

BDH Acquisition’s certificate eliminates the monetary liability of a director to the fullest extent permitted by Delaware law.

CVAC

The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability; however, Cayman law will not allow the limitation of a director’s liability for his or her own fraud, willful neglect or willful default. CVAC’s articles closely follow current provisions of Delaware law and provide that the directors shall have no personal liability to CVAC or its shareholders for monetary damages for any fraud or dishonesty that may attach to a director.

Shareholders’ Suits

BDH Acquisition

Delaware law requires that the shareholder bringing a derivative suit must have been a shareholder at the time of the wrong complained of or that the stock was transferred to him by operation of law from a person who was such a shareholder. In addition, the shareholder must remain a shareholder throughout the litigation.

CVAC

CVAC’s Cayman Islands counsel is not aware of any reported class action or derivative action having been successfully brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive (but not binding) authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”

116

Advance Notification Requirements for Proposals of Shareholders

BDH Acquisition

BDH Acquisition’s bylaws require shareholders wishing to nominate directors or propose business for a shareholders’ meeting to give advance notice to the company. To be timely, a stockholders notice must be received not less than 120 calendar days in advance of the date in the current fiscal year that corresponds to the date in the preceding fiscal year on which BDH Acquisition’s notice of meeting and proxy statement were released to stockholders in connection with the previous year’s annual meeting. The notice must also include specified information with respect to the stockholder proposing the business or making the nomination as well as specified information regarding the business proposal or the proposed nominee.

CVAC

CVAC’s articles provide that the nature of any special resolution to be proposed at any general meeting of shareholders be set out in the notice convening the general meeting.

The articles of association of CVAC provide that at least 10 calendar days’ notice must be given for any general meeting. The notice must specify the place, the day and the hour of the meeting and the general nature of the business, provided that a general meeting of CVAC shall, whether or not the notice has been given and whether or not the provisions of the articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

•	in the case of an annual general meeting by all the Members entitled to attend and vote thereat; and

•	in the case of an extraordinary general meeting, by a majority in number of the Members having the right to attend and vote at the meeting, being a majority together holding not less than seventy-five per cent (75%) in nominal value of the issued shares giving that right.

The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

CVAC does not have the ability to exclude any matters from the notice convening the meeting under Cayman Islands law.

Cumulative Voting

BDH Acquisition

Under Delaware law, a corporation’s Certificate of Incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each shareholder is entitled to cumulate the shareholder’s votes. BDH Acquisition’s certificate does not provide for cumulative voting for the election of directors.

CVAC

CVAC’s articles provide that each shareholder is entitled to one vote for each share.

117

THE BUSINESS COMBINATION ADJOURNMENT PROPOSAL

Purpose of the Business Combination Adjournment Proposal

In the event there are not sufficient votes for, or otherwise in connection with, the adoption of the Acquisition Agreement and the transactions contemplated thereby, the CVAC board of directors may adjourn the special meeting to a later date, or dates, if necessary, to permit further solicitation of proxies. In no event will CVAC seek adjournment which would result in soliciting of proxies, having a warrantholder or shareholder vote, or otherwise consummating a business combination after February 25, 2013.

Required Vote

Approval of the Business Combination Adjournment Proposal requires the affirmative vote of the holders of a majority of the CVAC ordinary shares as of the record date represented in person or by proxy at the special meeting of CVAC shareholders and entitled to vote thereon. Adoption of the Business Combination Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Board Recommendation

The board of directors recommends a vote “FOR” adoption of the Business Combination Adjournment Proposal.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA OF BLACK DIAMOND HOLDINGS

The data below as for the years ended December 31, 2011 and 2010 has been derived from Black Diamond’s audited consolidated/combined financial statements for such years, which are included in this prospectus/proxy statement. The data as of and for the six months ended June 30, 2012 and 2011 have been derived from Black Diamond’s consolidated/combined financial statements as of such dates and for such period, which are unaudited, but which, in management’s opinion, including all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of the data, and which are included elsewhere in this prospectus/proxy statement. Black Diamond’s unaudited consolidated/combined results of operations for the six months ended June 30, 2011 and 2010 may not be indicative of the results that may be expected for the full year.

The information presented below should be read in conjunction with “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Black Diamond’s audited and unaudited financial statements and notes thereto included elsewhere in this prospectus/proxy statement.

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Consolidated/Combined Statements of Operations
Revenues	$25,411,838	$24,351,508	$10,462,718	$12,076,376
Cost of revenues	13,348,477	11,581,577	4,681,269	6,681,783
Gross profit	12,063,361	12,769,931	5,781,449	5,394,593
Operating expenses
Selling, general and administrative	22,312,854	20,714,574	9,751,780	9,625,487
Accretion expense	1,327,221	1,535,632	703,981	761,598
Depreciation and amortization	784,272	1,791,471	403,918	391,684
Total operating expenses	24,424,347	24,041,677	10,859,679	10,778,769
Loss from operations	(12,360,986)	(11,271,746)	(5,078,230)	(5,384,176)
Other income (expense)
Interest expense	(12,849,311)	(12,787,026)	(5,845,286)	(6,240,775)
Loss from equity method investments	(2,006,270)	-	(2,135,377)	-
Amortization of debt discount and deferred financing	(947,707)	(1,980,224)	(392,575)	(424,075)
Change in fair value of derivative liabilities	542,283	787,433	-	377,220
Other	(172,289)	(10,178)	(2,397)	(168,497)
Gain on deconsolidation	7,588,825	-	-	-
Total other expense	(7,844,469)	(13,989,995)	(8,375,635)	(6,456,127)
Net loss before non-controlling interest	(20,205,455)	(25,261,741)	(13,453,865)	(11,840,303)
Net loss attributable to non-controlling interest	(11,928,080)	(10,147,689)	(3,770,656)	(4,619,194)
Net loss attributable to Black Diamond Holdings, LLC	$(8,277,375)	$(15,114,052)	$(9,683,209)	$(7,221,109)

Consolidated/Combined Statements of Cash Flows
Net cash used in operating activities	$(9,978,397)	$(2,741,462)	$(904,260)	$(3,845,717)
Net cash used in investing activities	(7,920,836)	(1,000,529)	(1,056,878)	(1,910,421)
Net cash used in financing activities	18,165,513	3,855,358	1,510,837	7,656,149

Consolidated/Combined Balance Sheets
Cash and cash equivalents	$644,291	$378,011	$193,990	$2,278,022
Total Assets	61,031,311	49,490,037	59,809,101	51,884,687
Total Members' Deficit	(63,292,867)	(73,258,917)	(74,202,816)	(77,436,312)

119

BDH ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Selected Unaudited Pro Forma Condensed Combined Information

The unaudited pro forma condensed combined financial statements (which we refer to as the pro forma financial statements) combine the adjusted historical financial statements of CVAC and the historical consolidated combined financial statements of Black Diamond to illustrate the effect of the Business Combination. The pro forma financial statements were based on and should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma financial statements;

•	CVAC’s financial statements for the year ended March 31, 2012 and as of and for the three months ended June 30, 2012 and the notes relating thereto, included elsewhere in this Registration Statement on Form S-4; and

•	Black Diamond’s consolidated combined financial statements for the year ended December 31, 2011 and as of and for the six months ended June 30, 2012 and the notes relating thereto included elsewhere in this Registration Statement on Form S-4.

The unaudited pro forma condensed combined statement of operations (which we refer to as the pro forma statement of operations) for the six months ended June 30, 2012 combines the adjusted (as explained below) historical statement of operations of CVAC for the three months ended June 30, 2012, with the historical statements of operations of Black Diamond for the six months ended June 30, 2012. The CVAC interim operating results were adjusted in order to provide six month operating results that would be comparable to the interim results reported for Black Diamond. The adjustment consisted of adding to the reported results for the three months ended June 30, 2012, the previous three months ended March 31, 2012, to arrive at operating results for the six months ended June 30, 2012. This adjustment to the CVAC operating results as reported within these pro forma financial statements results in an overlap of the three month period ended March 31, 2012 within the statements of operations presented (the fiscal year and interim period). As there are no unusual entries in this quarterly period, this presentation was deemed appropriate.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2011 and for the six months ended June 30, 2012, give effect to the merger as if it occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet (which we refer to as the pro forma balance sheet) as of June 30, 2012, gives effect to the merger as if it occurred on June 30, 2012.

The unaudited pro forma condensed combined balance sheet as of June 30, 2012 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2011 and the six months ended June 30, 2012 have been prepared using two different levels of approval of the transaction by the CVAC Public Stockholders as follows:

•	Assuming No Redemption: This presentation assumes that no CVAC Public Stockholders seek redemption of their CVAC Public Shares into pro rata shares of the trust account; and

•	Assuming Maximum Redemption: This presentation assumes that holders of no more than 1,846,327 shares of CVAC Public Shares issued in the IPO exercise their right to have their shares redeemed and converted into their pro rata share of the trust account.

The pro forma financial statements have been presented for informational purposes only and are not indicative of the operating results or financial position that would have occurred if the merger had been consummated on the dates indicated, nor are they indicative of any future operating results or financial position of the combined business.

The merger has not been consummated as of the date of the preparation of these pro forma financial statements and there can be no assurances that the merger will be consummated. See “Risk Factors” for additional discussion of risk factors associated with the pro forma financial statements.

120

BDH ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

JUNE 30, 2012

	China VantagePoint	Black Diamond	Pro Forma Adjustments				Pro Forma As Adjusted (assuming	Pro Forma Adjustments with Maximum Redemption				Pro Forma As Adjusted (assuming maxiumum
	Acquisition Company	Holdings, LLC	Debit	Note	Credit	Note	no redemption)	Debit	Note	Credit	Note	redemption)
	Note 1	Note 2
ASSETS

Current assets:					$2,492,236	11
			$25,000	9	1,155,000	7
Cash and cash equivalents	$27,873	$193,990	16,542,970	5	203,095	6	$12,939,502	$-		$11,057,090	13	$1,882,412
Accounts receivable, net	-	1,654,880	-		-		1,654,880	-		-		1,654,880
Inventory, net	-	2,615,372	-		-		2,615,372	-		-		2,615,372
Prepaid expenses and other current assets	1,500	710,941	-		-		712,441	-		-		712,441
Notes receivable	-	2,394,000	-		-		2,394,000	-		-		2,394,000
Total current assets	29,373	7,569,183	16,567,970		3,850,331		20,316,195	-		11,057,090		9,259,105

Property and equipment, net	-	7,099,517	-		-		7,099,517	-		-		7,099,517
Intangible assets, net	-	650,310	-		-		650,310	-		-		650,310
Mine development	-	5,167,219	-		-		5,167,219	-		-		5,167,219
Mining properties and mineral interest, net	-	17,362,138	-		-		17,362,138	-		-		17,362,138
Reclamation bonds	-	16,230,394	-		-		16,230,394	-		-		16,230,394
Restricted cash and cash equivalents held in trust account	16,542,970	530,670	-		16,542,970	5	530,670	-		-		530,670
Investment in unconcolidated subsidiary and other assets	-	5,199,670	-		-		5,199,670	-		-		5,199,670
Total assets	$16,572,343	$59,809,101	$16,567,970		$20,393,301		$72,556,113	$-		$11,057,090		$61,499,023

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Line of credit	$-	$1,061,142					$1,061,142	-		-		$1,061,142
			$477,636	11
Accounts payable and accrued expenses	74,480	15,403,318	74,480	6	-		14,925,682	-		-		14,925,682
Accrued interest	-	35,687,281	919,944	11	-		34,767,337	-		-		34,767,337
Accounts payable - related party	128,615	920,000	128,615	6	-		920,000	-		-		920,000
Current portion of long-term debt	-	46,221,528	1,094,556	11	-		45,126,972	-		-		45,126,972
Push-down redeemable obligation	-	5,950,000	-		-		5,950,000	-		-		5,950,000
Other current liabilities	-	1,008,745	-		-		1,008,745	-		-		1,008,745
Total current liabilities	203,095	106,252,014	2,695,231		-		103,759,878	-		-		103,759,878

Long-term liabilities:
Long term debt, less current portion	-	4,237,512	-		-		4,237,512	-		-		4,237,512
Reclamation liability	-	23,497,168	-		-		23,497,168	-		-		23,497,168
Capital lease obligations, less current portion	-	25,223	-		-		25,223	-		-		25,223
Total long-term liabilities	-	27,759,903	-		-		27,759,903	-		-		27,759,903

Total liabilities	203,095	134,011,917	2,695,231		-		131,519,781	-		-		131,519,781

Ordinary shares subject to possible redemption	11,057,090	-	11,057,090	3	-		-	$11,057,090	13	$11,057,090	12	-

Stockholders' equity (deficit):
			-		3,553	3
Preferred stock, $0.001 par value	-	-	-		1,350	9	4,903	1,846	12	-		3,057
Class A members' equity of Black Diamond	-	128,068,239	128,068,239	8	-		-	-		-		-
			10,250,000	10	-
Preferred units members' equity of Black Diamond	-	18,325,000	8,075,000	9	-		-	-		-		-
Ordinary shares, $0.001 par value	1,707	-	1,707	3	-		-	-		-		-
			-		675	9
Common stock, $0.001 par value	-	-	-		66,667	8	67,342	-		-		67,342
			-		11,055,244	3
			-		8,097,975	9
Additional paid-in capital	5,603,262	-	292,811	4	128,001,572	8	152,465,242	11,055,244	12	-		141,409,998
			4,750,865	10
Accumulated deficit	(292,811)	(124,379,953)	1,155,000	7	292,811	4	(130,285,818)	-		-		(130,285,818)
Non-controlling interest	-	(96,216,202)	-		15,000,865	10	(81,215,337)	-		-		(81,215,337)
Total stockholders' equity (deficit)	5,312,158	(74,202,916)	152,593,622		162,520,712		(58,963,668)	11,057,090		-		(70,020,758)

Total liabilities and stockholders equity (deficit)	$16,572,343	$59,809,001	$166,345,943		$162,520,712		$72,556,113	$22,114,180		$11,057,090		$61,499,023

See footnotes to unaudited pro forma condensed combined financial statements

121

BDH ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2012

	China VantagePoint	Black Diamond	Pro Forma Adjustments		Pro forma As
	Acquisition Company	Holdings, LLC	Adjustment	Note	Adjusted
	Note A	Note B

Revenues	$-	$10,462,718	$-		10,462,718
Cost of revenues	-	4,681,269	-		4,681,269
Gross Profit	-	5,781,449	-		5,781,449

Operating expenses:

Selling, general and administrative expenses	10,533	9,751,780	395,632	C	10,157,945
Accretion Expense	-	703,981			703,981
Depreciation and amortization	-	403,918			403,918
Legal and professional fees	55,191	-			55,191
Administrative expense - related party	45,000	-			45,000

Total operating expenses	110,724	10,859,679	395,632		11,366,035

Loss from operations	(110,724)	(5,078,230)	(395,632)		(5,584,586)

Interest expense	-	(5,845,286)			(5,845,286)
Interest income	15,101	-			15,101
Loss from equity method investments	-	(2,135,377)			(2,135,377)
Amortization of debt discount and deferred financing	-	(392,575)			(392,575)
Other income	-	(2,397)			(2,397)

Net loss before noncontrolling interest	(95,623)	(13,453,865)	(395,632)		(13,945,120)

Net loss attributable to noncontrolling interest	-	(3,770,656)	(400,786)	D	(4,171,442)

Net loss attributable to controlling interests	$(95,623)	$(9,683,209)	$5,154		$(9,773,678)

Preferred stock dividends	-	-			-

Net loss available to common stockholders	$(95,623)	$(9,683,209)	$5,154		$(9,773,678)

Basic and diluted net loss per share	$(0.06)				$(0.15)

Weighted average number of common shares outstanding -
basic and diluted	1,706,862	-	65,634,808	E	67,341,670

See footnotes to unaudited pro forma condensed combined financial statements

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2011

	China VantagePoint	Black Diamond	Pro Forma Adjustments		Pro forma As
	Acquisition Company	Holdings, LLC	Adjustment	Note	Adjusted
	Note F	Note G

Revenues	$-	$25,411,838	$-		25,411,838
Cost of revenues	-	13,348,477	-		13,348,477
Gross Profits	-	12,063,361	-		12,063,361

Operating expenses:
			-
Selling, general and administrative expenses	37,374	22,312,854	787,865	H	23,138,093
Accretion Expense	-	1,327,221	-		1,327,221
Depreciation and amortization	-	784,272	-		784,272
Legal and professional fees	124,862	-	-		124,862
Administrative expense - related party	90,000	-	-		90,000

Total operating expenses	252,236	24,424,347	787,865		25,464,448

Loss from operations	(252,236)	(12,360,986)	(787,865)		(13,401,087)

Interest expense	-	(12,849,311)	-		(12,849,311)
Interest income	20,199	-	-		20,199
Loss from equity method investments	-	(2,006,270)	-		(2,006,270)
Amortization of debt discount and deferred financing		(947,707)	-		(947,707)
Change in faur value of derivative liabilities		542,283	-		542,283
Gain on deconsolidation		7,588,825	-		7,588,825
Other	-	(172,289)	-		(172,289)

Net loss before noncontrolling interest	(232,037.00)	(20,205,455.00)	(787,865.00)		(21,225,357.00)

Net loss attributable to noncontrolling interest	-	(11,928,080)	(355,120)	I	(12,283,200)

Net loss attributable to controlling interests	$(232,037)	$(8,277,375)	$(432,745)		$(8,942,157)

Preferred stock dividends	-	-	-		-

Net loss available to common stockholders	$(232,037)	$(8,277,375)	$(432,745)		$(8,942,157)

Basic and diluted net loss per share	$(0.14)				$(0.13)

Weighted average number of common shares outstanding -
basic and diluted	1,707,942	-	65,633,725	J	67,341,667

See footnotes to unaudited pro forma condensed combined financial statements

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BDH ACQUISITION CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

I.	Business Combination

Acquisition

On August 24, 2012, CVAC, BDH Acquisition, Black Diamond, the Members and Manager entered into a merger agreement.

Black Diamond maintains controlling and noncontrolling interests in and actively manages small development-stage companies.

Within Black Diamond’s financial statements included in these pro forma financial statements, the portfolio companies that are under its control are shown on a consolidated basis. Black Diamond accounts for its investments in companies not under its control on the equity method.

Redomestication Merger

Immediately upon the completion of the Business Combination, CVAC will be merged with and into BDH Acquisition, the separate corporate existence of CVAC will cease and BDH Acquisition will continue as the surviving corporation (the “Redomestication Merger”). In connection with the Redomestication Merger each ordinary share of CVAC will be converted automatically into one share of BDH Acquisition Preferred Stock, which will entitle the holder thereof to, among other things, a dividend and liquidation preference.

Acquisition of Black Diamond

For the purposes of these Pro Forma Condensed Combined Financial Statements, in accordance with SEC Regulation S-X Article 11 and as discussed in the introduction to the Pro Forma Condensed Combined Financial Statements, the Pro Forma Condensed Combined Balance Sheet and its related adjustments are presented as if the transaction occurred on June 30, 2012. As such, the number of BDH Acquisition common shares and BDH Acquisition Preferred Shares issued in the Business Combination correspond with the Black Diamond Preferred Units outstanding at that date. If the Business Combination had been consummated on June 30, 2012, BDH Acquisition would have issued 67,341,667 shares of BDH Acquisition Common Stock and 1,350,000 shares of BDH Acquisition Preferred Stock in exchange for 100% of the issued and outstanding Class A Units of Black Diamond and 44.14% of the Preferred Units of Black Diamond.

At June 30, 2012, as presented in these Pro Forma Condensed Combined Financial Statements, the following units of Black Diamond were deemed to be converted in the Business Combination:

	Class A Units	Preferred Units	Total Shares of Common Stock and Preferred Stock
Units Participating at June 30, 2012	100,000	324	-
Conversion Ratio to BDH Acquisition Common Stock	666.67	2,083.33	-
Conversion Ratio to BDH Acquisition Preferred Stock	-	4,166.67	-

BDH Acquisition Common Stock issued	66,666,667	675,000	67,341,667
BDH Acquisition Preferred Stock issued	-	1,350,000	1,350,000

After June 30, 2012, prior to the issuance of this Registration Statement on Form S-4, Black Diamond issued an additional 20 Preferred Units that are expected to participate in the Black Diamond Merger. As of the date of this Registration Statement on Form S-4, the following units of Black Diamond are reported to be converted in the Business Combination:

	Class A Units	Preferred Units	Total Shares of Common Stock and Preferred Stock
Units Particpating at Upon Release of this Registration Statement on Form S-4	100,000	344	-
Conversion Ratio to BDH Acquisition Common Stock	666.67	2,083.33	-
Conversion Ratio to BDH Acquisition Preferred Stock	-	4,166.67	-

BDH Acquisition Common Stock issued	66,666,667	716,667	67,383,334
BDH Acquisition Preferred Stock issued	-	1,433,333	1,433,333

The holder of BDH Acquisition Preferred Stock may convert shares into BDH Acquisition Common Stock at the option of the holder at the then applicable conversion ratio. Immediately after receiving an aggregate of $12 in dividends per share, BDH Acquisition Preferred Stock will automatically convert into BDH Acquisition Common Stock at the then applicable conversion ratio. The initial conversion ratio is 1 for 1, subject to customary adjustments. In the event that the BDH Acquisition Preferred Stock has not converted into BDH Acquisition Common Stock by the three (3) year anniversary of the closing of the Business Combination, the then applicable conversion ratio will double. For the purposes of these Pro Forma Condensed Combined Financial Statements, no dividends have been accrued for BDH Acquisition Preferred Stock, as the dividends are based upon having positive operating cash flow, of which there was none for each of the periods presented.

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BDH ACQUISITION CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

II.	Basis of Pro Forma Presentation

The pro forma financial statements were derived from historical financial statements of CVAC and the historical combined consolidated financial statements of Black Diamond.

The historical financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the pro forma statement of operations, expected to have a continuing impact on the combined results. The pro forma financial statements reflect the impact of:

•	The redomestication of CVAC, resulting in BDH Acquisition issuing 3,552,991 shares of BDH Acquisition Preferred Stock in exchange for 3,552,991 of CVAC’s ordinary shares. The redomestication and recapitalization is presented first assuming that there is no redemption by CVAC’s public holders of ordinary shares and secondly, assuming the maximum redemption by such holders.

•	The recapitalization of Black Diamond through the issuance of 67,341,667 shares of BDH Acquisition Common Stock and 1,350,000 shares of BDH Acquisition Preferred Stock. These shares issued reflect the Class A Units and Preferred Units of Black Diamond outstanding as of June 30, 2012. See Note I. Business Combination (above) for a discussion of the shares deemed issued in these Pro Forma Condensed Combined Financial Statements.

•	Other adjustments described in the notes to this section.

The following matters have not been reflected in the pro form financial statements as they do not meet the aforementioned criteria;

•	Cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the merger. The timing and effect of actions associated with integration are currently uncertain.

•	The potential use by the combined entity of the CVAC pre-merger cash.

The transaction is being accounted for as a reverse merger and recapitalization of Black Diamond, since the former owners of Black Diamond will control the post-merger company. Black Diamond will be deemed the acquirer and CVAC will be deemed the acquired company for accounting purposes.

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BDH ACQUISITION CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

III.	Pro Forma Adjustments

The following pro forma adjustments give effect to the Redomestication and the Business Combination:

Pro Forma Condensed Combined Balance Sheet – as of June 30, 2012

Note 1	Derived from the CVAC’s financial statements as of June 30, 2012, as filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2012, included elsewhere in this Registration Statement on Form S-4.

Note 2	Derived from the Black Diamond financial statements as of June 30, 2012, included elsewhere in this Registration Statement on Form S-4.

Pro forma adjustments:

To record the redomestication of CVAC

Note3	To record the issuance of 3,552,991 shares of BDH Acquisition Preferred Stock, par value $0.001, in exchange for 3,552,991 ordinary shares of CVAC, after recording the reclassification of 1,846,327 “ordinary shares subject to possible redemption” to ordinary shares and additional paid in capital

	Debit	Credit
Ordinary shares	$1,707

Ordinary shares subject to possible Redemption	11,057,090

Additional paid-in capital		$11,055,244

Preferred stock		3,553

Note 4	To eliminate the accumulated deficit of the CVAC.

	Debit	Credit
Additional paid-in capital	$292,811

Accumulated deficit		$292,811

To record the Business Combination

Note 5	To record the conversion of “Restricted Cash and Cash Equivalents Held in Trust Account” to “Cash and Cash Equivalents”.

	Debit	Credit
Cash and cash equivalents	$16,542,970

Restricted cash and cash equivalents held in trust account		$16,542,970

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BDH ACQUISITION CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Pro Forma Condensed Combined Balance Sheet – as of June 30, 2012

Pro forma adjustments, continued

Note 6	To record the payment of obligations of CVAC due upon the consummation of the business combination.

	Debit	Credit
Accounts payable and accrued expenses	$74,480

Accounts payable – related party	128,615

Cash and cash equivalents		$203,095

Note 7	To record the advisory, legal, accounting and other expenses of the business combination including $600,000 to the investment banker advisor.

	Debit	Credit
Accumulated deficit	$1,155,000

Cash and cash equivalents		$1,155,000

Note 8	To record the issuance of 66,666,667 shares of the BDH Acquisition Common Stock $0.001 par value in exchange for 100,000 Class A Units of Black Diamond.

	Debit	Credit
Class A Members’ Equity	$128,068,239

Additional paid-in capital		$128,001,572

Common stock		66,667

Note 9	To record the sale of 1 Preferred Unit of Black Diamond for $25,000 and the subsequent issuance of 675,000 shares of BDH Acquisition Common Stock and 1,350,000 shares of BDH Acquisition Preferred Stock, in exchange for 324 Preferred Units of Black Diamond.

	Debit	Credit
Cash	$25,000

Preferred Units	8,075,000

Additional paid-in capital		$8,097,975

Common stock		675

Preferred stock		1,350

Note 10	To reclassify to noncontrolling interest the remaining 410 Preferred Units of Black Diamond which did not participate in the recapitalization.

	Debit	Credit
Preferred Units	$10,250,000

Accumulated deficit	4,750,865

Noncontrolling interest		$15,000,865

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BDH ACQUISITION CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Pro Forma Condensed Combined Balance Sheet – as of June 30, 2012

Pro forma adjustments, continued

Note 11	To pay off contractually obligated current liabilities at the Business Combination.

	Debit	Credit
Long-term debt, current portion	$1,094,556

Accounts payable and accrued expenses	477,636

Accrued interest	919,944

Cash		$2,492,236

To record the effect of the maximum redemption of CVAC ordinary shares

Note 12	To record the partial reversal of the preferred stock issuance in connection with effecting the maximum redemption of CVAC ordinary shares.

	Debit	Credit
Preferred stock	$1,846

Additional paid-in capital	11,055,244

Ordinary shares subject to possible redemption		$11,057,090

Note 13	To record the maximum redemption of 1,846,327 shares at $5.99 per share.

	Debit	Credit
Ordinary shares subject to possible redemption	$11,057,090

Cash		$11,057,090

Pro Forma Condensed Combined Statement of Operations - For the Six Months Ended June 30, 2012

Note A	Derived from CVAC’s unaudited financial statement information for the six months ended June 30, 2012, as explained in the introduction to the Pro Forma Condensed Combined Financial Statements. The CVAC unaudited financial statements for the three months ended June 30, 2012, filed with the SEC on August 10, 2012, are included elsewhere in this Registration Statement on Form S-4.

Note B	Derived from Black Diamond’s unaudited condensed consolidated financial statements for the six months ended June 30, 2012, included elsewhere in this Registration Statement on Form S-4.

Pro forma adjustments:

Note C	To record the additional compensation to be paid to Manager, consisting of $1,463,932 of pro forma compensation as compared to $1,068,000 of actual compensation recorded.

Note D	To record the effect on earnings attributable to noncontrolling interest resulting from the 55.86% of the Preferred Units of Black Diamond which did not participate in the recapitalization. The adjustment to reclassify the loss attributable to noncontrolling interest is equal to 3.82% of the pro forma net loss of Black Diamond.

Note E	To record the pro forma effect of the business combination on the weighted average shares outstanding as if the business combination was consummated on January 1, 2011.

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BDH ACQUISITION CORP.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Pro Forma Condensed Combined Statement of Operations - For the Year Ended December 31, 2011

Note F	Derived from the CVAC’s unaudited financial statements for the year ended March 31, 2012, as filed with the SEC on June 29, 2012, included elsewhere in this Registration Statement on Form S-4..

Note G	Derived from the Black Diamond audited financial statements as of December 31, 2011, included elsewhere in this Registration Statement on Form S-4.

Pro forma adjustments:

Note H	To record the additional compensation to be paid to Manager, consisting of $2,923,865 of pro forma compensation as compared to $2,136,000 of actual compensation recorded.

Note I	To record the effect on earnings attributable to noncontrolling interest resulting from the 55.86% of the Preferred Units of Black Diamond which did not participate in the recapitalization. The adjustment to reclassify the loss attributable to noncontrolling interest is equal to 3.82% of the pro forma net loss of Black Diamond.

Note J	To record the pro forma effect of the business combination on the weighted average shares outstanding as if the business combination was consummated on January 1, 2011.

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COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical equity ownership information for CVAC and Black Diamond and unaudited pro forma combined per share ownership information after giving effect to the Business Combination, assuming (i) that no holders of Public Shares exercise their redemption rights and (ii) that holders of the Public Shares have fully exercised their maximum redemption rights. CVAC is providing this information to aid you in your analysis of the financial aspects of the Business Combination. The historical information should be read in conjunction with the sections entitled “Selected Historical Financial Information of Black Diamond” and “Selected Historical Financial Information of CVAC” included elsewhere in this proxy statement/prospectus. The unaudited pro forma per share information is derived from, and should be read in conjunction with, the unaudited condensed combined pro forma financial data and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed consolidated per share information does not purport to represent what the actual results of operations of CVAC and Black Diamond would have been had the Business Combination been consummated or to project CVAC’s or Black Diamond’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of CVAC and Black Diamond would have been had the Business Combination been consummated nor the book value per share for any future date or period.

Historical data per share of CVAC	Year Ended March 31, 2012	Six Months Ended June 30, 2012
Book value per share	$3.17	$3.11
Loss per share, basic and diluted	$(0.14)	$(0.06)

Historical data per share of Black Diamond	Year Ended December 31, 2011	Six Months Ended June 30, 2012
Book value per share	$(814.18)	$(925.28)
Loss per share, basic and diluted	$(82.77)	$(96.83)

Pro forma data per share	Year Ended December 31, 2011			Six Months Ended June 30, 2012
Assuming no redemptions:

Net assets per common share	$	N/A	(1)	$(0.88)
Loss per common share, basic and diluted		$(0.13)		$(0.15)

Assuming maximum redemptions:

Net assets per common share	$	N/A	(1)	$(1.04)
Loss per common share, basic and diluted		$(0.13)		$(0.15)
Full pro rata portion of CVAC’s Trust Account as of June 30, 2012		$5.99		$5.99

(1)	Not applicable as pro forma balance sheet as of December 31, 2011 has not been provided.

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BLACK DIAMOND’S BUSINESS

Black Diamond Holdings LLC, a Colorado Limited Liability Company (“Black Diamond”), was formed on April 15, 2011 to consolidate the investments and assets of four limited partnerships formed by Calim Private Equity between 2001 and 2007 and Black Diamond Fund I LLC formed in 2007 by Black Diamond Financial Group LLC.

The funds were formed to make controlling seed, venture and opportunistic investments in private companies that are developing and bringing new processes and technologies to existing and established business markets. Once it is able to do so, Black Diamond plans to continue to acquire interests in developing companies with significant growth potential, including pre-revenue opportunities.

Black Diamond’s focus with the companies it acquires an interest in is to assist with their development and growth, market penetration strategies, and growth opportunities. Black Diamond intends to remain a shareholder in each of its subsidiaries for an indefinite period of time, with the ultimate goal of realizing cash flow from its subsidiaries. Periodically, Black Diamond assesses each subsidiary for the potential of future growth, capital appreciation and its ability to produce cash flow along with the risks and other opportunities for Black Diamond to invest capital. Upon making such assessments, Black Diamond will determine whether it should continue to hold or liquidate its interests in a particular company. Due to its large positions, the liquidation of an investment may take years to fully complete.

Although most of the companies in which Black Diamond has an interest are majority-owned subsidiaries, it is a minority shareholder in a few companies. Black Diamond’s holdings can be broken down into the following three categories:

1.     Mineral extraction operations;

2.     Emerging or high growth potential operations that have distinctive solutions that usually utilize proprietary technology and take a novel approach to solving business issues; and

3.     Development stage processes or mineral exploration projects

Black Diamond’s controlled subsidiaries are as follows:

•	Elkhorn Goldfields (“Elkhorn”) is the majority holder of Eastern Resources Inc. (“ESRI”), which is listed on the OTC Bulletin Board under the ticker symbol ESRI. ESRI, through its two wholly owned operating subsidiaries, Elkhorn Goldfields Inc. (“EGI”) and Montana Tunnels Mining Inc. (“MTMI”) owns three mining projects, all located in close proximity to each other in the State of Montana.

•	Transnetyx, provides fast, accurate, automated genotyping services to researchers and the medical community.

•	Carbon Fuels is developing the Charfuel® Coal Refining Process which uses only raw coal and air to produce gasoline and other products associated with oil refining.

•	Barclay’s Wine is an internet wine marketing company that provides wine directly to consumers in 34 states.

•	Sagaciore Explorations is conducting mining exploration through a joint-venture with Morrison Mining LTD on a property in Paraguay.

•	Quant Strategies has developed a proprietary volatility model for investment trading. Based upon its successful history in “virtual paper” trading of stock options, the company seeks to deploy its system for live markets.

•	Global VR ® is dedicated to delivering unique, interactive entertainment experiences to out-of-home locations such as restaurants, bowling alleys, family entertainment centers, or in gaming casinos.

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•	Subterranean Mapping Systems is developing a proprietary non-evasive underground mapping system. This system has applications in the oil & gas industry to increase the probability of drilling a producing well and, in the mineral extraction industry, to supplement core drilling results.

The companies in which Black Diamond holds non-controlling interests are as follows:

•	Rackwise develops software for data center physical-design and management.

•	Chapeau developed and sold Cogeneration, power, heat, and chiller systems. They filed for Chapter 11 protection in a U.S. bankruptcy court in Reno, Nevada in November 2008. The case was converted from a Chapter 11 reorganization to a Chapter 7 liquidation in early December 2008. The Company is lobbying the trustee to file a derivative shareholder lawsuit for claims against the Board of Directors and their related party secured creditors.

Black Diamond Financial Group—The Manager

Black Diamond Financial Group LLC, or the Manager, has been engaged to manage the day-to-day operations and affairs of Black Diamond. The management team of the Manager has worked together since 2001 and devotes a majority of its time to the affairs of Black Diamond.

Black Diamond’s Chief Executive Officer and Chief Financial Officer are principals of the Manager and work for Black Diamond. Black Diamond has no other employees. The management fee paid, pursuant to the Black Diamond operating agreement, to the Manager covers all expenses related to the services performed by the Manager, including the compensation of Black Diamond’s Chief Executive Officer, Chief Financial Officer, other personnel providing services to Black Diamond, office space and supplies.

The Manager as Manager of BDH Acquisition

Upon consummation of the Business Combination, BDH Acquisition will enter into a management services agreement (the “Management Services Agreement”) with the Manager pursuant to which the Manager will manage the day-to-day operations and affairs of BDH Acquisition and members of the Manager will serve as officers of BDH Acquisition. In exchange for such services, BDH Acquisition will pay the Manager a quarterly management fee. See the sections entitled “Black Diamond Financial Group—The Manager—The Manager as Manager of BDH Acquisition” for further descriptions of the management fees and profit allocation to be paid to BDFG.

The Manager will initially consist of at least four experienced professionals, which the Manager refers to as its management team. The Manager’s management team, while working for Black Diamond, acquired Black Diamond’s initial businesses and has overseen their operations prior to the Business Combination. The principals of the management team, Patrick Imeson and Eric Altman, have worked together since 2001. The Manager is unique in the marketplace in terms of the success and experience of its principals in acquiring and managing diverse businesses of the size and general nature of Black Diamond’s initial businesses. This experience will provide BDH Acquisition with a significant advantage in executing Black Diamond’s overall strategy.

BDH Acquisition’s Chief Executive Officer and Chief Financial Officer will be employees of the Manager and will be seconded to BDH Acquisition. BDH Acquisition will not have any other employees. Although BDH Acquisition’s Chief Executive Officer and Chief Financial Officer will be employees of the Manager, they will report directly to BDH Acquisition’s board of directors. The management fee paid to the Manager will cover all expenses related to the services performed by the Manager, including the compensation of our Chief Executive Officer and other personnel providing services to BDH Acquisition pursuant to the management services agreement. However, BDH Acquisition will reimburse the Manager for the salary and related costs and expenses of its Chief Financial Officer and his staff. See the section entitled “Management” for more information about our Chief Executive Officer and Chief Financial Officer.

Black Diamond’s Strategy

Black Diamond’s strategy can be delineated into Near Term and Long-term Strategy.

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Near Term Strategy

Black Diamond’s plan is to get Elkhorn’s Golden Dream Mine into a steady state of production, to initiate activities to bring the other mines into production and to make additional investments in its current subsidiaries and non-controlled investments to help them achieve the growth desired.

Once Black Diamond is able to realize cash flows from the mining operations, it plans to use that cash to pay-off its debt and preferred stock obligations.

Long-term Strategy

Black Diamond believes its competitive advantage is the ability to identify, invest in and manage developing and emerging businesses.

Black Diamond plans to be a long-term holder of the companies in which it has an interest and plans to build a conglomerate of subsidiaries and other companies in which it is a minority shareholder. From time to time, Black Diamond may decide that the market values a company in such a way that it makes sense for it to liquidate a position. As such, Black Diamond may seek a partial or full sale privately or in the public markets.

Management Strategy

Black Diamond’s management strategy involves the financial and operational management of its subsidiaries in a manner that seeks to efficiently commercialize technology and grow Black Diamond to increase shareholder value. In general, BDFG will oversee and support the management teams of each of its businesses by, among other things:

•	recruiting and retaining talented managers to operate Black Diamond’s subsidiaries and other companies in which it is a minority shareholder by using structured incentives;

•	designing compensation programs, including minority equity ownership, tailored to each business;

•	regularly monitoring financial and operational performance;

•	assisting management in their analysis and pursuit of growth strategies;

•	participating in the board of directors of subsidiaries to supplement management in their development; and

•	defining strategic goals and objectives.

Specifically, while each of Black Diamond’s businesses have different growth opportunities, BDFG will work with the management teams of each of the businesses to increase the value and growth of each business through various initiatives, including:

•	making selective capital investments to expand geographic reach, increase capacity, or reduce manufacturing costs;

•	investing in product research and development for new products, processes or services for customers;

•	improving and expanding existing sales and marketing programs; and

•	pursuing reductions in operating costs through improved operational efficiency.

Valuation and Due Diligence

When evaluating businesses or assets for acquisition, Black Diamond will perform an evaluation of the market potential, innovative qualities, revenue models and capabilities of the management team. This information becomes the basis of its acquisition plan and investment structure that addresses any weaknesses or areas of focus and structuring the acquisition of, and relationship with, the target.

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Black Diamond tailors its structure and approach for each opportunity by utilizing preferred and convertible debt and equity, as well as entering into joint ventures. Black Diamond will also determine its level of involvement in the target business, which can range from board oversight to sending in its employees or consultants to participate in the business.

Black Diamond’s Subsidiaries

Elkhorn Goldfields

Overview

Elkhorn Goldfields LLC (“Elkhorn”) is a limited liability company formed in the State of Delaware and is the majority holder of Eastern Resources Inc. (“ESRI”) which is listed on the OTCBB and has the ticker symbol ESRI. ESRI engages in exploration and production activities in the precious and base metal industry. Through its wholly owned subsidiaries Elkhorn Goldfields, Inc. (“EGI”) and Montana Tunnels Mining, Inc. (“MTMI”), it owns three gold mining projects all located in close proximity of one another in the State of Montana. Two of the mines (Montana Tunnels Mine and the Diamond Hill Mine) will be restarts of existing mines, with the restart dates dependent on securing financing. The third mine, named the Golden Dream Mine, is currently under development. In addition, Elkhorn has properties available for further exploration, referred to as the East Butte, Gold Hill/Mount Heagan, and Carmody (collectively, the “Elkhorn Project”). All of the mines and properties are located in Jefferson County, Montana, with the exception of the Diamond Hill Mine, which is in the adjacent Broadwater County, Montana.

History

EGI is the owner and operator of the Golden Dream Mine and the Elkhorn Project. EGI was purchased by Calim Private Equity, LLC, a private equity company, from Elkhorn Gold Mining Corporation, a Canadian corporation, in October 2000. Calim Private Equity, LLC later created Elkhorn and assigned its interest in EGI to Elkhorn. Elkhorn has operated several exploration and definition drilling programs, developed a mine plan, secured permitting and has initiated development on the Golden Dream Mine.

On July 28, 2006, Elkhorn acquired a 50% interest in MTMI’s Montana Tunnels Mine, an open pit mine, and related assets by investing $14,250,000 to establish a joint venture with MTMI which is owned by Apollo Gold Corporation (“Apollo”) to remediate the “L” Pit and put the Montana Tunnels Mine back into production.

In June 2009, Apollo advised Elkhorn that it intended to market its position in MTMI and in the fall of 2009, Elkhorn paid $250,000 for an option to purchase MTMI from Apollo, which amount was applied as the first installment on the purchase. In February 2010, Elkhorn and Apollo renegotiated the form of payment and Elkhorn assigned an interest in a certain loan and mortgage on a property owned by an unrelated mining company to Apollo to complete the purchase. Upon Elkhorn acquiring MTMI, it became the owner of both sides of the Montana Tunnels Mine joint venture and later dissolved the joint venture.

On April 6, 2012, EGI and MTMI consummated a reverse merger, pursuant to which EGI and MTMI merged with and into wholly-owned subsidiaries of a company whose securities were listed on the OTC Bulletin Board. As a result of this reverse merger, EGI and MTMI became wholly-owned subsidiaries of a publicly traded company under the ticker symbol ESRI. After the merger, Elkhorn owned 90.84% of ESRI’s common stock and 100% of its Series A Preferred Stock.

Minerals Expected to be Extracted

THE ELKHORN PROJECT AND ITS GOLDEN DREAM MINE

During Elkhorn’s ownership of the Elkhorn Project it has focused its ore delineation drilling, analysis, design, planning and permitting on the Golden Dream deposit. Elkhorn staff engineers have outlined in an internal feasibility study of the Golden Dream deposit with a probable underground mineral reserve of 1.17 million tons containing 258,000 ounces of gold and 8.3 million pounds of copper. In addition to the Golden Dream Mine, the Elkhorn Project includes three other mineralized targets known as Carmody, Gold Hill and East Butte.

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MONTANA TUNNELS MINE

The deposit type to be exploited at the Montana Tunnels Mine is precious and base metal mineralization (gold, silver, zinc and lead) occurring as disseminated and veined sulfides internal to a volcanic diatreme. In total, Black Diamond project’s that the Montana Tunnels Mine “M” Pit deposit has 27.7 million tons of proven reserves and 10.1 million tons of probable reserves that are expected to produce 347,000 ounces of gold, 4.65 million ounces of silver, 239 million pounds of zinc and 88 million pounds of lead over the planned life of the mine. Minor amounts of other metals are also contained within the deposit but not in marketable quantities.

DIAMOND HILL MINE

From 1996 through 2000, the Diamond Hill Mine operated as an underground mine. During this period, more than 700,000 tons of ore producing 165,000 ounces of gold were produced. In December of 2000, the mine operations were placed in “care and maintenance” (meaning that production has stopped but that the site is still being managed to ensure that it remains in a safe and stable condition, ready to be reopened in the future) due to low gold prices in December 2000. At that time, there remained a probable mineral reserve of 55,000 tons, estimated to contain 13,600 ounces of gold. In addition, areas below and along strike of the existing mine contain mineralized material available for further exploration.

Industry

The Gold Market

The market for gold is large, liquid and global. Gold continues to see demand in the jewelry, industrial and health science industries; however, gold’s main demand comes in the form of a safe haven investment. From economic, political and social uncertainty to a hedge against inflation, gold is, and has long been, considered by many a commodity of refuge from concerns with fiat currencies and their corresponding economies.

The World Gold Council (“WGC”), a leading international gold industry research organization, published on its website that total gold demand for the second quarter of 2012 declined 7% from the previous year to 990 metric tonnes (a metric tonne is equal to 2,204.6 pounds), year-on-year. Of this increase, investment demand posted the largest segment increase, more than offsetting the decline in gold jewelry demand. Gold prices can be extremely volatile and may fall significantly below current levels.

The Silver Market

Unlike the gold market, demand within the silver market has been predominantly for fabrication – mainly industrial application, photography and jewelry – with investment making up only a small portion of total yearly demand. Nevertheless, silver prices can be extremely volatile and may fall significantly below current levels.

The Zinc Market

Zinc is fourth in terms of tonnage of metals produced globally. Zinc is mainly used as coating to protect iron and steel from corrosion, as alloying metal to make bronze and brass, as zinc-based die casting alloy and as rolled zinc.

As documented by the International Lead and Zinc Study Group, global zinc supply has been in a surplus situation since late 2007. This supply surplus is forecast to continue through 2012. It is currently projected that a supply shortfall will occur during 2013 and will continue until 2017.

The Lead Market

Lead has been mined and used in daily life for at least 5,000 years, mainly for corrosion-resistant items such as roofs, pipes and windows. Lead’s use increased through the 1900s in items such as batteries and as an additive in gasoline until the mid-1980s when environmental regulations significantly reduced the use of lead in non-battery products. Per various public research publications, by the early 2000s the total demand for lead for use in battery-related items represented 88% of lead production. Other uses include ammunition, casting metals and oxides in glass and ceramics.

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Operations

The Elkhorn Project and the Golden Dream Mine

At the time Elkhorn’s subsidiary, EGI, acquired the Elkhorn Project in 1998, exploration work and reports completed by Santa Fe Pacific Gold Corporation had reported mineralized material containing 1.653 million ounces of gold located within four deposits on the Elkhorn Project – Carmody, Gold Hill, East Butte and Golden Dream. Currently, no proven reserve exists on any claim within Elkhorn Project.

During Elkhorn’s ownership of the Elkhorn Project it has focused its ore delineation drilling, analysis, design, planning and permitting on the Golden Dream deposit. Elkhorn’s staff engineers have outlined in an internal feasibility study of the Golden Dream deposit a probable underground mineral reserve of 1.17 million tons containing 258,000 ounces of gold and 8.3 million pounds of copper and designed a Mine Plan around this probable reserve.

The Golden Dream Mine is an underground mine with tunnels that are approximately 14 feet high and 14 feet wide. Production mining is planned to be undertaken using two different methods – cut-and-fill and sub-level stopping. The cut-and-fill method is planned to be utilized on the upper levels of the Golden Dream Mine which are more oxidized or weathered.

Although the cut-and-fill method of mining is more expensive on a per ton basis, it is used in mining situations where waste rock, or country rock, around the ore to be mined is weaker and subject to falling in and diluting the ore. In the cut-and-fill mining method, ore is mined or “cut” along strike by driving a “cut” (short tunnel) to remove the ore. This “cut” is then backfilled with cemented “fill” and another cut in the ore is driven alongside or above the cemented fill. The cemented backfill provides additional support to the country rock. Utilizing this mining method in the oxidized portions of the Golden Dream Mine should reduce dilution to the ore and provide a stable pillar that will not collapse or subside as the deeper sub-level areas are opened and mined.

As the mine reaches a depth below the first 150 feet of ore, the country rock turns from an oxidized, or weathered, material to a more solid, competent rock. At this point it is planned that production mining will move from the cut-and-fill method to a sub-level stopping method. In the sub-level stopping method, two drifts (12 feet high and 12 feet wide tunnels) are driven, one at the top and one at the bottom of a block of ore 45 to 60 feet thick. Holes can then be drilled between the two levels and loaded with explosives and the ore blasted out. The mined out areas remaining from this procedure would be backfilled with loose rock or cemented backfill, if needed, for ground support.

The broken ore from either method of mining would be planned to be loaded into underground haul trucks and transported to the surface where it will be transferred into 30 ton covered over-the-road haul trucks and transported to the Montana Tunnels Mill Facility for processing (once the Montana Tunnels Mill Facility is up and running). Prior to the restart of the Montana Tunnels Mill Facility the ore may be shipped to other regional mills for processing.

Whereas in an open-pit operation, such as the Montana Tunnels Mine, the general goal is to move material for the lowest cost per ton – a bulk mining exercise – the general goal in an underground operation is to move fewer tons of material with the highest grade – an ore control exercise. Using the geologic model determined by core drilling analysis, staff engineers and geologists completed a production model and associated financial pro-forma employing capital and operating costs, mill recoveries and outside smelting and refining charges.

The current Golden Dream Mine Plan is designed to be a five year plan with further exploration work being completed once the mine is in production. The current mine plan is only to a depth of approximately 850 feet below surface. Drill intercepts by the prior owners of the Elkhorn Project have intersected ore grade mineralization on the Golden Dream deposit to depths of 1,400 feet below surface. Elkhorn has also completed drilling and analysis laterally along the Golden Dream Mine deposit mineralized structure with encouraging results.

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In addition to the mineralization in and around the Golden Dream Mine deposit, Elkhorn and the property’s predecessors have completed drilling on the other mineralized deposits on the Elkhorn Project and while we do not assign reserve numbers to these mineralized deposits, these remain future targets to further explore and develop a mine plan. The current Elkhorn Project probable reserves are outlined in the table below:

Deposit	Classification	Tons	Gold oz/ton	Copper %	Gold Ounces
Golden Dream	Probable	1,171,000	0.221	0.406%	258,872
Gold Hill	Mineralized Material	-	-	Not Assayed	-
East Butte	Mineralized Material	-	-	Not Assayed	-
Carmody	Mineralized Material	-	-	Not Assayed	-

Sub-total		1,171,000			258,872

Notes: Reserve estimates include a 1% deletion of ore tons and a 10% dilution of zero valued tons.

•	Gold cut-off grade using $850 per ounce of gold and $2.50 per pound of copper was 0.125 ounces per ton.

•	Metallurgical Recovery:

Golden Dream	Mill Recoveries Applied
Ores	Gold	Copper
Oxide	91%	0%
Pyrrotite	84%	95%
Magnetite	92%	65%

•	Prices used in the Internal Feasibility study:

Gold US $850.00 per ounce

Copper US $2.50 per pound

•	The Golden Dream Mineral claim (US Mineral Survey #7176) is 100% owned by EGI with no royalties.

•	Only the Golden Dream is considered a “reserve” (probable). The remaining deposits are classified as mineralized material or resources.

Golden Dream Project Underground Development

During the third quarter of 2011, Elkhorn commenced development of the Golden Dream deposit. Elkhorn has developed approximately 650 feet of 14’ X 14’ main underground access tunnel and 350 feet of 12’ X 12’ underground ore access tunnel to reach a specific level of the ore body and the underground and surface water treatment and disposal infrastructure pursuant to the Golden Dream Mine’s Operating Permit. Subject to obtaining the necessary financing, Elkhorn will recommence development of the next stage at the decline into the lower level ore zones.

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The Golden Dream Mine is fully permitted and bonded for mining operations of up to 1,000 tons per day. The current operation consists of a Caterpillar 800 KW diesel power generator set (s/n DWB00131) which provides power to the underground and surface facilities. An electric 990 CFM EPE200 Compressor (s/n FF2606U06048) provides compressed air for drilling and other mine and surface functions (air pumps, cleaning drill holes, etc.). Fresh air is supplied via a 40 Horsepower electric fan.

The decline is supported by an Oldenburg Cannon diesel/electric two boom Jumbo Drill (s/n 202760) and two Load-Haul-Dumps (Wagner ST-3.5 s/n DAO4P0755 and Eimco 903 (4 yard) s/n 903-0364). Additional support for bolting and screening is supplied by a Minecat 100 LPC Tractor with mancarrier/loader (s/n 1F100E6201). A 26 ton Tamrock EDJ-426/30 underground Truck (s/n 1470) allows for material to be removed from the workings to the surface waste dump areas.

The surface is supported by a Caterpillar IT38 front-end loader with forks (s/n 7B500825) as well as any other required surface equipment (excavators, graders and plows) which is provided by the Montana Tunnels Mine operation.

Pursuant to the Operating Permit, water from the underground workings is treated for both nitrates – through a “component-constructed” bio-reactor – and for arsenic – through a Bayoxide E33 Media Arsenic Treatment Plant. Treated water discharging from these treatment centers is allowed to leach into the ground, pursuant to our permit, along leach lines.

The Golden Dream has back-up/emergency power supplied by a Caterpillar XQ225 Generator Set (s/n 8JJ00370), back-up/emergency compressed air supplied by a Sullair 375 CFM Compressor (s/n 004-135353). Jackleg drills can be placed into service if the Jumbo goes down for any length of time. All equipment is either owned outright by Elkhorn or is being rented with a purchase option.

Montana Tunnels Mine “M” Pit Expansion

In December 2008, Montana Tunnels Mine was placed into “care and maintenance” (meaning that production has stopped but that the site is still being managed to ensure that it remains in a safe and stable condition, ready to be reopened in the future) upon the completion of the “L” Pit permit. The newly permitted “M” Pit will be an expansion of the existing “L” Pit to enable Elkhorn to mine an additional 37.8 million tons of ore as an extension to the same ore body that has been mined since the inception of the Montana Tunnels Mine operation. The expansion plan consists of the “layback” or expand the perimeter of the current pit making it wider, and making an additional 7 years of ore available to be mined from the bottom of the expanded pit.

Elkhorn has completed ore-delineation drilling beneath the current pit elevation and has identified proven reserves and probable reserves of the “M” Pit expansion as detailed separately in the table below:

Proven Reserves and Probable Reserves

Montana Tunnels Technical Report

Montana Tunnels Mining, Inc.

		Grade
Pit Design	Classification	Tons	Gold	Silver	Lead	Zinc
M – Pit	Proven	27,673,000	0.0129	0.212	0.164%	0.487%
M – Pit	Probable	10,105,000	0.0129	0.211	0.160%	0.434%

Notes: Gold and Silver grades in ounces per ton, Lead and Zinc grades as percentage mineral content. No mine dilution or mining recovery has been incorporated in reserve estimates. The cutoff grade or “economic limit” used to define the “M” Pit reserves is material with a combined $9.00 per ton value Metallurgical Recovery:

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Metal	Gold	Silver	Lead	Zinc
Mill Recovery	79.9%	73.7%	86.0%	84.7%

Prices used in Internal Technical Report:

Gold   US $1,150.00 per ounce

Silver US $     17.50 per ounce

Zinc   US $     1.00 per pound

Lead  US $     1.00 per pound

The area encompassed in Montana Tunnels Mine’s M-Pit Permit Boundary and outlying facilities is 2,385 acres, of which more than 90% is privately owned by Elkhorn. Within this Permit Boundary, 332 acres are designated for the M-Pit Mine open-pit area and perimeter, of which more than 99% is overlain by private property wholly-owned by Elkhorn. Within the M-Pit Mine open-pit area lays one 0.3 acre Unpatented Mineral Claim (MF-1) and three leased Patented Mineral Claims (Mineral Survey numbers 6758, 6634 and 6640). The three leased Patented Mineral Claims carry a 4.5% Net Smelter royalty but overlie minor amounts of mineralization and insignificant royalty payments are anticipated when this area is eventually mined.

No resources listed, only proven and probable reserves.

In 2004, the process of permitting the “M” Pit expansion was initiated by filing a major amendment to the Montana Tunnels “L” Pit Operating Permit #00113 to expand the open pit and process ores. An updated Environmental Impact Statement was completed and Records of Decisions to mine and process the “M” Pit were finally received in November 2008, subject to the addition of approximately $16 million to the current $18 million of reclamation bonds was pledged to the Montana Department of Environmental Quality (“MDEQ”). The reclamation bond can be in the form of cash, surety bond, letter of credit, company-owned land or a combination of any of these subject to the approval of the MDEQ.

The “M” Pit Mine Plan calls for an 18 to 24 month period of pit expansion development in which 53 million tons of waste rock will be removed to access the ore below the waste rock. The “M” Pit Mine Plan is contingent on Elkhorn obtaining the capital required to begin the expansion development. Elkhorn will seek to obtain funding from debt and the capital markets. If Elkhorn is unable to secure acceptable terms from these markets, the expansion development will begin only when the cash flow from the Golden Dream Mine (discussed above) can support the capital needs of the Plan.

We expect that some fringe ores will be encountered during the pit expansion; however, we do not expect that any findings of ore in the expansion phase will justify a restart and continued operations of the ore concentration mill. As such, this ore will be stockpiled during the pit expansion phase to be processed at a later time. Once primary ores are being mined from the pit on a continuous and sufficient basis to maintain continuous operation of the ore concentration mill will ore processing through the mill begin. It is planned that this will occur approximately 18 to 24 months after commencement of “M” Pit expansion development. Cash flow is expected to begin the month after the mill is restarted.

The existing Montana Tunnels Mine mining equipment has been in use since the early-to-mid 1990s and, as such, now is prone to maintenance costs and associated downtime. Elkhorn plans to use the existing mining fleet at Montana Tunnels Mine augmented with new equipment as it becomes available.

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The existing Montana Tunnels Mine concentrating and processing mill facility equipment consists of a number of components used in the crushing, grinding, flotation and filtration of gold, zinc, silver, lead and copper ores. In April 2009, the mill was turned off in a systematic way over a period of three weeks to ensure that recommencement of the facility would be seamless. All components of the concentrating facility are intact and the only piece of equipment contemplated to be replaced is the zinc pressure filter. Replacement of this component will be carried out in conjunction with the restart of the concentrating facility.

Customers

Our mines are expected to produce ore which is then transported to our ore concentration mills to produce concentrated materials commonly referred to as concentrates.

Concentrates are sold to smelters at prices based on the material contained in the concentrate, spot price on a measurement date less a deduction for a smelting charge. Elkhorn does not currently have a smelter contract for any of its mines.

Additionally, Montana Tunnels has historically recovered approximately 8% to 12% of the gold in the form of free gold and made into dore gold flats, which are a semi-pure alloy consisting of gold and silver.

Competition

Because the life of a mine is limited by its mineral reserves, Elkhorn is continually seeking to replace and expand its reserves through the exploration of existing properties as well as through acquisitions of interests in new properties or of interests in companies which own such properties. Elkhorn encounters competition from other mining companies in connection with the acquisition of properties and with hiring and retaining qualified industry experienced personnel. This competition may increase the cost of acquiring suitable properties and retaining qualified industry experienced personnel.

A major competitive advantage is that Elkhorn owns one of the few ore concentration mill facilities in the region, which may allow us to pursue targets that do not justify building a dedicated mill or do not support the haulage costs to a remotely located mill.

Regulatory Environment

The Elkhorn’s mining, processing operations and exploration activities are subject to various laws and regulations governing the protection of the environment (federal regulator is the Bureau of Land Management (“BLM”) and state regulator is the Montana Department of Environmental Quality (“MDEQ”), exploration (BLM and MDEQ), mine safety, development and production (federal regulator is the Mine Safety and Health Administration (“MSHA”), exports, taxes, labor standards, occupational health (MSHA), waste disposal (BLM and MDEQ), toxic substances, water rights (federal regulator is the Department of Natural Resources and Conservation (“DNRC”), explosives (federal regulator is the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”) and other matters. New laws and regulations, amendments to existing laws and regulations or more stringent implementation of existing laws and regulations could have a material adverse impact on Elkhorn, increase costs, cause a reduction in levels of, or suspension of, production and/or delay or prevent the development of new mining properties.

Elkhorn believes it is currently in compliance in all material respects with all applicable environmental laws and regulations. Such compliance requires significant expenditures and increases mine development and operating costs.

Employees

As of September 2012, Elkhorn had 12 full-time employees and one part-time employee, including executive officers. Elkhorn believes the relationship it has with employees is good. In the fourth quarter of 2012, Elkhorn anticipates that it will need to hire approximately 20 additional technical, mining and administrative personnel. Although demand for quality staff is high in the mining industry, Elkhorn believes it will be able to fill these positions in a timely manner.

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Transnetyx

Overview

Transnetyx is an emerging molecular diagnostics processing company based in Memphis, Tennessee. Transnetyx provides genetic testing services for the $400 million mouse genotyping market. Since service launch in June 2004, Transnetyx has processed over 5 million genetic tests and with over 99.97% accuracy for over 200 leading academic and pharmaceutical research customers throughout North America and Europe. Transnetyx recently became Clinical Laboratory Improvement Amendments (CLIA) certified to test human DNA and intends to offer pharmacogenomics (PGx) testing services. PGx is the analysis of a patient’s specific genetic expressions in order to optimize their drug therapy to ensure maximum efficacy with minimal adverse effects.

History

Transnetyx was formed in 2000 to create a centralized genotyping testing laboratory for the mouse research industry. Transnetyx now performs testing services for more than 200 academic research organizations, 30 pharmaceutical research organizations and 1,500 researchers within these organizations. In 2012, it has achieved a milestone of performing its 5 millionth genetic test and has a current run rate of 1.4 million tests per annum.

In 2011, the Transnetyx laboratory became CLIA certified which allows them to test and provide patient results for human DNA samples, and has begun processing patient samples for pharmacogenomic purposes. This testing assists physicians in optimizing drug therapy by understanding a specific patient’s genetic expression and its resulting impact on a drug’s metabolism (and therefore the drug’s efficacy and toxicity) in that patient.

Black Diamond has invested $11.7 million in Transnetyx and currently owns 49.4% of its common stock, 86.8% of its Series A Convertible Preferred Stock, 100% of its Series C Convertible Preferred Stock and 73.1% of its stock, on a fully diluted basis.

Industry

Mouse Genotyping Market

Transnetyx estimates the worldwide market for mutant mouse genetic screening to be approximately $400 million per year. It is estimated that there are 90 million mice worldwide used in research each year, and of these mice about half are mutant mice, which means they have had genes knocked in or knocked out and will need to be genotyped to assure the proper genetic strain for medical research. Researchers generally perform this test manually, which, because of the volume and complexity, can be time consuming and prone to error.

Personalized Medicine Genotyping

Harmonyx Diagnostics, Inc. is a wholly owned subsidiary of Transnetyx and the entity that operates Transnetyx’s PGx business. Through Harmonyx Diagnostics, the Transnetyx laboratory became CLIA certified in 2011 which enables Transnetyx to test human DNA samples for physicians, and has begun processing patient samples for pharmacogenomic purposes. This testing assists physicians in optimizing drug therapy by understanding a specific’s patients genetic expression and its resulting impact on a drug’s metabolism (and therefore the drug’s efficacy and toxicity) in that patient. Transnetyx believes it is on the forefront of the transformation to personalized medicine and its requirement for pharmacogenomic testing. Transnetyx believes that the market for this type of testing will grow and exceed $1 billion per year.

Transnetyx began testing on the CYP2C19 gene for people taking the drug clopridogrel, which is more commonly known by the trade name Plavix. Over 20 million Americans take the medication each day, and multiple studies show because of certain gene expressions that as many as 30% of those patients get no affect from the drug or need 3 times their current dose just to achieve the FDA recommended therapy levels. At Medicare reimbursement levels for the genetic test, given that there are 5 million new starts of clopridogrel each year, the potential annual market for new tests for this drug is $600 Million.

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Products and Services

Transnetyx Automated Genotyping (TAG) Service

The mapping of the human genome and its effect on disease research drives the need to utilize genetically altered research mice. There are thousands of gene mutations created in mice for research into many diseases, and more are being created each day. Mice created by these gene mutations are known as transgenic, knockout (gene taken out), and knock-in (gene inserted) mice, or collectively as mutant mice. In some cases, this research activity significantly reduces the life expectancy of mutant mice from 18-30 months to mere weeks, when compared to mice without mutations. As a result, it is necessary to continually breed mutant mice to perpetuate the supply. Upon the birth of each litter, a basic genetic test, yielding a simple yes/no result, is performed to confirm which offspring inherited the mutation sequence of interest and which did not.

The Transnetyx automated process competes with the cumbersome, error prone, and voluminous manual process that is performed in many laboratories. DNA isolation and testing involves many steps, several of which require thermocycling and manual interpretation. Also, these tests are highly sensitive to contamination from other DNA that may be present on lab equipment or from the manual operator losing track of which sample they are processing. As a consequence, when the test provides a negative result, the technician, in most instances, using a manual system, cannot be sure whether the negative result is correct or if some other error has corrupted the system. Typically, a mouse research facility is comprised of the mouse housing facility serving specific researchers who draw upon the facility for mouse breeding, housing and care. Each researcher determines how they want their specific mice genotyped through assay design. Prior to the Transnetyx Automated Genotyping (TAG) solution researchers conducted the testing in their laboratories.

Transnetyx has streamlined and greatly simplified the testing process for clients while giving them more control. Clients clip a small tail sample from each subject mouse, enter their order online, and ship the samples overnight using a Transnetyx-provided FedEx kit. The results post in 24 or 72 hours (customer preference) to the customer’s account on the Transnetyx web site.

Currently it takes a researcher an average of 6.1 minutes to submit a batch order that averages 46 samples per batch. In 2008, Transnetyx launched the TAG CENTER for academic clients. The TAG CENTER is a kiosk that provides the materials for the client to collect and ship samples. The TAG CENTER contains Transnetyx’s logo and provides onsite advertising to the institutions and other laboratories. The TAG CENTER is a unique approach to genotyping, functioning as a one-stop shop for all their needs. Transnetyx has launched a new prototype TAG CENTERS that will include a video screen and a real-time video and audio link to chat with Transnetyx’s customer service.

The kits containing mouse tails are received each morning at the testing lab facility in Memphis and processed into the automated system. From that point on, the proprietary laboratory management system prepares the days scheduling and activity, mixing the precise and specific amounts of re-agents required for each sample to determine the desired result.

The overall process combines several major elements:

1.     A front-end “Assay Management System” to assist researchers in defining the specific attributes needed in a given strain of mice. This, over the past five years, has led to an assay library/database that contains over 9,800 assays and currently meets the needs of 85% of samples submitted.

2.     A total systems approach starting with the collection of samples and ending with online real time information. The client investigator has access to the process and results 24/7.

3.     The LIMS (Laboratory Information Management System) software controls all aspects of the process. This control system enables a client to process multiple samples, looking for different mutations in each sample. LIMS controls the mixing and delivery of the exact amount required. As a result, the system utilizes significantly less reagents, chemicals, and consumable materials. Transnetyx estimates it has at least a 3:1 cost advantage per sample versus existing manual protocols, and if all costs are included in the manual protocol, such as labor, overhead and equipment, TAG is more cost effective.

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4.     Transnetyx’s fully-automated process located in a Class 1,000 clean room is built using high-throughput liquid handling equipment. The current system capacity is 170,000 tests per month, and can be easily upgraded in increments of 10,000 tests per month.

5.     A stringent quality control process includes redundant sample processing, multiple sample and chemical controls, machine processing check points and automatic sample tracking. Upon satisfaction of over 100 Quality Control checks, approximately 80% of the testing results post automatically to the customer’s password protected web account. The remaining results that do not pass our stringent automated Quality Control criteria are independently reviewed by the Results Team prior to posting. This Quality Control process delivers test accuracy in excess of 99.97%, compared with quality ranging from 80% to 90% for manual testing.

Personalized Medicine Genotyping

Scientists, physicians and the pharmaceutical industry are actively developing ways to customize medical treatments to suit each person’s unique genetic signature. The study of how genetic expressions interface with drug response and disease risk is called pharmacogenomics (PGx). As with the mouse testing market, the clinical researchers identify specific biomarkers which are portions of the genome that are most likely to affect the body’s reaction to a given treatment. This basic genetic test must yield a simple (yes/no) genotyping result for each of the biomarkers in the person being tested. As a result, this requirement can effectively be met by the system. Once these biomarkers are identified as affecting the response to a proposed treatment and the drug goes to market, there will be need to genotype the patient in conjunction with the prescription.

Transnetyx has set up a wholly owned subsidiary, Harmonyx Diagnostics Inc., with the goal to claim leadership in genotyping for personalized medicine in treatment areas where genetic reference laboratory competencies apply. Historically drug prescribing for both treatment and dosage is often a matter of trial and error based on disease symptoms, weight of the patient and the presence of enzymes. That is changing to more diagnostic focused personalized medicine. Simply put, personalized medicine is a medical model that proposes the customization of healthcare, with decisions and practices being tailored to the individual patient by use of genetic or other information. Given that information, a provider will have a higher probability of success in prescribing the right medical treatment in the right proportion for your personal needs and, in the process, predict and lower potential side effects.

The same type of genome yes/no information provided for mouse testing is needed for humans, first during clinical trials and later, once a drug is on the market, to fulfill the information needs for the prescriber. PGx completes the link from mouse research leads to pharmaceutical development, human clinical testing and medical treatment.

Transnetyx conducts this pharmacogenomic testing in the same manner as its existing mouse genotyping process – customers submit orders through a secure online account (or secure Electronic data interchange, or EDI), ship buccal swab samples to our laboratory in a specially designed kit, and then process the samples on our fully automated platform and post the testing results back to the customer’s account within 24 hours. The customer and physician will be able to access results through a secure online portal. Initially Transnetyx is offering testing for PlavixTM (clopidogrel).

In March 2010, the FDA issued a boxed warning (also known as a black box warning) to notify healthcare professionals and patients of important information to be considered when prescribing or ingesting clopidogrel, or Plavix, an anti-blood clotting medication. The black boxed warning on the drug label will include information to:

•	Warn about reduced effectiveness in patients who are “poor metabolizers” of Plavix. “Poor metabolizers” do not effectively convert Plavix to its active form in the body.

•	Inform healthcare professionals that tests are available to identify genetic differences in CYP2C19 function.

•	Advise healthcare professionals to consider use of other anti-platelet medications or alternative dosing strategies for Plavix in patients identified as poor metabolizers

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Transnetyx is generating business for pharmacogenomic testing from physicians’ offices and is being reimbursed by insurance companies and Medicare. Additionally, Transnetyx expects to be a service provider to large benefit management companies (PBMs) as they launch a pilot project to control costs and guide therapies.

Business generated from physicians is being generated from a sales or direct marketing contact, and information on the testing offered and pricing provided through sales and/or the website. Orders for patient submission kits and actual pharmacogenomic panel test results are delivered through secure accounts.

Transnetyx tests the samples for the specific panel test ordered, and deliver the results of that test back to the patient’s licensed physician. Accompanying the test results is physician guidance information, obtained from medical research studies, on what the test results would indicate for patients generally with that specific genetic result, also considering other environmental, hereditary, and health factors.

Currently, Transnetyx is an “In Network” provider to Aetna and bills dozens of other insurance companies as “Out of Network” throughout the US.

Competition and Competitive Strengths

Mouse Competition

To Transnetyx’s knowledge, only a small number of companies compete directly with Transnetyx. A few large companies provide a variety of mutant mouse models and house mice and also offer genotyping services for the clients who house animals on those companies’ properties. These companies are competitors for the animals who live on their property, but also potential customers of Transnetyx, as some of these breeding facilities have outsourced their testing to Transnetyx.

Transnetyx’s primary competition in genotyping is the research laboratory itself. The testing protocols used currently are Polymerase Chain Reaction (“PCR”) and Southern Blot. Both of these techniques are quite complex and are material and labor intensive and for these reasons are prone to human error. Additionally, only a few samples can be processed at a time. Finally, due to the low scientific value they place on the test and the subsequent lack of attention that is paid to processing, even though they can perform the test quicker it often takes laboratories four or five days to produce testing results.

Pharmacogenomics Competition

The competition for pharmacogenomics falls into two general categories: labs and device providers. Devices are developed for specific gene testing for a specific disease. The major competitors in the human genomics market include LabCorp (Esoterix), Quest, Cogenics and DsX. None of these companies have automated systems. Additionally none of them provide results in the “overnight” format of Harmonyx.

In addition, Myriad and Labcorp both compete with Transnetyx’s product, but are manually based: Myriad markets a number of molecular testing devices for various cancers, and LabCorp provides DNA testing in a laboratory setting and has great market presence. Their accuracy is quite good; however the test is expensive.

Business Strategies

Transnetyx continues to add TAG Centers around the US and the world, adding more than 20 in 2012, bringing its total to over 80. As each of these centers comes online, Transnetyx adds samples by marketing to researchers in that facility and offering them the chance to outsource their testing rather than continuing to perform the test themselves. Developing more users at each institution as well as growing the percentage of the labs outsourcing their genotyping are the two primary strategies that come into play once a TAG center has been put in place.

Harmonyx will continue to add physicians to its list of users through contract and direct sales. Additionally, Harmonyx will seek to form more agreements with PBM’s and hospitals to make genetic testing a more regular standard of care for the drugs that qualify for these panels. It will also be adding panels to expand its testing to primary care, psychiatry and oncology as these tests are developed and available through research.

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Customers

Transnetyx’s clients include researchers at over 200 research institutions around the world and over 30 pharmaceutical companies. Transnetyx’s largest customer has accounted for a large concentration of its revenues. However, as Transnetyx has grown, the revenue from this customer has declined from 59.4% of revenues in 2007 to 30.3% in 2011.

For the Pharmacogenomics business, the customers include insurance companies, pharmacy benefit management companies (PBMs), and physicians.

Sales and Marketing

Transnetyx sales and marketing strategies focus on gaining adoption from academic labs and pharmaceutical companies worldwide. The implementation of the TAG centers enhances adoption and market penetration at each institution. Direct sales personnel are utilized in large market areas to support pull through and market expansion. Scientific conferences are utilized in some instances but direct sales at the laboratory level have proven to be a more effective approach. Electronic marketing and the “Free Trial” offer to researchers generates over 1,000 new online accounts per year and those leads serve as good call points into laboratories.

Harmonyx currently has a 3 pronged approach to the market:

•	Physician adoption. Physicians are the ones generating new prescriptions of Plavix. Over 100 accounts have been registered and sample collection kits are in those offices.

•	Hospital catheterization laboratories (“cath labs”). Cath labs are the most opportune place for hospitals to lower their liability by decreasing complications and hospitalizations due to the incorrect dosing of Plavix.

•	PBM’s. PBM’s are being targeted due to the recent generic status of clopidogrel and thus a lower price compared to drugs that do not have generic status. Thus PBM’s have a vested interest to have patients, when appropriate, take clopidogrel as it represents an 85% cost saving over the name brand alternatives.

Suppliers

Transnetyx purchases materials from the following suppliers: Life Technologies, Promega, Greiner, Axygen, Matrix, MediaTech and Fisher Scientific. All supplies are rated for quality and some are subject to regular US Department of Labor’s Occupational Safety & Health Administration standards of Material Safety Data Sheet requirements, quality control screenings, raw materials reporting as well as site visits of their manufacturing processes.

Intellectual Property

Transnetyx’s proprietary system is protected by market leadership, a team of highly skilled people as well as 32 patent applications (10 granted) both in Europe and in China. All granted patents as well as applications cover various elements of the system from methods to specific platform and chemistries.

Research and Development

Transnetyx is currently developing faster and less expensive processes to improve its throughput and automation. Currently two new robotic methods are in development as well as an entirely new chemical method for one of its processes. There are two additional methods in development that alter raw materials and platforms that do not involve robotic methods but would be significant improvements in throughput and cost of goods. Additionally Transnetyx continues to regularly validate new technologies that are entering the market for the purpose of determining how to best expand its testing offerings as market conditions evolve in the genetic testing arena. Currently, Transnetyx spends approximately about 5% of revenues on research for automation improvement and new method testing.

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Regulatory Environment

Transnetyx, through its wholly-owned subsidiary, Harmonyx Diagnostics Inc., was granted CLIA certification in 2010. CLIA certification allows Transnetyx to perform testing for physicians and their patients. Transnetyx performs it testing in a Class 1,000 Clean Room and is not aware of any other genetic testing lab that holds itself to that standard.

Employees

As of September 27, 2012, Transnetyx employed approximately 55 persons. Of these employees, there were 18 in laboratory operations and quality assurance, 11 in sales and marketing, 5 customer service and project management, 7 in information technology and automation engineering, 4 in accounting and finance, 3 in shipping and receiving, 2 in research and 5 in management. None of Transnetyx employees are subject to collective bargaining agreements. Transnetyx believes its relationship with its employees is good.

Carbon Fuels

Overview

Carbon Fuels, LLC is Colorado limited liability company formed April 17, 2001. Lee G. Meyer founded Carbon Fuels for the purpose of developing and commercializing the Charfuel® Coal Refining Process and serves as its Managing Director. Meyer is a chemist, a lawyer, as well as an experienced business entrepreneur and has held senior level positions with Texaco, Diamond Shamrock, and Martin Marietta, and was the head of intellectual property division’s at large national law firms.

Carbon Fuels, LLC has developed the Charfuel® Coal Refining Process which refines domestically abundant, raw coal in conceptually the same manner as refining crude oil to cleanly produce high value petroleum co-products. Thus, gasoline, jet fuel, “green diesel”, fuel oil, and marine fuels, as well as petrochemicals such as benzene, toluene, xylene, and methanol are refined from raw coal using this process. The Charfuel® Coal Refining Process is not a coal conversion process, like pyrolysis, nor is it indirect liquefaction. It is also not an alternative energy system, but an oil replacement. The Charfuel® Coal Refining Process uses only air and abundant raw coal as refinery feed stock to economically produce products traditionally associated with the refining of crude oil.

•	Uses Existing Oil Infrastructure & Markets: The refined products from the Charfuel® Coal Refining Process, unlike alternatives such as ethanol and hydrogen, can utilize the existing transportation, delivery, and other petroleum based systems. Hence, there is no need for new engines, pipelines, tankers, or product acceptance. The Charfuel® Coal Refining Process is simple, cost effective, and efficient. All process outputs can be sold commercially in profitable markets that already exist. Furthermore, all potential pollutants become valuable co-products that can be sold on the commodities market.

•	Environmentally Friendly: The Charfuel® Coal Refining Process is environmentally friendly as its closed ended process has no emissions. All potential pollutants from the coal (such as sulfur, nitrogen, and mercury) are captured and refined into valuable co-products (such as ammonia for fertilizer). These captured “pollutants” enhance plant revenue when sold as valuable commodities. Additionally, the Charfuel® Coal Refining Process is able to produce ultra-low sulfur, high value “green” diesel which has a higher cetane value than conventional diesel thus leading to improved engine performance and higher fuel mileage without the pollution.

•	Energy Independence & Fuel Price Stability: The Charfuel® Coal Refining Process can provide the many energy consumer nations such as the United States and China with greater energy independence and national security. The United States, Eastern Europe, China and Australia all have rich coal resources. Even though these countries are rich in natural resources, their energy needs are greater than the domestic oil resources which make them dependent being able to procure crude oil from areas outside of their boarders. Being able to utilize coal as a feedstock for gasoline, jet fuel and heating oil will allow these countries to harness the resources within their own boarder and even possibly becoming an energy and fuel exporter.

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•	Efficient, Flexible, & Reliable: The Charfuel® Coal Refining Process has an energy efficiency of 85% (coal to end products). This means that 85% of the energy in the coal remains in the co-products. This is comparable to oil refining and reduces the overall carbon footprint, as well as increasing process economics. This efficiency is much better than renewable and alternative energy systems which in many cases have a negative efficiency. For example, ethanol fuel requires more energy from oil to produce it (till the soil, harvest the crop, produce the fuel) than the energy contained in the fuel that is replacing oil. In addition, the Charfuel® Coal Refining Process is very reliable (like petroleum refining) having an online factor of greater than 90%. The Charfuel® Coal Refining Process is continuous with a reactor residence time of less than one second, yielding a low “capital-to-throughput” cost. Furthermore, the Charfuel® Coal Refining Process can be combined with an Integrated Gasification Combined Cycle (“IGCC”) to produce inexpensive, environmentally compatible and dependable electricity. A significant feature of the Charfuel® Coal Refining Process is the ability to easily modify product yields between chemicals, fuels, and char by simply changing process parameters. As a result, the process is able to produce an array of value-added products for a variety of profitable markets that already exist. This flexibility allows a rapid response to market conditions which are not available in existing coal gasification and liquefaction technologies. Adding to this flexibility is the capability of the process to use bituminous, sub-bituminous, and lignite coals, as well as high moisture, high sulfur, high ash, and caking coals.

Carbon Fuels has separated its development process into two stages. The first stage was building and successfully operating the 18 ton per day pilot plant, which included the proprietary coal handling and feed system and the refining reactor. This stage was completed in June 2007. The second stage, or Stage II, is the integration of the 18 ton per day pilot plant with commercially available gas handling and separation processes or the 18 TPD Integrated Commercial Development Unit (“ICDU”). Stage II still needs to be performed and even though this stage focuses on the integration of commercially available processes, it is a necessary step to provide the Engineering, Procurement and Design Engineering firms the necessary process and yield data to be able to design the Front End Engineering Design (“FEED”) documents commonly referred to “bankable documents” in project finance. Carbon Fuels also plans on filing for intellectual property protection as part of Stage II. At the conclusion of Stage II, the design of a commercial scale Charfuel® Coal Refining facility should be available.

Development Strategy

There are three core phases to the Charfuel® Coal Refining Process:

1.         Development of the 18 tons per day, or TPD, Integrated Commercial Development Unit (ICDU). This is divided into two stages, the first of which was completed.

2.         Scale-up to the 500 TPD Commercial Demonstration Facility.

3.         Building of the 5000 TPD Commercial Charfuel® Coal Refinery.

18 TPD INTEGRATED COMMERCIAL DEVELOPMENT UNIT

The 18 TPD Charfuel® Integrated Commercial Development Unit, or ICDU, is located at the Hazen facility in Golden, Colorado. The site for the 18 TPD ICDU was selected because of its proximity to corporate headquarters and laboratories for product characterization plus the availability of on-site support facilities (coal handling, water, electric power, waste water treatment, etc.). The integration of the proprietary components of the 18 TPD pilot plant with the commercially available gas handling and separation processes which will comprise the 18 TPD ICDU are waiting for funds in order for it to be completed. Once the 18 TPD ICDU is assembled, Carbon Fuels will perform a series of hot runs to obtain the necessary process and yield data needed to complete the FEED or bankable documents. The budget for this process is approximately $10 million.

The 18 TPD ICDU is designed to maximize test objectives while minimizing capital and operating costs. The hydrocracker/partial oxidation, or POX, integration was the focus of the completed Stage I of development, leaving the integration of the downstream apparatus for Stage II (which, as discussed above, has not yet been performed) in order to:

•	Assure design criteria for scale-up

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•	Provide sufficient product for characterization and market analysis

•	Refine the process economics

•	Mitigate the technical, economic, and market risk in order to attain successful commercialization in the shortest time

The demonstration is intended to generate mechanical design data, operating parameters, and the economics necessary for the construction of a 500 TPD Commercial Demonstration Facility. It should yield sufficient technical and economic information for the private sector in order to make commercialization decisions about utilizing co-products.

The 18 TPD ICDU will include all of the equipment, controls, instrumentation and data acquisition capability to meet the following test objectives:

•	Verify the basic process concepts improvements compared to previous concepts

•	Collect required process data and yield data necessary for developing good material and elemental balances

•	Create a database sufficient to determine overall process feasibility and to perform technical and economic optimization analyses

•	Design and build the 500 TPD commercial demonstration facility

The first Charfuel® 500 TPD Commercial Demonstration Facility is targeted to be collocated on a brownfield site in proximity to an oil refinery or power plant and is projected to cost approximately $150 million. Brownfield sites are underused or abandoned industrial and commercial facilities available for use or re-use.

Considerations or requirements for the first production facility are:

•	Collocated with a brownfield customer that will contract for one of three commercial products (char, syngas, or petroleum refinery feedstock)

•	Site must have access to transportation infrastructure that will deliver the commercial products to existing commodity markets

•	Location within a short spur distance of existing coal transport rail line that can handle an additional 5000-6000 TPD

•	The scale and capacity can be incrementally built from the minimally sufficient capacity up to the maximum capacity required by the collocation customer (added in trains of 1000 TPD per train)

ADDITIONAL COMMERCIAL CHARFUEL® COAL REFINERY

After the completion of the 500 TPD Commercial Demonstration Facility, that facility or new commercial facilities can be designed using 1,000 TPD Charfuel® Coal Refining reactors. The reactors are run in parallel and the size of the facility would be dependent on the availability and cost of feedstock, the market for the co-products and the transportation costs to get the co-products to market.

CHARFUEL® COAL REFINING

Carbon Fuels, LLC has developed the Charfuel® Coal Refining Process to hydrocrack coal in conceptually the same manner as crude oil to produce the identical, uniform, high value co-products from raw coal. The resultant fuels have fewer pollutants than raw coal and the petrochemicals and petro-fuels are interchangeable with those produced from crude oil. Because the Charfuel® process co-products are identical to those derived from crude oil, there is no need for new transportation or delivery systems. All standard land, water, and aviation engines are able to burn and transport it.

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CHARFUEL® PRODUCTS

The Charfuel® Coal Refining Process yields two types of products. The first consists of hydrocarbon liquids which are largely identical to the liquid products from an oil refinery (naphtha, benzene, toluene, xylene, methanol, and fuel oil). The second type is an activated carbon product comprised of carbon particles with very little hydrogen, called char. The Charfuel® technology disaggregates the coal into its various parts to yield the following outputs:

SYNGAS

Syngas is a combustible gas byproduct that is mainly composed of carbon monoxide, carbon dioxide, and hydrogen. It can be used as a power generation fuel as well as a chemical feedstock. Examples of syngas usage include natural gas steam reforming, liquid hydrocarbons to produce hydrogen, coal gasification, and synthetic petroleum for a fuel or lubricant.

CHAR

The hydrocracking process occurs as the carbonaceous particle heats up. Volatiles are released and char is produced resulting in high British Thermal Unit, or BTU, carbonaceous material. The properties of the carbonaceous material determine the structure and composition of the char. The result, char, is a clean gasifier or boiler fuel to be used for electricity generation at an Integrated Gasification Combined Cycle power generation plant or a clean high btu sweetener for pulverized coal to meet stringent environmental regulations. Char’s best use is through a collocated partner located on the same brownfield site as the Charfuel® facility in order to reduce shipping costs and to be used immediately to benefit from the heat still contained in the Char from the Charfuel® process.

AROMATIC LIQUIDS – BENZENE, TOLUENE, XYLENE (BTX)

Benzene (C6H6) is an aromatic hydrocarbon with a pungent, sweet odor composed of a minimum of one 6-carbon ring. Benzene is produced commercially as a solvent and an additive in the rubber, insecticide, explosive, chemical, and pharmaceutical industries. Benzene is an important petrochemical for its industrial uses. Toluene is a derivative of Benzene as is Xylene, both of which can be used independently for industry. The sale of BTX provides a substantial portion of the revenue to the Charfuel® facility and fluctuations (including price increases) significantly affect Charfuel® facility revenues.

NAPHTHA

Naphtha, a liquid hydrocarbon intermediate refining product, is used primarily as a feedstock for producing a high octane gasoline component via the catalytic reforming process. Naphtha is also used in the petrochemical industry for producing olefins in steam crackers and in the chemical industry for solvent applications.

ULTRA LOW SULFUR #4 FUEL OIL

When coal is hydrocracked, fuel oil is obtained as a distillate or residue. Fuel oil is generally any liquid petroleum product that is burned in a furnace or boiler for heating or in an engine for power. With this definition, diesel is a fuel oil which is used to heat residential and commercial space. It fuels trucks, ships, and some consumer vehicles.

SULFUR

Sulfur (S) is an abundant, tasteless, odorless, multivalent, non-metal chemical element. Its commercial uses are primarily in fertilizers but it is also widely used in gunpowder, matches, insecticides, fireworks, and fungicides. Additionally, sulfur has many industrial uses. Through its major derivative, sulfuric acid (H2SO4), sulfur ranks as one of the most important industrial raw materials and is of high importance to every sector of the world's economies. Sulfur is also used in batteries, detergents, the vulcanization of rubber, fungicides, and in the manufacture of phosphate fertilizers. Sulfites are used to bleach paper and as a preservative in wine and dried fruit. Sodium or ammonium thiosulfate is used as a photographic fixing agent. Magnesium sulfate, better known as Epsom salts, can be used as a laxative, a bath additive, an exfoliant, or a magnesium supplement for plants. Sulfur is used as the light-generating medium in the rare lighting fixtures known as sulfur lamps. Elemental sulfur crystals are commonly sought after by rock collectors for their brightly colored polyhedron shapes. Elemental sulfur is a chemical feedstock that can be sold.

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AMMONIA

Ammonia (NH3) is a compound that is normally encountered as a gas with a characteristic pungent odor. Ammonia used commercially is usually named anhydrous ammonia. The main uses of ammonia are in the production of fertilizers, explosives, and synthesis of organonitrogen compounds. It is also the active ingredient in household glass cleaners.

METHANOL

Methanol (CH3OH) is the simplest alcohol. It is a light, volatile, colorless, flammable, poisonous liquid with a distinctive odor that is somewhat milder and sweeter than ethanol (ethyl alcohol). It is used as an antifreeze, solvent, fuel, and as a denaturant for ethyl alcohol.

METHYL TERTIARY BUTYL ETHER (MTBE)

Methyl tertiary-butyl ether (C5H12O) is a volatile, flammable, and colorless liquid that is relatively soluble in water. MTBE has a typical odor reminiscent of diethyl ether, leading to an unpleasant taste and odor in water. MTBE is used in organic chemistry as a cheap solvent with properties comparable to diethyl ether but with a higher boiling point and lower solubility in water. It is also used medically to dissolve gallstones.

CARBON DIOXIDE (CO2) RECOVERED

The enhanced oil recovery technique that is attracting the most new market interest is carbon dioxide enhanced oil recovery, or EOR. First tried in 1972 in Scurry County, Texas, CO2 injection has been used successfully throughout the Permian Basin of western Texas and eastern New Mexico and is now being pursued to a limited extent in Kansas, Mississippi, Wyoming, Oklahoma, Colorado, Utah, Montana, Alaska, and Pennsylvania. Until recently, most of the CO2 used for enhanced oil recovery has come from naturally-occurring reservoirs. New technologies, like the Charfuel® process, are being developed to produce CO2 from industrial applications such as natural gas processing, fertilizer, ethanol, and hydrogen plants in locations where naturally occurring reservoirs are not available. Undeveloped domestic oil resources still in the ground total 1,124 billion barrels. Of this large in-place resource, 430 billon barrels are estimated to be technically recoverable. This resource includes undiscovered oil and "stranded" light oil amenable to CO2 enhanced oil recovery (EOR) technologies. Using Charfuel® technology for CO2 recovery increases the viability of U.S. domestic oil resources.

COMPETITION

There are a number of alternative energy technologies being developed (such as wind, solar, ethanol, hydrogen, nuclear, etc.). However, none of these options is a viable and economical option that is capable of fully replacing oil like the Charfuel® Coal Refining Process. For example, solar, wind, and nuclear energy alternatives provide a source of electricity, but cannot produce transportation fuels. In addition, they are very expensive. Ethanol and hydrogen production result in net energy losses (i.e. it takes more energy to produce than is derived). They also require the construction of expensive new transportation infrastructures and engines. Direct and indirect liquefaction processes, gasification processes, as well as the Fischer-Tropsch process are also unable to fully replace oil and petrochemicals. Because of their relatively low thermal efficiencies and high operating costs, these processes are only marginally profitable.

ECONOMIC OPPORTUNITIES

Production of the slate of co-products, with profitable established markets, greatly enhances the economics of the Charfuel® process making it an economically viable and attractive replacement for oil. The utilization of Charfuel® products results in a substantial cost advantage to the end customer in comparison to other sources. The cost savings results from the reduced delivered product price, lower transportation and handling costs for higher BTU products, and reduced capital costs for pollution control equipment. The utilization of these products is also expected to result in a substantial increase in boiler efficiency, returning a substantial fuel savings over coal, especially with lower ranking coals and lignites.

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Coal is located within the border of several energy users that do not have equivalent amounts of oil reserves. Countries such the United States, China, Australia, Indonesia and several countries in Eastern Europe would benefit greatly and may achieve energy independence if they are able to harness coal with the Charfuel® Coal Refining Process.

Barclay’s Wine

Overview

Barclay’s Wine, which is the trade name for RB Newco, Inc., headquartered in Eagle, Idaho, is an internet wine company that provides wine directly to the consumer in 34 states. Barclay’s Wine focuses on five basic marketing channels: 1) Flash wine sales, providing members a no-obligation email each day featuring a discounted wine available only for a short period of time, 2) Club membership, providing members that sign-up with regularly scheduled deliveries of wine 3) a Wine e-Store where wine lovers can purchase the wines of their choice whenever they want, 4) special offers of mixed cases or discounts provided to Barclay’s Wine’s opt-in email and snail mail lists on a periodic basis and 5) private brands which Barclay’s Wines manages for select strategic partners.

History

Barclay’s Wine Inc. was formed in 2000 as a retail spin-off from Real Beer, which at the time was the largest alcoholic beverage portal on the Internet. Originally based in Seattle Washington, the company in the initial years focused on direct delivery of craft beer to the US consumer by way of the Michael Jackson Rare Beer Club, a partnership with Michael Jackson, the prolific beer and whiskey writer. In 2003, Barclay’s Wines launched its initial high end wine portfolio under the banner of the Exclusive Clubs of Beverage Bistro with the flagship brand known as the Vineyard Wine Club, which was a partnership with 12 small vineyards from around the world. Management altered strategy in late 2008 by selling its beer business (completed in the spring of 2009) and repositioning the wine business to take advantage of emerging trends. Barclay’s Wine was formed as the new trade name for RB Newco, Inc. and launched with a special offer email to a select list in July 2009. Barclay’s Wine store opened later that month and the new club, under the name of Barclay’s Wine Experience initiated operations in August. In October 2009, Barclay’s Wine launched Troon Wine Club, a licensed partnership with Troon Golf the largest golf management company in the world. In October 2011, Barclay’s Wine launched Barclay’s Bin, the company’s flash wine site. In September 2012, Barclay’s Wine launched a licensed partnership with Playboy Enterprises.

Industry

The wine industry in the United States has a history of significant growth since the end of prohibition. In 1940, consumption of wine was 27 million gallons, about .68 gallons per capita. In 2010, wine consumption stood at 678 million gallons, a per capita intake of 2.54 gallons. Retail sales of wine topped $40 billion in 2010 and in 2011, wine tied beer as the most favored alcoholic beverage among consumers (about 35% each). The US wine market is the largest retail market in the world but the capacity for future growth is significant as the leading consuming countries still consume about four times what Americans drink on a per capita basis.

The on-line wine business in the USA virtually did not exist at the turn of this century but topped $3.5 billion in 2010 with double digit increases projected for at least the next several years and experts predicting that it could reach 14% of the total wine market, in the range of $7.0 billion, by 2015. Management believes that the on-line wine market will continue to expand in terms of market share because of several factors including a) the growing consumer confidence in on-line purchasing in general, b) confidence in on-line wine retailers specifically, c) the convenience of home delivery of heavy packages, d) access to wines that would otherwise be unavailable through the traditional three tier system, e) access to information about the wine at the point-of purchase which eases the decision making process, f) unintimidating purchasing environment and g) easing of federal and state restrictions with respect to shipping of alcoholic beverages.

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Products and Services

Barclay’s Wine’s product mix is comprised of three major components as follows:

Barclay’s Wine. Barclay’s Wine (www.barclayswine.com) is comprised of:

•	Barclay’s Wine Experience, Barclay’s Wines’ flagship continuity program, which delivers 12 bottles of wine each quarter to members. Members receive advance notice of each shipment and have the option to skip or cancel their membership at any time prior to the shipment. If a member does not elect to skip a shipment or cancel their membership then such member’s credit card is charged when the wine is shipped each quarter. There are approximately 2,000 members who participate in the Barclay’s Wine Experience.

•	Barclay’s Wine Shop, which includes wines from around the world that can be purchased by the bottle or by the case.

•	Barclay’s Special Offers are deals and promotions, usually consisting of a case of assorted products.

Flash Wine. Barclay’s Bin (www.barclaysbin.com) is Barclay’s Wines’ flash wine site which offers 6,000 current members with a daily opportunity to purchase a specific wine on a one-time basis for a short period of time at a 20%-50% discount from retail prices.

Licensed Brands. Barclay’s Wine currently has license agreements with Troon Golf and Playboy Enterprises, Inc. in order to provide private branded wine clubs and other offerings. Troon Golf is a golf management company with operations in 25 countries and 30 US states. Playboy Enterprises, Inc. is a media and lifestyle company that markets its brand through a wide range of media properties and licensing initiatives. In addition, Playboy Enterprises, Inc. publishes Playboy magazine in the United States and abroad, and creates content for distribution via television networks, websites, mobile platforms and radio.

Competitive Strengths

Reliability of supply is a key to success and the Barclay’s team has cultivated domestic and international relationships with wineries over the last 30 years. These relationships pre-date the existence of ecommerce and online wine sales. Today, these suppliers provide Barclay’s with great quality wines, at excellent prices delivered reliably and, quite often as the exclusive US provider. Additionally, Barclay’s has a breadth of operation that is much wider than its competition. While competitors tend to rely on one segment of the business (Flash Wines, Club Business or Licensed Brands) Barclay’s has viable operations across all segments which management believes is crucial at this early stage in the history of the online wine retailer sector.

Business Strategies

Barclay’s primary strategy is to work with its winery suppliers to create cutting edge products that are great values and then to deliver them to the consumer in a manner that is a positive experience for the customer. The key to this program is the relationship between Barclay’s and its suppliers. Barclay’s management has a pulse on the market and understands the evolving consumer tastes. Barclay’s has been proactive in working with wineries to make product adjustments with respect to both price and style of the product being offered in order to ensure that its product offerings complement the demands of the market. For example, Barclay’s worked with Bodegas Alegre, a Spanish winery and told them that the USA consumer would react positively to a Spanish wine made from the Tempranillio grape if it could be made in a fruity style, with eye-catching packaging and at a price in the range of $15 per bottle. Within a few months after introduction, this product became the most popular wine in the Barclay’s store.

Barclay’s has also worked with strategic partners such as Amtrak, Starwood and Hilton that attract the best customers possible.

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Barclay’s is also committed to expansion of its Flash wine site, which was launched near the end of 2011, and Licensed Brand Division which management believes will fuel further expansion across all marketing channels. The Flash site will be the focus of an aggressive strategic partnership development program with various partners combined with a focused effort to market to the current membership base with programs designed to increase the frequency of purchase and, at the same time to broaden the base via the most extensive referral program in the industry.

Customers

The demographic of the on-line wine customer generally mirror the wine consumer overall: most are married, 55% are female, the predominant age group is 25-45, most have at least two years of post-high school education and the average household income of $80,000 annually. The overwhelming majority of on-line wine buyers are savvy about Internet purchasing and have an expectation as to the level of quality they will receive.

Sales and Marketing

Barclay’s marketing and sales development program is centered on three primary concepts: 1) acquiring quality new customers at a low cost, 2) coherent marketing to current customers and 3) a customer service program designed to retain customers and maximize their value. In order to achieve its goals Barclay’s has focused aggressively on the following marketing and sales channels:

Customer Acquisition Strategies/Programming:

•	Daily Deal Channels focused on direct consumer acquisition via the internet.

•	Package inserts with strategic partners that market to a similar demographic

•	Email programs with Strategic Partners that market to a similar demographic

Current Customer Marketing channels:

•	Special offer emails to existing purchasers segregated by customer value

•	Referral programs for all purchasers

•	Direct mail, primarily to customers that may not be accessible on-line

Customer retention programs:

•	Barclay’s Guarantee

•	Rewards program

Competition

The on-line wine sector is relatively new and very fragmented with no clear market leader. Unlike Barclay’s, there is no significant competitor that competently focuses on all segments of the marketing mix. For example, flash wine sites do not generally have a store or a club and entities that focus on store sales do not operate successful flash wine sites. New competitors are emerging in the current environment on a regular basis but few are well funded in terms of either financial or management resources. While there is no one-category leader in any segment, a few of the players in each category include the following:

Wine Stores: Wine.com, Astor Wines

Wine Clubs: Direct Wines, American Cellars

Flash Wine Sites: Lot 18, WTSO

Intellectual Property

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Commencing in 2009, Barclay’s Wine has been committed to developing and managing its own proprietary package of applications that have streamlined marketing, procurement, fulfillment and general operations. Barclay’s Wine also owns 17 domain names related to various aspects of the business.

Regulatory Environment

The regulatory environment is challenging because each state has its own requirements with respect to direct sales to the consumer and no two states are alike. For example, several states are “reciprocal” in nature meaning that they will allow wines shipped directly to the consumer if the taxes have been paid in the state that the product originates. Other states allow direct shipment but only from wineries. Still others allow direct shipment if the wine originates from a retailer. And, there are certain states that don’t allow direct shipment of wines in any scenario. Barclay’s works with a third party fulfillment company that has 20 years’ experience in dealing competently with compliance related issues and management has full confidence in their ability to continue to work through any issues that might emerge. Barclay’s believes that as the popularity of internet wine continues to grow, there will be pressure on lawmakers to modify may of the outdated laws and the regulations should help it reduce its compliance and delivery costs be more competitive to brick and mortar retailers.

Employees

As of September 2012, the Barclay’s team is comprised of 10 full-time employees. Barclay’s Wine expects that number will grow over the next three years to maintain the level of service for a growing customer base. However, the philosophy of Barclay’s’ will always be to try to maintain a lean but capable staff qualified to move quickly and decisively as needed to achieve objectives.

Sagaciore Explorations

Overview

Sagaciore Explorations is conducting mining exploration through a joint-venture with Morrison Mining Company LTDA (“MMC”) on a property in Paraguay. This project is referred to as the San Alfredo Project and is targeting a large ultramafic rock formation that is believed to host platinum-group metals, rare earths and nickel.

Business Strategies

Sagaciore’s strategy is to fund further exploration to the point commercial nickel and associated element mineable ore bodies are found and will be developed.

Continuing Exploration Program

The San Alfredo Ultramafic is completely covered by limestone and has no outcrop. Therefore, exploration techniques have been focused principally on geophysical surveys and soil geochemical sampling. Geodatos in Chile has advised that the best follow-up program at this stage should be a closely spaced airborne Electro Magnetic (“EM”) survey as it is primarily carried out in Brazil by CVRD-Inco. New developments in technology allow an airborne survey to penetrate deep enough to locate sulphide bodies to 500 meters of depth.

Additional soil geochemical sampling needs to be carried out to locate not only nickel sulphides, but also to explore for platinum group metals (PGM’s are often also called Platinum Group Elements, or PGE’s), which commonly occur within ultramafic complex’s.

Sagaciore also plans to perform a gravity survey to be completed over the North and South boundaries to locate the contacts of the ultramafic body and host rock. Sagaciore also intends to perform a 5,000 meter drilling program to be completed on already known anomalies that may indicate the presence of mineral. These anomalies have been identified from previous work and we expect to encounter more anomalies with the new exploration program.

The gravity survey and drilling program is estimated to cost $3 million and an additional $3 million is estimated for follow up and infill drilling and geophysics of prospective and resource defined nickel sulphides and PGM targets.

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Sagaciore believes that a total expenditure of $6 million is required to confirm the potential within the San Alfredo Project for multiple world scale nickel, cobalt, copper, gold and platinum group metal mines.

Environmental Considerations

The San Alfredo Project has an approved Environmental License to continue with Exploration and Exploitation studies and development.

Quant Strategies

Overview

Quant Strategies LLC (QS) has developed a proprietary option trading model that it believes is superior to the widely used Black-Scholes-Merton option pricing formula. QS believes that its model more accurately captures the continuously changing real time differences in option values. Neither QS nor the Manager is involved in the trading strategy and execution of the trades.

History

QS was formed in 2005 to specifically develop, test and commercialize a set of theories set forth by Dr. Michael York regarding inefficiencies in the stock market based on option pricing. Over the last three years, QS has developed and modified a set of algorithms from which a computer trading platform and subsequent trading strategy has been derived and tested through extensive paper trading.

Dr. York is a theoretical physicist specializing in the quantum mechanics and interactions of elementary particles who has applied his training to financial math. Dr. York has many years of experience of computational methods with multiple languages and platforms, including neural networks, genetic algorithms, time series, volatility surface and derivative valuation. After working for some time with a firm of option market-makers in San Francisco, where he acquired great familiarity with volatility surfaces, he developed the QS model of market prices which focuses on modeling the inefficiency of markets in assimilating new information and gives a more explicit context and significance to the usually over-generalized stochastic volatility and jump-diffusion models.

The QS market model is founded on a mathematical modeling of how market participants attempt to discover the real “worth” of an asset and leads to an analytic expression for the future price density of the asset. It has a natural application in derivative valuation including, but not limited to, simple vanilla options and results in an analytic expression to replace the traditional Black-Scholes-Merton formula for European options and simple numerical methods for valuing path-dependent derivatives. It exhibits a natural volatility smile/skew and power law “fat” tails. The model has been verified directly in both statistical analysis of historic spot time series and in an implied volatility analysis of vanilla option prices for US equities. Modeling of both the underlying price series and US equity options is attainable in most cases with only a handful of very stable parameters. Initial testing by “paper-trading” shows that profits can be made using simple strategies to exploit inefficiencies in US equity options markets.

QS Trading Strategy

To date, the QS trading strategy has been limited to simple vanilla options on a handful of US equities. The strategy is built around a model of local volatility which, for future projection, is a deterministic function of the time, the local spot price of the underlying option and a projected “risk premium.” The model contains multiple parameters which are regularly adjusted so that theoretical prices give a good match to the overall option market for a given underlying, which may consist of hundreds of contracts. However, because the market is not 100% efficient, it is quite possible, even likely in some cases, that the option market is not self-consistent and that statistical arbitrage opportunities exist. Because the theoretical prices from the model are self-consistent, these market inconsistencies are expected to show up as discrepancies between theoretical and market prices once the theoretical model has been calibrated to the overall market. This calibration is done using a genetic algorithm to minimize discrepancies between theoretical implied volatilities and market implied volatilities.

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The trading strategy developed first identifies these discrepancies, and then works to buy contracts that appear significantly underpriced, sell contracts that appear significantly overpriced, hedge as much risk as possible and reasonable and wait for the market to re-establish consistency (or at least partial consistency) or reverse a particular discrepancy (in which case the reverse trade is made) while frequently re-hedging as the market changes. For any given contract, convergence to a consistent value must occur by expiration at the latest, since the expiration value is exactly determined. Contract positions are then liquidated, exercised or allowed to expire.

As a rule, no attempt is made to predict market direction and local portfolio change is typically very small because the projected profit profile as a function of spot price is not always a smooth concave or convex curve, this condition is sometimes relaxed a little. In general, hedging is done so that priority is given to some compromise between expected profit (desired high) and its standard deviation (desired low) as well as the shape of the profit profile.

Performance

Over the last 14 months, QS has constructed and “paper-traded” a portfolio and generated annualized returns of approximately 220% based on the use of 10-to-1 leverage. Utilizing the trading strategy, QS is able to construct a market-neutral portfolio.

Portfolio Strategy

Hedging and diversification are, to some extent, related and both can be time-consuming. For any given underlying stock there is a large universe of option contracts available. Having multiple bets on simultaneously, together with good hedging, particularly if one is long some contracts and short others, also implies, to some extent, a certain amount of diversification but can also be time-consuming.

It is also important to keep track of dividends, if any, earnings announcements, stock splits and mergers and any other significant news events. The profitability of any given underlying stock depends on it having plenty of “action”, since it is this action which keeps the market in motion and hinders efficient market pricing – which is what QS needs for its model to be profitable. Keeping on top of more than two or three such underlying stocks can be a very difficult job whenever there is a lot of market action. In the industry, a typical option trading firm will have each trader actively trading only a handful (sometimes only one) of underlying stocks.

QS’s intended portfolio strategy is to build up gradually from a few well-chosen stocks traded by Dr. York in real time and then hire and train more traders to expand into a broader portfolio. Dr. York has “paper-trading” history on a wide range of underlying stocks and indexes and currently trades in stock of approximately a half dozen companies.

Global VR

Overview

GLOBAL VR® has become widely recognized as one of the coin-operated industry’s most prestigious purveyors of location-based entertainment products. Setting itself apart from competitors by licensing highly recognizable interactive entertainment titles from top-tier publishers, GLOBAL VR is able to leverage development investments made by companies such as Electronic Arts™ and Ubisoft™. Each licensed title is carefully redesigned specifically for the coin-operated market in order to provide a unique and immersive gaming experience.

Currently Global VR is based in Silicon Valley with a satellite office in Fall River, MA. GLOBAL VR has a talented development team and an executive staff that is committed to the success of GLOBAL VR and its customers. The team is focused, experienced and passionate about gaming.

Industry

Video Arcade

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Video games have been an integral part of our culture for over 40 years. From the early days of Atari’s Pong to the most current hits of the videogame industry it is clear that people will always be in search of the next hit in the video arcade entertainment community.

In 1993, the video game industry saw world-wide revenue reach $19.8 billion and it is expected to reach $112 billion by 2015. A significant portion of the increase is due to the proliferation of smart phones and tablets as well as the increased interest in mobile and casual game products. GLOBAL VR is poised to capitalize on the upswing of these market segments while maintaining its dominant position in the arcade market.

As a developer and manufacturer of arcade games, GLOBAL VR can easily break the industry into several U.S. stake-holder segments. These segments are identified in the following graphic.

GLOBAL VR has maintained a highly visible presence in the industry and is regarded as one of the most innovative and successful developer/manufacturers.

Casino and Mobile Gaming

As previously mentioned, the upturn in gaming revenue will be due largely to the world-wide adoption of smart phones and tablets. Users can easily access entertainment of all sorts while staying connected to community circles. GLOBAL VR has the ability to provide first-rate turn-key services for casino and mobile game development and game marketing.

Kiosk

According to Kiosk Marketplace, annual revenue in the Kiosk marketplace is expected to be over $900 million by the end of 2012 with over 2 million units installed. The industry has seen tremendous growth in the adoption of both informational and vending kiosks world-wide. New uses of the kiosk have become widespread with DVD rental, ticketing, rental car pick-up and hotel check -in and -out, digital photography, airline check-in, bill payment and retail self-check-out.

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Products and Services

GLOBAL VR enjoys revenue from several product and services areas:

•	Sales of video arcade dedicated games

•	Sales of video arcade game kits

•	Sales of computers for games and specialty parts used for game repair

•	Servicing and repair of game computers and specialty parts

•	Development and marketing of mobile games

•	Development of casino games; licensed titles and work for hire

•	Development, marketing, and manufacturing of kiosks

Gross Sales % by Products and Services (including royalties)

Year ending December 31,

	2011	2010	2009
Arcade Games	76%	86%	92%
Service/Parts	13%	12%	7%
Mobile / Casino	10%	2%	1%
Kiosk	1%	n/a	n/a
Total	100%	100%	100%

Competitive Strengths

Diversified line of products and services

The expansion in the digital entertainment market has opened up many opportunities for the development and publishing of high-quality products. Our staff has the ability to diversify our product offering without added substantial cost or staff by leveraging our assets and corporate contacts.

Quality service and support

It is imperative that GLOBAL VR understands the magnitude of issues that arise in the field with regard to arcade video games. If a product isn’t working it isn’t earning revenue for that customer. Without efficient, timely support our customers would not be our customers for very long. Each of GLOBAL VR’s service representatives has knowledge in all aspects of each our products. Issues can be diagnosed over the phone and parts for repair sent out immediately in order to get the disabled game back online. We also make sure that all of our customers have access to the most recent game information via GLOBAL VR’s extensive website. All manuals and service documents are available to all GLOBAL VR customers.

Business Strategies

Since its founding in 1998, GLOBAL VR has produced innovative and reliable arcade video game offerings in the coin-operated gaming industry. GLOBAL VR has released over 25 games and enjoys a world-wide installed base of over 70,000 games, many of which are in operation today. This market segment has undergone significant changes over the past 5 years as a direct result of console games and Internet gaming opportunities. There continues to be a very viable market for location based games that targets a specific customer who expects a unique entertainment experience. It is our strategy to support this market with the introduction of games that take advantage of current technology that provides a unique experience for players.

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Sales of arcade video games currently represents 76% of GLOBAL VR’s revenue. The plan is to continue to develop and manufacture game products that meet GLOBAL VR’s high standards for both innovation and manufacturing excellence and an initiative to increase the product mix of mobile games and kiosks so it is a larger percentage of revenue.

Research and Development

It is GLOBAL VR’s mission to be on the leading edge of product development in all industry categories. Global VR was the first to develop a successful unattended virtual reality product and is looking forward to the release this fall of “The Swarm”. This game can be enjoyed in either 2D or 3D as selected by the players. GLOBAL VR brings this product to market with solutions for 3D glasses distribution. GLOBAL VR was also one of the few manufacturing companies to develop and market unattended motion based arcade games (NASCAR® and Need for Speed™: Carbon).

In order to help insure a successful launch and long product life of coin-operated games, GLOBAL VR finds the investment in research and development vital. It is well-known that games push the limits of emerging technology and are normally the first to introduce products and applications for interesting and entertaining products. We believe that testing new technology and successfully integrating into arcade video game products will enhance the experience of the player and increase the demand for the product in locations. 10 – 20 prototype game cabinets and peripheral products (e.g. guns and game harnesses) are built each year that test the trends in hardware making sure that they are suitable for inclusion in location based entertainment products.

Spending on research is approximately 3% of gross revenue.

Customers

GLOBAL VR customers are the distributors of coin-operated equipment and large Family Entertainment Center operations. The industry has recently undergone a consolidation and now consists of approximately 20 companies in North America and 30 companies or agents handling the rest of the world.

At the same time the industry was consolidating, a shift in global distribution of coin-operated entertainment products was taking place. Over the past five years the North American market saw a down-turn from 80% to a current 55% of total sales. Internationally sales have risen in all parts of the world largely due to growth in trade and economic conditions in countries like China, India, Russia, and the Middle-East.

In North America the largest customers are Brady Distributing, Betson Industries, Dave & Busters, Mountain Coin, Central Distributing and Automated Industries.

Internationally, key customers are BB&B, Happylon, Warehouse of Games, ODA and Wahlap.

The main customers for GLOBAL VR’s mobile game development products are Bally Technologies and Grand Vision Gaming.

Sales and Marketing

GLOBAL VR’s sales channel is based on a pyramid distribution model. GLOBAL VR sells directly to distributors in North America and identified sales agents throughout the rest of the world. These distributors are normally located in areas central to the ongoing sales and service of these products to their customers, Operators. Operators are those companies who place and maintain games and other coin-operated products such as vending machines and kiosks in locations throughout the world. Operators normally enter into a business relationship with locations where the revenue collected from these products is shared between them.

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Global VR’s sales staff is extremely knowledge having more than 20 years each of experience. Their understanding of the demands of this industry is extensive and a significant benefit to GLOBAL VR.

Global VR’s marketing efforts are directed to all levels of the pyramid, Distributors, Operators, and Locations and consist primarily of efforts in the following areas:

•	Tradeshow and Event participation

•	Trade Magazine (print and web) Advertising

•	Website Development and Maintenance

•	Direct Marketing

•	Collateral Development

Competition

Competition in the video arcade arena includes Sega, Namco, Betson/Raw Thrills and Incredible Technologies. GLOBAL VR has been able to form relationships with would-be competitors like Taito and now acts as its U.S. sales and marketing agent for their newest title, Welcome to Frightfearland. This game reached #1 on the video game charts for the month of July 2012 as voted on by game operators.

Mobile games - There are thousands of companies that currently develop and market mobile games for iOS, Android, and MS platforms. However, the majority of these games never gain market traction and only a handful of these products ever achieve market success. GLOBAL VR has been able to successfully enter this highly competitive area as a direct result of the successful partnership with Bally Games. Global VR also contracts with other gaming companies on a “work-for-hire” contract basis.

The kiosk industry has undergone a significant transformation in the past several years. With the introduction of ATMs, kiosk vending and other kiosk based services, many new companies have entered the field hoping to capitalize on access to centralized data. Hospitals, research labs, colleges and other large institutional organization have become more dependent on kiosk installation for access and distribution of information. Most of these companies have a business model that involves the development and ongoing maintenance of proprietary software developed for clients by Global VR.

Global VR has the following patents:

Patents

US Patent Number	Date of Issue	Description

5,045,678	Sept 3, 1991	Optical Instrument with Tone Signal Generating Means

5,414,256	May 9, 1995	Apparatus For & Method Of Controlling a Device by Sensing Radiation Having an Emission Space & a Sending Space

5,442,168	Aug 15, 1995	Dynamically Activated Optical Instrument for Producing Control Signal

5,833,549	Nov 10, 1998	Sports Trainer and Game

5,459,312	Oct 17, 1995	Action Apparatus and Method with Non-Contact Mode Selection

5,369,270	Nov 29, 1994	Signal Generator Activated by Radiation from a Screen-Like Space

5,508,511	April 16, 1996	Arrangement for and Method of Detecting an Object in Area Subject to Environment Variations

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Global VR has applied for the following patents:

US Patent Number	Application Number	Date of Issue	Description

Provisional Application Filed	60/851,942	Oct 21, 2006	Peek A Boo Poker Game

Provisional Application Filed	60/936,519	June 21, 2007	Texas Hold'Em Peek A Boo Poker

Provisional Application Filed	60/936,354	June 21, 2007	The Domino Tower

Provisional Application Filed	60/927,277	May 3, 2007	Puzzle Poker

Non Provisional Application Filed	11,868, 405	Oct 5, 2007	Peek-A-Boo Poker Game

Provisional Application Filed	61,068,638	Mar 10, 2008	Higher/Lower Poker

Non Provisional Application Filed	12,115,470	May 5, 2008	Puzzle Poker Electronic Video Card Game

Non Provisional Application Filed	12,115,499	May 5, 2008	Persistent Notification and Common Display in a Community Electronic Video Card Game

Non Provisional Application Filed	12/401,606		Hi-Lower Poker (video)

Global VR owns the following:

Property	Description

Invasion Earth	Space game designed for the Vortek platform

Kick It!	A soccer simulator where the player kicks a soccer ball, acquired through asset purchase of Interactive Light

Slide It!	acquired through the asset purchase of Interactive Light

Home Run Derby	Baseball game acquired through the asset purchase of Interactive Light

Global Plus	Global VR developed online services and tournament system

VORTEK	Hardware platform

Multi-Game System	Hardware platform which contains many games (generally older classic games)

GVRIOmini	Multi-function I/O board. Modes include 4 optical axis, 4 analog axis, keyboard.

AudioBypass	Extremely low-cost board to override the main audio path with an optional 3rd audio input

usb2gun	Standard interface for 2 light guns, appear to the PC as 2 analog joysticks.

AnalogGun	2 analog axis digitized, 1 direct access high-powered output, 2 pulse controlled high-current outputs, 2 reverse mounted 7-segment LEDs

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Global VR has the following trademarks:

Word Mark	Serial Number	Registration Number

DESERT GUNNER	78796190	3309412

ULTRAPIN	78608101	3299070

PRIZE MONSTER	78859736	3345963

GLOBAL VR (LOGO)	78253312	2843143

GLOBAL VR	78253297	2908322

PARADISE LOST	77120170	3395583

VORTEK	76474477	3033398

HAND PICK POKER	77297277

STRIKE FORCE ALPHA	77389338

SKY BANDITS	77389335	3592669

Regulatory Environment

Laws governing the coin-operated video game and kiosk markets are driven by UL, CE and ROHS. All of GLOBAL VR and Streak products are compliant but do not bear UL or CE Approved identification. Currently there are no other regulations governing our markets.

It will be important for GLOBAL VR to address the laws governing casino game development should it decide to become an independent manufacturer of games in this category. As a contracted 3rd party developer we are not held to the same laws and regulations imposed upon manufactures or sales entities in this market.

Employees

GLOBAL VR currently has a total of 21 employees consisting of: Operations - 5, Marketing - 2, Business Development - 1, Sales - 1, Research and Development - 7, Service - 4 and Accounting - 1.

Subterranean Mapping Systems

Overview

Subterranean Mapping Systems (“SMS”) was formed to develop a proprietary noninvasive underground mapping system. This system has application in the oil & gas and mineral extraction industry to increase the probability of drilling a producing well and to supplement core drilling results.

Black Diamond has suspended funding of SMS to focus its resources in other area with shorter lead times, however is considering restarting the development of this technology.

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Companies in which Black Diamond is a Minority Shareholder

Rackwise

Overview

Rackwise is a software development, sales and marketing company. They design and develop software for the integration of information technology (IT) and facility management disciplines to centralize monitoring, visualization, management, optimization and intelligent capacity planning of a data center’s critical systems. Rackwise’s executive offices are located in Folsom, California, and we have a software development and data center in the Research Triangle Park in Raleigh, North Carolina.

Products and Services

A modern data center has two major software components: (1) the software relating to the “physical” components and devices and (2) the “logical” software components and applications relating to operating systems and security. Rackwise’s business was formed out of a belief that there was a demand within the data center management industry for products that addressed the management of the physical aspects of a data center and the information generated from the software applications associated with each of the numerous devices within the data center, providing reports with meaningful information to allow for better control and management of the data center.

Rackwise’s flagship Data Center Infrastructure Management (DCIM) software product, Rackwise®, DCiM X is used by over 100 companies worldwide to track, manage, plan, optimize and provide cost analysis of IT infrastructure. It is multi-layered software that provides a suite of solutions to managing the multiple dimensions of a company’s IT infrastructure, including power consumption, power efficiency, carbon footprint, green grid and density requirements. It provides the functionality for optimizing a data center by locating servers with low CPU utilization, recognizing top power/space/heat consumption devices, and correlating those devices to the applications and business services they support. This improved reporting allows a company to plan data center expansions and reductions and equipment usage more energy efficiently and cost effectively.

Competition and Competitive Strengths

Rackwise has three main competitors: Aperture, Structureware, and Nlyte.

The Aperture software is a proprietary system requiring a significant amount of professional services to load, deploy, install, train and redeploy, as evidenced by the fact that 40%-50% of its revenues are from professional services as compared to less than 20% of our revenues. The Nlyte software is similar to the Aperture software in that significant professional services are needed to simply deploy the product. Professional services are “required” to install the Aperture and Nlyte software products and actually deploy them into production. Rackwise, by contrast has an open, non-proprietary architecture. For the customers this means a much shorter time to installation requiring fewer resources.

Customers

Rackwise has approximately 100 customers using Rackwise DCiM. Many of these customers have multiple deployments of the software across their datacenters. Rackwise’s customers span many industries including banking and financial services, state and federal government, technology, research facilities, telecom, and large retailers. Rackwise has sold its product to companies in the U.S., Australia, Latin America, and Europe.

Chapeau

Overview

Chapeau Inc. d/b/a Bluepoint Energy developed and sold Cogeneration, power, heat, and chiller systems. They filed for Chapter 11 protection in a U.S. bankruptcy court in Reno, Nev., on Oct. 31, 2008. The case was converted from a Chapter 11 reorganization to a Chapter 7 liquidation in early December 2008. Chapeau is lobbying the trustee to file a derivative shareholder lawsuit for claims against the Board of Directors and their related party secured creditors.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BLACK DIAMOND

You should read the following description of Black Diamond’s results of operations and financial condition in conjunction with the section above titled “Risk Factors” and its consolidated audited financial statements presented in this filing.

Black Diamond Holdings LLC

Black Diamond Holdings LLC, a Colorado Limited Liability Company (the “Company” or “Black Diamond”), was formed on April 15, 2011 to consolidate the investments and assets of four limited partnerships formed by Calim Private Equity between 2001 and 2007 and Black Diamond Fund I LLC formed in 2007 by Black Diamond Financial Group LLC. The funds were formed to make controlling seed, venture and opportunistic investments in private companies that are developing and bringing new processes and technologies to existing and established business markets. Once it is able to do so, Black Diamond plans to continue to acquire interests in developing companies with significant growth potential, including pre-revenue opportunities.

Overview

Black Diamond’s focus with the companies it acquires an interest in is to assist with their development and growth, market penetration strategies, and growth opportunities. Black Diamond intends to remain a shareholder in each of its subsidiaries for an indefinite period of time, with the ultimate goal of realizing cash flow from its subsidiaries. Periodically, Black Diamond assesses each subsidiary for the potential of future growth, capital appreciation and its ability to produce cash flow along with the risks and other opportunities for Black Diamond to invest capital. Upon making such assessments, Black Diamond will determine whether it should continue to hold or liquidate its interests in a particular company. Due to its large positions, the liquidation of an investment may take years to fully complete.

Although most of the companies in which Black Diamond has an interest are majority-owned subsidiaries, it is a minority shareholder in a few companies. Black Diamond’s holdings can be broken down into the following three categories:

1.	Mineral extraction operations;

2.	Emerging or high growth potential operations that have distinctive solutions that usually utilize proprietary technology and take a novel approach to solving business issues; and

3.	Development stage processes or mineral exploration projects

Black Diamond’s controlled subsidiaries are as follows:

•	Elkhorn Goldfields (“Elkhorn”) is the majority holder of Eastern Resources Inc. (“ESRI”), which is listed on the OTC Bulletin Board under the ticker symbol ESRI. ESRI, through its two wholly owned operating subsidiaries, Elkhorn Goldfields Inc. (“EGI”) and Montana Tunnels Mining Inc. (“MTMI”) owns three mining projects, all located in close proximity to each other in the State of Montana.

•	Transnetyx, provides fast, accurate, automated genotyping services to researchers and the medical community.

•	Carbon Fuels is developing the Charfuel® Coal Refining Process which uses only raw coal and air to produce gasoline and other products associated with oil refining.

•	Barclay’s Wine is an internet wine marketing company that provides wine directly to consumers in 34 states.

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•	Sagaciore Explorations is conducting mining exploration through a joint-venture with Morrison Mining LTD on a property in Paraguay.

•	Quant Strategies has developed a proprietary volatility model for investment trading. Based upon its successful history in “virtual paper” trading of stock options, the company seeks to deploy its system for live markets.

•	Global VR ® is dedicated to delivering unique, interactive entertainment experiences to out-of-home locations such as restaurants, bowling alleys, family entertainment centers, or in gaming casinos.

•	Subterranean Mapping Systems is developing a proprietary non-evasive underground mapping system. This system has applications in the oil & gas industry to increase the probability of drilling a producing well and, in the mineral extraction industry, to supplement core drilling results.

The companies in which Black Diamond holds non-controlling interests are as follows:

•	Rackwise develops software for data center physical-design and management.

•	Chapeau developed and sold Cogeneration, power, heat, and chiller systems. They filed for Chapter 11 protection in a U.S. bankruptcy court in Reno, Nevada in October 2008. The case was converted from a Chapter 11 reorganization to a Chapter 7 liquidation in early December 2008. The Company is lobbying the trustee to file a derivative shareholder lawsuit for claims against the Board of Directors and their related party secured creditors.

Results of Operations

Results of Operations—Black Diamond

The following discussion is based on Black Diamond’s results of operations on a consolidated basis. See “Results of Operations – Black Diamond’s Businesses” for a more detailed analysis of results of operations for each material business segment.

The table below summarizes the income from operations data for Black Diamond for the twelve months ended December 31, 2011 and December 31, 2010 and six months ended June 30, 2012 and June 30, 2011.

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Revenue	$25,411,838	$24,351,508	$10,462,718	$12,076,376
Cost of revenues	(13,348,477)	(11,581,577)	(4,681,269)	(6,681,783)
Gross profit	12,063,361	12,769,931	5,781,449	5,394,593

Selling, general & administrative	22,312,854	20,714,574	9,751,780	9,625,487
Accretion expense	1,327,221	1,535,632	703,981	761,598
Depreciation and amortization	784,272	1,791,471	403,918	391,684

Loss from operations	$(12,360,986)	$(11,271,746)	$(5,078,230)	$(5,384,176)

Twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.

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Revenue

On a consolidated basis, revenue increased $1,060,330 during the twelve months ended December 31, 2011 as compared to the same period in 2010. The increase is due to increased revenues at Barclays Wine and Transnetyx, offset by a decrease in revenues at Global VR and the deconsolidation of Rackwise Inc. in the third quarter of 2011. Black Diamond does not generate any revenues apart from those generated by its subsidiaries.

Cost of revenues

On a consolidated basis, cost of revenues increased $1,766,900 during the twelve months ended December 31, 2011 as compared to the same period in 2010. The increase is due almost entirely to the above referenced increase in revenue. Gross profit as a percentage of revenue was approximately 47.5% and 52.4% for the twelve months ended December 31, 2011 and 2010, respectively. See “Results of Operations – Black Diamond’s Businesses” for a more detailed analysis of cost of revenue for each material business segment.

Selling, general & administrative

On a consolidated basis, selling, general and administrative costs increased $1,598,280 during the twelve months ended December 31, 2011, compared to the same period in 2010. The increase is a result of selling, general and administrative cost increases of approximately $1.2 million for Black Diamond, $2.2 million for Transnetyx and $1.6 million for Global VR. This is offset by a decrease in selling, general and administrative costs of $1.5 million for Elkhorn and $2.9 million for Barclays. See “Results of Operations – Black Diamond’s Businesses” for a more detailed analysis of selling, general and administrative costs for each material business segment.

Accretion expense

On a consolidated basis, accretion expense decreased $208,411 during the twelve months ended December 31, 2011 as compared to the same period in 2010. The decrease is due to a reduction in accretion expense for Elkhorn. A more detailed analysis of accretion expense can be found in the Results of Operations for the Elkhorn business segment.

Depreciation and amortization

On a consolidated basis, depreciation and amortization expense decreased $1,007,199 during the twelve months ended December 31, 2011 as compared to the same period in 2010. The decrease is a result of a decrease in depreciation expense for Global VR. See “Results of Operations – Black Diamond’s Businesses—Global VR” for a more detailed analysis of depreciation expense.

Six months ended June 30, 2012 (unaudited) as compared to the six months ended June 30, 2011 (unaudited).

Revenue

On a consolidated basis, revenue decreased $1,613,658 during the six months ended June 30, 2012 as compared to the same period in 2011. The decrease is a result of decrease in revenues at Barclays Wine and Global VR. See “Results of Operations – Black Diamond’s Businesses” for a more detailed analysis of revenue for each material business segment. Black Diamond does not generate any revenues apart from those generated by the businesses it owns.

Cost of revenues

On a consolidated basis, cost of revenues decreased $2,000,514 during the six months ended June 30, 2012 as compared to the same period in 2011. The decrease is due almost entirely to the decrease in revenue. Gross profit as a percentage of revenue totaled approximately 55.3% and 44.7% for the six months ended June 30, 2012 and 2011, respectively. See “Results of Operations – Black Diamond’s Businesses” for a more detailed analysis of cost of revenue for each material business segment.

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Selling, general & administrative

On a consolidated basis, selling, general and administrative costs increased by $126,293 during the six months ended June 30, 2012 as compared to the same period in 2011. The increase is due to Rackwise Inc. inclusion in the 2011 operating results which includes their selling, general and administrative costs of $2.2 million. During 2012, a reduction in Black Diamond’s controlling interest results in a change in accounting for Rackwise consolidated results. As a result, of the operating results of Rackwise Inc. are excluded from the consolidated selling, general and administrative costs for the six month period ended June 30, 2011. The increase is offset by an increase of selling, general and administrative costs of approximately $0.5 million for Black Diamond and $1.9 million for Elkhorn. See “Results of Operations – Black Diamond’s Businesses” for a more detailed analysis of selling, general and administrative costs for each material business segment.

Accretion expense

On a consolidated basis, accretion expense decreased $57,617 during the six months ended June 30, 2012 as compared to the same period in 2011. The decrease is due to a reduction in accretion expense for Elkhorn. A more detailed analysis of accretion expense can be found in the Results of Operations for the Elkhorn business segment.

Results of Operations — Black Diamond’s Businesses

The following discussion reflects a comparison of the historical results of operations of each of Black Diamond’s material subsidiaries for the twelve months ended December 31, 2011 and 2010 and the six months ended June 30, 2012 and 2011. The following Results of Operations of its material operating businesses are not necessarily indicative of the results to be expected for a full year.

Elkhorn

General Overview

Elkhorn Goldfields, LLC (“Elkhorn”) is headquartered in Denver, Colorado and is the majority holder of Eastern Resources Inc. (“ESRI”), a public company whose common stock is quoted on the OTC Bulletin Board under the ticker symbol “ESRI.” ESRI, through its two wholly owned operating subsidiaries, Elkhorn Goldfields Inc. (“EGI”) and Montana Tunnels Mining Inc. (“MTMI”) owns three mining projects all located within short proximity to each one another in the state of Montana. Upon receiving sufficient funding, two of the mines will be restarted. The third mine, Golden Dream Mine, is currently in a state of “care and maintenance” (meaning that production has stopped but that the site is still being managed to ensure that it remains in a safe and stable condition, ready to be reopened in the future). Additionally, Elkhorn has several mineralized targets that require further exploration, mine planning and permitting.

Elkhorn was formed for the purpose of acquiring, holding, operating, selling, and otherwise dealing in assets of mining operations with gold and other metal reserves and exploration potential. Elkhorn’s objective is to operate mines and expand its interests through acquisition and exploration. The Golden Dream Mine, that has completed the permitting process, is in the process of installing required infrastructure and has developed a 650 foot underground access ramp to reach the upper levels of the ore body. Additionally, the Montana Tunnels Mine, has completed the permitting process except for posting the required reclamation bond and the Diamond Hill Mine also has completed the required permitting and is available for restart. In addition, Elkhorn has several mineralized targets that are in the exploration stage. The mineralized targets are the East Butte, Gold Hill/Mount Heagan and Carmody mines, and together with the Golden Dream Mine are collectively referred to as the “Elkhorn Project.” All the mines and properties are located in Jefferson County, Montana with the exception of the Diamond Hill Mine, which is in the adjacent Broadwater County, Montana. Elkhorn maintains its principal executive office in Denver, Colorado.

Results of Operations

The table below summarizes the income from operations data for Elkhorn for the twelve months ended December 31, 2011 and December 31, 2010 and six months ended June 30, 2012 and June 30, 2011.

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	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Revenue	$573,942	$6,628	$-	$-
Cost of revenues	-	-	-	-
Gross profit	573,942	6,628	-	-

Selling, general & adminstrative	2,605,211	3,434,610	3,460,936	1,527,113
Accretion expense	1,327,221	1,535,632	703,981	761,618
Depreciation and amortization	6,604	11,129	2,082	5,474

Loss from operations	$(3,365,094)	$(4,974,743)	$(4,166,999)	$(2,294,205)

Twelve months ended December 31, 2011 compared to the twelve months ended December 31, 2010.

Revenue

Elkhorn had no revenues from the sale of gold from the Golden Dream or the Montana Tunnels Mines in 2011 or 2010.

During the twelve months ended December 31, 2011, Elkhorn did realize gross revenue of $573,942 from the sale of 874 tons of stockpiled ore from past mining activities resulting in 303 oz. of gold. The sale was outside of the ordinary business operations and is not indicative of revenue generated from operations. The related ore processing costs of $133,863 are included in selling, general and administrative expense in 2011.

Selling, general & administrative

Selling, general and administrative expense for the year ended December 31, 2011 was $2,605,211 as compared to $3,434,610 for the year ended December 31, 2010. The decrease is a result of lower repair and maintenance costs and the June 2011 commencement of the Golden Dream Mine development, which allowed for the capitalization of some costs that were expensed prior to the commencement of the mine development activities.

Accretion expense

Accretion expense related to our asset retirement obligations for the year ended December 31, 2011 was $1,327,221 as compared to $1,535,632 for the year ended December 31, 2010. The decrease is due to a reduction in accretion expense for the Montana Tunnels Mine. Management annually re-evaluates the timing of the deferred site closure and reclamation costs related to Montana Tunnels Mining mill and mine sites. Mining operations are subject to extensive environmental regulations in the jurisdictions in which they are conducted and Elkhorn is required, upon cessation of operations, to reclaim and remediate the lands that its operations have disturbed. Management anticipates that reclamation of the mine and mill will be completed in 2024. Elkhorn has secured the permits required to operate the mines and is now pursuing financing to commence development of the Montana Tunnels Mine expansion, which would extend the life of the mine by 9 years. The total cost of reclamation is consistent with previous estimates, however by extending the timeline, it has reduced the related accretion expense.

Depreciation and amortization

Depreciation and amortization expense for the year ended December 31, 2011 was $6,604 as compared to $11,129 for the year ended December 31, 2010. Depreciation and amortization expense is calculated on the units of production basis over the remaining proven and probable reserves of the mine. Montana Tunnels Mine ceased mining during 2008 after completion of the L-Pit and completed milling of stockpiled ore during April 2009 at which time the mine was placed on care and maintenance. Accordingly, there was no depreciation expense related to Montana Tunnels Mine for the years ended December 31, 2011 and 2010. For the year ended, December 31, 2011, $60,100 of depreciation expense relating to the Golden Dream Mine was capitalized.

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Loss from operations

Loss from operations for the year ended December 31, 2011 was $3,365,094 as compared to $4,974,743 for the year ended December 31, 2010. The decrease of $1,609,649 is principally a result of the factors described above.

Six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Revenue

Elkhorn had no revenues from the sale of gold from the Golden Dream or the Montana Tunnels Mines during the six months ended of June, 30, 2012 and 2011.

Selling, general & administrative

Selling, general and administrative expense for the six months ended June 30, 2012 was $3,460,936 as compared to $1,527,113 for the six months ended June 30, 2011. General and administrative expenses increased due to an increase in professional fees, compensation expenses related to the issuing stock awards under an employee stock option plan, granting stock options and issuing warrants related to raising additional capital and the merger in 2012.

Accretion expense

Accretion expense for the six months ended June 30, 2012 was $703,981 as compared to $761,618 for the six months ended June 30, 2011. The decrease is due to a reduction in accretion expense at Montana Tunnels Mine. Management re-evaluates annually the timing of the deferred site closure and reclamation costs related to Montana Tunnels Mining mill and mine sites. Management anticipates that reclamation of the mine and mill will be completed in 2024. Elkhorn has secured the permits required to operate the mines and is now pursuing financing to commence development of the Montana Tunnels Mine expansion, which would extend the life of the mine by 9 years. The total cost of reclamation is consistent with previous estimates, however by extending the reclamation commencement date, it has reduced the related accretion expense. Estimated future costs are discounted to their present value using a 12% discount rate.

Depreciation and amortization

Depreciation and amortization expense for the six months ended June 30, 2012 was $2,082 as compared to $5,474 for the six months ended June 30, 2011. Depreciation and amortization expense is calculated on the units of production basis over the remaining proven and probable reserves of the mine. Montana Tunnels Mine ceased mining during 2008 after completion of the L-Pit and completed milling of stockpiled ore during April, 2009 at which time the mine was placed on care and maintenance. Accordingly, there was no depreciation expense related to Montana Tunnels Mine for the six months ended June 30, 2012 and 2011. Depreciation expense relating to the Golden Dream Mine was $78,678, and $0, respectively, were capitalized for the six months ended June 30, 2012, and 2011.

Loss from operations

Loss from operations for the six months ended June 30, 2012 was $4,166,999 as compared to $2,294,205 for the six months ended June 30, 2011. The increase of $1,872,794 is principally a result of those factors described above.

Liquidity and Capital Resources

Overview

Elkhorn has historically funded its operations and mine development primarily through issuances of debt and equity securities. However, additional capital is required to reach production of the Golden Dream Mine and the M-Pit mine expansion at Montana Tunnels Mine.

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Liabilities

Reclamation Liability

Elkhorn’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. Elkhorn conducts its operations to protect public health and the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. Elkhorn has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. Estimated future costs are discounted to their present value using a 12% discount rate. Reclamation obligations are secured by cash held directly by a surety or certificates of deposit. The reclamation liability at June 30, 2012 was $23,497,168.

Long-term Debt

At June 30, 2012 Elkhorn has long-term debt of $35,598,678 consisting of the following:

Series A 8% Bonds

During July 2010, Elkhorn entered into Series A 8% bonds with individuals with interest payable at 12.0%. The unpaid interest on the bonds shall be due and payable quarterly in arrears on the last day of each October, January, April, and July commencing in October 2010. Elkhorn will make a bonus payment of $50,000 per bond upon maturity. The holders of the bonds each received five-year warrants to purchase membership units of Elkhorn and an additional five-year warrant to purchase membership units of Elkhorn. The warrants expire on July 31, 2015. At June 30, 2012, the balance due on the bonds was $919,779.

Series A Convertible Bonds

Elkhorn has outstanding convertible bonds which it issued to individuals with interest accruing monthly at 12.0% payable on each of December 31 and June 30. The holder may convert the bond in whole or in part into Elkhorn’s equity units at any time before November 30, 2013. At June 30, 2012, the balance due on the bonds was $17,674,232.

Related Party Bonds with Carried Interest

In May 2005, Elkhorn entered into an agreement to borrow $105,000 from a related party, payable in May 2012. The facility calls for interest payable monthly at an annual interest rate of 12% on the outstanding unpaid principal. At June 30, 2012 the balance of the bonds was $105,000.

Bridge Loans

During February 2012, the Elkhorn entered into three convertible bridge loans with related parties totaling $1,500,000. The loans are unsecured and call for 12% annual interest on the outstanding unpaid principal. The loans are convertible into common stock at an exercise price of $1.00 per share. Each $1.00 of the Principal Loan Balance is convertible into one share of common stock and a five year warrant to purchase ½ share of common stock at $1.50 per share.   Two warrants will allow the holder the rights to acquire one additional share of common stock for $1.50. In addition, the holder will be issued warrants exercisable at $0.01 per share, exercisable at the time of closing a private placement offering (“PPO”) or the next round of funding. If the share value of the PPO is less than $1.25, an appropriate number of warrants may be exercised by the holder giving the holder additional shares at the cost of $0.01 per share to effect conversion at a 25% discount from the share price of the PPO or the next round of funding. Elkhorn completed its public offering before the PPO or other equity financing was completed and within six months of the note date, giving the holder the option to put the shares to the Elkhorn at $2.00 per share. The loans mature on August 29, 2012, and prior to that date, but after the closing of the PPO. At June 30, 2012 the balance of the loans was $1,344,480.

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During April 2012, Elkhorn entered into a bridge loan with an unrelated party for $100,000. The loan is unsecured, has an annual interest rate of 12% on the outstanding, unpaid principal and matured in October 2012. The term of the bridge loan has been extended until December 2012, however, the documentation reflecting such extension is still being prepared. Prior to the maturity date, the holder may convert the entire principal and accrued interest then outstanding into common stock of Elkhorn. Furthermore, should Elkhorn secure “Financing”, as defined in the note, prior to the maturity date, the bridge loan shall automatically convert into common stock of Elkhorn at a cost of $1.00 per share. The holder will receive one five-year warrant attached to each share of stock. Two warrants will allow the holder to acquire one additional share of common stock for $1.50. In addition, the holder will be issued warrants exercisable at $0.01 per share, exercisable at the time of closing a private placement offering ("PPO") of acquirer or the next round of funding. If the share value is less than $1.25, an appropriate number of warrants may be exercised by the holder giving the holder additional shares at the cost of $0.01 per share to effect conversion at a 25% discount from the share price of the PPO or the next round of funding. If Elkhorn is unable to close a financing by the maturity date, the holder shall have the right to require Elkhorn to purchase all of the conversion shares (“Put Right”) for $1.50 per share (“Put Price”). Holder shall exercise the Put Right within 30 days after the maturity date. At June 30, 2012 the balance of the loans was $83,361.

Series A Convertible Notes

Elkhorn issued $5,000,000, 12% Series A convertible notes that initially accrued interest at a rate of 12% per annum, payable in December 2007 or within 30 days after conversion. During 2007, the term of the notes was extended to December 2009. During May 2009, the terms of the notes were revised to provide that they would accrue interest at a rate of 18% per annum, compounded quarterly and. In addition, the maturity date of the notes was extended to November 2013. At the election of the holder, principal amounts of the notes are convertible into membership units at $50,000 per membership unit or into membership interests of Elkhorn Goldfields LLC. Elkhorn’s mining properties and equipment have been pledged as collateral for these notes. The balance of the notes at June 30, 2012 was $5,791,701.

Note payable

During May 2007, an affiliate of Elkhorn entered into a loan for $8,050,000. The loan pays interest at the rate of 12.0% per annum, payable monthly. In May 2009, the terms of the loan were revised to provide that the outstanding loan balance was $9,277,625, which includes the accrued and unpaid interest., In addition, the loan would now accrue interest at a rate of 18.0% per annum, compounded quarterly and is due November 2013. EGI’s and MTMI’s mining properties and equipment have been pledged as collateral for this loan. The balance of this loan at June 30, 2012 was $9,680,125.

Push down redeemable obligations and interest:

During May 2010 Elkhorn entered into a pledge agreement with EG LLC and an investor group. Through the agreement its assets serve as collateral for multiple loans of EG LLC to the investors group. The agreement states that all loans and redeemable interest are jointly and severally obligations of EG LLC and the investor group may allocate payments at its discretion. Although Elkhorn is not a maker or guarantor on the loans, the loans have been “pushed down” to Elkhorn in accordance with Statement of Accounting Bulletin No 54. At June 30, 2012 Elkhorn had push down redeemable obligations and interest totaling $11,530,983 consisting of the following:

Redeemable obligations

An affiliate of Elkhorn offered redeemable options to certain debt holders (“Optionee”) to purchase membership units in Elkhorn. The affiliate, as the optioner grants to each Optionee the option to put all or any portion of the membership units to the affiliate, whereupon the affiliate shall have the obligation to purchase the put units at the Optionee’s cost plus 15% annualized return, less cash distributions or the fair market value of like-kind distributions. Elkhorn’s mining properties and equipment have been pledged as collateral to the redeemable obligation. The balance of the redeemable obligations at June 30, 2012 was $5,950,000.

Push down accrued interest

At June 30, 2012, the total accrued interest related to the push down debt and redeemable obligation referenced above was $5,580,983.

Cash; Funds Raised

Elkhorn’s consolidated cash and cash equivalents balance at June 30, 2012 was $48,054, as compared to $365,313 at December 31, 2011.

In February 2012, EGI entered into three convertible bridge loans with related parties totaling $1,500,000. The loans are unsecured and accrue interest at a rate of 12% annually on the outstanding unpaid principal balance.

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In April 2012, EGI entered into an additional bridge loan with an unrelated party for $100,000. The loan is unsecured and has an annual interest rate of 12% on the outstanding, unpaid principal balance.

In May and June 2012, ESRI raised $380,000 in a unit private placement.

In July 2012, ESRI issued a $10,000, 6% promissory note due to a related party.

Discussion of changes in cash flows for the twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.

Cash provided by operating activities was $7,424,446 for the twelve months ended December 31, 2011 as compared to cash used in operating activities of $1,852,291 for the twelve months ended December 31, 2010. The cash provided by operating activities for the twelve months ended December 31, 2011 was attributable to net loss of $13,642,532, non-cash charges of $1,612,014 and net increases in operating assets and liabilities of $19,454,964. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as internal payroll and billing cycles, payments from customers, payments to vendors, and interest payments. The cash provided by operating activities in the twelve months ended December 31, 2010 was attributable to a net loss of $15,560,237, non-cash charges of $2,147,880 and net increases in operating assets and liabilities of $11,560,066. The non-cash charges consisted of depreciation, amortization, and change in value of purchase derivative, loss on related party ore purchase derivative and accretion expense.

Cash used in investing activities was $5,450,514 for the twelve months ended December 31, 2011 as compared to cash used in investing activities of $188,733 for the twelve months ended December 31, 2010. Cash used in investing activities for the twelve months ended December 31, 2011 was used to develop the Golden Dream Mine, purchase mining equipment and fund additional bonding requirements related to the Golden Dream Mine. Cash used in investing activities for the twelve months ended December 31, 2010 was used to develop the Golden Dream Mine, purchase mining equipment and post additional bonding requirements.

Cash used in financing activities was $1,683,006 for the twelve months ended December 31, 2011 as compared to cash provided by financing activities of $1,944,002 for the twelve months ended December 31, 2010. Cash used in financing activities for the twelve months ended December 31, 2011 consisted primarily of the repayment of long-term debt of $1,805,228 and payments on capital lease obligations totaling $42,057. These payments were offset by proceeds of $164,279 from long-term debt. Cash provided by financing activities for the twelve months ended December 31, 2010 included proceeds from the issuance of Series A bonds of $1,235,500 and proceeds from the issuance of long-term debt of $638,699. These were offset by payments on capital lease obligations.

Discussion of changes in cash flows for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Cash used in operating activities was $377,024 for the six months ended June 30, 2012 as compared to cash provided by operating activities of $4,091,511 for the six months ended June 30, 2011. The cash used in operating activities for the six months ended June 30, 2012 was attributable to net loss of $9,771,629, non-cash charges of $2,512,818 and net increases in operating assets and liabilities of $6,881,787. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as internal payroll and billing cycles, payments from customers, payments to vendors, and interest payments. The cash provided by operating activities for the six months ended June 30, 2011 was attributable to net loss of $7,306,739, non-cash charges of $922,054, and a net increase in operating assets and liabilities of $10,476,196. The non-cash charges consist of depreciation, amortization, change in value of purchase derivative, loss on related party ore purchase derivative and accretion expense, stock based compensation expense, and stock warrant issuance costs.

Cash used in investing activities was $1,563,815 for the six months ended June 30, 2012 as compared to cash used in investing activities of $860,708 for the six months ended June 30, 2011. Cash used in investing activities for the six months ended June 30, 2012 was used to develop the Golden Dream Mine and invest in additional mining properties and mineral interests. Cash used in investing activities for the six months ended June 30, 2011 was used to invest in additional mining properties and mineral interests and fund additional bonding requirements.

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Cash provided by financing activities was $1,623,580 for the six months ended June 30, 2012 as compared to cash used in financing activities of $1,390,949 for the six months ended June 30, 2011. Cash provided by activities for the six months ended June 30, 2012 included $380,000 from the private placement sale of common stock and $1,900,000 of proceeds from the issuance of short-term debt. This was offset by payment of $176,420 for capital lease obligations and repayment of long-term debt of $480,000. Cash used in financing activities for the six months ended June 30, 2011 included the repayment of long-term debt of $1,555,228 offset by net proceeds of $164,279 from long-term debt.

Commitments and Contingencies

Litigation

In the normal course of business, Elkhorn is party to litigation from time to time. Elkhorn maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on Elkhorn.

Environmental Matters

Elkhorn’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. Elkhorn conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. It has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Estimated future reclamation costs are based principally on legal and regulatory requirements. At June 30, 2012 and December 31, 2011, approximately $23,500,000 and $22,800,000, respectively, were accrued for reclamation costs relating to currently producing mineral properties in accordance with asset retirement obligation guidance.

Property Taxes

Elkhorn is not current with its 2011, 2010 and 2009 property taxes. The total amount past due as of June 30, 2012 is approximately $2,900,000. Elkhorn’s management remains in contact with Jefferson County regarding the progress to raise additional capital, which would result in the Golden Dream Mine achieving full production. Jefferson County has agreed to not pursue foreclosing on the property due to unpaid taxes at this time.

Principal Commitments

Elkhorn’s principal commitments are primarily related to long-term debt and for obligations incurred under capital leases.

The following table summarizes Elkhorn’s principal commitments.

	Maturities by Period
	2012	2013	2014	2015	2016	Thereafter

Long term debt	$35,598,678	$-	$-	$-	$-	$-

Capital lease obligations	$385,358	$49,780	$-	$-	$-	$-

Total obligations	$35,984,036	$49,780	$-	$-	$-	$-

Elkhorn plans to continue raising capital in order to meet its liquidity needs which includes payment of unpaid real estate taxes. However, it may be unable to raise sufficient additional capital when it needs it or to raise capital on favorable terms. If Elkhorn is unable to obtain adequate funds on reasonable terms, it may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

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Transnetyx Holdings, Inc.

Overview

Transnetyx Holdings, Inc. (“Transnetyx”) is a molecular diagnostics processing company based in Memphis, Tennessee and provides 24-hour and 72-hour genetic testing for the $400 million mouse genotyping market. Since service launch in June 2004, Transnetyx has processed over 5 million customer tests with a 99.97% accuracy rate for over 200 leading academic and pharmaceutical research customers throughout the U.S. and in Europe. Developed with proprietary technology and the latest lab-automation equipment, its molecular analysis platform provides unprecedented volume, speed, accuracy, and cost advantages. Utilizing the same automated processing platform, Transnetyx recently became Clinical Laboratory Improvement Amendments (“CLIA”) certified to test human DNA and is now offering pharmacogenomics (“PGx”) testing services – the analysis of a patient’s specific genetic expression in order to optimize their drug therapy to ensure maximum efficacy with minimal adverse effects.

Results of Operations

The table below summarizes the income from operations data for Transnetyx for the twelve months ended December 31, 2011 and December 31, 2010 and six months ended June 30, 2012 and June 30, 2011.

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Revenue	$12,080,643	$9,963,884	$6,273,921	$5,952,691
Cost of revenues	(3,664,327)	(2,905,266)	(1,956,485)	(1,846,948)
Gross profit	8,416,316	7,058,618	4,317,436	4,105,743

Selling, general & administrative	7,894,327	5,614,206	3,741,266	3,719,949
Depreciation and amortization	649,575	540,184	400,620	280,030

(Loss) income from operations	$(127,586)	$904,228	$175,550	$105,764

Twelve months ended December 31, 2011 compared to the twelve months ended December 31, 2010.

Revenue

Revenue for the twelve months ended December 31, 2011 was $12,080,643 as compared to $9,963,884 for the twelve months ended December 31, 2010.  Transnetyx experienced an increase in revenues from existing customers in the later part of 2010 and first half of 2011 that it believes was due to research projects funded from the American Recovery and Reinvestment Act of 2009 (“Recovery Act”).  In the third quarter of 2011, customer testing volume returned to pre-Recovery Act levels.  Additionally, Transnetyx increased its base of institution accounts from 49 at the end of 2010 to 62 at by the end of 2011.

Cost of revenues

Cost of revenues for the twelve months ended December 31, 2011 was $3,664,327 as compared to $2,905,266 for the twelve months ended December 31, 2010. The increase is directly related to the increase in revenue.

Selling, general & administrative

Selling, general and administrative expense for the twelve months ended December 31, 2011 was $7,894,327 as compared to $5,614,206 for the twelve months ended December 31, 2010. The increase is a result of increased marketing and sales efforts as well as an increase in payroll expense due to an increase in staffing. The increased marketing and sales efforts resulted in a 22% revenue increase in 2011.

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Depreciation and amortization

Depreciation and amortization expense for the twelve months ended December 31, 2011 was $649,575 as compared to $540,184 for the twelve months ended December 31, 2010. The increase is a result of additional equipment purchased in 2011, resulting in an increase of depreciation expense.

(Loss) income from operations

Loss from operations for the year ended December 31, 2011 was $127,586 as compared to income from operations of $904,228 for the year ended December 31, 2010. The decrease of $1,031,814 was principally the result of those factors described above.

Six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Revenue

Revenue for the six months ended June 30, 2012 was $6,273,921 as compared to $5,952,691 for the six months ended June 30, 2011. The increase is a result of continued sales growth in 2012 as a result of increased marketing and sales efforts implemented in 2011.

Cost of revenues

Cost of revenues for the six months ended June 30, 2012 were $1,956,485 as compared to $1,846,849 for the six months ended June 30, 2011. The increase is a result of increased sales from 2011 to 2012.

Selling, general & administrative

Selling, general and administrative costs for the six months ended June 30, 2012 was $3,741,266 as compared to $3,719,949 for the six months ended June 30, 2011.

Depreciation and amortization

Depreciation and amortization for the six months ended June 30, 2012 was $400,620 as compared to $280,030 for the six months ended June 30, 2011. The increase is a result of additional equipment purchased during 2011, resulting in a larger base of depreciable equipment in 2012.

Income from operations

Income from operations for the six months ended June 30, 2012 was $175,550 as compared to $105,764 for the six months ended June 30, 2011. The increase of $69,786 is principally the result of those factors described above.

Liquidity and Capital Resources

The ability of Transnetyx to satisfy its obligations will depend on its future performance, which will be subject to prevailing economic, financial, business and other factors, most of which are beyond its control. Future capital requirements for Transnetyx are expected to be provided by cash flows from operating activities and cash on hand at June 30, 2012. As of June 30, 2012, Transnetyx had approximately $26,000 in cash and cash equivalents. To the extent future capital requirements exceed cash flows from operating activities, Transnetyx anticipates that:

•	Capital expenditures will be financed through Landmark Bank using a $250,000 line of credit.
•	Working capital is financed using its revolving line of credit.

Transnetyx has a revolving line of credit with a commercial lending company in the amount of $1,500,000. The line of credit is due on demand and bears interest at the prime rate subject to a floor of 5.00% plus 1.0% (6.0% as of June 30, 2012). The line of credit requires Transnetyx to pay a monthly servicing fee equal to 0.55% of the average monthly outstanding balance. The line of credit is collateralized by substantially all of the assets of Transnetyx, unless specifically encumbered by other creditors, is subject to a borrowing base limitation based upon 85% of eligible trade accounts receivable, and is guaranteed by an officer of Transnetyx. The outstanding balance under this line of credit was $1,061,142 as of June 30, 2012.

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At June 30, 2012, Transnetyx also had other long-term debt of $1,174,431 consisting of the following:

•	Note payable to a bank with interest payable monthly at 6.5%, maturing in April, 2016. The note is secured by lab equipment and has a balance due at June 30, 2012 of $508,290.
•	Note payable to a bank with interest at 6.5% per year through 2013. The note is collateralized by certain equipment and is subject certain restrictive covenants. The balance due at June 30, 2012 was $241,569.
•	Subordinated note payable to a related party with interest payable monthly at 14%, due on demand. The note is unsecured and is subject to certain restrictive covenants. The balance due at June 30, 2012 was $300,000.

Note payable to a bank with interest payable monthly at a rate of 6.0%, maturing in March, 2013. The note is secured by lab equipment and has a balance due of $124,572 at June 30, 2012.

Discussion of changes in cash flows for the twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.

Cash provided by operating activities was $844,295 for the twelve months ended December 31, 2011 as compared to cash provided by operating activities of $584,795 for the twelve months ended December 31, 2010. The cash provided by operating activities for the twelve months ended December 31, 2011 was attributable to net loss of $286,254, non-cash charges of $812,624 and net increases in operating assets and liabilities of $317,925. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as internal payroll and billing cycles, payments from customers, payments to vendors, and interest payments. The cash provided by operating activities in the twelve months ended December 31, 2010 was attributable to net income of $563,477 and non-cash charges of $565,184. This was offset by a net decrease in operating assets and liabilities of $543,866. The non-cash charges consist of depreciation, amortization and stock based compensation.

Cash used in investing activities was $1,092,504 for the twelve months ended December 31, 2011 as compared to cash used in investing activities of $550,695 for the twelve months ended December 31, 2010. Cash used in investing activities for the twelve months ended December 31, 2011 and 2010 was also used to purchase equipment and patent related costs..

Cash provided by financing activities was $311,635 for the twelve months ended December 31, 2011 as compared to cash provided by financing activities of $17,265 for the twelve months ended December 31, 2010. Cash provided by financing activities for the twelve months ended December 31, 2011 includes $328,883 for the repayment of long-term debt, and payments on capital lease obligations of $69,989. This was offset by proceeds of $70,541 from advances on the Transnetyx line of credit and proceeds from long-term debt of $636,966. Cash provided by financing activities for the twelve months ended December 31, 2010 included proceeds from issuance of long-term debt of $811,520, and proceeds of $285,644 from advances on the Transnetyx line of credit. These were offset by $874,949 of long-term debt repayments, $113,017 to repurchase stock warrants and payments of $91,933 on capital lease payments.

Discussion of changes in cash flows for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Cash provided by operating activities was $22,631 for the six months ended June 30, 2012 as compared to cash provided by operating activities of $471,874 for the six months ended June 30, 2011. The cash provided by operating activities for the six months ended June 30, 2012 was attributable to net income of $60,036, non-cash charges of $400,620 and net decreases in operating assets and liabilities of $438,025. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as payroll and billing cycles, payments from customers, and payments to vendors and interest payments. The cash provided by operating activities for the six months ended June 30, 2011 was attributable to net loss of $52,226, non-cash charges of $377,829, and a net increase in operating assets and liabilities of $146,271. The non-cash charges consist of depreciation, amortization, inventory reserve and stock based compensation.

176

Cash used in investing activities was $226,004 for the six months ended June 30, 2012 as compared to cash used in investing activities of $459,890 for the six months ended June 30, 2011. Cash used in investing activities for the six months ended June 30, 2012 was used to purchase equipment and patent related costs. Cash used in investing activities for the six months ended June 30, 2011 was also used to purchase equipment and patent related costs.

Cash provided by financing activities was $82,511 for the six months ended June 30, 2012 as compared to cash provided by financing activities of $76,358 for the six months ended June 30, 2011. Cash provided by financing activities for the six months ended June 30, 2012 includes $251,320 for the repayment of long-term debt and payments on capital lease obligations of $22,304. This was offset by net proceeds of $356,135 from advances on the Transnetyx line of credit and long-term notes payable. Cash provided by financing activities for the six months ended June 30, 2011 includes the payments of $28,625 for the repayment of long-term debt and payments on capital lease obligations of $37,908. This was offset by net proceeds of $142,891 from advances on the Transnetyx line of credit.

Commitments and Contingencies

Transnetyx’s principal commitments are primarily related to long-term debt and for obligations incurred under capital leases and operating leases. The following table summarizes Transnetyx’s principal commitments as of December 31, 2011.

	Maturities by Period
	2012	2013	2014	2015	2016	Thereafter

Long term debt	$606,925	$591,268	$-	$-	$-	$-

Operating lease obligations	$299,000	$274,000	$259,000	$258,000	$162,000	$271,000

Capital lease obligations	$65,404	$38,518	$2,963	$673	$-	$-

Total obligations	$971,329	$903,786	$261,963	$258,673	$162,000	$271,000

Transnetyx believes that, for the foreseeable future, it will have sufficient cash resources to meet the commitments described above and for current anticipated working capital and capital expenditure requirements. Transnetyx’s future liquidity and capital requirements will depend upon numerous factors, including retention of customers at current volume and revenue levels, ability to refinance long-term debt at acceptable terms and completing technological and market developments.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

Global VR

Overview

GLOBAL VR® (“Global VR”) has become widely recognized in the coin-operated industry as a purveyor of location-based entertainment products. Setting itself apart from competitors by licensing highly recognizable interactive entertainment titles from top-tier publishers, Global VR is able to leverage development investments made by companies such as Electronic Arts™ and Ubisoft™. Each licensed title is carefully redesigned specifically for the coin-op market in order to provide a unique and immersive gaming experience.

In 2009 Global VR and Streak Technologies entered into a joint venture to develop and manufacture high-end location kiosks.

Global VR is based in Silicon Valley California with a satellite office in Fall River, Massachusetts.

Results of Operations

The table below summarizes the income from operations data for Global VR for the twelve months ended December 31, 2011 and December 31, 2010 and the six months ended June 30, 2012 and June 30, 2011.

177

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Revenue	$3,924,321	$6,006,301	$1,601,664	$1,910,308
Cost of revenues	(2,213,413)	(3,452,137)	(618,955)	(1,024,560)
Gross profit	1,710,908	2,554,164	982,709	885,748

Selling, general & administrative	4,503,115	2,854,596	864,694	922,839
Depreciation and amortization	124,509	1,015,827	-	11,302

(Loss) income from operations	$(2,916,716)	$(1,316,259)	$118,015	$(48,393)

Twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.

Revenue

Revenue for the twelve months ended December 31, 2011 was $3,924,321 as compared to $6,006,301 for the twelve months ended December 31, 2010. The decrease is a result of significant declines in coin operated video game sales. Additionally, decreasing revenue and lack of investment capital has impacted Global VR’s ability to license and develop new games for the market, resulting in its portfolio of games to grow older and smaller.

Cost of revenues

Cost of revenues for the twelve months ended December 31, 2011 was $2,213,413 as compared to $3,452,137 for the twelve months ended December 31, 2010. The decrease is a result of reduced revenue referenced above, cost reduction efforts, standardization of parts across product lines and shifting of revenue to more profitable products in its portfolio.

Selling, general & administrative

Selling, general and administrative expense for the twelve months ended December 31, 2011 was $4,503,115 as compared to $2,854,596 for the twelve months ended December 31, 2010. The increase is a result of a write-off of approximately $2.5 million of capitalized software, which was partially offset by a reduction of salaries and overhead in 2011.

Depreciation and amortization

Depreciation and amortization expense for the twelve months ended December 31, 2011 was $124,509 as compared to $1,015,827 for the year ended December 31, 2010. The decrease is a result of writing off capitalized software in 2011, resulting in a reduction of associated amortization expense.

Loss from operations

Loss from operations for the twelve months ended December 31, 2011 was $2,916,716 as compared to $1,316,259 for the twelve months ended December 31, 2010. The increase of $1,600,457 is principally as a result of those factors described above.

Six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Revenue

Revenue for the six months ended June 30, 2012 was $1,601,664 as compared to $1,910,308 for the six months ended June 30, 2011. The decrease is a result of continued declines in the coin operated video game sales.

178

Cost of revenues

Cost of revenues for the six months ended June 30, 2012 was $618,955 as compared to $1,024,560 for the six months ended June 30, 2011. The decrease is a direct result of the reasons referenced in the revenue section above.

Selling, general & administrative

Selling, general and administrative expense for the six months ended June 30, 2012 was $864,694 as compared to $922,839 for the six months ended June 30, 2011. The decrease is a reduction of employee payroll expense in 2012 and a concentrated effort to reduce overhead costs.

Depreciation and amortization

Depreciation and amortization for the six months ended June 30, 2012 was $0 as compared to $11,302 for the six months ended June 30, 2011. The decrease is a result of writing off capitalized software in 2011, which resulted in no amortization expense in 2012.

Income (loss) from operations

Income from operations for the six months ended June 30, 2012 was $118,015 as compared to a loss of $48,393 for the six months ended June 30, 2011. The increase of $166,408 was principally a result of those factors described above.

Liquidity and Capital Resources

The ability of Global VR to satisfy its obligations will depend on its future performance. Future capital requirements for Global VR are expected to be provided by cash flows from operating and financing activities.

At June 30, 2012, Global VR had long-term debt of $8,799,185 consisting of the following:

•	Convertible note payable to an individual with interest payable monthly at a rate of 10.0%. At the discretion of the holder of the note, the outstanding principal and all accrued interest may be converted into shares of common stock of Global VR and warrants to purchase common stock. The balance due at June 30, 2012 was $1,080,000.
•	Note payable to a related party with an annual interest rate of 12.0%. The loan is due on demand and has a balance at June 30, 2012 of $900,000.
•	Purchase agreement note payable to a limited liability company with interest at 6.0% annually, due monthly. The loan is collateralized by certain assets of Global VR. The balance due at June 30, 2012 was $664,163.
•	Notes payable to individuals with interest payable monthly at an annual rate of 8.0%, due on demand. The balance due at June 30, 2012 was $47,000.
•	During January 2008, Global VR entered into a loan for $5,000,000. The loan was due January, 2009. The loan accrues interest at the rate of 12.0% per annum, payable monthly. During May, 2009, the accrued and unpaid interest was included in the revised notes. Included in the revision, the loans accrue interest at 18.0% per annum compounded quarterly and are due November, 2013. Elkhorn’s mining properties and equipment have been pledged as collateral to this note. The balance of the notes at June 30, 2012 is $6,108,022.

Discussion of changes in cash flows for the twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.

Cash used in operating activities was $270,185 for the twelve months ended December 31, 2011 as compared to cash used in operating activities of $132,114 for the twelve months ended December 31, 2010. The cash used in operating activities for the twelve months ended December 31, 2011 was attributable to net loss of $3,594,275, non-cash charges of $2,970,413 and net increases in operating assets and liabilities of $353,677. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as internal payroll and billing cycles, payments from customers, and payments to vendors and interest payments. The cash provided by operating activities for the twelve months ended December 31, 2010 was attributable to net loss of $2,199,135, non-cash charges of $1,210,224 and increases in operating assets and liabilities of $856,797. The non-cash charges consist of depreciation and amortization expense.

179

Cash provided by investing activities was $31,465 for the twelve months ended December 31, 2011 as compared to cash used in investing activities of $11,384 for the twelve months ended December 31, 2010. Cash provided by investing activities for the twelve months ended December 31, 2011 was a result of the disposition of certain assets. Cash used in investing activities for the twelve months ended December 31, 2010 was to purchase equipment.

Discussion of changes in cash flows for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Cash used in operating activities was $185,769 for the six months ended June 30, 2012 as compared to cash provided by operating activities of $94,949 for the six months ended June 30, 2011. The cash used in operating activities for the six months ended June 30, 2012 was attributable to net loss of $217,495 and net increases in operating assets and liabilities of $31,727. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as internal payroll and billing cycles, payments from customers, and payments to vendors and interest payments. The cash used in operating activities for the six months ended June 30, 2011 was attributable to net loss of $383,248 and non-cash charges of $11,302 and a net increase in operating assets and liabilities of $276,998. The non-cash charges consist of depreciation and amortization expense.

Cash provided by investing activities was $26,598 for the six months ended June 30, 2012 as compared to cash provided by investing activities of $39,874 for the six months ended June 30, 2011. Cash provided by investing activities for the six months ended June 30, 2012 was a result of change in restricted cash and the disposal of certain assets. This was offset by the purchase of certain equipment. Cash provided by investing activities for the six months ended June 30, 2011 was a result of disposing of certain assets.

Commitments and Contingencies

Global VR’s principal commitments are primarily related to long-term debt.

The following table summarizes Global VR’s principal commitments.

	Maturities by Period
	2012	2013	2014	2015	2016	Thereafter

Long term debt	$8,799,185	$-	$-	$-	$-	$-

Total obligations	$8,799,185	$-	$-	$-	$-	$-

Global VR’s future liquidity and capital requirements will depend upon numerous factors, including retention of customers at current volume and revenue levels, ability to refinance long-term debt at acceptable terms and completing technological and market developments.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

180

Barclays Wine

Overview

Barclay’s Wine (“Barclays”), headquartered in Eagle, Idaho, is an internet wine retailer that provides wine directly to the consumer in 34 states. Barclays focuses on five basic marketing channels: 1. Flash wine sales, providing members a no-obligation email each day featuring a discounted wine available only for a short period of time. 2. Club membership, providing members that sign-up with regularly scheduled deliveries of wine. 3. A Wine e-Store where wine lovers can purchase the wines of their choice whenever they want. 4. Special offers of mixed cases or discounts provided to Barclay’s opt-in email and mailing lists on a periodic basis and 5. Private brands which Barclays manages for select strategic partners.

Results of Operations

The table below summarizes the income from operations data for Barclays Wine for the twelve months ended December 31, 2011 and December 31, 2010 and six months ended June 30, 2012 and June 30, 2011.

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Revenue	$7,419,707	$5,765,886	$2,587,133	$3,416,796
Cost of revenues	(7,180,005)	(4,861,406)	(2,105,829)	(3,711,804)
Gross profit	239,702	904,480	481,304	(295,008)

Selling, general & administrative	1,033,370	3,890,651	588,052	660,688

Loss from operations	$(793,668)	$(2,986,171)	$(106,748)	$(955,696)

Twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.

Revenue

Revenue for the twelve months ended December 31, 2011 was $7,419,707 as compared to $5,765,886 for the twelve months ended December 31, 2010. The increase is a result of an aggressive customer acquisition program in 2012, primarily via Groupon promotions.

Cost of revenues

Cost of revenues for the twelve months ended December 31, 2011 was $7,180,005 as compared to $4,861,406 for the twelve months ended December 31, 2010. The increase is due to increased wine sales in 2011 resulting from an aggressive customer acquisition program with Groupon.

Selling, general & administrative

Selling, general and administrative expense for the twelve months ended December 31, 2011 was $1,033,370 as compared to $3,890,651 for the twelve months ended December 31, 2010. The decrease is a result of 2010 stock based compensation expense in 2010 of approximately $2.6 million which was not repeated in 2011.

Loss from operations

Loss from operations for the twelve months ended December 31, 2011 was $793,668 as compared to $2,986,171 for the twelve months ended December 31, 2010. The decrease of $2,192,503 is principally a result of those factors described above.

Six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Revenue

Revenue for the six months ended June 30, 2012 was $2,587,133 as compared to $3,416,796 for the six months ended June 30, 2011. The decrease is a result of a reduction of Groupon promotion related sales in 2012.

181

Cost of revenues

Cost of revenues for the six months ended June 30, 2012 was $2,105,829 as compared to $3,711,804 for the six months ended June 30, 2011. The decrease is a result of the decline in Groupon promotion sales in 2012 as discussed above.

Selling, general & administrative

Selling, general and administrative costs for the six months ended June 30, 2012 was $588,052 as compared to $660,688 for the six months ended June 30, 2011. The decrease is a result of reduction in payroll, legal fees and favorable exchange rates from sourcing international product from 2011 to 2012.

Loss from operations

Loss from operations for the six months ended June 30, 2012 was $106,748 as compared to a loss of $955,696 for the six months ended June 30, 2011. The decrease of $848,948 is principally a result of those factors described above.

Liquidity and Capital Resources

The ability of Barclays to satisfy its obligations will depend on its future performance, which will be subject to prevailing economic, financial, business and other factors. Future capital requirements for Barclays are expected to be provided by cash flows from operating activities and cash on hand at June 30, 2012. As of June 30, 2012, Barclays had approximately $61,000 in cash and cash equivalents. Barclays may have to try to raise additional equity or debt financing to support its operations and growth.

At June 30, 2012, Barclays also had long-term debt of $1,370,158 consisting of the following:

At June 30, 2012, Barclays had short-term promissory notes to individuals totaling approximately $72,000. The loans accrue interest at a rate of 12.0% on the unpaid principal balance and mature in September, 2012. The holder of each promissory note also received three year warrants to purchase equity units in Barclays, which expire in November, 2012. The loans are collateralized by certain inventory of Barclays.

At June 30, 2012, Barclays had notes payable to related parties totaling approximately $19,000, which carry no interest and are due on demand.

At June 30, 2012, Barclays had convertible bridge loans to individuals totaling $300,000 and accrue interest at a rate of 12.0%. The holder has the option to convert their loans to equity. The loans are collateralized by certain inventory of Barclays.

At June 30, 2012, Barclays had convertible loans to related parties totaling approximately $979,000. The holder of the loans can convert their loans into common stock of Barclays. In August 2012, the holders exercised their option and converted the loans into common stock of Barclays.

Discussion of changes in cash flows for the twelve months ended December 31, 2011 as compared to the twelve months ended December 31, 2010.

Cash used in operating activities was $402,845 for the twelve months ended December 31, 2011 as compared to cash provided by operating activities of $480,164 for the twelve months ended December 31, 2010. The cash used in operating activities for the twelve months ended December 31, 2011 was attributable to net loss of $1,301,392, non-cash charges of $133,962 and net increases in operating assets and liabilities of $764,585. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as internal payroll and billing cycles, payments from customers, and payments to vendors and interest payments. The cash provided by operating activities for the twelve months ended December 31, 2010 was attributable to a net loss of $3,254,712 and non-cash charges of $2,799,114 offset by net increases in operating assets and liabilities of $935,762. The non-cash charges consist of stock based compensation and stock warrant expense.

182

Cash provided by financing activities was $317,057 for the twelve months ended December 31, 2011 as compared to cash used in financing activities of $310,388 for the twelve months ended December 31, 2010. Cash provided by financing activities for the twelve months ended December 31, 2011 is the result of net proceeds from long-term debt. Cash used in financing activities for the twelve months ended December 31, 2010 included repayment of long-term debt.

Discussion of changes in cash flows for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011.

Cash provided by operating activities was $149,411 for the six months ended June 30, 2012 as compared to cash used in operating activities of $88,095 for the six months ended June 30, 2011. The cash provided by operating activities for the six months ended June 30, 2012 was attributable to a net loss of $226,287 and net increases in operating assets and liabilities of $375,698. The impact of changes in operating assets and liabilities may change in future periods, depending on the timing of each period end in relation to items such as internal payroll and billing cycles, payments from customers, and payments to vendors and interest payments. The cash used in operating activities for the six months ended June 30, 2011 was attributable to net loss of $1,012,394 and a net increase in operating assets and liabilities of $924,299.

Cash used in financing activities was $127,886 for the six months ended June 30, 2012 as compared to cash used in financing activities of $70,305 for the six months ended June 30, 2011. Cash used in financing activities for the six months ended June 30, 2012 is the result of repayment of long-term debt. Cash used in financing activities for the six months ended June 30, 2011 is also the result of repayment of long-term debt.

Commitments and Contingencies

Barclay’s principal commitments are primarily related to long-term debt and for obligations incurred under operating leases.

The following table summarizes Barclay’s principal commitments.

	Maturities by Period
	2012	2013	2014	2015	2016	Thereafter

Long term debt	$1 ,370,158	$-	$-	$-	$-	$-
Operating lease obligations	46,300	46,300	40,000	$-	$-	$-
Total obligations	$1 ,416,458	$46,300	$40,000	$14,000	$-	$-

Barclays’s future liquidity and capital requirements will depend upon numerous factors, including retention of customers at current volume and revenue levels, ability to refinance long-term debt at acceptable terms, and raising additional capital to expand inventory.

Quantitative and Qualitative Disclosures about Market Risk

Not applicable.

183

SELECTED HISTORICAL FINANCIAL INFORMATION OF CVAC

The following table sets forth selected historical financial information derived from CVAC’s unaudited financial statements filed with the SEC on August 10, 2012 for the three months ended June 30, 2012 and 2011 and from CVAC’s audited financial statements filed with the SEC on June 29, 2012 for the year ended March 31, 2012 and for the period from September 3, 2010 (inception) through March 31, 2011.

The historical results of CVAC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of CVAC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CVAC ” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Three Months Ended June 30,		Year Ended March 31, 2012	September 3, 2010 (inception) to March 31, 2011
	2012	2011
	(unaudited)	(unaudited)
Statement of Operations Data:
Operating expenses:
Legal and professional fees	$15,436	$41,910	$124,862	$9,874
Professional fees	8,604	25,600	37,374	4,985
Administrative expense – related party	22,500	22,500	90,000	10,446

Loss from operations	(46,540)	(90,010)	(252,236)	(25,305)
Other income (expense):
Interest income	8,090	5,729	20,199	2,981

Net loss	(38,450)	(84,281)	(232,037)	(22,324)

Loss per common share:
Basic and diluted	$(0.02)	$(0.05)	$(0.14)	$(0.02)
Weighted average shares outstanding:
Basic and diluted	1,707,107	1,711,299	1,707,942	943,841
Balance Sheet Data:
Cash and cash equivalents	$27,873	$86,564	$14,926	$132,384
Cash equivalents held in trust	16,542,970	17,688,602	16,534,880	18,838,855
Total assets	16,572,343	17,779,138	16,551,306	18,978,316
Common stock subject to possible redemption (at fair value): 1,846,327, 1,989,773, 1,845,879 and 2,241,579 shares at June 30, 2012, 2011 and March 31, 2012 and 2011, respectively	11,057,090	11,885,173	11,051,067	13,352,975
Total stockholders’ equity	5,312,158	5,510,371	5,356,631	5,594,652
Cash Flow Data:
Net cash provided by (used in) operating activities	21,037	(40,091)	(113,541)	1,288
Net cash provided by (used in) investing activities	(8,090)	1,150,253	2,303,975	(18,838,855)
Net cash provided by financing activities	—	—	(2,307,892)	18,969,951

184

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF CVAC

Overview

CVAC is a blank check company in the development stage, formed on September 3, 2010 to serve as a vehicle to acquire, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating businesses through contractual arrangements.

CVAC presently has no revenue, has had losses since inception due to incurring formation costs and incurring costs in connection with its search for a target business and has had no other operations other than the active search for an acquisition target after the consummation of its initial public offering. CVAC has relied upon the sale of its securities to fund its operations.

On February 25, 2011, CVAC consummated an initial public offering of 2,750,000 units. On March 11, 2011, CVAC consummated the exercise of the over-allotment option by its underwriter of 412,500 units (collectively with the initial public offering, the “Public Offering”). On February 25, 2011, CVAC also consummated an offering of 2,642,856 warrants (the “Warrant Offering”). These offerings raised aggregate net proceeds of $18,944,851. CVAC intends to use this cash, its capital stock, any debt it may incur or a combination of cash, capital stock, and debt, in effecting its initial business combination.

CVAC has neither engaged in any business operations nor generated any revenues to date. Its entire activity from inception up to the closing of its Public Offering on February 25, 2011 was in preparation for that event. After the Public Offering, CVAC’s activity has been limited to the evaluation of business combination candidates, and CVAC will not be generating any operating revenues until the closing and completion of its initial business combination. CVAC expects to generate small amounts of non-operating income in the form of interest income on cash and cash equivalents. Interest income is not expected to be significant in view of current low interest rates on risk-free investments (treasury securities). CVAC expects to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses. CVAC expects its expenses to increase substantially after this period.

Results of Operations for the three months ended June 30, 2012 and 2011

CVAC incurred net losses of $38,450, $84,281 and $292,811 for the for the three months ended June 30, 2012 and 2011 and the period from September 3, 2010 (inception) through June 30, 2012 respectively. Until CVAC consummates a business combination, it will not have revenues.

Results of Operations for the Years Ended March 31, 2012 and the Period from September 3, 2010 (Inception) through March 31, 2011

CVAC incurred net losses of $232,037 and $22,324 for the year ended from March 31, 2012 and for the period from September 3, 2010 (inception) through March 31, 2011, respectively. Until CVAC consummates a business combination, it will not have revenues.

185

Liquidity and Capital Resources

As of June 30, 2012, CVAC had $27,873 in cash and cash equivalents. CVAC had $16,542,970 in restricted cash and cash equivalents held in trust, which amount is to be used only to consummate a business combination and repurchase or redeem the subunits offered in the Public Offering (our “Subunits”). As of August 27, 2012, CVAC had used $2,307,892 of the funds held in trust to repurchase its Subunits. Our right to repurchase Subunits offered in the Public Offereing ended on August 27, 2012, when we announced our entry into the Acquisition Agreement.

During the three months ended June 30, 2012 CVAC generated cash of $21,037 from operations, including cash received as a reimbursement for certain expenses incurred which are included in accounts payable and accrued expenses.

CVAC intends to use the cash available for operations plus the interest earned on the funds held in the trust account that may be released to it to fund its working capital requirements. As of November 12, 2012, for the week ended November 9, 2012, U.S. Treasury Bills with four week, three month, and six month maturities were yielding approximately 0.12%, 0.10%, and 0.15%, respectively. While CVAC may invest in other securities, it believes such rates are representative of those it may receive on the balance of the trust account.

Over the next four months, we will be using these funds to consummate the transactions contemplated by the Acquisition Agreement, including preparing the proxy statement to solicit the approval of the holders of our ordinary shares and warrants. We expect that funds will be used principally to pay the fees of our advisors for legal, business and accounting services. Our actual costs may be higher or lower than these estimates. We anticipate that we will incur approximately:

•$400,000 of expenses for the search for target businesses and for the legal, accounting and other third-party expenses attendant to the due diligence investigations, structuring and negotiating of a business combination;

•$5,000 of expenses for the due diligence and investigation of a target business by our officers, directors and initial shareholders;

•$35,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

•$10,000 for general working capital that will be used for miscellaneous expenses, liquidation obligations and reserves, including director and officer liability insurance premiums; and

•$35,500 for office space, administrative services and secretarial support.

CVAC anticipates that in order to fund its working capital requirements, it will need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account, as well as entering into contingent fee arrangements with its vendors. On August 24, 2012, in connection with the Acquisition Agreement, CVAC and Black Diamond entered into an expense reimbursement agreement (“Reimbursement Agreement”). Pursuant to the Reimbursement Agreement, Black Diamond has agreed to (i) assume and pay up to $250,000 of the costs and expenses (including but not limited to reasonable legal fees) of CVAC that have accrued up to the date that the Acquisition Agreement was signed (August 24, 2012), and (ii) pay, so long as CVAC does not materially breach the representations and warranties it made in the Acquisition Agreement, all of the costs and expenses (including but not limited to reasonable legal fees and expenses related to the merger) incurred by CVAC from and after the signing of the Acquisition Agreement. Through November 9, 2012, no amounts have yet been received by CVAC in connection with this Reimbursement Agreement.

CVAC may need to raise additional capital through loans or additional investments from its initial shareholders, officers, directors, or third parties. None of the initial shareholders, officers or directors is under any obligation to advance funds to, or invest in, us. Accordingly, it may not be able to obtain additional financing. If CVAC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and controlling overhead expenses. CVAC cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These factors raise substantial doubt about CVAC’s ability to continue as a going concern.

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After the underwriters exercised their over-allotment option, the net proceeds from CVAC’s Public Offering and Warrant Offering, after deducting offering expenses of $291,024 and underwriting discounts of $664,125, were $18,944,851. Of this amount, $18,835,874, was placed into trust. The remaining net proceeds not being held in trust is being used for working capital purposes. CVAC intends to use the net proceeds of the Warrant Offering and its Public Offering, representing its funds held in the trust account, to acquire a target business and to pay its expenses relating thereto, including $600,000 payable to EarlyBirdCapital, Inc. (“EBC”) upon consummation of an initial business combination for acting as its non-exclusive investment banker for structuring and negotiating its business combination. To the extent that CVAC capital stock is used in whole or in part as consideration to effect a business combination, the remaining proceeds held in the trust account as well as any other net proceeds not expended will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees, which CVAC had incurred prior to the completion of its business combination if the funds available to it outside of the trust account were insufficient to cover such expenses.

Off-Balance Sheet Arrangements

CVAC did not have any off-balance sheet arrangements as of June 30, 2012.

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CVAC BUSINESS

Overview

CVAC is a blank check company organized under the laws of the Cayman Islands on September 3, 2010 as an exempted company with limited liability. Exempted companies are Cayman Islands companies wishing to conduct business outside the Cayman Islands. As an exempted company, CVAC is able to avoid direct taxation from the Cayman Islands government for a period of 20 years if such direct taxation were ever introduced in the Cayman Islands by obtaining a tax undertaking from the Cayman Islands government.

Pursuant to CVAC’s Amended and Restated Memorandum and Articles of Association, it was formed with the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating businesses through contractual arrangements.

CVAC’s Amended and Restated Memorandum and Articles of Association also provide that its corporate existence will cease and it will liquidate the trust account (described below) and distribute the funds included therein to the holders of ordinary shares sold in our initial public offering if it does not consummate a business combination by February 25, 2013.

Offering Proceeds Held in Trust

The registration statement for CVAC’s initial public offering of 2,750,000 units and 2,642,856 warrants (collectively, the “IPO”) was declared effective on February 17, 2011. On February 18, 2011, CVAC filed a new registration statement to increase the number of units offered in the IPO by 10% pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”). CVAC consummated the IPO on February 25, 2011 and received initial net proceeds of $16,556,824. On March 8, 2011, the underwriter for the IPO exercised its over-allotment option to purchase an additional 412,500 Units, for an aggregate offering of 3,162,500 Units. On March 11, 2011, CVAC received additional net proceeds of $2,388,027, bringing total net proceeds from the IPO to $18,944,851. CVAC sold each unit at an offering price of $6.00 per Unit. Each Unit included one subunit and one-half of a warrant. Each Subunit consisted of one ordinary share and one-half of a warrant. Each whole Public Warrant entitles the holder to purchase from CVAC one ordinary share at an exercise price of $5.00 per ordinary share and the Public Warrants will become exercisable upon the consummation of a business combination with a target business. The Public Warrants will expire on the earlier of (i) 5:00 p.m., New York City time, on the three-year anniversary of the consummation of the Business Combination, (ii) CVAC’s liquidation if it has not completed a business combination within the required time periods and (iii) the redemption of the Public Warrants. The Units sold in the IPO began trading on February 22, 2011. The Subunits and Public Warrants comprising the Units, but not the ordinary shares and Public Warrants included in the Subunits, began separate trading on March 15, 2011. Holders of CVAC’s Units have the option to continue to hold their Units or separate them into the component pieces. However, no fractional Public Warrants will be issued and only whole Public Warrants will trade. The Subunits will continue to trade as a Subunit consisting of one ordinary share and one-half of a Public Warrant until the consummation of the Business Combination, at which time they will automatically separate and the Subunits will no longer be outstanding. As indicated above, since no fractional Public Warrants will be issued and only whole Public Warrants will trade, in order to avoid losing a portion of the Public Warrants an investor would otherwise be entitled to, investors will need to either have not separated their Units or have a number of Subunits divisible by two. Accordingly, in order to avoid such a situation, investors that do not intend to transfer the component pieces of the units prior to the consummation of a business combination should continue to hold their securities as a combined Unit so as to ensure that no portion of the Public Warrant is lost.

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As indicated above, as part of the IPO, CVAC also sold 2,642,856 warrants at a price of $0.35 per warrant, or the Warrant Offering Warrants, for an aggregate purchase price of $925,000, or the Warrant Offering. The proceeds CVAC received from the Warrant Offering were placed in the trust account. The Warrant Offering Warrants are identical to the Public Warrants except that (i) 1,500,000 of the Warrant Offering Warrants, or the Insider Warrants, are non-redeemable and may be exercised on a “cashless basis”, (ii) CVAC may only call the remaining 1,142,856 Warrant Offering Warrants, or the Third Party Warrants, for redemption and only permit exercise on a cash basis with the consent of EarlyBirdCapital, Inc., or EBC, so long as such warrants are held by the initial purchasers thereof or their affiliates, and (iii) CVAC will only call the Third Party Warrants for redemption if it also simultaneously calls the Public Warrants so long as such warrants are held by the initial purchasers of such warrants or their affiliates. In addition, CVAC may call the Public Warrants for redemption and only permit exercise on a cash basis, but simultaneously call the Third Party Warrants for redemption and permit exercise on a cashless basis, which it may do without the consent of EBC. Additionally, any Warrants purchased by CVAC’s shareholders prior to the IPO, including the Initial Shareholders in the open market after the consummation of the IPO will also be non-redeemable and may be exercised on a “cashless basis” so long as they continue to be held by CVAC’s Initial Shareholders or their affiliates. The purchasers agreed that the Warrant Offering Warrants will not be sold or transferred by them (except to certain permitted transferees) until after CVAC has completed an initial business combination.

The holders of the Warrant Offering Warrants (or underlying securities) are entitled to registration rights with respect to Warrant Offering Warrants (or underlying securities) pursuant to an agreement signed on February 17, 2011.

The Public Warrants and the Warrant Offering Warrants are collectively referred to as the “Warrants.”

Business Combination Activities

On August 24, 2012, CVAC entered into the Acquisition Agreement, pursuant to which, through a series of transactions, CVAC will be merged with and into BDH Acquisition and Black Diamond will become a majority-owned subsidiary of BDH Acquisition. In the event that the Business Combination is not consummated by February 25, 2013, CVAC’s corporate existence will cease and CVAC will distribute the proceeds held in the trust account to its public shareholders. See “The Acquisition Agreement” for more information.

Permitted Purchases of our Securities

Prior to the consummation of the announcement of the Business Combination, CVAC was able to purchase up to 50% of the subunits sold in the IPO (1,581,250 subunits) using funds in the Trust Account. Purchases were made only in open market transactions pursuant to a repurchase plan entered into on February 16, 2011 (the “Repurchase Plan”). The Repurchase Plan required CVAC to maintain a limit order for the public subunits to be purchased by us at $5.70 per subunit during the purchase period until the maximum number of subunits have been purchased.

As of June 26, 2012, in accordance with our Repurchase Plan, we have repurchased 400,134 subunits at an aggregate purchase price of $2,307,892, including $27,328 in related commissions and fees. The Repurchase Plan was terminated pursuant to its terms on August 27, 2012 when CVAC announced the Business Combination.

Redemption Rights

Pursuant to CVAC’s Amended and Restated Memorandum and Articles of Association, because CVAC decided to seek shareholder approval of the Acquisition instead of conducting a tender offer, shareholders voting against a proposed business combination will be entitled to redeem their subunits for a pro rata share of the trust account up to a maximum of $5.96 per subunit. Public shareholders who vote for the Acquisition will be entitled to redeem their subunits for a full pro rata share of the trust account (approximately $5.99 per subunit as of November 9, 2012) plus any interest then held in the trust account, if the business combination is consummated. However, any shareholder redeeming its subunits will forfeit the one-half of a warrant included in such subunit, without the payment of any additional consideration. Accordingly, redeeming shareholders voting against the Acquisition will receive less consideration for their redeemed subunits than redeeming shareholders who vote in favor of the Acquisition to the extent that the full net pro rata portion of the trust account exceeds $5.96 per subunit.

Furthermore, public shareholders who redeem their subunits for their pro rata share of the trust account will continue to have the right to exercise any warrants held by them which are not included in a subunit, but will automatically forfeit the warrants included in the redeemed subunits. This is different than other similarly structured blank check companies where a redeeming shareholder is able to keep any warrants he may still hold, whether included in a unit or held separately. Ordinary shares alone will not be entitled to receive the redemption amount. Accordingly, investors may have a disincentive to exercise the redemption rights because they will automatically forfeit, without the receipt of any additional consideration, the portion of the warrant included in the subunit.

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CVAC will consummate its initial business combination only if public shareholders holding one subunit less than 58.37% (as adjusted for repurchases under our Repurchase Plan) of the subunits sold in the IPO elect to redeem their subunits for cash.

CVAC’s initial shareholders do not have redemption rights with respect to any subunits owned by them, directly or indirectly (nor will they seek appraisal rights with respect to such subunits if appraisal rights would be available to them).

Limitations on Redemption and Voting Rights Upon Consummation of the Acquisition

Since CVAC is holding a shareholder vote to approve the Acquisition and is not conducting redemptions pursuant to the tender offer rules in connection with the Acquisition, CVAC’s amended and restated Memorandum and Articles of Association provide that, any public shareholder that has redemption rights, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined under Section 13 of Exchange Act), will be restricted from (i) seeking redemption rights with respect to an aggregate of more than 10% of the subunits sold in the Public Offering (but only with respect to the amount over 10% of the subunits sold in the Public Offering) and (ii) voting with respect to an aggregate of more than 10% of the shares included in the subunits sold in the Public Offering. A group will be deemed to exist if (i) persons file or would be required to file a Schedule 13D or 13G indicating the presence of a group, or (ii) persons acknowledge to us, or otherwise make it known, that they are acting, or intend to act, as a group. We believe this restriction will discourage shareholders from accumulating large blocks of subunits in an attempt by such holders to use their redemption right as a means to force us or our management to purchase their subunits at a significant premium to the then current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than 10% of the subunits sold in the Public Offering could seek redemption, regardless of the merits of the transaction, if such holder’s subunits are not purchased by us or our management at a premium to the then current market price or on other undesirable terms. By limiting our shareholders’ ability to cause us to redeem the subunits sold in the Public Offering per shareholder or group, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block a transaction which is favored by our other public shareholders. However, this limitation also makes it easier for us to complete a business combination which is opposed by a significant number of public shareholders.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

CVAC’s Amended and Restated Memorandum and Articles of Association provides that we will continue in existence only until February 25, 2013. If CVAC has not completed a business combination by such date, it will trigger its automatic dissolution. This has the same effect as if our board of directors and shareholders had formally voted to approve our winding up and dissolution and formally began a voluntary winding up procedure under the Companies Law. As a result, no vote would be required from CVAC’s shareholders to commence such a voluntary winding up and dissolution. CVAC views this provision terminating its corporate life by February 25, 2013 as an obligation to its shareholders and will not take any action to amend or waive this provision to allow it to survive for a longer period of time. Under the Companies Law, in the case of a full voluntary liquidation procedure, a liquidator would give at least 21 days’ notice to creditors of his intention to make a distribution. CVAC anticipate its notifying the trustee of the trust account to begin liquidating the trust account promptly after the expiration of such 21-day period and anticipates it will take no more than 10 business days to effectuate the distribution of the assets thereof to all of our public shareholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus any remaining net assets (subject to its obligations under Cayman Islands law to provide for claims of creditors). CVAC’s initial shareholders have waived their rights to participate in any liquidation distribution with respect to their initial shares. There will be no distribution from the trust account with respect to CVAC’s warrants which will expire worthless. CVAC will pay the costs of liquidation from its remaining assets outside of the trust fund. If such funds are insufficient, its initial shareholders have contractually agreed to advance it the funds necessary to complete such liquidation (currently anticipated to be no more than $15,000) and have contractually agreed not to seek repayment of such expenses.

If CVAC were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be as follows: if the Business Combination ultimately is not approved, the public shareholders that voted against the Business Combination or did not vote on Business Combination will be entitled to receive only a pro rata share of the trust account up to a maximum of $5.96 per subunit, and those public shareholders who voted for the Business Combination and continued to hold their shares until liquidation will be entitled to receive a full pro rata share of the trust account (approximately $5.99 as of November 9, 2012).

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Accordingly, shareholders who do not vote or who vote against the proposed Business Combination will receive less consideration for their subunits than shareholders who vote in favor of the Business Combination to the extent that the full net pro rata portion of the trust account exceeds $5.96 per subunit.

The proceeds deposited in the trust account could, however, become subject to the claims of CVAC’s creditors (which could include vendors and service providers CVAC has engaged to assist it in any way in connection with its search for a target business and that are owed money by us, as well as target businesses themselves) which could have higher priority than the claims of its public shareholders. Each of its initial shareholders have contractually agreed that if we liquidate the trust account prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced below $5.96 per share by the claims of target businesses or claims of vendors or other entities that are owed money by it for services rendered or contracted for or products sold to it. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to CVAC outside of the trust account or available to be released to it from interest earned on the trust account balance, our initial shareholders would not have any personal obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the obligations of CVAC’s initial shareholders to pay such claim would be if the party executed a valid and binding waiver agreement enforceable under law. If they refused to satisfy their obligations, CVAC would be required to bring a claim against them to enforce its indemnification rights. Furthermore, as CVAC’s board cannot waive these indemnification obligations because it would be a breach of their fiduciary obligations, if they refused to satisfy their obligations, CVAC would be required to bring a claim against them to enforce CVAC’s indemnification rights. Accordingly, although such agreements are legally binding obligations on the part of CVAC’s initial shareholders, as such individuals are residents of jurisdictions other than the Cayman Islands, CVAC may have difficulty enforcing its rights under such agreements. Therefore, the actual per-share liquidation price could be less than $5.96, due to claims of creditors.

CVAC’s public shareholders will be entitled to receive funds from the trust account only in the event of the expiration of its existence and its automatic dissolution and subsequent liquidation or if they properly redeem their respective subunits for cash upon consummation of the Business Combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account.

Additionally, in any liquidation proceedings of the company under Cayman Islands’ law, the funds held in its trust account may be included in its estate and subject to the claims of third parties with priority over the claims of its shareholders. To the extent any such claims deplete the trust account, CVAC cannot assure you it will be able to return to its public shareholders the liquidation amounts payable to them. Furthermore, a liquidator of the company might seek to hold a shareholder liable to contribute to its estate to the extent of distributions received by them pursuant to the dissolution of the trust account beyond the date of dissolution of the trust account. Additionally, CVAC cannot assure you that third parties will not seek to recover from its shareholders amounts owed to them by it. Furthermore, CVAC’s board may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims for having paid public shareholders from the trust account prior to addressing the claims of creditors. CVAC cannot assure you that claims will not be brought against it for these reasons.

If we are unable to consummate the Business Combination by February 25, 2013, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to CVAC’s transfer agent for distribution to its public shareholders. Concurrently, CVAC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although it cannot assure you that there will be sufficient funds for such purpose. If there are insufficient funds held outside the trust account for such purpose, CVAC’s initial shareholders have contractually agreed that if it liquidates prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds in the trust account are not reduced below $5.96 per share by the claims of target businesses or claims of vendors or other entities that are owed money by CVAC for services rendered or contracted for or products sold to it. However, because CVAC is a blank check company, rather than an operating company, and its operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. As described above, pursuant to the obligation contained in its underwriting agreement, CVAC sought to have all vendors, service providers and prospective target businesses execute agreements with it waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. However, not all of these parties executed a waiver (for example, CVAC’s independent accountants). As a result, CVAC believes the claims that could be made against it will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. CVAC therefore believes that any necessary provision for creditors will be reduced and should not have a significant impact on its ability to distribute the funds in the trust account to its public shareholders. There is no guarantee that they will not seek recourse against the trust account. A court could also conclude that such agreements are not legally enforceable. As a result, if CVAC liquidates, the per-share distribution from the trust account could be less than $5.96.

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Facilities

CVAC maintains its principal executive offices at 555 N.E. 15th Street, Suite 200, Miami, FL 33132. CVAC has agreed to pay $7,500 per month to Ray Shi Capital Group, LLC, an affiliate of Yiting Liu, one of its directors, Ye (Sophie) Tao, one of its directors and Wei Li, its Chief Executive Officer and one of its directors, for this office space, administrative services and secretarial support. CVAC considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.

Employees

CVAC has three (3) executive officers. These individuals are not obligated to devote any specific number of hours to CVAC’s matters but they intend to devote as much time as necessary to CVAC’s affairs until CVAC has consummated its initial Business Combination. CVAC does not intend to have any full time employees prior to the consummation of a business combination.

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DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION

AND CORPORATE GOVERNANCE

Current Directors and Executive Officers

CVAC’s current directors and executive officers are as follows:

Name	Age	Position

Wei Li	35	Chief Executive Officer and Director

Yiting Liu	31	Co-Chair of the Board of Directors

Ye (Sophie) Tao	33	Co-Chair of the Board of Directors

Wei Li. Mr. Li has been our Chief Executive Officer and a director since our inception. Since February 2011, Mr. Li has been a Managing Member of Ray Shi Capital Group, LLC, an entity which focuses on investments in Greater China and Asia. From November 2010 to February 2011, Mr. Li has been a Managing Member of W Ray Shi LLC, an entity which he co-founded and which focuses on investments in Greater China and Asia. From September 2003 through March 2010, Mr. Li acted in various capacities at Whitebox Advisors, a multi-strategy hedge fund, including managing its Asian long short strategy as a fund manager. He was also responsible for structuring and investing in reverse mergers, PIPEs and private financing activities related to Chinese companies. From July 1999 through July 2000, Mr. Li was a consultant with Arthur Andersen LLP. Mr. Li graduated from Zhongshan University with a Bachelor of Arts and also graduated from the University of Chicago, Graduate School of Business with a Master of Business Administration. Mr. Li is a Chartered Financial Analyst..

Yiting Liu. Ms. Liu has been the Co-Chair of our board of directors since our inception. Since July 2010, Ms. Liu has been a Managing Member of Ray Shi Capital Group, LLC, an entity which she co-founded and which focuses on investments in Greater China and Asia. From August 2006 through January 2010, Ms. Liu worked at Vision Capital Advisors, LLC, a registered investment advisor, in various capacities including as a Vice President, Greater China. At Vision, she focused on direct investments in small and medium sized enterprises, or SMEs, in China, including sourcing, structuring, negotiating, conducting due diligence, executing transactions and managing portfolio companies. From May 2005 through July 2006, Ms. Liu worked for the Corporate Strategy and Development Group at PepsiCo, Inc., in various capacities, including as an Associate and worked closely with senior management to search for acquisition targets, build business cases and develop solutions for internal operational projects. From October 2003 through April 2005, she worked for The Boston Consulting Group, a global management consulting firm, as an Associate Consultant and developed solutions to key strategic and operational issues for clients. Ms. Liu received a Bachelor of Arts from Harvard University.

Ye (Sophie) Tao. Ms. Tao has been the Co-Chair of our board of directors since our inception. Since July 2010, Ms. Tao has been a Managing Member of Ray Shi Capital Group, LLC, an entity which she co-founded and which focuses on investments in Greater China and Asia. From June 2007 through January 2010, Ms. Tao was a Senior Investment Manager, Greater China at Vision Capital Advisors, a registered investment advisor. At Vision, she focused on direct investments in small and medium sized enterprises, or SMEs in China, including sourcing, structuring, negotiating, conducting due diligence, executing transactions and managing portfolio companies. From April 2005 through June 2007, Ms. Tao worked for Banc of America Securities, in various capacities, including as an associate at Equity Sales & Trading and Equity Capital Markets, where she originated and executed convertible bond and other equity-linked issuances. From September 2003 through April 2005, she was an analyst at NERA Economic Consulting (A March & McLennan Company), where she provided economics and econometrics analysis and recommendations to multinational corporate clients involved in antitrust and securities litigations. From June 2001 through September 2002, Ms. Tao worked as a policy consultant at the Organization for Economic Cooperation and Development (OECD), where she helped countries improve regulatory processes and economic policies. Ms. Tao graduated from the University of International Business & Economics in Beijing with a Bachelor in Law. She also graduated from the Woodrow Wilson School of Public and International Affairs at Princeton University with a Master of Public Affairs with a concentration on Economics and Public Policy. Ms. Tao is a Chartered Financial Analyst.

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Wei Li, the Company’s Chief Executive officer and a director, Yiting Liu, the Company’s Co-Chair of the Board of Directors and Ye (Sophie) Tao, the Company’s Co-Chair of the Board of Directors, are all citizens of the PRC. Yiting Liu owns property in the United States.

CVAC’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Wei Li will expire at its first annual meeting of shareholders. The term of office of the second class of directors, consisting of Yiting Liu will expire at the second annual meeting. The term of office of the third class of directors, consisting of Ye (Sophie) Tao will expire at the third annual meeting.

Except as described above and under “— Conflicts of Interest,” none of CVAC’s directors and officers is currently a principal of or affiliated with a public company or blank check company that executed a business plan similar to its business plan. CVAC believes that the skills and experience of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to successfully identify and effect a business combination although it cannot assure that they will, in fact, be able to do so.

Audit Committee and Audit Committee Financial Expert

BDH Acquisition’s board of directors intends to establish an audit committee upon consummation of the Business Combination. At that time its board of directors intends to adopt a charter for the audit committee. Accordingly, CVAC does not have an audit committee financial expert at this time and will not have such an expert until it consummates the Business Combination.

Code of Ethics

BDH Acquisition intends to adopt a code of conduct and ethics applicable to its directors, officers and employees in accordance with applicable federal securities laws after the consummation of the Business Combination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CVAC’s officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file.  Based solely upon a review of such Forms, management believes that all of these reports were filed in a timely manner.

Directors and Executive Officers after the Business Combination

BDH Acquisition’s directors and executive officers after the business combination will be as follows:

Name	Age	Position

Patrick Imeson	64	Chief Executive Officer and Director

Eric Altman	42	Chief Financial Officer

Michael Feinberg	68	Director

General Michael Hagee (USMC Ret.)	67	Director

Ye (Sophie) Tao	33	Director

Yiting Liu	31	Director

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Patrick Imeson. Mr. Imeson will serve as BDH Acquisition’s Chief Executive Officer and Chairman of its Board of Directors. Mr. Imeson began assembling and investing in the holdings of Black Diamond Holdings LLC in 2000 through Calim Private Equity LLC, a company he co-founded, and then in 2008 he continued to manage these holdings as Managing Director of Black Diamond Financial Group LLC, a company he founded. Mr. Imeson also serves as Chief Executive Officer and Chairman of Board of Directors for Black Diamond’s subsidiary, Eastern Resources Inc. since April 6, 2012. Mr. Imeson draws upon a diverse career in finance and company operations. As a senior vice president of a midsized asset management firm, he led initiatives in sales and marketing of alternative investments as well as building international relationships. He has also held senior executive and entrepreneurial responsibilities in sectors including engineering, regional airlines, insurance, food & beverage, and mining. Mr. Imeson was educated at New Mexico Military Institute and attended two years at the U.S. Naval Academy at Annapolis prior to leaving to pursue a career in business and finance.

Eric Altman. Mr. Altman will serve as BDH Acquisition’s Chief Financial Officer. Mr. Altman brings experience in financing companies that are the developmental stage along with public, tax and industry accounting/finance experience. In his career as the Chief Financial Officer and Portfolio Manager of a private equity firm and as a senior accountant with Coopers & Lybrand, Fidelity Investments, and several smaller firms, he has worked with companies in sectors such as software, biotechnology, energy consulting, construction, real estate and lodging, mutual funds, and venture capital. Mr. Altman holds a bachelor of science degree in industrial economics from Union College and a joint MS/MBA degree from the Graduate School of Professional Accounting at Northeastern University. Mr. Altman has been the Chief Financial Officer of our Manager, Black Diamond Financial Group LLC, for the last five years, Chief Financial Officer of our subsidiary Transnetyx Holdings LLC since July 28, 2011 and Chief Financial Officer, Vice President – Finance and Treasurer of our subsidiary Eastern Resources Inc. since April 6, 2012.

Michael Feinberg. Mr. Feinberg will serve on BDH Acquisition’s Board of Directors. Mr. Feinberg has 45 years of experience as a property developer, owner and investor. He has owned and/or developed residential and office buildings in the greater metropolitan New York and South Florida areas. During at least the past five years, Mr. Feinberg has been the owner and designed the golf course at The Club at Emerald Hills in Hollywood, Florida, he has served as a director in Rackwise Inc., since January 6, 2012 and as a director in Eastern Resources Inc., since April 6, 2012 and Transnetyx Holdings Inc. since June 2004. He was also one of the earlier financiers of Ultimate Software, a leading provider of end-to-end strategic human resources, payroll and talent management solutions.

General Michael Hagee (USMC Ret.). General Hagee will serve on BDH Acquisition’s Board of Directors. Since December 2008, General Hagee has served as President and Chief Executive Office of the Admiral Nimitz Foundation and is an independent consultant to corporate executives and business leaders. He served more than 38 years in the U.S. Marine Corps, finishing his active duty career as the 33rd Commandant of the Marine Corps and a member of the Joint Chiefs of Staff. General Hagee holds Masters’ degrees in electrical engineering and national security studies from the U.S. Naval Academy. He served on the U.S. Department of Defense Science Board and the National Security Advisory Council for the Center for U.S. Global Engagement and U.S. Global Leadership Campaign.

See the biographies for Yiting Liu and Ye (Sophie) Tao in the section entitled “Directors, Executive Officers, Executive Compensation And Corporate Governance—Current Directors and Executive Officers.”

Board Committees

BDH Acquisition’s amended and restated bylaws grant the board of directors the authority to delegate its powers to committees. BDH Acquisition’s committees, once formed, will be required to conduct meetings and take action in accordance with the directions of the board of directors, the charter, and the terms of the respective committee charters. BDH Acquisition intends to create three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee may not delegate any of its authority to subcommittees unless otherwise authorized by the board of directors.

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Audit Committee. BDH Acquisition intends to establish an audit committee after the consummation of the Business Combination. The audit committee will be comprised entirely of independent directors who meet the independence requirements of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, and will include at least one “audit committee financial expert,” as required by applicable SEC regulations. The audit committee will be responsible for, among other things:

•	retaining and overseeing our independent accountants;

•	assisting the board of directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

•	reviewing and approving the plan and scope of the internal and external audit;

•	pre-approving any audit and non-audit services provided by our independent auditors;

•	approving the fees to be paid to our independent auditors;

•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;

•	preparing the audit committee report to be filed with the SEC; and

•	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee. BDH Acquisition intends to establish a compensation committee after the consummation of the Business Combination. The compensation committee will be comprised entirely of independent directors who meet the independence requirements of the NYSE. In accordance with the compensation committee charter, the members will be “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include:

•	reviewing the Manager’s performance of its obligations under the Management Services Agreement;

•	determining the compensation of our independent directors;

•	granting rights to indemnification and reimbursement of expenses to the Manager and any individuals seconded to BDH Acquisition from the Manager; and

•	making recommendations to the board of directors regarding equity-based and incentive compensation plans, policies and programs.

Nominating and Corporate Governance Committee. BDH Acquisition intends to establish a nominating and corporate governance committee. The nominating and corporate governance committee will be comprised entirely of independent directors who meet the independence requirements of the NYSE. The nominating and corporate governance committee will be responsible for, among other things:

•	recommending the number of directors to comprise the board;

•	identifying and evaluating individuals qualified to become members of the board, other than the Manager’s appointed director and his or her alternate, and soliciting recommendations for director nominees from the chairman and chief executive officer of BDH Acquisition;

•	recommending to the board of directors the director nominees for each annual stockholders’ meeting;

•	recommending to the board of directors the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than the Manager’s appointed director;

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•	reviewing independent director compensation and board processes, self-evaluations and policies;

•	overseeing compliance with the code of ethics and conduct by our officers and directors; and

•	monitoring developments in the law and practice of corporate governance.

Corporate Governance

BDH Acquisition intends to adopt corporate governance guidelines that set forth its corporate governance objectives and policies after the consummation of the Business Combination. BDH Acquisition’s corporate governance guidelines will be available in print from it without charge upon request by writing to Investor Relations at BDH Acquisition Company, 1610 Wynkoop Street, Suite 400, Denver, Colorado, 80202.

BDH Acquisition intends to also adopt a code of ethics that sets forth its commitment to ethical business practices. BDH Acquisition’s code of ethics will apply to its directors, officers and employees, including its chief executive officer and chief financial officer. BDH Acquisition’s code of ethics will be available in print from it without charge upon request by writing to Investor Relations at BDH Acquisition Company, 1610 Wynkoop Street, Suite 400, Denver, Colorado, 80202.

Communications to the board of directors, to non-management directors as a group or to any director individually may be made by writing to the following address:

Attention: [Board of Directors] [Board Member]

c/o Patrick Imeson, Chief Executive Officer

1610 Wynkoop Street, Suite 400

Denver, Colorado 80202

Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or to the chairman of our board of directors if addressed to the full board.

Insider Trading Policy

Directors, executive officers and employees may acquire confidential information from time to time through their employment or fiduciary relationship with Black Diamond.

After the Business Combination, BDH Acquisition’s board of directors will establish an insider trading policy reinforcing the principles behind the insider trading prohibition under U.S. law. Among other things, directors, executive officers and employees will be prohibited from executing any trade in securities of BDH Acquisition and any other company about which they acquire material non-public information in the course of their duties for BDH Acquisition.

Compensation of Directors and Executive Officers

Compensation of Officers and Directors of CVAC

None of CVAC’s directors or officers have received any cash compensation for services rendered to it. CVAC’s initial shareholders purchased 790,625 initial shares for an aggregate consideration of $25,000. In addition, its directors purchased an aggregate of 1,500,000 insider warrants for an aggregate consideration of $525,000. CVAC believes that because its officers and directors own such shares and warrants, no compensation (other than reimbursement of out-of-pocket expenses) is necessary and such persons have agreed to serve in their respective role without compensation.

CVAC has agreed to pay to Ray Shi Capital Group, LLC, an entity affiliated with Yiting Liu, one of its directors, Ye (Sophie) Tao, one of its directors and Wei Li, its Chief Executive Officer and one of its directors, a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on February 18, 2011 and ending on the earlier of its consummation of a business combination or the liquidation of the trust account. This arrangement was agreed to by Ray Shi Capital Group, LLC for CVAC’s benefit and is not intended to provide Ray Shi Capital Group, LLC compensation in lieu of a management fee or other remuneration because it is anticipated that the expenses to be paid by Ray Shi Capital Group, LLC will approximate the monthly reimbursement. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

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Other than this $7,500 per month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to CVAC’s officers, or directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, CVAC’s officers and directors and their respective affiliates will receive reimbursement for any reasonable out-of-pocket expenses incurred by them in connection with identifying, investigating and consummating a potential business combination with one of more target businesses. There are no limitations on the amount of expenses for which they can seek reimbursement, provided such expenses were incurred for our benefit. There will be no review of the reasonableness of the expenses by anyone other than CVAC’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by CVAC unless it consummates the Business Combination.

Compensation of Officers and Directors of Black Diamond

Upon consummation of the Business Combination, BDH Acquisition will enter into a management services agreement with the Manager, or the Management Services Agreement. The Management Services Agreement defines the Manager’s duties and responsibilities and is subject to the oversight and supervision of BDH Acquisition’s Board. The Manager is responsible for the conduct of BDH Acquisition’s day-to-day business and affairs and is entitled to receive a management fee for the provision of its services. The anticipated executive officers of BDH Acquisition after the consummation of the Business Combination are Patrick Imeson and Eric Altman, each of whom are employed by the Manager and will be seconded to BDH Acquisition, which means that they will be assigned by the Manager to work for BDH Acquisition during the term of the Management Services Agreement between BDH Acquisition and the Manager. Upon the consummation of the Business Combination, BDH Acquisition will not have any other executive officers. The Manager determines and pays the compensation of these officers who are referred to as the “named executives.”

Upon consummation of the Business Combination, BDH Acquisition will not pay any compensation to its executive officers seconded to it by the Manager. The Manager is responsible for the payment of compensation to the executive officers seconded to it. BDH Acquisition will not reimburse the Manager for the compensation paid to its chief executive officer, Patrick Imeson or its chief financial officer, Eric Altman. BDH Acquisition will, however, pay its Manager a quarterly management fee and the Manager will use the proceeds from the management fee, in part, to make distributions to Mr. Imeson and Mr. Altman in their capacities as members of the Manager. BDH Acquisition has the right to require the Manager to replace Mr. Imeson as its chief executive officer and Mr. Altman as its chief financial officer.

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation accrued for our named executive officers in each of 2011 and 2010 and should be read in conjunction with the Compensation Discussion and Analysis.

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Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Patrick W.M. Imeson (1),(2)	2011	$300,000	—	—		—	$300,000
Chief Executive Officer	2010	$300,000	—	—		—	$300,000

Eric Altman (1),(3)	2011	$150,000	—	—		—	$150,000
Chief Financial Officer	2010	$150,000	—	—		—	$150,000

(1) Black Diamond has no employees. It has arranged a Management Services Agreement with the Manager to manage the its affairs and appoint a Chief Executive Officer and Chief Financial Officer.

(2) Patrick Imeson is the majority owner and Manager of the Manager. Mr. Imeson is compensated by the Manager for services he performs for the Manager including his role as Chief Executive Officer of Black Diamond.

(3) Eric Altman is the minority owner and Chief Financial Officer of the Manager. Mr. Altman is compensated by the Manager for services he performs for the Manager including his role as Chief Financial Officer of Black Diamond.

Grants of Plan Based Awards

None of BDH Acquisition’s named executive officers participate in or have account balances in any plan based award programs.

Employment Agreements

None of BDH Acquisition’s named executive officers have employment agreements with BDH Acquisition or the Manager.

Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

None of BDH Acquisition’s named executive officers have ever held options to purchase interests in it or other awards with values based on the value of its interests.

Pension Benefits

None of BDH Acquisition’s named executive officers participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by it.

Nonqualified Deferred Compensation

None of BDH Acquisition’s named executive officers participate in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by it.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of CVAC’s ordinary shares as of November 9, 2012 by:

•	each person known to CVAC to be the beneficial owner of more than 5% of its outstanding ordinary shares;

•	each of its officers and directors; and

•	all of its officers and directors as a group.

Unless otherwise indicated, CVAC believes that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, CVAC believes, based on the information furnished to it, that the persons and entities named in the table below have sole voting and investment power with respect to all CVAC ordinary shares that they beneficially own, subject to applicable community property laws. All CVAC ordinary shares subject to options or warrants exercisable within 60 days of November 9, 2012 are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 3,552,991 ordinary shares outstanding as of November 9, 2012.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Ordinary Shares

Wei Li	263,542	7.4%
Yiting Liu	263,542	7.4%
Ye (Sophie) Tao	263,541	7.4%
All directors and executive officers as a group (3 persons)	790,625	22.2%
Encore Atlantic Fund, LLC(2)	250,000	7.0%
Brian Taylor(3)	250,000	7.0%
Pine River Capital Management L.P.(4)	250,000	7.0%
AQR Capital Management, LLC (5)	238,275	6.7%
Nisswa Master Fund Ltd.(6)	227,088	6.4%
North Pole Capital Master Fund(7)	185,200	5.2%

(1)	Unless otherwise noted, the business address of each of the individuals is 555 N.E. 15th Street, Suite 200, Miami, Florida 33132.

(2)	The business address of Encore Atlantic Fund, LLC is 3700 South Ocean Boulevard, Apt. 1503, Highland Beach, Florida 33487. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G filed with the Securities and Exchange Commission on March 1, 2011.

(3)	The business address of Mr. Taylor is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Mr. Taylor shares voting and dispositive control over these shares. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G filed with the Securities and Exchange Commission on April 8, 2011.

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(4)	The business address of Pine River Capital Management L.P. is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Pine River Capital Management L.P. shares voting and dispositive control over these shares. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G filed with the Securities and Exchange Commission on April 8, 2011.

(5)	The business address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, Connecticut 06830. AQR Capital Management, LLC shares voting and dispositive power over these shares. AQR Capital Management, LLC serves as the investment manager to the AQR Diversified Arbitrage Fund, an open-end registered investment company, which holds 5.6% of the total amount held by AQR Capital Management, LLC. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012.

(6)	The business address of Nisswa Master Fund Ltd, is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Nisswa Maser Fund Ltd. shares voting and dispositive control over these shares. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G filed with the Securities and Exchange Commission on April 8, 2011.

(7)	The business address of North Pole Capital Master Fund is 401 Bay Street, Suite 1900, PO Box 19, Toronto, Ontario, M5H 2Y4, Canada. Polar Securities, Inc. serves as investment advisor to North Pole Capital Master Fund with respect to these shares. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G filed with the Securities and Exchange Commission on June 4, 2012.

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Security Ownership of the Combined Company after the BUSINESS COMBINATION

The following tables sets forth information regarding the beneficial ownership of BDH Acquisition’s common stock and preferred stock immediately after the consummation of the Business Combination by:

•	each person known to BDH Acquisition who will be the beneficial owner of more than 5% of any class of its stock immediately after the Business Combination;

•	each of its officers and directors; and

•	all of its officers and directors as a group.

Unless otherwise indicated, BDH Acquisition believes that all persons named in the table will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all BDH Acquisition securities beneficially owned by them.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, BDH Acquisition believes, based on the information furnished to it, that the persons and entities named in the table below will have, immediately after the consummation of the Business Combination, sole voting and investment power with respect to all stock that they beneficially own, subject to applicable community property laws. All BDH Acquisition stock subject to options or warrants exercisable within 60 days of the consummation of the Acquisition are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on 67,383,334 BDH Acquisition common stock to be outstanding upon consummation of the Acquisition and 4,986,324 BDH Acquisition Series A Preferred Stock to be outstanding upon consummation of the Acquisition. In addition, the table below assumes that no CVAC ordinary shares have been redeemed.

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Title of Class: Common Stock

Name and Address of	Amount and Nature of	Approximate Percentage of
Beneficial Owner(1)	Beneficial Ownership	Outstanding Common Stock
Patrick Imeson (10) (11)	10,995,327	16.32%
Eric Altman (10) (12)	171,475	0.25%
Michael Feinberg (2) (13)	38,466,760	57.09%
Michael Hagee (3)	4,167	0.01%
Yiting Liu (4)	-	0.00%
Sophie Ye Tao (4)	-	0.00%
All directors and officers as a group	49,637,729	73.66%

John P. Calamos Sr. (5) (14)	9,128,832	13.55%
Black Diamond Financial Group LLC	6,972,524	10.35%
Black Diamond Fund I, LLC	7,333,333	10.88%
Calim Private Equity, LLC	3,477,633	5.16%
Calim Venture Partners I, LLC	11,666,667	17.31%
Calim Venture Partners II, LLC	33,333,334	49.47%
Calim Bridge Partners II, LLC	11,666,667	17.31%
MFPI Partners, LLC	15,342,722	22.77%

Title of Class: Series A Preferred Stock

Name and Address of	Amount and Nature of	Approximate Percentage of
Beneficial Owner(1)	Beneficial Ownership	Series A Preferred Stock
Patrick Imeson (10) (11)	69,167	1.39%
Eric Altman (10) (12)	20,833	0.42%
Michael Feinberg (2) (13)	622,500	12.48%
Michael Hagee (3)	4,167	0.08%
Yiting Liu (4)	263,542	5.29%
Sophie Ye Tao (4)	263,541	5.24%
All directors and officers as a group	1,243,750	24.94%

Wei Li (4)	263,542	5.29%
MFPI Partners, LLC	691,667	13.87%
Triple R-F, LLC (6)	591,667	11.87%
Encore Atlantic Fund, LLC (7)	250,000	5.01%
Brian Taylor (8)	250,000	5.01%
Pine River Capital Management L.P. (9)	250,000	5.01%

(1)	Unless otherwise indicated in the tables, the address for each person named in the tables is c/o Black Diamond Holdings, 1610 Wynkoop Street, Suite 400, Denver, CO 80202.

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(2)	The business address of Mr. Michael Feinberg is 4100 N. Hills Drive, Hollywood, Florida 33021.

(3)	The address of General Michael Hagee is 1011 Homestead Drive, Fredericksburg, Texas 78624.

(4)	The business address of each of the individuals is 555 N.E. 15th Street, Suite 200, Miami, Florida 33132.

(5)	The business address of Mr. John Calamos is 2020 Calamos Court, Naperville, IL 60563.

(6)	The business address of Triple R-F is PO Box 1886, Windermere, Florida 34786.

(7)	The business address of Encore Atlantic Fund, LLC is 3700 South Ocean Boulevard, Apt. 1503, Highland Beach, Florida 33487.

(8)	The business address of Mr. Taylor is c/o Pine River Capital Management L.P., 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Mr. Taylor shares voting and dispositive control over these shares.

(9)	The business address of Pine River Capital Management L.P. is 601 Carlson Parkway, Suite 330, Minnetonka, Minnesota 55305. Pine River Capital Management L.P. shares voting and dispositive control over these shares.

(10)	Patrick Imeson and Eric Altman are the managers of Black Diamond Financial Group, LLC. Black Diamond Financial Group, LLC is the manager of Calim Venture Partners I, LLC, Calim Venture Partners II, LLC, Calim Bridge Partners I, LLC and Calim Bridge Partners II, LLC (the Calim Entities) and Black Diamond Fund I, LLC. The Calim Entities and Black Diamond Fund I are the owner of ninety-seven percent (97%) of the common stock of the Company. As such, Patrick Imeson and Eric Altman have the majority voting and investment power with respect to our Common Stock and may be deemed to beneficially own all of that stock owned by the Calim Entities. Messrs. Imeson and Altman disclaim beneficial ownership of this stock except for the shares disclosed on the Beneficial Ownership Table.

(11)	Patrick Imeson owns indirectly, through certain investment funds that comprise the Company, 2% of the membership interests of the Calim Entities, 10% of the membership interests of MFPI Partners, LLC and 50% of the membership interest of Calim Private Equity, LLC and 99% of the membership interest of Black Diamond Financial Group, LLC. As such, Mr. Imeson is deemed to beneficially own 15.94% of the Common Stock of the Company (10,995,327 shares) and 1.38% of the Preferred Stock of the Company (69,167 shares) owned by MFPI Partners, LLC, the Calim Entities, Calim Private Equity, LLC and Black Diamond Financial Group, LLC.

(12)	Eric Altman owns indirectly, through certain investment funds that comprise the Company, 0.1% of the membership interests of the Calim Entities and 1% of the membership interests of Black Diamond Financial Group, LLC. As such, Mr. Altman is deemed to beneficially own 0.25% of the Common Stock of the Company (171,475 shares) owned by the Calim Entities and Black Diamond Financial Group, LLC.

(13)	Michael Feinberg owns indirectly, through certain investment funds that comprise the Company, 34% of the membership interests of the Calim Entities and 90% of the membership interests of MFPI Partners, LLC. As such, Mr. Feinberg is deemed to beneficially own 56% of the Common Stock of the Company (38,466,760 shares) owned by the Calim Entities and MFPI Partners, LLC and 12% of the Preferred Stock of the Company (622,500 shares) owned by MFPI Partners, LLC.

(14)	John Calamos owns indirectly, through certain investment funds that comprise the Company, 11% of the membership interests of the Calim Entities and 50% of the membership interests of Calim Private Equity, LLC. As such, Mr. Calamos is deemed to beneficially own 13% of the Common Stock of the Company (9,128,832 shares) owned by the Calim Entities and Calim Private Equity, LLC.

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CERTAIN TRANSACTIONS

Certain Transactions of CVAC

Certain Relationships and Related Transactions

On February 25, 2011, CVAC’s directors purchased an aggregate of 1,500,000 Insider Warrants in the Warrant Offering at a price of $0.35 per Insider Warrant, for an aggregate purchase price of $525,000. The Insider Warrants are identical to the Warrants sold in the IPO, except that they are non-redeemable and may be exercised on a “cashless basis.”

CVAC has agreed to pay to Ray Shi Capital Group, LLC, an affiliate of Yiting Liu, one of its directors, Ye (Sophie) Tao, one of its directors and Wei Li, its Chief Executive Officer and one of its directors, a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on February 18, 2011 and ending on the earlier of its consummation of a business combination or the liquidation of the trust account if it has not completed a business combination within the required time periods. This arrangement was agreed to by Ray Shi Capital Group, LLC for CVAC’s benefit and is not intended to provide Ray Shi Capital Group, LLC compensation. CVAC believes that such fees are at least as favorable as it could have obtained from an unaffiliated third party.

CVAC will reimburse its officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on CVAC’s behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by CVAC, which will be reviewed only by CVAC’s board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the payment of $7,500 per month to Ray Shi Capital Group, LLC in connection with office space, administrative services and secretarial support rendered to CVAC and reimbursement of reasonable out-of-pocket expenses to its officers, directors, or any of their respective affiliates, no compensation of any kind, including finders’ and consulting fees, will be paid to any of its executive officers and directors or any of their respective affiliates who owned its ordinary shares prior to the IPO for services rendered to it prior to or with respect to the business combination.

All ongoing and future transactions between CVAC and any of its officers and directors or their respective affiliates, including loans by CVAC’s officers and directors, will be on terms believed by it to be no less favorable to it than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of CVAC’s uninterested “independent” directors (to the extent it has any) or the members of its board who do not have an interest in the transaction, in either case who had access, at its expense, to its attorneys or independent legal counsel. CVAC will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to CVAC than those that would be available to it with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

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CVAC’s board of directors will be responsible for reviewing and approving related-party transactions to the extent it enters into such transactions. The board of directors will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the board of directors with all material information concerning the transaction. Additionally, we require each of CVAC’s directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Certain Transactions of Black Diamond

Certain Relationships and Related Transactions

The Manager

The Manager is majority owned and controlled by Patrick Imeson. Mr. Imeson serves as Black Diamond’s Chairman of the Board and our Chief Executive Officer and will be the Chief Executive Officer of BDH Acquisition immediately after the consummation of the Business Combination. Eric Altman serves as Black Diamond’s Chief Financial Officer, will be the Chief Financial Officer of BDH Acquisition immediately after the consummation of the Business Combination and is a minority member of the Manager.

Black Diamond has engaged the Manager through a Management Services Agreement (“MSA”). The MSA entitles BDFG to 2% of Black Diamond’s contributed capital plus net debt outstanding as an annual management fee. This fee will be reduced or offset by any management fees or wages collected by the Manager, its members or employees from Black Diamond’s subsidiaries or holdings.

The following is a list of existing management fees and wages currently being assessed by the Manager, its members or employees that would offset the fees charged in the MSA:

Offsetting Management Fees assessed by BDFG:

• Black Diamond Holdings LLC $1,500,000

• Eastern Resources Inc. $180,000

• Transnetyx Inc. $180,000

• Rackwise Inc. $120,000

• Rackwise Funding LLC $36,000

Offsetting Wages from Eastern Resources to its Officers:

• Patrick Imeson $60,000

• Eric Altman $60,000

In addition to Black Diamond’s subsidiaries and holdings that are managed by the Manager, the Manager is also the manager of Black Diamond Bridge Capital Fund I LLC (“BDBC”), Black Diamond Funds I LLC (“BDFI”), Calim Venture Partners I (“CVPI”), Calim Venture Partners II LLC (“CVPII”), Calim Bridge Partners I LLC (“CBPI”) and Calim Bridge Partners II LLC (“CBPII”). With the exception of BDBC, upon the consummation of the Business Combination, these entities will hold an aggregate of 66,666,667 shares of BDH Acquisition’s common stock. The Manager has a relationship with each of these entities pursuant to which it is entitled to 20% of distributions after return of capital and also charges a management fee to BDBC.

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Black Diamond’s Chairman of the Board and Chief Executive Officer, Patrick Imeson

Patrick Imeson serves as Black Diamond’s Chairman of the Board and Chief Executive Officer and will be the Chief Executive Officer of BDH Acquisition immediately after the consummation of the Business Combination. He also owns and controls the Manager. Additionally, Mr. Imeson serves in various capacities at Black Diamond’s subsidiaries, has an employment contract with ESRI for $60,000 per annum and has been issued stock options from ESRI entitling him to purchase 2,000,000 shares of common stock of ESRI at an exercise price of $1.00 per share. Mr. Imeson is also an owner and manager of MFPI Partners LLC.

Black Diamond’s Chief Financial Officer, Eric Altman

Eric Altman serves as Black Diamond’s Chief Financial Officer and will be the Chief Financial Officer of BDH Acquisition immediately after the consummation of the Business Combination. He is a minority member and Chief Financial Officer of the Manager. Additionally, he serves various capacities at Black Diamond’s subsidiaries, has an employment contract with ESRI for $60,000 per annum and has been issued stock options from ESRI entitling him to purchase 1,000,000 shares of common stock at an exercise price of $1.00 per share. Mr. Altman serves as the Chief Financial Officer of MFPI Partners LLC, Black Diamond Bridge Capital LLC, Black Diamond Funds I LLC (“BDFI”), Calim Venture Partners I (“CVPI”), Calim Venture Partners II LLC (“CVPII”), Calim Bridge Partners I LLC (“CBPI”) and Calim Bridge Partners II LLC (“CBPII”).

Michael Feinberg

Michael Feinberg is a beneficial owner of over 10% of the outstanding membership interests of Black Diamond through his investments in CVPI, CVPII, CBPI, CBPII and MFPI Partners LLC (“MFPI”). Mr. Feinberg also owns 9.93 Membership Units of Elkhorn, made $125,000 loan to Carbon Fuels and is an investor in BDBC. Upon consummation of the Business Combination, Mr. Feinberg will serve on the board of directors of BDH Acquisition. Mr. Feinberg is a non-executive director of Transnetyx, Eastern Resources Inc. and Rackwise.

John P. Calamos, Sr.

John P. Calamos, Sr. is a beneficial owner of over 10% of the outstanding membership interests of Black Diamond through his investments in CVPI, CVPII, CBPI and BDFI. Mr. Calamos also owns 410 Preferred Membership Units of Black Diamond Holdings LLC, 4.17 Membership Units of Elkhorn, has $1,605,000 loans and convertible loan outstanding to Elkhorn, $300,000 in convertible debt to Transnetyx and $900,000 in loans to Global VR. Mr. Calamos does not participate on any boards or have any management roles with respect to Black Diamond, its holdings or the Manager.

Robert Imeson

Robert Imeson is the Chief Executive Officer of Black Diamond’s subsidiary, Barclay’s Wine and is also the brother of Black Diamond’s Chief Executive Officer, Patrick Imeson. In 2010, Robert Imeson received a stock option grant from Barclay’s Wine that entitles him to 12.5% of the outstanding securities of Barclay’s Wine.

Josephine Imeson

Josephine Imeson is the mother of Robert Imeson, the Chief Executive Officer of Black Diamond’s subsidiary Barclay’s Wine and the mother of Black Diamond’s Chief Executive Officer, Patrick Imeson. Josephine Imeson holds a short-term note issued by Barclay’s Wine.

MFPI Partners LLC

MFPI Partners LLC (MFPI) is owned by Patrick Imeson and Michael Feinberg and is an indirect beneficiary of more than 10% of Black Diamond’s membership interests through its investments in BDFI, CVPI, CVPII, CBPI, and CBPII. In addition, MFPI has made direct investments in Elkhorn, Rackwise, BDBC and Global VR. MFPI is managed by Patrick Imeson and Eric Altman serves as its CFO. Neither Mr. Imeson nor Mr. Altman receive compensation from MFPI, however, Mr. Imeson does have an indirect interest in MFPI due to his ownership of MFPI membership units.

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Black Diamond Bridge Capital Fund I LLC

Black Diamond Bridge Capital Fund I LLC (BDBC) is a fund managed by BDFG. This fund is majority owned by MFPI and its investments in Black Diamond’s subsidiaries and holdings, consisting of investments in Elkhorn, Rackwise Funding, Sagaciore, Carbon Fuels and Barclay’s Wine.

Black Diamond Funds I LLC, Calim Venture Partners I, Calim Venture Partners II LLC, Calim Bridge Partners I LLC and Calim Bridge Partners II LLC

Black Diamond Funds I LLC (“BDFI”), Calim Venture Partners I (“CVPI”), Calim Venture Partners II LLC (“CVPII”), Calim Bridge Partners I LLC (“CBPI”) and Calim Bridge Partners II LLC (“CBPII”) BDFI will hold an aggregate of 66,666,667 shares of BDH Acquisition common stock upon the consummation of the Business Combination. The majority holders of the these entities are Michael Feinberg, both directly and through MFPI Partners, and John Calamos. BDFG has a relationship with these entities where it is entitled to 20% of distributions after return of capital.

Management Services Agreement

Upon consummation of the Business Combination, BDH Acquisition will enter into a management services agreement pursuant to which the Manager will provide management services. See the section entitled “Black Diamond Financial Group—The Manager—The Manager as Manager of BDH Acquisition” for more information about the management services agreement.

Offsetting Management Services Agreements

The Manager may, at any time, enter into offsetting management services agreements directly with the businesses that Black Diamond owns relating to the performance by the Manager of offsetting management services for such businesses. All fees, if any, paid by the businesses that Black Diamond owns to the Manager pursuant to an offsetting management services during any fiscal quarter will offset, on a dollar-for-dollar basis, the management fee otherwise due and payable by BDH Acquisition to the Manager under the management services agreement for such fiscal quarter. The existing fees that would be included in the offsetting of the Management Services Agreement are listed above. See the section entitled “Black Diamond Financial Group—The Manager—The Manager as Manager of BDH Acquisition” for more information about the management services agreement.

Code of Ethics

After the consummation of the Business Combination, BDH Acquisition’s board of directors intends to adopt a code of ethics and conduct establishing the standards of ethical conduct applicable to all directors, officers and employees, as applicable, of BDH Acquisition, the Manager, members of BDH Acquisition’s management team and other employees of the Manager and any other person who is performing services for or on behalf of BDH Acquisition. BDH Acquisition anticipates that its businesses will adopt codes of ethics and conduct substantially similar to that of BDH Acquisition.

The code of ethics and conduct will address, among other things, conflicts of interest and related party transactions generally and will require the approval of all related party transactions by the company's nominating and corporate governance committee. The code of ethics and conduct specifically will require nominating and corporate governance committee approval for transactions between BDH Acquisition and any of its affiliates or affiliates of the Manager relating to the provision of any services to BDH Acquisition or its businesses. BDH Acquisition will disclose promptly any waivers of the code of ethics and conduct by its nominating and corporate governance committee with respect to directors and executive officers of BDH Acquisition. In addition, BDH Acquisition’s nominating and corporate governance committee will review any conflicts of interest that may arise between it and the Manager.

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Investment Transactions with Related Parties

During 2012, Black Diamond issued an unsecured note receivable jointly and severally to CVPI, CVPII, CBPI and CBPII due in August 2015. As of June 30, 2012 (unaudited), the balance of the note receivable was $1,100,000. This note requires quarterly payments of $22,000. The note bears interest at an annual rate of 8.00% on the outstanding principal amount and becomes due in August 2015. Interest income recognized on the note receivable as of June 30, 2012 (unaudited) was $20,500.

EGI and MTMI's assets serve as collateral for an option that would require MFPI Partners to purchase membership units of CBPII. The option, if exercised is give MFPI an obligation of $11,530,000 as of June 30, 2012 secured by EGI and MTMI’s assets.

Transnetyx entered into a $300,000 subordinated note payable to John Calamos with interest payable monthly at 14%, due on demand. The note is unsecured and is subject to certain restrictive covenants and conversion rights. There is $574,067 in outstanding principal and interest as of June 30, 2012.

Carbon Fuels entered into a loan with Black Diamond Bridge Capital Fund I, LLC up to $1,500,000 with interest at 12%. The promissory note matures in December 2014. There is $1,603,000 in outstanding principal and interest as of June 30, 2012.The note is unsecured.

Carbon Fuels entered into a loan with Michael Feinberg up to $125,000 with interest at 12%. The promissory note matures in December 2014. There is $190,000 in outstanding principal and interest as of June 30, 2012.. The note is unsecured.

Global VR entered into a loan with John Calamos due on demand with interest at 12.00% per year. There is $1,494,000 in outstanding principal and interest as of June 30, 2012.

During January 2008, MFPI Partners, LLC entered into a loan for $5,000,000 with Global VR. The loan was due January 2009. The loan pays interest at the rate of 12.00% per annum, payable monthly. During May 2009, as part of the $1,000,000 note agreement, the accrued and unpaid interest was included in the revised notes. Included in the revision, the loans accrue interest at 18.00% per annum compounded quarterly and are due November 2013. The holder of the note has certain conversion rights that may be exercised at their option. There is $10,692,000 in outstanding principal and interest as of June 30, 2012.

During May 2007, MFPI Partners, LLC entered into a loan for 13,416,666 which it purchased at a 40% discount. The loan was due November 2013. The loan pays interest at the rate of 12.00% per annum, payable monthly. At the election of the holder, the principal amount of the loan has conversion rights into Membership Units of Elkhorn Goldfields LLC. There is $19,528,641 in outstanding principal and interest as of June 30, 2012.

Barclay’s Wine entered into a note payable with Rob Imeson with no interest. The note is due on demand. The balance is $12,253 as of June 30, 2012.

Barclay’s Wine entered into a note payable with Jo Imeson with no interest. The note is due on demand. The balance is $7,100 as of June 30, 2012.

Barclay’s Wine entered into Convertible loans payable to Black Diamond Bridge Capital Fund I, LLC with interest payable at 12.00% and principal and interest due December 2012. There is $226,000 in outstanding principal and interest as of June 30, 2012.

Elkhorn issued Bonds with carried interest to John Calamos with interest payable monthly at 12.00% per year, and became payable in May 2012. The lender received 4.17 membership units of Elkhorn. There is $194,000 in outstanding principal and interest as of June 30, 2012. Eklhorn is currently in default under these Bonds for failure to pay them when due.

During February 2012, Elkhorn’s subsidiary ESRI entered into a convertible bridge loan with John Calamos totaling $1,500,000. The loan is unsecured and calls for 12% annual interest on the outstanding unpaid principal. The loans are convertible into ESRI’s common stock at an exercise price of $1.00 per share, with the holder receiving one five-year warrant attached to each share. Two warrants will allow the holder the rights to acquire an additional share of common stock for $1.50. In addition, the holder will be issued warrants exercisable at $0.01 per share, exercisable at the time of closing a private placement offering ("PPO") or other financing. If the share value of the PPO is less than $1.25, an appropriate number of warrants may be exercised by the holder giving the holder additional shares at the cost of $0.01 per share to effect conversion at a 25% discount from the share price of the PPO or the next round of funding. Assuming the public transaction completes, but the PPO or other equity financing is not completed within six months, the holder may put the shares to ESRI at $2.00 per share. The loan matured on August 29, 2012, and prior to that date, but after the closing of the PPO. There is $1,560,000 in outstanding principal and interest as of June 30, 2012. ESRI is currently in default under these loans for failure to pay them when due.

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On July 6, 2012, Elkhorn’s subsidiary, Elkhorn Goldfields, Inc., entered into a promissory note with Patrick Imeson for a total of $10,000. The note matures on May 31, 2013 and accrues interest at a rate of 6.0%.

On July 19, 2012, Elkhorn’s subsidiary Elkhorn Goldfields, Inc., entered into a promissory note with Black Diamond Financial Group, LLC for a total of $75,200. The note accrued interest at a rate of 6.0%. The note was repaid in full in October, 2012.

On August 2, 2012, Elkhorn’s subsidiary, Elkhorn Goldfields, Inc., entered into a promissory note with Michael Feinberg for a total of $67,060. The note accrued interest at a rate of 6.0%. The note was repaid in full in October, 2012.

On August 3, 2012, Elkhorn’s subsidiary, Elkhorn Goldfields, Inc., entered into a promissory note with Patrick Imeson for a total of $30,000. The note accrued interest at a rate of 6.0%. The note was repaid in full in October, 2012.

On August 17, 2012, Elkhorn’s subsidiary, Elkhorn Goldfields, Inc., entered into a promissory note with Patrick Imeson for a total of $55,000. The note matures on May 31, 2013 and accrues interest at a rate of 6.0%.

On September 14, 2012, Elkhorn’s subsidiary, Elkhorn Goldfields, Inc., entered into a promissory note with Black Diamond Financial Group, LLC for a total of $30,000. The note matures on May 31, 2013 and accrues interest at a rate of 6.0%.

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DESCRIPTION OF CVAC’S SECURITIES

General

CVAC’s Amended and Restated Memorandum and Articles of Association authorizes it to issue 50,000,000 ordinary shares, par value $0.001, and 5,000,000 preferred shares, par value $0.001. As of the date of this proxy statement/prospectus, 3,552,991 ordinary shares are outstanding, held by 4 shareholders of record. Each of the units, subunits, ordinary shares and warrants are registered pursuant to Section 12 of the Exchange Act.

Units and Subunits

Each unit consists of one subunit, consisting of one ordinary share and one-half of a warrant, and one-half of a warrant. Each whole warrant entitles the holder to purchase one ordinary share. The subunits and warrants comprising the units, but not the ordinary shares and warrants included in the subunits, began separate trading on March 15, 2011. However, no fractional warrants will be issued and only whole warrants will trade.

Holders have the option to continue to hold units or separate their units into the component pieces. However, as indicated above, no fractional warrants will be issued and only whole warrants will trade. Accordingly, if holders seek to separate their units, they will have to own a number of units divisible by two at that time or they will lose one-half of a warrant because fractional warrants will be rounded down. However, so long as the units continue to trade, a holder can keep his securities in the form of units until such time as he owned enough units so that he would not lose any portion of the warrants he would otherwise be entitled to. Holders will need to have their brokers contact our transfer agent in order to separate the units into subunits and warrants.

The subunits will continue to trade as a subunit consisting of one ordinary share and one-half of a warrant until CVAC consummates an initial business combination, at which time they will automatically separate and the subunits will no longer be outstanding. At such time, every two one-half warrants will automatically be combined to form a whole warrant and fractional warrants will no longer exist. Since no fractional warrants will then exist and only whole warrants will trade, investors will need to either have not separated their units at that time or have a number of subunits divisible by two at that time or they will lose one-half of a warrant. Accordingly, in order to avoid such a situation, investors that do not intend to transfer the component pieces of the units prior to the consummation of a business combination should continue to hold their securities as a combined unit so as to ensure that no portion of the warrant is lost.

Ordinary Shares

CVAC’s shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by its board of directors in its discretion out of funds legally available therefor. In connection with a vote required for any business combination, all of its initial shareholders, including all of its officers and directors, have agreed to vote all of the ordinary shares owned by them, including any ordinary shares included in subunits acquired in this offering or in the aftermarket, in favor of such proposed business combination. Additionally, CVAC’s initial shareholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of its shareholders.

CVAC will proceed with the business combination only if public shareholders owning less than 58.37% of the subunits sold in the IPO exercise their redemption rights discussed above and a majority of the ordinary shares are voted in favor of the business combination.

Pursuant to CVAC’s Amended and Restated Memorandum and Articles of Association, if it does not consummate a business combination by February 25, 2013, its corporate existence will cease, except for the purposes of winding up its affairs and liquidating the trust account. CVAC’s initial shareholders have waived their rights to participate in any liquidation distribution with respect to their initial shares.

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CVAC shareholders have no redemption, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their ordinary shares redeemed for cash equal to their pro rata share of the trust account upon the consummation of a business combination. Public shareholders who redeem their ordinary shares into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

Warrants

5,605,289 warrants are currently outstanding. Each warrant underlying the units entitles the registered holder to purchase one ordinary share at a price of $5.00 per share, subject to adjustment as discussed below. The warrants will be exercisable for cash only if CVAC has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. The insider warrants will be exercisable either for cash or on a “cashless basis” at the option of the holder so long as such insider warrants are held by the initial purchasers thereof, or their affiliates. In the event of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of our ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value of an ordinary share by (y) the fair market value of an ordinary share. The “fair market value” is the average reported last sale price of the ordinary shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

The warrants will be exercisable at any time commencing on the consummation of the Business Combination. However, the warrants, will be exercisable only if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current. The warrants will expire on the earlier of (i) three years from the date on which the Business Combination is consummated at 5:00 p.m., New York City time, (ii) CVAC’s liquidation if it has not completed a business combination within the required time periods and (iii) the redemption of the warrants.

The insider warrants and EBC/third party warrants are identical to the public warrants except that (i) 1,500,000 insider warrants are non-redeemable and may be exercised on a “cashless basis”, (ii) CVAC may only call the remaining 1,142,856 EBC/third party warrant, for redemption on a cash basis with the consent of EarlyBirdCapital, Inc., so long as such warrants are held by the initial purchasers thereof or their affiliates, and (iii) CVAC will only call the EBC/third party warrants for redemption if it also simultaneously calls the public warrants so long as such warrants are held by the initial purchasers of such warrants or their affiliates. In addition, CVAC may call the public warrants for redemption on a cash basis, but simultaneously call the EBC/third party warrants for redemption on a cashless basis, which it may do without EarlyBirdCapital, Inc.’s consent. The purchasers agreed that the warrant offering warrants will not be sold or transferred by them until after CVAC has completed a business combination.

CVAC may call the warrants for redemption (excluding the insider warrants but including the EBC/third party warrants as described above and any outstanding warrants issued upon exercise of the unit purchase option issued to EarlyBirdCapital, Inc.),

•	in whole and not in part,

•	at a price of $.01 per warrant at any time while the warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

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The redemption criteria for CVAC’s warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a differential between the then-prevailing ordinary share price and the warrant exercise price so that the warrants could potentially still be exercisable after a decline in the stock price that may occur due to the redemption call if the share price declines as a result of our redemption call.

If CVAC calls the warrants for redemption as described above, its management will have the option to require holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Whether CVAC will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors which include, but are not limited to, the following: the stock price at the time the warrants are called for redemption, CVAC’s cash needs at such time and concerns regarding dilutive stock issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CVAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and/or number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Under the terms of the warrant agreement, CVAC has agreed to use its best efforts to keep a prospectus relating to the ordinary shares issuable upon exercise of the warrants current and to register or qualify the ordinary shares underlying the warrants under the securities laws of the state of residence of all holders of warrants until the expiration of the warrants. However, CVAC cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and CVAC will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, CVAC will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

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Purchase Option

CVAC sold to EarlyBirdCapital, Inc., the underwriter for the IPO, an option to purchase up to a total of 175,000 units at $6.60 per unit. The units issuable upon exercise of this option are identical to those offered in the IPO (except that no subunits will be included, and instead only the ordinary shares and warrants that would otherwise comprise such subunits will be included, as the subunits will no longer be trading once the unit purchase option becomes exercisable).

Dividends

CVAC has not paid any cash dividends on its ordinary shares to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon CVAC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of its then board of directors. It is the present intention of CVAC’s board of directors to retain all earnings, if any, for use in its business operations and, accordingly, CVAC’s board does not anticipate declaring any dividends in the foreseeable future.

Amended and Restated Memorandum and Articles of Association

CVAC’s Amended and Restated Memorandum and Articles of Association filed under the laws of the Cayman Islands contain provisions designed to provide certain rights and protections to our shareholders prior to the consummation of a business combination, including:

•	the right of public shareholders to exercise redemption rights and surrender their shares in lieu of participating in a proposed business combination;

•	a prohibition against completing a business combination if 66.66% or more of our public shareholders exercise their redemption rights, regardless of whether they are voting for or against a proposed business combination, or tender their shares to us in a tender offer;

•	a requirement that CVAC’s management take all actions necessary to dissolve the company and liquidate the trust account in the event it does not consummate a business combination by February 25, 2013; and

•	limitation on shareholders’ rights to receive a portion of the trust account.

CVAC’s Amended and Restated Memorandum and Articles of Association prohibit the amendment or modification of any of the foregoing provisions prior to the consummation of a business combination. While these rights and protections have been established for the purchasers of units in this offering, it is nevertheless possible that the prohibition against amending or modifying these rights and protections at any time prior to the consummation of the business combination could be challenged as unenforceable under Cayman Islands law, although, pursuant to the underwriting agreement CVAC is prohibited from amending or modifying these rights and protections at any time prior to the consummation of the business combination. CVAC has not sought an unqualified opinion regarding the enforceability of the prohibition on amendment or modification of such provisions because we view these provisions as fundamental and contractual terms of this offering. CVAC believes these provisions to be obligations of CVAC to its shareholders and that investors will make an investment in CVAC relying, at least in part, on the enforceability of the rights and obligations set forth in these provisions including, without limitation, the prohibition on any amendment or modification of such provisions. Although there have been no Cayman Islands cases on this issue, in the opinion of Conyers Dill & Pearman, CVAC’s Cayman Islands counsel English common law would be of persuasive authority before the Cayman Islands courts and under English common law, a company cannot agree to limit its ability to amend its memorandum and articles of association. Therefore, any restriction in the memorandum and articles with respect to their amendment is potentially enforceable as a result of this principle.

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Under the Companies Law, the memorandum and articles of a Cayman Islands company are amended by way of the shareholders passing a special resolution. Under the Companies Law, a special resolution is passed when:

“(a) it has been passed by a majority of not less than two-thirds (or such greater number as may be specified in the articles of association of the company) of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given....”

Notwithstanding the foregoing, other blank check companies similar to CVAC recently modified their governing documents in order to effectuate a business combination.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, CVAC is required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of CVAC’s anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

CVAC reserves the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

CVAC also reserves the right to refuse to make any redemption payment to a shareholder if its directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects that another person is engaged in money laundering or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business, the person will be required to report such belief or suspicion to either the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Criminal Conduct Law (2005 Revision) if the disclosure relates to money laundering, or to a police officer of the rank of constable or higher if the disclosure relates to involvement with terrorism or terrorist property, pursuant to the Terrorism Law. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

CVAC’s Transfer Agent and Warrant Agent

The transfer agent for CVAC’s securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.

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DESCRIPTION OF THE COMBINED COMPANY’S SECURITIES FOLLOWING THE BUSINESS COMBINATION

General

BDH Acquisition’s Amended and Restated Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of BDH Acquisition common stock, par value $0.001 per share, or BDH Common Stock, and 10,000,000 shares of BDH Acquisition preferred stock, par value $0.001 per share, or BDH Preferred Stock. As of November 9, 2012, BDH Acquisition had 1,000 outstanding shares of BDH Common Stock and no shares of outstanding BDH Preferred Stock. As of the date of this prospectus, 1,000 shares of BDH Common Stock are outstanding, held by one stockholder of record. Each of the BDH Units, BDH Subunits, BDH Warrants, BDH Preferred Stock and BDH Common Stock and will be registered pursuant to Section 12 of the Exchange Act.

Units and Subunits

In the Redomestication, BDH Acquisition will exchange (i) units for any units of CVAC and (ii) subunits for any subunits of CVAC. Each CVAC unit consists of one subunit and one-half of a warrant. Each CVAC subunit consists of one ordinary share and one-half of a warrant. Each whole CVAC warrant entitles the holder to purchase one ordinary share on terms described below under the heading “Warrants.”

The subunits will continue to trade as a subunit consisting of one ordinary share and one-half of a warrant until the consummation of the Business Combination, at which time they will automatically separate and the subunits will no longer be outstanding. At such time, every two one-half warrants will automatically be combined to form a whole warrant and fractional warrants will no longer exist. Since no fractional warrants will then exist and only whole warrants will trade, investors will need to either have not separated their units at that time or have a number of subunits divisible by two at that time or they will lose one-half of a warrant. Accordingly, in order to avoid such a situation, investors that do not intend to transfer the component pieces of the units prior to the consummation of a business combination should continue to hold their securities as a combined unit so as to ensure that no portion of the warrant is lost.

Common Stock

The holders of the BDH Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders and do not have cumulative voting rights. The holders of BDH common stock are entitled to receive their pro rata share of an aggregate of $25 million in dividends to be distributed by BDH Acquisition out of funds legally available therefore. Thereafter, the holders of the shares are entitled to receive dividends, if and when declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of BDH Acquisition, BDH Acquisition’s stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the BDH Common Stock. BDH Acquisition’s common stockholders have no preemptive or other subscription rights.

Preferred Stock

The BDH Acquisition charter authorizes the issuance of 10,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by BDH Acquisition’s board of directors. Accordingly, BDH Acquisition’s board of directors is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the BDH Acquisition Common Stock and could have anti-takeover effects. The ability of BDH Acquisition’s board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of BDH Acquisition or the removal of existing management. No shares of preferred stock are currently issued or outstanding.

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Series A Convertible Participating Preferred Stock

Pursuant to the Acquisition Agreement, BDH Acquisition will, concurrent with the consummation of the Business Combination, designate 1,433,333 shares of BDH Acquisition Preferred Stock as BDH Series A Preferred Stock. Holders of the BDH Series A Preferred Stock shall have the following rights:

•	90% of the Available Cash of BDH Acquisition shall be paid as a dividend on a quarterly basis until each share of BDH Series A Preferred Stock has received $12 per share. Immediately after receiving aggregate dividend payments of $12 per share, the BDH Series A Preferred Stock will automatically convert into BDH Acquisition Common Stock at the then applicable conversion ratio. The initial conversion ratio is one-for-one, subject to customary adjustment. However, if the BDH Series A Preferred Stock has not automatically converted into BDH Common Stock by the third anniversary of the closing of the Business Combination, the applicable conversion ratio will double. The payment of dividends is described below under the heading “Dividends.”

•	In the event of a liquidation, dissolution or winding up of BDH Acquisition, whether voluntary or involuntary, the holders of BDH Series A Preferred Stock shall be entitled to receive a liquidating distribution of $12 per share. After payment of the full amounts to which holders of BDH Series A Preferred Stock are entitled, such holders shall then participate in any distribution of the remaining assets of BDH Acquisition with the holders of the BDH Common Stock on an as-converted basis.

•	The BDH Series A Preferred Stock will vote on an as-converted basis with the BDH Acquisition Common Stock.

•	The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of at least ninety percent (90%) of the holders of the then outstanding shares of BDH Series A Preferred Stock, shall be required (i) for any change to the BDH Series A Preferred Stock Certificate of Designation or the BDH Acquisition’s Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the BDH Series A Preferred Stock, or (ii) for BDH Acquisition to authorize, create, issue or increase the authorized or issued amount of any class or series of stock, that ranks senior to, or pari passu with, or has any preference, privilege or priority equal to, or greater than, the BDH Series A Preferred Stock.

•	In any fiscal quarter, BDH Acquisition shall be prohibited from using more than ten percent (10%) of its Available Cash to (i) make or allow any investment or capital expenditure or (ii) make or allow any payment to Black Diamond Financial Group, LLC or its affiliates, each until the holders of BDH Series A Preferred Stock have received dividend payments of an aggregate of $12 per share.

Warrants

As of November 9, 2012, there were CVAC warrants outstanding to purchase 5,605,289 of its ordinary shares at a price of $5.00 per share (subject to adjustment), which, following the consummation of the Warrant Amendment, warrants will be converted into warrants to purchase common stock of BDH Acquisition and will remain outstanding upon the consummation of the Redomestication and Business Combination. The warrants will be exercisable for cash only if there is an effective and current registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Of these warrants, 1,500,000 are held by insiders, or the Insider Warrants, and will be exercisable either for cash or on a “cashless basis” at the option of the holder so long as such insider warrants are held by the initial purchasers thereof, or their affiliates. In the event of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of our ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the fair market value of an ordinary share by (y) the fair market value of an ordinary share. The “fair market value” is the average reported last sale price of the ordinary shares for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

217

The warrants will be exercisable at any time commencing on consummation of the Business Combination. However, the warrants, will be exercisable only if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current. The warrants will expire on the earlier of (i) three years from the date on which the Business Combination is consummated at 5:00 p.m., New York City time, and (ii) the redemption of the warrants.

1,142,856 warrants held by EarlyBirdCapital, Inc. and certain other third parties, or the Third Party Warrants, may be called for redemption on a cash basis with the consent of EarlyBirdCapital, Inc., so long as such warrants are held by the initial purchasers thereof or their affiliates, and (iii) BDH Acquisition will only call such warrants for redemption if it also simultaneously calls the public warrants so long as such warrants are held by the initial purchasers of such warrants or their affiliates. In addition, BDH Acquisition may call the public warrants for redemption on a cash basis, but simultaneously call the Third Party Warrants for redemption on a cashless basis, which it may do without EarlyBirdCapital, Inc.’s consent.

BDH Acquisition may call the warrants for redemption (excluding the insider warrants but including the Third Party Warrants as described above and any outstanding warrants issued upon exercise of the unit purchase option issued to EarlyBirdCapital, Inc.),

•	in whole and not in part,

•	at a price of $.01 per warrant at any time while the warrants are exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•	if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a differential between the then-prevailing common stock price and the warrant exercise price so that the warrants could potentially still be exercisable after a decline in the stock price that may occur due to the redemption call if the share price declines as a result of the redemption call.

If BDH Acquisition calls the warrants for redemption as described above, its management will have the option to require holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the five trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Whether BDH Acquisition will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors which include, but are not limited to, the following: the stock price at the time the warrants are called for redemption, its cash needs at such time and concerns regarding dilutive stock issuances.

218

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and CVAC. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and/or number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or BDH Acquisition’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to BDH Acquisition, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Under the terms of the warrant agreement, BDH Acquisition is obligated to use its best efforts to keep a prospectus relating to the common stock issuable upon exercise of the warrants current and to register or qualify the common stock underlying the warrants under the securities laws of the state of residence of all holders of warrants until the expiration of the warrants. However, BDH Acquisition cannot assure you that it will be able to do so and, if it cannot maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and BDH Acquisition will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, BDH Acquisition will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the warrantholder. The purpose of such rounding is to save BDH Acquisition the trouble, expense and inconvenience of issuing fractional shares, and not to give any particular group of shareholders an increased interest in its assets or earnings and profits.

Purchase Option

EarlyBirdCapital, Inc., the underwriter for the IPO, and its affiliates, hold options to purchase an aggregate of 175,000 units at $6.60 per unit. The units issuable upon exercise of this option are identical to those described above (except that no subunits will be included, and instead only the ordinary shares and warrants that would otherwise comprise such subunits will be included, as the subunits will no longer be trading once the unit purchase option becomes exercisable).

Dividends

BDH Acquisition has not paid any cash dividends on our common stock to date. Upon consummation of the Business Combination, BDH Acquisition will be required to pay dividends as follows:

•	90% of BDH Acquisition’s Available Cash shall be paid as a dividend on a quarterly basis until each share of BDH Series A Preferred Stock has received $12 per share and an aggregate of $25 million has been distributed to the holders of the BDH Common Stock. Notwithstanding the foregoing, if BDH Acquisition raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	Holders of BDH Series A Preferred Stock will receive 100% of dividends until such time as they have received $6. Thereafter, holders of BDH Series A Preferred Stock will receive 50% of dividends and holders of BDH Common Stock will receive 50% of dividends until such time as the holders of BDH Series A Preferred Stock receive an additional $6 per share, or a total of $12 per share.

219

Delaware Anti-Takeover Law

BDH Acquisition is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of BDH Acquisition’s outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of BDH Acquisition’s assets. However, the above provisions of Section 203 do not apply if:

•	BDH Acquisition’s board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of BDH Acquisition’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•	on or subsequent to the date of the transaction, the business combination is approved by BDH Acquisition’s board of directors and authorized at a meeting of BDH Acquisition’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

BDH Acquisition’s board of directors has considered the above criteria, approved the Business Combination and determined that Section 203 does not prevent the consummation of the Business Combination.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BDH Acquisition pursuant to the foregoing provisions, BDH Acquisition has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Warrant Agent

The transfer agent for BDH Acquisition’s securities and warrant agent for its warrants is Continental Stock Transfer & Trust Company.

220

EXPERTS

The consolidated/combined financial statements of Black Diamond and its subsidiaries as of December 31, 2011 and 2010 and for each of the years then ended have been included in this proxy statement/prospectus in reliance on the report of Ekhardt Keefe Steiner & Hottman PC, an independent registered public accounting firm, appearing elsewhere in this proxy statement/prospectus upon the authority of the said firm as experts in accounting and auditing.

The financial statements of China VantagePoint Acquisition Company (a company in the development stage) as of March 31, 2012 and 2011 and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended March 31, 2012, the period from September 3, 2010 (inception) through March 31, 2011, and the period from September 3, 2010 (inception) through March 31, 2012, appearing in this proxy statement/prospectus and registration statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph relating to a substantial doubt about the ability of China VantagePoint Acquisition Company (a company in the development stage) to continue as a going concern as described in Note 1 to the financial statements) thereon, appearing elsewhere herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of BDH Acquisition to be issued in the Redomestication and Business Combination and certain other matters relating to Delaware law will be passed upon for us by Loeb & Loeb LLP. Conyers Dill & Pearman has acted as special Cayman Islands counsel to CVAC

SHAREHOLDER PROPOSALS AND OTHER MATTERS

Management of CVAC knows of no other matters which may be brought before the CVAC special meeting. If any matter other than the proposed Redomestication and Business Combination or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

Under Delaware law, only business stated in the notice of special meeting may be transacted at the special meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

BDH Acquisition has filed a registration statement on Form S-4 to register the issuance of BDH Acquisition’s securities to CVAC security holders in the Redomestication and Business Combination. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of BDH Acquisition in addition to a proxy statement of CVAC for the CVAC special meetings. As allowed by the rules of the Securities and Exchange Commission, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this proxy statement/prospectus.

CVAC is subject to the informational requirements of the Securities Exchange Act, and is required to file reports, any proxy statements and other information with the Securities and Exchange Commission. Any reports, statements or other information that CVAC files with the Securities and Exchange Commission, including this proxy statement/prospectus may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained upon written request from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. 20549, at prescribed rates or from its website on the Internet at www.sec.gov, free of charge. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on public reference rooms.

221

Neither CVAC nor Black Diamond has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as on any date other than the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to CVAC shareholders nor the consummation of the Redomestication and Business Combination shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction.

222

INDEX TO FINANCIAL STATEMENTS

Table of Contents

China VantagePoint Acquisition Company

Financial Statements for the year ended March 31, 2012
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets	F-3
Statements of Operations	F-4
Statement of Changes in Shareholders’ Equity	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7 – F-17
Condensed Financial Statements as of and for the three months ended June 30, 2012
Condensed Balance Sheets	F-18
Condensed Statements of Operations	F-19
Condensed Statement of Changes in Shareholders’ Equity	F-20
Condensed Statements of Cash Flows	F-21
Notes to Condensed Consolidated Financial Statements	F-22 – F-31

Black Diamond Holdings, LLC and Subsidiaries

Financial Statements as of and for the years ended December 31, 2010 and 2009 (Audited) and as of and for the six month ended June 30, 2012 and 2011 (Unaudited)
Report of Independent Registered Public Accounting Firm	F-32
Consolidated/Combined Balance Sheets	F-33
Consolidated/Combined Statements of Operations	F-34
Consolidated/Combined Statement of Changes in Members’ Deficit	F-35
Consolidated/Combined Statements of Cash Flows	F-36 – F-38
Notes to Consolidated/Combined Financial Statements	F-39 – F-85

223

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of China VantagePoint Acquisition Company

We have audited the accompanying balance sheets of China VantagePoint Acquisition Company (a company in the development stage) (the “Company”) as of March 31, 2012 and 2011, and the related statements of operations, changes in shareholders’ equity and cash flows for the year ended March 31, 2012 and the period from September 3, 2010 (inception) through March 31, 2011.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of China VantagePoint Acquisition Company (a company in the development stage), as of March 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended March 31, 2012 and for the period from September 3, 2010 (inception) through March 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 1, the Company has no present revenue and the Company’s cash and working capital as of March 31, 2012, are not sufficient to complete its planned activities for the upcoming year.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP
Marcum LLP
New York, NY
June 29, 2012

F-2

China VantagePoint Acquisition Company

(A Company in the Development Stage)

BALANCE SHEETS

	March 31, 2012	March 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$14,926	$132,384
Prepaid expenses	1,500	7,077
Total current assets	16,426	139,461

Restricted cash and cash equivalents held in trust account	16,534,880	18,838,855
Total assets	$16,551,306	$18,978,316

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$37,583	$15,115
Accounts payable - related party	106,025	15,574
Total liabilities	143,608	30,689

Commitments and contingencies

Ordinary shares, subject to possible redemption (1,845,879 and 2,241,579 shares at redemption value at March 31, 2012 and 2011, respectively)(1)	11,051,067	13,352,975

Shareholders’ equity
Preferred shares, $0.001 par value, 5,000,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 50,000,000 shares authorized; 3,552,991 and 3,953,125 shares issued and outstanding (less 1,845,879 and 2,241,579 shares subject to possible redemption) at March 31, 2012 and 2011, respectively	1,707	1,712
Additional paid-in capital	5,609,285	5,615,264
Deficit accumulated during the development stage	(254,361)	(22,324)
Total shareholders’ equity	5,356,631	5,594,652

Total liabilities, redeemable ordinary shares and shareholders’ equity	$16,551,306	$18,978,316

(1)As a result of repurchases of ordinary shares through March 31, 2012, in connection with the Company's Repurchase Plan, aggregate ordinary shares subject to possible redemption are 1,845,879.

The accompanying notes are an integral part of these financial statements

F-3

China VantagePoint Acquisition Company

(A Company in the Development Stage)

STATEMENTS OF OPERATIONS

	For The Year ended March 31, 2012	For the Period September 3, 2010 (Inception) through March 31, 2011	For the Period September 3, 2010 (Inception) through March 31, 2012

Operating and formation costs:
Legal and professional fees	$124,862	$9,874	$134,736
General and administrative expenses	37,374	4,985	42,359
Administrative expense - related party	90,000	10,446	100,446

Loss from operations	(252,236)	(25,305)	(277,541)

Interest income	20,199	2,981	23,180

Net loss	$(232,037)	$(22,324)	$(254,361)

Basic and diluted net loss per share	$(0.14)	$(0.02)

Weighted average ordinary shares outstanding - basic and diluted	1,707,942	943,841

The accompanying notes are an integral part of these financial statements

F-4

China VantagePoint Acquisition Company

(A Company in the Development Stage)

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Period from September 3, 2010 (Inception) through March 31, 2012

				Deficit
				Accumulated
			Additional	During the
	Ordinary Shares		Paid-In	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity
Ordinary shares issued September 3, 2010 (Inception) at $0.0316per share for cash	790,625	$791	$24,209	$-	$25,000

Sale of 2,750,000 units on February 25, 2011 at $6.00 per Unit, net of offering expenses of $868,176 (includes 1,833,149 shares subject to possible redemption as of March 31, 2011)(1)	2,750,000	2,750	15,629,074	-	15,631,824

Sale of Warrant Offering warrants on February 25, 2011	-	-	925,000	-	925,000

Sale of Underwriter Purchase Option on February 25, 2011	-	-	100	-	100

Sale of 412,500 units on March 11, 2011 at $6.00 per unit, net of offering expenses of $86,973 (includes 408,430 shares subject to possible redemption as of March 31, 2011)(1)	412,500	412	2,387,615	-	2,388,027

Net proceeds subject to possible redemption of 2,241,579 shares at redemption value	-	(2,241)	(13,350,734)	-	(13,352,975)

Net loss	-	-	-	(22,324)	(22,324)

Balance at March 31, 2011	3,953,125	$1,712	$5,615,264	$(22,324)	$5,594,652

Repurchase of ordinary shares in accordance with the Company's Repurchase Plan	(400,134)	(400)	(2,307,492)	-	(2,307,892)

Reduction in net proceeds subject to possible redemption of 395,700 shares at redemption value(1)	-	395	2,301,513	-	2,301,908

Net loss	-	-	-	(232,037)	(232,037)

Balance at March 31, 2012	3,552,991	$1,707	$5,609,285	$(254,361)	$5,356,631

(1)As a result of repurchases of ordinary shares through March 31, 2012, in connection with the Company's Repurchase Plan, aggregate ordinary shares subject to possible redemption are 1,845,879.

The accompanying notes are an integral part of these financial statements

F-5

China VantagePoint Acquisition Company

(A Company in the Development Stage)

STATEMENTS OF CASH FLOWS

	For the Year Ended March 31, 2012	For the Period September 3, 2010 (Inception) through March 31, 2011	For the Period September 3, 2010 (Inception) through March 31, 2012
Operating Activities
Net loss	$(232,037)	$(22,324)	$(254,361)
Adjustments to reconcile net loss to cash used in operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	5,577	(7,077)	(1,500)
Accounts payable and accrued expenses	22,468	15,115	37,583
Accounts payable - related party	90,451	15,574	106,025
Net cash (used in) provided by operating activities	(113,541)	1,288	(112,253)

Investing Activities
Investment in restricted cash and cash equivalents	(20,086)	(18,838,855)	(18,858,941)
Amounts from restricted cash and cash equivalents used to repurchase ordinary shares	2,307,892	-	2,307,892
Proceeds from redemption of restricted cash and cash equivalents	16,169	-	16,169
Net cash provided by (used in) investing activities	2,303,975	(18,838,855)	(16,534,880)

Financing Activities
Proceeds from sale of ordinary shares to initial shareholders	-	25,000	25,000
Proceeds from issuance of note to initial shareholders	-	50,000	50,000
Repayment of note to initial shareholders	-	(50,000)	(50,000)
Proceeds from Public Offering, net of offering costs	-	18,019,851	18,019,851
Proceeds from Warrant Offering	-	925,000	925,000
Proceeds from sale of Underwriter Purchase Option	-	100	100
Repurchase of ordinary shares	(2,307,892)	-	(2,307,892)
Net cash (used in) provided by financing activities	(2,307,892)	18,969,951	16,662,059

Net (decrease) increase in cash and cash equivalents	(117,458)	132,384	14,926
Cash and cash equivalents, beginning	132,384	-	-
Cash and cash equivalents, ending	$14,926	$132,384	$14,926

The accompanying notes are an integral part of these financial statements

F-6

Note 1—Organization, Business Operations and Going Concern

China VantagePoint Acquisition Company (the ‘‘Company’’) is a blank check company incorporated on September 3, 2010, formed under the laws of the Cayman Islands for the purpose of acquiring, through merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating business or businesses through contractual arrangements (a ‘‘Business Combination’’). Although the Company is not limited to a particular geographic region, the Company intends to focus on operating businesses with primary operations in the People’s Republic of China. The Company’s efforts to identify a prospective target business will not be limited to a particular industry.

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) and pursuant to the accounting and disclosure rules of the Securities and Exchange Commission (“SEC”). The Company has evaluated subsequent events through the issuance of this Form 10-K.

The Company is considered to be a development stage company and as such, the financial statements are prepared in accordance with the Accounting Standards Codification (‘‘ASC’’) 915 ‘‘Development Stage Entities.’’ The Company is subject to all of the risks associated with development stage companies.

At March 31, 2012, the Company had not commenced any operations. All activity through March 31, 2012 relates to the Company’s formation, the Company’s initial public offering and the search for a business combination. The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on February 17, 2011. On February 18, 2011, the Company filed a new registration statement to increase the Public Offering by 10% pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”). The Company consummated the Public Offering and Warrant Offering on February 25, 2011 and received initial net proceeds of $16,556,824. On March 8, 2011, the underwriter exercised its over-allotment option and on March 11, 2011 the Company received additional net proceeds of $2,388,027, bringing total net proceeds to $18,944,851 (Note 3).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the Warrant Offering although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $18,835,874 in the aggregate, (or approximately $5.96 per Unit) of the proceeds of the Public Offering and the Warrant Offering was placed into a trust account (“Trust Account”) and invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.

F-7

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 1—Organization, Business Operations and Going Concern, continued

In the event that the subunits offered in the Public Offering (the “Subunits”) trade at or below $5.70 per Subunit, there can be released from the Trust Account amounts necessary for the Company to purchase up to 50% of the Subunits sold in the Public Offering (1,581,250 Subunits) at any time commencing on April 19, 2011 and ending on the date the Company announces a Business Combination. Purchases will be made only in open market transactions pursuant to a 10b5-1 plan entered into by the Company on February 16, 2011 (the “Repurchase Plan”), which requires the Company to maintain a limit order for the Subunits at $5.70 per Subunit during the purchase period until the maximum number of Subunits has been purchased. It is intended that purchases will comply with the technical requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, although purchases may not actually be effected under Rule 10b-18. Through March 31, 2012, the Company has purchased 400,134 subunits under this plan at a cost of $2,307,892. The placing of the funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements.

The Company’s shareholders prior to the offering, including certain of the Company’s officers and directors (“Initial Shareholders”) have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise. The remaining proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, interest earned on the funds held in the Trust Account (after payment of taxes owed on such interest income) may be released to the Company to fund its working capital requirements in searching for a business combination and to pay its tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired shares in the Public Offering (“Public Shareholders”) with the opportunity to redeem their Subunits for a pro rata share of the Trust Account. In the event that shareholders owning 58.37% (as adjusted for repurchases through March 31, 2012 under the Repurchase Plan and interest earned but not released from the Trust Account) or more of the Subunits sold in the Public Offering exercise their redemption rights described below (the “Redemption Threshold”), or, solely with respect to a transaction subject to shareholder approval, a majority vote against the Business Combination, the Business Combination will not be consummated. However, as the Company purchases up to 50% of the Subunits sold in the Public Offering in accordance with the Repurchase Plan, the Redemption Threshold is reduced in direct proportion to the percentage of Subunits purchased by the Company. In this event, the Company would disclose the number of Subunits purchased by it and the revised Redemption Threshold in the materials distributed to its shareholders in connection with any vote to approve a Business Combination. The Initial Shareholders have waived any redemption rights they may have in connection with the Business Combination.

F-8

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 1—Organization, Business Operations and Going Concern, continued

With respect to a Business Combination which is consummated, any Public Shareholder can demand that the Company redeem his or her Subunits. If the Company holds a shareholder vote to approve a Business Combination, any Public Shareholder voting against the Business Combination and seeking redemption will be entitled to redeem their Subunits for a pro rata portion of the Trust Account up to a maximum of approximately $5.96 per Subunit. Any Public Shareholder voting in favor of the Business Combination and seeking redemption will have his or her Subunits redeemed for a full pro rata portion of the Trust Account (approximately $5.99 per Subunit as of March 31, 2012) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements. If the Company commences a tender offer in connection with a Business Combination, a Public Shareholder tendering his, her or its Subunits will have such Subunits redeemed for a full pro rata portion of the Trust Account (approximately $5.99 per Subunit as of March 31, 2012) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements. Accordingly, Public Shareholders holding up to 1,845,879 Subunits (as adjusted for repurchases through March 31, 2012 under the Repurchase Plan and interest earned but not released from the Trust Account) may seek redemption of their Subunits in the event of a Business Combination. Notwithstanding the foregoing, the Company’s amended Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate or other person with whom such Public Shareholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from voting or, in the event that the Company holds a vote with respect to a Business Combination, redeeming more than 10% of the Subunits sold in the Public Offering (but only with respect to the amount over 10% of the Subunits sold in the  Public Offering). A “group” will be deemed to exist if Public Shareholders (i) file a Schedule 13D or 13G indicated the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group.

The Company’s Amended and Restated Memorandum and Articles of Association provide that if the Company has not completed a Business Combination by August 25, 2012, or February 25, 2013 if a definitive agreement has been executed by August 25, 2012 and a Business Combination has not been consummated by February 25, 2013, the Company will automatically dissolve, liquidate and distribute its remaining assets, including amounts held in the Trust Account, to the Public Shareholders. In the event of a liquidation, if the Company has not presented an initial Business Combination to the Public Shareholders for approval, the Public Shareholders will be entitled to receive their pro rata share of the Trust Account (approximately $5.99 per Subunit as of March 31, 2012). In the event of a liquidation, if the Company has presented an initial Business Combination to the Public Shareholders for approval, and the Public Shareholders have rejected the initial Business Combination, the Public Shareholders who voted against the last initial Business Combination or who did not vote will be entitled to receive only a pro rata share of the Trust Account up to a maximum of approximately $5.96 per subunit and Public Shareholders who voted in favor of the last initial Business Combination will be entitled to receive a full pro rata share of the Trust Account calculated two days prior to the distribution date.

Pursuant to letter agreements executed prior to the consummation of the Public Offering with the Company, the Initial Shareholders have waived their rights to participate in any liquidation distribution from the Trust Account but only with respect to their initial shares; they will participate in any liquidation distribution with respect to any Units acquired in the Public Offering or in the aftermarket.

F-9

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 1—Organization, Business Operations and Going Concern, continued

The Company anticipates that in order to fund its working capital requirements, the Company will need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account, as well as entering into contingent fee arrangements with its vendors. The Company will need to raise additional capital through loans or additional investments from its Initial Shareholders, officers, directors, or third parties. None of the Initial Shareholders, officers or directors is under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2—Significant Accounting Policies

Cash and cash equivalents

Cash: The Company maintains its cash with high credit quality financial institutions. At times, the Company’s cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of March 31, 2012 substantially all of the Company’s funds are held at one financial institution.

Cash Equivalents: The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted cash and cash equivalents held in trust account

The amounts held in the Trust Account represent substantially all of the proceeds of the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination or to repurchase subunits under the Company’s Repurchase Program. The funds held in the Trust Account are invested primarily in a highly liquid mutual fund.

Loss per share

Ordinary loss per share is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during the period. Common shares subject to possible redemption at March 31, 2012 and 2011 of 1,845,879 and 2,241,579, respectively, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Loss per share assuming dilution would give effect to dilutive options, warrants, and other potential ordinary shares outstanding during the period. At March 31, 2012 and 2011, the Company has not considered the effect of warrants to purchase 5,605,289 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events.

F-10

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 2—Significant Accounting Policies, continued

Fair value measurements

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

        Assets and liabilities measured at fair value are based on one or more of three valuation techniques identified in the tables below. The valuation techniques are as follows:

(a).	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;
(b).	Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost); and
(c).	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models).

Assets Measured at Fair Value on a Recurring Basis

	Balance Sheet	Quoted Prices in Active Markets (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Restricted cash and cash equivalents held in trust account
March 31, 2012	$16,534,880	$16,534,880	$-	$-
March 31, 2011	$18,838,855	$18,838,855	$-	$-

Ordinary shares subject to possible redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly at March 31, 2012 and 2011, the ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

F-11

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 2—Significant Accounting Policies, continued

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has identified the Cayman Islands, the United States and the State of Florida as its only major tax jurisdictions, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on September 3, 2010, the evaluation was performed for the 2010 and 2011 tax years, which are the only completed periods subject to examination. The Company is on a calendar year for tax purposes. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company is considered an exempted company in the Cayman Islands for tax purposes. As an exempted company, the Company is able to avoid direct taxation from the Cayman Islands government for a period of 20 years if such direct taxation were ever introduced in the Cayman Islands by obtaining a tax undertaking from the Cayman Islands government.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from September 3, 2010 (Inception) through March 31, 2012. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-12

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 3—Public Offering and Warrant Offering

On February 25, 2011, the Company sold 2,750,000 units at an offering price of $6.00 per Unit. Each Unit included one Subunit and one-half of a warrant. Each Subunit consisted of one ordinary share and one-half of a warrant. On March 8, 2011, the underwriters of the Public Offering exercised their over-allotment option, for an additional 412,500 Units, or an aggregate offering of 3,162,500 Units. Each whole warrant (“Public Warrant”) will entitle the holder to purchase from the Company one ordinary share at an exercise price of $5.00 per share and the Public Warrants will become exercisable upon the consummation of a business combination with a target business. The Public Warrants will expire on the earlier of (i) 5:00 p.m., New York City time, on the three-year anniversary of the consummation of our Business Combination, (ii) the Company’s liquidation if the Company has not completed a Business Combination within the required time periods and (iii) the redemption of the Public Warrants. The Units sold in the Public Offering began trading on February 22, 2011. The Subunits and Public Warrants comprising the Units, but not the ordinary shares and Public Warrants included in the Subunits, began separate trading on March 15, 2011.

Holders have the option to continue to hold Units or separate their Units into the component pieces. However, no fractional Public Warrants will be issued and only whole Public Warrants will trade. The Subunits will continue to trade as a Subunit consisting of one ordinary share and one-half of a Public Warrant until the consummation of an initial Business Combination, at which time they will automatically separate and the Subunits will no longer be outstanding. As indicated above, since no fractional Public Warrants will be issued and only whole Public Warrants will trade, investors will need to either have not separated their Units at this time or have a number of Subunits divisible by two at that time or they will lose a portion of the Public Warrants they would otherwise be entitled to. Accordingly, in order to avoid such a situation, investors that do not intend to transfer the component pieces of the units prior to the consummation of a business combination should continue to hold their securities as a combined Unit so as to ensure that no portion of the Public Warrant is lost.

On February 25, 2011, the Company also sold 2,642,856 warrants at a price of $0.35 per warrant (the “Warrant Offering Warrants”), for an aggregate purchase price of $925,000 (the “Warrant Offering”). The sale of the Warrant Offering Warrants occurred simultaneously with the consummation of the Public Offering. The proceeds the Company received from the Warrant Offering were placed in the Trust Account. The Warrant Offering Warrants are identical to the Public Warrants except that (i) 1,500,000 of the Warrant Offering Warrants (the “Insider Warrants”) are non-redeemable and may be exercised on a “cashless basis”, (ii) the Company may only call the remaining 1,142,856 Warrant Offering Warrants (the “EBC/Third Party Warrants”), for redemption and only permit exercise on a cash basis with the consent of EarlyBird Capital, Inc. (“EBC”), so long as such warrants are held by the initial purchasers thereof or their affiliates, and (iii) the Company will only call the EBC/Third Party Warrants for redemption if the Company also simultaneously calls the Public Warrants so long as such warrants are held by the initial purchasers of such warrants or their affiliates. In addition, the Company may call the Public Warrants for redemption and only permit exercise on a cash basis, but simultaneously call the EBC/Third Party Warrants for redemption and permit exercise on a cashless basis, which the Company may do without the consent of EBC. Additionally, any Warrants purchased by the Company’s shareholders prior to the Public Offering, including certain of the Company’s officers and directors (the “Initial Shareholders”) in the open market after the consummation of the Public Offering will also be non-redeemable and may be exercised on a “cashless basis” so long as they continue to be held by the Company’s Initial Shareholders or their affiliates. The purchasers agreed that the Warrant Offering Warrants will not be sold or transferred by them (except to certain permitted transferees) until after the Company has completed an initial Business Combination.

F-13

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 3—Public Offering and Warrant Offering, continued

The holders of the Warrant Offering Warrants (or underlying securities) are entitled to registration rights with respect to Warrant Offering Warrants (or underlying securities) pursuant to an agreement signed on February 17, 2011.

The Public Warrants, Insider Warrants and EBC/Third Party Warrants are collectively referred to as the “Warrants.”

The Company may call the Warrants for redemption (excluding the Insider Warrants but including the EBC/Third Party Warrants as described above and any outstanding Warrants issued upon exercise of the unit purchase option issued to EBC), in whole and not in part, at a price of $.01 per Warrant at any time after the Warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, and if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Warrant holders. The Warrants may be called for redemption provided that a registration statement under the Securities Act relating to the ordinary shares issuable upon exercise of the Warrants is effective and is expected to remain effective from the date on which the Company sends a redemption notice to and including the redemption date and a prospectus relating to the ordinary shares issuable upon exercise of the Warrants is available for use by the Warrant holders and remains available for use from the date on which the Company sends a redemption notice to and including the redemption date.

The Company may not redeem the Warrants unless the Warrants and the ordinary shares underlying the Warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. In no event will the registered holders of a Warrant be entitled to receive a net cash settlement, or other consideration in lieu of physical settlement in shares of the Company’s ordinary shares. The holders of the Warrants do not have the rights or privileges of holders of the Company’s ordinary shares or any voting rights until such holders exercise their respective Warrants and receive ordinary shares of the Company. If the Company redeems the Warrants, it will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis.”

In accordance with the Warrant agreement relating to the Warrants sold and issued in the Public Offering, the Company is only required to use its reasonable efforts to maintain the effectiveness of the registration statement relating to ordinary shares issuable upon exercise of the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Consequently, the Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full Unit price solely for the ordinary shares included in the Units.

There will be no distribution from the Trust Account with respect to the Warrants in the event of liquidation as described in Note 1, and such Warrants will expire worthless.

The Company entered into an agreement with the underwriters of the Public Offering (the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid 3.5% of the gross proceeds of the Public Offering or $664,125 as underwriting discounts and commissions upon closing of the Public Offering, including the exercise of the over-allotment option.

F-14

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 4—Commitments and Contingencies

The Company has agreed to pay an aggregate of $7,500 a month for office space and general and administrative services to an entity affiliated with the Company, commencing February 17, 2011 and terminating on the earlier to occur of (i) the consummation of an initial Business Combination and (ii) the liquidation of the Company. This affiliated entity also occasionally pays for travel and other expenses of the Company not related to general and administrative services. The Company is obligated to reimburse them for these expenses. At March 31, 2012, the Company has included in accounts payable – related party $106,025 representing an obligation to this affiliate company for this office space, these general and administrative services, and these reimbursable expenses.

The Company has engaged EBC as an investment banker in connection with its initial Business Combination to provide it with assistance in negotiating and structuring the terms of the initial Business Combination. The Company anticipates that these services will include assisting the Company with valuing and structuring any proposed offer to be made to a target business and negotiating a letter of intent and/or definitive agreement with any potential target business. The Company will pay EBC a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to $600,000. Such amounts due to EBC may be paid out of the funds held in the trust account.

Note 5—Income Taxes

The Company’s deferred tax assets are as follows:

	As of March 31,
	2012	2011
Net operating loss carryforwards	$101,335	$8,930
Total deferred tax assets	101,355	8,930
Less: valuation allowance	(101,355)	(8,930)
Net deferred tax assets	$-	$-

The Company has a net operating loss of approximately $253,000 that expires between 2031 and 2032. The ultimate realization of the net operating losses is dependent upon future taxable income, if any, of the Company and may be limited in any one period by alternative minimum tax rules. Although management believes that the Company will have sufficient future taxable income to absorb the net operating loss carryovers before the expiration of the carryover period, there may be circumstances beyond the Company’s control that limit such utilization. Accordingly, management has determined that a full valuation allowance of the deferred tax asset is appropriate at March 31, 2012.

Internal Revenue Code Section 382 imposes limitations on the use of net operating loss carryovers when the stock ownership of one or more 5% shareholders (shareholders owning 5% or more of the Company’s outstanding capital stock) has increased on a cumulative basis by more than 50 percentage points within a period of two years. Management cannot control the ownership changes occurring as a result of public trading of the Company’s Common Stock. Accordingly, there is a risk of an ownership change beyond the control of the Company that could trigger a limitation of the use of the loss carryover.

The Company established a valuation allowance of $101,355 and $8,930 as of March 31, 2012, and March 31, 2011, which fully offset the deferred tax assets of $101,355 and $8,930, respectively.  The deferred tax asset results from applying an effective combined federal and state tax rate of 40% to the net operating losses of approximately $253,000 and $22,000 for each of the year ended March 31, 2012 and the period September 3, 2010 (inception) through March 31, 2011, respectively. Effective tax rates differ from statutory rates.

F-15

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 5—Income Taxes, continued

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows:

	For the Year Ended March 31, 2012	For the Period September 3, 2010 (inception) through March 31, 2011
Tax benefit at federal statutory rate	(34.0)%	(34.0)%
State income tax	(6.0)%	(6.0)%
Permanent difference:
Meals and entertainment	0.2%	-%
Increase in valuation allowance	39.8%	40.0%
Effective income tax rate	-%	-%

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the Company’s projected future taxable income and taxing strategies in making this assessment. Based on this assessment, management has established a full valuation allowance against all of the deferred tax assets for every period, since it is more likely than not that all of the deferred tax assets will not be realized. The change in valuation allowance for the years ended March 31, 2012 and 2011 was $92,425 and $8,930, respectively.

Note 6—Shareholders’ Equity

Ordinary Shares

The Company is authorized to issue up to 50,000,000 ordinary shares with a par value of $0.001 per share.

In connection with the organization of the Company, on September 3, 2010, a total of 790,625 shares (718,750 shares before the effect of the share dividend, discussed below) of the Company’s ordinary shares were sold to the Initial Shareholders at a price of $0.0316 per share ($0.0348 per share before the effect of the share dividend, discussed below) for an aggregate of $25,000.

Effective February 18, 2011, the Company’s Board of Directors authorized a share dividend of 0.1 ordinary share for each outstanding ordinary share. All share amounts presented have been restated to reflect the effect of this share dividend.

On February 17, 2011 the Initial Shareholders placed their initial shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period which expires on the first anniversary of the closing date of the initial Business Combination.

F-16

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

March 31, 2012

Note 6—Shareholders’ Equity, continued

Ordinary Shares, continued

Depending on the number of holders who choose to exercise their redemption rights in connection with the Company’s initial business combination, the Company could be required to redeem for cash up to one Subunit less than 58.37% (as adjusted for repurchases through March 31, 2012 under the Company’s Repurchase plan and interest earned but not released from the Trust Account) of the subunits sold in the Public Offering, or 1,845,879 shares, at a redemption price of approximately $5.99 per share for approximately $11,051,067, in the aggregate assuming that all of the Company’s shareholders vote in favor of the proposed business combination and are therefore entitled to receive a full pro rata share of the trust account.

Preferred Shares

On February 16, 2011 the Company amended the capital clause of the Memorandum and Articles of Association authorizing the issuance of up to 5,000,000 preferred shares with a par value of $0.001 with such designations as may be determined by the Board of Directors of the Company from time to time.

Unit Purchase Option

On February 25, 2011, the Company issued a unit purchase option, for $100, to EBC or its designees to purchase 175,000 units at an exercise price of $6.60 per unit commencing on the later of (i) one year from the effective date of the registration statement or (ii) the consummation of an initial Business Combination, and expiring upon the earlier of (i) the liquidation of the Trust Account if we have not completed a Business Combination within the required time periods or (ii) three years from the closing of the Company’s initial Business Combination (but in no event will the option expire more than five years from the effective date of the registration statement for the Public Offering). The units issuable upon exercise of this option are identical to the units being offered in the Public Offering, with the exception of (i) not including Subunits and instead including only the ordinary shares and warrants that would otherwise comprise such Subunits since the Subunits will no longer be trading once the unit purchase option becomes exercisable and (ii) containing a provision for cashless exercise by EBC. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option as of February 25, 2011 was approximately $431,185 ($2.46 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter was estimated as of the date of grant using the following assumptions: (1) expected volatility of 48.1%, (2) risk-free interest rate of 2.0% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described in Note 3), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 7—Subsequent Events

Management evaluates subsequent events that have occurred after the balance sheet date through the date the financial statements were publically available to determine if events or transactions occurring require potential adjustment to or disclosure in the financial statements and has concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the financial statements.

F-17

China VantagePoint Acquisition Company

(A Company in the Development Stage)

CONDENSED BALANCE SHEETS

	As of
	June 30, 2012	March 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$27,873	$14,926
Prepaid expenses	1,500	1,500
Total current assets	29,373	16,426

Restricted cash and cash equivalents held in trust account	16,542,970	16,534,880
Total assets	$16,572,343	$16,551,306

LIABILITIES, REDEEMABLE ORDINARY SHARES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$74,480	$37,583
Accounts payable - related party	128,615	106,025
Total liabilities	203,095	143,608

Commitments and contingencies

Ordinary shares, subject to possible redemption (1,846,327 and 1,845,879 shares at redemption value at June 30 and March 31, 2012, respectively)(1)	11,057,090	11,051,067

Shareholders’ equity
Preferred shares, $0.001 par value, 5,000,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 50,000,000 shares authorized; 3,552,991 shares issued and outstanding (less 1,846,327 and 1,845,879 shares subject to possible redemption) at June 30 and March 31, 2012, respectively	1,707	1,707
Additional paid-in capital	5,603,262	5,609,285
Deficit accumulated during the development stage	(292,811)	(254,361)
Total shareholders’ equity	5,312,158	5,356,631

Total liabilities, redeemable ordinary shares and shareholders’ equity	$16,572,343	$16,551,306

(1)As a result of repurchases of ordinary shares and interest earned on the funds held in trust, but not released for working capital purposes through June 30, 2012, in connection with the Company's Repurchase Plan, aggregate ordinary shares subject to possible redemption are 1,846,327.

The accompanying notes are an integral part of these condensed financial statements.

F-18

China VantagePoint Acquisition Company

(A Company in the Development Stage)

CONDENSED STATEMENTS OF OPERATIONS

	Three months ended June 30,		For the Period September 3, 2010 (Inception) through
	2012	2011	June 30, 2012

Operating and formation costs:
Legal and professional fees	$15,436	$41,910	$150,172
General and administrative expenses	8,604	25,600	50,963
Administrative expense - related party	22,500	22,500	122,946

Loss from operations	(46,540)	(90,010)	(324,081)

Interest income	8,090	5,729	31,270

Net loss	$(38,450)	$(84,281)	$(292,811)

Basic and diluted net loss per share	$(0.02)	$(0.05)

Weighted average ordinary shares outstanding - basic and diluted	1,707,107	1,711,299

The accompanying notes are an integral part of these condensed financial statements.

F-19

China VantagePoint Acquisition Company

(A Company in the Development Stage)

CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Period from September 3, 2010 (Inception) through June 30, 2012

				Deficit
				Accumulated
			Additional	During the
	Ordinary Shares		Paid-In	Development	Shareholders'
	Shares	Amount	Capital	Stage	Equity
Ordinary shares issued September 3, 2010 (Inception) at $0.0316 per share for cash	790,625	$791	$24,209	$-	$25,000

Sale of 2,750,000 units on February 25, 2011 at $6.00 per Unit, net of offering expenses of $868,176 (includes 1,833,149 shares subject to possible redemption as of March 31, 2011)(1)	2,750,000	2,750	15,629,074	-	15,631,824

Sale of Warrant Offering warrants on February 25, 2011	-	-	925,000	-	925,000

Sale of Underwriter Purchase Option on February 25, 2011	-	-	100	-	100

Sale of 412,500 units on March 11, 2011 at $6.00 per unit, net of offering expenses of $86,973 (includes 408,430 shares subject to possible redemption as of March 31, 2011)(1)	412,500	412	2,387,615	-	2,388,027

Net proceeds subject to possible redemption of 2,241,579 shares at redemption value	-	(2,241)	(13,350,734)	-	(13,352,975)

Net loss	-	-	-	(22,324)	(22,324)

Balance at March 31, 2011	3,953,125	$1,712	$5,615,264	$(22,324)	$5,594,652

Repurchase of ordinary shares in accordance with the Company's Repurchase Plan	(400,134)	(400)	(2,307,492)	-	(2,307,892)

Reduction in net proceeds subject to possible redemption of 395,700 shares at redemption value(1)	-	395	2,301,513	-	2,301,908

Net loss	-	-	-	(232,037)	(232,037)

Balance at March 31, 2012	3,552,991	$1,707	$5,609,285	$(254,361)	$5,356,631

Reduction in net proceeds subject to possible redemption of 448 shares at redemption value (1)	-	-	(6,023)	-	(6,023)

Net loss	-	-	-	(38,450)	(38,450)

Balance at June 30, 2012	3,552,991	1,707	5,603,262	(292,811)	5,312,158

(1)As a result of repurchases of ordinary shares and interest earned on the funds held in trust but not released for working capital purposes through June 30, 2012, in connection with the Company's Repurchase Plan, aggregate ordinary shares subject to possible redemption are 1,846,327.

The accompanying notes are an integral part of these condensed financial statements.

F-20

China VantagePoint Acquisition Company

(A Company in the Development Stage)

CONDENSED STATEMENTS OF CASH FLOWS

	For the three months ended June 30, 2012	For the three months ended June 30, 2011	For the Period September 3, 2010 (Inception) through June 30, 2012
Operating Activities
Net loss	$(38,450)	$(84,281)	$(292,811)
Adjustments to reconcile net loss to cash provided by operating activities:
Changes in operating assets and liabilities:
Prepaid expenses	-	3,105	(1,500)
Accounts payable and accrued expenses	36,897	23,713	74,480
Accounts payable - related party	22,590	17,372	128,615
Net cash (used in) provided by operating activities	21,037	(40,091)	(91,216)

Investing Activities
Investment in restricted cash and cash equivalents	(8,090)	(5,729)	(18,867,031)
Amounts released from restricted cash and cash equivalents used to repurchase ordinary shares	-	1,155,982	2,307,892
Proceeds from redemption of restricted cash and cash equivalents	-	-	16,169
Net cash provided by (used in) investing activities	(8,090)	1,150,253	(16,542,970)

Financing Activities
Proceeds from sale of ordinary shares to initial shareholders	-	-	25,000
Proceeds from issuance of note to initial shareholders	-	-	50,000
Repayment of note to initial shareholders	-	-	(50,000)
Proceeds from Public Offering, net of offering costs	-	-	18,019,851
Proceeds from Warrant Offering	-	-	925,000
Proceeds from sale of Underwriter Purchase Option	-	-	100
Repurchase of ordinary shares	-	(1,155,982)	(2,307,892)
Net cash (used in) provided by financing activities	-	(1,155,982)	16,662,059

Net (decrease) increase in cash and cash equivalents	12,947	(45,820)	27,873
Cash and cash equivalents, beginning	14,926	132,384	-
Cash and cash equivalents, ending	$27,873	$86,564	$27,873

Supplemental disclosure of non-cash investing and financing transactions:
Repurchase of ordinary shares included in accounts payable and accrued expenses	$-	$311,820	$-

The accompanying notes are an integral part of these condensed financial statements.

F-21

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 1—Organization, Business Operations and Going Concern

China VantagePoint Acquisition Company (the ‘‘Company’’) is a blank check company incorporated on September 3, 2010, formed under the laws of the Cayman Islands for the purpose of acquiring, through merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, one or more operating businesses, or control of such operating business or businesses through contractual arrangements (a ‘‘Business Combination’’). Although the Company is not limited to a particular geographic region, the Company intends to focus on operating businesses with primary operations in the People’s Republic of China. The Company’s efforts to identify a prospective target business will not be limited to a particular industry.

The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. The Company has evaluated subsequent events through the issuance of this Form 10-Q.  Operating results for the three months ended June 30, 2012 and 2011 are not necessarily indicative of the results that may be expected for the year ending March 31, 2013 or any other future period. The balance sheet data at March 31, 2012 was derived from the Company’s audited financial statements but does not include all disclosures required by GAAP. The accompanying condensed financial statements should be read in conjunction with the Company’s financial statements and notes thereto included in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on June 29, 2012.

The Company is considered to be a development stage company and as such, the financial statements are prepared in accordance with the Accounting Standards Codification (‘‘ASC’’) 915 ‘‘Development Stage Entities.’’ The Company is subject to all of the risks associated with development stage companies.

At June 30, 2012, the Company had not commenced any operations. All activity through June 30, 2012 relates to the Company’s formation, the Company’s initial public offering and the search for a business combination. The registration statement for the Company’s initial public offering (“Public Offering”) was declared effective on February 17, 2011. On February 18, 2011, the Company filed a new registration statement to increase the Public Offering by 10% pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”). The Company consummated the Public Offering and Warrant Offering on February 25, 2011 and received initial net proceeds of $16,556,824. On March 8, 2011, the underwriter exercised its over-allotment option and on March 11, 2011 the Company received additional net proceeds of $2,388,027, bringing total net proceeds to $18,944,851 (Note 3).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering and the Warrant Offering although substantially all of the net proceeds are intended to be generally applied toward consummating a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. An amount of $18,835,874 in the aggregate, (or approximately $5.96 per Unit) of the proceeds of the Public Offering and the Warrant Offering was placed into a trust account (“Trust Account”) and invested in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.

F-22

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 1—Organization, Business Operations and Going Concern, continued

In the event that the subunits offered in the Public Offering (the “Subunits”) trade at or below $5.70 per Subunit, there can be released from the Trust Account amounts necessary for the Company to purchase up to 50% of the Subunits sold in the Public Offering (1,581,250 Subunits) at any time commencing on April 19, 2011 and ending on the date the Company announces a Business Combination. Purchases will be made only in open market transactions pursuant to a 10b5-1 plan entered into by the Company on February 16, 2011 (the “Repurchase Plan”), which requires the Company to maintain a limit order for the Subunits at $5.70 per Subunit during the purchase period until the maximum number of Subunits has been purchased. It is intended that purchases will comply with the technical requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended, although purchases may not actually be effected under Rule 10b-18. Through June 30, 2012, the Company has purchased 400,134 Subunits under this plan at a cost of $2,307,892. The placing of the funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements.

The Company’s shareholders prior to the offering, including certain of the Company’s officers and directors (“Initial Shareholders”) have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that they will be able to satisfy those obligations should they arise. The remaining proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, interest earned on the funds held in the Trust Account (after payment of taxes owed on such interest income) may be released to the Company to fund its working capital requirements in searching for a business combination and to pay its tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to provide shareholders who acquired shares in the Public Offering (“Public Shareholders”) with the opportunity to redeem their Subunits for a pro rata share of the Trust Account. In the event that shareholders owning 58.38% (as adjusted for repurchases through June 30, 2012 under the Repurchase Plan and interest earned but not released from the Trust Account) or more of the Subunits sold in the Public Offering exercise their redemption rights described below (the “Redemption Threshold”), or, solely with respect to a transaction subject to shareholder approval, a majority vote against the Business Combination, the Business Combination will not be consummated. However, as the Company purchases up to 50% of the Subunits sold in the Public Offering in accordance with the Repurchase Plan, the Redemption Threshold is reduced in direct proportion to the percentage of Subunits purchased by the Company. In this event, the Company would disclose the number of Subunits purchased by it and the revised Redemption Threshold in the materials distributed to its shareholders in connection with any vote to approve a Business Combination. The Initial Shareholders have waived any redemption rights they may have in connection with the Business Combination.

F-23

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 1—Organization, Business Operations and Going Concern, continued

With respect to a Business Combination which is consummated, any Public Shareholder can demand that the Company redeem his or her Subunits. If the Company holds a shareholder vote to approve a Business Combination, any Public Shareholder voting against the Business Combination and seeking redemption will be entitled to redeem their Subunits for a pro rata portion of the Trust Account up to a maximum of approximately $5.96 per Subunit. Any Public Shareholder voting in favor of the Business Combination and seeking redemption will have his or her Subunits redeemed for a full pro rata portion of the Trust Account (approximately $5.99 per Subunit as of June 30, 2012) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements. If the Company commences a tender offer in connection with a Business Combination, a Public Shareholder tendering his, her or its Subunits will have such Subunits redeemed for a full pro rata portion of the Trust Account (approximately $5.99 per Subunit as of June 30, 2012) net of (i) taxes payable and (ii) interest income earned on the Trust Account previously released to the Company for working capital requirements. Accordingly, Public Shareholders holding up to 1,846,327 Subunits (as adjusted for repurchases through June 30, 2012 under the Repurchase Plan and interest earned but not released from the Trust Account) may seek redemption of their Subunits in the event of a Business Combination. Notwithstanding the foregoing, the Company’s amended Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate or other person with whom such Public Shareholder is acting in concert or as a “group” (within the meaning of Section 13 of the Securities Act of 1934, as amended), will be restricted from voting or, in the event that the Company holds a vote with respect to a Business Combination, redeeming more than 10% of the Subunits sold in the Public Offering (but only with respect to the amount over 10% of the Subunits sold in the  Public Offering). A “group” will be deemed to exist if Public Shareholders (i) file a Schedule 13D or 13G indicating the presence of a group or (ii) acknowledge to the Company that they are acting, or intend to act, as a group.

The Company’s Amended and Restated Memorandum and Articles of Association provide that if the Company has not completed a Business Combination by August 25, 2012, or February 25, 2013 if a definitive agreement has been executed by August 25, 2012 and a Business Combination has not been consummated by February 25, 2013, the Company will automatically dissolve, liquidate and distribute its remaining assets, including amounts held in the Trust Account, to the Public Shareholders. In the event of a liquidation, if the Company has not presented an initial Business Combination to the Public Shareholders for approval, the Public Shareholders will be entitled to receive their pro rata share of the Trust Account (approximately $5.99 per Subunit as of June 30, 2012). In the event of a liquidation, if the Company has presented an initial Business Combination to the Public Shareholders for approval, and the Public Shareholders have rejected the initial Business Combination, the Public Shareholders who voted against the last initial Business Combination or who did not vote will be entitled to receive only a pro rata share of the Trust Account up to a maximum of approximately $5.96 per Subunit and Public Shareholders who voted in favor of the last initial Business Combination will be entitled to receive a full pro rata share of the Trust Account calculated two days prior to the distribution date.

Pursuant to letter agreements executed prior to the consummation of the Public Offering with the Company, the Initial Shareholders have waived their rights to participate in any liquidation distribution from the Trust Account but only with respect to their initial shares; they will participate in any liquidation distribution with respect to any Units acquired in the Public Offering or in the aftermarket.

F-24

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 1—Organization, Business Operations and Going Concern, continued

During the three months ended June 30, 2012 the Company generated cash from operations of $21,037, including cash received as reimbursement for certain expenses incurred which are included in accounts payable and accrued expenses. The Company anticipates that in order to fund its working capital requirements, the Company will need to use all of the remaining funds not held in trust, the interest earned on the funds held in the trust account, as well as entering into contingent fee arrangements with its vendors. The Company will need to raise additional capital through loans or additional investments from its Initial Shareholders, officers, directors, or third parties. None of the Initial Shareholders, officers or directors is under any obligation to advance funds to, or to invest in, the Company. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of its business plan, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These unaudited financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2—Significant Accounting Policies

Cash and cash equivalents

Cash: The Company maintains its cash with high credit quality financial institutions. At times, the Company’s cash and cash equivalents may be uninsured or in deposit accounts that exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. As of June 30, 2012, substantially all of the Company’s funds were held at one financial institution.

Cash Equivalents: The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted cash and cash equivalents held in trust account

The amounts held in the Trust Account represent substantially all of the proceeds of the Public Offering and are classified as restricted assets since such amounts can only be used by the Company in connection with the consummation of a Business Combination or to repurchase Subunits under the Company’s Repurchase Program. The funds held in the Trust Account are invested primarily in a highly liquid mutual fund.

Loss per share

Ordinary loss per share is computed by dividing net loss by the weighted-average number of ordinary shares outstanding during the period. Ordinary shares included in Subunits subject to possible redemption at June 30, 2012 and 2011 of 1,846,327 and 1,989,773, respectively, have been excluded from the calculation of basic loss per share since such shares, if redeemed, only participate in their pro rata share of the trust earnings. Loss per share assuming dilution would give effect to dilutive options, warrants, and other potential ordinary shares outstanding during the period. The Company has not considered the effect of warrants to purchase 5,605,289 ordinary shares in the calculation of diluted loss per share, since the exercise of the warrants is contingent upon the occurrence of future events.

F-25

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 2—Significant Accounting Policies, continued

Fair value measurements

Fair value is defined as an exit price, representing the amount that would be received upon the sale of an asset or payment to transfer a liability in an orderly transaction between market participants. Fair value is a market-based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

•	Level 1. Observable inputs such as quoted prices in active markets;
•	Level 2. Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and
•	Level 3. Unobservable inputs for which there is little or no market data, which require the reporting entity to develop its own assumptions.

Assets and liabilities measured at fair value are based on one or more of three valuation techniques identified in the tables below. The valuation techniques are as follows:

(a).	Market approach. Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;
(b).	Cost approach. Amount that would be required to replace the service capacity of an asset (replacement cost); and
(c).	Income approach. Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models).

Assets Measured at Fair Value on a Recurring Basis

	Balance	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Sheet	(Level 1)	(Level 2)	(Level 3)
Restricted cash and cash equivalents held in trust account:
June 30, 2012	$16,542,970	$16,542,970	$-	$-
March 31, 2012	$16,534,880	$16,534,880	$-	$-

Ordinary shares included in Subunits subject to possible redemption

The Company accounts for its ordinary shares included in Subunits subject to possible redemption in accordance with the guidance enumerated in ASC 480 “Distinguishing Liabilities from Equity”. Ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered by the Company to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly at June 30, 2012 and March 31, 2012, the ordinary shares included in Subunits subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

F-26

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 2—Significant Accounting Policies, continued

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has identified the Cayman Islands, the United States and the State of Florida as its only major tax jurisdictions, as defined. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on September 3, 2010, the evaluation was performed for the 2010 and 2011 tax years, which are the only completed periods subject to examination. The Company is on a calendar year for tax purposes. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position.

The Company is considered an exempted company in the Cayman Islands for tax purposes. As an exempted company, the Company is able to avoid direct taxation from the Cayman Islands government for a period of 20 years if such direct taxation were ever introduced in the Cayman Islands by obtaining a tax undertaking from the Cayman Islands government.

The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. There were no amounts accrued for penalties or interest as of or during the period from September 3, 2010 (Inception) through June 30, 2012 or for the three months ended June 30, 2012 and 2011. Management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-27

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 3—Public Offering and Warrant Offering

On February 25, 2011, the Company sold 2,750,000 units at an offering price of $6.00 per Unit. Each Unit included one Subunit and one-half of a warrant. Each Subunit consisted of one ordinary share and one-half of a warrant. On March 8, 2011, the underwriters of the Public Offering exercised their over-allotment option, for an additional 412,500 Units, or an aggregate offering of 3,162,500 Units. Each whole warrant (“Public Warrant”) will entitle the holder to purchase from the Company one ordinary share at an exercise price of $5.00 per share and the Public Warrants will become exercisable upon the consummation of a business combination with a target business. The Public Warrants will expire on the earlier of (i) 5:00 p.m., New York City time, on the three-year anniversary of the consummation of our Business Combination, (ii) the Company’s liquidation if the Company has not completed a Business Combination within the required time periods and (iii) the redemption of the Public Warrants. The Units sold in the Public Offering began trading on February 22, 2011. The Subunits and Public Warrants comprising the Units, but not the ordinary shares and Public Warrants included in the Subunits, began separate trading on March 15, 2011.

Holders have the option to continue to hold Units or separate their Units into the component pieces. However, no fractional Public Warrants will be issued and only whole Public Warrants will trade. The Subunits will continue to trade as a Subunit consisting of one ordinary share and one-half of a Public Warrant until the consummation of an initial Business Combination, at which time they will automatically separate and the Subunits will no longer be outstanding. As indicated above, since no fractional Public Warrants will be issued and only whole Public Warrants will trade, investors will need to either have not separated their Units at this time or have a number of Subunits divisible by two at that time or they will lose a portion of the Public Warrants they would otherwise be entitled to. Accordingly, in order to avoid such a situation, investors that do not intend to transfer the component pieces of the Units prior to the consummation of a business combination should continue to hold their securities as a combined Unit so as to ensure that no portion of the Public Warrant is lost.

On February 25, 2011, the Company also sold 2,642,856 warrants at a price of $0.35 per warrant (the “Warrant Offering Warrants”), for an aggregate purchase price of $925,000 (the “Warrant Offering”). The sale of the Warrant Offering Warrants occurred simultaneously with the consummation of the Public Offering. The proceeds the Company received from the Warrant Offering were placed in the Trust Account. The Warrant Offering Warrants are identical to the Public Warrants except that (i) 1,500,000 of the Warrant Offering Warrants (the “Insider Warrants”) are non-redeemable and may be exercised on a “cashless basis”, (ii) the Company may only call the remaining 1,142,856 Warrant Offering Warrants (the “EBC/Third Party Warrants”), for redemption and only permit exercise on a cash basis with the consent of EarlyBird Capital, Inc. (“EBC”), so long as such warrants are held by the initial purchasers thereof or their affiliates, and (iii) the Company will only call the EBC/Third Party Warrants for redemption if the Company also simultaneously calls the Public Warrants so long as such warrants are held by the initial purchasers of such warrants or their affiliates. In addition, the Company may call the Public Warrants for redemption and only permit exercise on a cash basis, but simultaneously call the EBC/Third Party Warrants for redemption and permit exercise on a cashless basis, which the Company may do without the consent of EBC. Additionally, any Warrants purchased by the Company’s shareholders prior to the Public Offering, including certain of the Company’s officers and directors (the “Initial Shareholders”) in the open market after the consummation of the Public Offering will also be non-redeemable and may be exercised on a “cashless basis” so long as they continue to be held by the Company’s Initial Shareholders or their affiliates. The purchasers agreed that the Warrant Offering Warrants will not be sold or transferred by them (except to certain permitted transferees) until after the Company has completed an initial Business Combination.

F-28

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 3—Public Offering and Warrant Offering, continued

The holders of the Warrant Offering Warrants (or underlying securities) are entitled to registration rights with respect to Warrant Offering Warrants (or underlying securities) pursuant to an agreement signed on February 17, 2011.

The Public Warrants, Insider Warrants and EBC/Third Party Warrants are collectively referred to as the “Warrants.”

The Company may call the Warrants for redemption (excluding the Insider Warrants but including the EBC/Third Party Warrants as described above and any outstanding Warrants issued upon exercise of the unit purchase option issued to EBC), in whole and not in part, at a price of $.01 per Warrant at any time after the Warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each Warrant holder, and if, and only if, the reported last sale price of the ordinary shares equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Warrant holders. The Warrants may be called for redemption provided that a registration statement under the Securities Act relating to the ordinary shares issuable upon exercise of the Warrants is effective and is expected to remain effective from the date on which the Company sends a redemption notice to and including the redemption date and a prospectus relating to the ordinary shares issuable upon exercise of the Warrants is available for use by the Warrant holders and remains available for use from the date on which the Company sends a redemption notice to and including the redemption date.

The Company may not redeem the Warrants unless the Warrants and the ordinary shares underlying the Warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for the redemption. In no event will the registered holders of a Warrant be entitled to receive a net cash settlement, or other consideration in lieu of physical settlement in shares of the Company’s ordinary shares. The holders of the Warrants do not have the rights or privileges of holders of the Company’s ordinary shares or any voting rights until such holders exercise their respective Warrants and receive ordinary shares of the Company. If the Company redeems the Warrants, it will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis.”

In accordance with the Warrant agreement relating to the Warrants sold and issued in the Public Offering, the Company is only required to use its reasonable efforts to maintain the effectiveness of the registration statement relating to ordinary shares issuable upon exercise of the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the Warrant exercise. Consequently, the Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full Unit price solely for the ordinary shares included in the Units.

There will be no distribution from the Trust Account with respect to the Warrants in the event of liquidation as described in Note 1, and such Warrants will expire worthless.

The Company entered into an agreement with the underwriters of the Public Offering (the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company paid 3.5% of the gross proceeds of the Public Offering or $664,125 as underwriting discounts and commissions upon closing of the Public Offering, including the exercise of the over-allotment option.

F-29

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 4—Commitments and Contingencies

The Company has agreed to pay an aggregate of $7,500 a month for office space and general and administrative services to an entity affiliated with the Company, commencing February 17, 2011 and terminating on the earlier to occur of (i) the consummation of an initial Business Combination and (ii) the liquidation of the Company. This affiliated entity also occasionally pays for travel and other expenses of the Company not related to general and administrative services. The Company is obligated to reimburse them for these expenses. At June 30, 2012, the Company has included in accounts payable – related party $128,615 representing an obligation to this affiliate company for this office space, these general and administrative services, and these reimbursable expenses.

The Company has engaged EBC as an investment banker in connection with its initial Business Combination to provide it with assistance in negotiating and structuring the terms of the initial Business Combination. The Company anticipates that these services will include assisting the Company with valuing and structuring any proposed offer to be made to a target business and negotiating a letter of intent and/or definitive agreement with any potential target business. The Company will pay EBC a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to $600,000. Such amounts due to EBC may be paid out of the funds held in the trust account.

Note 5—Shareholders’ Equity

Ordinary Shares

The Company is authorized to issue up to 50,000,000 ordinary shares with a par value of $0.001 per share.

In connection with the organization of the Company, on September 3, 2010, a total of 790,625 shares (718,750 shares before the effect of the share dividend, discussed below) of the Company’s ordinary shares were sold to the Initial Shareholders at a price of $0.0316 per share ($0.0348 per share before the effect of the share dividend, discussed below) for an aggregate of $25,000.

Effective February 18, 2011, the Company’s Board of Directors authorized a share dividend of 0.1 ordinary share for each outstanding ordinary share. All share amounts presented have been restated to reflect the effect of this share dividend.

On February 17, 2011 the Initial Shareholders placed their initial shares into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions, these shares will not be transferable during the escrow period which expires on the first anniversary of the closing date of the initial Business Combination.

Depending on the number of holders who choose to exercise their redemption rights in connection with the Company’s initial business combination, the Company could be required to redeem for cash up to one Subunit less than 58.38% (as adjusted for repurchases through June 30, 2012 under the Company’s Repurchase plan and interest earned but not released from the Trust Account) of the subunits sold in the Public Offering, or 1,846,327 shares, at a redemption price of approximately $5.99 per share for approximately $11,057,090, in the aggregate assuming that all of the Company’s shareholders vote in favor of the proposed business combination and are therefore entitled to receive a full pro rata share of the trust account.

Preferred Shares

On February 16, 2011 the Company amended the capital clause of the Memorandum and Articles of Association authorizing the issuance of up to 5,000,000 preferred shares with a par value of $0.001 with such designations as may be determined by the Board of Directors of the Company from time to time.

F-30

CHINA VANTAGEPOINT ACQUISITION COMPANY

(A Company in the Development Stage)

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2012

(Unaudited)

Note 5—Shareholders’ Equity, continued

Unit Purchase Option

On February 25, 2011, the Company issued a unit purchase option, for $100, to EBC or its designees to purchase 175,000 units at an exercise price of $6.60 per unit commencing on the later of (i) one year from the effective date of the registration statement or (ii) the consummation of an initial Business Combination, and expiring upon the earlier of (i) the liquidation of the Trust Account if we have not completed a Business Combination within the required time periods or (ii) three years from the closing of the Company’s initial Business Combination (but in no event will the option expire more than five years from the effective date of the registration statement for the Public Offering). The units issuable upon exercise of this option are identical to the units being offered in the Public Offering, with the exception of (i) not including Subunits and instead including only the ordinary shares and warrants that would otherwise comprise such Subunits since the Subunits will no longer be trading once the unit purchase option becomes exercisable and (ii) containing a provision for cashless exercise by EBC. The Company accounted for the fair value of the unit purchase option, inclusive of the receipt of a $100 cash payment, as an expense of the Public Offering resulting in a charge directly to shareholders’ equity. The Company estimated that the fair value of this unit purchase option as of February 25, 2011 was approximately $431,185 ($2.46 per unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriter was estimated as of the date of grant using the following assumptions: (1) expected volatility of 48.1%, (2) risk-free interest rate of 2.0% and (3) expected life of five years. The unit purchase option may be exercised for cash or on a ‘‘cashless’’ basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the Warrants, as described in Note 3), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

Note 6 – Subsequent Events

Merger and Share Exchange Agreement

On August 23, 2012, the Company formed BDH Acquisition Corp (“Purchaser”), a Delaware corporation for the purpose of effecting a future Business Combination with Black Diamond Holdings, LLC, a Colorado limited liability corporation (“Black Diamond”). On August 27, 2012 the Company announced that it had entered into a merger and share exchange agreement (the “Acquisition Agreement”) pursuant to which it will acquire Black Diamond (the “Black Diamond Merger”).

On August 24, 2012, the Company, Purchaser, Black Diamond, all of the Class A members of Black Diamond, certain Preferred Members of Black Diamond and Black Diamond Financial Group, LLC, a Delaware limited liability company and the manager of Black Diamond, entered into the Acquisition Agreement.

Black Diamond is in the business of acquiring controlling and non-controlling interests in and actively managing small and development-stage companies. Black Diamond’s portfolio companies are principally engaged in precious metal exploration and mining, enterprise software systems, internet wine retailing, video gaming, and other technology oriented activities.

The Acquisition Agreement provides in part that each ordinary share of the Company will be converted automatically into one share of preferred stock of Purchaser (“Purchaser Preferred Stock”) and that upon the closing of the transactions contemplated in the Acquisition Agreement, the Company will be merged with and into Purchaser, the separate corporate existence of the Company will cease and Purchaser will continue as the surviving corporation (the “Redomestication”).

In connection with the Redomestication, each warrant to purchase one ordinary share of the Company will be converted into one substantially equivalent warrant (“Purchaser Warrant”) to purchase one share of common stock of Purchaser (“Purchaser Common Stock”); each Subunit of the Company will be converted automatically into one subunit consisting of one share of Purchaser Preferred Stock and one-half of a warrant to purchase Purchaser Common Stock (“Purchaser Subunit”); each Unit of the Company will be converted automatically into one Purchaser Subunit and one-half of a warrant to purchase Purchaser Common Stock (“Purchaser Unit”); and each unit purchase option of the Company will be converted into one substantially equivalent unit purchase option to purchase one Purchaser Unit.

Pursuant to the Acquisition Agreement, Purchaser will acquire 100% of the issued and outstanding Class A Units of Black Diamond and 45.62% of the Preferred Units of Black Diamond in exchange for an aggregate of 67,383,334 shares of the common stock of Purchaser (“Purchaser Common Stock”) and 1,433,333 shares of Purchaser Preferred Stock.

Holders of Purchaser Preferred Stock will have a liquidation preference of $12 per share. Holders of Purchaser Preferred stock will receive dividends on a quarterly basis equal to 90% of Purchaser’s available cash, until such time as they have received $6 per share. Thereafter, holders of Purchaser Preferred Stock will receive 50% of the dividends paid and holders of Purchaser Common Stock will receive 50% of dividends paid. Once the holders of Purchaser Preferred Stock receive $12 per share, all Purchaser Preferred Stock will automatically convert into Purchaser Common Stock at an initial conversion ratio of one for one provided the $12 per share is received within three years, and two for one if the $12 per share is received thereafter.

Prior to consummating any of the transactions contemplated by the Acquisition Agreement, the Redomestication and the Black Diamond Merger, such actions must be approved by a majority of the holders of the Company’s ordinary shares and the Company’s warrant holders must approve an amendment to the Warrant agreements dated February 25, 2011 in order to change the warrants to be Purchaser Warrants. The Company is preparing for a special meeting of the holders of its ordinary shares and Warrants in order to obtain such approvals.

Termination of Share Repurchase Program

On August 27, 2012 the Company announced that it had entered into the Acquisition Agreement and, accordingly, is no longer permitted to make any repurchases of its Subunits under the Repurchase Plan.

Expense Reimbursement Agreement

On August 24, 2012, in connection with the Acquisition Agreement, the Company and Black Diamond entered into an expense reimbursement agreement (“Reimbursement Agreement”). Pursuant to the Reimbursement Agreement, Black Diamond has agreed to (i) assume and pay up to $250,000 of the costs and expenses (including but not limited to reasonable legal fees) of the Company that have accrued up to the date that the Acquisition Agreement was signed (August 24, 2012), and (ii) pay, so long as the Company does not materially breach the representations and warranties it made in the Acquisition Agreement, all of the costs and expenses (including but not limited to reasonable legal fees and expenses related to the merger) incurred by the Company from and after the signing of the Acquisition Agreement.

Furthermore, pursuant to the Reimbursement Agreement, promptly after Black Diamond or one or more of Black Diamond’s subsidiaries or portfolio companies receives an aggregate of $2,500,000 of proceeds from all financing transactions (including, but not limited to, issuing debt or equity securities of Black Diamond, selling assets of and/or receiving amounts in repayment of debt) occurring after August 24, 2012, Black Diamond shall deposit the sum of $250,000 in the bank account of the Company to pay for merger expenses described above.

Through November 9, 2012, no amounts have yet been received by the Company in connection with this Reimbursement Agreement.

F-31

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Members

Black Diamond Holdings, LLC and Subsidiaries

Denver, Colorado

We have audited the accompanying consolidated/combined balance sheets of Black Diamond Holdings, LLC and Subsidiaries and Subsidiaries (the "Company") as of December 31, 2011 and 2010, and the related consolidated/combined statements of operations, changes in members' deficit, and cash flows for the years then ended. These consolidated/combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated/combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated/combined financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated/ combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated/combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated/combined financial statements referred to above present fairly, in all material respects, the financial position of Black Diamond Holdings, LLC and Subsidiaries and Subsidiaries as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated/combined financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated/combined financial statements, the Company has experienced circumstances which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The consolidated/combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Ehrhardt Keefe Steiner & Hottman PC

November 14, 2012

Denver, Colorado

F-32

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Consolidated/Combined Balance Sheets

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Assets

Current assets
Cash and cash equivalents	$644,291	$378,011	$193,990	$2,278,022
Accounts receivable, net	1,510,603	2,700,836	1,654,880	1,694,134
Inventories, net	3,423,393	3,081,635	2,615,372	2,702,419
Prepaids and other current assets	665,828	714,068	710,941	1,006,410
Notes receivable	1,750,000	-	2,394,000	-
Total current assets	7,994,115	6,874,550	7,569,183	7,680,985

Non-current assets
Property, plant, and equipment, net	7,323,409	8,862,554	7,099,517	8,955,250
Intangible assets, net	640,340	804,686	650,310	793,705
Mine development	3,869,342	-	5,167,219	507,287
Mining properties and mineral interest, net	17,017,148	16,726,002	17,362,138	16,790,289
Reclamation bonds	16,190,556	15,842,403	16,230,394	15,887,077
Restricted cash	621,108	301,554	530,670	546,014
Investment in unconsolidated entity	7,318,946	-	5,183,569	640,601
Other long-term assets	56,347	78,288	16,101	83,479
Total non-current assets	53,037,196	42,615,487	52,239,918	44,203,702

Total assets	$61,031,311	$49,490,037	$59,809,101	$51,884,687
Liabilities and Members' Equity

Current liabilities
Line-of-credit	$932,565	$859,024	$1,061,142	$1,001,914
Accounts payable	8,157,604	8,559,708	8,510,745	8,487,597
Accrued expenses	6,230,338	6,558,131	6,892,573	6,655,989
Accrued interest	24,009,578	16,490,661	30,106,298	21,353,888
Deferred revenue	1,046,370	1,691,323	758,145	1,917,919
Current portion - long-term debt and bonds payable, net	46,649,925	51,314,444	46,221,528	51,859,964
Accounts payable - related party	800,000	560,000	920,000	680,000
Current portion of capital lease obligation	395,100	91,058	250,600	91,382
Factored receivable payable	-	946,790	-	330,203
Derivative liability	-	1,645,852	-	1,298,249
Push-down interest	5,135,959	4,167,658	5,580,983	4,687,139
Push-down redeemable obligation	5,950,000	5,950,000	5,950,000	5,950,000
Total current liabilities	99,307,439	98,834,649	106,252,014	104,314,244

Non-current liabilities
Long-term debt and bonds payable, net, less current portion	2,144,105	2,365,079	4,237,512	2,737,614
Reclamation liability	22,793,187	21,465,966	23,497,168	22,227,564
Capital lease obligations, less current portion	79,447	83,260	25,223	41,577
Total non-current liabilities	25,016,739	23,914,305	27,759,903	25,006,755
Total liabilities	124,324,178	122,748,954	134,011,917	129,320,999

Commitments and contingencies

Members' deficit
Members' equity	31,496,595	21,648,970	22,013,386	21,928,161
Non-controlling interest	(94,789,462)	(94,907,887)	(96,216,202)	(99,364,473)
Total members' deficit	(63,292,867)	(73,258,917)	(74,202,816)	(77,436,312)

Total liabilities and members' deficit	$61,031,311	$49,490,037	$59,809,101	$51,884,687

See notes to consolidated/combined financial statements.

F-33

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Consolidated/Combined Statements of Operations

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Revenues	$25,411,838	$24,351,508	$10,462,718	$12,076,376
Cost of revenues	13,348,477	11,581,577	4,681,269	6,681,783

Gross profit	12,063,361	12,769,931	5,781,449	5,394,593

Operating expenses
Selling, general and administrative	22,312,854	20,714,574	9,751,780	9,625,487
Accretion expense	1,327,221	1,535,632	703,981	761,598
Depreciation and amortization	784,272	1,791,471	403,918	391,684
Total operating expenses	24,424,347	24,041,677	10,859,679	10,778,769

Loss from operations	(12,360,986)	(11,271,746)	(5,078,230)	(5,384,176)

Other income (expense)
Interest expense	(12,849,311)	(12,787,026)	(5,845,286)	(6,240,775)
Loss from equity method investments	(2,006,270)	-	(2,135,377)	-
Amortization of debt discount and deferred financing	(947,707)	(1,980,224)	(392,575)	(424,075)
Change in fair value of derivative liabilities	542,283	787,433	-	377,220
Other	(172,289)	(10,178)	(2,397)	(168,497)
Gain on deconsolidation	7,588,825	-	-	-
Total other expense	(7,844,469)	(13,989,995)	(8,375,635)	(6,456,127)

Net loss before non-controlling interest	(20,205,455)	(25,261,741)	(13,453,865)	(11,840,303)

Net loss attributable to non-controlling interest	(11,928,080)	(10,147,689)	(3,770,656)	(4,619,194)

Net loss attributable to Black Diamond Holdings, LLC	$(8,277,375)	$(15,114,052)	$(9,683,209)	$(7,221,109)

See notes to consolidated/combined financial statements.

F-34

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Consolidated/Combined Statement of Changes in Members' Deficit

For the Years Ended December 31, 2011 and 2010

and the Period Ended June 30, 2012 (unaudited)

							Accumulated	Black Diamond's		Total
	Combined Funds		Class A		Preferred Units		Members'	Members'	Non-Controlling	Members'
	Units	Amount	Units	Amount	Units	Amount	Deficit	Equity	Interests	Deficit
Balance - December 31, 2009	7,850.5	$128,068,239	-	$-	-	$-	$(91,305,217)	$36,763,022	$(87,859,765)	$(51,096,743)
Equity contribution	-	-	-	-	-	-	-	-	48,050	48,050
Conversion of accrued interest into equity	-	-	-	-	-	-	-	-	16,066	16,066
Warrants issued in conjunction with convertible notes	-	-	-	-	-	-	-	-	189,372	189,372
Stock-based compensation	-	-	-	-	-	-	-	-	2,834,936	2,834,936
Beneficial conversion feature	-	-	-	-	-	-	-	-	11,143	11,143
Net loss	-	-	-	-	-	-	(15,114,052)	(15,114,052)	(10,147,689)	(25,261,741)
Balance - December 31, 2010	7,850.5	128,068,239	-	-	-	-	(106,419,269)	21,648,970	(94,907,887)	(73,258,917)
Equity contributions	-	-	-	-	725	18,125,000	-	18,125,000	3,125	18,128,125
Reorganization	(7,850.5)	(128,068,239)	100,000	128,068,239	-	-	-	-	-	-
Stock-based compensation	-	-	-	-	-	-	-	-	163,049	163,049
Warrants issued in conjunction with convertible notes	-	-	-	-	-	-	-	-	133,962	133,962
Equity investment in Rackwise Funding, LLC	-	-	-	-	-	-	-	-	1,968,063	1,968,063
Increase in equity from the deconsolidation of Rackwise, Inc.	-	-	-	-	-	-	-	-	9,778,306	9,778,306
Net loss	-	-	-	-	-	-	(8,277,375)	(8,277,375)	(11,928,080)	(20,205,455)
Balance - December 31, 2011	-	-	100,000	128,068,239	725	18,125,000	(114,696,644)	31,496,595	(94,789,462)	(63,292,867)
Equity contributions	-	-	-	-	8	200,000	-	200,000	-	200,000
Equity contributions, private placement	-	-	-	-	-	-	-	-	380,000	380,000
Warrants issued in conjunction with private placement	-	-	-	-	-	-	-	-	306,568	306,568
Stock-based compensation	-	-	-	-	-	-	-	-	1,135,367	1,135,367
Beneficial conversion feature on bridge loans	-	-	-	-	-	-	-	-	521,981	521,981
Net loss	-	-	-	-	-	-	(9,683,209)	(9,683,209)	(3,770,656)	(13,453,865)
Balance - June 30, 2012 (unaudited)	-	$-	100,000	$128,068,239	733	$18,325,000	$(124,379,853)	$22,013,386	$(96,216,202)	$(74,202,816)

See notes to consolidated/combined financial statements.

F-35

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Consolidated/Combined Statements of Cash Flows

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(20,205,455)	$(25,261,741)	$(13,453,865)	$(11,840,303)
Adjustments to reconcile net loss to net cash used in operating activities
Increase in inventory reserve	242,329	601,241	62,945	57,777
Depreciation and amortization	784,272	1,791,471	403,918	391,684
Accretion expense	1,327,221	1,535,632	703,981	761,598
Impairment of capitalized software	2,743,998	-	-	-
Stock-based compensation	163,049	2,834,936	1,135,367	202,831
Amortization of debt discount	947,707	1,980,224	392,575	424,075
Allowance for doubtful accounts	(289,665)	324,481	(14,584)	(92,816)
Accounts receivable provision for factoring contract	-	-	-	(112,263)
Change in fair value of derivative instrument	(542,283)	(787,433)	-	(377,220)
Gain on deconsolidation	(7,588,825)	-	-	-
Loss from equity method investment	2,006,270	-	2,135,377	-
(Loss) gain on sale of fixed assets	51,951	(185,796)	45,539	-
Capitalized interest	(209,138)	(348,189)	(314,924)	(64,287)
Changes in assets and liabilities
Account receivable	1,369,135	(487,341)	(129,693)	1,211,781
Inventories	(584,087)	187,642	745,076	321,439
Prepaid and other assets	(76,632)	(282,243)	(4,867)	(297,533)
Accounts payable	460,693	313,065	353,141	(72,111)
Accrued expenses	700,734	2,163,007	662,235	97,858
Accrued interest	8,214,286	8,274,682	6,096,720	5,292,283
Deferred revenue	(96,528)	909,840	(288,225)	226,596
Accounts payable - related parties	240,000	220,000	120,000	120,000
Factored receivable payable	(605,730)	199,902	-	(616,587)
Push-down interest	968,301	3,275,158	445,024	519,481
	10,227,058	22,520,279	12,549,605	7,994,586
Net cash used in operating activities	(9,978,397)	(2,741,462)	(904,260)	(3,845,717)

Cash flows from investing activities
Purchases of property and equipment	(1,637,600)	(620,913)	(199,816)	(395,098)
Additions to mine development	(3,869,342)	-	(1,297,877)	(507,287)
Intangibles	(77,224)	(270,372)	(35,719)	(78,301)
Mining properties and mineral interest	(82,008)	(60,123)	(30,066)	-
Investment in subsidiaries	(150,000)	-	-	(640,601)
Restricted cash	(319,554)	(478)	90,438	(244,460)
Reclamation bonds	(348,153)	(92,687)	(39,838)	(44,674)
Notes receivable related party	(1,750,000)	-	456,000	-
Deconsolidation of Rackwise, Inc.	313,045	-	-	-
Acquisition of controlling interest in Montana Tunnels Mining, Inc.	-	44,044	-	-
Net cash used in investing activities	(7,920,836)	(1,000,529)	(1,056,878)	(1,910,421)

(Continued on the following page)

See notes to consolidated/combined financial statements.

F-36

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Consolidated/Combined Statements of Cash Flows

(Continued from the previous page)

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Cash flows from financing activities
Payment on long-term debt and bonds payable	(3,567,065)	(652,269)	(1,208,513)	(1,699,071)
Proceeds from long-term debt and bonds payable	3,648,197	4,223,070	2,209,497	1,793,612
Payments on capital lease obligations	(117,285)	(49,137)	(198,724)	(41,359)
Proceeds from sale of common stock	-	48,050	-	-
Proceeds from member contributions	18,128,125	-	200,000	7,460,077
Proceeds from private placement	-	-	380,000	-
Line of credit, net	73,541	285,644	128,577	142,890
Net cash used in financing activities	18,165,513	3,855,358	1,510,837	7,656,149

Net cash provided by (used in) cash and cash equivalents	266,280	113,367	(450,301)	1,900,011

Cash and cash equivalents - beginning of year	378,011	264,644	644,291	378,011

Cash and cash equivalents - end of year	$644,291	$378,011	$193,990	$2,278,022

Supplemental disclosure of cash flow information:

Cash paid for interest for the years ended December 31, 2011 and 2010 and for the periods ended June 30, 2012 (unaudited) and 2011 (unaudited) was $1,513,696, $653,653, $249,024, and $829,792, respectively.

Cash paid for income taxes for the years ended December 31, 2011 and 2010 and for the periods ended June 30, 2012 (unaudited) and 2011 (unaudited) was zero.

Supplemental disclosure of non-cash activity:

During the year ended December 31, 2010, the Company issued debt with a face value of $1,653,757, resulting in a debt discount of $200,515.

During 2011, the Company acquired $423,769 of equipment through a capital lease.

During the year ended December 31, 2011, the Company issued debt with a face value of $400,000, resulting in a debt discount of $133,962.

During the period ended June 30, 2012 (unaudited), the Company recorded a related party note receivable for $1,100,000 and assumed a note payable of $1,100,000 from this related party.

During the period ended June 30, 2011 (unaudited), the Company redocumented a note payable to include accrued interest of $429,056 in the face value of the note.

During the year ended December 31, 2010, the Company converted $16,066 of accrued interest into equity.

During the year ended December 31, 2010 and the period ended June 30, 2011 (unaudited), the Company recognized a derivative liability of $1,104,501 and $29,617, respectively, associated with embedded conversion options.

During the period ended June 30, 2012 (unaudited), the Company issued convertible bridge loans with a face amount of $1,887,986, resulting in a debt discount of $521,981.

During the period ended June 30, 2012, the Company issued debt with a face value of $1,600,000 resulting in a debt discount of $306,568.

See notes to consolidated/combined financial statements.

F-37

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Consolidated/Combined Statements of Cash Flows

(Continued from the previous page)

During September 2011, Rackwise, Inc. formally known as Visual Network Design completed a merger with Cahaba Pharmaceuticals, Inc. Immediately prior to the closing date, all of the issued and outstanding Rackwise options, warrants, and convertible securities were either converted into shares of Rackwise common stock or canceled, such that immediately prior to the merger, Rackwise had no outstanding securities other than shares of its common stock. As a result of the merger and a simultaneous private placement, the ownership percentage of Black Diamond Holdings, LLC dropped below 50% requiring a change of accounting from the consolidated method to the equity method from 2010 to 2011. The following is the allocation of the assets and liabilities that were removed from Black Diamond Holdings, LLC's consolidated/combined financial statements as of December 31, 2011 (Note 1).

Cash	$314,416
Accounts receivable	(110,763)
Prepaids and other assets	(146,813)
Property, equipment, and intangibles	(261,863)
Accounts payable	862,797
Accrued expenses	645,484
Accrued interest	695,369
Capital leases	6,255
Long-term debt and bonds payable	5,750,753
Derivative liability	1,133,186
Factored receivable payable	341,060
Deferred revenue	548,425

Deconsolidation of Rackwise, Inc.	$9,778,306

During 2010, Elkhorn Goldfields, LLC transferred an investment for the remaining 50% interest of the net assets of Montana Tunnels. The following is the allocation of the remaining 50% interest of the assets and liabilities acquired from Montana Tunnels as of February 1, 2010 (Note 4):

Cash and cash equivalents	$44,044
Mineral sales receivable	78,704
Inventory	822,456
Other current assets	543
Buildings and equipment, net	2,210,717
Mining properties, mine development, and mineral interests, net	3,123,652
Restricted cash	8,184,845
Accounts payable	(306,398)
Accrued liabilities	(471,698)
Capital lease obligations	(35,716)
Reclamation liability	(9,961,149)

Investment in debt securities, at estimated fair value	$3,690,000

During 2011, the Company consolidated its investment in Rackwise Funding, LLC as it held a controlling interest (Note 1).

Cash and cash equivalents	$1,371
Investment in unconsolidated entity	(1,719,434)
Accrued liabilities	(250,000)

Equity investment in Rackwise Funding, LLC	$(1,968,063)

See notes to consolidated/combined financial statements.

F-38

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies

Black Diamond Holdings, LLC and Subsidiaries ("Black Diamond") is a holding company organized for the purpose of acquiring, holding, selling, and otherwise dealing in assets consisting of privately negotiated investments in independent, privately or publicly held early stage or developmental companies for purposes of realizing maximum capital appreciation in the value of the investments ("Portfolio Investments") as well as generating income for reinvestment or distribution.

The following are the Portfolio Investments of the Company:

Elkhorn Goldfields, LLC and its wholly owned subsidiaries, Elkhorn Goldfields, Inc. ("EGI") and Montana Tunnels Mining, Inc. ("MTMI") (collectively "Elkhorn"), was formed for the purpose of acquiring, holding, operating, selling, and otherwise dealing in assets of mining operations with gold and other metal reserves and exploration potential. Elkhorn's objective is to operate mines and expand its interests through acquisition and exploration.

On April 6, 2012, EGI and MTMI entered into an Agreement and Plan of Merger with Eastern Resources, Inc. ("ESRI"), a public company. ESRI's wholly owned subsidiaries were merged into EGI and MTMI. EGI and MTMI, as the surviving corporations, became a wholly owned subsidiary of ESRI.

As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 99.3% of Elkhorn on a primary basis and 75.3% on a fully diluted basis.

TransnetYX Holding Corp. ("TransnetYX") was formed to provide genetic testing services to various biotechnology and medical researchers throughout the United States of America and in Europe. The testing is performed at TransnetYX's full-service laboratory located in Memphis, Tennessee. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 46.8%, 47.8%, 46.8%, and 46.8% of TransnetYX common stock, respectively, 86.8% of the Series A Convertible Preferred Stock, and 100% of the Series C Convertible Preferred Stock. On a fully diluted basis, Black Diamond owns 85.5%, 85.9%, 85.5%, and 85.5%, respectfully.

Carbon Fuels, LLC ("Carbon Fuels") was formed to develop a process to refine coal into petrofuels, petrochemicals and a clean carbon product used for generation of electricity. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 57.2% of Carbon Fuels on a primary and fully diluted basis.

Visual Network Design Inc. ("VND") was formed as a software development, sales, and marketing company within the markets of IT infrastructure, data center monitoring, management and optimization, data center cost efficiency, and developing green data centers throughout the United States of America, Europe, and Asia. On September 21, 2011, VND merged with Rackwise, Inc. ("Rackwise"). As a result of the merger, Black Diamond no longer held a controlling ownership in the entity and contemporaneously deconsolidated and accounted for the entity under the equity method. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 33.2%, 61.8%, 33.2%, and 61.8%, respectively, of Rackwise.

F-39

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Rackwise Funding, LLC ("Rackwise Funding") was formed for the purpose of acquiring, holding, selling, and otherwise dealing in assets consisting of privately negotiated investments in Rackwise for purposes of realizing maximum capital appreciation in the value of the Rackwise Investment. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 45.0%, 0%, 45.0%, and 0%, respectively, of Rackwise Funding. Through its ownership in Rackwise Funding, Black Diamond indirectly holds 18.9%, 0%, 18.9%, and 0% of Rackwise as of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), respectively. Rackwise Funding is consolidated into the consolidated/combined financial statements of Black Diamond as of December 31, 2011 and 2010, due to Black Diamond's power to direct the activities of this entity, and is obligated to absorb losses that could be significant.

RB Newco, Inc. dba Barclay's Wine ("Barclay's") was formed for the purpose of online wine distribution throughout the United States of America. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 63.3% of Barclay's on a primary basis and 51.4% fully diluted basis.

Global VR, Inc. ("Global VR") was incorporated for the purpose of developing and marketing virtual reality entertainment systems catered to the coin-op industry throughout the world. Global VR has since expanded its product offering to include combat and sports simulation products that are sold to out-of-home gaming locations. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 23.2% of Global VR on a primary basis and 64.5% on a fully diluted basis. Black Diamond holds a variable interest in Global VR, an entity for which Black Diamond is the primary beneficiary. Global VR is consolidated into the consolidated/combined financial statements of Black Diamond as of December 31, 2011 and 2010, due to Black Diamond's power to direct the activities of this entity, and is obligated to absorb losses that could be significant.

Quant Strategies, LLC ("Quant") was formed to develop an investment algorithm to identify and make investments based on market inefficiencies. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 53.6%, 53.4%, 53.6%, and 53.6%, respectively, of Quant.

Sagaciore, LLC ("Sagaciore") was formed to explore and develop a property in Paraguay that is believed to contain platinum group metals and rare earth metals. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 73.0%, 72.5%, 73.1%, and 72.9%, respectively of Sagaciore.

Subterranean Mapping Systems, LLC ("SMS") was formed for the purpose of engineering, scientific, and economic development of active geophysical prospecting methods. As of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), Black Diamond owned 80% of SMS.

F-40

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Principles of Consolidation/Combination

The accompanying consolidated/combined financial statements include the accounts of Black Diamond and its subsidiaries, Elkhorn, TransnetYX, Carbon Fuels, Barclay's, Global VR, Quant, Rackwise Funding, Sagaciore, and SMS, for the year ended December 31, 2011 and are collectively referred to as the "Company." The Company consolidated Rackwise for the year ended December 31, 2010 and deconsolidated the entity at September 21, 2011 when the Company no longer held a controlling ownership interest in Rackwise. The Company consolidates all subsidiaries in which it holds a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. The Company consolidates a variable interest entity ("VIE") when it possesses both the power to direct the activities of the VIE that most significantly impact its economic performance and is obligated to either absorb the losses that could potentially be significant to the VIE or hold the right to recover benefits from the VIE that could potentially be significant to the VIE. All intercompany accounts and transactions have been eliminated in consolidation/combination.

On April 15, 2011 Calim Venture Partners I, LLC; Calim Venture Partners II, LLC; Calim Bridge Partners I, LLC; Calim Bridge Partners II, LLC; and Black Diamond Fund I, LLC contributed certain Portfolio Investments to Black Diamond for a total of 100,000 Class A Membership Units in Black Diamond. The accompanying consolidated/combined financial statements reflect these combined entities as of December 31, 2010 through February 28, 2011 and the consolidated results as of December 31, 2011 and June 30, 2012 (unaudited) and for the periods March 1, 2011 through December 31, 2011 and January 1, 2012 through June 30, 2012 (unaudited).

Unaudited Interim Financial Information

The accompanying unaudited consolidated/combined financial statements as of and for the six months ended June 30, 2012 and 2011 have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) that are considered necessary for a fair presentation of the consolidated/combined financial statements of the Company as of June 30, 2012 and 2011. The results of operations for the six months ended June 30, 2012 and 2011 are not necessarily indicative of the operating results for the full year.

Use of Estimates

The preparation of consolidated/combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the consolidated/combined financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-41

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with, and the credit quality of, the financial institutions with which it invests. Periodically throughout the year, the Company has maintained balances in excess of the federally insured limits.

Accounts Receivable

At the time the accounts receivable are originated, the Company considers an allowance for doubtful accounts based on the creditworthiness of the customer. The allowance for doubtful accounts is continually reviewed and adjusted to maintain the allowance at a level considered adequate to cover future losses. The allowance is management's best estimate of uncollectible amounts and is determined based on historical performance that is tracked by the Company on an ongoing basis. The losses ultimately incurred could differ materially in the near term from the amounts estimated in determining the allowance. The Company recorded an allowance for doubtful accounts at December 31, 2011 and 2010 and June 30, 2012 (unaudited) and June 30, 2011 (unaudited) of $34,816, $324,481, $20,232, and $231,665, respectively.

In addition, Rackwise factors its receivables with full recourse and, as a result, accounts for the factoring similar to a secured borrowing, maintaining the gross receivable asset and due to factor liability on its books and records. In connection with the factoring of its receivables, Rackwise estimates an allowance for factoring fees associated with the collections. These fees range from 2% to 30% depending on the actual timing of the collection. The actual recognition of such fees may differ from the estimates depending on the timing of collections.

Concentrations of Credit Risk

The Company grants credit in the normal course of business to customers in North America, Europe, and Australia. The Company periodically performs credit analysis and monitors the financial condition of its customers to reduce credit risk.

At December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), two customers comprised of approximately 34%, 28%, 30% and 31%, respectively, of trade receivables and the two customers accounted for approximately 21%, 6%, 23% and 23%, respectively of total sales. Both customers are within industry standards for payment terms and no allowances for uncollectible amounts have been recorded.

F-42

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Notes Receivable

During 2011, the Company issued an unsecured note receivable due in September 2012. As of December 31, 2011, the balance of the note receivable was $1,750,000. As of June 30, 2012 (unaudited) the balance of the note receivable was $1,294,000. The note bears interest at an annual rate of 18.00% on the outstanding principal amount. Interest income recognized on the note receivable during the year ended December 31, 2011 was $70,000 and during the period ended June 30, 2012 (unaudited) was $157,000. Subsequent to June 30, 2012, the note was extended to December 31, 2012.

During 2012, the Company issued an unsecured note receivable jointly and severally to its Class A Member's due in August 2015. As of June 30, 2012 (unaudited), the balance of the note receivable was $1,100,000. This note requires quarterly payments of $22,000. The note bears interest at an annual rate of 8.00% on the outstanding principal amount. Interest income recognized on the note receivable as of June 30, 2012 (unaudited) was $20,500.

Inventories

The Company's minerals inventory is stated at the lower of weighted average production cost and net realizable value. Work-in-process inventory, including stockpiled ore and in-circuit gold inventory, is valued at the lower of weighted average production cost and net realizable value. Materials and supplies are valued at the lower of average direct cost of acquisition and net realizable value.

The Company's raw materials, finished goods, and purchased goods inventory is stated at the lower of cost or market, determined using either the first-in, first-out or weighted average method. Inventory is adjusted for estimated obsolescence and excess quantities and written down to net realizable value based upon management estimates of expected usage.

Capitalized Software

The Company begins capitalizing software development costs upon the establishment of technological feasibility, which is established upon the completion of a working model or a detailed program design. Costs incurred prior to technological feasibility are charged to expense as incurred. Capitalization ceases when the product is considered available for general release to customers. Capitalized software development costs are amortized to costs of revenues over the estimated economic lives of the software products based on product life expectancy. Generally, estimated economic lives of the software products do not exceed two years. As of December 31, 2011, the Company recorded impairment expense of $2,743,998, which is included in selling, general and administrative expense in the consolidated/combined statements of operations. As of December 31, 2011, the Company's capitalized software net book value was $158,959.

F-43

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment is stated at cost. Equipment under capital lease is valued at the lower of fair market value or net present value of the minimum lease payments at inception of the lease. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets, ranging from 3 to 39 years, and the lesser of related lease terms or estimated useful lives for leasehold improvements and equipment under capital lease.

Mining operations buildings and equipment are as follows:

MTMI buildings and equipment are recorded at acquisition cost and amortized on a units-of-production basis over the remaining proven and probable reserves of the mine. Equipment that is mobile is amortized on a straight-line basis over the estimated useful life of the equipment ranging from five to ten years, not to exceed the related estimated mine lives.

EGI buildings and equipment are stated at cost. Repair and maintenance costs are expensed as incurred. Depreciation is provided utilizing the straight-line method over the estimated useful lives for owned assets taking into account estimated salvage values, ranging from 3 to 39 years.

Intangible Assets

The Company has acquired patents relating to various internally developed technologies. Patents are amortized over their useful lives, estimated at 20 years, using the straight-line method and are stated net of accumulated amortization of approximately $216,000, $172,000, $242,000, and $193,000 as of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), respectively. Amortization of intangibles totaled approximately $43,000, $1,000,000, $26,000, and $20,000 for the years ended December 31, 2011 and 2010 and periods ended June 30, 2012 (unaudited) and 2011 (unaudited), respectively. The anticipated annual expense over the next five years is approximately $50,000 per year.

F-44

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Mining Properties and Mineral Interests

Mining Properties

For new projects without established reserves, all costs, other than acquisition costs, are expensed prior to the establishment of proven and probable reserves. Reserves designated as proven and probable are supported by a feasibility study, indicating that the reserves have had the requisite geological, technical, and economic work performed and are legally extractable at the time of reserve determination. Once proven and probable reserves are established, all development and other site-specific costs are capitalized, including general and administrative charges for actual time and expenses incurred in connection with site supervision as mine development costs. Development drilling costs incurred to infill mineralized material to increase the confidence level in order to develop or increase proven and probable reserves are also capitalized as mine development costs. If subsequent events or circumstances arise that would preclude further development of the reserves under the then existing laws and regulations, additional costs are expensed until the impediments have been removed and the property would be subject to ongoing impairment reviews. When a mine is placed into production, the capitalized acquisition and mine development costs are reclassified to mining properties and are amortized to operations using the units-of-production method based on the estimated metals that can be recovered.

Mineral Interests

Mineral interests include the cost of obtaining patented and unpatented mining claims and the initial cost of acquiring mineral interests. If a mineable ore body is discovered, such costs are amortized when production begins using the units-of-production method based on proven and probable reserves. If no mineable ore body is discovered or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value. For the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and 2011 (unaudited), there are no mineral interest impairments.

Investment in Unconsolidated Entities

At December 31, 2010, the Company had a 61.8% ownership in VND. The Company owned a controlling financial interest in VND and, as such, consolidated the entity.

F-45

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Investment in Unconsolidated Entities (continued)

On September 21, 2011, VND executed a reverse merger agreement with public shell company Rackwise. Contemporaneous with the reverse merger and the simultaneous private placement, the Company's ownership interests in Rackwise were diluted to below 50%, and the Company no longer held a controlling interest in Rackwise. As a result of the reverse merger, Black Diamond received 24,090,782 shares of common stock valued at $0.25 per share of the public entity Rackwise. The Company recorded its retained investment in Rackwise at fair value of $6,022,696 and recorded a gain upon deconsolidation of $7,588,825. Upon completion of the reverse merger the Company changed the accounting method from the consolidation method to the equity method. The Company evaluates this investment annually for other than temporary declines in value. At December 31, 2011 and June 30, 2012 (unaudited), the Company's carrying value of the investment was $5,011,128 and $3,762,338, respectively. Rackwise Funding also has a direct interest in Rackwise with a carrying value of $2,307,818 and $1,421,231 at December 31, 2011 and June 30, 2012 (unaudited).

Mine Development

The costs of removing overburden and waste materials to access the ore prior to the production phase are referred to as mine development costs. Mine development costs are capitalized during the development of the mine. Mine development costs are amortized using the units-of-production method based on estimated recoverable tons of proven and probable reserves. To the extent that these costs benefit the mine, they are amortized over the estimated life of the mine. Development costs incurred after the first saleable ore is extracted from the mine (i.e., post-production costs) are a component of mineral inventory cost. All post-production costs are considered variable production costs that are included in the costs of the inventory produced during the period in which the mining costs are incurred.

Reclamation Bonds

Bond reclamation related to the Company's mining operations consists of cash held directly by the state of Montana for reclamation of EGI and MTMI in an interest bearing account with the interest in favor of the Company. The restriction will be released when the reclamation is completed, which the Company expects to be in 2018 and 2024, respectively.

Restricted Cash

Restricted cash consists of cash held in certificates of deposit for the reclamation of a project related to EGI. The restriction will be released when the reclamation is completed, which the Company does not expect to happen prior to 2018.

F-46

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. If impairment has occurred, the long-lived assets are written down to their estimated fair values. There was no such impairment at December 31, 2011 or 2010 and June 30, 2012 (unaudited) or 2011 (unaudited).

Warranty Liability

Global VR generally warrants its parts against defects for a period of 90 days and cabinets for a period of one year. A provision for estimated future costs and estimated returns for credit relating to warranty are recorded when products are shipped and revenue recognized.

Deferred Rent

The Company leases space for administrative offices under various non-cancelable, long-term operating leases, which include scheduled increases in minimum rents and renewal provisions at the option of the Company. The lease term used in all lease accounting calculations begins with the date the Company takes possession of the space and ends on the expiration of the primary lease term. The expense associated with leases that have rent holidays and escalating payment terms is recognized on a straight-line basis over the lease term. Tenant improvement allowances received from a lessor are recorded as a deferred rent liability and recognized evenly as a reduction to rent expense over the remaining lease term. Deferred rent is included in accrued expenses on the accompanying consolidated/combined balance sheets.

Deferred Financing Costs

The Company has recorded deferred financing costs as a result of fees incurred by the Company in conjunction with its debt financing activities. These costs were amortized using the straight-line method over the shorter of (a) the term of the related debt or (b) the expected conversion date of the debt into equity instruments, which approximates the effective interest method.

Debt Discount and Amortization of Debt Discount

Debt discount represents the fair value of embedded conversion options of various convertible debt instruments and attached convertible equity instruments issued in connection with debt instruments. The debt discount is amortized over the earlier of (i) the term of the debt or (ii) conversion of the debt, using the straight-line method, which approximates the interest method. The amortization of debt discount is included as a component of other expenses in the accompanying consolidated/combined statements of operations.

F-47

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the consolidated/combined statements of operations. For stock-based derivative financial instruments, the Company used the binomial lattice options pricing model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the consolidated/combined balance sheets as current or non-current based on whether or not net cash settlement of the instrument could be required within 12 months of the balance sheet date.

Reclamation Liability

Mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations to protect public health and the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. Estimated future costs are discounted to their present value using a 12% discount rate. Reclamation obligations are secured by cash held directly by a surety or certificates of deposit.

The following table summarizes the activity for the Company's asset retirement obligations:

	For the Years Ended December 31,		For the Six Months Ended June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Asset retirement obligations- beginning	$21,465,966	$19,930,334	$22,793,187	$21,465,966
Accretion expense	1,327,221	1,535,632	703,981	761,598
Asset retirement obligations - ending	$22,793,187	$21,465,966	$23,497,168	$22,227,564

F-48

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

Certain of the Company's operating subsidiaries have granted stock option awards to key employees that will enable them to purchase shares of common stock in that particular subsidiary. The Company recognized all share-based payments in the consolidated/combined income statement as an operating expense, based on the estimated fair value of the awards on the date of grant. The Company determines the estimated fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the vesting period using the straight-line method.

Revenue Recognition

The Company recognizes revenue when the following conditions are met: persuasive evidence of an arrangement exists, delivery has occurred in accordance with the terms of the arrangement, the price is fixed or determinable, and collectibility is reasonably assured.

Revenue for sale of ore, concentrated materials, or gold dore is recognized at the time of delivery and transfer of title to counterparties.

Genetic testing service revenue is recognized at completion of the testing process and when results are delivered to customers.

Revenue from sale of manufactured products or goods acquired for resale is recognized upon passage of title to the customer, which generally occurs when the product is shipped or delivered, depending on the terms of the arrangement.

Revenue from online wine distribution is recognized when the product is shipped or when electronic vouchers from a third-party website sold at a discount are redeemed for product. Prior to redemption, the Company maintains a deferred revenue liability for the vouchers until the Company is released from such liability. The Company's vouchers expire one year after purchase for the discounted offer, and there is no expiration date for the amount paid for the voucher.

Revenue in the software development, sales, and marketing company is recognized in accordance with Accounting Standards Codification ("ASC") Topic 985-605, Software Revenue Recognition. Perpetual license revenue is recognized when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the sales price is fixed or determinable, and (iv) collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs after a license key has been delivered electronically to the customer. Rackwise's perpetual license agreements do not (a) provide for a right of return, (b) contain acceptance clauses, or (c) contain refund provisions.

F-49

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued)

In the case of Rackwise's (a) subscription-based licenses and (b) maintenance arrangements, when sold separately, revenues are recognized ratably over the service period. Rackwise defers revenue for software license and maintenance agreements when cash has been received from the customer and the agreement does not qualify for recognition under ASC Topic 985-605. Such amounts are reflected as deferred revenues in the accompanying consolidated/combined financial statements. Rackwise's subscription license agreements do not (a) provide for a right of return, (b) contain acceptance clauses, or (c) contain refund provisions.

Rackwise provides professional services to its customers. Such services, which include training, installation, and implementation, are recognized when the services are performed. Rackwise also provides volume discounts to various customers. In accordance with ASC Topic 985-605, the discount is allocated proportionally to the delivered elements of the multiple-element arrangement and recognized accordingly.

For software arrangements with multiple elements, which in its case are comprised of (1) licensing fees, (2) professional services, and (3) maintenance/support, revenue is recognized dependent upon whether vendor specific objective evidence ("VSOE") of fair value exists for separating each of the elements. Licensing rights are generally delivered at the time of invoice; professional services are delivered within one to six months; and maintenance is for a 12-month contract. Accordingly, licensing revenues are recognized upon invoice; professional services are recognized when all services have been delivered; and maintenance revenue is amortized over a 12-month period. Rackwise determined that VSOE exists for both the delivered and undelivered elements of its multiple-element arrangements. Rackwise limits its assessment of fair value to either (a) the price charged when the same element is sold separately or (b) the price established by management having the relevant authority. There may be cases, however, in which there is objective and reliable evidence of fair value of the undelivered item(s) but no such evidence for the delivered item(s). In those cases, the selling price method is used to allocate the arrangement consideration, if all other revenue recognition criteria are met. Under the selling price method, the amount of consideration allocated to the delivered item(s) is calculated based on estimated selling price(s).

Income Taxes

The Company has elected to be treated as a limited liability company for income tax purposes. Accordingly, taxable income and losses of the Company are reported on the income tax returns of the Company's members, and no provisions for federal income taxes have been recorded on the accompanying consolidated/combined financial statements.

F-50

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

Certain of the Company's subsidiaries are C corporations and use the asset and liability method to account for income taxes based on the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated/combined financial statements that will result in taxable or deductible amounts in future years. The Company assesses a valuation allowance on the deferred tax assets if it is more likely than not that a portion of the available deferred tax assets will not be required. The Company records the deferred tax assets net of valuation allowance.

The Company also accounts for uncertainties in income taxes in that the Company recognized the tax benefits of tax positions only if it is more likely than not that the tax positions will not be sustained, upon examination, by the applicable taxing authorities, based on the technical merits of the positions. As required, the Company records potential interest and penalties with its tax positions. The Company records interest and penalties, if any, as a component of interest expense. No interest and penalties were recorded during the years ended December 31, 2011 and 2010, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2011 and 2010 and periods ended June 30, 2012 (unaudited) and 2011 (unaudited) was approximately $375,000, $201,000, $83,376, and $182,181, respectively.

Research and Development

Expenditures made for research and development costs are charged to expense as incurred.

Recently Adopted Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board ("FASB") issued updated guidance allowing the use of a qualitative approach to test goodwill for impairment. The updated guidance would permit the Company to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of one of its reporting units is less than its carrying value. If concluded that this is the case, it is then necessary for the Company to perform the currently prescribed two-step goodwill impairment test. Otherwise, the two-step goodwill impairment test is not required. The updated guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011 with early adoption permitted. This adopted pronouncement did not have a material affect on the Company.

F-51

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 1 - Description of Business and Summary of Significant Accounting Policies (continued)

Recently Adopted Accounting Pronouncements (continued)

In 2011, the FASB amended the provisions of the Comprehensive Income topic of the ASC. The amended provisions were issued to enhance comparability between entities that report under U.S. GAAP and IFRS and to provide a more consistent method of presenting non-owner transactions that affect an entity's equity. This topic eliminates the option to report other comprehensive income and its components in the consolidated/combined statement of changes in shareholders' equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement or in two separate but consecutive statements. These amended provisions are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. This adopted pronouncement did not have a material affect on the Company.

Note 2 - Going Concern

The accompanying consolidated/combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business.

At December 31, 2011, the Company has not generated enough revenue to fund operations. The continuation of the Company as a going concern is dependent upon the ability of the Company to meet financial requirements, which will likely involve the issuance of debt and/or equity securities. These factors raise substantial doubt as to the Company's ability to continue as a going concern. The consolidated/combined financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 3 - Fair Value of Financial Instruments

The Company applies the guidance to non-financial assets and liabilities measured at fair value on a recurring basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company's assumptions of what market participants would use in pricing the asset or liability based on the best information available in the circumstances. The financial and non-financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company has consistently applied the valuation techniques discussed below in all periods presented.

F-52

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 3 - Fair Value of Financial Instruments (continued)

The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities;

Level 2:	Quoted prices in active markets for similar assets and liabilities and inputs that are observable for the asset or liability; or

Level 3:	Unobservable inputs in which there is little or no market data, which requires the reporting entity to develop its own assumptions.

The following assets and liabilities are measured at fair value as of December 31, 2011:

Description	Level 1	Level 2	Level 3	Total
Restricted cash	$621,108	$-	$-	$621,108

The following assets are measured at fair value as of December 31, 2010:

Description	Level 1	Level 2	Level 3	Total
Restricted cash	$301,554	$-	$-	$301,554
Derivative liability	$-	$-	$1,645,852	$1,645,852

The following assets are measured at fair value as of June 30, 2012 (unaudited):

Description	Level 1	Level 2	Level 3	Total
Restricted cash	$530,670	$-	$-	$530,670

The following assets are measured at fair value as of June 30, 2011 (unaudited):

Description	Level 1	Level 2	Level 3	Total
Restricted cash	$546,014	$-	$-	$546,014
Derivative liability	$-	$-	$1,298,249	$1,298,249

Restricted cash: Certificates of deposit are recorded at cost, which approximates fair value due to the short duration of the investment.

Derivative liability: Measured at fair value using the binomial lattice options pricing model (Note 8).

There were no changes to the valuation techniques used for all periods presented.

F-53

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 3 - Fair Value of Financial Instruments (continued)

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended December 31, 2011:

Derivative Liability
Beginning balance - December 31, 2010	$1,645,852
Derivative liabilities recorded during the year	29,617
Reclassification of derivative liability to equity	(1,133,186)
Net unrealized gain on derivative financial instruments	(542,283)
Ending balance - December 31, 2011	$-

Note 4 - Acquisition of the Remaining 50% in Montana Tunnels

On February 1, 2010, Elkhorn acquired the remaining 50% interest in MTMI from Apollo Gold ("Apollo") in exchange for certain promissory notes from Calais Resources, Inc. ("Calais") held by Elkhorn with an aggregate outstanding face balance and a carrying value of $3,440,000 and $250,000 deposit reflected in mining properties. Such value was based upon the appraised value of the real estate collateralizing the notes. The acquisition allows Elkhorn to own and develop MTMI.

Elkhorn ascribed a value of $3,690,000 to the remaining 50% interest, and the net assets acquired from MTMI represent the value of the investment. The following is the allocation of the remaining 50% interest of the assets and liabilities acquired on February 1, 2010:

Cash and cash equivalents	$44,044
Mineral sales receivable	78,704
Inventory	822,456
Other current assets	543
Buildings and equipment, net	2,210,717
Mining properties, mine development, and mineral interests, net	3,123,652
Restricted cash	8,184,845
Accounts payable	(306,398)
Accrued liabilities	(471,698)
Capital lease obligations	(35,716)
Reclamation liability	(9,961,149)
$3,690,000

The results of operations related to the 50% interest of MTMI have been included in the consolidated/ combined statements of operations from the date of acquisition, February 1, 2010. January 2010 has been omitted as there were no mining operations during this month.

F-54

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 5 - Property, Plant, and Equipment and Mining Properties and Mineral Interests

Property, plant, and equipment consist of the following:

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Mining equipment	$8,886,851	$8,886,851	$8,886,851	$8,886,851
Software	7,302,550	7,214,036	7,326,036	7,159,575
Lab equipment	3,509,838	2,969,902	3,479,783	3,047,356
Crushers	2,371,808	2,371,808	2,371,808	2,371,808
Equipment	1,556,312	457,024	1,589,451	457,024
Office furniture and fixtures	1,039,633	840,531	1,061,250	938,032
Buildings	871,703	871,703	871,703	871,703
Leasehold improvements	620,200	564,172	728,375	882,256
Computer equipment	305,447	525,809	305,447	355,810
Land	164,752	164,752	164,752	164,752
Customer drop boxes	150,234	81,632	154,303	137,793
Vehicles	117,830	117,830	117,830	117,830
Tools	91,165	91,165	91,165	91,165
Other	7,527	37,192	74,393	64,720
	26,995,850	25,194,407	27,223,147	25,546,675
Less accumulated amortization	(6,300,620)	(3,454,716)	(6,300,620)	(3,498,445)
Less accumulated depreciation	(13,371,821)	(12,877,137)	(13,823,010)	(13,092,980)
	$7,323,409	$8,862,554	$7,099,517	$8,955,250

Depreciation expense for the years ended December 31, 2011 and 2010 and for the periods ended June 30, 2012 (unaudited) and 2011 (unaudited) was $740,827, $795,694, $378,169, and $372,403, respectively.

Mine development and mineral interests consist of the following:

	December 31,
	2011			2010
	Mine Development	Mining Properties and Mineral Interest	Total Book Value	Mine Development	Mining Properties and Mineral Interest	Total Book Value

Montana Tunnels Mine	$-	$13,574,433	$13,574,433	$-	$13,343,419	$13,343,419
Golden Dream Mine	3,869,342	2,806,832	6,676,174	-	2,806,832	2,806,832
Gold Hill/Mount Heagan	-	635,883	635,883	-	575,751	575,751
Total mine development and mineral interest, net	$3,869,342	$17,017,148	$20,886,490	$-	$16,726,002	$16,726,002

F-55

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 5 - Property, Plant, and Equipment and Mining Properties and Mineral Interests (continued)

	June 30,
	2012 (unaudited)			2011 (unaudited)
	Mine Development	Mining Properties and Mineral Interest	Total Book Value	Mine Development	Mining Properties and Mineral Interest	Total Book Value

Montana Tunnels Mine	$-	$13,889,357	$13,889,357	$-	$13,377,640	$13,377,640
Golden Dream Mine	5,167,219	2,806,832	7,974,051	507,287	2,806,832	3,314,119
Gold Hill/Mount Heagan	-	665,949	665,949	-	605,817	605,817
Total mine development and mineral interest, net	$5,167,219	$17,362,138	$22,529,357	$507,287	$16,790,289	$17,297,576

Montana Tunnels Mine ceased mining during November 2008 and completed milling of stockpiled ore at the end of April 2009, at which time the mine was placed on care and maintenance. Accordingly, there was no depletion for the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and 2011 (unaudited).

Other Mine Development and Mineral Interests

The Company owns the Elkhorn Project, located in the Elkhorn Mountains of Jefferson County, Montana. The Elkhorn Project consists of one permitted mine and three known gold mineralized deposits – Golden Dream Mine and the Elkhorn Project mineralized deposits. The development of five-year mine plan on the Golden Dream Mine deposit is projected to mine and process 1.2 million tons of gold and copper bearing ore. The Company has initiated mine development activities at the Golden Dream Mine, and the other mineralized targets are in the preliminary stages of drilling to define the ore body, developing the mine plan, and applying for the required permits from the regulatory agencies before proceeding with mining operations.

The costs associated with the Mount Heagan mineral property are net smelter royalty payments with a monthly minimum to allow for the development of the property. The monthly minimum payments are $5,000. The total payments made under the agreement at June 30, 2012, from the inception of the agreement, are $665,000 and will not exceed $1,500,000.

The costs associated with the Golden Dream Mine property were used to establish the viability of the mine site. These include all direct costs of development since the Elkhorn's internal evaluation established proven and probable reserves.

F-56

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 6 - Investments in Unconsolidated Entities

Following is unaudited summarized information as to the assets, liabilities, and results of operations of Rackwise at December 31, 2011. Rackwise was deconsolidated effective September 21, 2011 as the Company no longer held a controlling ownership in the entity. Prior to September 21, 2011, Rackwise was consolidated.

Total assets	$1,214,613
Total liabilities	$4,866,830
Revenues	$2,020,048
Net loss	$(8,880,725)

Following is unaudited summarized information as to the assets, liabilities, and results of operations of Rackwise for the period ended June 30, 2012 (unaudited):

Total assets	$1,671,457
Total liabilities	$5,746,231
Revenues	$1,876,638
Net loss	$(4,900,559)

Note 7 - Accrued Expenses

Accrued expenses consist of the following:

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Property and mining tax payable	$2,630,365	$2,502,663	$2,942,810	$2,573,600
Accrued royalties	252,773	311,779	92,121	475,125
Accrued payroll and payroll taxes	724,409	1,138,414	934,814	1,431,125
Accrued other	883,673	906,045	484,548	360,914
Accrued warranty	637,092	451,851	627,790	447,702
Financing fees payable	4,611	579,302	-	533,952
Factoring liability	-	-	387,636	-
Environmental remediation	380,000	-	380,000	-
Accrued professional fees	-	-	387,325	-
Accrued bonus	214,870	-	155,931	149,805
Accrued vacation	133,839	281,306	130,892	328,024
Deferred rent	368,706	386,771	368,706	355,742
	$6,230,338	$6,558,131	$6,892,573	$6,655,989

F-57

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 8 - Derivative Liabilities - Related Parties

In June 2008, the FASB finalized a new sub-section of ASC Topic 815, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity's Own Stock. Under this new sub-section, instruments that do not have fixed settlement provisions are deemed to be derivative instruments. A subsidiary of the Company, Rackwise has determined that certain embedded conversion options of various bonds and notes payable that do not have fixed settlement provisions and, accordingly, are not indexed to its own stock, are deemed to be derivative liabilities. The embedded conversion options of the various bonds and notes issued by Rackwise do not have fixed settlement provisions as the conversion and exercise prices of such instruments may be lowered if Rackwise issues securities at a price less than the conversion price in the future. Rackwise was required to include the reset provisions in order to protect the note holders from the potential dilution associated with future financings. In accordance with this standard, the conversion option of these bonds and notes was separated from their respective host contracts and recognized as embedded derivative liabilities. The warrants issued in connection with the bonds and notes payable were not considered derivative liabilities because they have a fixed settlement provision. The conversion feature of the bonds and notes has been recharacterized as derivative liabilities. The fair values of these liabilities are re-measured at the end of every reporting period with the change in value reported in the consolidated/ combined statements of operations.

On the date of issuance, Rackwise measured the fair value of the embedded conversion option of the various series of the bonds using the binomial lattice option pricing model with the following assumptions:

	Risk-Free Interest Rate	Expected Volatility	Expected Life (in Years)	Expected Dividend Yield	Fair Value on Date of Issuance

Bonds Series A	3.37%	105%	5	-%	$55,800
Bonds Series A-2	3.46%	105%	5	-%	$61,937
Bonds Series A-3	3.86%	105%	5	-%	$34,979
Bonds Series B	3.71%	100%	5	-%	$88,316
Bonds Series B-2	3.85%	95%	5	-%	$91,747
Bonds Series B-2s	3.85%	95%	5	-%	$50,611
Bonds Series B-3	4.99%	75%	5	-%	$77,964
Bonds Series B-3 SM	4.99%	70%	5	-%	$19,254

F-58

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 8 - Derivative Liabilities - Related Parties (continued)

The fair values of the embedded conversion options of various notes payable were measured using the binomial lattice options pricing model using the following assumptions:

	December 31, 2010	Date of Issuance

Notes payable (Group 1)
Risk-free rate	0.19%	0.74%
Expected volatility	65.00%	100.00%
Expected life (in years)	0.63	1.45
Expected dividend yield	0.00%	0.00%
Fair value	$850,863	$1,457,384

Notes payable (Group 2)
Risk-free rate	0.19%	0.30%-0.37%
Expected volatility	65.00%	80.00%-90.00%
Expected life (in years)	0.63	1.00
Expected dividend yield	0.00%	0.00%
Fair value	$300,955	$409,487

Notes payable (Group 3)
Risk-free rate	0.19%	0.33%-0.34%
Expected volatility	65.00%	65.00%
Expected life (in years)	0.63	1.00
Expected dividend yield	0.00%	0.00%
Fair value	$494,034	$695,014

	$1,645,852	$2,561,885

The risk-free interest rate was based on the rates of treasury securities with the same terms as the expected terms of the instruments. Rackwise based expected volatility on the historical volatility for ten comparable companies' publicly traded common stock. The expected life of the notes was based on the maturity of the notes. The expected dividend yield was based upon the fact that Rackwise has not historically paid dividends and does not expect to pay dividends in the future.

On the date of issuance, the derivative liabilities associated with the embedded conversion options was $2,561,885 in the aggregate. At December 31, 2010, the derivative liability associated with the conversion option of the notes was revalued at $1,645,852 (which includes the impact on the valuation of extending the notes and related conversion option to August 15, 2011). The change in fair value for the year ended December 31, 2010 of $787,433, is included as gain on change in fair value of derivative liabilities in the accompanying consolidated/combined statements of operations for the year ended December 31, 2010.

F-59

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 8 - Derivative Liabilities - Related Parties (continued)

On September 21, 2011, immediately prior to, and conditional upon the effectiveness of the reverse merger, all of the outstanding non-bridge convertible notes and related accrued interest converted into 19,533,586 shares of Rackwise common stock. The change in fair value of $542,283 through September 21, 2011 was included in change of fair value of derivative liabilities in the accompanying consolidated/combined statements of operations for the year ended December 31, 2011. At December 31, 2011, Black Diamond, no longer held a controlling interest in Rackwise; thus, for the year ended December 31, 2011, the entity was accounted for under the equity method for investments.

Note 9 - Line of Credit

TransnetYX entered into a line of credit with a commercial lending company in the amount of $1,500,000. The line of credit is due on demand and bears interest at the Prime rate (subject to a floor of 5.00%), plus 1.00% (6.00% as of December 31, 2011). The line of credit requires TransnetYX to pay a monthly servicing fee equal to 0.55% of the average monthly outstanding balance. The line of credit is collateralized by substantially all assets of TransnetYX, unless specifically encumbered by other creditors, is subject to borrowing base limitations based upon 85% of eligible trade accounts receivable, and is guaranteed by an officer of TransnetYX. There was an outstanding balance under this line of credit of $932,565, $859,024, $1,061,142, and $1,001,914 as of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), respectively.

F-60

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 10 - Push-Down Redemption Obligation

EGI and MTMI's assets serve as collateral for a redeemable option of an affiliate Although EGI and MTMI are not makers or guarantors on the redemption option, the redemption option has been "pushed down" to the Company and consolidated into the financial statements in accordance with Statement of Accounting Bulletin No. 54. The following is a summary of the redeemable option as of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited).

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

An affiliate of the Company offered redeemable options to certain debt holders ("Optionee") to purchase membership units in the Company. The affiliate, as Optionor, grants to each Optionee the option to put all or any portion of the membership units to the affiliate, whereupon the affiliate shall have the obligation to purchase the put units at the Optionees' cost plus 15.00% annualized return, less cash distributions or the fair market value of in-kind distributions, which shall first be deducted from the 15.00% annualized return from each Optionee's date of acquisition of the units. The affiliate will satisfy the put by executing and delivering to each Optionee the affiliates' fully amortized 60-month note in the amount of the put price bearing interest at 12.00% per annum. The Optionees have the right to exercise the put at any time until 60 days after all push-down debt and related interest have been repaid in full. Elkhorn's mining properties and equipment have been pledged as collateral to the redeemable interest.	$5,950,000	$5,950,000	$5,950,000	$5,950,000

Push-down accrued interest	$5,135,959	$4,167,658	$5,580,983	$4,687,139

During 2011, the Company did not make the interest payments on the redeemable options; thus, an event of default may be present. Because of the non-payment of interest, the Company has classified the redeemable options as current.

F-61

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt

Long-term debt consists of the following:

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

TransnetYX
Credit agreement with a financing company beginning August, 2011. Monthly principal and interest payments of $20,000 are payable until maturity in March 2012, at which point one final payment of $23,000 is due. The note is secured by lab equipment of TransnetYX. The note was paid in full subsequent to December 31, 2011.	$76,088	$-	$-	$-

Note payable to a bank with interest payable monthly at 6.5%. Beginning November 2011, monthly principal and interest payments of $12,708 are payable until maturity in April, 2016. The note is secured by lab equipment of TransnetYX.	466,504	-	508,290	95,716

Note payable to a bank with interest at 6.5% per year through 2013 payable in monthly principal and interest installments of $21,000. The note is collateralized by certain equipment of TransnetYX and is subject to certain restrictive covenants.	355,601	590,110	241,569	465,769

Subordinated note payable to a Black Diamond preferred unit holder with interest payable monthly at 14%, due on demand. The note is unsecured and is subject to certain restrictive covenants.	300,000	300,000	300,000	300,000

Note payable to a bank with interest payable monthly at 6%. Beginning in March 2012, monthly principal and interest payments of $15,900 are payable until maturity in March 2013. The note is secured by lab equipment of TransnetYX.	-	-	124,572	-
Total TransnetYX	1,198,193	890,110	1,174,431	861,485

Carbon Fuels
Advances from an affiliate up to $1,500,000 with interest at 12%. The promissory note matures in December 2014. The note is unsecured.	1,197,000	1,181,000	1,197,000	1,197,000

F-62

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Advances from a Black Diamond preferred unit holder up to $125,000 with interest at 12%. The promissory note matures in December 2014. The note is unsecured.	125,000	125,000	125,000	125,000
Total Carbon Fuels	1,322,000	1,306,000	1,322,000	1,322,000

Global VR
Convertible note payable to an individual with interest payable monthly at 10.00%. At the discretion of the investor, the outstanding principal amount and all accrued interest is convertible into shares of the Company's common stock and warrants to purchase common stock. The loan is in default as of December 31, 2011 and is due on demand.	1,080,000	1,080,000	1,080,000	1,080,000

Note payable to a Black Diamond preferred unit holder due on demand with interest at 12.00%.	900,000	900,000	900,000	900,000

Purchase agreement note payable with a limited liability company, interest payable monthly at 6.00%, collateralized by certain assets of Global VR. The loan is in default as of December 31, 2011 and is due on demand.	664,163	664,163	664,163	664,163

During January 2008, an affiliate of Elkhorn entered into a loan for $5,000,000. The loan was due January 2009. The loan pays interest at the rate of 12.00% per annum, payable monthly. During May 2009, as part of the $1,000,000 note agreement, the accrued and unpaid interest was included in the revised notes. Included in the revision, the loans accrue interest at 18.00% per annum compounded quarterly and are due November 2013. At the election of the holder, the principal amount of the loan can be exchanged for shares of an investment of Elkhorn at $1.00 per share, exchanged for $1,350,000 of Series A Convertible Bond, or exchanged for bonds of an investment of Elkhorn at $1.00 principal for each $1.00 per amount of a bond. EGI and MTMI's mining properties and equipment have been pledged as collateral to this note.	6,108,022	6,108,022	6,108,022	6,108,022

F-63

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Notes payable to individuals due on demand with interest payable monthly at 8.00%. The loans are in default as of December 31, 2011.	47,000	47,000	47,000	47,000
Total Global VR	8,799,185	8,799,185	8,799,185	8,799,185

Barclay's
Note payable with an employee with no interest. The note is due on demand.	14,123	71,678	12,253	51,573

Note payable to a relative of an employee with no interest. The note is due on demand.	7,100	7,100	7,100	7,100

Convertible bridge loans to individuals with interest payable at 12.00%. Subsequent to year-end the loans were deemed to be in default and incurred a 10% penalty. These loans are due on demand. The convertible bridge loans are collateralized by certain inventory of Barclay's.	257,247	-	300,000	-

Convertible loans to an affiliate of Black Diamond with interest payable at 12.00% and principal and interest due December 2012. The holder of each convertible loan will be able to convert, at their option, the loans into 1,153,570 shares of common stock. Subsequent to year-end, the holders converted the loans into common stock and forgave the outstanding interest.	978,464	978,464	978,464	978,464

The promissory notes to individuals with interest at 12.00%. Quarterly principal payments of $2,500 plus interest and a final $7,500 payment are payable until maturity in September 2012. The holder of each promissory notes received three-year warrants to purchase 1% of equity units per $25,000 promissory notes, which resulted in a debt discount of $131,998 to be amortized over the term of the loans using the effective interest method. The warrants expire November 2, 2012. The promissory notes are collateralized by inventory.	113,224	95,858	72,373	45,658
Total Barclay's	1,370,158	1,153,100	1,370,190	1,082,795

F-64

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

Elkhorn
Series A 8% bonds to individuals with interest payable at 12.00%. The unpaid interest on the bonds shall be due and payable quarterly in arrears of the last day of each October, January, April, and July commencing on October 31, 2010. The holder of each Series A 8% bond received five-year warrants to purchase 0.67 equity units per $50,000 bond at $37,500 per membership unit. If the Series A 8 % bonds are not paid prior to July 31, 2011, then Elkhorn will issue separate four-year warrants to purchase 0.67 equity units per $50,000 bond at a purchase price of $37,500 per equity unit. The warrants expire July 31, 2015. Subsequent to year-end, the loans were deemed to be in default and incurred an additional payment of $50,000.	1,399,779	1,235,500	919,779	1,399,779

Series A convertible bonds to individuals with interest payable monthly at 12.00%, payable on each December 31 and June 30. The holder of each Series A convertible bond may convert in whole or in part in authorized denominations of $50,000 into Elkhorn's equity units at any time before November 30, 2013. The loans are in default as of December 31, 2011.	18,033,333	19,383,333	17,674,232	19,383,333

During May 2007, an affiliate of Elkhorn entered into a loan for $8,050,000. The loan was due May 2009. The loan pays interest at the rate of 12.00% per annum, payable monthly. During May 2009, the accrued and unpaid interest was included in the revised notes. Included in the revision, the loans accrue interest at 18.00% per annum compounded quarterly and are due November 2013. At the election of the holder, the principal amount of the loan can be exchanged for $13,416,666 of Series A Bonds of Elkhorn that is held by the affiliate. EGI and MTMI's mining properties and equipment have been pledged as collateral to this note.	9,680,125	9,680,125	9,680,125	9,680,125

F-65

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)

$5,000,000, 12% Series A convertible notes. These notes were due in December 2007. The notes pay interest at the rate of 12.00% per annum, payable on the maturity date or within 30 days after conversion. In the case of default, interest on the notes accrues at 18.00%. During 2007, the notes were extended to December 2009. During May 2009, the accrued and unpaid interest was included in the revised notes. Included in the revision, the convertible notes accrue interest at 18.00% per annum compounded quarterly and are due in November 2013. Interest only payments equivalent to 12.00% of the face amount commenced during April 2010 and were to be made quarterly. At the election of the holder, principal amounts of the notes are convertible into membership units at $50,000 per membership unit or into membership interests of Elkhorn. EGI and MTMI's mining properties and equipment have been pledged as collateral to these notes.	5,791,701	5,791,701	5,791,701	5,791,701

Bonds with carried interest with a Black Diamond preferred unit holder with interest payable monthly at 12.00%, payable in May 2012. The lender received 14.10 membership units of Elkhorn, which resulted in a debt discount of $108,159 to be amortized over the term of the bonds using the effective interest method. During 2011, Elkhorn has not made the interest payments on the bonds; thus, an event of default is present. Because of the non-payment of interest, Elkhorn has classified the bonds as current.	105,000	355,000	105,000	355,000

On May 13, 2009, Elkhorn entered into a promissory note ("Promissory Note") for a total of $1,000,000. As of December 31, 2011, the Promissory Note and accrued interest were paid in full.	-	918,728	-	-

F-66

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
During February 2012, Elkhorn entered into three convertible bridge loans with a Black Diamond preferred unit holder totaling $1,500,000. The loans are unsecured and call for 12% annual interest on the outstanding unpaid principal. The loans are convertible into common stock at an exercise price of $1.00 per share, with the holder receiving one five-year warrant attached to each share. Two warrants will allow the holder the rights to acquire an additional share of common stock for $1.50. In addition, the holder will be issued warrants exercisable at $0.01 per share, exercisable at the time of closing a private placement offering ("PPO") or the next round of funding. If the share value of the PPO is less than $1.25, an appropriate number of warrants may be exercised by the holder giving the holder additional shares at the cost of $0.01 per share to effect conversion at a 25% discount from the share price of the PPO or the next round of funding. Assuming the public transaction completes, but the PPO or other equity financing is not completed within six months, the holder may put the shares to Elkhorn at $2.00 per share. The loans mature on August 29, 2012, and prior to that date, but after the closing of the PPO.	-	-	1,344,480	-

F-67

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
During April 2012, Elkhorn entered into a bridge loan with an unrelated party for $100,000. The loan is unsecured, has an annual interest rate of 12% on the outstanding, unpaid principal and matures in October 2012. Prior to the maturity date, the holder may convert the entire principal and accrued interest then outstanding into common stock of Elkhorn. Furthermore, should Elkhorn secure Financing, as defined in the note, prior to the maturity date, the bridge loan shall automatically convert into common stock of Elkhorn at a cost of $1.00 per share. The holder will receive one five-year warrant attached to each share of stock. Two warrants will acquire an additional share of common stock for $1.50 of acquirer. In addition, the holder will be issued warrants exercisable at $0.01 per share, exercisable at the time of closing a PPO of acquirer or the next round of funding of acquirer. If the share value is less than $1.25, an appropriate number of warrants may be exercised by the holder giving the holder additional shares at the cost of $0.01 per share to effect conversion at a 25% discount from the share price of the PPO or the next round of funding. If Elkhorn is unable to close a financing by the maturity date, the holder shall have the right to require Elkhorn to purchase all of the Conversion Shares (the "Put Right") for $1.50 per share. Holder shall exercise the Put Right within 30 days after the maturity date.	-	-	83,361	-

Promissory notes to individuals paid in full during 2011.	-	636,500	-	-
Total Elkhorn	35,009,938	38,000,887	35,598,678	36,609,938

F-68

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Rackwise

Rackwise was deconsolidated effective September 21, 2011, as Black Diamond no longer had a controlling ownership interest.

In August 2009, Rackwise issued convertible notes payable bearing interest at a rate of 12% per annum and are due at various dates 12 months after issuance. These notes were converted into common stock of Rackwise on September 21, 2011.	-	3,252,757	-	3,315,757

In December 2003, Rackwise issued a note payable to a stockholder. The note bears interest at a rate of 5% per annum due August 2008. The note was in default at December 31, 2010.	-	60,000	-	60,000

In August 2009, Rackwise issued a convertible note at a rate of 12% per annum due August 2011.	-	50,000	-	50,000

In April 2009, Rackwise issued a convertible note payable bearing interest at a rate of 10% per annum which is due April 2014. The note is secured by all the assets of Rackwise. This note was converted into common stock of Rackwise on September 21, 2011.	-	100,000	-	100,000

F-69

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
In April and May 2011, Rackwise issued two Convertible Bridge Notes totaling $1,000,000 to a third party that mature in November 2011. In June 2011, Rackwise issued five Convertible Bridge Notes totaling $425,000 to third parties that mature in December 2011. The Convertible Bridge Notes bear interest at 10% per annum. The Convertible Bridge Notes are secured in accordance with the terms of a security agreement, whereby the note holders have a security interest in all of the equipment, inventory, and goods owned by Rackwise. Upon the closing of the reverse merger on September 21, 2011, all amounts due plus accrued interest on these Convertible Bridge Notes were converted into shares of Rackwise.	-	-	-	1,425,000
	-	3,462,757	-	4,950,757
Less: Debt discount	-	(598,016)	-	(123,138)
Total Rackwise	-	2,864,741	-	4,827,619

Black Diamond
On September 4, 2008, the Company issued a note for $500,000. The note was due December 2008. In May 2009, the note was extended to the date in which all principal and accrued interest had been paid. The note accrues interest at 9%. In April 2011, the accrued and unpaid interest and principal was included in the revised note in the amount of $1,094,556. The note accrues interest at 18% per annum and is due December 31, 2011. The note is collateralized by nearly all assets of the Company. Interest will accrue at the rate of 18%, compounded monthly, on all amounts not paid by the due date.	1,094,556	665,500	1,094,556	1,094,556

F-70

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 11 - Long-Term Debt (continued)

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
On April 6, 2012, the Company issued a note for $1,100,000. The note accrues interest at 8%. Interest only payments are to commence starting August 2012, with principal payments of $22,000 to begin on the first day of the fourth quarter 2012. All principal and interest shall be due and payable on August 18, 2015.	-	-	1,100,000	-
Total Black Diamond	1,094,556	665,500	2,194,556	1,094,556
Subtotal	48,794,030	53,679,523	50,459,040	54,597,578
Less current portion	(46,649,925)	(51,314,444)	(46,221,528)	(51,859,964)
	$2,144,105	$2,365,079	$4,237,512	$2,737,614

Maturities of long-term debt and notes are as follows:

Year Ending December 31,	Related Party Notes	Other Notes	Total
2012	$15,721,354	$30,928,571	$46,649,925
2013	-	355,601	355,601
2014	125,000	1,197,000	1,322,000
2015	-	-	-
2016	-	466,504	466,504
	$15,846,354	$32,947,676	$48,794,030

Note 12 - Capital Leases

The Company has acquired assets under the provisions of long-term leases. For financial reporting purposes, minimum lease payments relating to the assets have been capitalized. The leases expire in September 2015.

The assets under capital lease have cost and accumulated amortization as follows:

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Equipment	$853,832	$430,064	$853,832	$436,963
Less accumulated amortization	(247,020)	(151,583)	(360,070)	(204,649)
	$606,812	$278,481	$493,762	$232,314

F-71

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 12 - Capital Leases (continued)

Maturities of capital lease obligations are as follows:

Year Ending December 31,

2012	$450,762
2013	88,298
2014	2,963
2015	673
Total minimum lease payments	542,696
Amount representing interest	(68,149)
Present value of net minimum lease payments	474,547
Less current portion	(395,100)

Long-term capital lease obligation	$79,447

Note 13 - Income Taxes

The Company is taxed as a partnership for U.S. income tax purposes. Taxes are provided on those entities that are consolidated in the financial statements that are taxed as corporations for U.S. income tax purposes.

For the years ended December 31, 2011 and 2010, Global VR had approximately $85,293,000 and $89,346,000 of federal and state net operating loss carryovers that will expire over the period from 2019 through 2031. These net operating loss carryovers are subject to limitation under Section 382 of the Internal Revenue Code and state law when there is a greater than 50% ownership change, as determined under the regulations. Based on the Company's analysis, there was a change of control in November 2006, and the the Company has determined that due to the annual limitation under Section 382, $46,833,000 of net operating losses will expire unused. Therefore, the Company has reduced the related deferred tax asset for net operating loss carryovers by $17,536,000 in the year ended December 31, 2006. Global VR also has a general business credit carryover of approximately $1,021,000 that will expire in varying amounts beginning in 2018.

For the year ended December 31, 2010, Rackwise had approximately $11,872,000 of federal and state net operating loss carryovers that will expire over the period from 2023 through 2031. These net operating loss carryovers are subject to limitation under Section 382 of the Internal Revenue Code and state law when there is a greater than 50% ownership change, as determined under the regulations. Based on the Company's analysis, there was a change of control in June 2009, and the Company has determined that due to the annual limitation under Section 382, $7,330,420 of net operating losses will expire unused. Therefore, the Company has reduced the related deferred tax asset for net operating loss carryovers by $2,932,168 in the year ended December 31, 2009. Rackwise was not consolidated as of December 31, 2011. Its net deferred tax assets before valuation allowance as of the date of deconsolidation were $7,526,656. These were reduced by a full valuation allowance as of the date of deconsolidation.

F-72

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 13 - Income Taxes (continued)

For the years ended December 31, 2011 and 2010, EGI had federal net operating loss carryforwards of $1,900,000. These losses may be carried forward and will expire over the period from 2023 through 2030. As of December 31, 2011 and 2010, MTMI had federal net operating loss carryforwards of $6,800,000 and $5,900,000, respectively. These losses may be carried forward and will expire over the period from 2018 through 2031. The annual utilization of the net operating carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended, ("IRC") and other limitations under state tax laws.

For the years ended December 31, 2011 and 2010, TransnetYX had federal and state net operating losses of approximately $16,260,000 and $15,554,000, respectively. Utilization of the net operating losses, which expire at various times starting in 2030, may be subject to certain limitations under Section 382 of the IRC and other limitations under state and foreign tax laws.

For the years ended December 31, 2011 and 2010, Barclay's had federal and state net operating losses of approximately $8,487,000 and $7,695,000, respectively. Utilization of the net operating losses, which expire at various times starting in 2030, may be subject to certain limitations under Section 382 of the IRC and other limitations under state and foreign tax laws.

For the years ended December 31, 2011 and 2010, the Company has a valuation allowance on its deferred tax assets, since it cannot conclude that it is more likely than not that the deferred tax assets will be fully realized on future income tax returns. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers past history, the scheduled reversal of deferred tax liabilities, available taxes in carryback periods, future taxable income projections, and tax planning strategies in making this assessment. The Company will continue to evaluate whether the valuation allowance is needed in future reporting periods.

The primary jurisdictions in which the Company and its subsidiaries file income tax returns are the U.S. federal government and various state jurisdictions. The Company is no longer subject to U.S. federal examinations by tax authorities for years before 2008 and state examinations for years before 2007.

The Company did not have any unrecognized tax benefits as of the years ended December 31, 2011 and 2010.

The sources of income (loss) before income taxes were as follows:

	December 31,
	2011	2010
United States	$(20,205,456)	$(25,261,741)
Foreign	-	-

Income (loss) before income taxes	$(20,205,456)	$(25,261,741)

F-73

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 13 - Income Taxes (continued)

Income tax expense (benefit) attributable to income (loss) before income taxes consists of the following:

	For the Years Ended
	December 31,
	2011	2010
Current
Federal	$-	$-
State	-	-
	-	-
Deferred
Federal	(4,738,567)	(5,738,226)
State	(397,843)	(871,603)
Valuation allowance	5,136,410	6,609,829
	-	-
Income tax expense (benefit)	$-	$-

Income tax expense (benefit) attributable to income (loss) before income taxes differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income (loss) before income taxes as a result of the following:

	December 31,
	2011	2010
Computed expected tax expense (benefit)	$(6,869,855)	$(8,588,992)
Increase (reduction) in income taxes resulting from
State and local income taxes, net of federal impact	(608,361)	(805,767)
Non-deductible penalties	215,426	20,530
Non-deductible related party losses	-	-
Non-deductible push-down interest and redeemable obligation	329,222	1,101,797
Research and development credit	-	-
Change in rate	274,065	-
Income from flowthrough entities not taxed	1,316,355	1,139,656
Non-deductible interest	399,642	286,724
Other	(192,904)	5,635
Change in valuation allowance	5,136,410	6,840,417

Income tax expense (benefit)	$-	$-

F-74

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 13 - Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) are as follows:

	December 31,
	2011	2010
Deferred tax assets
Net operating loss and carryforwards	$29,684,405	$31,234,538
Stock-based compensation	1,760,482	1,912,372
Property, plant, and equipment	10,294	22,467
Intangible assets	1,184,770	1,359,376
Debt discount on warrants	-	534,084
Mark-to-market of conversion options	-	429,397
Accrued vacation	50,175	110,114
Accrual to cash	179,939	46,846
Inventory	1,728,278	1,610,891
Accrued interest	2,685,052	1,636,357
Accrued reclamation	7,685,342	7,174,959
Other	1,012,226	2,068,364
Total deferred tax assets	45,980,963	48,139,765

Deferred tax liabilities
Property, plant, and equipment	(3,045,237)	(2,598,756)
Amortization of conversion option	-	(215,038)
Total deferred tax liabilities	(3,045,237)	(2,813,794)

Net deferred tax asset (liability) before valuation allowance	42,935,726	45,325,971

Valuation allowance	(42,935,726)	(45,325,971)

	$-	$-

Note 14 - Members' Equity

The Company's capital structure consists of Class A Membership Units ("Class A Units") and Preferred Membership Units ("Preferred Units"). On April 15, 2011 Calim Venture Partners I, LLC; Calim Venture Partners II, LLC; Calim Bridge Partners I, LLC; Calim Bridge Partners II, LLC; and Black Diamond Fund I, LLC, together the "Combined Funds", contributed certain Portfolio Investments to Black Diamond in exchange for a 100,000 Class A Units. In April 2011, the Company also issued 300 Preferred Units for approximately $7,500,000. In September 2011, the Company received an additional $6,975,000 by issuing 279 Preferred Units. In December 2011, the Company received an additional $3,650,000 by issuing 146 Preferred Units.

F-75

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 14 - Members' Equity (continued)

Distributions

Black Diamond is required to distribute 90% of the cash flow received from its investments until the Preferred Units receive twice their capital contributions and the Class A Units receive at least $25,000,000. Afterward, Black Diamond may retain capital and reinvest. The distribution must be made according to the parameters described below.

Distributions of cash flows to members are made as follows: first, 100% to members holding Preferred Units until such time as preferred members have received distributions equal to their capital contributions; second, 50% to members holding Preferred Units and 50% to holders of Class A Units until preferred members have received distributions equal to their capital contributions; third, all remaining distributions will be made to holders of Class A Units.

Upon the preferred members' receiving distributions aggregating two times the amount of their capital contributions, these Members are required to surrender their Preferred Units to the Company in exchange for Class A Units.

If the distributions described above are received within three years, each $25,000 contributed for Preferred Units will be exchanged for 10 Class A Units. If the distributions occur after three years, each Preferred Unit will be exchanged for 20 Class A Units.

Voting

Members of Class A Units are entitled to cast the number of votes equal to the number of Class A Units held by such member. Preferred members are entitled to cast the number of votes equal to the number of Class A Units that the Preferred Units will be exchanged for at the consummation of the required distributions.

Stock Options

In the normal course of business, certain of the Company's subsidiaries issue stock options under qualified stock option plans. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. As of December 31, 2011 and 2010 and for the periods ended June 30, 2012 (unaudited) and June 30, 2011 (unaudited), the Company has recognized stock compensation expense of $163,049, $2,834,936, $1,135,367, and $202,831, respectively.

As of June 30, 2012, the Company had approximately $7,300,000 of unrecognized compensation expense from stock options granted at the subsidiary level to be recognized over a weighted average remaining period of three years.

F-76

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 14 - Members' Equity (continued)

Stock Options (continued)

Stock options in Elkhorn are summarized as follows:

For the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and June 30, 2011 (unaudited), the options outstanding were zero, zero, 10,890,000, and zero, respectively, and no options were exercisable. The weighted average exercise price was $0.97 and the weighted average remaining contractual life was 10.00 years as of June 30, 2012. The fair value of each option award is estimated on the date of grant using the Black Scholes option pricing model that uses the weighted average assumptions noted in the following table:

	December 31,		June 30,
	2011	2010	2012	2011
Expected volatility	0.00%	0.00%	122.22%	0.00%
Risk-free interest rate	0.00%	0.00%	0.41%	0.00%
Expected term (years)	N/A	N/A	3.0	N/A
Dividend yield	0.00%	0.00%	0.00%	0.00%

Stock options in TransnetYX are summarized as follows:

For the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and June 30, 2011 (unaudited), the options outstanding were 4,530,674, 523,000, 4,530,674, and 4,530,674, respectively, and the options exercisable at December 31, 2011 were 2,990,929. The weighted average exercise price was $1.00 and the weighted average remaining contractual life was 8.86 years as of June 30, 2012. The fair value of each option award is estimated on the date of grant using the Black Scholes option pricing model that uses the weighted average assumptions noted in the following table:

	December 31,		June 30,
	2011	2010	2012	2011
Expected volatility	39.00%	0.00%	0.00%	39.00%
Risk-free interest rate	1.01%	0.00%	0.00%	1.01%
Expected term (years)	2.5	N/A	N/A	2.5
Dividend yield	0.00%	0.00%	0.00%	0.00%

Stock options in Global VR are summarized as follows:

For the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and June 30, 2011 (unaudited), the options outstanding and exercisable were 1,535,500, 1,541,500, 1,541,500, and 1,538,000, respectively. The weighted average exercise price was $0.97 and the weighted average remaining contractual life was 0.6 years for June 30, 2012. No stock options were granted during the years ended December 31, 2011 and 2010 and for the periods ended June 30, 2012 and 2011 for this entity.

F-77

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 15 - Commitments and Contingencies

Operating Leases

The Company leases facilities and equipment under non-cancelable operating leases. Rent expense for the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and 2011 (unaudited) was approximately $313,000, $345,000, $208,000, and $323,000, respectively.

Future minimum lease payments under these leases are approximately as follows:

Year Ending December 31,

2012	$345,300
2013	320,300
2014	299,000
2015	272,000
2016	162,000
Thereafter	271,000
$1,669,600

Environmental Matters

Elkhorn's mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. Elkhorn conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. Elkhorn has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Estimated future reclamation costs are based principally on legal and regulatory requirements. At December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited), $22,793,187, $21,465,966, $23,497,168, and $22,227,564, respectively, was accrued for reclamation costs relating to currently producing mineral properties in accordance with asset retirement obligation guidance.

Property Taxes

Elkhorn is not current with its 2011, 2010, and 2009 property taxes. The total amount past due as of December 31, 2011 and 2010 and June 30, 2012 (unaudited) and 2011 (unaudited) is $2,630,365, $2,502,663, $2,942,810, and $2,573,600, respectively.

Litigation

In the normal course of business, the Company is party to litigation from time to time. The Company maintains insurance to cover certain actions and believes that resolution of such litigation will not have a material adverse effect on the Company.

F-78

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 16 - Employee Benefit Plan

Several of the subsidiaries individually sponsor defined contribution plans, such as 401(k) or profit sharing plans. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. Several of the plans provide for a discretionary match these contributions up to levels specified in the plans and provide for additional discretionary contributions as determined by management. There were no employer contributions expensed with respect to these plans for the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and 2011 (unaudited).

Note 17 - Related Party Transactions

Management fees totaling $864,000, $943,000, $469,000, and $435,000 have been included in selling, general and administrative expenses for the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and 2011 (unaudited), respectively. For the years ended December 31, 2011 and 2010 and the periods ended June 30, 2012 (unaudited) and 2011 (unaudited), the amounts outstanding were $800,000, $560,000, $920,000, and $680,000 respectively.

Note 18 - Segment Information

The Company considers each of its operating subsidiaries to be separate operating segments. Each segment's key performance measures and operating results are reviewed regularly by management to make decisions about resources to be allocated to assess their performance. Accounting policies of the segments are the same as the Company's accounting policies.

F-79

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 18 - Segment Information

The following information relates to the Company's reportable segments by industry as evaluated by management:

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Cash and cash equivalents
Mining	$365,313	$74,387	$48,054	$1,914,241
Genetic testing	146,601	83,176	25,739	171,518
Energy	15,863	4,938	7,152	11,327
Distribution	39,756	125,543	61,281	-
Manufacturing	757	41,383	-	103,454
Holdings and other	76,001	48,584	51,764	77,482

Total cash	$644,291	$378,011	$193,990	$2,278,022

Accounts receivable
Mining	$-	$-	$17,852	$-
Genetic testing	1,351,029	1,344,725	1,525,040	1,436,395
Energy	-	-	-	-
Distribution	89,574	284,734	33,238	32,602
Manufacturing	-	26,378	-	124,103
Holdings and other	70,000	1,044,999	78,750	101,034

Total accounts receivable	$1,510,603	$2,700,836	$1,654,880	$1,694,134

Inventories
Mining	$912,676	$1,038,524	$888,481	$1,006,625
Genetic testing	1,257,620	1,179,877	1,271,182	1,245,276
Energy	-	-	-	-
Distribution	1,170,190	698,660	438,868	428,069
Manufacturing	82,907	164,574	16,841	22,449
Holdings and other	-	-	-	-

Total inventories	$3,423,393	$3,081,635	$2,615,372	$2,702,419

F-80

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 18 - Segment Information

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Total assets
Mining	$44,596,077	$38,563,628	$45,831,219	$41,217,574
Genetic testing	4,994,982	4,584,325	5,054,886	4,912,546
Energy	32,767	25,426	22,841	30,024
Distributions	1,760,787	1,477,537	905,197	901,164
Manufacturing	288,508	3,352,105	210,220	3,321,763
Holdings and other	9,358,190	1,487,016	7,784,738	1,501,616

Total assets	$61,031,311	$49,490,037	$59,809,101	$51,884,687

Revenue
Mining	$573,943	$6,628	$-	$-
Genetic testing	12,080,643	9,963,884	6,273,921	5,952,691
Energy	-	-	-	-
Distribution	7,419,707	5,765,886	2,587,133	3,416,796
Manufacturing	3,924,321	6,006,301	1,601,664	1,910,308
Holdings and other	1,413,224	2,608,809	-	796,581

Total revenue	$25,411,838	$24,351,508	$10,462,718	$12,076,376

Net loss before non-controlling interest
Mining	$(13,689,436)	$(15,560,237)	$(9,786,918)	$(7,356,067)
Genetic testing	(286,254)	563,477	60,036	(52,226)
Energy	(538,058)	(460,356)	(222,111)	(243,777)
Distributions	(1,301,392)	(3,254,712)	(226,287)	(1,012,394)
Manufacturing	(3,594,279)	(2,199,135)	(217,495)	(383,248)
Holdings and other	(796,036)	(4,350,778)	(3,061,090)	(2,792,591)

Total loss before non-controlling interest	$(20,205,455)	$(25,261,741)	$(13,453,865)	$(11,840,303)

F-81

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 18 - Segment Information

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Depreciation and amortization
Mining	$(6,604)	$(11,129)	$(2,082)	$(5,474)
Genetic testing	(649,575)	(540,184)	(400,620)	(280,029)
Energy	(3,584)	(3,747)	(1,216)	(1,792)
Distributions	-	-	-	-
Manufacturing	(124,509)	(1,015,827)	-	(11,302)
Holdings and other	-	(220,584)	-	(93,087)

Total depreciation and amortization	$(784,272)	$(1,791,471)	$(403,918)	$(391,684)

Interest expense
Mining	$(10,299,563)	$(10,585,493)	$(5,222,575)	$(5,287,546)
Genetic testing	(158,668)	(340,751)	(119,215)	(105,825)
Energy	(166,956)	(165,671)	(82,185)	(81,432)
Distributions	(391,721)	(238,660)	(119,539)	(56,698)
Manufacturing	(675,178)	(892,818)	(334,892)	(334,283)
Holdings and other	(1,157,225)	(563,633)	33,120	(374,991)

Total interest expense	$(12,849,311)	$(12,787,026)	$(5,845,286)	$(6,240,775)

Gross profit
Mining	$440,080	$6,628	$-	$-
Genetic testing	8,416,316	7,058,618	4,317,436	4,105,743
Energy	-	-	-	-
Distributions	239,701	904,480	481,304	(295,008)
Manufacturing	1,710,908	2,554,164	982,709	885,748
Holdings and other	1,256,356	2,246,041	-	698,110

Total gross profit	$12,063,361	$12,769,931	$5,781,449	$5,394,593

F-82

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 19 - Parent Company Financials

	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$73,693	$-	$15,896	$2,500
Receivables and other current assets	159,152	-	92,902	70,050
Investment in consolidated entity	30,770,390	22,701,180	22,728,632	23,022,562
Notes receivable	1,750,000	-	2,394,000	-

Total assets	$32,753,235	$22,701,180	$25,231,430	$23,095,112

Liabilities and Members' Deficit

Current liabilities
Accounts payable and accrued interest	$162,084	$386,710	$1,023,488	$72,395
Notes payable	1,094,556	665,500	2,194,556	1,094,556
Total current liabilities	1,256,640	1,052,210	3,218,044	1,166,951

Members' equity	31,496,595	21,648,970	22,013,386	21,928,161

Total liabilities and members' equity	$32,753,235	$22,701,180	$25,231,430	$23,095,112

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Income (loss)
Undistributed earnings from consolidated entity	$(13,396,857)	$(14,966,847)	$(7,553,069)	$(6,725,443)
Loss on equity method investments	(1,161,568)	-	(1,248,790)	-
Gain on deconsolidation	7,588,825	-	-	-
Other income	70,000	-	(711)	(673)
Total income (loss)	(6,899,600)	(14,966,847)	(8,802,570)	(6,726,116)

Operating expenses
General and administrative	1,171,344	-	913,759	403,392
Interest expense (income)	206,431	147,205	(33,120)	91,601
Total operating expenses	1,377,775	147,205	880,639	494,993

Net loss	$(8,277,375)	$(15,114,052)	$(9,683,209)	$(7,221,109)

F-83

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 19 - Parent Company Financials (continued)

	For the Years Ended		For the Six Months Ended
	December 31,		June 30,
	2011	2010	2012	2011
			(unaudited)	(unaudited)
Cash flows from operating activities
Net loss	$(8,277,375)	$(15,114,052)	$(9,683,209)	$(7,221,109)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Undistributed earnings from consolidated entity	13,396,857	14,966,847	7,553,070	6,725,443
Loss on equity method investments	1,161,568	-	1,248,790	-
Gain on deconsolidation	(7,588,825)	-	-	-
Changes in operating assets and liabilities
Receivables and other current assets	(159,152)	-	66,250	(70,050)
Accounts payable and accrued interest	204,431	147,205	861,403	164,739
	7,014,879	15,114,052	9,729,513	6,820,132

Net cash provided by (used in) operating activities	(1,262,496)	-	46,304	(400,977)

Cash flows from investing activities'
Issuance of notes receivable	(1,750,000)	-	456,000	-
Investment in portfolio companies	(15,038,811)	-	(760,101)	(7,046,825)
Net cash used in investing activities	(16,788,811)	-	(304,101)	(7,046,825)

Cash flows from financing activities
Proceeds from member contributions	18,125,000	-	200,000	7,450,302
Net cash used in investing activities	18,125,000	-	200,000	7,450,302

Net increase (decrease) in cash and cash equivalents	73,693	-	(57,797)	2,500

Cash and cash equivalents - beginning of period	-	-	73,693	-

Cash and cash equivalents - end of period	$73,693	$-	$15,896	$2,500

Supplemental disclosure of non-cash activity:

During the period ended June 30, 2012 (unaudited), the Company recorded a related party note receivable for $1,100,000 and assumed a note payable of $1,100,000 for this related party.

During the period ended June 30, 2011 (unaudited), the Company redocumented a note payable to include accrued interest of $429,056 in the face value of the note.

F-84

BLACK DIAMOND HOLDINGS, LLC AND SUBSIDIARIES

Notes to Consolidated/Combined Financial Statements

Note 20 - Subsequent Events

Management has evaluated subsequent events for the Company through November 14, 2012, the date the consolidated/combined financial statements were available to be issued.

On April 6, 2012, Elkhorn entered into an Agreement and Plan of Merger with ESRI, a public company. ESRI's wholly owned subsidiaries were merged into EGI and MTMI. EGI and MTMI, the Surviving Corporation, became a wholly-owned subsidiary of ESRI. ESRI issued 90,000,000 shares of common stock and 10,000,000 of preferred stock to acquire EGI and MTMI, which resulted in Elkhorn's owning approximately 90.8% of ESRI's outstanding common stock and 100% of the Preferred Stock after the consummation of the merger.

On June 8, 2012, the Federal Industry Regulatory Authority or FINRA approved a 2-for-1 forward stock split on Elkhorn's common stock outstanding in the form of a dividend with a Record Date of May 17, 2012. The stock split will entitle each common stock holder as of the Record Date to receive one additional share of common stock for each share owned.

On March 30, 2012, TransnetYX was named as a defendant in a suit brought by a founder, stockholder, and former employee. Management considers the claim to be without merit and does not consider a judgment against TransnetYX to be likely.

Effective July 18, 2012, Barclay's entered into a license agreement with Playboy Enterprises International, Inc. to distribute wine through an Internet Wine Club using Playboy Properties to design, develop, implement, support, market, and promote the Wine Club and to manufacture, advertise, promote, sell, and distribute the Wine Club products.

On May 1, 2012, Black Diamond was named as a defendant in a lawsuit with a note holder related to the default of the holder's note. On June 15, 2012, Black Diamond and the note holder entered into a Forbearance Agreement in which Black Diamond's assets have been placed into escrow until the forbearance period is terminated or Black Diamond satisfies the outstanding debt, interest, costs, and fees. The Forbearance Agreement has been extended twice and will expire on November 2, 2012.

On September 28, 2012 and October 30, 2012, Elkhorn Goldfields, Inc. expanded its current Mineral Product Receivables Purchase Agreement (the "MPRPA") by an additional $660,000 and $100,000 respectively. Pursuant to the agreement, the ounces of gold payable under the existing MPRPA will be increased by 2,533 ounces, from 33,360 ounces to a total of 35,893 ounces. The amount of production that is available to the MPRPA will be reduced from 80% of ounce produced to 50% and the production cost paid to Elkhorn Goldfields, Inc. on delivery will remain at $500 per ounce on delivery. The tail, which is due after the Golden Dream Mine has produced an initial 250,000 ounces, will be increased from 6.5% to 6.93% at a production cost of $600 per ounce paid to Elkhorn Goldfields, Inc. at delivery.

Subsequent to June 30, 2012, the Company entered into six promissory notes with related parties for $267,000. All promissory notes accrue interest at a rate of 6.0%. Three of the promissory notes were paid in full in October 2012 for a total of $172,000. The remaining promissory notes mature on May 31, 2013.

F-85

Annex A

MERGER AND SHARE EXCHANGE AGREEMENT

dated

August 24, 2012

by and among

China VantagePoint Acquisition Company, a Cayman Islands company,

as the Parent,

BDH Acquisition Corp., a Delaware corporation,

as the Purchaser,

and

Black Diamond Holdings LLC, a Colorado limited liability company,

as the Company,

the Class A Members listed on Schedule I,

as the Class A Members,

the Preferred Members listed on Schedule I,

as the Preferred Members and

Black Diamond Financial Group, LLC, a Delaware limited liability company,

as the Manager of the Company

i

TABLE OF CONTENTS (CONTINUED)

ii

TABLE OF CONTENTS (CONTINUED)

iii

TABLE OF CONTENTS (CONTINUED)

iv

TABLE OF CONTENTS (CONTINUED)

		Page

16.10	Setoff	75
16.11	Severability	75
16.12	Construction of certain terms and references; captions	75
16.13	Further Assurances	76
16.14	Third Party Beneficiaries	76
16.15	Waiver	76

v

MERGER AND SHARE EXCHANGE AGREEMENT

This MERGER AND SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of August 24, 2012 (the “Signing Date”), by and among China VantagePoint Acquisition Company, a Cayman Islands company (the “Parent”), BDH Acquisition Corp., a Delaware Corporation and a wholly-owned subsidiary of Parent (the “Purchaser”), Black Diamond Holdings LLC, a Colorado limited liability company (the “Company”), the Class A members of the Company listed on Schedule I (each a “Class A Member” and collectively the “Class A Members”), the Preferred Members of the Company listed on Schedule I (each a “Preferred Member” and collectively the “Preferred Members”), and Black Diamond Financial Group, LLC, a Delaware limited liability company, the manager of the Company (the “Manager”).

WITNESSETH:

A.	The Company acquires controlling interests in and actively manages small and development-stage companies. The Company currently owns and manages certain businesses as its subsidiaries, and holds minority interests in several portfolio companies (referred to herein as “Subsidiaries” or “Portfolio Companies,” respectively (each as defined below)).

The Company’s Subsidiaries are engaged in the following lines of business:

•	The exploration and development of gold mineral properties in Montana (Eastern Resources);

•	The automated genotyping testing services of laboratory mice to mouse-breeding facilities and pharmaceutical and medical researchers (TransnetYX);

•	The development of the Charfuel® Coal Refining Process that uses only raw coal and air to produce gasoline and other products associated with oil refining (Carbon Fuels);

•	The operation of online wine retailer (RB Newco dba Barclays);

•	The designer and producer of out of home video games and casino gaming products (Global VR);

•	A Special Funding Vehicle formed for the purpose of making bridge capital loans to Rackwise, a Portfolio Company engaged in the global distribution of enterprise software systems for managing and planning the physical assets of datacenters (Rackwise Funding);

•	The development of a proprietary oil & gas and mineral detection technology (Subterranean Mapping Systems); and

•	The development of a proprietary volatility model for stock options trading (Quant Strategies).

The foregoing being referred to hereinafter collectively as the “Business”;

B.	The Class A Members collectively own 100% of the issued and outstanding Class A Units (as defined below) of the Company;

C.	The Class A Members represent a Majority Interest (as defined in the Company’s Operating Agreement) that is required to approve the Transaction;

D.	The Preferred Members collectively own 42.64% of the issued and outstanding Preferred Units (as defined below) of the Company;

E.	The Parties acknowledge that certain of the Preferred Members may execute this Agreement after the Signing Date on the same terms and conditions as contained in this Agreement on the Signing Date;

F.	Parent owns all of the issued and outstanding shares of equity securities of the Purchaser, which was formed for the sole purposes of the merger of the Parent with and into Purchaser, in which Purchaser will be the surviving corporation (the “Redomestication Merger”), and the acquisition by the Purchaser of the Units of the Company in accordance with and subject to the terms and conditions of this Agreement (the “Transaction”); and

G.	The Redomestication Merger and the Transaction are part of the same integrated transaction, with the Redomestication Merger occurring immediately prior to the Transaction.

The parties accordingly agree as follows:

ARTICLE I

DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1           “2012 Period” is defined in Section 4.22.

1.2           “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.3           “Additional Agreements” mean the Voting Agreement, Employment Agreements, Confidentiality and Non-Solicitation Agreements, Non-Compete Agreements, Management Services Agreement and Registration Rights Agreement.

1.4           “Additional Parent SEC Document” is defined in Section 8.12.

2

1.5           “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For avoidance of any doubt, (a) with respect to all periods prior to the Closing, each Class A Member is an Affiliate of each of the Companies, and (ii) with respect to all periods subsequent to the Closing, Purchaser is an Affiliate of each of the Companies.

1.6           “Audited Annual Financial Statements” is defined in Section 4.12(b).

1.7            “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.8           “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.9           “Business” is defined in the Recitals.

1.10         “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.11         “Charter Documents” is defined in Section 2.4.

1.12         “Closing” is defined in Section 3.4.

1.13         “Closing Date” is defined in Section 3.4.

1.14         “COBRA” means collectively, the requirements of Sections 601 through 606 of ERISA and Section 4980B of the Code.

1.15         “Code” means the Internal Revenue Code of 1986, as amended.

1.16         “Commercial Software” means any and all shrink-wrap licenses and other licenses for packaged software generally available to the public and licensed to one or more of the Companies pursuant to an unnegotiated, non-exclusive end-user license.

1.17         “Company” is defined in the Recitals.

1.18         “Companies” means, collectively, the Company, the Subsidiaries, and the Portfolio Companies.

1.19         “Third Party Consent” is defined in Section 4.11.

1.20         “Confidentiality and Non-Solicitation Agreements” is defined in Section 8.9.

3

1.21         “Contracts” means the Office Lease[s] and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any of the Companies is a party or by which any of its respective assets are bound, including any entered into by the Companies in compliance with Section 8.1 after the Signing Date and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under any of the Companies’ dominion or control.

1.22         “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner ) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.23         “Dissenting Shares” is defined in Section 2.6(a)(ii).

1.24         “Dissenting Shareholders” is defined in Section 2.6(a)(ii).

1.25         “Employment Agreements” is defined in Section 10.2(l).

1.26         “Environmental Laws” shall mean all Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.27         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.28         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.29         “Excluded Persons” is defined in Section 7.4.

1.30         “Expense Agreement” is defined in Section 16.5.

1.31         “Financial Statements” is defined in Section 4.12(b).

1.32         “FIRPTA Certificate” is defined in Section 10.2(t).

4

1.33         “Governmental Authority” shall mean any United States or foreign governmental authority, including any supranational, national, federal, territorial, state, commonwealth, province, territory, county, municipality, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority.

1.34         “Hazardous Material” shall mean any material, emission, chemical, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.35         “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.36         “IPO” means the initial public offering of Parent pursuant to a prospectus dated February 18, 2011.

1.37         “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.38         “Indemnification Notice” is defined in Section 11.3(a).

1.39         “Indemnified Party” is defined in Section 11.3.

1.40         “Indemnifying Parties” is defined in Section 11.3(a).

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1.41         “Intellectual Property Right” means the intellectual property, confidential information, and proprietary information, owned, licensed, used or held for use by a Person, including, but not limited to (a) any and all trademarks, logos, logotypes, and/or service marks, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor, and all goodwill of the business associated therewith; (b) any and all corporate names, Internet domain names, and/or trade names, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all registrations thereof and applications for registration therefor; (c) any and all know-how, trade secrets, confidential business information, and other proprietary information, including without limitation, lists of customers and suppliers and potential customers and suppliers, pricing and cost information, business and marketing plans and proposals, processes, techniques, designs, research and development information, technical information, specifications, discoveries, notes, reports, drawings, works, devices, makes, models, works-in-progress, and creations, and any and all work product therefor, including, but not limited to, any and all common law and statutory rights therein and therefor; (d) any and all patents and patent applications (including all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof) and patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (e) any and all copyrights, including, but not limited to, any and all common law and statutory rights therein and therefor, and further including any and all copyright registrations thereof and applications for registration of copyright therefor; (f) any and all computer programs, including operating systems, applications, routines, interface and algorithms, whether in source code or object code; (g) databases and all information contained therein; and (h) all proprietary rights relating to any of the foregoing, including, but not limited to, all causes of action, damages and remedies related thereto.

1.42         “Interim Balance Sheet” is defined in Section 4.12(a).

1.43         “Interim Balance Sheet Date” shall mean March 31, 2012.

1.44         “Interim Financial Statements” is defined in Section 4.12(a).

1.45         “Inventory” is defined in the UCC.

1.46         “Key Personnel” means the employees of the Companies listed on Schedule 9.9.

1.47         “Labor Agreements” is defined in Section 4.26(a).

1.48         “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.49         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.50         “Loss(es)” is defined in Section 11.1.

1.51         “M&A Fee” means the cash fee in an amount equal to $600,000 held in the Trust Account, which EarlyBirdCapital, Inc. is entitled to upon Closing in accordance with the terms of the Trust Agreement.

1.52         “Manager” is defined in the Recitals.

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1.53         “Management Services Agreement” means the management services agreement between Black Diamond Holdings LLC and Black Diamond Financial Group, LLC in form to be agreed to by the parties hereto.

1.54         “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Businesses, taken as a whole, whether or not arising from transactions in the ordinary course of business.

1.55         “Material Contracts” means the contracts, agreements and understanding listed on Schedule 1.55.

1.56         “Member Indemnitees” is defined in Section 11.2.

1.57         “Member(s)” has the same meaning as such term has in the Company’s Operating Agreement.

1.58         “Minimum Trust Amount” is defined in Section 7.9.

1.59         “Money Laundering Laws” is defined in Section 4.38.

1.60         “Non-Compete Agreements” means the non-compete agreements to be signed between each of the Key Employees and the Purchaser, in form to be agreed upon by the parties hereto.

1.61         “OFAC” is defined in Section 4.39.

1.62         “Office Lease[s]” means the lease[s] with respect to the office space lease by the Companies, as set forth on Schedule 4.29 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.63         “Operating Agreement” means the limited liability company agreement of the Company, including any and all amendments thereto.

1.64         “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.65         “Outside Closing Date” is defined in Section 13.1.

1.66         “Outstanding Permits” is defined in Section 7.10.

1.67         “Parent Ordinary Shares” means the ordinary shares, par value $0.001 per share, of Parent.

1.68         “Parent SEC Document” is defined in Section 6.12.

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1.69         “Parent Securities” means the Parent Ordinary Shares, Parent Warrants, Parent Subunits, Parent Units and Parent UPO, collectively.

1.70         “Parent Subunits” means Parent’s subunits, consisting of one Parent Ordinary Share and one-half of a Parent Warrant.

1.71         “Parent UPO” means the option issued to EarlyBirdCapital, Inc. and its affiliates, to purchase up to an aggregate of 175,000 Parent Units at a price of $6.60 per Parent Unit.

1.72         “Parent Units” means Parent’s units, consisting of one Parent Subunit and one-half of a Parent Warrant.

1.73         “Parent Warrant” means one whole warrant entitling the holder thereof to purchase one Parent Ordinary Share at a price of $5.00. Each Parent Warrant will become exercisable upon the consummation of the Transaction and will expire on the earlier of (i) three years from the date of the consummation of the Transaction, (ii) Parent’s liquidation if Parent has not completed a business combination within certain time periods and (iii) the redemption of the Parent Warrants.

1.74         “Payment Shares” is defined in Section 3.1.

1.75         “PBGC” is defined in Section 4.28(b).

1.76         “Permits” is defined in Section 4.19.

1.77         “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Companies so encumbered, either individually or in the aggregate, (C) not resulting from a breach, default or violation by any of the Companies of any Contract or Law, and (D) the Liens set forth on Schedule 1.77.

1.78         “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.79         “Plan” is defined in Section 4.28(a).

1.80         “Portfolio Companies” means those entities listed on Schedule 4.10 under the heading “Portfolio Companies.”

1.81         “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

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1.82         “Prospectus” is defined in Section 14.15.

1.83         “Purchaser” is defined in the Preamble.

1.84         “Purchaser Common Stock” means the common stock of Purchaser.

1.85         “Purchaser Indemnitees” is defined in Section 11.1.

1.86         “Purchaser Preferred Stock” means the Series A preferred stock of Purchaser the terms of which will be mutually agreed upon by the parties hereto. The Purchaser Preferred Stock shall have the following rights, privileges and preferences:

Scenario A – less than 100% of the Preferred Members are Signatory Members:

•	90% of the available cash of the Purchaser shall be paid as a dividend on a quarterly basis until each share of Purchaser Preferred Stock has received $12 per share and an aggregate of $25 million has been distributed to the shareholders of Purchaser Common Stock. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	Purchaser Preferred Shareholders will receive 100% of dividends until such time as they have received $6. Thereafter Purchaser Preferred will receive 50% of dividends and common shareholders will receive 50% of dividends until such time as Purchaser Preferred Shareholders receive an additional $6, or a total of $12.

•	Immediately after receiving an aggregate of $12 per share, the Purchaser Preferred Stock will automatically convert into Purchaser Common Stock at the then applicable conversion ratio. The Purchaser Preferred Stock may convert into Purchaser Common Stock at the option of the holder at the then applicable conversion ratio.

•	The initial conversion ratio is 1 for 1, subject to customary adjustments. In the event that the Purchaser Preferred Stock has not converted into Purchaser Common Stock by the three (3) year anniversary of the Closing, the then applicable conversion ratio will double.

•	Liquidation preference is $12 per share of Purchaser Preferred Stock. After $12 per share of Purchaser Preferred Stock is paid, the Purchaser Preferred Stock will receive dividends on an as-converted basis.

•	The Purchaser Preferred Stock will vote on an as-converted basis with the Purchaser Common Stock.

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•	The Purchaser will be prohibited from using more than 10% of available cash on a quarterly basis to (i) make or allow any investment or capital expenditure, and (ii) make or allow any payment to the Manager or its affiliates, each until each share of Purchaser Preferred Stock has received $12 per share and an aggregate of $25 million has been distributed to the holders of Purchaser Common Stock. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	The Purchaser will not be able to issue any securities senior to the Purchaser Preferred Stock without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

•	The Purchaser Preferred Stock may not be amended without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

Scenario B – 100% of the Preferred Members are Signatory Members:

•	50% of available cash shall be distributed to Purchaser Preferred Shareholders until such time as they have received $12 per share. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	Immediately after receiving an aggregate of $12 per share, the Purchaser Preferred Stock will automatically convert into Purchaser Common Stock at the then applicable conversion ratio. The Purchaser Preferred Stock may convert into Purchaser Common Stock at the option of the holder at the then applicable conversion ratio.

•	The initial conversion ratio is 1 for 1, subject to customary adjustments. In the event that the Purchaser Preferred Stock has not converted into Purchaser Common Stock by the three (3) year anniversary of the Closing, the then applicable conversion ratio will double.

•	Liquidation preference is $12 per share of Purchaser Preferred Stock. After $12 per share of Purchaser Preferred Stock is paid, the Purchaser Preferred Stock will receive dividends on an as-converted basis.

•	The Purchaser Preferred Stock will vote on an as-converted basis with the Purchaser Common Stock.

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•	The Purchaser will be prohibited from using more than 50% of available cash on a quarterly basis to (i) make or allow any investment or capital expenditure, and (ii) make or allow any payment to the Manager or its affiliates, each until each share of Purchaser Preferred Stock has received $12 per share. Notwithstanding the foregoing, if the Company raises capital through a debt or equity financing, such amounts will not be distributed pursuant to this paragraph, and provided further that such funds will be used first to pay for expenses and capital expenditures.

•	The Purchaser will not be able to issue any securities senior to the Purchaser Preferred Stock without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

•	The Purchaser Preferred Stock may not be amended without the approval of 90% of the outstanding shares of Purchaser Preferred Stock.

1.87         “Purchaser Securities” means the Purchaser Common Stock, Purchaser Preferred Stock, Purchaser Warrants, Purchaser Subunits, Purchaser Units and Purchaser UPO, collectively.

1.88         “Purchaser Subunits” is defined in Section 3.6(c).

1.89         “Purchaser Units” is defined in Section 3.6(d).

1.90         “Purchaser UPO” is defined in Section 3.6(e).

1.91         “Purchaser Warrants” is defined in Section 3.6(b).

1.92         “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.93         “Redomestication Effective Time” is defined in Section 3.2.

1.94         “Redomestication Surviving Corporation” is defined in Section 3.1.

1.95         “Registration Rights Agreement” means that certain registration rights agreement to be entered into by Purchaser and the Signatory Members.

1.96         “Restrictive Covenants” is defined in Section 8.2.

1.97         “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.98         “SEC” means the Securities and Exchange Commission.

1.99         “Securities Act” means the Securities Act of 1933, as amended.

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1.100         “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

1.101         “Signatory Members” means the Class A Members and Preferred Members that are a party to this Agreement, as updated from time to time pursuant to Section 11.7.

1.102         “Six Month Interim Financial Statements” is defined in Section 4.12(b).

1.103         “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

1.104         “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company or any of its Subsidiaries and other tangible property, including the items listed on Schedule 5.15.

1.105         “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law) or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.106         “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.107         “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.108         “Third-Party Claim” is defined in Section 11.3(a).

1.109         “Trust Account” is defined in Section 6.9.

1.110         “Trust Agreement” is defined in Section 6.9.

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1.111         “Trust Fund” is defined in Section 6.9.

1.112         “Trustee” is defined in Section 6.9.

1.113         “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.114         “Unaudited Annual Financial Statements” is defined in Section 4.12(a).

1.115         “Units” is defined in Section 4.5.

1.116         “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.117         “Voting Agreement” is defined in Section 3.5(a).

1.118         “Warranty Claims” is defined in Section 4.40.

ARTICLE II

REDOMESTICATION MERGER

2.1           Redomestication Merger.  At the Redomestication Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Islands Companies Law (2011 Revision) (“Cayman Law”) and the Delaware General Corporation Law (“Delaware Law”), respectively, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving corporation. Purchaser as the surviving corporation after the Redomestication Merger is hereinafter sometimes referred to as the “Redomestication Surviving Corporation.”

2.2           Redomestication Effective Time.  The parties hereto shall cause the Redomestication Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law, and the Plan of Merger (and other documents required by Cayman Law) with the Registrar of Companies in the Cayman Islands, in accordance with the relevant provisions of Cayman Law (the time of such filings, or such later time as specified in the Certificate of Merger and the Plan of Merger, being the “Redomestication Effective Time”).

2.3           Effect of the Redomestication Merger.  At the Redomestication Effective Time, the effect of the Redomestication Merger shall be as provided in this Agreement, the Certificate of Merger, the Plan of Merger and the applicable provisions of Delaware Law and Cayman Law. Without limiting the generality of the foregoing, and subject thereto, at the Redomestication Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Parent and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Redomestication Surviving Corporation, which shall include the assumption by the Redomestication Surviving Corporation of any and all agreements, covenants, duties and obligations of the Parent set forth in this Agreement to be performed after the Closing, and all securities of the Redomestication Surviving Corporation issued and outstanding as a result of the conversion under Sections 2.6(b) and (d) hereof shall be listed on the public trading market on which the Parent Subunits may be trading at such time.

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2.4           Memorandum and Articles of Association.  At the Redomestication Effective Time, the Amended and Restated Memorandum and Articles of Association of the Parent, as in effect immediately prior to the Effective Time, shall cease and the Certificate of Incorporation and By-Laws of Purchaser (the “Charter Documents”), as in effect immediately prior to the Redomestication Effective Time, shall be the Charter Documents of the Redomestication Surviving Corporation.

2.5           Directors and Officers of the Surviving Corporation.  Immediately after the Redomestication Effective Time and prior to the Closing of the Transaction, the board of directors of the Redomestication Surviving Corporation, shall be the board of directors of the Parent immediately prior to the Redomestication Merger.

2.6           Effect on Issued Securities of Parent.

(a)          Conversion of Parent Ordinary Shares.

(i)          At the Redomestication Effective Time, every issued and outstanding Parent Ordinary Share (other than those described in Section 2.6(f) or Section 2.11 below) shall be converted automatically into one share of Purchaser Preferred Stock. At the Redomestication Effective Time, all Parent Ordinary Shares shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Ordinary Shares outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Ordinary Shares, except as provided herein or by Law. Each certificate previously evidencing Parent Ordinary Shares shall be exchanged for a certificate representing the same number of Purchaser Preferred Stock upon the surrender of such certificate in accordance with Section 2.7. Notwithstanding anything herein to the contrary, to the extent a Person is a holder of a Parent Ordinary Share that is included in a Parent Subunit, such Parent Ordinary Share shall be converted pursuant to the provisions of Section 2.6(c) below.

(ii)         Each certificate formerly representing Parent Ordinary Shares (other those described in Section 2.6(f) or Section 2.11 below) shall thereafter represent only the right to receive the same number of shares of Purchaser Preferred Stock. Each certificate formerly representing Parent Ordinary Shares (“Dissenting Shares”) owned by holders of Parent Ordinary Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Law (“Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 2.11, unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares.

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(b)          Parent Warrants. At the Redomestication Effective Time, each Parent Warrant shall be converted into one substantially equivalent warrant to purchase Purchaser Common Stock (the “Purchaser Warrants”). At the Effective Time, the Parent Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser Warrants shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the rights to purchase Parent Ordinary Shares which are outstanding immediately prior to the Effective Time. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser Warrants remain outstanding, a sufficient number of shares of Purchaser Common Stock for delivery upon the exercise of such Purchaser Warrants. Notwithstanding anything herein to the contrary, to the extent a Person is a holder of a Parent Warrant that is included in a Parent Subunit or Parent Unit, such Parent Warrant shall be converted pursuant to the provisions of Section 2.6(c) or (d) below, as applicable.

(c)          Parent Subunits. At the Redomestication Effective Time, every issued and outstanding Parent Subunit shall be converted automatically into one subunit consisting of one share of Purchaser Preferred Stock and one-half of a warrant to purchase Purchaser Common Stock (“Purchaser Subunit”). At the Redomestication Effective Time, all Parent Subunits shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Subunits outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Subunits, except as provided herein or by Law. Each certificate previously evidencing Parent Subunits shall be exchanged for a certificate representing the same number of Purchaser Subunits upon the surrender of such certificate in accordance with Section 2.7. Notwithstanding anything herein to the contrary, to the extent a Person is a holder of a Parent Subunit that is included in a Parent Unit, such Parent Subunit shall be converted pursuant to the provisions of Section 2.6(d) below.

(d)          Parent Units. At the Redomestication Effective Time, every issued and outstanding Parent Unit shall be converted automatically into one unit consisting of one Purchaser Subunit and one-half of a warrant to purchase Purchaser Common Stock (the “Purchaser Units”). At the Redomestication Effective Time, all Parent Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Parent Units outstanding immediately prior to the Redomestication Effective Time shall cease to have any rights with respect to such Parent Units, except as provided herein or by Law. Each certificate previously evidencing Parent Units shall be exchanged for a certificate representing the same number of Purchaser Units upon the surrender of such certificate in accordance with Section 2.7.

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(e)          Parent Unit Purchase Option. At the Redomestication Effective Time, each Parent UPO shall be converted into one substantially equivalent unit purchase option to purchase one Purchaser Unit (the “Purchaser UPO”). At the Redomestication Effective Time, each Parent UPO shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Purchaser UPOs shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent UPOs that are outstanding immediately prior to the Effective Time. At or prior to the Redomestication Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Purchaser UPOs remain outstanding, a sufficient number of shares of Purchaser Common Stock and Purchaser Preferred Stock for delivery upon the exercise of such Purchaser UPOs and the exercise of the Purchaser Warrants included in such Purchaser UPOs.

(f)          Cancellation of Parent Ordinary Shares Owned by Parent. At the Redomestication Effective Time, if there are any Parent Ordinary Shares that are owned by the Parent as treasury shares or any Parent Ordinary Shares owned by any direct or indirect wholly owned subsidiary of the Parent immediately prior to the Effective Time, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(g)          Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h)          No Liability. Notwithstanding anything to the contrary in this Section 2.6, none of the Redomestication Surviving Corporation, Purchaser or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7           Surrender of Certificates.  All securities issued upon the surrender of Parent Securities in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Parent Securities shall also apply to the Purchaser Securities so issued in exchange.

2.8           Lost Stolen or Destroyed Certificates.  In the event any certificates shall have been lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.7; provided, however, that Redomestication Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Redomestication Surviving Corporation with respect to the certificates alleged to have been lost, stolen or destroyed

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2.9           Section 368 Reorganization.  For U.S. federal income tax purposes, the Redomestication Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Redomestication Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Redomestication Effective Time has or may have on any such reorganization status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Redomestication Merger is determined not to qualify as a reorganization under Section 368 of the Code.

2.10         Taking of Necessary Action; Further Action.  If, at any time after the Redomestication Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Redomestication Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.11         Dissenter’s Rights.  No person who has validly exercised their appraisal rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the equivalent number of shares of Purchaser Preferred Stock with respect to the Dissenting Shares owned by such Dissenting Shareholder unless and until such Dissenting Shareholder shall have effectively withdrawn or lost their appraisal rights under the Cayman Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 238 of the Cayman Companies Law with respect to the Dissenting Shares owned by such Dissenting Shareholder. The Parent shall give the Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Parent relating to any Dissenting Shareholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Law. The Parent shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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2.12         Agreement of Fair Value.  Parent, Purchaser and the Company respectively agree that the consideration payable for the Parent Ordinary Shares represents the fair value of such Parent Ordinary Shares for the purposes of Section 238(8) of the Cayman Law.

ARTICLE III

PURCHASE AND SALE

3.1           Unit Exchange.  On the Closing Date, immediately after the Redomestication Merger, (x) (i) the Class A Members shall transfer an aggregate of 100,000 Class A Units, representing all of the Class A Units of the Company, and (ii) the Preferred Members shall transfer an aggregate of 313 Preferred Units, representing 42.64% of the Preferred Units of the Company, in each case to the Purchaser, and (y) Purchaser shall issue an aggregate of 67,318,750 fully paid and nonassessable shares of Purchaser Common Stock and 1,304,167 fully paid and nonassessable shares of Purchaser Preferred Stock (the “Payment Shares”) to the Members in the amount set forth on Schedule I.

3.2           Section 351 Transaction.  For U.S. federal income tax purposes, the Transaction is intended to constitute an exchange of property for stock under Section 351 of the Code. The parties to this Agreement hereby (i) agree to file and retain such information as shall be required under Section 1.351-3 of the United States Treasury Regulations, and (ii) agree to file all Tax and other informational returns on a basis consistent with such characterization. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Transaction under Section 351 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Closing Date has or may have on any such transaction. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transaction is determined not to qualify under Section 351 of the Code.

3.3           Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article X, the closing (the “Closing”) of the Transaction shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, on the third Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”). At the Closing:

(a)          Purchaser shall deliver the Payment Shares in accordance with Section 3.1.

(b)          The Signatory Members shall deliver to Purchaser instructions to the Company’s registrar and transfer agent that, at the Closing, their Units be transferred to Purchaser, with all necessary transfer Tax and other revenue stamps, acquired at each Member’s expense, affixed.

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3.4           Board of Directors.  Immediately after the Closing, the Purchaser’s board of directors will consist of five (5) directors. The Company shall designate three (3) persons to the Purchaser’s board of directors, at least one (1) of whom shall qualify as an independent director under the Securities Act, and the rules of any applicable securities exchange. The Purchaser shall designate two (2) designees, both of whom shall qualify as an independent director under the Securities Act, and the rules of any applicable securities exchange. The parties to this Agreement shall enter into a voting agreement (the “Voting Agreement”) in form agreed to by the parties hereto relating to nominees to the Purchaser’s board of directors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

THE COMPANY, THE CLASS A MEMBERS AND THE MANAGER

The Company, the Class A Members and the Manager (the “Representing Parties”), jointly and severally, hereby represent and warrant to Purchaser that, except as set forth in the corresponding schedule in the disclosure schedules attached hereto, each of the following representations and warranties is true, correct and complete (i) regarding the Company, the Class A Members, the Manager, and the Subsidiaries, and (ii) to the best knowledge of the Representing Parties, regarding the Portfolio Companies, as of the date of this Agreement and as of the Closing Date. For purposes of this Article IV, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to include the knowledge of the Manager.

4.1           Corporate Existence and Power.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Colorado. Each Subsidiary and Portfolio Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.1. Each of the Companies has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Each of the Companies is duly qualified or licensed to do business as a foreign corporation or limited liability company, as applicable, and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary. Schedule 4.1 sets forth all jurisdictions in which each of the Companies is qualified or licensed to do business as a foreign corporation or limited liability company, as applicable. Each of the Companies has offices located only at the addresses set forth on Schedule 4.1. Except as set forth on Schedule 4.1, other than the Transaction contemplated herein, none of the Companies has taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

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4.2           Authorization.

(a)          The execution, delivery and performance by the Company of this Agreement and the Additional Agreements and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company, including the approval of the Manager and the approval of the Majority Interest (as such term is defined in the Company’s Operating Agreement) of the Members of the Company. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor rights generally and to general principals of equity.

(b)          Each Class A Member has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Class A Member is named as a party, to perform such Class A Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which each Class A Member is named as a party, will be at the Signing Date and the Closing, as applicable, duly executed and delivered by each Class A Member and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Class A Member, enforceable against each Class A Member in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor’s rights generally and to general principals of equity.

(c)          The Manager has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Manager is named as a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements to which the Manager is named as a party, will be at the Signing Date and the Closing, as applicable, duly executed and delivered by the Manager and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of the Manager, enforceable against the Manager in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor’s rights generally and to general principals of equity.

4.3           Governmental Authorization.  Neither the execution, delivery nor performance by any of the Representing Parties of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

4.4           Non-Contravention.  None of the execution, delivery or performance by the Company, any Class A Member, or the Manager of this Agreement or any Additional Agreements does or will:

(a)          contravene or conflict with the organizational or constitutive documents of any of the Companies, any Class A Member, or the Manager;

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(b)          contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any of the Companies, any Class A Member, any of the Units, or the Manager;

(c)          constitute a default under or breach of (with or without the giving of notice or the passage of time or both); violate; or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any the Companies;

(d)          require any payment or reimbursement by any of the Companies;

(e)          cause a loss of any material benefit relating to the business to which any of the Companies is entitled under any provision of any Permit or Contract (i) binding upon any of the Companies, or (ii) by which any of the Units or any of the Companies’ assets is or may be bound; or

(f)          result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Units or any of the Companies’ assets.

4.5           Capitalization.  The Company has an authorized capitalization consisting of 100,000 Class A Units, as defined in the Company’s Operating Agreement (the “Class A Units”) and 725 Preferred Units, as defined in the Company’s Operating Agreement (the “Preferred Units”, and, together with the Class A Units, the “Units”). All of the Units have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Units of the Company are owned (and always have been owned) of record and beneficially by the Members as set forth on Schedule I. Upon the Closing, the Purchaser shall receive good, valid and marketable title to all Class A Units and 410 Preferred Units, free and clear of all Liens. No other class of membership units is authorized or outstanding. Except as set forth on Schedule 4.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any Units of the Company, (b) agreements by any Class A Member or Preferred Member with respect to any of the Units, including any voting trust, other voting agreement or proxy with respect thereto, or (c) equity holder agreements between any of the Companies and its direct or indirect holders regarding the securities of such company. The Company is seeking to issue $15 million of preferred membership units prior to the Closing.

4.6           Certificate of Formation and Operating Agreement.  Copies of (a) the certificate of formation or incorporation, as applicable, of each of the Companies, as certified by the Secretary of State of its state of incorporation or formation, and (b) the operating agreement, bylaws or other applicable governing document, of each of the Companies shall, within 30 days of the Signing Date, be delivered to Purchaser, and such copies shall be each true and complete copies of such instruments as amended and in effect on such delivery date. None of the Companies is in default under or in violation of any provision of its governing documents in any material respect.

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4.7           Corporate Records.  All proceedings occurring since January 1, 2009, of each of the Companies and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of each of the Companies. The securities ledgers and securities transfer books of each of the Companies are complete and accurate in all material respects. The Company has made available to Purchaser true and correct copies of all of the corporate minute books, the securities ledgers and securities transfer books of each of the Companies.

4.8           Third Parties.  Other than the Class A Members and the Manager, the Company is not Controlled by any Person and, other than the Persons listed on Schedule 4.10, the Company is not in Control of any other Person. Schedule 4.8 lists each Contract to which any of the Companies, on the one hand, and any Member or any Affiliate of any Member, on the other hand, is a party. Except as set forth on Schedule 4.8, no Member or any Affiliate of any Member (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that any of the Companies uses or the use of which is necessary for the conduct of the Business or the ownership or operation of any of the Companies’ assets, or (ii) have engaged in any transactions with any of the Companies. Schedule 4.8 sets forth a complete and accurate list of the ownership interest the Manager, each Member and their respective Affiliates holds in each of the Companies.

4.9           Assumed Names. Schedule 4.9 is a complete and correct list of all assumed or “doing business as” names currently or, since January 1, 2009 used by the Companies, including names on any Websites. Since January 1, 2009, the Companies have not used any name other than the names listed on Schedule 4.9 to conduct the Business. The Companies have filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to themselves.

4.10         Subsidiaries and Portfolio Companies.

(a)          Except as set forth on Schedule 4.10, the Company does not currently own, and since the Company’s inception has not owned, directly or indirectly, securities or other ownership interests in any other entity. Schedule 4.10 sets forth the name of each Subsidiary and Portfolio Company and the Company’s ownership interest in each Subsidiary and Portfolio Company listed therein. Except as set forth on Schedule 4.10, the Company owns all of such interests in the Subsidiaries and Portfolio Companies and is not aware of any dispute with respect to such ownership interests. Except as set forth on Schedule 4.10, none of the Company, any of its Subsidiaries, or any of the Portfolio Companies is a party to any agreement relating to the formation of any joint venture, association or other entity.

(b)          As set forth on Schedule 4.10, the Company has provided Purchaser with (i) the authorized and outstanding capital stock or other security interests, as the case may be, of each Subsidiary and each Portfolio Company, (ii) the type and number of securities held by the Company in each Subsidiary and each Portfolio Company, and the Company’s percentage ownership of each Subsidiary and Portfolio Company.

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4.11         Consents.  Except as set forth on Schedule 4.11, no Contract (i) binding upon any of the Companies, the Manager, or any Class A Member; or (ii) by which any of the Class A Units or any of the Companies’ assets are bound, requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby and thereby (each of the foregoing, a “Third Party Consent”).

4.12         Financial Statements.

(a)          Attached hereto as Schedule 4.12 are (i) unaudited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2011 and 2010, consisting of the unaudited consolidated balance sheets as of such dates, the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Unaudited Annual Financial Statements”), and (ii) the unaudited interim consolidated financial statements of the Company and its Subsidiaries for the three month interim period ended March 31, 2012 (the “Balance Sheet Date”), consisting of the consolidated balance sheet as of such date (the “Interim Balance Sheet”), the consolidated income statement for the three month period ended on such date, and the consolidated cash flow statement for the three month period ended on such date (the “Interim Financial Statements”).

(b)          In accordance with Section 9.12, the Company shall, within 30 days of the execution of this Agreement, deliver to the Parent and the Purchaser (i) the audited consolidated financial statements of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2011 and 2010, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates (the “Audited Annual Financial Statements”) and (ii) interim consolidated financial statements of the Company and its Subsidiaries for the six month interim period ended June 30, 2012, consisting of the consolidated balance sheet as of such date, the consolidated income statement for the six month period ended on such date, and the consolidated cash flow statement for the six month period ended on such date, which have been reviewed by the Company’s auditors pursuant to Statement on Auditing Standards No. 100 (the “Six Month Interim Financial Statements” and together with the Unaudited Annual Financial Statements, the Interim Financial Statements and the Audited Financial Statements, the “Financial Statements”).

(c)          The Financial Statements are complete and accurate and fairly present, in conformity with U.S. GAAP applied on a consistent basis, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations of the Company and its Subsidiaries for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments. The Financial Statements (i) were prepared from the books and records of the Company and its Subsidiaries; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company and its Subsidiaries’ financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company and its Subsidiaries with respect to the periods then ended. The Company shall, within 30 days of the Signing Date, deliver to Purchaser complete and accurate copies of all “management letters” received by it from its accountants and all responses since the Company’s inception by lawyers engaged by the Company and its Subsidiaries to inquiries from its accountant or any predecessor accountants.

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(d)          Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company or any of its Subsidiaries. All debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Interim Balance Sheet are included therein.

(e)          The balance sheet included in the Interim Financial Statements accurately reflects the outstanding Indebtedness of the Company and its Subsidiaries as of the date thereof. Except as set forth on Schedule 4.12, none of the Company or any of its Subsidiaries has any Indebtedness.

(f)          All financial projections delivered by or on behalf of the Company or the Manager to Purchaser with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and, since March 30, 2012, neither the Company nor the Manager is aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have an Material Adverse Effect.

4.13         Books and Records. The Company shall make all Books and Records of the Company available to Purchaser for its inspection and shall deliver to Purchaser complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Purchaser otherwise has requested within 30 days from the Signing Date. All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company are accurate, complete, and authentic.

(a)          The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by the Company and its Subsidiaries. Each of the Companies maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i)          transactions are executed only in accordance with the respective management’s authorization;

(ii)         all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii)        access to assets is permitted only in accordance with the respective management’s authorization; and

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(iv)        recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b)          All accounts, books and ledgers of each of the Companies have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.13(b), the Companies do not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Companies and which is not located at the relevant offices.

4.14         Absence of Certain Changes. Since the Balance Sheet Date, each of the Companies has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.14, since the Balance Sheet Date, there has not been:

(a)          any Material Adverse Effect or any material diminishment in the value to Purchaser of the transactions contemplated hereby;

(b)          any transaction, Contract or other instrument entered into, or commitment made, by any of the Companies relating to its business, or any of the Companies’ assets (including the acquisition or disposition of any assets) or any relinquishment by any of the Companies of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)          (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in any of the Companies; (ii) any issuance by any of the Companies of shares of capital stock or other equity interests in any of the Companies, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by any of the Companies of any outstanding shares of capital stock or other equity interests in such company;

(d)          (i) any creation or other incurrence of any Lien other than Permitted Liens on any Units or any of the Companies’ assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by any of the Companies;

(e)          any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of any of the Companies, taken as a whole;

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(f)          increased benefits payable under any existing severance or termination pay policies or employment agreements; entered into any employment, deferred compensation or other similar agreement (or amended any such existing agreement) with any director, officer, manager or employee of any of the Companies; established, adopted or amended (except as required by law) any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer, manager or employee of any of the Companies; or increased any compensation, bonus or other benefits payable to any director, officer, manager or employee of any of the Companies, other than increases to non-officer employees in the ordinary course of business consistent with past practices;

(g)         any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any of the Companies, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of any of the Companies;

(h)         any sale, transfer, lease to others or otherwise disposition of any of its assets by any of the Companies except for inventory sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(i)          (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by any of the Companies, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by any of the Companies under any Material Contract, or any material license or material permit from any Authority held by any of the Companies;

(j)          any capital expenditure by the Companies in excess in any fiscal month of an aggregate of $35,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $50,000 in the aggregate by the Companies;

(k)         any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or their property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to any of the Companies or their property;

(l)          any loan of any monies to any Person or guarantee of any obligations of any Person by any of the Companies;

(m)        except as required by GAAP, any change in the accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) of any of the Companies or any revaluation of any of the assets of any of the Companies;

(n)         amended its organizational documents, or engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(o)         acquired the assets (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or business of any Person;

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(p)          any material Tax election made by any of the Companies outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by any of the Companies; any material claim, notice, audit report or assessment in respect of Taxes settled or compromised by any of the Companies; any annual Tax accounting period changed by any of the Companies; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by any of the Companies; or any right to claim a material Tax refund surrendered by any of the Companies;

(q)          Since the Balance Sheet Date through and including the date hereof, none of the Companies has taken any action nor has any event occurred which would have violated the covenants of the Company set forth in Section 9.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date; or

(r)          any commitment or agreement to do any of the foregoing.

4.15         Properties; Title to the Companies’ Assets.

(a)          Except as set forth on Schedule 4.15(a), the Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b)          Schedule 4.15(b) sets forth a description and location of each item of the Tangible Personal Properties, as of a date within five days of the date of this Agreement. All of the Tangible Personal Properties are located at the offices of the Companies.

(c)          The Companies have good, valid and marketable title in and to, or in the case of the Office Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Interim Balance Sheet or acquired after March 31, 2012. Except as set forth on Schedule 4.15(c), no such asset is subject to any Liens other than Permitted Liens. The Companies’ assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Companies to operate the business of the Companies immediately after the Closing in the same manner as the business of the Companies is currently being conducted.

4.16         Litigation. Except as provided on Schedule 4.16, there is no Action (or any basis therefor) pending against, or, to the best knowledge of the Representing Parties, threatened, against or affecting, any of the Companies or their assets or the Manager (solely with respect to any Action against the Manager that relates to the Business) or any of their respective officers or directors, any Class A Member, the Business, or the Company’s equity interest in its Subsidiaries’ or Portfolio Companies’ assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Except as provided on Schedule 4.16, there are no outstanding judgments against the Company, its Subsidiaries, Portfolio Companies, any Class A Member or the Manager. Except as provided on Schedule 4.16, none of the Company nor any of its Subsidiaries is now, nor has it been in the past three (3) years, subject to any proceeding with any Authority.

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4.17         Contracts.

(a)          Schedule 4.17(a) lists all material Contracts, oral or written (collectively, "Material Contracts") to which any of the Companies is a party and which are currently in effect and constitute the following:

(i)          all Contracts that require annual payments or expenses by, or annual payments or income to, the Companies of $50,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii)         all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Companies in excess of $50,000 annually;

(iii)        all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of any of the Companies or other Person, under which any of the Companies (A) has continuing obligations for payment of annual compensation of at least $50,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person (other than COBRA obligations), or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of any of the Companies;

(iv)        all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which any of the Companies is a party;

(v)         all Contracts relating to any acquisitions or dispositions of assets by any of the Companies;

(vi)        all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than “shrink wrap” licenses;

(vii)       all Contracts relating to secrecy, confidentiality and nondisclosure agreements restricting the conduct of any of the Companies or substantially limiting the freedom of any of the Companies to compete in any line of business or with any Person or in any geographic area;

(viii)      all Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of any of the Companies;

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(ix)         all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Companies, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x)          all Contracts with or pertaining to any of the Companies to which any Member or any Affiliate of any Member is a party;

(xi)         all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any of the Companies hold a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $5,000 per month;

(xii)        all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit;

(xiii)       any Contract relating to the voting or control of the equity interests of any of the Companies or the election of directors of any of the Companies (other than the Organizational Documents of the Companies);

(xiv)      any Contract not cancellable by any of the Companies with no more than 60 days’ notice if the effect of such cancellation would result in monetary penalty to the Companies in excess of $50,000 per the terms of such contract;

(xv)       any Contract that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements to which the Company is a party; and

(xvi)      any Contract for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b)          Except as set for the on Schedule 4.17(b), each Contract is a valid and binding agreement, and is in full force and effect, and none of the Companies that is party thereto nor, to the Company’s best knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. Except as set for the on Schedule 4.17(b), none of the Companies has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Companies’ assets. Except as set for the on Schedule 4.17(b), no Contract (i) requires any of the Companies to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to Purchaser or any of its Affiliates. The Company and Manager shall, within 30 days of the Signing Date, provide to Purchaser true and correct (A) fully executed copies of each written Material Contract and (B) written summaries of each oral Material Contract.

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(c)          Except as set forth on Schedule 4.17(c), none of the execution, delivery or performance by the Company of this Agreement or Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of any of the Companies or to a loss of any material benefit to which any of the Companies are entitled under any provision of any Material Contract.

(d)          Except as set for the on Schedule 4.17(d), each of the Companies is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.18         Insurance.

(a)          Schedule 4.18 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than the Companies to whom such insurance policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of any of the Company or its Subsidiaries or their respective employees (other than self-obtained insurance policies by such employees). Each such insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and each of the Companies are in compliance in all material respects with the terms and conditions of all such policies and none of the Companies has received any notice of cancellation or termination in respect of any such policy or default thereunder. The Company believes such insurance policies, in light of the nature of the Company’s Business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties. To the knowledge of the Company, the Person to whom such policy has been issued, has not received notice that any insurer under any policy referred to in this Section 4.18 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Except as set forth on Schedule 4.18, within the last two (2) years none of the Companies has filed for any claims exceeding $100,000 against any of its insurance policies, exclusive of automobile and health insurance policies.

(b)          None of the Companies has received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future, and does not have any reason to believe that any insurance coverage listed on Schedule 4.18 will not be available in the future on substantially the same terms as now in effect.

4.19         Licenses and Permits. Schedule 4.19 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.19, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Third Party Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Companies have all Permits necessary to operate the Business. Each Portfolio Company has all Permits necessary to operate their respective businesses.

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4.20         Compliance with Laws. Except as set forth on Schedule 4.20(a), none of the Companies is in violation of, has violated, and to the Company’s best knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months none of the Companies has received any subpoenas by any Authority.

(a)          Without limiting the foregoing paragraph, none of the Companies are in violation of, have not violated, and to the Company’s best knowledge are under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)          Any Law applicable due to the specific nature of the Business;

(ii)         the Foreign Corrupt Practices Act;

(iii)        the Ethics in Government Act;

(iv)        the Lobbying Disclosure Act;

(v)         any comparable or similar Law of any jurisdiction; or

(vi)        any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Except as set forth on Schedule 4.20(a), no permit, license or registration is required by the Companies in the conduct of their respective businesses under any of the Laws described in this Section 4.20.

4.21         Intellectual Property.

(a)          Each of the Companies owns, free and clear of all Liens (except with respect to the Intellectual Property Licenses), other than Permitted Liens, or otherwise possesses a valid right to use, all Intellectual Property Rights necessary to conduct its business as currently operated. Schedule 4.21(a) sets forth a true, correct and complete list of all registered patents, trademarks, service marks, trade names, Internet domain names and copyrights of each of the Companies and any applications for any of the foregoing (collectively, "Registered Intellectual Property"), specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

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(b)          Except as set forth on Schedule 4.21(b), (A) all Registered Intellectual Property is currently in the name of one of the Companies (as indicated on Schedule 4.21(a)) and is in full force and effect, (B) no Registered Intellectual Property that is the subject of an application or registration has been canceled, abandoned, adjudicated invalid or otherwise terminated, and (C) all renewal and maintenance fees in respect of the Registered Intellectual Property (if applicable) have been duly paid.

(c)          Schedule 4.21(c) includes a list of all (i) unregistered trademarks and service marks owned by each of the Companies and material to the operation of the business of each of the Companies; (ii) software owned by each of the Companies and material to the operation of the business of each of the Companies; and (iii) material licenses, sublicenses and other agreements as to which any of the Companies is a party and (A) pursuant to which any of the Companies is authorized to use any Intellectual Property Rights of any third party (excluding Commercial Software) ("Third Party Licenses") or (B) pursuant to which any third party is authorized to use, sell, distribute or license any Intellectual Property Rights owned by any of the Companies or has been engaged to develop any Intellectual Property Rights on behalf of any of the Companies, other than standard purchase orders for the purchase of any products or services of any of the Companies and other than any such authorizations or engagements entered into by any of the Companies in the ordinary course of business in accordance with past practice (together with the Third Party Licenses, "Intellectual Property Licenses"). None of the Companies uses any Intellectual Property Rights of any third parties, other than Commercial Software, except pursuant to any Third Party Licenses.

(d)          Within the past three (3) years (or prior thereto if the same is still pending or subject to appeal or reinstatement), none of the Companies have been sued or been a defendant in any claim, suit, action or proceeding relating to its business that involves or involved a claim (i) of infringement or other violation of any patent, trademark, service mark, copyright or other Intellectual Property Rights of any other Person, (ii) challenging the ownership, right to use or the validity of any Intellectual Property Rights owned by or exclusively licensed to any of the Companies (collectively, the "Company Intellectual Property"); or (iii) opposing or attempting to cancel any of the Companies' rights in the Company Intellectual Property. Except as set forth on Schedule 4.21(d), to the Company's actual knowledge, there is no pending or threatened claim made by any Person and, during the three (3) years preceding the date of this Agreement, no Person has made or threatened to make any claim, (i) that any of the Companies has infringed or otherwise violated, or is infringing on or otherwise violating, any patent, trademark, service mark, copyright or other Intellectual Property Right of such other Person, (ii) challenging the ownership, right to use or the validity of any Company Intellectual Property; or (iii) opposing or attempting to cancel any of the Companies' rights in the Company Intellectual Property. To the actual knowledge of the Company, no Person is infringing or otherwise violating any of the Company Intellectual Property. Except as set forth in Schedule 4.21(d), none of the Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use of any Intellectual Property Rights owned by any of the Companies or restricting the licensing thereof by any of the Companies to any Person

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(e)          Neither the current use by the Companies or their Affiliates, of the Intellectual Property Rights infringes, nor the use by the Companies or any of their Affiliates, of the Intellectual Property Rights after the Closing will infringe, the rights of any other Person. Any Intellectual Property Right used by the Companies in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by such company and no client, customer or other third-party has any claim of ownership on the Intellectual Property Right.

(f)          Except as disclosed on Schedule 4.21(f), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property Rights, any copyrightable, patentable or trade secret material on behalf of any of the Companies either: (i) is a party to a “work-for-hire” agreement under which the respective Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the respective Company (or such predecessor in interest, as applicable) all right, title and interest in such material.

(g)          None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Companies immediately prior to the Closing not to be owned, licensed or available for use by the Companies on identical terms and conditions immediately following the Closing.

(h)          The Companies have each taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Companies or otherwise used in the operation of the businesses of any of the Companies.

(i)          No government funding or university, college or other facilities of any institution of higher education were used in the development of any Company Intellectual Property.

4.22         Customers and Suppliers.

(a)          Schedule 4.22(a) sets forth a list of the Companies’ twenty-five (25) largest customers and the twenty-five (25) largest suppliers as measured by the dollar amount of purchases therefrom or thereby, for the Company’s December 31, 2011 and 2010 fiscal years and for the first six months of the Company’s December 31, 2012 fiscal year (such six month period, the “2012 Period”), showing the approximate total sales by the Companies to each such customer and the approximate total purchases by the Companies from each such supplier, during each such period.

(b)          Except as indicated on Schedule 4.22(b), no supplier listed on Schedule 4.22(a) and, to the actual knowledge of the Company, no customer listed on Schedule 4.22(a), has (i) terminated its relationship with any of the Companies, (ii) materially reduced its business with any of the Companies or materially and adversely modified its relationship with the Companies as a whole, (iii) notified any of the Companies in writing of its intention to take any such action, or (iv) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings.

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4.23         Accounts Receivable and Payable; Loans.

(a)          All accounts receivable and notes of the Companies reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Companies in the ordinary course of business consistent with past practice. The accounts payable of the Companies reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice.

(b)          To the best of the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. Except as set forth on Schedule 4.23(b), to the best knowledge of the Company all accounts, receivables or notes are good and collectible in the ordinary course of business.

(c)          The information set forth on Schedule 4.23(c) separately identifies any and all accounts, receivables or notes of the Company and its Subsidiaries which are owed by any Affiliate of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.23(c), none of the Companies is indebted to any of its Affiliates and no Affiliates are indebted to the Companies..

4.24         Pre-payments. Except as set forth on Schedule 4.24, none of the Companies has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.25         Employees.

(a)          Schedule 4.25(a) sets forth a true, correct and complete list of each of the employees and independent contractors of each of the Companies as of March 30, 2012, setting forth the name, department, title, employment or engagement commencement date, current salary or compensation rate for each such person and total compensation (including bonuses) paid to each such person for the fiscal year ended December 31, 2011. Unless indicated in such list, no salaried employee or independent contractor included in such list (i) is currently on leave, (ii) has given written notice of his or her intent to terminate his or her relationship with any of the Companies, or (iii) has received written notice of such termination from any of the Companies. To the actual knowledge of the Companies, no salaried employee or independent contractor (but specifically excluding all account executives) included in such list that earned an aggregate amount of compensation in excess of $75,000 in the 2011 calendar year intends to terminate his or her relationship with any of the Companies within six (6) months following the Closing Date. Schedule 4.25(a) sets forth all proceedings, governmental investigations or administrative proceedings of any kind against any of the Companies of which such company has been notified regarding its employees or employment practices, or operations as they pertain to conditions of employment within two (2) years preceding the date of this Agreement.

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(b)          Except for Key Employees and Existing Employment Agreements, the Representing Parties have not promised any employee, consultant or agent of the Company and its Subsidiaries that he or she will continue to be employed by or render services to the Companies or receive any particular benefits from any of the Companies or Purchaser, or any of their respective Affiliates on or after the Closing

(c)          Except as set forth on Schedule 4.25(c), none of the Companies is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Companies, non-competition agreement restricting the activities of the Companies, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Companies.

(d)          There are no pending or, to the knowledge of the Company, threatened claims or proceedings against any of the Companies under any worker's compensation policy or long-term disability policy.

(e)          Except as would not have a Material Adverse Effect, the Companies have properly classified all of their employees as exempt or non- exempt.

4.26         Employment Matters.

(a)          Schedule 4.26(a) sets forth a true and complete list of every employment agreement (each an “Existing Employment Agreement”), commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company and its Subsidiaries and the Manager, to the extent that any such agreement relates to the Business of the Company, now in effect or under which the Company and its Subsidiaries has or might have any obligation, or any understanding between the Company and its Subsidiaries and any employee concerning the terms of such employee’s employment that does not apply to the Company and its Subsidiaries or the Manager (to the extent such employment relates to that of the Company) employees generally (collectively, “Labor Agreements”). Prior to Closing the Company has previously delivered to Purchaser copies of each such Labor Agreement, any employee handbook or policy statement of the Company and its Subsidiaries, and complete and correct information concerning the Company employees, including with respect to the (i) name, residence address; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable). Schedule 4.26(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of each of the Company and its Subsidiaries.

(b)          Except as disclosed on Schedule 4.26(b) as of Closing:

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(i)          All employees of the Company, the Subsidiaries and the Manager, to the extent that the Manager has retained employees on behalf of the Company, are employees at will, and the employment of each employee by the Company, its Subsidiaries or the Manager may be terminated immediately by the Company, its Subsidiaries or the Manager as applicable, without any cost or liability except severance in accordance with the Company, its Subsidiaries and the Manager’s standard severance practice as disclosed on Schedule 4.26(b);

(ii)         To the best knowledge of the Company, no employee of the Company and its Subsidiaries or the Manager (solely with respect to the Company) has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)        To the best knowledge of the Company, no employee of the Company and its Subsidiaries or the Manager (solely with respect to the Company), in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)        The Companies and the Manager are not a party to any collective bargaining agreement, has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of the Companies.

(c)          The Company, its Subsidiaries and the Manager have complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor. There is no legal prohibition with respect to the permanent residence of any employee of the Company or its Subsidiaries in the United States or his or her permanent employment by the Company. Except as disclosed on Schedule 4.26(c), no present or former employee, officer, director or manager of the Company or its Subsidiaries has, or will have at the Closing Date, any material claim against the Company or its Subsidiaries for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement. All accrued obligations of the Company or its Subsidiaries applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company or its Subsidiaries to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals have been made.

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4.27         Withholding. Except as disclosed on Schedule 4.27, all obligations of the Company and its Subsidiaries, applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company or its Subsidiaries to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.27, all reasonably anticipated obligations of the Company and its Subsidiaries with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company and its Subsidiaries prior to the Closing Date.

4.28         Employee Benefits and Compensation.

(a)          Schedule 4.28 sets forth a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company or its Subsidiaries at any time during the 7-calendar year period immediately preceding the date hereof and/or with respect to which the Company or its Subsidiaries could incur or could have incurred any direct or indirect, fixed or contingent liability (each a “Plan” and collectively, the “Plans”). Each Plan is and has been maintained in substantial compliance with all applicable laws, including but not limited to ERISA, and has been administered and operated in all material respects in accordance with its terms.

(b)          Each Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Manager and the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination. No event which constitutes a “reportable event” (as defined in Section 4043(c) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the “PBGC”) has occurred with respect to any Plan. No Plan subject to Title IV of ERISA has been terminated or is or has been the subject of termination proceedings pursuant to Title IV of ERISA. Full payment has been made of all amounts which the Company or any of its Subsidiaries was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and no Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred an “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(c)          Neither the Company nor to the knowledge of the Manager and the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. The Company or its Subsidiaries has not maintained any Plan (other than a Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to current or former employees or directors following their termination of service with the Company or its Subsidiaries (other than as required pursuant to COBRA). Each Plan subject to the requirements of COBRA has been operated in substantial compliance therewith.

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(d)          No individual will accrue or receive additional benefits, service or accelerated rights to payment of benefits as a direct result of the Transaction. No material liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of the Manager and the Company, threatened, by or against any Plan or the Company or any of its Subsidiaries with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. With respect to each Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) as of the most recent actuarial valuation report prepared for each such Plan, the aggregate present value of the accrued liabilities thereof (determined in accordance with Statement of Financial Accounting Standards No. 35) did not exceed the aggregate fair market value of the assets allocable thereto.

(e)          No Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company nor any of the Subsidiaries have not been obligated to contribute to any multiemployer plan. No material liability has been, or could reasonably be expected to be, incurred under Title IV of ERISA (other than for PBGC insurance premiums payable in the ordinary course) or Section 412(f) or (n) of the Code, by the Company or any entity required to be aggregated with the Company pursuant to Section 4001(b) of ERISA and/or Section 414 (b), (c), (m) or (o) of the Code with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA).

(f)          There is no unfunded non-tax-qualified Plan which provides a pension or retirement benefit.

(g)          Neither the Company nor any of its Subsidiaries has made any commitment to create or cause to exist any employee benefit plan which is not listed on Schedule 4.28, or to modify, change or terminate any Plan (other than as may be necessary for compliance with applicable law).

(h)          Neither the Company nor any of its Subsidiaries has any plan, arrangement or agreement providing for “deferred compensation” that is subject to Section 409A(a) of the Code, or any plan, arrangement or agreement that is subject to Section 409A(b) of the Code.

(i)          With respect to each Plan, the Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of the following documents, as applicable, for each respective Plan — (i) all Plan documents, with all amendments thereto; (ii) the current summary plan description with any applicable summaries of material modifications thereto as well as any other material employee or government communications; (iii) all current trust agreements and/or other documents establishing Plan funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the three most recently prepared financial statements; and (vii) all material related contracts, including without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

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4.29         Real Property.

(a)          Except as set forth on Schedule 4.29(a), none of the Companies owns any Real Property nor have they owned any Real Property since January 1, 2009. The Companies have not agreed (and are not otherwise obligated) to purchase any real property and, except as may be set forth in the Leases, they do not own an option to purchase any real property.

(b)          Schedule 4.29(b) lists all real estate in which any of the Companies owns, or otherwise has an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement (collectively the "Leased Real Properties"). The Leased Real Properties constitute all of the real property currently used or occupied by the Companies in connection with the businesses of the Companies as presently conducted. The Company has made available to the Purchaser a true, complete and correct copy of each lease, sublease or any other material agreement pertaining to any of the Leased Real Properties (collectively, the "Leases"). The applicable Company that is the lessee or sublessee under such Lease is the sole owner of the lessee's or sublessee's interest in such Lease, and such Company has not encumbered or otherwise hypothecated any of its interest therein.

(c)          Except as set forth on Schedule 4.29(c), each Lease is in full force and effect and creates in favor of the Companies, as applicable, a good, valid, subsisting and enforceable title to its respective leasehold estates in the applicable Leased Real Property, free and clear of all Liens. None of the Companies has breached or violated any local zoning ordinance, and no notice from any Person has been received by or served upon the applicable company and is outstanding, or to the actual knowledge of the Company, claiming any violation of any local zoning ordinance, or, to the actual knowledge of the Company, threatened, and no claim, judicial suit or proceeding or other adversarial action is pending or, to the actual knowledge of the Company, threatened by the Companies, as applicable, listed as the lessee or sublessee under such Lease against the lessor under such Lease, or to the actual knowledge of the Company, by the lessor under such Lease against such entity. The Companies have the right to use the Leased Real Properties pursuant to the terms of the Leases and, to the Knowledge of the Company, there are no Liens on such Leased Real Properties (other than Permitted Liens) that materially interfere with the Companies' business as presently conducted.

(d)          Except as set forth on Schedule 4.29(d), none of the Companies has experienced any material interruption in the delivery of adequate quantities of any utilities (including electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including sanitary and industrial sewer service) required by any of the Companies in the operation of their respective businesses.

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(e)          With respect to the Office Lease: (i) it is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exists no default or event of default thereunder by any of the Companies or, to the knowledge of the Company and the Manager, by any other party thereto; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by any of the Companies thereunder; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder. The Companies hold the leasehold estate on the Office Leases, free and clear of all Liens, except for Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Companies is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used. The Companies are in physical possession and actual and exclusive occupation of the whole of the leased property, none of which is subleased or assigned to another Person. The Office Leases lease all useable square footage of the premise located at the leased Real Property.

(f)          The Companies do not owe any brokerage commission with respect to any Real Property.

4.30         Accounts. Schedule 4.30 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company and its Subsidiaries, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

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4.31         Tax Matters.

(a)          (i) The Company and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 4.31, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed or, to the best knowledge of the Company, threatened, with respect to Taxes of the Company or any of its Subsidiaries or for which a Lien may be imposed upon any of the Company’s or its Subsidiaries’ assets and, to the best of the Company’s knowledge, no basis exists therefor; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the Company or any of its Subsidiaries for which a Lien may be imposed on any of the Company’s or any of its Subsidiaries’ assets has been waived or extended, which waiver or extension is in effect; (vi) the Company and each of its Subsidiaries, has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company or such Subsidiary; (vii) the Transaction is not subject to withholding under Section 1445 of the Code; (viii) no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the Units to Purchaser pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (ix) none of the assets of the Company or any Subsidiary is required to be treated as owned by another Person for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (x) none of the assets of the Company or any Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (xi) there is no Lien for Taxes upon any of the assets of the Company or any of its Subsidiaries; (xii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to the Company or any of its Subsidiaries; (xiii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company or such Subsidiaries has not paid any Tax or filed Tax Returns, asserting that the Company or such Subsidiary is or may be subject to Tax in such jurisdiction; (xiv) the Company has provided to Purchaser true, complete and correct copies of all Tax Returns relating to, and all audit reports and correspondence relating to each proposed adjustment, if any, made by any Taxing Authority with respect to, any taxable period ending after December 31, 2007; (xv) there is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any of its Subsidiaries in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company or any of its Subsidiaries; (xvi) none of the Company or any of its Subsidiaries is not, or has ever been, a party to any Tax sharing or Tax allocation Contract; (xvii) none of the Company or any of its Subsidiaries is, or has ever been, included in any consolidated, combined or unitary Tax Return; (xviii) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company or any of its Subsidiaries with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company or any of its Subsidiaries for any other period; (xix) none of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; (xx) none of the Company or any of its Subsidiaries is a party to any Contract for services that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 162 or 404 of the Code; (xxi) none of the Company or any of its Subsidiaries is a party to a Contract that requires or would upon the occurrence of certain events require the Company or such Subsidiary to make a payment which would not be fully deductible under Section 280G of the Code without regard to whether such payment is reasonable compensation for services rendered and without regard to any exception that requires future action by any Person; (xxii) none of the Company or any of its Subsidiaries is a “consenting corporation” within the meaning of Section 341(f) of the Code (as in effect prior to the repeal of such provision); (xxiii) none of the Company or any of its Subsidiaries has ever made or been required to make an election under Section 336 or 338 of the Code; (xxiv) during the last two years, none of the Company or any of its Subsidiaries has engaged in any exchange under which gain realized on the exchange was not recognized under Section 1031 of the Code; (xxv) none of the Company or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” under Section 355 of the Code in any transaction within the last two years or pursuant to a plan or series of related transactions (within the meaning of Section 355(e) of the Code) with any transaction contemplated by this Agreement; (xxvi) none of the Company or any of its Subsidiaries is, or has ever been, a “personal holding company” (within the meaning of Section 542 of the Code), a stockholder in a “controlled foreign corporation” (within the meaning of Section 957 of the Code), a “foreign personal holding company” (within the meaning of Section 552 of the Code as in effect prior to the repeal of such section), or a “passive foreign investment company” (within the meaning of Section 1297 of the Code), or, except as set forth on Schedule 4.31, an owner in any entity treated as a partnership or disregarded entity for U.S. federal income tax purposes; (xxvii) none of the outstanding indebtedness of the Company or any of its Subsidiaries constitutes indebtedness to which any interest deduction may be limited or disallowed under Section 163(i), (j) or (l), 265 or 279 of the Code (or any comparable provision of applicable Law); (xxviii) except as set forth on Schedule 4.31, none of the Company or any of its Subsidiaries is or has been a “United States real property holding corporation” (within the meaning of Code Section 897(c)(2)) at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code; (xxix) none of the Company or any of its Subsidiaries is or has been treated as a foreign corporation for U.S. federal income tax purposes, (xxx) the Company and, except as set forth on Schedule 4.31, each of its Subsidiaries is and always has been treated as a partnership for U.S. federal income tax purposes; (xxxi) immediately following the Transaction, the Purchaser will not constitute an “investment company” for purposes of Section 351(e) of the Code and the Treasury Regulations promulgated thereunder; and (xxxii) immediately after the Transaction, the Members will be in “control” of the Purchaser within the meaning of Sections 351(a) and 368(c) of the Code.

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(b)          None of the Company or any of its Subsidiaries has entered into a “reportable transaction” (within the meaning of Section 6707A of the Code or Treasury Regulations §1.6011-4 or any predecessor thereof) or participated in any “nondisclosed noneconomic substance transaction” within the meaning of Section 6662(i)(2) of the Code. In the case of any transaction that could result in a “substantial understatement of income tax” (within the meaning of Section 6662(d) of the Code) of the Company or any of its Subsidiaries if the claimed Tax treatment were disallowed, the Company or such Subsidiary has “substantial authority” (within the meaning of Section 6662(d)of the Code) for the claimed treatment, or in the case of a transaction other than a “tax shelter” (within the meaning of Section 6662(d)(2)(C)(ii) of the Code), has “adequately disclosed” (within the meaning of Section 6662(d) of the Code) on its applicable income Tax Return the relevant facts affecting the Tax treatment and there is a reasonable basis for such Tax treatment.

(c)          None of the Company or any of its Subsidiaries is required to include any adjustment under Section 481 or 482 of the Code (or any corresponding provision of applicable Law) in income for any period ending after the date of the Unaudited Annual Financial Statements. None of the Company or any of its Subsidiaries will be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of: (i) any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of applicable Law); or (ii) use of an installment sale, open transaction, income forecast or completed contract method of accounting with respect to any transaction that occurred on or before the Closing Date.

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(d)          The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Annual Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Return.

(e)          The Class A Members understand that following the Closing, any FIRPTA Certificate or IRS Form W-9 delivered to Purchaser pursuant to Section 9.2(q) will be retained by Purchaser, and will be made available to the Taxing Authorities upon request.

4.32         Environmental Laws.

(a)          Except as set forth in Schedule 4.32, none of the Companies have (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Companies, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b)          The Company and its Subsidiaries have delivered to Purchaser all material records in their possession concerning the Hazardous Materials Activities of the Companies and all environmental audits and environmental assessments in the possession or control of the Companies of any facility currently owned, leased or used by the Companies which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Companies.

(c)          Except as set forth on Schedule 4.32(c), there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Companies such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.

4.33         Finders’ Fees. Except as set forth on Schedule 4.33, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Companies, any Member or any of their Affiliates who might be entitled to any fee or commission from Purchaser or any of its Affiliates (including the Company following the Closing) upon consummation of the transactions contemplated by this Agreement.

4.34         Powers of Attorney and Suretyships. Except as set forth on Schedule 4.34, neither the Company or its Subsidiaries have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

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4.35         Directors and Officers. Schedule 4.35 sets forth a true, correct and complete list of all directors and officers of each of the Companies.

4.36         Other Information. Neither this Agreement nor any of the documents or other information made available to Purchaser or its Affiliates, attorneys, accountants, agents or representatives pursuant hereto or in connection with Purchaser’s due diligence review of the Business, the Units, any of the Companies’ assets or the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading. The Company and the Manager provided Purchaser all requested material information regarding the Business.

4.37         Certain Business Practices. None of the Companies, nor any director, officer, agent or employee of any of the Companies (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. None of the Companies, nor any director, officer, agent or employee of the Companies (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Companies) has, since January 1, 2000, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Companies or assist the Companies in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Companies, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Companies that could reasonably be expected to subject the Companies to suit or penalty in any private or governmental litigation or proceeding.

4.38         Money Laundering Laws. The operations of the Companies are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving any of the Companies with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

4.39         OFAC. None of the Companies, any director or officer of the Companies, or, to the knowledge of the Company, any agent, employee, affiliate or Person acting on behalf of the Companies is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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4.40         Mining Property. With respect to the mining properties held by the Companies, the Companies have good and merchantable title to the fee interests in, or a valid leasehold interest in the leases in, or valid claims (patented or unpatented) in, the mineral properties or interests, including royalty interests and other legal or beneficial interests in minerals.

4.41         Mining Operations. Except as set forth on Schedule 4.41, during the period of the Companies’ ownership of the mining properties, and, to the best of their knowledge, during the period of prior ownership of the mining properties (i) none of the Companies nor any of their respective Affiliates has incurred any liability, nor does a state of facts exist which could give rise to a liability for damages, fines or levies as a result of any subsidence, water, air or other environmental contamination, conduct of mining development and operations, or similar occurrences, which individually or in the aggregate, would constitute a Material Adverse Effect; (ii) the mining operations conducted on the mining properties have been conducted in accordance with good miner/mining practices, and in compliance with all applicable laws, regulations, ordinances, decrees and directives affecting the property or the Business.

4.42         Absence of Reduction in Reserves and Mineralized Material. There has been no reduction in the aggregate amount of reserves or in the aggregate amount of mineralized material of the Companies, from the amounts set forth in Eastern Resource’s Current Report on Form 8-K filed with the SEC on July 11, 2012, except for (i) such reductions in reserves that have resulted from production in the ordinary course of business, (ii) such reductions in mineralized material that have resulted from reclassifications of mineralized material as reserves or (iii) such reductions that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

4.43         Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.44         No Capital Commitments. None of the Companies has entered into any agreement or understanding, whether written or oral, obligating it to make any additional capital contributions to any of the Portfolio Companies.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PREFERRED MEMBERS

The Preferred Members, jointly and severally, hereby represent and warrant to Parent and Purchaser that each of the following representations and warranties is true, correct and complete as of the Signing Date and as of the Closing Date:

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5.1           Authorization. Each Preferred Member has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Preferred Member is named as a party, to perform such Preferred Member’s obligations hereunder and thereunder and to consummate the Transaction. This Agreement has been, and the Additional Agreements to which each Preferred Member is named as a party, will be at Closing, duly executed and delivered by each Preferred Member and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Preferred Member, enforceable against each Preferred Member in accordance with their respective terms, subject to bankruptcy, insolvency and similar Laws affecting the enforceability of creditor’s rights generally and to general principals of equity.

5.2           Governmental Authorization. Neither the execution, delivery nor performance by any Preferred Member of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority.

5.3           Non-Contravention. None of the execution, delivery or performance by any Preferred Member of this Agreement or any Additional Agreements does or will:

(a)          contravene or conflict with the organizational or constitutive documents of any Preferred Member;

(b)          contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any Preferred Member or any of its Units; or

(c)          result in the creation or imposition of any Lien (except for Permitted Liens) on any Preferred Units owned by any Preferred Member.

5.4           Consents. No Contract binding upon any Preferred Member or by which any of the Preferred Units are bound, requires a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby and thereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE CLASS A MEMBERS AND THE PREFERRED MEMBERS

6.1           Own Account. Each Signatory Member understands that the Payment Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Payment Shares as principal for its own account and not with a view to or for distributing or reselling such Payment Shares or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Payment Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Payment Shares in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Signatory Member’s right to sell the Securities in compliance with applicable federal and state securities laws). Such Signatory Member is acquiring the Payment Shares hereunder in the ordinary course of its business.

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6.2           Signatory Member Status. At the time such Signatory Member was offered the Payment Shares, it was, and as of the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Such Signatory Member is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Signatory Member is not a broker-dealer, nor an affiliate of a broker-dealer.

6.3           Experience of Such Signatory Member. Such Signatory Member, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Payment Shares, and has so evaluated the merits and risks of such investment. Such Signatory Member is able to bear the economic risk of an investment in the Payment Shares and, at the present time, is able to afford a complete loss of such investment.

6.4           General Solicitation. Such Signatory Member is not acquiring the Payment Shares as a result of any advertisement, article, notice or other communication regarding the Payment Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

6.5           Additional Representations and Warranties of Members. Each Signatory Member, severally and not jointly, further makes the representations and warranties to the Purchaser set forth on Exhibit A.

6.6           Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Signatory Member has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Signatory Member, executed any purchases or sales, including Short Sales, of the securities of Parent or Purchaser during the period commencing as of the time that such Signatory Member first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Signatory Member that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Signatory Member’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Signatory Member’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Payment Shares covered by this Agreement. Other than to other Persons party to this Agreement, such Signatory Member has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future.

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ARTICLE VII
Status of Schedules as of Signing Date; Survival of Representations and Warranties

7.1           Status of Schedules as of Signing Date.

(a)          To the extent that any of the schedules to this Agreement are not provided to the Purchaser on the date of this Agreement, such schedules shall be provided by the Company, the Class A Members and the Manager to the Purchaser within 30 days of the date of this Agreement. The Purchaser shall have 15 days to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules, in the absence of which request the schedules shall be deemed final. Each time additional information or revisions are requested, the Purchaser shall have 15 days after receipt of the revised schedules to either accept such schedules as final or provide a written request for revised schedules or additional information relating to items included in such schedules. The disclosure schedules shall be deemed final after the Purchaser has received the schedules and does not comment on such draft of the schedules for 15 days after receipt.

(b)          Any representations or warranties with respect to those matters or items in any schedule described in this Section 7.1 shall be made (unless waived or amended) only as of the date on which such Schedule is deemed final pursuant to Section 7.1(a).

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company that, except as disclosed in the Parent SEC Documents:

8.1           Corporate Existence and Power. Parent is a exempted company with limited liability duly incorporated on September 30, 2010, validly existing and in good standing under the laws of the Cayman Islands.

8.2           Corporate Authorization. The execution, delivery and performance by Parent of this Agreement and the Additional Agreements and the consummation by Parent of the transactions contemplated hereby and thereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Parent, enforceable against it in accordance with its terms.

8.3           Governmental Authorization. Other than as required under Cayman Law, neither the execution, delivery nor performance of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

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8.4           Non-Contravention. The execution, delivery and performance by Parent of this Agreement do not and will not (i) provided that holders of fewer than the number of Parent Subunits specified in the Parent’s organizational documents exercise their redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon Parent.

8.5           Finders’ Fees. Except for the M&A Fee, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of its Affiliates who might be entitled to any fee or commission from the Company, the Members or any of their Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

8.6           Capitalization. The authorized share capital of Parent consists of 50,000,000 Parent Ordinary Shares, and 5,000,000 preferred shares, par value $0.001 per share, of which 3,552,991 Parent Ordinary Shares are issued and outstanding as of the date hereof and no preferred shares are issued and outstanding. 5,605,289 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Warrants. 350,000 Parent Ordinary Shares are reserved for issuance upon the exercise of the Parent Units, including the Parent Warrants, underlying the Parent UPO. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Cayman Law, the Parent’s organizational documents or any contract to which Parent is a party or by which Parent is bound. Except as set forth in the Parent’s organizational documents and the Parent SEC Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Ordinary Shares or any capital equity of Parent. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

8.7           Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent’s stockholders with respect to the solicitation of proxies to approve the Transaction will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in the Parent SEC filings).

8.8           Trust Fund. As of the date of this Agreement, Purchaser has at least $16,452,674 (the “Minimum Trust Amount”) in the trust fund established by Parent for the benefit of its public stockholders (the “Trust Fund”) in a trust account at Morgan Stanley (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 18, 2011, between Parent and the Trustee (the “Trust Agreement”). The Minimum Trust Amount may, however, be reduced in accordance with the terms of the Trust Agreement.

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8.9           Listing. The Parent Subunits are quoted on the OTC Bulletin Board.

8.10         Board Approval. The Parent’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Parent, and (iii) determined that the transactions contemplated hereby constitutes a “Business Transaction” as such term is defined in the Parent’s Amended and Restated Memorandum and Articles of Association.

8.11         Parent SEC Documents and Purchaser Financial Statements. Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-K for each fiscal year of Parent beginning with the first year Parent was required to file such a form, (ii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Quarterly Reports on Form 10-Q filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.12) filed by Parent with the SEC since Parent’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the (“Parent SEC Documents”). The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Parent SEC Document or Additional Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

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8.12         Ownership of Payment Shares. Upon issuance and delivery of the Payment Shares to the Signatory Members pursuant to this Agreement against payment of the consideration therefor, the Payment Shares will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens, other than (i) restrictions arising from applicable securities laws and (ii) any Lien created by or through the Company or the Members. The issuance and sale of the Payment Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

8.13         Purchaser. Purchaser was formed in the state of Delaware on August 23, 2012. Purchaser has no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) except those incurred in connection with this Agreement and all of the transactions contemplated hereby.

8.14         Authorized Capital of Purchaser. At Closing, the authorized capital stock of Purchaser will consist of 100,000,000 shares of Purchaser Common Stock, and 10,000,000 shares of Purchaser Preferred Stock. Immediately after the Redomestication Effective Time, a maximum of 3,552,991 shares of Purchaser Common Stock will be issued and outstanding and no shares of Purchaser Preferred Stock will be issued and outstanding. 5,605,289 shares of Purchaser Common Stock will be reserved for issuance upon the exercise of the Purchaser Warrants. 350,000 shares of Purchaser Common Stock will be reserved for issuance upon the exercise of the Purchaser Units, including the Purchaser Warrants, underlying the Purchaser UPO.

8.15         Certain Business Practices. Neither the Parent, nor any director, officer, agent or employee of the Company (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Parent, nor any director, officer, agent or employee of the Parent (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Parent) has, since the formation of the Parent, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or assist the Parent in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had an adverse effect on the Parent, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Parent that could reasonably be expected to subject the Parent to suit or penalty in any private or governmental litigation or proceeding.

8.16         Money Laundering Laws. The operations of the Parent are and have been conducted at all times in compliance with laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”), and no Action involving the Parent with respect to the Money Laundering Laws is pending or, to the knowledge of the Parent, threatened.

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8.17         OFAC. None of the Parent, any director or officer of the Parent, or, to the knowledge of the Parent, the Parent or any agent, employee, affiliate or Person acting on behalf of the Parent is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (the “OFAC”); and the Parent has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

ARTICLE IX
COVENANTS OF THE COMPANY, CLASS A MEMBERS
AND THE MANAGER PENDING CLOSING

The Company, the Class A Members and the Manager jointly and severally covenant and agree that:

9.1           Conduct of the Business. (a) From the date hereof through the Closing Date, the Company shall, and the Manager and the Class A Members shall cause the Company to, conduct the Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Purchaser, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. The Company, the Manager and the Class A Members shall use their best efforts to cause the Subsidiaries to conduct the Business in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without Purchaser’s prior written consent (which shall not be unreasonably withheld), the Company, the Manager and the Class A Members shall cause the Subsidiaries to not:

(i)          amend, modify or supplement its Operating Agreement or other organizational or governing documents;

(ii)         amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 9.1(a)(iii)) below), or any other right or asset of the Company or any Subsidiary;

(iii)        modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $1,000,000 (individually or in the aggregate);

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(iv)         make any capital expenditures in excess of $1,000,000 (individually or in the aggregate);

(v)          sell, lease, license or otherwise dispose of any of the Company or its Subsidiaries’ assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(vi)         pay, declare or promise to pay any dividends or other distributions with respect to the Units or any of its capital stock, membership interests or other securities, or pay, declare or promise to pay any other payments to any Member (other than, in the case of any Member as an employee of the Company or its Subsidiary, payments of salary accrued in said period at the current salary rate set forth on Schedule 4.25(a)) or any Affiliate of the Company or any of its Subsidiaries;

(vii)        authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $100,000 or in excess of $100,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company or any of its Subsidiaries;

(viii)      obtain or incur any loan or other Indebtedness, including drawings under the Company or any of its Subsidiaries’ existing lines of credit;

(ix)         suffer or incur any Lien, except for Permitted Liens, on any of the Company or any of its Subsidiaries’ assets;

(x)          suffer any damage, destruction or loss of property related to any of the Company or any of its Subsidiaries’ assets, whether or not covered by insurance;

(xi)         delay, accelerate or cancel any receivables or Indebtedness owed to the Company or any of its Subsidiaries or Portfolio Companies or writeoff or make further reserves against the same;

(xii)        merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiii)       suffer any insurance policy protecting any of the Company or any of its Subsidiaries’ assets to lapse;

(xiv)       amend any of its plans set forth in Section 4.28(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(xv)        make any change in its accounting principles or methods or write down the value of any Inventory or assets;

(xvi)       change the place of business or jurisdiction of organization of the Company or any of its Subsidiaries;

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(xvii)      extend any loans other than travel or other expense advances to employees in the ordinary course of business not to exceed $1,000.00 individually or $10,000.00 in the aggregate;

(xviii)     issue, redeem or repurchase any Units or any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock, except that the Company may continue to issue up to $15 million of additional preferred membership interests, which will be convertible into Purchaser Preferred Stock at the Closing;

(xix)       effect or agree to any change in any practices or terms, including payment terms, with respect to customers or suppliers;

(xx)        make or change any material Tax election or change any annual Tax accounting periods; or

(xxi)       agree to do any of the foregoing.

(b)          The Company shall not, and the Manager shall cause the Company and its Subsidiaries to not, (i) take or agree to take any action that might make any representation or warranty of the Company or any Member hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

9.2           Access to Information.

(a)          From the date hereof until and including the Closing Date, the Company, the Class A Members and the Manager shall, to the best of its ability, cause the Company and its Subsidiaries and Portfolio Companies to, (a) continue to give Purchaser, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (b) furnish to Purchaser, its legal counsel and other representatives such information relating to the Business as such Persons may request and (c) cause the employees, legal counsel, accountants and representatives of the Company and its Subsidiaries and Portfolio Companies to cooperate with Purchaser in its investigation of the Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Members and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company and its Subsidiaries and Portfolio Companies.

(b)          If requested by the Purchaser, the Company and the Manager shall arrange for representatives of Purchaser to meet with or speak to the representatives of the ten largest clients of the Company and its Subsidiaries and Portfolio Companies.

9.3           Notices of Certain Events. The Company and the Manager shall promptly notify Purchaser of:

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(a)          any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of the Company or any of its Subsidiaries (or Purchaser, post-Closing) to any such Person or create any Lien on any Units or any of the Company’s or its Subsidiaries’ or Portfolio Companies’ assets;

(b)          any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)          any Actions commenced or threatened against, relating to or involving or otherwise affecting any Member, the Company or any of its Subsidiaries, the Units, any of the Company’s or its Subsidiaries’ or Portfolio Companies’ assets or the Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)          the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e)          the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by the Company and/or any Member to be false or misleading in any respect or to omit or fail to state a material fact.

9.4           Exclusivity. Except as set forth on Schedule 9.4, neither the Company nor the Manager, any of the Class A Members nor anyone acting on their behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall the Company, the Manager or any of the Class A Members or anyone acting on their behalf, directly or indirectly, (i) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Purchaser or its Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Business, any of the Companies’ assets (other than in the ordinary course of business), the Units or any capital stock, membership interests or other securities of the Company or any of its Subsidiaries, whether such transaction takes the form of a sale of units, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise or any joint venture or partnership, (ii) otherwise solicit, initiate or encourage the submission (or attempt to submit) of any inquiry or proposal contemplating the sale of all or any part of the Business, the sale of the Companies’ assets (other than in the ordinary course of business), the Units or any capital stock, membership interests or other securities of the Companies, whether such transaction takes the form of a sale of equity, assets, merger, consolidation or otherwise, or issuance of debt securities or making of a loan or any joint venture or partnership or (iii) consummate any such transaction or accept any offer or agree to engage in any such transaction. The Company or the Members shall promptly (within 24 hours) communicate to Purchaser the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to Purchaser. The notice of the Company and each Member under this Section 9.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as Purchaser may reasonably request.

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9.5           Annual and Interim Financial Statements. From the date hereof through the Closing Date, within forty (40) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated summary of its earnings and an unaudited consolidated balance sheet for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with U.S. GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. Such certificate shall also state that except as noted, from the Interim Balance Sheet Date through the end of the previous month there has been no Material Adverse Effect. The Company shall also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Company and its Subsidiaries that the Company’s certified public accountants may issue.

9.6           SEC Filings.

(a)          The Company and the Members acknowledge that:

(i)          the Parent’s stockholders must approve the transactions contemplated by this Agreement prior to the transactions contemplated hereby being consummated and that, in connection with such approval, the Parent must call a special meeting of its stockholders requiring Parent to prepare and file with the SEC a proxy statement and proxy card (the “Proxy Statement”);

(ii)         the Parent’s warrant holders must approve an amendment to the Parent Warrants prior to the transactions contemplated hereby being consummated in order to permit the Parent Warrants to become exercisable for Parent Common Stock and that, in connection with such approval, the Parent must call a special meeting of its warrant holders requiring Parent to prepare and file with the SEC a Proxy Statement and proxy card, which will be included in the Proxy Statement.

(iii)        the Parent will be required to file Quarterly and Annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iv)         the Parent will be required to file Current Reports on Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

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(b)          In connection with any filing the Parent makes with the SEC that requires information about the transactions contemplated by this Agreement to be included, the Company, the Subsidiaries, the Class A Members and the Manager will, and use their best efforts to cause their Affiliates, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use their best efforts to (i) cooperate with the Parent, (ii) respond to questions about the Company or the Members required in any filing or requested by the SEC, and (iii) provide any information requested by Parent or Parent’s representatives in connection with any filing with the SEC. In the Proxy Statement distributed to the Parent’s stockholders, the effectiveness of the Transaction shall be conditioned upon the approval of the Redomestication Merger, and the effectiveness of the Redomestication Merger shall be conditioned upon the approval of the Transaction.

9.7           Financial Information. The Company and the Manager will provide additional financial information requested by the Parent for inclusion in any filings to be made by the Parent with the SEC. If requested by the Parent, such information must be reviewed or audited by the Company’s auditors.

9.8           Trust Account. The Signatory Members, the Manager and the Company each acknowledge that the Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of Parent holding Parent Subunits who shall have validly redeemed their Parent Subunits upon acceptance by the Parent of such Parent Subunits, (ii) the M&A Fee to the underwriter in the IPO, (iii) the expenses to the third parties to which they are owed and (iv) the remaining monies in the Trust Account to Purchaser.

9.9           Employees of the Company and the Manager. Schedule 9.9 lists those employees designated by the Company as key personnel of the Companies (the “Key Personnel”). The Key Personnel shall, as a condition to their continued employment with the Manager or any of the Companies execute and deliver to the Company non-solicitation, non-service and confidentiality agreements in form and substance satisfactory to Purchaser (the “Confidentiality and Non-Solicitation Agreements”). The Company and the Manager shall use their best efforts to enter into Labor Agreements with each of its employees to the extent required by law prior to the Closing Date, and to satisfy all accrued obligations of the Companies applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

9.10         Application for Permits. The Company and the Manager shall apply for all Permits listed on Schedule 4.19 as not being valid and in full force and effect (the “Outstanding Permits”), and shall use their best efforts to obtain each Outstanding Permit and ensure that the same are valid and in full force and effect as promptly as practicable hereafter, but in any event no later than the Closing Date.

9.11         Affiliate Loans and Guarantees. Except as set forth on Schedule 9.11, the Members and the Company shall terminate all loans and guarantees by the Company for the benefit of each of the Members, the Company’s and the Subsidiaries’ officers and directors, and any of their respective Affiliates, prior to the Closing Date.

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9.12         Audited and Reviewed Financial Statements. The Company shall, within 30 days of the execution of this Agreement, deliver to the Parent and the Purchaser the Audited Annual Financial Statements and the Six Month Interim Financial Statements, both in form satisfactory to the Parent and the Purchaser. The Audited Annual Financial Statements shall be the same as the Unaudited Annual Financial Statements in all material respects.

ARTICLE X
COVENANTS OF THE COMPANY, THE CLASS A MEMBERS
AND THE MANAGER

The Company, the Class A Members and the Manager, jointly and severally, covenant and agree that:

10.1         Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company and each Subsidiary should duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

10.2         Injunctive Relief. If the Company, any Class A Member or the Manager breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 7.1, 7.4 or 14.4 (the “Restrictive Covenants”), Purchaser shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser by agreement (including those set forth in Section 13.1 hereof), under law or in equity:

(a)          The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Purchaser and that monetary damages will not provide adequate remedy to Purchaser; and

(b)          The right and remedy to require the Company and each Class A Member and Manager, jointly and severally, to indemnify Purchaser against any losses, damages (including special and consequential damages), costs and expenses, including actual attorneys’ fees and court costs, which may be incurred by it and which result from or arise out of any such breach or threatened breach.

10.3         Best Efforts to Obtain Consents. The Company and the Manager shall use their best efforts to obtain each Third Party Consent as promptly as practicable hereafter.

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ARTICLE XI
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

11.1         Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and in the case of the Company, each Class A Member and the Manager as reasonably requested by Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer all of the Units to Purchaser and to vest in Purchaser good, valid and marketable title to the Units, free and clear of all Liens.

11.2         Tax Matters.

(a)          The Manager shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company and each of its Subsidiaries required to be filed by the Company or such Subsidiaries after the Closing Date for taxable periods ending on or before the Closing Date. Such Tax Returns shall be true, correct and complete, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate any Tax election or change any accounting practice or procedure without the prior written consent of the Purchaser. The cost of preparing such Tax Returns shall be borne by the Company. The Manager shall give a copy of each such Tax Return to the Purchaser with sufficient time prior to filing for its review and comment. The Manager (prior to the Closing) and the Purchaser (following the Closing) shall cause the Company and each of its Subsidiaries to cooperate in connection with the preparation and filing of such Tax Returns, to timely pay the Tax shown to be due thereon, and to furnish the Purchaser proof of such payment.

(b)          Purchaser shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the Company or any of its Subsidiaries for taxable periods including the Closing Date but ending after the Closing Date. Any such Tax Returns for a period that includes the Closing Date shall be true, correct and complete in all material respects, shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, and shall not make, amend, revoke or terminate and tax election or change any accounting practice or procedure without the prior consent of the Manager, which consent shall not unreasonably be withheld, delayed or conditioned. Not later than ten (10) days before the due date for payment of Taxes with respect to any such Tax Returns, the Class A Members, jointly and severally, shall pay to the Company and each of its Subsidiaries an amount equal to that portion, if any, of the Taxes shown on such Tax Returns for which the Class A Members have an obligation to indemnify the Purchaser pursuant to the provisions of Section 11.1(e).

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(c)          Following the Closing, the Manager may amend any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing with the consent of Purchaser, which consent shall not unreasonably be withheld, delayed or conditioned. Purchaser shall cause the Company and its Subsidiaries to cooperate with the Manager in connection with the preparation and filing of such amended Tax Returns and any Tax proceeding in connection therewith. The cost of preparing and filing such amended Tax Returns or participating in any such Tax proceeding shall be borne jointly and severally by the Class A Members.

(d)          Following the Closing, the Purchaser may amend any Tax Return of the Company or any of its Subsidiaries for any taxable period ending on or before the Closing to correct any errors, with the consent of the Manager, which consent shall not unreasonably be withheld, delayed or conditioned. The cost of preparing and filing such amended Tax Returns shall be borne jointly and severally by the Class Members.

(e)          Purchaser shall retain (or cause the Company and its Subsidiaries to retain) all Books and Records with respect to Tax matters of the Company and its Subsidiaries for Pre-Closing Periods for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company or any of its Subsidiaries with any Taxing Authority.

(f)          To the extent permitted by applicable Law, the parties shall elect (and shall cause the Company and its Subsidiaries to elect) to treat the taxable period that includes but does not end on the Closing Date with respect to any Tax of the Company or its Subsidiary as ending at the close of the Closing Date, and shall take such steps as may be necessary therefor. For purposes of this Agreement, any Tax for a taxable period that includes but that does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the taxable period based on an interim closing of the books as of the end of the Closing Date; provided, however, that any real or personal property Tax, fixed dollar franchise Tax and any annual exemption amount shall be allocated based on the relative number of days in the Pre-Closing Period and the balance of the taxable period.

(g)          All sales, use, transfer and other similar Taxes imposed by a Taxing Authority with respect to the Transaction or any other transaction contemplated by this Agreement shall be duly and timely paid by the Members, jointly and severally. The Members shall duly and timely file (or cause to be filed) all Tax Returns in connection with such Taxes. The Members shall give a copy of each such Tax Return to the Purchaser for its review with sufficient time for comments prior to filing and shall give the Purchaser a copy of such Tax Return promptly after filing, together with proof of payment of the Tax shown thereon to be due. The cost of preparing and filing such tax returns shall be borne jointly and severally by the Members.

11.3         Settlement of Purchaser Liabilities. Concurrently with the Closing, all outstanding liabilities of the Purchaser shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by Purchaser’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a business combination.

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11.4         Compliance with SPAC Agreements. The Company and Purchaser shall comply with each of the agreements entered into in connection with the IPO, including without limitation that certain registration rights agreement, dated as of February 18, 2011, by and among the Purchaser and the investors named therein.

11.5         Registration Statement. As soon as practicable after the date hereof, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the issuance of the Purchaser Preferred Stock and Purchaser Common Stock to be issued in the Redomestication Merger (the “Registration Statement”). Parent shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Parent with such information concerning it that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto. Parent will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

11.6         Confidentiality. The Company, the Class A Members and the Manager, on the one hand, and Parent and Purchaser, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

11.7         Additional Signatory Members. Within 10 business days following the Signing Date, the parties hereto shall permit the preferred members of the Company that were not a Signatory Member on the Signing Date to execute this Agreement on the same terms and conditions as are contained in this Agreement.

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11.8         Post-Closing Registration Statement. After the Closing, the Purchaser shall file a registration statement with the SEC relating to all the unregistered securities issued in connection with the Transactions, as shall be specified in more detail in the Registration Rights Agreement.

ARTICLE XII
CONDITIONS TO CLOSING

12.1         Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:

(a)          No provisions of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing.

(b)          There shall not be any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(c)          Parent’s shareholders shall have approved the transactions contemplated by this Agreement in accordance with its organizational documents and provided that holders of fewer than the number of Parent Subunits specified in the Parent’s organizational documents exercise their redemption rights with respect to such transaction.

(d)          The Redomestication Merger shall have been consummated and the applicable certificates filed in the appropriate jurisdictions.

(e)          The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(f)          Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect.

12.2         Conditions to Obligations of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at Purchaser’s sole and absolute discretion, of all the following further conditions:

(a)          The Company, the Class A Members and the Manager shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date.

(b)          All of the representations and warranties of the Company, the Manager and the Class A Members contained in this Agreement, the Additional Agreements and in any certificate delivered by the Company, the Manager or any Class A Member pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement (except as provided in the disclosure schedules or as provided for in Article V), or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) be true, correct and complete as of the Closing Date, in the case of (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

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(c)          There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d)          Purchaser shall have received a certificate signed by the Manager of the Company and all Class A Members to the effect set forth in clauses (a) through (c) of this Section 12.2.

(e)          No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing, the ownership by Purchaser of any of the Units or the effective operation of the Business by the Company and its Subsidiaries after the Closing Date.

(f)          Purchaser shall have received all documents it may reasonably request relating to the existence of each of the Companies and the authority of the Company, the Class A Members and the Manager to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Purchaser and its legal counsel, including (i) a copy of the Certificate of Formation, or other organizational document, of the Company and each of its Subsidiaries and Portfolio Companies, certified as of a recent date by the Secretary of State of their respective jurisdictions of organization, (ii) copies of the Company’s Operating Agreement as effective on the date hereof; (iii) copies of the bylaws, operating agreement or other governing document of each of the Company’s Subsidiaries and Portfolio Companies, (iv) copies of resolutions duly adopted by the Manager of the Company and by the Majority Interest or consent of the Company’s Members authorizing this Agreement, the Additional Agreements and the transaction contemplated hereby and thereby, (v) a certificate of the Manager of the Company certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Manager, and (vi) recent good standing certificates regarding the Company and each of its Subsidiaries and Portfolio Companies from the office of the Secretary of State of each of their respective states of formation and each other jurisdiction in which the Company and its Subsidiaries and Portfolio Companies is qualified to do business.

(g)          Purchaser shall have received from the Members certificates representing the Units, duly endorsed in blank by the applicable Members, or accompanied by stock powers duly executed in blank by the applicable Members, with all necessary transfer Tax and other revenue stamps, acquired at each such Member’s expense, affixed.

(h)          Purchaser shall have received the organizational record books, minute books, stock ledgers, and stock transfer books of the Company.

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(i)          Purchaser shall be fully satisfied, in its sole discretion exercised in good faith, with the results of its and its representatives’ review of the Business, the Units and the Company and its Subsidiaries and Portfolio Companies (including any review of the capitalization, assets, processes, systems, financial condition, and prospects of the Business and the Company and its Subsidiaries and Portfolio Companies), provided that no such review shall affect any representation or warranty of the Company or any Member given hereunder or in any instrument related to the transactions contemplated hereby.

(j)          Purchaser shall have received copies of all Third Party Consents (including the consents of the landlords under the Officer Leases), in form and substance reasonably satisfactory to Purchaser, and no such Third Party Consent shall have been revoked.

(k)          The Company and the Manager shall have delivered to Purchaser documents satisfactory to Purchaser to evidence the release of all Liens on any Units and, other than Permitted Liens, any portion of the Company’s assets and the filing of appropriate UCC-3 Amendment (Termination) Statements or other termination documents.

(l)          Patrick Imeson and Eric Altman shall have entered into and delivered to Purchaser a copy of their employment agreements with Purchaser in Form and substance satisfactory to Purchaser and the other members of the Company’s senior management team identified on Schedule 12.2(l) shall have entered into and delivered to Purchaser a copy of their employment agreement with Purchaser Company, each in Form and substance satisfactory to Purchaser (collectively, the “Employment Agreements”), and the same shall be in full force and effect.

(m)          Purchaser shall have received from each Class A Member a general release of all claims against the Company and its Subsidiaries and Portfolio Companies and their officers, directors, employees and Affiliates (other than Purchaser solely in connection with this Agreement and the Additional Agreements) in form satisfactory to Purchaser.

(n)          Counsel to the Company shall have delivered an opinion in form and substance satisfactory to Purchaser’s counsel.

(o)          The Key Personnel shall have executed the Confidentiality and Non-Solicitation Agreements and the same shall be in full force and effect, and the Company and the Member (to the extent it has employed anyone on behalf of the Company) shall have entered into Labor Agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company and its Subsidiaries applicable to its employees.

(p)          Purchaser shall have received (i) a statement from each Member under Section 1445(b)(2) of the Code certifying as to its non-foreign status for U.S. federal income tax purposes (each, a “FIRPTA Certificate”), and (ii) a duly completed and executed IRS Form W-9 from each Member relating to its non-foreign status for U.S. federal income tax purposes.

(q)          Parent and Purchaser shall have received final Schedules.

(r)          The Company shall have secured a directors and officers liability insurance policy for a minimum coverage amount of $10 million for the pre-transaction directors and officers, which will cover the directors and officers for a period of six years after the Closing. Such directors and officers liability policy shall take effect upon the consummation of the Transaction.

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(s)          Purchaser shall have received copies of all Outstanding Permits, each of which shall be valid and in full force and effect, and no Outstanding Permit shall have been revoked.

(t)          A majority of the holders of the outstanding Parent Warrants shall have approved an amendment to the Parent Warrant Agreement providing that upon the merger, consolidation or reorganization of Parent, the Parent Warrants shall be convertible into warrants to purchase common stock, or other equivalent security, of the surviving corporation of the surviving entity of such merger, consolidation or reorganization.

(u)          The requisite majority of Parent’s shareholders shall have approved the transactions contemplated by this Agreement in accordance with the provisions of Parent’s organizational documents and Cayman Law.

(v)          Purchaser shall have completed, and be satisfied in all respects with, the results of its ongoing due diligence investigation of the business, assets, operations, financial condition, contingent liabilities, prospects and material agreements of the Company and relating to the Company’s assets. Purchaser’s satisfaction of the foregoing shall be determined in its sole discretion.

(w)          The holders of not more than five percent (5%) of the Parent Ordinary Shares shall have exercised their dissenters’ rights in accordance with Cayman Law.

(x)          The Parent and the Purchaser shall have received, within 30 days of the execution of this Agreement, the Audited Annual Financial Statements and the Six Month Interim Financial Statements, both in form satisfactory to the Parent and the Purchaser. The Audited Annual Financial Statements shall be the same as the Unaudited Annual Financial Statements in all material respects.

12.3         Conditions to Obligations of the Company, the Class A Members and the Manager. The obligation of the Company, the Class A Members and the Manager to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a)          (i) Each of the Parent and Purchaser shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Parent contained in this Agreement, and in any certificate or other writing delivered by Parent or the Purchaser pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) the Company shall have received a certificate signed by an authorized officer of Parent and the Purchaser to the foregoing effect.

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(b)          Purchaser shall have executed and delivered to the Members each Additional Agreement to which it is a party.

(c)          Purchaser shall have executed and delivered each of the Additional Agreements.

ARTICLE XIII
INDEMNIFICATION

13.1         Indemnification of Purchaser. Until the third anniversary of the Signing Date, the Company (solely with respect to claims made under this Section 13.1 prior to the Closing), each of the Class A Members and the Manager hereby jointly and severally agree to indemnify and hold harmless to the fullest extent permitted by applicable law Purchaser, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Purchaser Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage, and diminution in value or claim (including actual costs of investigation and attorneys’ fees and other costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Purchaser Indemnitee as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties, covenants and agreements of the Company, any Class A Member or the Manager contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, (b) any Actions by any third parties with respect to the Business (including breach of contract claims, violations of warranties, trademark infringement, privacy violations, torts or consumer complaints) for any period on or prior to the Closing Date, including but not limited to those listed on Schedule 13.1, (c) the violation of any Laws in connection with or with respect to the operation of the Business on or prior to the Closing Date, (d) any claims by any employee of the Company or any of its Subsidiaries or Portfolio Companies with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of such employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (e) any Taxes attributable to a Pre-Closing Period, or (f) any sales, use, transfer or similar Tax imposed on Purchaser or its Affiliates as a result of any transaction contemplated by this Agreement. Notwithstanding the foregoing, the aggregate indemnification obligations of the Company and the Class A Members shall not exceed $16,500,000 (the “Indemnity Cap”); provided however; such Indemnity Cap shall increase by the total exercise price of Purchaser Warrants exercised after the Closing.

13.2         Indemnification of the Company and the Members. Until the third anniversary of the Signing Date, Parent and Purchaser hereby agrees to indemnify and hold harmless to the fullest extent permitted by applicable law the Company, the Class A Members and the Manager, each of their Affiliates, and each of its and their respective members, managers, partners, directors, officers, employees, stockholders, attorneys and agents and permitted assignees (the “Member Indemnitees”) against and in respect of any Losses incurred or sustained by any Member Indemnitee as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Parent or Purchaser contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto. Notwithstanding the foregoing, the aggregate indemnification obligation of the Parent and the Purchaser shall not exceed the Indemnity Cap; provided however; such Indemnity Cap shall increase by the total exercise price of Purchaser Warrants exercised after the Closing.

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13.3         Procedure. The following shall apply with respect to all claims by either a Purchaser Indemnitee or a Member Indemnitee (together, “Indemnified Party”) for indemnification:

(a)          An Indemnified Party shall give the Company or Purchaser, as applicable, prompt notice (an “Indemnification Notice”) of any third-party Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 11.1 or 11.2 (a “Third-Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party. The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 11.1 or 11.2, except to the extent such failure materially and adversely affects the ability of Members or Purchaser, as applicable (any of such parties, “Indemnifying Parties”) to defend such claim or increases the amount of such liability.

(b)          In the case of any Third-Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third-Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 11.1 or 11.2 are applicable to such Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such Action pursuant to the terms of Section 11.1 or 11.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties’ liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third-Party Claim.

(c)          If the Indemnifying Parties assume the defense of any such Third-Party Claim pursuant to Section 11.3(b), then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Parties and their legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Parties so assume the defense of any such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third-Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

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(d)          If the Indemnifying Parties elect to assume the defense of any Third-Party Claim pursuant to Section 11.3(b), the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to vigorously prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to adequately prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense. Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would impose liability on the part of the Indemnified Party. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

(e)          If the Indemnified Party undertakes the defense of any such Third-Party Claim pursuant to this Section 11.3 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense. The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third-Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party, (ii) in which such Third Party Claim could be reasonably expected to impose or create a monetary liability on the part of the Indemnified Party (such as an increase in the Indemnified Party’s income Tax) other than the monetary claim of the third party in such Third-Party Claim being paid pursuant to such settlement or judgment, or (iii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third-Party Claim and all other Actions (known or unknown) arising or which might arise out of the same facts.

13.4         Periodic Payments. Any indemnification required by Section 11.1 or 11.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

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13.5         Right of Set Off. In the event that Purchaser is entitled to any indemnification pursuant to this Article XI, Purchaser shall be entitled to set off any amounts owed to Members pursuant to Section 11.2 and/or otherwise pursuant to this Agreement against the amount of such indemnification. Any such set-off will be treated as an adjustment to the consideration given in exchange for the Units.

13.6         Payment of Indemnification. In the event that Purchaser is entitled to any indemnification pursuant to this Article XI and Purchaser is unable to set off such indemnification pursuant to Section 11.5, Class A Members shall jointly and severally pay the amount of the indemnification (subject to the limitation set forth in Section 11.1). Class A Members shall, at the option of Purchaser, pay any indemnification payment due under this Section 11.1 in cash, the transfer and assignment of a number of Payment Shares then owned by them, or a combination thereof; provided that (x) any Payment Shares transferred pursuant to this sentence shall be deemed to have the same value per share of the Payment Shares as at their time of issuance, and (y) each Class A Member, upon transferring such Payment Shares, shall represent and warrant in writing to the Purchaser Indemnitee(s) that all such Payment Shares are free and clear of all Liens. Any payments by any Member to a Purchaser Indemnitee will be treated as an adjustment to the Payment Shares.

13.7         Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received.

13.8         Survival of Indemnification Rights. Except for the representations and warranties in Section 4.1 (Corporate Existence and Power), 4.2 (Authorization), 4.3. (Governmental Authorization), 4.5 (Capitalization), 4.6 (Certificate of Formation and Operating Agreement), 4.7 (Corporate Records), 4.10 (Subsidiaries), 4.15 (Properties; Title to the Company and its Subsidiaries’ Assets), 4.20 (Compliance with Laws), 4.26 (Employment Matters), 4.28 (Benefit Plans), 4.31 (Tax Matters), 4.33 (Finder’s Fees), Section 8.1 (Corporate Existence and Power), Section 8.2 (Corporate Authorization), Section 8.3 (Governmental Authorization), and Section 8.5 (Finders’ Fees) which shall survive until ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof), the representations and warranties of the Company, the Members and the Purchaser shall survive until the one (1) year anniversary of the Closing. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties pursuant to Section 11.1 or 10.2 for Losses shall be effective so long as it is asserted prior to: (x) ninety (90) days after the expiration of the applicable statute of limitations (including all extensions and waivers thereof), in the case of the representations and warranties referred to in the first sentence of this Section 11.8 and the breach or the alleged breach of any covenant or agreement of any Indemnifying Party; and (y) the one (1) year anniversary of the Closing, in the case of all other representations and warranties of the Company, the Members, the Manager and the Purchaser hereunder. The obligations of the Company (but not of the Members) in Articles VI and VII shall terminate upon the Closing.

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ARTICLE XIV
DISPUTE RESOLUTION

14.1         Arbitration.

(a)          The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement, or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement or any Additional Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement or any Additional Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b)          If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c)          The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement and any agreement contemplated hereby shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d)          The arbitration shall be held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e)          On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 12.1(c).

(f)          The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g)          The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 7.2, as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

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(h)          Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i)          The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j)          This arbitration section shall survive the termination of this Agreement and any agreement contemplated hereby.

14.2         Waiver of Jury Trial; Exemplary Damages.

(a)          THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)          Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

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ARTICLE XV
TERMINATION

15.1         Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by February 25, 2013 (the “Outside Closing Date”) and no material breach of this Agreement by Purchaser, on one hand, or the Company, any Class A Member or the Manager, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 13.2 hereof), Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date. In the event this Agreement is terminated pursuant to this Section 15.1, each party shall bear its own expenses incurred in connection with this Agreement.

15.2         Termination Upon Default.

(a)          Purchaser may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations Purchaser may have, if the Company or any Member shall have materially breached any representation, warranty, agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b)          The Company may terminate this Agreement by giving notice to Purchaser, without prejudice to any rights or obligations the Company or Members may have, if Purchaser shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and fifteen (15) days following receipt by Purchaser of a notice describing in reasonable detail the nature of such breach.

15.3         Survival. The provisions of Section 11.3, as well as this Article XV, shall survive any termination hereof pursuant to Article XV.

ARTICLE XVI
MISCELLANEOUS

16.1         Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

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if to Purchaser or the Company (following the Closing), to:

China VantagePoint Acquisition Company
555 N.E. 15th Street, Suite 200
Miami, Florida 33132
Telecopy: 305-716-9230

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Mitchell S. Nussbaum
Telecopy: 212 407-4990

if to any Member or the Company (prior to the Closing):

Black Diamond Financial Group, LLC
1610 Wynkoop Street, STE 400
Denver, CO 80202
Attention: Patrick Imeson
Telecopy: 303-957-5536

with a copy to (which shall not constitute notice):

Messner & Reeves, LLC
1430 Wynkoop Street, Suite 300
Denver, CO 80202
Attention: Steven N. Levine
Telecopy: 303-623-0552

16.2         Amendments; No Waivers; Remedies.

(a)          This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)          Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

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(c)          Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)          Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

16.3         Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

16.4         Publicity. Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

16.5         Expenses. The Parent and the Company have entered into an Expense Agreement dated August 24, 2012 (the “Expense Agreement”), pursuant to which the Company agreed to pay certain expenses of the Parent, including the expenses of the Parent in connection with the Transaction. The parties hereto acknowledge and agree that the Expense Agreement, remain in full force and affect and are not affected or modified hereby.

16.6         No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

16.7         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

16.8         Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

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16.9         Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

16.10         Setoff. Purchaser shall have the right to set off against any amounts payable by Purchaser under this Agreement any amounts owed by any Member to Purchaser or any other Purchaser Indemnitee.

16.11         Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

16.12         Construction of certain terms and references; captions. In this Agreement:

(a)          References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)          The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)          Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company.

(d)          Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

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(e)          If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f)          Captions are not a part of this Agreement, but are included for convenience, only.

(g)          For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of any Member and the Key Personnel.

16.13         Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

16.14         Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

16.15         Waiver. Reference is made to the final prospectus of the Parent, dated February 18, 2011 (the “Prospectus”). The Company and the Members have read the Prospectus and understand that the Parent has established the Trust Account for the benefit of the public stockholders of the Parent and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Parent agreeing to enter into this Agreement with the Company, the Class A Members and the Preferred Members each hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

[The remainder of this page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be duly executed by their respective authorized officers and the Members have executed this Agreement as of the day and year first above written.

Parent:

CHINA VANTAGEPOINT ACQUISITION COMPANY
a Cayman Islands company

By:	/s/ Yiting Liu
Name: Yiting Liu
Title: Co-Chair of the Board

Purchaser:

BDH Acquisition Corp.
a Delaware corporation

By:	/s/Yiting Liu
Name: Yiting Liu
Title: Co-Chair of the Board

Company:

BLACK DIAMOND HOLDINGS LLC
a Colorado limited liability company,

Black Diamond Financial Group, LLC, its Manager

By:	/s/ Patrick Imeson
Name: Patrick Imeson
Title: Manager

Manager:

BLACK DIAMOND FINANCIAL GROUP, LLC
a Delaware limited liability company

By:	/s/ Patrick Imeson
Name: Patrick Imeson
Title: Manager

77

Class A Members:

If an entity:
CALIM VENTURE PARTNERS I, LLC

Black Diamond Financial Group, LLC,
its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

78

Class A Members:

If an entity:
CALIM VENTURE PARTNERS II, LLC

Black Diamond Financial Group, LLC, its manager

By: Patrick Imeson
Title: Manager

If an Individual:

Name:

79

Class A Members:

If an entity:
CALIM BRIDGE PARTNERS I, LLC

Black Diamond Financial Group, LLC, its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

80

Class A Members:

If an entity:
CALIM BRIDGE PARTNERS II, LLC

Black Diamond Financial Group, LLC, its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

81

Class A Members:

If an entity:
BLACK DIAMOND FUND I, LLC

Black Diamond Financial Group, LLC, its manager

____
By: Patrick Imeson
Title: Manager

If an Individual:

____
Name:

82

Preferred Members:

If an entity:
MFPI PARTNERS, LLC

By: Patrick Imeson
Title: Manager

If an Individual:

Name:

83

From: 2123194230 Page: 2/2 Date: 8/24/2012 8:25:07 PM

Preferred Members:

If an entity:

Name: Triple R F, LLC

By: [signature]
Name: Dwight D. Richart
Title: Manager

If an Individual:

____
Name:

This fax was received by GFI FAXmaker fax server. For more information, visit: http://www.gfi.com

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Annex E

Project Evaluation:

Eastern Resources, Inc.

Assessment of Golden Dream and Montana Tunnels Mine Projects

Overview

I have been engaged as an independent consultant on behalf of China VantagePoint Acquisition Company to review and evaluate the proposal by Eastern Resources Inc., to commence mining and production at two projects in Montana. The projects are held within two operating companies, Elkhorn Goldfields, Inc., and Montana Tunnels Mine, Inc. A third project, The Diamond Hills, is also owned by Eastern Resources (Diamond Hills is a formerly producing underground gold mine that is fully permitted, however the status is considered to be an exploration asset with secondary potential for development, with no definitive plans in place at this time).

My report is based on my own observations during a site tour to each of the core operations planned for development, plus interviews with senior management personnel, and information presented under confidence in a variety of documents, reports, and studies. I have completed my review on the assumption that all information presented to me has been accurate, honestly communicated, and up to date as much as possible. Original documents for issued permits will be provided for inspection by company management, upon request.

I have confined my review to consider the validity of various assumptions and the logical outcome of the proposed development and mining plan, given the realities that exist today for emerging junior mining companies, and under the circumstances that will have a direct impact on the ability of Eastern Resources to execute the strategy. My objectives are to outline the various risks that must be accepted as part of this plan, and present recommendations that will contribute to a lower risk profile, such that China VantagePoint Acquisition Company may come to a better decision on whether to move forward with an investment opportunity, with the reasonable expectation for a positive outcome.

Project Summaries

Elkhorn Goldfields Golden Dream Project

The Golden Dream Project encompassed 540 acres of patented land holdings, plus 238 acres of unpatented claims. Four known gold deposits have been outlined within the property package controlled by Elkhorn Goldfield LLC, all within the patented claims. These are referred to as the Sourdough, Gold Hill, Carmody, and East Butte deposits. The project is fully permitted for an underground mining operation accessing the Sourdough deposit, with the potential for underground development to open access to the East Butte Deposit later in the mine plan. The Carmody may also be accessed for underground mining by extending development from Sourdough. Gold Hill is not covered under the operating permit for Sourdough, but it may be developed as an open pit operation subject to a successful application for a revision to the operating permit.

I have reviewed a copy of the operating permit for Sourdough issued November 29, 2011 by the Department of Environmental Quality, presented as a PDF file.

There has not been a resource calculated in compliance with NI43-101 reporting standards for this project, however several resource estimates have been calculated for internal use that may be considered. Santa Fe Gold, a prior operator of the project, outlined a resource estimated at 1.6 million ounces of gold within the deposit zones in a report published in 1996. The largest of the defined deposits is the Sourdough deposit area. In 1998, Treminco Resources completed a prefeasibility study for the project, prepared by the consulting firm MRDI. Within this report, the estimated resource for the Sourdough area is 833,000 tons @ 0.30 oz/t gold for a total of 250,000 ounces of gold (page 7).

A report presented in 2008 by a third party consultant, H.P. Knudsen, estimated a resource of 4.8 million tons at an average gold grade of 0.067 oz/t for an estimated total of 326,840 ounces of gold plus 20.2 million pounds of copper contained in the Sourdough deposit. This information is found on page 22 of the Knudsen Sourdough Report. Knudsen has opted to use a thorough methodology to calculate his estimate, including most of the total exploration database known at that time. He was using a block model based on ten foot cubes around known data points as established from drill hole assays. Included within his resource are zones where the overall gold grade was very low, including more than 2.58 million tons that was estimated below 0.05 oz/t gold. As a result his resource amounted to a larger overall tonnage of material, but with a lower average grade for the carried gold. However if we consider only the higher grade gold zones where the minimum is estimated above 0.1 oz/t, a resource of 1,115,293 million tons is presented, bearing 198,985 ounces of gold.

An internal study presented by Elkhorn Goldfields Inc., in December 2008, has estimated a probable mineral reserve for the Sourdough deposit of 1,183,484 tons @ 0.243 oz/t gold plus 0.47% copper (page 1). This estimate was prepared using a cutoff of 0.1 oz/t gold, and thus it compares in tonnage with the similar grade portion of the Knudsen estimate above, however a resource of 287,636 ounces of gold (page 2) is assumed, far exceeding the estimate presented by Knudsen. One contributing factor to this variance is the decision to cap sample grades at 1.5 oz/t gold, which is an aggressive choice. The objective of capping is to remove gold values from the estimate where the sampling method could generate uncertainty. Where higher grade assumptions are implied for the entire blocks, it has been found that unusually high gold estimates are reported. This has led to overstated resources estimated at other projects that have used a similar approach in the past. A more conservative approach would be to cap the gold sample data at 1 oz/t and therefore individual high grade samples would represent a smaller assumed gold content for those blocks, more in line with the distribution of gold in the overall deposit area.

It should be noted that while all estimates reported have been completed by reputable and qualified individuals, it is normal to expect some variance in the final numbers that were presented in these reports. To some degree, all such reports are to be considered flawed in that a relatively small amount of empirical data may be available for any resource and the exercise is then to estimate the content of a much larger rock mass. From one year to the next, the amount of information in the overall database may be expanded, allowing for greater accuracy in subsequent reporting. Assaying procedures may become more accurate, and software to assist in the process may contribute to greater efficiency and accuracy. However, there is also a range of acceptable standards that may be applied to any estimate, in terms of the assumptions that are made as part of the process.

There is great variability in the composition of the host rock, in terms of density, grade, and resource distribution from one zone of a deposit to another. This variability may also contribute to a wide range of possible estimates that could be generated for any deposit. Meanwhile the value of the metals change from one year to the next, and the portion of a deposit that may be deemed to have the potential for economic extraction will also fluctuate over time. Therefore we must conclude that the exercise is not to hope that a definitive number may be presented for any deposit through this process, but rather it is an effort to present a reasonable estimated resource.

Further underground definition drilling of known zones of alteration will be required to expand the documented resources for this project. To comply with NI43-101 reporting standards, an updated estimate must be prepared by a qualified individual and there may be further confirmation drilling work required to validate the historical exploration data.

Mineralization occurs as sediment hosted skarns bearing gold and copper along with lower levels of silver. Some work has been completed to drive a decline ramp down to access the ore body from a surface portal. Extensive use of rock bolting and shotcrete has been employed to consolidate and support the host rock structure of the workings. Development was halted and the mine workings have been allowed to flood with ground water that must be pumped out prior to launching the next phase to advance down to the productive zones of the deposit.

It is believed the decline ramp must advance a further 1,200 feet to reach the upper levels of the pyrrhotite resource zone. An experienced mine team should be able to advance lateral development by at least 12 feet per shift. Management has expressed that they wish to hire one experienced team initially and then work to hire and train a second team within a month, such that two shifts per day may be actively employed in the development work after 30 days. This projects to a time frame of roughly 3 months to advance lateral development down to access the pyrrhotite zone.

A water treatment and pumping station is in operation near the surface portal to the mine workings, with a modern and efficient system to treat ground water and meet environmental standards before discharging it to the surrounding water table. This system is fully permitted and functioning with a capacity in excess of the expected water management requirements.

Oxides will be encountered at the higher elevations of the deposit area in the early phases of mine development. Efficient processing of oxide material cannot be accomplished in-house within the current processing plant operated by the company, and therefore this material must either be shipped to a third party on a contract milling basis, stockpiled at surface pending a future processing arrangement, or left in situ. Management has indicated the current plan is to bypass the oxides zone of the deposit, and then perhaps consider options to blend oxide ore in the processing circuit later in the mining plan.

Prior to commencing commercial production, a secondary egress raise must be driven down to the main decline structure, to comply with safety regulatory standards, and also allow for enhanced air circulation. This phase will be awarded to a contractor and can be completed concurrently as further work is completed to extend the main decline.

As part of the updated prefeasibility study completed by the company in 2008, sample material was tested under conventional flotation cell processing methods using a variety of settings and reagent concentrations, by the Center for Applied Mineral Processing under the direction of Corby Anderson. From this testing a range in recovery efficiency for the pyrrhotite ore was generated suggesting 70-80% of the gold, plus upwards of 80% of the contained copper could be recovered in a concentrate, along with 55-75% of the silver (Elkhorn Goldfields Inc., 2008 Internal Feasibility Study, Sourdough Deposit, page 6).

It is likely that lower recovery efficiency will be realized under real world operating conditions at the plant however this performance supports the potential for positive mine economics.

Another positive consideration for this operation is the wide and continuous ore zones that have been defined through prior exploration work, in several deposit areas. The largest of these is the Sourdough deposit, which is the target of current development. Ore grades are enriched within the pyrrotite zone of the deposit, and favorable rock competency will allow for stopes to be developed across intervals up to 50 feet. This enables a lower cost bulk extraction using a jumbo longhole rig with minimal dilution from waste rock. The company has planned for a rate of extraction of 750 tpd at full production.

Overall, the average ore grade, continuous distribution of mineralization across wide intervals, and the planned use of bulk extraction techniques to produce high volumes of ore with minimal dilution, suggest that an efficient and profitable mining plan can be operated from this deposit. Additional underground development may be extended to reach adjacent deposit zones to expand on the total mineable resource in later phases and with subsequent drilling and exploration work.

Montana Tunnels Mine Project

The Montana Tunnels Mine project is an open pit operation located about 5 miles west of Jefferson City. The total land area comprises 9,293 acres, of which 2,404 acres is wholly (or partially) owned patented land claims. The project is located close to a major highway, with the final extension along an all-weather gravel road. Conditional permitting has been approved for expansion to the existing mine pit, subject to posting the reclamation bond. A detailed review of the various permits may be found on page 29 in the Montana Tunnels Technical Report, as presented by MDA in November, 2010.

The Montana Tunnels Mine operated as an open pit operation from 1987 to 2009. Mining activity was terminated as the resources were depleted under the original pit design. A steeply dipping, low grade diatreme breccia pipe was the main structure of interest, and this ore body is known to extend further to depth below the historic pit shell. Drilling work completed in 1998 and 2001 has documented the productive elevations of the diatreme continue at least 600 feet below the current pit bottom. Metals grade tends towards greater variability with depth, and gold grades are slightly higher at the lower elevations of the diatreme.

Additional resources have been outlined in pods of altered host rock peripheral to the core of the breccia pipe. There are also favorable rock units in proximity to the main structure that may yield additional resource potential if further exploration work is completed to target these areas. Very limited exploration work has been completed to test for potential deposit areas peripheral to the main diatreme core. Other diatreme structures have been identified in proximity that have potential to host economic resources of similar mineralization. Management believes that there is also discovery potential elsewhere in the district, within trucking distance to the main plant, which warrants further investigation.

Some issues were encountered during historic mining, as partial failure of the pit wall required remedial action to restore slope stability. This was related to a plane of weakness along the contact zone between the diatreme and the Elkhorn Volcanics host rock. The volcanics are less cohesive and therefore the slope angle was set back to improve slope stability. A new pit shell has been designed (The M-Pit Mine plan) to step out the rim of the eastern side of the pit wall, to enable development that will extend down to reach lateral resource zones, and extend the mine deeper such that the breccia zone further to depth may be accessed. This plan has been reviewed by the engineering firm Knight Piesold Consulting in March 2008, and the report has indicated the planned pit expansion should be achievable to open access to new resource zones while maintaining slope stability in the pit wall.

The currently defined resource blocks to be mined in the expanded plan are not subject to any royalties payable, with the exception of one small amount of resource that may be mined within three leased claims. These leased mine claims in proximity have known mineralization and may be mined in the future, and have a net smelter royalty payable of 4.5% on any production that may commence. Access to this portion of the resource would not have any effect on the permitting status of the mine. The holding costs for the entire block of property controlled at this project area amount to $64,194 per year.

An outstanding mineral tax liability remains to be resolved for this project. This is estimated to be $2 million, payable to the county. A potential risk exists if action is taken to put the unpaid taxes in default, thereby commencing a process that could challenge title and ownership of the project in the courts. However this process would be resolved through full payment of the taxes in arrears and the total amount payable is a relatively small amount of money so the overall risk is considered minimal. In addition, a mineral royalty payable to the state is also in arrears, estimated at $300,000 owed.

One of the strengths to the proposed mine expansion plan is the record of historic production, that suggests very high metallurgical efficiency may be achieved in conventional processing circuits at the nearby modern mill facility. Almost 100 million tons of ore were extracted from the original pit design during the years the mine was in operation, with production estimated at 1.67 million ounces of gold, 30.9 million ounces of silver, 202,800 tons of lead, and 551,400 tons of zinc.

It is typical that a polymetallic ore body may yield a high variance in recoveries for each payable metal under a conventional flotation cell processing circuit. Plant operators will optimize the efficiency towards the highest value metal, and take what they can get of the remaining metals hosted within the mill feed. To see actual performance from this plant, as documented through many years of operation, that indicates extremely high recovery efficiency for all metals is a very encouraging aspect for the future success of a planned mine expansion.

While the targeted resource zones may be considered of marginal grade overall, the potential for extremely efficient recovery greatly improves the economics of the mine. During the life of the mine, the average recovery for each metal was:

Metal	Gold	Silver	Lead	Zinc

Recovery	79.9%	73.7%	86.0%	84.7%

Mine Development Associates (MDA), a third party consulting firm, has investigated the reporting filed for the Montana Tunnels Mine, and audited the historic resources estimated for the remaining deposit area of the project that would be included within a planned mine expansion. This is a respected company that may be trusted on its findings. The most recently filed technical report for the project was presented by MDA in Nov 2010. It reported an estimated 72.2 million tons in the measured and indicated categories, representing resources of 794,338 ounces of gold, 13,541,531 ounces of silver, plus 97.8 thousand tons of lead, and 366.2 thousand tons of zinc (page 11).

The planned M-Pit expansion covers a resource of 37.8 million tons, representing an estimated 412,732 ounces of gold, 4,036,702 ounces of silver, plus 46.7 thousand tons of lead, and 142.9 thousand tons of zinc. These estimates were calculated as inferred resources, compiled based on a $9.00 per ton net cutoff grade (M-Pit production schedule page 113 of the Montana Tunnels Technical Report).

The M-Pit development involves expanding the pit rim to the east, allowing for a deeper pit shell that would open access to lower elevations of the Montana Tunnels Diatreme structure. This material is similar in composition and metallurgical performance to the ore that has been processed from the upper elevations of the diatreme. In addition, the extraction of material on the eastern rim of the pit will also open up discontinuous pods of higher grade alteration that can be processed within the total mine plan resources.

MDA has presented an economic review of the planned expansion and concluded that approximately $70 million in working capital must be committed to the planned expansion before positive cash flow from operations may be achieved. The cash flow assumptions were based on an average gold price of $1,150, and silver price of $17.50, each of which are conservative with respect to current market prices. An assumption of $1 per pound for lead and zinc was also plugged in, which may be rather aggressive considering the indications that worldwide economic activity is slumping and this is putting pressure on base metals prices. The report concludes that the project is very favorable and should be developed, with a NPV of over $200 million using a discount rate of 4%.

The Montana Tunnels Mine has been fully permitted since it commenced operation in 1987. Various amendments to this permitting have been applied for and granted through the years of operation, and most recently with the planned M Pit expansion approval in 2008. Approval for the M Pit is subject to posting an additional bond to cover the disturbance and proposed reclamation from the expanded pit development. A reclamation bond from the prior historic operation of $18,692,193 has been posted and an additional $12,010,823 must be posted before development work may commence.

Environmental baseline studies have been documented for the project area since 1983. An Environmental Impact Statement (EIS) for the M Pit expansion was approved by the Montana Department of Environmental Quality, and the US Bureau of Land Management in 2008.

A water discharge permit has been granted although MTMI has never had a discharge from the mine site. Historic mining activity has required water input to be pumped in from creeks and nearby wells to meet the needs of the mine and processing plant. However a significant volume of water has now accumulated within the current pit which must be pumped out as part of the development plan, and some of this water may be discharged into a nearby stream.

A satisfactory record of environmentally responsible operations for the mine will contribute to a lower overall risk going forward for the new development on the basis of potential environmental regulatory and permitting liability.

Processing Plant, Rolling Stock & Equipment, and Surface Infrastructure

The wholly owned Black Diamond Mill and Processing Plant is located near the Montana Tunnels Mine. The plant has a capacity of 15,000 tpd, using a conventional crushing and grinding circuit, primary gravity circuit, and flotation cell processing technology. The plant is currently on care and maintenance, and appears to be in excellent overall operating condition subject to an overhaul and refurbishment process prior to restoring operations. Periodic operation of the mill is scheduled within the maintenance for the facility, running mine discharge water, to ensure preservation of gaskets and seals, rotation of bearings and lubrication of fittings, etc. A small inventory of non-perishable consumables is on hand, and electric power is adequate to allow for full operation of the facility.

The tailings pond is well maintained and has suitable capacity to allow for many more years of full operation. Permitting is in hand for water discharge, and water is pumped to the pond periodically to ensure dust abatement. A regular engineering audit and inspection occurs annually to ensure structural stability. Environmental monitoring continues to measure the concentration of potential contaminants and deleterious elements.

A fleet of trucks, mining, and drilling equipment is owned and/or leased by the company, and held on care and maintenance. The shop and maintenance facility is unserviceable due to unstable ground conditions near the edge of the pit wall, and will have to be rebuilt in a new location. Some equipment and spare parts inventory is preserved but a restocking will have to be completed to allow for the efficient maintenance of equipment when mining activity resumes.

Proposed Business Plan

Management of Eastern Resources has proposed a plan to commence mining activity at the Golden Dream Mine, in order to generate positive cash flow that can sustain a longer term growth and development plan. This plan involves completing development of underground infrastructure to enable access to the pyrrotite resource zone of the mine such that commercial operations may commence. Ore would be extracted from developed stopes and shipped by truck to the wholly owned Eastern Resources processing plant near Jefferson City at the Montana Tunnels Mine. A gold-copper concentrate would be produced and sold to generate revenues and enable repayment of an outstanding gold stream agreement..

In the first phase of this plan, funding is required for underground development and dewatering of the existing decline tunnel, recruitment and training of two crews of mine personnel, refurbishment and maintenance of existing equipment, procurement of consumables, stores, and inventory necessary for daily operations, and general working capital.

Management has proposed a minimum budget of $7.8 million for this phase of work to enable active mining from developed ore zones. The major expenses accounted for within this budget are as follows:

(i) Complete 1,200 feet of decline development - including drill bay (40' to 50' feet at elevation 6435'), cut-out for raise bore (40' to 50' at elevation 6480') and pyrrhotite ore level development (100' at elevation 6400')

(ii) Set up for core drilling.

(iii) Set up for contract raise bore (238' vertical feet).

(iv) Commence mining pyrrhotite ore.

(v) Complete 10,000 ton bulk sample in pyrrhotite and "test" through Diamond Hill circuit (truck, mill & refurbish mill).

(i)   $2,000,000

(ii)  $300,000

(iii) $3,000,000

(iv) $500,000

(v)  $1,000,000

(vi) $1,000,000 - lease payments of equipment - 6 yard LHD, longhole drill and 30 ton truck (maybe)

Total - $7,800,000

Incidentals - monitoring wells for water disposal system - $35,000; final lock-cycle test with Xstrata engineering $50,000; surface ore handling infrastructure - $150,000 (need second quote - should be done during summer).

It is proposed that a 3 -4 month time frame would be necessary to complete these objectives and commence mining. No allowance has been made within that capital budget for the refurbishment of equipment and relocating the maintenance shop and replenishment of spares and parts inventory.

It should be noted that the early stages of development and production involve the highest degree of risk for an emerging junior mining company. The norm is to encounter operating difficulties and delays that create additional expenses and draw down capital. In addition, a learning curve should be expected while management and staff work to achieve greater efficiency at all stages of development, mining, and processing.

Upon opening access to the pyrrhotite zone of the deposit, mining is planned to commence using bulk tonnage extraction from stopes developed at vertical intervals of 60 feet. An extraction rate of 750-800 tpd is planned at full production, with transport by truck to the main processing plant. The processing plant has a capacity of 15,000 tpd, but a smaller ball mill and dedicated processing circuits will allow for efficient processing of the lower rock volumes to match the output from the mine.

Below the pyrrhotite zone is a secondary horizon of magnetite ore, with similar grades of gold and copper. This zone is expected to yield positive metallurgical performance pending the installation of a magnetic separator to the processing circuit.

It is expected that a mine life of 5 to 7 years can be sustained from the currently defined resources. The resource zones remain open both laterally and to depth for further expansion. Underground drilling stations can be established that will enable efficient exploration drilling to test the potential for new resources efficiently, and perhaps extend the mine life. In addition, there are other satellite deposits that may be accessed by driving underground ramps to open up additional resources to be mined. There is also the potential that other target areas within the property area controlled by Elkhorn Goldfields may become exploration prospects that could also be developed upon a discovery.

Once stable, profitable mining has been established at Golden Dream, some of the net gold production must be diverted to pay down a pre-existing gold debenture. It is expected that at least two years and perhaps four years of loan payments will be required to settle the debenture. Thereafter the surplus cash flow may be directed towards an accelerated program of exploration, or perhaps to commence the early phases of development to restore production at the Montana Tunnels Mine.

Recommendations and Conclusions

In recent years higher metals prices have contributed to the development and expansion of mining activity worldwide. The pool of experienced and competent mining personnel has not been rising fast enough to match this pace of expansion. It has become a greater challenge to recruit a stable and productive operating team. A high degree of training is required to achieve the proficiency necessary during underground mining operations to enable safety and efficient practices. It is very likely that some delay will be encountered to assemble a workforce of 70 people to staff the mine, and some downtime and increased expenses will also be a consequence while training-on-the-job is required for at least some of the staff.

While much of the equipment necessary for active mining is already on site and under care and maintenance, some of this machinery and rolling stock is relatively old and therefore more prone to encounter increased demands for refurbishment and repair. This will increase the operating costs and contribute to downtime that can further delay the early phases of development. Replacement parts are often in short supply and this could exacerbate delays if critical equipment goes offline due to unplanned maintenance. Some machinery will need to be purchased, and the parts inventory on hand will need to be expanded to meet the needs of a commercial operation.

Given these logistical realities it is prudent to assume the potential for cost overruns of 30% or more, and delays that could extend the first phase of development work to 6 months or more before the first ore is mined.

Elkhorn Goldfields Inc., presented an internal prefeasibility study for the Sourdough deposit that was completed in December 2008, as prepared by Share Parrow (former General Manager of the project), Tom Smith (Geological Engineer), Russell Ratcliff (Geologist), and William Dafoe (Process Manager). That report projected a positive economic outlook for the commencement of mining. I have reviewed the data for the estimated operating costs and cash flow projections.

A local contractor shall be sourced to complete the primary crushing of mine output, and hauling the ore to the mill plant at Montana Tunnels. While no recent bids have been solicited, management has estimated the costs for this in the range of $15 per ton.

Processing at the plant, including labor, energy costs, consumables, etc., is anticipated to run in the range of $24 per ton. The processing estimate was presented as conservative, but I question the validity of this assumption. In 2000 the average milling costs averaged $8.35 and this was achieved with a throughput of 15,000 tons per day, utilizing the full plant infrastructure. On a partial circuit adjusted to run just 750 tons per day, the unit cost basis will be much higher. Also, inflationary concerns should be considered for key component costs of energy and labor. Even under optimum conditions I expect the processing costs to be in the range of $30 per ton.

General and administrative expenses are projected to add a further $15.66 per ton. All in, operating costs have been projected at $95 per ton, and this projects to an assumption of $430.19 per ounce of gold. I will be astonished if the company is able to achieve this performance during the first year of production, and prudence dictates that a higher cost expectation is plugged in to our analysis. Even assuming just a marginal cost overrun to $110 per ton for base operating costs, and $500 per ounce of gold produced, that puts the company right at the breakeven level for the amount of gold distributed to settle the pre-existing gold stream agreement.

All mining companies have encountered rising cost pressures during recent years. Energy input costs have been rising along with higher labor and consumables expenses. This has squeezed margins and put a greater priority for optimum efficiency in operations to maintain profitability. While some cost pressures are to be expected on the front end, it is of greater importance to consider that any reduction in output will result in even higher unit costs per ounce of gold.

For an illustration of this effect, consider that General & Administrative costs are relatively fixed, regardless of whether the company is able to process 750 tons per day, or a figure much lower than that. However the assumption of $15.66 per ton for G&A expenses becomes more than $22 per ton if only 75% of the projected output is processed in a year. Again, this assumes no front end surprises on the cost assumptions and is based on unit costs only. Yet it has been frequently observed among emerging junior producers that initial production objectives are not achieved, AND cost overruns are common in the early phases of commencing operations.

There are a variety of unknowns that can contribute to lower output. This could include difficulties in recruiting, training, and retaining mining personnel such that suboptimal production numbers are realized. Unplanned maintenance on machinery and downtime due to repairs could generate lower production. A slow learning curve to achieve optimum extraction efficiency may involve lower net mine output, or lower average grade of output due to increase dilution from waste rock. A slower than anticipated learning curve to achieve metallurgical efficiency at the plant would reduce the total grade and net production of concentrate. Any one (or a combination of) these factors would result in lower total metals production, and therefore a higher unit cost per ounce of gold.

If we accept the real possibility of higher overall costs, and lower than budgeted production, at least in the first few quarters of operation, there is a risk that must be accounted for with the assumption of a slower rate to achieve desired output levels, and the potential for lower than anticipated cash flow generation. It is also possible that the operation may lose money for the first few months while efficiency is gradually improved and cost overruns are addressed.

This is a normal and regularly occurring reality of the early phases of underground mining. The greatest importance comes from achieving steady mine output, with minimal dilution, such that the processing plant can be operated close to its capacity and the total metals production is maximized.

There are other risk factors that must also be considered. The most obvious of these is that any mining company is subject to swings in the metals prices that will have a direct impact on the profitability and indeed the viability of the operation. Should a prolonged period of price weakness occur in gold or copper, or both metals, it will contribute to lower cash flow and perhaps threaten the operating profits for the mine. There is the option to hedge some of the production to lock in profitable selling prices for the metals, but this strategy also bears risks and added expenses, and there is already a significant percentage of the mine output that has been presold (more discussion on this below).

It is also worth noting that Montana is considered an extremely conservative jurisdiction in which to operate a mine, and the state has one of the most restrictive environmental regulatory regimes in the country. Therefore management must ensure that all levels of operations are in strict compliance with existing environmental legislation to ensure operating permits remain in good standing. This is somewhat mitigated by the fact that a strong record of compliance has already been established in prior mining operations at the properties. We may also take comfort from the low levels of potential contaminants such as arsenic and cadmium within the ore bodies, and the existence of a modern water treatment plant to ensure minimal discharge of these elements into the environment, and as compounds that are inert.

It should be emphasized that mineral resources are estimates based on drill core analysis with a potential variance that may be encountered in actual mining activity from that which was projected in studies, even assuming compliance within best practices and precise sampling methodology. There may be lower than expected grades and/or total resource tonnage encountered as ongoing mining progresses and this could also have a material outcome on the profitability of the operation. Scorpio Mining is one example of a similar operation mining skarn ore that has encountered lower than projected ore grades in real world mining conditions, with a resulting impairment on operating margins.

A final point of caution is that the company must come to a contractual arrangement with a buyer for the concentrates that are to be produced, and at favorable terms. It is likely that this will be achieved but there are recent examples of junior mining companies that have endured quarters of losses because they were unable to find a buyer for the concentrates produced, and the resulting inventory accumulation put stress on the ability of these firms to remain solvent during such intervals. Impact Silver and Great Panther Silver are two companies that have recently encountered difficulties to secure a buyer for their concentrates at reasonable terms.

As a result of the Japanese tsunami of 2011, electrical generation for the nation has been restrained, industrial output has been constricted, and some smelters remain offline to this day. This has created a buyer’s market for concentrates and some smaller producers have faced difficulties in marketing the output from their processing plants.

Management has indicated they are in discussion with at least one buyer for the gold-copper concentrates and one would assume that this will come to a favorable conclusion. However until such a contract has been formally signed the risk must be accepted as a factor that can threaten a successful outcome to the mine plan.

My overall assessment for this operation is positive. I believe there is tremendous value in the currently defined resources, the existing infrastructure and equipment, and work that has been completed up to now to secure permitting and complete various studies ahead of a production decision. While there are significant challenges to be resolved, and one may expect a steep learning curve in the early phases, there are also many advantages and favorable circumstances that suggest the mining activity will achieve profitability and the opportunity exists to build a much larger company from a successful launch.

To secure a successful launch however demands access to working capital, both to fund the development work to establish production, and also to sustain operations for the first two quarters if early stages of production encounter challenges and do not yield the anticipated positive cash flow. We must assume that unplanned issues will arise that can be solved with additional time and funding, and ensure that extra cushion of operating cash is available. The majority of emerging producers that have failed to achieve success during this cycle have foundered as a result of being undercapitalized and unable to deal with unplanned contingencies that occurred during start up.

There are no short cuts to this reality. Achieving 95% success towards profitability still represents 100% failure if a mine runs out of money and must cease operations. Either we ensure that funding is available before commencing the investment, or we choose not to embark on the business plan. Despite the high quality of the mining equipment and processing plant, the reality is that this machinery is many years old and it is likely that some mechanical breakdowns will be a part of the story when a rigorous production schedule is restarted. Delays are going to happen and expensive repairs will be called for during this time.

In a perfect world one may wish that mine development proceeds on time and on budget, and production objectives are achieved, with a trouble-free start up at the mill, and satisfactory efficiency levels generating production of a saleable concentrate. However, should any of these phases come in below expectations, then it is important to have the funding in place to carry on operations for at least two quarters such that there will be time to repair equipment as needed, recover from any mistakes that occur, and achieve improved efficiency in operations that can generate stronger margins in subsequent quarters.

Management has expressed that an estimated $7.8 million must be allocated to the capital budget for development funding. I would suggest that a minimum of $10 million must be on hand to provide the margin for potential cost overruns and delays prior to the expectation that operations will be self-finding and generating positive cash flow.

With this in mind, the issue of the gold debenture becomes of greater importance. Since a large chunk of the net mined gold output is committed for delivery at $500 per ounce in the early stages after resuming production (81% of the first 41,700 ounces of gold produced as per the terms of the agreement), this will represent a severe impairment on the ability of the operation to remain financially viable. The early phases of this operation are when it is most likely that production shortfalls may occur, cost overruns are to be expected, and additional financial resources must be at hand to deploy in remedy. Therefore this gold loan must be restructured to provide the financial flexibility during this time, and some delay worked into the repayment schedule to enable the operations to achieve stability and realize the objectives of the mining plan before the delivery of gold to settle this debenture may commence.

Secondly, I have indicated my expectation that costs will come in above expectations for the first year of operations. If we assume that the cost per ounce of gold will be above $500, then it represents an unacceptable liability to have a commitment to deliver gold at that price. A higher payout per ounce must be agreed up on the gold that is delivered, to ensure a greater likelihood that the payout amount will at least cover operating costs for the gold.

My recommendation is that this gold debenture must be restructured to generate a greater cushion in the operating margins during the start up phase. No more than 50% of the gold output may be pledged to pay down this loan during that time, and even that is a dangerously high payout ratio. If possible the fixed payment must be negotiated up to $700 per ounce to cover a more conservative cost assumption. And the start up timing for the gold delivery must not commence prior to at least the third quarter of commercial production, to allow enough time that stable mine production levels may be achieved, and efficient processing operations are established.

I would expect that some form of blend-and-extend revision will have to be agreed to in order to modify the original terms of the gold debenture. The total amount of gold pledged and payable may be increased to win this restructuring, at a higher price per ounce payable on delivery. Also, perhaps a sweetener may be offered through the issuance of special units that entitle the debenture holders to a bonus payout of gold during the first four years of production to compensate the changes to this debenture. But I do emphasize that the terms of the debenture as it currently exists represent the greatest threat to the successful outcome for the commencement of production at the Golden Dream. A more favorable structure must be agreed upon in order for this endeavor to have a reasonable opportunity for a successful outcome. Since the gold loan is payable to Black Diamond Holdings, the holding company in control of the mining assets, it should be within reason to expect that some modification of terms of the agreement can be expected to improve the overall viability of the mining operation.

To reiterate my conclusions:

1)	The mine plan appears reasonable and viable to generate an operating profit with the potential for significant future growth

2)	The major components are currently in place to enable the company to move forward with this plan, subject to securing the project financing
3)	Development and production financing must be sufficient to cover unplanned contingencies and a range of potential issues that are to be EXPECTED as part of a mine start up, plus at least the first two quarters of production before positive cash flow from operations may be achieved
4)	The terms of the existing gold debenture must be restructured to ensure that sufficient funding is in place to reinvest in mine development during the early stages, to build the magnitude and stability of operations prior to drawing down on cash flow to pay out gold production. No more than 50% of total monthly gold production may be pledged to pay down this debenture.

Michael Kachanovsky, B.Sc.

September 20, 2012.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Indemnification

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The BDH Acquisition charter provides that BDH Acquisition will, to the fullest extent authorized or permitted by applicable law, indemnify its current and former directors and officers, as well as those persons who, while directors or officers of BDH Acquisition, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to the BDH Acquisition charter will be indemnified by BDH Acquisition in connection with a proceeding initiated by such person only if such proceeding was authorized by BDH Acquisition’s board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification conferred by the BDH Acquisition charter is a contract right that includes the right to be paid by BDH Acquisition the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition.

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The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by the BDH Acquisition charter may have or hereafter acquire under law, the BDH Acquisition charter, BDH Acquisition’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of the BDH Acquisition charter affecting indemnification rights, whether by BDH Acquisition’s stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits BDH Acquisition to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. The BDH Acquisition charter also permits the Company, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by the BDH Acquisition charter.

BDH Acquisition’s bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in the BDH Acquisition charter. In addition, BDH Acquisition’s bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by BDH Acquisition within a specified period of time. BDH Acquisition’s bylaws also permit BDH Acquisition to purchase and maintain insurance, at BDH Acquisition’s expense, to protect BDH Acquisition and/or any director, officer, employee or agent of BDH Acquisition or another entity, trust or other enterprise against any expense, liability or loss, whether or not BDH Acquisition would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of BDH Acquisition’s bylaws affecting indemnification rights, whether by BDH Acquisition’s board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits BDH Acquisition to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Upon closing of the Business Combination, BDH Acquisition intends to enter into indemnification agreements with each of its directors. These agreements will require BDH Acquisition to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to BDH Acquisition, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. BDH Acquisition also intends to enter into indemnification agreements with its future directors.

BDH Acquisition also agreed to cause (including by paying premiums on the current insurance policies) to be maintained in effect for six years after the closing date of the Business Combination the current policies of the directors’ and officers’ liability or equivalent insurance maintained by or on behalf of Appleton with respect to matters occurring prior to the closing of the Business Combination. Notwithstanding the foregoing, BDH Acquisition may substitute for such coverage policies of at least the same coverage containing terms and conditions that are not less advantageous than the existing policies (including with respect to the period covered).

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling BDH Acquisition pursuant to the foregoing provisions, BDH Acquisition has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

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(b) Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required, amounts that would otherwise be required to be shown regarding any item are not material, are inapplicable, or the required information has already been provided elsewhere in the registration statement.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(g) (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(g) (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

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(C) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, United States of America on November 15, 2012.

BDH ACQUISITION COMPANY

By:	/s/ Wei Li
Name:	Wei Li
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, on November 15, 2012.

Name	Title

/s/ Wei Li	Chief Executive Officer(principal executive officer and principal financial and accounting officer)
Wei Li

/s/ Ye (Sophie) Tao	Director
Ye (Sophie) Tao

/s/ Yiting Liu
Yiting Liu	Director

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Exhibit No.	Description

2.1	Merger and Share Exchange Agreement*

2.2	First Amendment to Merger and Share Exchange Agreement**

3.1	Amended and Restated Certificate of Incorporation of BDH Acquisition Corp.†

3.2	Amended and Restated Bylaws of BDH Acquisition Corp.†

4.1	Specimen Unit Certificate***

4.2	Specimen Subunit Certificate***

4.3	Specimen Ordinary Share Certificate***

4.4	Specimen Warrant Certificate***

4.1	Warrant Agreement between Continental Stock Transfer & Trust Company and China VantagePoint Acquisition Company***

4.2	Form of Amended and Restated Warrant Agreement between Continental Stock Transfer & Trust Company.†

5.1	Opinion of Loeb & Loeb LLP†

10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Wei Li.***

10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Yiting Liu.***

10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Ye (Sophie) Tao.***

10.4	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.***

10.5	Form of Share Escrow Agreement between the Registrant, and the Initial Shareholders.***

10.6	Form of Registration Rights Agreement among the Registrant and the Initial Shareholders.***

10.7	Form of Administrative Services Agreement.***

10.8	Form of Voting Agreement.†

10.9	Form of Registration Rights Agreement.

10.10	Form of Management Services Agreement.†

10.10	Black Diamond Holdings LLC Operating Agreement.†

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC.

23.2	Consent of Marcum LLP.

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23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase

101.DEF	XBRL Taxonomy Extension Definition Linkbase

101.LAB	XBRL Taxonomy Extension Label Linkbase

101.PRE	XBRL Taxonomy Extension Presentation Linkbase

†To be filed by amendment.

*Incorporated by reference to CVAC’s Form 8-K, dated August30, 2012.

**Incorporated by reference to CVAC’s Current Report on Form 8-K, dated September 12, 2012.

***Incorporated by reference to exhibits of the same number filed with CVAC’s Registration Statement on Form S-1 or amendments thereto (File No. 333-172374).

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